As filed with the Securities and Exchange Commission on July 25, 2022

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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NWTN Inc.
(Exact name of registrant as specified in its charter)

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Cayman Islands	5900	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

c/o

Alan Nan WU
Office 114-117, Floor 1, Building A1,
Dubai Digital Park, Dubai Silicon Oasis,
Dubai, UAE
(971) 5-0656-3888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________________________

Copies to:

Barry I. Grossman, Esq. Jessica Yuan, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300	Jeffrey C. Cohen Xiaoxi Lin Linklaters LLP 1290 Avenue of the Americas New York, NY 10104 Tel: (212) 903-9000	Simon Schilder Michael Killourhy Ogier Ritter House Wickhams Cay II PO Box 3170 Road Town, Tortola British Virgin Islands, VG1110 (284) 852-7300

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Business Combination contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Pubco may not issue these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS, SUBJECT TO COMPLETION, DATED JULY 25, 2022

PROXY STATEMENT FOR SPECIAL MEETING IN LIEU OF AN ANNUAL MEETING OF SHAREHOLDERS OF

EAST STONE ACQUISITION CORPORATION

PROSPECTUS FOR UP TO [              ] CLASS B ORDINARY SHARES, [              ] WARRANTS AND [              ] ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS, AND [              ] ORDINARY SHARES ISSUABLE UPON CONVERSION OF RIGHTS INTO ORDINARY SHARES OF NWTN INC.

References herein to “ICONIQ” refer to ICONIQ Holding Limited, a Cayman Islands exempted company. References to “Pubco,” the issuer of all securities being registered pursuant to this registration statement, refer to NWTN Inc., a Cayman Islands exempted company. After the business combination, ICONIQ will be the wholly owned subsidiary of Pubco. For further information on the structure of ICONIQ, its subsidiaries, please see “The Business Combination Proposal — Post-Business Combination Corporate Structure.”

The board of directors of East Stone Acquisition Corporation, a British Virgin Islands business company (“East Stone”), has unanimously approved that certain Business Combination Agreement, dated as of April 15, 2022, (as may be further amended and/or amended and restated, the “Business Combination Agreement”), with Navy Sail International Limited, a British Virgin Islands company, in the capacity as the representative of East Stone and the shareholders of East Stone immediately prior to Closing from and after the Closing (the “Purchaser Representative”), NWTN Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Pubco”), Muse Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (the “First Merger Sub”), Muse Merger Sub II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (the “Second Merger Sub”), and ICONIQ Holding Limited, an exempted company incorporated with limited liability in the Cayman Islands (“ICONIQ”). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) the First Merger Sub will merge with and into ICONIQ (the “First Merger”), with ICONIQ surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of ICONIQ being converted into the right to receive shares of Pubco; and (b) the Second Merger Sub will merge with and into East Stone (the “Second Merger”, and together with the First Merger, the “Mergers”), with East Stone surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the outstanding securities of East Stone being converted into the right to receive substantially equivalent securities of the Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions”).

Concurrently with the execution of the Business Combination Agreement, on April 21 and June 15, 2022 respectively, East Stone and the Pubco entered into subscription agreements (together the “PIPE Subscription Agreements”) with two investors (the “PIPE Investors”), pursuant to which, among other things, the Pubco has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to subscribe for and purchase in a private placement, certain ordinary shares of the Pubco at a purchase price of the lower of (i) $10.26 or (ii) the per share redemption price for East Stone public shareholders in connection with the Business Combination, for an aggregate purchase price of $400,000,000 (the “PIPE Investment”). The PIPE Subscription Agreements contain customary representations and warranties of each of East Stone, Pubco and the PIPE Investors, and customary conditions to closing, including the consummation of the business combination between East Stone and ICONIQ.

Consideration

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount to be paid to the shareholders of ICONIQ is $2,500,000,000 and will be paid entirely in shares, comprised of newly issued ordinary shares of the Pubco, with each share valued at the Per Share Price.

As a result of the Mergers, (a) each of the Class A ordinary shares of ICONIQ that are issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into (i) the right to receive 90% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio, and (ii) the contingent right to receive 10% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio in accordance with the Business Combination Agreement. Each Class B ordinary share of ICONIQ that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive the number of Pubco Class B Ordinary Shares equal to the Exchange Ratio; (b) each ordinary share of East Stone (including shares held by East Stone’s public shareholders as well as East Stone’s affiliates) that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive one Pubco Class B Ordinary Share. Each outstanding East Stone Public Warrant and East Stone Private Warrant shall be converted into one Pubco Public Warrant and one Pubco Private Warrant, respectively.

Each issued and outstanding East Stone Right shall be automatically converted into one-tenth of one Pubco Class B Ordinary Share. The newly issued Pubco Class A Ordinary Shares will have the same economic terms as the newly issued Pubco Class B Ordinary Shares, but each Class A ordinary share of the Pubco will, among other rights, be entitled to twenty-five (25) votes per share compared with one (1) vote per share for Pubco Class B Ordinary Shares with all Pubco Ordinary Shares voting together as a single class on most matters. See “Description of Pubco Securities.” Mr. Alan Nan WU will beneficially own all of the issued Pubco Class A Ordinary Shares immediately following the consummation of the Business Combination. The newly issued Pubco Class B Ordinary Shares which East Stone’s public shareholders and affiliates will receive in connection with Transactions will be entitled to one vote for each share held of record on all matters to be voted on by shareholders. Holders of Pubco Class B Ordinary Shares will not have any conversion, pre-emptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Pubco Class B Ordinary Shares.

For the purposes of the Business Combination Agreement, the following terms shall have the meanings set forth below:

“Exchange Ratio” means (i) Company Merger Shares as of the First Merger Effective Time divided by (ii) the total number of Class A and Class B ordinary shares of ICONIQ.

“Company Merger Shares” means a number of Pubco shares equal to the quotient determined by dividing (a) the Aggregate Merger Consideration Amount by (b) the Per Share Price.

“Per Share Price” means the lower of (i) $10.26 (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing) or (ii) the Redemption Price.

“Redemption Price” means an amount equal to the price at which each share of East Stone ordinary share is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

If 1,780,533 ordinary shares of East Stone are redeemed, which is the maximum number of ordinary shares of East Stone that can be redeemed as of July 19, 2022, East Stone’s IPO public shareholders, the Sponsor and other Initial Shareholders, and the Sellers and the PIPE Investors are expected to beneficially own approximately 1.0%, 1.4%, 84.0% and 13.6%, respectively, of the Ordinary Shares of Pubco and approximately 0.3%, 0.3%, 95.7% and 3.6%, respectively, of voting power of Pubco following the closing. As such, East Stone shareholders who do not redeem their ordinary shares of East Stone will experience immediate and material dilution upon closing of the Business Combination. See “Interests of East Stone’s Initial Shareholders, Directors and Officers in the Business Combination” for more information on the securities East Stone’s affiliates will receive in connection with the Transactions.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting in lieu of an annual meeting of shareholders of East Stone scheduled to be held on [            ], 2022.

East Stone’s Public Units, Public Shares, Public Warrants and Public Rights are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “ESSCU”, “ESSC”, “ESSCW” and “ESSCR” respectively. Pubco will apply for listing, to be effective at the time of the Business Combination, of its Pubco Ordinary Shares and the Pubco warrants issued in exchange for East Stone’s Public Warrants on Nasdaq under the symbols “NWTN” and “NWTNW” respectively. Pubco will not have units or rights traded following consummation of the Business Combination.

Each of East Stone and Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting in lieu of an annual meeting of shareholders of East Stone. East Stone encourages you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors” on page 46 of this proxy statement/prospectus.

Pubco, with ICONIQ being its wholly-owned subsidiary post-Business Combination, is a holding company incorporated in the Cayman Islands with its headquarters in Dubai, UAE. ICONIQ conducts its operations through ICONIQ Green Technology FZCO, ICONIQ’s global headquarters based in Dubai, UAE, as well as various subsidiaries in Dubai and the PRC. Investments in Pubco’s securities are not purchases of equity securities of these operating subsidiaries in the UAE or China but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own.

Because some of the operations of ICONIQ are conducted in China through its wholly-owned subsidiaries, the Chinese government may exercise significant oversight and discretion over the conduct of ICONIQ’s business in China and may intervene in or influence its operations at any time, which could result in a material change in ICONIQ’s operations and/or the value of Pubco’s securities post-Business Combination. Please refer to the section entitled “Risk Factors — Risks Relating to the Regions in which ICONIQ Operates” for a detailed discussion of the risks as a result of ICONIQ’s corporate structure.

Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted outside China and/or foreign investments in China-based issuers. While post-Business Combination, Pubco will be a company headquartered in Dubai, UAE with only part of its operations conducted in China, any future action by the Chinese government expanding the categories of industries and companies whose foreign securities offerings are subject to government review could significantly limit or hinder Pubco’s ability to offer or continue to offer securities to investors post-Business Combination and could cause the value of such securities to significantly decline.

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed outside China using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. As advised by ICONIQ’s PRC counsel, Jingtian & Gongcheng, ICONIQ does not believe that it is directly subject to these regulatory actions or statements, as it does not have a variable interest entity structure and as of the date hereof, its business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry. Because these statements and regulatory actions are new, however, it is highly uncertain how soon legislative or administrative regulation making bodies in China will respond to them, or what existing or new laws or regulations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on the daily business operations of the Chinese subsidiaries of ICONIQ or their ability of to accept foreign investments, and value of Pubco’s securities post-Business Combination.

As of the date hereof, neither ICONIQ nor any of its subsidiaries have made any dividends or distributions to their parent companies or any investor, and there has been no transfer of cash among ICONIQ and its subsidiaries. Two wholly-owned subsidiaries of ICONIQ, namely ICONIQ Green Technology FZCO, which is based in the UAE, and ICONIQ (Tianjin) Investment Co., Ltd., which is based in the PRC, have paid for expenses related to the Business Combination and certain of the ICONIQ group’s operating costs, which in total amounted to approximately US$700,000. Such expense payments were treated as intercompany loans, which will be settled once the Business Combination is completed. ICONIQ believes such amounts to be one-off payments by its subsidiaries, which will not be incurred again after the Business Combination is completed. Save as disclosed above, Pubco currently does not have a specific timetable on when to settle the amounts owed within the group and plans to distribute cash dividends after it becomes profitable. See page F-6 of ICONIQ’s audited historical consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information on the amount of cash balances held as of December 31, 2020 and 2021. Any determination to pay dividends in the future post-Business Combination will be at the discretion of Pubco’s board of directors. For Pubco’s operations in the PRC post-Business Combination, if Pubco intends to distribute dividends from its PRC subsidiaries in the future, the PRC subsidiaries will transfer the dividends to ICONIQ Global Limited, Pubco’s Hong Kong-incorporated subsidiary which controls all of its PRC operating subsidiaries, in accordance with the laws and regulations of the PRC, and then the Hong Kong-incorporated subsidiary will transfer the dividends all the way up to Pubco, and the dividends will be distributed from Pubco to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. The cross-border transfer of funds by the PRC subsidiaries under the direct holding structure must be legal and compliant with relevant laws and regulations of China. In utilizing the proceeds from this Business Combination, as an offshore holding company, Pubco is permitted under PRC laws and regulations to provide funding to its PRC subsidiaries only through loans or capital contributions and to its affiliated entities only through loans, subject to applicable government reporting, registration and approvals.

However, loans by Pubco to its PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to its PRC subsidiaries are subject to the requirement of making necessary registration with competent governmental authorities in the PRC. See “Risk Factors — Risks Relating to the Regions in which ICONIQ Operates — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may restrict or delay Pubco from using the proceeds of the Business Combination to make loans or additional capital contributions to its PRC subsidiaries, which could adversely affect Pubco’s liquidity and its ability to fund and expand its business.” Pubco may encounter difficulties in its ability to transfer cash between PRC subsidiaries and non-PRC subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. However, as long as Pubco is compliant with the procedures for approvals from foreign exchange authorities and banks in China, ICONIQ’s PRC counsel, Jingtian & Gongcheng, has advised that, as of the date hereof, the relevant laws and regulations in China do not impose limitations on the amount of funds that Pubco can transfer out of China. Pubco currently does not have any cash management policy that dictate the transfer of cash between its subsidiaries post-Business Combination.

Pubco is a “controlled company” under the Nasdaq Stock Market LLC listing rules (the “Listing Rules of Nasdaq”), and may be exempt from certain corporate governance requirements other than those exemptions available to foreign private issuers discussed herein. See “Risk Factors — Pubco will be a ‘controlled company’ within the meaning of the Listing Rules of Nasdaq and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies” and “Risk Factors — As a ‘foreign private issuer’ under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.”

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities. Accordingly, after the Business Combination, if you continue to hold Pubco’s securities, you may receive less or different information about Pubco than you currently receive about East Stone and ICONIQ.

In addition, as a “foreign private issuer”, Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot give assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the corporate governance practice and requirements in the Cayman Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee, a nominating or a corporate governance committee consisting entirely of independent directors, or to have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Lastly, the Holding Foreign Companies Accountable Act (“HFCAA”) would subject Pubco to a number of prohibitions, restrictions and potential delisting if either it or its auditor were designated as an “HFCCA Issuer” or an auditor listed on an HFCAA Determination List, respectively, each as described further herein. A HFCAA Issuer is required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as a HFCAA Issuer based on its annual report for the fiscal year ended December 31, 2021, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ended December 31, 2022. If identified as an HFCAA Issuer, Pubco would be prevented from using an auditor that the PCAOB determines it could not inspect or fully investigate and would (i) prohibit the trading of securities of a company and (ii) require delisting of a company from U.S. national securities exchanges if the PCAOB is unable to inspect its public accounting firm for three consecutive years. The HFCAA also requires public companies to disclose, among other things, whether they are owned or controlled by a foreign government, specifically, those that are based in or have a majority or significant amount of their operations in the PRC. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. As of the date hereof, the auditor of ICONIQ, Marcum Bernstein & Pinchuk LLP, is not among the auditor firms listed on the HFCAA Determination List, which list notes all of the auditor firms that the PCAOB is not able to inspect. See “Summary of the Proxy Statement/Prospectus — Holding Foreign Companies Accountable Act” for more information on the HFCAA and these designations.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [            ], 2022, and is first being mailed to East Stone security holders on or about [            ], 2022.

EAST STONE ACQUISITION CORPORATION
2 Burlington Woods Drive, Suite 100
Burlington, MA 01803

NOTICE OF SPECIAL MEETING IN LIEU OF AN ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON [            ], 2022

TO THE SHAREHOLDERS OF EAST STONE ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of an annual meeting of shareholders of East Stone Acquisition Corporation, a British Virgin Islands business company (“East Stone”), will be held at [9:00 a.m.] Eastern Time, on [            ], 2022, at the office of [            ]. You can participate in the meeting, vote, and submit questions via live webcast by visiting [http://www.cstproxy.com/easternacquisition/2022] with the password of [            ] and entering the voter control number included on your proxy card. You will not be required to attend the meeting in person in order to vote, and East Stone encourages virtual participation. You are cordially invited to attend the meeting via the live webcast noted above, which will be held for the following purposes:

(1)    to consider and vote upon a proposal to approve the Business Combination Agreement, dated as of April 15, 2022 (and as may be further amended and/or amended and restated, the “Business Combination Agreement”), by and among East Stone, Navy Sail International Limited, a British Virgin Islands company, in the capacity as the representative of East Stone and the shareholders of East Stone immediately prior to Closing from and after the Closing (the “Purchaser Representative”), NWTN Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Pubco”), Muse Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Pubco (the “First Merger Sub”), Muse Merger Sub II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (the “Second Merger Sub”), and ICONIQ Holding Limited, an exempted company incorporated with limited liability in the Cayman Islands (“ICONIQ”). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) the First Merger Sub will merge with and into ICONIQ (the “First Merger”), with ICONIQ surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of ICONIQ being converted into the right to receive shares of Pubco; and (b) the Second Merger Sub will merge with and into East Stone (the “Second Merger”, and together with the First Merger, the “Mergers”), with East Stone surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the outstanding securities of East Stone being converted into the right to receive substantially equivalent securities of the Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions”). East Stone refers to this proposal as the “Business Combination Proposal”; the Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Business Combination Proposal” and a copy of the Business Combination Agreement, and Plan of Merger are attached to the accompanying proxy statement/prospectus as Annexes A and D, respectively;

(2)    to consider and vote upon a proposal to, in connection with the Business Combination, replace Pubco’s current memorandum and articles of association with the amended and restated memorandum and articles of association of Pubco (the “Amended and Restated Memorandum and Articles of Association”), the adoption by ICONIQ, as the sole shareholder of Pubco prior to the consummation of the Business Combination, of such Amended and Restated Memorandum and Articles of Association prior to consummation of the Business Combination a condition to the parties’ obligations to Close the transactions contemplated by the Business Combination Agreement; East Stone refers to this proposal as the “Charter Proposal”; the Charter Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Charter Proposal” and a copy of the form of the Amended and Restated Memorandum and Articles of Association proposed to be adopted is attached to the accompanying proxy statement/prospectus as Annex B;

(3)    separate and apart from the vote on the Charter Proposal, to consider and vote upon, on an advisory and non-binding basis, six (6) separate proposals with respect to certain governance provisions in the Amended and Restated Memorandum and Articles of Association; East Stone refers to these proposals as the “Organizational Documents Advisory Proposals”; the Organizational Documents Advisory Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “The Organizational Documents Advisory Proposals”;

(4)    to approve, the Equity Incentive Plan Proposal, as described in more detail in the accompanying proxy statement/prospectus under the heading “Equity Incentive Plan Proposal” ;

(5)    to approve, for purposes of complying with applicable Listing Rules of Nasdaq, the issuance of (a) approximately 248,612,961 newly issued ordinary shares in the Business Combination, and which amounts will be determined as described in more detail in the accompanying proxy statement/prospectus, (b) up to             shares to investors in the PIPE Investment and (c) an aggregate of up to approximately 97,466 ordinary shares issuable upon conversion of certain convertible notes issued to East Stone in favour of ICONIQ upon maturity in accordance with its terms and the Business Combination Agreement. — East Stone refers to this proposal as the “Share Issuance Proposal.” See the section entitled “The Share Issuance Proposal”;

(6)    to re-elect Xiaoma (Sherman) Lu, Sanjay Prasad and William Zielke to serve on East Stone’s board of directors until the earlier of the consummation of the Business Combination and the 2023 annual meeting of shareholders or their earlier death, resignation or removal (including if they are replaced at the consummation of the Business Combination or if, based upon the tabulated vote at the time of the meeting, East Stone is not authorized to consummate the Business Combination); East Stone refers to this proposal as the “Director Election Proposal”; the Director Election Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Director Election Proposal”; and

(7)    to consider and vote upon a proposal to direct the chairman of the meeting to adjourn the meeting to a later date or dates, if necessary or appropriate in the determination of East Stone, to permit, among other things, further solicitation and vote of proxies, including if, based upon the tabulated vote at the time of the meeting, East Stone is not authorized to consummate the Business Combination; East Stone refers to this proposal as the “Adjournment Proposal”; the Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Adjournment Proposal”.

These items of business are described in the attached proxy statement/prospectus, which East Stone encourages you to read in its entirety before voting. Only holders of record of East Stone ordinary shares at the close of business on [    ], 2022 are entitled to notice of the meeting and to vote and have their votes counted at the meeting and any adjournments of the meeting.

After careful consideration, East Stone’s board of directors has determined that the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Organizational Documents Advisory Proposal, the Share Issuance Proposal, the Director Election Proposal and the Adjournment Proposal are fair to and in the best interests of East Stone and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Organizational Documents Advisory Proposals, “FOR” the Share Issuance Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, if presented.

Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. The approval of the Plan of Merger is a requirement under the Companies Act. If the Business Combination Proposal, including Plan of Merger, is not approved by East Stone’s shareholders, the Business Combination will not be consummated.

Additionally, the Business Combination Proposal is conditioned on the approval of each of the Charter Proposal and the Share Issuance Proposal. The vote on the Charter Proposal is not required by British Virgin Islands laws (i.e., the law of the jurisdiction of incorporation of East Stone) or Cayman Islands laws (i.e., the law of the jurisdiction of organization of Pubco). However, pursuant to SEC guidance, East Stone is submitting the Charter Proposal to its shareholders separate and apart from the Business Combination Proposal for approval. If East Stone’s shareholders do not approve the Business Combination Proposal or the Charter Proposal, the Business Combination may not be consummated.

The votes on the Organizational Documents Advisory Proposals are also not required by British Virgin Islands laws or Cayman Islands laws and is instead being submitted to East Stone’s shareholders pursuant to SEC guidance. These votes will be non-binding and are intended to provide the East Stone shareholders with an opportunity to present their separate views on important governance provisions that are intended to be adopted by Pubco upon the consummation of the Business Combination. The Organizational Documents Advisory Proposals are conditioned upon the approval of the Charter Proposal.

The Share Issuance Proposal is conditioned on the approval and adoption of each of the Business Combination Proposal and Charter Proposal.

The Director Election Proposal and Adjournment Proposal are not conditioned on the approval of any other Proposal.

All East Stone shareholders are cordially invited to attend the meeting. To ensure your representation at the meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of East Stone ordinary shares, you may also cast your vote via Internet or telephone. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the meeting and vote yourself, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on any of the Proposals.

A complete list of East Stone shareholders of record entitled to vote at the special meeting in lieu of an annual meeting will be available for ten (10) days before the meeting at the principal executive offices of East Stone for inspection by shareholders during ordinary business hours for any purpose germane to the meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. East Stone looks forward to your continued support.

By Order of the Board of Directors

Chunyi (Charlie) Hao Chairman of the Board and Chief Financial Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT EAST STONE CONVERT YOUR SHARES INTO CASH NO LATER THAN 5:00 P.M. EASTERN TIME ON [ ], 2022 (TWO (2) BUSINESS DAYS PRIOR TO THE SPECIAL MEETING IN LIEU OF AN ANNUAL MEETING OF SHAREHOLDERS) BY (A) DELIVERING A CONVERSION NOTICE TO EAST STONE’S TRANSFER AGENT AND (B) TENDERING YOUR SHARES TO EAST STONE’S TRANSFER AGENT. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON ANY PROPOSAL, WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH AT THIS TIME IN CONNECTION WITH THE BUSINESS COMBINATION. IF YOU HOLD THE SHARES IN “STREET NAME”, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING IN LIEU OF AN ANNUAL MEETING OF EAST STONE SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about East Stone and ICONIQ from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by e-mail or by telephone at the appropriate address below:

East Stone Acquisition Corporation
2 Burlington Woods Drive, Suite 100
Burlington, MA 01803
Attn: Chunyi (Charlie) Hao
(781) 202-9128

or

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: ESSC.info@investor.morrowsodali.com

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than [            ], 2022, 72 hours before the date of the special meeting in lieu of an annual meeting.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the SEC by Pubco (File No. 333-[            ]), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Pubco Class A Ordinary Shares, Pubco Class B Ordinary Shares, and East Stone Warrants, to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting in lieu of an annual meeting of shareholders of East Stone at which East Stone shareholders will be asked to consider and vote upon the approval of the Business Combination Proposal, among other matters.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, ICONIQ relies on and refers to industry data, information and statistics regarding the markets in which it competes from publicly available information, industry and general publications and research and studies conducted by third parties. This information appears under the section of this proxy statement/prospectus entitled “Business of ICONIQ.” ICONIQ has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third-party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section of this proxy statement/prospectus entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Pubco, ICONIQ, and East Stone and their respective subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “ICONIQ” refers to ICONIQ Holding Limited, a Cayman Islands exempted company, and the term “East Stone” refers to East Stone Acquisition Corporation, a British Virgin Islands business company. “Pubco” refers to NWTN Inc., a Cayman Islands exempted company. For further information on the structure of ICONIQ, please see “The Business Combination Proposal — Post-Business Combination Corporate Structure.”

In this document:

“$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar.

“Adjournment Proposal” means a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if East Stone deems it necessary or appropriate, including, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve the Business Combination Proposal.

“Aggregate Merger Consideration Amount” means Two Point Five Billion U.S. Dollars ($2,500,000,000).

“Amended and Restated Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of Pubco to be adopted prior to consummation of the Business Combination.

“Anchor investors” refers to Hua Mao and Cheng Zhao, who purchased an aggregate of 108,000 units of East Stone in a private placement transaction simultaneously with the closing of East Stone’s IPO.

“Articles Effectiveness Date” means the effective date of Pubco’s Amended and Restated Memorandum and Articles of Association.

“Backstop Arrangements” means the Forward Purchase Agreements and Share Transfer Agreements, dated November 12, 2021, by and between East Stone and the Backstop Investors.

“Backstop Investors” means Glazer Special Opportunity Fund I, LP, Meteora Capital Partners, LP, Sea Otter Securities Group LLC and Stichting Juridisch Eigendom Mint Tower Arbitrage Fund, who are parties to those certain Forward Purchase Agreements and Share Transfer Agreements dated November 12, 2021.

“Backstop Shares” means the aggregate of 2,923,974 Public Shares subject to Backstop Arrangements.

“Broker non-vote” means the failure of an East Stone shareholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination Agreement” means the Business Combination Agreement, dated as of April 15, 2022, as may be further amended and/or amended and restated, by and among East Stone, ICONIQ, Pubco, First Merger Sub, Second Merger Sub, a copy of which is attached hereto as Annex A.

“Business Combination” or “Transactions” means the Merger and the Share Exchange, and other transactions contemplated by the Business Combination Agreement.

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Transactions.

“BVI” means the British Virgin Islands.

“Cayman Act” means the Companies Act (As Revised) of the Cayman Islands.

“Charter Proposal” means a proposal to approve the adoption by ICONIQ as sole member of Pubco prior to Closing, of the Amended and Restated Memorandum and Articles of Association of Pubco, conditional on the consummation of the Business Combination.

“Closing” means the closing of the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the British Virgin Islands Business Companies Act (No 16 of 2004), as may be amended from time to time.

“Constitutional Documents” means the formation documents of any of the entities listed herein, including the Amended and Restated Memorandum and Articles of Association, as they may be amended.

“Director Election Proposal” means the proposal to re-elect Xiaoma (Sherman) Lu, Sanjay Prasad and William Zielke to serve on East Stone’s board of directors until the earlier of the consummation of the Business Combination and the 2023 annual meeting of shareholders or their earlier death, resignation or removal under the terms of the memorandum and articles of association of East Stone.

“East Stone” or “Purchaser” means East Stone Acquisition Corporation, a British Virgin Islands business company.

“EarlyBird” refers to EarlyBird Capital, Inc.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Merger Sub” means Muse Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Pubco.

“Founder Shares” means ordinary shares of East Stone, 3,450,000 of which are currently outstanding and were issued to the Initial Shareholders prior to the Initial Public Offering of East Stone.

“I-Bankers” or “IBS” refers to I-Bankers Securities, Inc.

“Initial Public Offering” or “IPO” means the initial public offering of Units of East Stone, which was consummated on February 24, 2020.

“Initial Shareholders” means the Sponsor, Navy Sail International Limited, a British Virgin Islands business company, of which East Stone’s Chairman and Chief Financial Officer, Chunyi (Charlie) Hao, is the sole director, and any of East Stone’s officers or directors that hold Founder Shares.

“IPO PIPE Shareholders” refers to the Sponsor, the anchor investors and I-Bankers or its designee to receive Private Placement Units in the private placement closed simultaneously with the closing of the IPO.

“ICONIQ” means ICONIQ Holding Limited, a Cayman Islands exempted company.

“JOBS Act” means the Jumpstart Our Business Startups Act.

“Listing Rules of Nasdaq” refers to the listing rules of Nasdaq Stock Market LLC.

“Meeting” means the special meeting in lieu of an annual meeting of shareholders of East Stone, to be held on [            ], 2022 at 9:00 a.m. Eastern Time.

“Mergers” means the First Merger and the Second Merger.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Ordinary Shares” means, collectively, the Pubco Class A Ordinary Shares and the Pubco Class B Ordinary Shares, each with par value $0.0001 per share.

“Organizational Documents Advisory Proposals” means the six (6) separate proposals to approve, on an advisory and non-binding basis, certain governance provisions in the Amended and Restated Memorandum and Articles of Association.

“PIPE Investment” means the issuance and sale by East Stone of the PIPE Shares expected to occur concurrently with and as a condition to the consummation of the Business Combination.

“PIPE Investors” means that certain investors that respectively entered into the PIPE Subscription Agreement with East Stone and ICONIQ on April 21, 2022 and June 15, 2022.

“PIPE Shares” means up to              Pubco Class B Ordinary Shares to be issued to the PIPE Investors upon consummation of the PIPE Investment in accordance with the PIPE Subscription Agreements.

“Private Share” means the one ordinary share of East Stone included in a Private Placement Unit.

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“Private Placement Units” means the units owned by the IPO PIPE Shareholders and issued by East Stone simultaneously with the consummation of the IPO, consisting of one Private Share, one Private Warrant and one Private Right.

“Private Warrants” means the Warrants included in the Units sold in the private placement closed simultaneously with the closing of the IPO, each of which is exercisable for one half (1/2) of one ordinary share of East Stone, in accordance with its terms.

“Private Right” means the right included in each Private Placement Unit entitling the holder to receive one-tenth (1/10) of one ordinary share of East Stone.

“Proxy statement/prospectus” means the proxy statement/prospectus included in the Registration Statement on Form F-4 (Registration No. 333-[            ]) filed by Pubco with the SEC.

“PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this proxy statement/prospectus, Taiwan, Hong Kong and Macau.

“Pubco” means NWTN Inc., a Cayman Islands exempted company.

“Pubco Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, of Pubco,

“Pubco Class B Ordinary Shares” means the class B ordinary shares, par value $0.0001 per share, of Pubco, entitling the holder thereof to one (1) vote per share, as provided for and fully described in the Amended and Restated Memorandum and Articles of Association.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one-half (1/2) of one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one-half (1/2) of one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Underwriter Warrant” means a non-redeemable warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $12.00 per share.

“Pubco Warrants” means the Pubco Private Warrants, Pubco Public Warrants and Pubco Underwriter Warrants, collectively.

“Public Right” means the right included in each Public Unit entitling the holder to receive one-tenth (1/10) of one ordinary share of East Stone.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means ordinary shares of East Stone issued as part of the Units sold in the Initial Public Offering.

“Public Unit” means units issued in the IPO, each consisting of one ordinary share of East Stone, one Public Warrant and one Public Right.

“Public Warrants” means the Warrants included in the Units sold in the Initial Public Offering, each of which is exercisable for one half (1/2) of one ordinary share of East Stone, in accordance with its terms.

“Redemption” means the right of the holders of East Stone ordinary shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Representative’s Warrants” means the 690,000 Warrants issued to I-Bankers and its designee, EarlyBird, in connection with their services as underwriters for the IPO and as a result of the full exercise of the over-allotment option in connection therewith, each of which is exercisable for one full ordinary share of East Stone, in accordance with its terms.

“Rights” means the Public Rights included in the Public Units sold in the IPO, and the Private Rights in the private placement that occurred concurrently with the IPO, each of which is exercisable for one-tenth (1/10) of one ordinary share of East Stone, in accordance with its terms.

“RMB” and “Renminbi” each refers to the legal currency of China.

“SAFE” means the State Administration of Foreign Exchange of the PRC, or, where the context permits, its designated local authorities.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger Sub” means Muse Merger Sub II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco.

“Senior Management” and “Senior Managers” refer to those persons named as officers of ICONIQ and, following the consummation of the Business Combination, of Pubco, in the section titled “Management of Pubco Following Business Combination”.

“Share Issuance Proposal” means a proposal to approve, for purposes of complying with applicable Listing Rules of Nasdaq, the issuance of (a) up to approximately 248,612,961 newly issued ordinary shares in the Business Combination, (b) up to [            ] shares to investors in the PIPE Investment and (c) an aggregate of up to approximately 97,466 ordinary shares issuable upon conversion of certain convertible notes issued to East Stone in favour of ICONIQ upon maturity in accordance with its terms and the Business Combination Agreement.

“special resolution” means, in respect of Pubco, a resolution passed by the shareholders of Pubco either (i) unanimously in writing by the shareholders entitled to vote at a validly called and quorate general meeting of Pubco or (ii) by a majority of at least two-thirds of the votes cast by the shareholders of Pubco as, being entitled to do so, vote in person or by proxy at a validly called and quorate general meeting of Pubco.

“Sponsor” means Double Ventures Holdings Limited, a British Virgin Islands business company with limited liability, the sole director of which is Chunyi (Charlie) Hao, East Stone’s Chairman and Chief Financial Officer.

“Trust Account” means the trust account that holds a portion of the proceeds of the Initial Public Offering and the sale of the Private Placement Units.

“Units” means Public Units and Private Placement Units.

“U.S.” means the United States of America.

“U.S. GAAP” or “GAAP” means generally accepted accounting principles in the United States of America.

“Warrants” includes Public Warrants, Private Warrants and Representative’s Warrants.

SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached hereto as Annex A and incorporated by reference herein. East Stone’s shareholders, Warrant holders, Rights holders and other interested parties are urged to read the Business Combination Agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below have the meanings given to them in the Business Combination Agreement.

The parties to the Business Combination Agreement are East Stone, Navy Sail International Limited, a British Virgin Islands company, in the capacity, from and after the Closing, as the representative of East Stone and the shareholders of East Stone immediately prior to Closing (the “Purchaser Representative”), NWTN Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Pubco”), Muse Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Pubco (the “First Merger Sub”), Muse Merger Sub II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (the “Second Merger Sub”), and ICONIQ Holding Limited, an exempted company incorporated with limited liability in the Cayman Islands (“ICONIQ”). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) the First Merger Sub will merge with and into ICONIQ (the “First Merger”), with ICONIQ surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of ICONIQ being converted into the right to receive shares of Pubco; and (b) the Second Merger Sub will merge with and into East Stone (the “Second Merger”, and together with the First Merger, the “Mergers”), with East Stone surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the outstanding securities of East Stone being converted into the right to receive substantially equivalent securities of the Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions”).

Consideration

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount to be paid to the shareholders of ICONIQ is $2,500,000,000 and will be paid entirely in shares, comprised of newly issued ordinary shares of the Pubco, with each share valued at the Per Share Price.

As a result of the Mergers, among other things, (a) each of the Class A ordinary shares of ICONIQ that are issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into (i) the right to receive 90% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio, and (ii) the contingent right to receive 10% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio pursuant to the terms and conditions of the Business Combination Agreement; (b) each Class B ordinary share of ICONIQ that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive the number of Pubco Class B Ordinary Shares equal to the Exchange Ratio; (c) at the Effective Time, each issued and outstanding Purchaser Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser ordinary share, one Purchaser Public Warrant, and one Purchaser Right, and at the Effective Time, (i) each Purchaser ordinary share shall be cancelled and converted automatically into the right to receive one Pubco Class B Ordinary Share, (ii) each Purchaser Public Warrant shall be automatically converted into one Pubco Public Warrant, and each Purchaser Right shall be automatically converted into one-tenth of one Pubco Class B Ordinary Share; and (d) at the Effective Time, each issued and outstanding Purchaser Private Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser ordinary share, one Purchaser Private Warrant, and one Purchaser Right, and at the Effective Time, (i) each Purchaser ordinary share shall be cancelled and converted automatically into the right to receive one Pubco Class B Ordinary Share, (ii) each Purchaser Private Warrant shall be automatically converted into one Pubco Private Warrant, and each Purchaser Right shall be automatically converted into one-tenth of one Pubco Class B Ordinary Share.

For the purposes of the Business Combination Agreement, the following terms shall have the meanings set forth below:

“Exchange Ratio” means (i) Company Merger Shares as of the First Merger Effective Time divided by (ii) the total number of Class A and Class B ordinary shares of ICONIQ.

“Company Merger Shares” means a number of Pubco shares equal to the quotient determined by dividing (a) the Aggregate Merger Consideration Amount by (b) the Per Share Price.

“Per Share Price” means the lower of (i) $10.26 (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing) or (ii) the Redemption Price.

“Redemption Price” means an amount equal to the price at which each share of Purchaser ordinary share is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder, in each case subject to certain customary exceptions. The representations and warranties made by the parties are customary for transactions similar to the Transactions.

In the Business Combination Agreement, ICONIQ made certain customary representations and warranties to East Stone, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) company permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) top suppliers; (24) certain business practices; (25) Investment Company Act; (26) finders and brokers; (27) information supplied; (28) independent investigation; and (29) exclusivity of representations and warranties.

In the Business Combination Agreement, East Stone made certain customary representations and warranties to ICONIQ and the Pubco, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) the Securities and Exchange Commission (the “SEC”) filings, East Stone financials, and internal controls; (7) absence of certain changes; (8) compliance with laws; (9) actions, orders and permits; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act and the JOBS Act; (16) finders and brokers; (17) certain business practices; (18) insurance; (19) information supplied; (20) independent investigation; (21) the trust account; (22) registration and listing; and (23) termination of prior merger agreements.

In the Business Combination Agreement, the Pubco, the First Merger Sub and the Second Merger Sub made customary representations and warranties to East Stone, including among others, related to the following: (1) organization, incorporation and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) activities of the Pubco, the First Merger Sub and the Second Merger Sub; (7) finders and brokers; (8) Investment Company Act; (9) information supplied; (10) independent investigation; and (11) exclusivity of representations and warranties.

None of the representations and warranties of the parties shall survive the Closing except for certain representations and warranties of East Stone concerning its aggregate liabilities and prior merger agreements, which shall survive until the first anniversary of the Closing Date. The Losses incurred as a result of the breach of such surviving warranties will be indemnified through the issuance of certain Pubco Shares at no consideration.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) provision of financial statements of Target Companies; (4) East Stone’s public filings; (5) “no shop” obligations (which will commence from the initial confidential or public submission of the Registration Statement to the SEC) and exceptions; (6) no insider trading; (7) notifications of certain breaches, consent requirements or other matters; (8) efforts to consummate the Closing and obtain third party and regulatory approvals and efforts to cause the Pubco to maintain its status as a “foreign private issuer” under the U.S. Securities Exchange Act of 1934 Rule 3b-4; (9) further assurances; (10) public announcements; (11) confidentiality; (12) indemnification of directors and officers and tail insurance; (13) use of trust proceeds after the Closing; (14) efforts to support a private placement or backstop arrangements, if sought; (15) the loan to be granted by ICONIQ to East Stone if the Extension of East Stone is approved; (16) intended tax treatment of the Mergers; (17) a cash incentive that upon the cumulative exercise of 50% of the Pubco Warrants corresponding to the outstanding Purchaser Public Warrants that were issued by the Purchaser prior to the Closing, Pubco will pay each of the current holders of ICONIQ’s shares (the “Sellers”) an aggregate amount in cash equal to 40% of the total cash proceeds received by Pubco from the exercise of all outstanding Purchaser Public Warrants which were issued by the Purchaser or Pubco (as applicable) prior to or upon the Closing that were exercised within two (2) years after the Closing Date; (18) additional review by East Stone of information regarding the Target Companies (the “Additional Review”).

The parties also agreed to take all necessary actions to cause the Pubco’s board of directors immediately after the Closing to consist of a board of seven directors comprised of: (i) two persons that are designated by East Stone prior to the Closing as independent directors; and (ii) five persons that are designated by ICONIQ prior to the Closing.

East Stone and the Pubco also agreed to jointly prepare, and the Pubco shall file with the SEC, a registration statement on Form F-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the issuance of securities of Pubco to the holders of the ordinary shares, rights and warrants of the Purchaser and ICONIQ and containing a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of East Stone for the matters relating to the Transactions to be acted on at the special meeting of the shareholders of East Stone and providing such shareholders an opportunity to participate in the redemption of their public shares of East Stone upon the Closing (the “Redemption”).

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of East Stone’s shareholders; (ii) obtaining material regulatory approvals; (iii) no law or order preventing or prohibiting the Transactions; (iv) East Stone having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any private investment in public entity (PIPE) financing that has been funded; (v) amendment by the shareholders of the Pubco of the Pubco’s memorandum and articles of association; (vi) the effectiveness of the Registration Statement; (vii) appointment of the post-closing directors of the Pubco; and (viii) Nasdaq listing requirements having been fulfilled.

In addition, unless waived by ICONIQ, the obligations of ICONIQ, the Pubco, the First Merger Sub and the Second Merger Sub to consummate the Transactions are subject to the satisfaction of the following conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of East Stone being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) East Stone having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing;

(iii) absence of any Material Adverse Effect with respect to East Stone since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by ICONIQ and the Pubco of (a) the Founders Registration Rights Agreement Amendment, (b) each of the Founder Lock-Up Agreements entered into by and among the Pubco, the Purchaser Representative, ICONIQ, East Stone and each holder of the Founder Shares shall be in full force and effect as of the Closing; (c) each of the Sellers shall have received from Pubco a registration rights agreement covering the merger consideration shares received by the Sellers duly executed by the Pubco, and (d) East Stone shall have obtained a written waiver issued in writing by JHD Technologies Limited (“JHD”) concerning the general and full waiver of the liabilities of East Stone under the Business Combination Agreement, dated as of February 16, 2021, by East Stone, JHD, and other parties thereto (the “JHD Agreement”) and any ancillary documents to the foregoing.

Unless waived by East Stone, the obligations of East Stone to consummate the Transactions are subject to the satisfaction of the following conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of ICONIQ, the Pubco, the First Merger Sub, and the Second Merger Sub being true and correct on and as of the Closing (subject to Material Adverse Effect on the Target Companies, taken as a whole); (ii) ICONIQ, the Pubco, the First Merger Sub, and the Second Merger Sub having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; (iv) the Non-Competition Agreement and each Seller Lock-Up Agreement shall be in full force and effect from the Closing; (v) no factual finding in the Additional Review period would result in a failure of condition (i) in this paragraph to be satisfied, or East Stone has not delivered a notice to ICONIQ within the Additional Review period setting forth such finding, or such failure is cured within 20 days after such notice from East Stone; and (vi) receipt by East Stone of the Founders Registration Rights Agreement Amendment duly executed by the Pubco.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either East Stone or ICONIQ if the Closing does not occur by August 24, 2022 or such other date as may be extended pursuant to the Business Combination Agreement.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of East Stone and ICONIQ; (ii) by either East Stone or ICONIQ if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by ICONIQ for East Stone’s uncured breach of the Business Combination Agreement, such that the related Closing condition would not be met; (iv) by East Stone for the uncured breach of the Business Combination Agreement by ICONIQ, the Pubco, the First Merger Sub, or the Second Merger Sub, such that the related Closing condition would not be met; (v) by either East Stone or ICONIQ if East Stone holds its shareholder meeting to approve the Business Combination Agreement and the Transactions, and such approval is not obtained; (vi) by ICONIQ in accordance with the “no shop” provision; (vii) by East Stone only within 15 days following the delivery of the Final EY Report if such report satisfies the description set forth in the Business Combination Agreement.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to confidentiality, effect of termination, fees and expenses, trust fund waiver, miscellaneous and definitions to the foregoing) will terminate, no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination, and the ICONIQ Note (as defined below) and any extension loan provided by ICONIQ to East Stone will become immediately due and payable.

Trust Account Waiver

ICONIQ, the Pubco, the First Merger Sub and the Second Merger Sub have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in East Stone’s Trust Account held for its public shareholders, and have agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Related Agreements and Documents

Lock-Up Agreements

Simultaneously with the execution of the Business Combination Agreement, the Pubco, the Purchaser Representative, ICONIQ and East Stone have entered into lock-up agreements with certain holders of the Founder Shares and with certain Sellers. These lock-up agreements provide for a lock-up period commencing on the Closing Date and ending: (a) with respect to shares held by the controlling shareholder of ICONIQ, on the (x) 12-month anniversary of the Closing Date with respect to 50% of such shares, (y) 18-month anniversary of the Closing Date with respect to 25% of such shares, and (z) 24-month anniversary of the Closing Date with respect to 25% of such shares, and (b) with respect to the shares held by certain Founders and certain other Sellers, (x) 6-month anniversary of the Closing Date with respect to 30% of such shares, and (y) 1-year anniversary of the Closing Date with respect to 70% of such shares.

Shareholder Support Agreement

Simultaneously with the execution of the Business Combination Agreement, East Stone, ICONIQ, and certain shareholders of ICONIQ have entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, the shareholders of ICONIQ have agreed (a) to support the adoption of the Business Combination Agreement and the approval of the Transactions, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions.

Insider Letter Amendment

Simultaneously with the execution of the Business Combination Agreement, East Stone, ICONIQ, the Purchaser Representative, Double Ventures Holdings Limited (the “Sponsor”), the Pubco, Xiaoma (Sherman) Lu and Chunyi (Charlie) Hao have entered into an amendment (the “Insider Letter Amendment”) to that certain letter agreement, dated February 19, 2020 (the “Insider Letter”), by and among East Stone, the Sponsor and the directors, officers or other initial shareholders of East Stone named therein, pursuant to which the Pubco is added as a Party to the Insider Letter, and the lock-up period set forth in the Insider Letter, as applied to the Primary Initial Shareholders (as defined therein) with respect to their Founder Shares after Closing, was amended to be identical to the lock-up period set forth in the lock up agreement for the Initial Shareholders. Please see the section titled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

Issuance of Pubco securities in connection with the Share Exchange with the Sellers is exempt from registration under the Securities Act in reliance upon Section 4(a)(2) thereof because securities of Pubco will be issued to a limited number of Sellers without involving a public offering and Regulation S of the Securities Act because the Sellers are not U.S. persons and the issuance of the securities of Pubco to such persons would be extraterritorial and within the scope of the exemption from registration codified as Regulation S promulgated under the Securities Act. The Convertible Notes were issued to four investors without registration under the Securities Act pursuant to Section 4(a)(2) or Regulation S thereunder and the Ordinary Shares of Pubco into which such Convertible Notes will convert will also be exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Regulation S.

Seller Registration Rights Agreement

At the Closing, Pubco and the Sellers shall enter into the Seller Registration Rights Agreement, in a form to be mutually agreed between East Stone and ICONIQ. Under the Seller Registration Rights Agreement, the Sellers shall have registration rights that will obligate Pubco to register for resale under the Securities Act all or any portion of their Pubco Class A Ordinary or the Pubco Class B Ordinary Shares received as Company Share Consideration (including any Earnout Shares) (together with any capital shares or other securities issued as a dividend or distribution with respect thereto or in exchange therefor, the “Registrable Securities”), except that Registrable Securities that are subject to transfer restrictions in the Lock-Up Agreements may not be requested to be registered or registered until the end of the Lock-Up Period. Sellers holding a [          ] of the Registrable Securities (based on the number of shares and not voting rights) will be entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their Registrable Securities, and other Sellers holding Registrable Securities will be entitled to join in such demand registration. Subject to certain exceptions, if any time after the Closing, Pubco proposes to file a registration statement under the Securities Act with respect to its securities, under the Seller

Registration Rights Agreement, Pubco shall give notice to the Sellers holding Registrable Securities as to the proposed filing and offer them an opportunity to register the sale of such number of Registrable Securities as requested by them in writing, subject to customary cut-backs. In addition, subject to certain exceptions, Sellers holding Registrable Securities will be entitled under the Seller Registration Rights Agreement to request in writing that Pubco register the resale of any or all of such Registrable Securities on Form S-3 or F-3 and any similar short-form registration that may be available at such time. Under the Seller Registration Rights Agreement, Pubco will indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Registrable Securities, including Registrable Securities in any registration statement or prospectus, will agree to indemnify Pubco and certain persons or entities related to Pubco, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

Founders Registration Rights Agreement Amendment

At the Closing, East Stone, Pubco, the Initial Shareholders and the other parties thereto shall enter into the Founder Registration Rights Agreement Amendment, in a form to be mutually agreed between East Stone and ICONIQ. Under the Founder Registration Rights Agreement, the Founder Registration Rights Agreement will be amended to, among other things, add Pubco as a party and to reflect the issuance of Pubco ordinary shares and warrants pursuant to the Business Combination Agreement, and to reconcile with the provisions of the Sellers Registration Rights Agreement, including making the registration rights of the Sellers and the Initial Shareholders pari passu with respect to any underwriting cut-backs.

Overview of ICONIQ

Headquartered in Dubai, UAE, ICONIQ is a Smart Passenger Vehicle (SPV) company which strives to offer products that centralize on a “passenger-centric” design philosophy. With a focus on intelligence, comfort and style, ICONIQ offers innovative vehicle designs that integrate technologies such as digital connectivity and autonomous driving that will deliver outstanding travel experience to passengers. ICONIQ’s long-term mission is to create a passenger-centered ecology through a more enlightened and high-tech way of life with its SPV portfolios being the carrier of such progression.

ICONIQ is in development of a product portfolio of EVs including a Supersport coupe, as well as SPVs including MUSE and ADA which will be equipped with autonomous driving technology and digital connectivity through collaboration with strategic partners. The Supersport provides a unique insight into ICONIQ’s design DNA and will help to anchor ICONIQ’s brand’s market positioning as ICONIQ progressively launch the SPVs. ICONIQ envisions SPV to be a vehicle enhanced with perception, reasoning and actuating devices that enhance the joy of riding. Moreover, by partnering with automotive ESPs (Engineering Service Providers) such as W Motors Automotive Group Holding Limited Dubai Branch (“W Motors”) and Magna Steyr, ICONIQ has adopted an asset-light manufacturing model which allows ICONIQ to lower its capital expenditures and ramp up the production and commercialization of its products efficiently.

In recent years, the demand growth in the global passenger vehicle markets has been fueled by increases in per capita income, adoption of electric vehicles and significant advancement in technologies such as ADAS (advanced driver assistance system). China is the largest passenger vehicle market in the world, as measured by sales volume in 2021, according to Frost & Sullivan. Among the 21.5 million units of passenger vehicles sold in China in 2021, 15.5% of the volume were attributable to electric vehicles (EVs), which is forecasted to grow to 37.7% in 2026. ICONIQ is well-positioned to compete in the EV markets in China and other parts of the world as evidenced by (i) its core technologies focus on providing a passenger-centric experience which grant it competitive edges over its rivals; (ii) technology and production support through its strategic partnerships with globally leading technology providers and reputable automotive ESPs; and (iii) its non-binding pre-orders from a wide range of corporate customers around the world. See also “Risk Factors — Risks Relating to ICONIQ — ICONIQ’s ability to generate positive cash flow is uncertain, as non-binding pre-orders may not be converted into binding orders or sales, and customers may cancel or delay orders.”

Recent Developments as to ICONIQ’s Business

On March 22, 2022, ICONIQ established its headquarters in Dubai, UAE, under the local entity ICONIQ Green Technology FZCO, to reinforce its global history and heritage from the Middle East as well as its vision to offer “passenger-centric” SPVs on a global scale. ICONIQ’s presence in the Middle East enables it to look both “East and West” to pursue its worldwide growth ambitions. As of March 31, 2022,

•        ICONIQ Green Technology FZCO’s business scope covered science and technology consultancy, innovation and AI research and consultancy, as well as automobile engineering services;

•        ICONIQ Green Technology FZCO wholly owned ICONIQ Motors Limited, ICONIQ’s BVI-incorporated subsidiary which controls all of ICONIQ’s UAE and PRC operating subsidiaries;

•        all of ICONIQ’s senior management were employed under contracts with ICONIQ Green Technology FZCO;

•        ICONIQ was in the process of transferring over 60 patent rights and nearly 40 procurement contracts with its key suppliers from its PRC operating subsidiaries to ICONIQ Green Technology FZCO; and

Moreover, on June 6, 2022, ICONIQ signed an investment agreement with the government of Jinhua city (the “Jinhua Government”) to construct a technologically advanced EV factory in China’s Zhejiang province, for the development of MUSE and ADA. The factory’s planning and construction will be completely financed by the Jinhua Government and the factory will be capable of producing the full range of ICONIQ’s products, including MUSE and ADA. ICONIQ is also relentlessly exploring opportunities with new partners to enhance product features and/or to develop new models that can leverage economy of scale from its existing product platforms and technologies, which will help to attract external resources, reinforce its brand, and generate additional revenue. See “Business of ICONIQ — Manufacturing — Our asset-light manufacturing model”.

Recent Developments as to East Stone’s Business

Termination of Agreement with JHD

On February 16, 2021, we entered into an agreement with JHD, among others, (the “JHD Agreement”) providing for a business combination with JHD (the “JHD Business Combination”). The JHD Agreement was amended on each of on February 18, 2021, September 17, 2021, October 14, 2021 and November 26, 2021. The transactions pursuant to the JHD Agreement were subject to, among other things, the approval of such transactions by the Company’s shareholders, satisfaction of the conditions stated in the JHD Agreement and other customary closing conditions, including that the SEC completes its review of the proxy statement/prospectus relating to the transactions, the receipt of certain regulatory approvals, and the approval by The Nasdaq Stock Market to list the securities of the combined company. On April 18, 2022, East Stone terminated the JHD Agreement.

Working Capital and Extension Loans

As of December 31, 2021, our Chief Financial Officer and one of the initial shareholders, Mr. Chunyi (Charlie) Hao, has loaned to the Company $350,000, the “Working Capital Loans”. If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit (the “Working Capital Units”).

Effective May 24, 2021, the Company extended the date by which it has to consummate a business combination from May 24, 2021 to August 24, 2021 (the “First Extension”). Effective August 23, 2021, the Company extended the date by which it has to consummate a business combination from August 24, 2021 to November 24, 2021 (the “Second Extension”). The First and Second Extensions were each three-month extensions permitted under the Company’s governing documents and provided the Company with additional time to attempt to complete its proposed business combination with JHD. In accordance with the JHD Agreement, JHD has loaned to the Company a sum of $2,760,000 on the sponsor’s behalf in order to support the Extension. Such loan is non-interest bearing and will be payable upon the consummation of the proposed business combination. Effective November 24, 2021 and February 24, 2022, the Company extended the date by which the Company has to consummate a business combination to February 24, 2022 and August 24, 2022, respectively, each without involving cash payment into the Trust Account.

As of December 31, 2021, Yellow River Asset Management, an affiliate of JHD (“Yellow River”), and the Company signed a promissory note in which Yellow River agreed to loan to the Company a sum of $200,000. The note bears no interest and is repayable in full upon the earlier of consummation of the Company’s initial business combination and its winding up. As of December 31, 2021, the Company had drawn down an aggregate of $200,000.

Backstop and Founder Share Transfer Arrangements

On November 12, 2021, East Stone entered into certain forward share purchase agreements (the “FPAs”) with Sea Otter Securities (“Sea Otter”), Stichting Juridisch Eigendom Mint Tower Arbitrage Fund (“Mint Tower”), Glazer Special Opportunity Fund I, LP (“Glazer”) and Meteora Capital Partners, LP (“Meteora” and, together with Sea Otter, Mint Tower, and Glazer, the “Backstop Investors”), which provided that such investors will not redeem shares that they each hold up to an aggregate of 2,923,974 shares, connection with the proposal for the February Extension and the proposed Merger with JHD, and instead would each either hold such shares for a period of time following the consummation of the Merger, at which time they will each have the right to sell them to the Company at $10.41 per share, or will sell such shares on the open market during such time period at a market price of at least $10.26 per share. The FPAs terminated by their terms on February 24, 2022.

In connection with the above-mentioned arrangements, the sponsor entered into certain Founder Share Transfer Agreements (the “November 2021 Founder Share Transfer Agreements”) with the Backstop Investors to transfer to the Backstop Investors an aggregate of 399,996 founder shares to be transferred to such investors. Of such amount, an aggregate of 135,000 founder shares were transferred to the Backstop Investors in connection with the February Extension. Any founder shares transferred pursuant to these arrangements will be subject to the same rights and obligations as the remaining founder shares held by the sponsor, including certain registration rights and the obligations to (a) vote any founder shares held by the Backstop Investors in favor of the Business Combination, and (b) subject any founder shares held by them to the same lock-up restrictions as the founder shares held by our sponsor.

On January 31, 2022, certain of the Backstop Investors entered into the February 2022 Founder Share Transfer Agreements with the Sponsor to support a proposal for the August Extension. Pursuant to February 2022 Founder Share Transfer Agreements, such Backstop Investors agreed to not request redemption of an aggregate of up to 600,000 ordinary shares of East Stone in connection with the August Extension. In connection therewith, our sponsor agreed to transfer to such Backstop Investors an aggregate of (i) 180,000 founder shares on or prior to the February 24, 2022 special meeting of shareholders to approve the August Extension, and (ii) 60,000 founder shares for each month past May 24, 2022 that the JHD Business Combination has not yet closed, for a total of up to 360,000 founder shares to be received by such Backstop Investors to support the August Extension. The FPA terminated by their terms on February 24, 2022.

Shareholder Meetings

On November 24, 2021, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company has to consummate an initial business combination from November 24, 2021 to February 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 10,534,895 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

On February 24, 2022, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company has to consummate an initial business combination from February 24, 2022 to August 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 361 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $3,704 (approximately $10.26 per share) to redeeming shareholders.

See “Recent Developments” for a more detailed explanation of the Extensions, the forward share purchase and share transfers agreements, the amendment to the Business Combination transaction and related matters.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q. Why am I receiving this proxy statement/prospectus?

A. East Stone and ICONIQ have agreed to conduct a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. East Stone’s shareholders are being asked to vote to approve the Business Combination Agreement and the transactions contemplated thereby. The Business Combination Agreement provides for, among other things, (a) that the First Merger Sub will merge with and into ICONIQ (the “First Merger”), with ICONIQ surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of ICONIQ being converted into the right to receive shares of Pubco; and (b) that the Second Merger Sub will merge with and into East Stone (the “Second Merger”, and together with the First Merger, the “Mergers”), with East Stone surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the outstanding securities of East Stone being converted into the right to receive substantially equivalent securities of the Pubco (c) the adoption of Pubco’s Amended and Restated Memorandum and Articles of Association, and (d) appointment of the members of the Pubco board of directors after the closing of the Mergers. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q. When and where is the Meeting?	A. The Meeting will be held at [ ] on [ ], 2022, at [9:00] a.m., Eastern Time. East Stone will also be hosting the Meeting via live webcast on the Internet.
Q. Can I attend the Meeting in person?

A. Yes. The Meeting will be held at [            ]. East Stone will also be hosting the Meeting via live webcast on the Internet. The Meeting will start at 9:00 a.m. Eastern Time, on [            ], 2022. Any shareholder can listen to and participate in the Meeting live via the Internet at [https://www.cstproxy.com/easternacquisition/2022] with the password of [            ]. Shareholders may vote and submit questions while connected to the Meeting on the Internet with the voter control number included on your proxy card.

Q. What do I need in order to be able to participate in the Meeting online?

A. You can attend the Meeting via the Internet by visiting [https://www.cstproxy.com/easternacquisition/2022] with the password of [            ]. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the meeting only and you will not be able to vote or submit questions during the Meeting.

Q. What is being voted on at the Meeting?

A. East Stone’s shareholders are being asked to vote to approve the Business Combination Proposal, which includes, among other things, the approval of the Business Combination Agreement and transactions contemplated thereby, including the Mergers. See the section entitled “The Business Combination Proposal.” The Business Combination Proposal is conditioned on the approval of each of the Charter Proposal and the Share Issuance Proposal described below. Therefore, if the Charter Proposal or the Share Issuance Proposal is not approved, then the Business Combination may not be consummated.

The shareholders of East Stone are also being asked to consider and vote upon a proposal to approve, in connection with the Business Combination, the replacement of Pubco’s current memorandum and articles of association with the Amended and Restated Memorandum and Articles of Association, to be adopted by the shareholder(s) of Pubco prior to consummation of the Business Combination. See the section entitled “The Charter Proposal.” This vote, separate and apart from the vote on the Business Combination Proposal, is not required by either British Virgin Islands laws (i.e., the law of the jurisdiction of incorporation of East Stone) or Cayman Islands laws (i.e., the law of the jurisdiction of organization of Pubco), but is instead being proposed pursuant to SEC guidance. The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Share Issuance Proposal. Therefore, if the Business Combination Proposal or Share Issuance Approval is not approved, then the Charter Proposal will have no effect, even if approved by East Stone’s shareholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals described below.

The shareholders of East Stone are also being asked to consider and vote upon a proposal to approve, on an advisory and non-binding basis, six (6) separate proposals to approve certain governance provisions in the Amended and Restated Memorandum and Articles of Association. These separate votes are not otherwise required by British Virgin Islands law but are required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions. See the section entitled “The Organizational Documents Advisory Proposals.”

In addition to the foregoing proposals, the shareholders are also asked to consider and vote upon a proposal to approve, for purposes of complying with applicable Listing Rules of Nasdaq, the issuance of (a) up to approximately 248,612,961 newly issued ordinary shares in the Business Combination, and (b) up to             shares to investors in the PIPE Investment, and (c) an aggregate of up to approximately 97,466 ordinary shares issuable upon conversion of certain convertible notes issued to East Stone in favour of ICONIQ upon maturity in accordance with its terms and the Business Combination Agreement, and which amounts will be determined as described in more detail in the accompanying proxy statement/prospectus. See the section entitled “The Share Issuance Proposal.” The Share Issuance Proposal is conditioned on the approval of each of the Business Combination Proposal and the Charter Proposal. Therefore, if the Business Combination Proposal or Charter Approval is not approved, then the Share Issuance Proposal will not be presented to shareholders at the Meeting.

The shareholders of East Stone are also being asked to consider and vote upon a proposal to approve the re-election of Xiaoma (Sherman) Lu, Sanjay Prasad and William Zielke to serve on East Stone’s board of directors until the earlier of the consummation of the Business Combination and the 2023 annual meeting of shareholders or their earlier death, resignation or removal (including if they are replaced at the consummation of the Business Combination, or if, based upon the tabulated vote at the time of the Meeting, East Stone is not authorized to consummate the Business Combination). East Stone’s board of directors is divided into two classes, with only one class of directors being elected in each year. The Director Election Proposal is not conditioned on the approval of any other Proposal at the Meeting. Therefore, if the Director Election Proposal is approved, but the Business Combination Proposal is not approved, then each of Messrs. Lu, Prasad and Zielke will continue to serve on East Stone’s board of directors for a new term as described above. If each of the Business Combination Proposal, Charter Proposal, Share Issuance Proposal, and Director Election Proposal are approved, then Messrs. Lu, Prasad and Zielke will continue to serve on East Stone’s board of directors until the consummation of the Business Combination, at which point, East Stone will become a wholly-owned subsidiary of Pubco, and the members of the board of directors of East Stone will resign.

If the Board of Directors of East Stone so determines, the shareholders may also be asked to consider and vote upon a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates to, among other things, permit further solicitation and vote of proxies if based upon the tabulated vote at the time of the Meeting, East Stone would not have been authorized to consummate the Business Combination.

See the section entitled “The Adjournment Proposal.”

East Stone will hold the Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. Shareholders should read it carefully.

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q. Why is East Stone proposing the Business Combination?

A. East Stone was incorporated to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

East Stone completed its Initial Public Offering of Public Units on February 24, 2020, with each Public Unit consisting of one ordinary share, one Public Warrant to purchase one-half (1/2) of one ordinary share at a price of $11.50 and one Public Right, each entitling the holder thereof to receive one-tenth (1/10) of one ordinary share of East Stone upon East Stone’s completion of its initial business combination. The sale of the Public Units, raising $138,000,000, as well as a private placement of Private Placement Units on February 24, 2020, raising total gross proceeds of $3,500,000, totaling $141,500,000. Since the Initial Public Offering, East Stone’s activity has been limited to the evaluation of business combination candidates.

East Stone intended on conducting the initial business combination in the fintech sector, though East Stone was not limited to any particular sector. East Stone management evaluated potential acquisition targets primarily in fintech because it believed the sector provides its shareholders with an opportunity to participate in a company with significant growth potential. East Stone management analyzed investment opportunities in various sectors and geographic regions in an effort to locate the best potential business combination opportunity for its shareholders.

ICONIQ is a Smart Passenger Vehicle (SPV) company which strives to offer products that centralize on a “passenger-centered” design philosophy. East Stone believes that a business combination with ICONIQ will provide East Stone shareholders with an opportunity to participate in a company with significant growth potential. See the section entitled “The Business Combination Proposal — East Stone’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q. Why is East Stone providing shareholders with the opportunity to vote on the Business Combination?

A. Under its amended and restated memorandum and articles of association, East Stone must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of East Stone’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, East Stone has elected to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, East Stone is seeking to obtain the approval of its shareholders of the Business Combination Proposal and the Charter Proposal in order to allow its Public Shareholders to effectuate Redemptions of their Public Shares in connection with the consummation of the Business Combination.

Q. Are the proposals conditioned on one another?

A. Each of the Business Combination Proposal, the Charter Proposal and the Share Issuance Approval are conditioned upon each other. If East Stone’s shareholders do not approve the Business Combination Proposal, the Charter Proposal or the Share Issuance Proposal, the Business Combination may not be consummated.

Unless the Business Combination Proposal and the Charter Proposal are approved, the Share Issuance Proposal will not be presented to the shareholders of East Stone at the Meeting. In addition, as required by applicable SEC guidance, to give shareholders the opportunity to present their views on important corporate governance provisions, East Stone is requesting that its shareholders vote, on a non-binding advisory basis, upon the Organizational Documents Advisory Proposals to approve certain governance provisions contained in proposed Amended and Restated Memorandum and Articles of Association of Pubco that materially affect shareholder rights, and will be adopted if the Charter Proposal is approved by the shareholders and the Business Combination is consummated. See the section entitled “The Charter Proposal.” Neither the Business Combination, the issuances contemplated by the Share Issuance Proposal, nor the adoption of the Amended and Restated Memorandum and Articles of Association is conditioned on the approval of the Organizational Documents Advisory Proposals.

The Director Election Proposal and Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. If the Director Election Proposal is approved, but the Business Combination Proposal is not approved, then each of Messrs. Lu, Prasad and Zielke will continue to serve on East Stone’s board of directors for a new term as described herein.

It is important for you to note that (a) in the event that the Business Combination Proposal or the Share Issuance Approval does not receive the requisite votes for approval, then East Stone will not consummate the Business Combination and (b) because the adoption of the Amended and Restated Memorandum and Articles of Association are a condition to the parties’ obligations to consummate the Business Combination, in the event that the Charter Proposal does not receive the requisite vote for approval, then East Stone may not consummate the Business Combination. If East Stone does not consummate the Business Combination and fails to complete an initial business combination by August 24, 2022, then East Stone will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its Public Shareholders.

Q. What will happen in the Business Combination?

A. At the Closing, (a) the First Merger Sub will merge with and into ICONIQ, with ICONIQ surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of ICONIQ being converted into the right to receive shares of Pubco; and (b) the Second Merger Sub will merge with and into East Stone, with East Stone surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the outstanding securities of East Stone being converted into the right to receive substantially equivalent securities of the Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions”). In particular, (i) each outstanding ordinary share of East Stone will be converted into one Ordinary Share, (ii) (a) each outstanding Warrant of East Stone (other than the Representative’s Warrants) will be converted into one warrant of Pubco that entitles the holder thereof to purchase one half of an Ordinary Share in lieu of one ordinary share of East Stone and (b) each outstanding Representative’s Warrants will be converted into one warrant of Pubco that entitles the holder thereof to purchase one full Ordinary Share in lieu of one ordinary share of East Stone, and (iii) each outstanding Right of East Stone will be exchanged for one-tenth (1/10) of an Ordinary Share. The cash held in the Trust Account and the proceeds from any financing transactions in connection with the Business Combination will be used by Pubco for working capital and general corporate purposes following the consummation of the Business Combination. In addition, the Convertible Notes will convert directly into Pubco Ordinary Shares, along with any future Equity Investment, the terms of which provide for conversion into Pubco Ordinary Shares at the Closing. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For Pubco’s organizational structure chart upon consummation of the Business Combination, please see “The Business Combination Agreement — Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination.”

Q. What are the U.S. federal income tax consequences of the Business Combination to me?

A. Subject to the discussion below of Warrants, it is intended that the Second Merger qualifies as an exchange described in Section 351(a) of the Code. Assuming such qualification, a U.S. holder that receives Ordinary Shares in exchange for ordinary shares of East Stone in the Second Merger generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Ordinary Shares received in the Second Merger by a U.S. holder should be equal to the adjusted tax basis of the ordinary shares of East Stone exchanged therefor. The holding period of the Ordinary Shares should include the holding period during which the ordinary shares of East Stone exchanged therefor were held by such U.S. holder.

If the Second Merger qualifies only as an exchange governed by Section 351(a) of the Code (and not by Section 368 of the Code), a U.S. holder that receives Ordinary Shares in exchange for ordinary shares of East Stone and whose East Stone warrants automatically convert into warrants of Pubco should recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess (if any) of (x) the sum of the fair market values of the Ordinary Shares and the Pubco warrants received by such holder over (y) such holder’s aggregate adjusted tax basis in the ordinary shares of East Stone and East Stone warrants exchanged therefor) and (ii) the fair market value of the Pubco warrants received by such holder in such exchange.

If the Second Merger qualifies as a “reorganization” as well as a section 351 exchange, a U.S. holder that receives Ordinary Shares in exchange for ordinary shares of East Stone and whose East Stone warrants automatically convert into a Pubco warrants should not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the Ordinary Shares and the Pubco warrants received should be equal to the U.S. holder’s basis in the ordinary shares of East Stone and East Stone warrants exchanged therefor, and the holding period of the Ordinary Shares and Pubco warrants should include the holding period during which the ordinary shares of East Stone and Warrants exchanged therefor were held by such U.S. holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied.

Even if the Business Combination otherwise qualifies as an exchange described in Section 351(a) of the Code and/or as a reorganization under Section 368 of the Code, U.S. holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company rules, as described in more detail under “Material U.S. Federal Income Tax Consideration — U.S. Holders — The Business Combination — Application of the Passive Foreign Investment Company Rules to the Transactions.”

For additional discussion of the U.S. federal income tax treatment of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination — Tax Consequences of the Business Combination.”

Q. What conditions must be satisfied or waived to complete the Business Combination?

A. There are a number of closing conditions to the Business Combination, including, but not limited to, the following: (i) the representations and warranties of East Stone being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) East Stone having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to East Stone since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by ICONIQ and the Pubco of the Founders Registration Rights Agreement Amendment; (v) each of the Founder Lock-Up Agreements entered into by and among the Pubco, the Purchaser Representative, ICONIQ, East Stone and each holder of the Founder Shares shall be in full force and effect as of the Closing; (vi) each of the Sellers shall have received from Pubco a registration rights agreement covering the merger consideration shares received by the Sellers duly executed by the Pubco; and (vii) East Stone shall have obtained a written waiver issued in writing by JHD concerning the general and full waiver of the liabilities of East Stone under the JHD Agreement and any ancillary documents to the foregoing.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

Q. Did the East Stone board obtain a fairness opinion in determining whether to proceed with the Business Combination?

A. Since ICONIQ is not affiliated with East Stone’s Sponsor, officers and directors, East Stone’s board did not obtain a fairness opinion prior to determining whether to proceed with the Business Combination. The officers and directors of East Stone have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries. Although East Stone management did not have specific experience in ICONIQ’s sector, East Stone management concluded that their experience and background operating and investing in companies enabled them to make the necessary analysis and determinations regarding the Business Combination. Subsequent to the execution of the Business Combination Agreement, East Stone engaged ValueScope as its financial advisor to conduct a fairness analysis. The ValueScope analysis confirmed the valuation determined by East Stone’s management and the fairness of the consideration offered to ICONIQ into the Business Combination. For a description of the opinion issued by ValueScope to the East Stone board, please see “The Business Combination Proposal — East Stone’s Board of Directors’ Reasons for Approval of the Business Combination — Engagement of ValueScope as Financial Advisor to East Stone.

Q.     What equity stake will current Public Shareholders, the Sponsor, the Initial Shareholders and the Sellers and their affiliates hold in Pubco immediately after the completion of the Business Combination?

A. Upon the completion of the Business Combination, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination (prior to giving effect to any warrant exercises and assuming automatic conversion of rights into ordinary shares), Public Shareholders, the Sponsor and other Initial Shareholders, the Sellers and the PIPE Investors will own approximately 1.0%, 1.4%, 83.4% and 13.6% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers receive approximately 240,029,717 Ordinary Shares of Pubco, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

If any of the Public Shareholders exercise their redemption rights, the percentage of the Pubco’s outstanding Ordinary Shares held by the Public Shareholders will decrease and the percentages of Pubco’s outstanding Ordinary Shares held by the Initial Shareholders and by the Sellers and their affiliates will increase, in each case relative to the percentage held if none of the Public Shares are redeemed.

If any of the Public Shareholders redeem their Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of the Record Date of [      ], 2022, would be $[            ] regardless of the amount of redemptions by the Public Shareholders. Upon the issuance of Ordinary Shares in connection with the Business Combination, the percentage ownership of Pubco by Public Shareholders that do not redeem their Public Shares will be diluted. Public Shareholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Shareholders. The percentage of the total number of outstanding Ordinary Shares that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination.

The following table illustrates varying beneficial ownership levels in Pubco, as well as possible sources and extents of dilution for non-redeeming Public Shareholders, assuming no redemptions by Public Shareholders, 25% redemption by Public Shareholders, 50% redemption by Public Shareholders, 75% redemption by Public Shareholders and the maximum redemptions by Public Shareholders:

Potential ownership of outstanding Pubco Ordinary Shares upon Closing (on a diluted and as-converted basis assuming the vesting and exercise of outstanding warrants of Pubco and the issuance of Pubco Ordinary Shares in respect thereof):

	No Redemption	%	25% Redemption	%	50% Redemption	%	75% Redemption	%	Maximum Redemption	%
ICONIQ Shareholders	240,029,717	81.25%	240,029,717	81.38%	240,029,717	81.51%	240,029,717	81.60%	240,029,717	81.73%
East Stone’s public stockholders	3,264,744	1.11%	2,819,611	0.96%	2,374,478	0.81%	1,929,344	0.66%	1,484,211	0.51%
East Stone’s public shares converted from rights	1,380,000	0.47%	1,380,000	0.47%	1,380,000	0.47%	1,380,000	0.47%	1,380,000	0.47%
East Stone Founders’ Shares	3,450,000	1.17%	3,450,000	1.17%	3,450,000	1.17%	3,450,000	1.17%	3,450,000	1.17%
Underwriter Representative Shares	103,500	0.04%	103,500	0.04%	103,500	0.04%	103,500	0.04%	103,500	0.04%
East Stone Private Shares	385,000	0.13%	385,000	0.13%	385,000	0.13%	385,000	0.13%	385,000	0.13%
PIPE Investors	38,986,354	13.20%	38,986,354	13.22%	38,986,354	13.24%	38,986,354	13.26%	38,986,354	13.28%

Potential sources of dilution:

	No Redemption	%	25% Redemption	%	50% Redemption	%	75% Redemption	%	Maximum Redemption	%
Public Warrants	6,900,000	2.34%	6,900,000	2.34%	6,900,000	2.34%	6,900,000	2.35%	6,900,000	2.35%
Representative Warrants	690,000	0.23%	690,000	0.23%	690,000	0.23%	690,000	0.23%	690,000	0.23%
Private Placement Warrants	175,000	0.06%	175,000	0.06%	175,000	0.06%	175,000	0.06%	175,000	0.06%
I-Bankers Advisory Fee (share portion)	—	—	—	—	—	—	87,475	0.03%	87,475	0.03%
Total	295,364,315	100.00%	294,919,182	100.00%	294,474,049	100.00%	294,116,390	100.00%	293,671,257	100.00%

Pursuant to East Stone’s underwriting agreement with I-Bankers, I-Bankers is entitled to $402,500 in deferred underwriting commissions. Additionally, pursuant to a business combination marketing agreement entered into with I-Bankers at the IPO, I-Bankers is entitled to certain advisory fees for assistance in holding meetings with East Stone shareholders to discuss the potential business combination and the target business’ attributes, introducing East Stone to potential investors that are interested in purchasing East Stone’s securities in connection with East Stone’s initial business combination, assisting East Stone in obtaining shareholder approval for the business combination and assisting East Stone with its press releases and public filings in connection with the business combination. Fees for such advisory fees are payable as follows: (i) if the amount of cash held in the trust account immediately prior to the business combination, after redemptions, is at least 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 2.75% of the cash remaining the trust account in cash, (ii) if the amount of cash held in the trust account immediately prior to the business combination, after redemptions, is less than 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 1.375% of the gross proceeds of the offering, and (iii) notwithstanding (i) and (ii) above, if the amount of cash held in the trust account immediately prior to the business combination, after redemptions, is less than $20,000,000, then the advisory fees payable to I-Bankers will be paid in a combination of cash and securities in the same proportion as the cash and securities consideration paid to the target and its shareholders in the business combination, provided that in no event shall the cash portion of such advisory fees under (ii) or (iii) above be less than $1,000,000.

The following table illustrates the amount and form of deferred underwriting and advisory fees payable to I-Bankers based on redemption levels, as well as the effective aggregate fees to be paid at Closing to I-Bankers, expressed both as a dollar amount and as a percentage of remaining trust proceeds at each redemption level identified below, based on 1,780,533 Public Shares eligible for redemption and $[33.5] million in trust as of July 19, 2022, after accounting for redemptions submitted in connection with the Extension:

% of redemption	No Redemption	25% Redemption	50% Redemption	75% Redemption	Maximum Redemption
Shares redeemed	—	445,133	890,267	1,335,400	1,780,533
Amounts remaining in Trust*	$33,496,273	$28,929,206	$24,362,139	$19,795,072	$15,228,005
IBS Marketing Fee – cash	$1,897,500	$1,897,500	$1,897,500	$1,000,000	$1,000,000
IBS Deferred Underwriting Fee	$402,500	$402,500	$402,500	$402,500	$402,500
IBS Total Deferred Fee – cash	$2,300,000	$2,300,000	$2,300,000	$1,402,500	$1,402,500
Effective Aggregate Fee (%)	6.9%	8.0%	9.4%	7.1%	9.2%
IBS Marketing Fee – Share (# of shares)	—	—	—	87,475	87,475

____________

*        Based on the amount remaining in the Trust Account as of July 19, 2022, after accounting for redemptions in connection with the Extension.

A. East Stone shareholders are entitled to one vote at the Meeting for each ordinary share of East Stone held of record as of [            ], 2022, the record date for the Meeting (the “Record Date”). As of the close of business on the Record Date, there were [            ] ordinary shares of East Stone issued and outstanding.

Q. What vote is required to approve the proposals presented at the Meeting?

A. The approval of each of the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Organizational Documents Advisory Proposals, the Share Issuance Proposal, the Director Election Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the then-outstanding ordinary shares of East Stone that are present and voted at the Meeting. Assuming a quorum is established, a shareholder’s failure to vote by proxy or to vote oneself at the Meeting will have no effect on the foregoing proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

The holders of the Founder Shares and Private Shares, including East Stone’s Initial Shareholders, have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of July 19, 2022, there were 3,450,000 Founder Shares issued and outstanding, which constitute approximately 48.1% of the outstanding ordinary shares of East Stone. Additionally, an aggregate of 350,000 ordinary shares underlie the Private Placement Units issued to the IPO PIPE Shareholders in connection with a private placement that closed simultaneously with the Initial Public Offering (the “Private Shares”). The Private Shares constitute approximately 4.9% of the outstanding ordinary shares of East Stone as of July 19, 2022. As such, the Founder Shares and Private Shares in the aggregate represent approximately 53.0% of the outstanding ordinary shares of East Stone as of July 19, 2022. Therefore, East Stone believes it will have sufficient votes to approve the Business Combination Proposal.

Q. What constitutes a quorum at the Meeting?

A. Holders of no less than 50% in voting power of East Stone’s issued and outstanding ordinary shares and entitled to vote at the Meeting constitute a quorum. In the absence of a quorum, the chairman of the Meeting has the power to adjourn the Meeting. As of the Record Date, [3,584,123] ordinary shares of East Stone would be required to achieve a quorum.

Q. How do the insiders of East Stone intend to vote on the proposals?

A. East Stone’s holders of Founder Shares and Private Shares beneficially own and are entitled to vote an aggregate of approximately 53.0% of the outstanding ordinary shares of East Stone. Of such amount, East Stone Initial Shareholders beneficially own and are entitled to vote an aggregate of approximately 46.1% of the outstanding ordinary shares of East Stone as of July 19, 2022. The holders of Founder Shares and Private Shares have agreed to vote their securities in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. Based on these commitments from the holders of Founder Shares and Private Shares, East Stone believes that it has a sufficient number of votes to obtain approval for the Business Combination Proposal and all other proposals being presented at the Meeting.

Q. Do I have Redemption rights?

A. Pursuant to East Stone’s memorandum and articles of association, holders of Public Shares may elect to have their shares redeemed for cash at the applicable Redemption price per share calculated in accordance with East Stone’s memorandum and articles of association. As of July 19, 2022, based on funds in the Trust Account of approximately $[33.5] million (after accounting for redemptions submitted in connection with the Extension), this would have amounted to approximately $10.27 per share. If a holder exercises its Redemption rights, then such holder will be exchanging its ordinary shares of East Stone for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands Redemption and delivers its shares (either physically or electronically) to East Stone’s transfer agent prior to the Meeting. See the section titled “Special Meeting in Lieu of an Annual meeting of Shareholders of East Stone — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q. Will how I vote affect my ability to exercise Redemption rights?

A. No. You may exercise your Redemption rights whether or not you are a holder of East Stone ordinary shares on the Record Date (so long as you are a holder at the time of exercise), or whether or not you are a holder and vote your ordinary shares of East Stone on the Business Combination Proposal (for or against) or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q. How do I exercise my Redemption rights?

A. If you are a holder of Public Shares and wish to exercise your Redemption rights, you must demand that East Stone convert your shares into cash no later than 5:00 p.m. Eastern Time on [            ], 2022 (two (2) business days prior to the vote on the Business Combination Proposal) by (A) submitting your request in writing to Continental Stock Transfer & Trust Company at the address listed at the end of this section and (B) delivering your stock to East Stone’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any holder of Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that his, her or its shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which was approximately $[            ], or approximately $[            ] per share, as of [            ], 2022, the Record Date). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your Redemption rights.

Any request for Redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Meeting. If you deliver your shares for Redemption to East Stone’s transfer agent and later decide prior to the Meeting not to elect redemption, you may request that East Stone’s transfer agent return the shares (physically or electronically). You may make such request by contacting East Stone’s transfer agent at the phone number or address listed herein.

Any corrected or changed proxy card or written demand of Redemption rights must be received by East Stone’s secretary prior to the vote taken on the Business Combination Proposal at the Meeting. No demand for Redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to East Stone’s transfer agent at least two (2) business days prior to the vote at the Meeting.

If a holder of Public Shares properly makes a demand for Redemption as described above, then, if the Business Combination is consummated, East Stone will convert these shares into a pro rata portion of funds deposited in the Trust Account. If you exercise your Redemption rights, then you will be exchanging your ordinary shares of East Stone for cash and will not be entitled to Pubco Ordinary Shares with respect to your ordinary shares of East Stone upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of Public Shares who elected to exercise their Redemption rights would not be entitled to convert their shares for the applicable pro rata share of the Trust Account. In such case, East Stone will promptly return any shares delivered by Public Shareholders and such holders may only share in the assets of the Trust Account upon the liquidation of East Stone. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised Redemption rights in connection therewith due to potential claims of creditors against the Trust Account.

If you are a holder of Public Shares and you exercise your Redemption rights, it will not result in the loss of any East Stone warrants and rights that you may hold. Your Warrants (other than Representative’s Warrants) will become exercisable to purchase one-half (1/2) of one Ordinary Share in lieu of one share of East Stone ordinary share for a purchase price of $11.50 per share upon consummation of the Business Combination and your Rights will automatically be converted into one-tenth (1/10) of an Ordinary Share upon the consummation of the Business Combination. If holders redeem their Public Shares at Closing but continue to hold Public Warrants and Public Rights after the Closing, the aggregate value of the Public Warrants and Public Rights that may be retained by them, based on the closing trading price per Public Warrant and Public Right as of July 19, 2022, would be $4.2 million regardless of the amount of redemptions by the Public Shareholders.

Q. What are the U.S. federal income tax consequences of exercising my redemption rights?

Holders of East Stone ordinary shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis in his investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of Purchaser Ordinary Shares.”

Q. If I am a Warrant or Right holder, can I exercise Redemption rights with respect to my Warrants or Rights?

A. No. The holders of Warrants and Rights have no Redemption rights with respect to such securities.

If holders redeem their Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by Public Shareholders, based on the closing trading price per Public Warrant as of July 19, 2022, would be $1.7 million, regardless of the amount of redemptions by the Public Shareholders.

Q. If I hold Warrants, what are the U.S. federal income tax consequences of my Warrants converting into Pubco warrants?

If the Second Merger qualifies as a “reorganization” under Section 368 of the Code as well as a Section 351 exchange, a U.S. holder whose Warrants automatically convert into a Pubco warrants should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the Pubco warrants received should be equal to the holder’s adjusted tax basis in the Warrants exchanged therefor, and the holding period of the Pubco warrants should include the holding period during which the Warrants exchange therefor were held by such holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied.

If the Second Merger qualifies as an exchange governed only by section 351 of the Code (and not by section 368 of the Code), a U.S. holder whose Warrants automatically convert into Pubco warrants should recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco warrants received and such U.S. holder’s adjusted basis in its Warrants. A U.S. holder’s basis in its Pubco warrants received in the Second Merger should equal the fair market value of the Pubco warrants. A U.S. holder’s holding period in its Pubco warrants should begin on the day after the Second Merger.

For additional discussion of the U.S. federal income tax treatment of Warrants in connection with the Second Merger, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination — Tax Consequences of the Business Combination.”

Q. If I am a Unit holder, can I exercise Redemption rights with respect to my Units?

A. No. Holders of outstanding Public Units must separate the underlying ordinary share, Public Warrants and Public Rights prior to exercising Redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, East Stone’s transfer agent, with written instructions to separate such Units into Public Shares, Rights and Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your Redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my Redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, East Stone’s transfer agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Public Units and a deposit of an equal number of Public Shares, Public Rights and Public Warrants. As detailed in the following sentence, this must be completed far enough in advance to permit your nominee to exercise your Redemption rights upon the separation of the Public Shares from the Public Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your Redemption rights.

Q. Do I have appraisal rights if I object to the proposed Business Combination?

A. While section 179 of the Companies Act provides generally that a shareholder of company might dissent from a merger, section 179(1)(a) provides that this right will not apply if the company is the surviving company and the shareholder continues to hold the same or similar shares. In the case of the Merger, as East Stone will remain as the surviving company, the board directors of East Stone therefore considers that the dissent rights set forth in section 179 of the Companies Act will not apply in connection with the Mergers contemplated by the Business Combination Agreement. This is because following completion of the Merger, the shareholders will hold similar shares, which, although they are in a different company in a different jurisdiction, will nevertheless under the laws of that jurisdiction and the terms of the memorandum and articles of Pubco have, in the opinion of the board of directors of East Stone, the same or very similar rights and benefits to the shares held by the shareholders in East Stone which are being exchanged in the Business Combination.

Shareholders are invited, however, to request details of the dissent rights which might otherwise be available, should circumstances be different, but even if such rights might apply in different circumstances, the board of directors of East Stone is of the view that the “fair value” of the shares for the purposes of any appraisal that might follow an exercise of dissent rights will be equal to their redemption value and, accordingly, any holder of shares who objects to the Business Combination would be sufficiently compensated through the exercise of the holder’s redemption rights.

Q. I am an East Stone warrant holder. Why am I receiving this proxy statement/prospectus?

A. As a holder of East Stone warrants, you will be entitled to (a) in the case of warrants other than the Representative’s Warrants, a warrant of Pubco entitling you to purchase one-half (1/2) of one Pubco Ordinary Share in lieu of one-half (1/2) of one East Stone ordinary share at a purchase price of $11.50 per share upon consummation of the Business Combination and (b) in the case of the Representative’s Warrants, a warrant of Pubco entitling you to purchase one full Pubco Ordinary Share in lieu of an East Stone ordinary share at a price of $12.00 per share upon consummation of the Business Combination of East Stone. This proxy statement/prospectus includes important information about Pubco and the business of Pubco and its subsidiaries following consummation of the Business Combination. Since holders of East Stone warrants will become holders of warrants of Pubco and may become holders of Pubco Ordinary Shares upon consummation of the Business Combination, East Stone urges you to read the information contained in this proxy statement/prospectus carefully.

Q. What happens to the funds deposited in the Trust Account after the consummation of the Business Combination?

A. Of the net proceeds of East Stone’s Initial Public Offering and simultaneous private placements, a total of $138,000,000 was placed in the Trust Account immediately following the Initial Public Offering. After the consummation of the Business Combination, the funds in the Trust Account will be used by East Stone to pay holders of the Public Shares who exercise Redemption rights, to pay fees and expenses incurred in connection with the Business Combination with ICONIQ (including fees payable to certain underwriters and finders in connection with the Business Combination), and to repay any loans owed by East Stone. Any remaining funds will be paid to ICONIQ (or as otherwise designated in writing by ICONIQ to East Stone prior to the Closing) and used for working capital and general corporate purposes of Pubco and its subsidiaries.

Q. What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption rights?

A. Unlike some other blank check companies which require Public Shareholders to vote against a business combination in order to exercise their redemption rights, East Stone’s Public Shareholders may vote in favor of the Business Combination and exercise their Redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of Redemption by Public Shareholders. However, the Business Combination will not be consummated if, upon the consummation of the Business Combination, East Stone does not have at least $5,000,001 in net tangible assets after giving effect to payment of amounts that East Stone will be required to pay to redeeming shareholders upon consummation of the Business Combination and the proceeds from any private placement investment. As a result, based on the current expected East Stone cash and expenses and liabilities at Closing, holders of no more than approximately [            ] Public Shares of East Stone (inclusive of the [            ] Public Shares of East Stone which have already been redeemed in connection with the Extensions, as defined below) could seek Redemption of their shares without triggering ICONIQ’s right to terminate the Business Combination Agreement.

With fewer public shares and public shareholders, the trading market for Pubco’s Ordinary Shares may be less liquid than the market for East Stone’s ordinary shares was prior to the Merger, and Pubco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into ICONIQ’s business will be reduced.

Q. What happens if the Business Combination is not consummated?

A. If East Stone does not complete the Business Combination with ICONIQ or another business combination by August 24, 2022, East Stone must: (i) redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (which was approximately $33.5 million as of July 19, 2022), (ii) cease all operations except for the purpose of winding up, and (iii) subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate. In such event, East Stone’s Rights and Warrants will expire worthless, and the 3,450,000 Founder Shares and 350,000 shares underlying the Private Placement Units, including those held by East Stone’s Initial Shareholders, including its directors and officers, would also be worthless. For more information about the liquidation process, see “Other Information Related to East Stone — Liquidation if No Business Combination.”

Q. When do you expect the Business Combination to be completed?

A. It is currently anticipated that the Business Combination will be consummated promptly following the Meeting, which is set for [            ], 2022; however, the Meeting could be adjourned, as described above. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to the Consummation of the Business Combination.”

Q. What do I need to do now?

A. East Stone urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or Warrant holder of East Stone. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?

A. If you are a holder of record of ordinary shares of East Stone on the Record Date, you may vote by submitting your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. In addition, you may be able to vote over the Internet by visiting [www.voteproxy.com] with the voter control number included on your proxy card or over the phone by dialing a toll-free number at [1-888-965-8995 in the United States and Canada or + 1-415-655-0243 (toll rates apply) from outside the United States and Canada. The passcode for telephone access is 11418795#]. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A. As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. However, broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

Q. May I change my vote after I have mailed my signed proxy card?

A. Yes. Shareholders may (i) enter a new vote by Internet or telephone, (ii) send a later dated, signed proxy card to East Stone’s secretary at the address set forth below so that it is received by East Stone’s Chief Executive Officer prior to the vote at the Meeting or (iii) attend the Meeting via live webcast and vote virtually via the Internet. Shareholders also may revoke their proxy by sending a notice of revocation to East Stone’s Chief Executive Officer at 2 Burlington Woods Drive, Suite 100, Burlington, MA 01803, which notice must be received by East Stone’s Chief Executive Officer prior to the vote at the Meeting.

Q. What happens if I fail to take any action with respect to the Meeting?

A. If you fail to take any action with respect to the Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a shareholder and/or Warrant holder of East Stone.

Q. What should I do with my shares and/or warrant certificates?

A. East Stone warrant holders should not submit their Warrant certificates now and those shareholders who do not elect to have their East Stone shares converted into their pro rata share of the Trust Account should not submit their share certificates now. After the consummation of the Business Combination, Pubco’s transfer agent will send instructions to East Stone security holders regarding the exchange of their East Stone securities for Pubco securities. East Stone shareholders who exercise their Redemption rights must deliver their stock certificates to East Stone’s transfer agent (either physically or electronically) at least two (2) business days prior to the Meeting.

Q. What should I do if I receive more than one set of voting materials?

A. Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your East Stone shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your East Stone shares.

Q. Who can help answer my questions?

A. If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

East Stone Acquisition Corporation
2 Burlington Woods Drive, Suite 100
Burlington, MA 01803
Attn: Chunyi (Charlie) Hao
(781) 202-9128

Or

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: ESSC.info@investor.morrowsodali.com

You may also obtain additional information about East Stone from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek Redemption of your shares, you will need to deliver your stock (either physically or electronically) to East Stone’s transfer agent at the address below at least two (2) business days prior to the Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that is important to you. To better understand the proposals to be submitted for a vote at the Meeting, including the Business Combination Proposal, you should carefully read this entire proxy statement/prospectus, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus as well as the other annexes attached hereto. The Business Combination Agreement is the legal document that governs the Mergers and Share Exchange and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Summary of the Material Terms of the Business Combination Agreement,” but is qualified by reference to the complete text of the Business Combination Agreement.

The Parties

East Stone

East Stone Acquisition Corporation, which is referred to as East Stone, is a blank check company incorporated in the British Virgin Islands on August 9, 2018. East Stone was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination or other similar business combination with one or more businesses or entities.

On February 24, 2020, East Stone consummated its IPO of 13,800,000 Public Units, which included the underwriters’ full exercise of over-allotment option, at a price of $10.00 per Public Unit, generating gross proceeds of $138,000,000. Simultaneously with the closing of the IPO, East Stone consummated the private placement of an aggregate of 350,000 Private Placement Units at a price of $10.00 per Unit, generating gross proceeds of $3,500,000. The total offering generated an aggregate amount of gross proceeds of $141,500,000 to East Stone.

Following the Initial Public Offering and the simultaneous private placement, a total of $138,000,000 was deposited into the Trust Account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The Initial Public Offering was conducted pursuant to registration statements on Form S-1 (File Nos. 333-235949 and 333-236527) that became effective on February 19, 2020.

Effective May 24, 2021, East Stone extended the date by which it has to consummate a business combination from May 24, 2021 to August 24, 2021 (the “First Extension”). Effective August 23, 2021, East Stone extended the date by which it has to consummate a business combination from August 24, 2021 to November 24, 2021 (the “Second Extension”). On November 24, 2021, East Stone amended its governing documents to extend the date by which a business combination must be completed until February 24, 2022. In accordance with the JHD Agreement, JHD loaned to East Stone a sum of $1,380,000 on the Sponsor’s behalf in order to support the First Extension. JHD also loaned East Stone an additional $1,380,000 to support the Second Extension. The loaned funds were deposited into East Stone’s Trust Account. The loans are non-interest bearing and will be payable upon the earlier of (i) the consummation of the Transactions and (ii) East Stone’s liquidation.

On November 12, 2021, East Stone entered into certain FPAs with Sea Otter, Mint Tower, Glazer and Meteora, which provided that such investors will not redeem shares that they each hold up to an aggregate of 2,923,974 shares, in connection with the proposal for the February Extension and the proposed Merger with JHD, and instead would each either hold such shares for a period of time following the consummation of the Merger, at which time they will each have the right to sell them to the Company at $10.41 per share, or will sell such shares on the open market during such time period at a market price of at least $10.26 per share. The FPAs terminated by their terms on February 24, 2022.

In connection with the above-mentioned arrangements, the sponsor entered into certain Founder Share Transfer Agreements (the “November 2021 Founder Share Transfer Agreements”) with the Backstop Investors to transfer to the Backstop Investors an aggregate of 399,996 founder shares to be transferred to such investors. Of such amount, an aggregate of 135,000 founder shares were transferred to the Backstop Investors in connection with the February Extension. Any founder shares transferred pursuant to these arrangements will be subject to the same rights and obligations as the remaining founder shares held by the sponsor, including certain registration rights and the obligations to (a) vote any founder shares held by the Backstop Investors in favor of the Business Combination, and (b) subject any founder shares held by them to the same lock-up restrictions as the founder shares held by our sponsor.

On January 31, 2022, certain of the Backstop Investors entered into certain new agreements with the Sponsor to support a proposal to extend the date by which East Stone had to consummate a Business Combination from February 24, 2022 to August 24, 2022 (the “August Extension”). Pursuant to the February 2022 Founder Share Transfer Agreements, such Backstop Investors agreed to not request redemption of an aggregate of up to 600,000 ordinary shares of East Stone in connection with the August Extension. In connection therewith, our sponsor agreed to transfer to such Backstop Investors an aggregate of (i) 180,000 founder shares and (ii) 60,000 founder shares for each month past May 24, 2022 that the Business Combination has not yet closed, for a total of up to 360,000 founder shares to be received by such Backstop Investors to support the August Extension. See “Recent Developments” for a more detailed explanation of the Extensions, the forward share purchase and share transfer agreements, and related matters.

After the consummation of the Business Combination, the funds in the Trust Account will be used by East Stone to pay holders of the Public Shares who exercise Redemption rights, to pay fees and expenses incurred in connection with the Business Combination with ICONIQ (including deferred underwriting commissions and advisory fees of up to $2,000,000 to East Stone’s IPO underwriters in connection with the Business Combination) and to repay any loans owed by East Stone. Any remaining funds will be paid to ICONIQ (or as otherwise designated in writing by ICONIQ to East Stone prior to the Closing) and used for working capital and general corporate purposes of Pubco and its subsidiaries. East Stone’s Public Units, Public Shares, Public Warrants and Public Rights are listed on Nasdaq under the symbols “ESSCU”, “ESSC”, “ESSCW”, and “ESSCR” respectively.

The mailing address of East Stone’s principal executive office is 2 Burlington Woods Drive, Suite 100, Burlington, MA 01803 and its telephone number is (781) 202-9128. After the consummation of the Business Combination, East Stone will become a wholly-owned subsidiary of Pubco.

Pubco

Pubco was incorporated on March 22, 2022 solely for the purpose of effectuating the Business Combination described herein. Pubco was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Pubco owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Pubco is Alan Nan WU and the sole shareholder of Pubco is ICONIQ.

The mailing address of Pubco’s registered office is Office 114-117, Floor 1, Building A1, Dubai Digital Park, Dubai Silicon Oasis, Dubai, UAE and its telephone number is (971) 5-0656-3888.

After the consummation of the Business Combination, Pubco’s principal executive office will be that of ICONIQ, located at c/o ICONIQ Holdings Limited, Office 114-117, Floor 1, Building A1, Dubai Digital Park, Dubai Silicon Oasis, Dubai, UAE.

First Merger Sub

First Merger Sub was incorporated on March 23, 2022 solely for the purpose of effectuating the Business Combination described herein. First Merger Sub was incorporated under the laws of the Cayman Islands as an exempted company. First Merger Sub owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of First Merger Sub is Alan Nan WU, and the sole shareholder of First Merger Sub is Pubco.

Second Merger Sub

Second Merger Sub was incorporated on March 24, 2022 solely for the purpose of effectuating the Business Combination described herein. Second Merger Sub was incorporated under the laws of the British Virgin Islands as a BVI business company. Second Merger Sub owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Second Merger Sub is Alan Nan WU, and the sole shareholder of Second Merger Sub is Pubco.

ICONIQ

ICONIQ is a Cayman Islands exempted company. For additional information regarding ICONIQ, see the section of this proxy statement/prospectus entitled “Business of ICONIQ.”

The mailing address of ICONIQ’s principal executive office is c/o ICONIQ Holdings Limited, Office 114-117, Floor 1, Building A1, Dubai Digital Park, Dubai Silicon Oasis, Dubai, UAE, and its telephone number is (971) 5-0656-3888.

Organizational Structure

The following simplified diagram illustrates the ownership structure of Pubco immediately following the consummation of the Business Combination.

East Stone Shareholders
PIPE Investors
ICONIQ Shareholders
Pubco (Cayman)
ICONIQ (Cayman)
East Stone (BVI)

The Business Combination Proposal

On April 15, 2022, East Stone Acquisition Corporation, a British Virgin Islands business company (“East Stone” or the “Purchaser”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Navy Sail International Limited, a British Virgin Islands company, in the capacity as the representative of East Stone and the shareholders of East Stone immediately prior to Closing from and after the Closing (the “Purchaser Representative”), NWTN Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Pubco”), Muse Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Pubco (the “First Merger Sub”), Muse Merger Sub II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (the “Second Merger Sub”), and ICONIQ Holding Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) the First Merger Sub will merge with and into ICONIQ (the “First Merger”), with ICONIQ surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of ICONIQ being converted into the right to receive shares of Pubco; and (b) the Second Merger Sub will merge with and into East Stone (the “Second Merger”, and together with the “First Merger”, the “Mergers”), with East Stone surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the outstanding securities of East Stone being converted into the right to receive substantially equivalent securities of the Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions”).

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount to be paid to the shareholders of ICONIQ is $2,500,000,000 and will be paid entirely in shares, comprised of newly issued ordinary shares of the Pubco, with each share valued at the Per Share Price.

As a result of the Mergers, (a) each of the Class A ordinary shares of ICONIQ that are issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into (i) the right to receive 90% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio, and (ii) the contingent right to receive 10% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio in accordance with the Business Combination Agreement. Each Class B ordinary share of ICONIQ that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive the number of Pubco Class B Ordinary Shares equal to the Exchange Ratio; (b) each ordinary share of the Purchaser that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive one Pubco Class B Ordinary Share. Each of outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one Pubco Public Warrant and one Pubco Private Warrant, respectively. Each issued and outstanding Purchaser Right shall be automatically converted into one-tenth of one Pubco Class B Ordinary Share.

For a detailed discussion on calculation of the number of Ordinary Shares to be issued in connection with the Business Combination, please see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Business Combination Agreement in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among other things, receipt of the requisite shareholders’ approval of the Charter Proposal. For more information about the closing conditions to the Business Combination, see the section of this proxy statement/prospectus titled “The Business Combination Proposal — Conditions to Consummation of the Business Combination.”

The Charter Proposal

In connection with the Business Combination, East Stone is, pursuant to SEC guidance, asking East Stone shareholders to consider and vote upon and to approve a Proposal to adopt Pubco’s Amended and Restated Memorandum and Articles of Association, substantially in the form attached to this proxy statement/prospectus as Annex B, to be effective upon the consummation of the Business Combination, separate and apart from their consideration and vote upon the Business Combination Proposal. This vote is not required by British Virgin Islands law or Cayman Islands law.

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. The Amended and Restated Memorandum and Articles of Association of Pubco will differ from East Stone’s amended and restated memorandum and articles of association in multiple respects, including, for example: (i) the name of the new public entity will be “NWTN Inc.” as opposed to “East Stone Acquisition Corporation”; (ii) Pubco’s corporate existence is perpetual as opposed to East Stone’s corporate existence terminating if a business combination is not consummated by East Stone within a specified period of time; and (iii) Pubco’s Amended and Restated Memorandum and Articles of Association do not include the various provisions applicable only to special purpose acquisition corporations that East Stone’s amended and restated memorandum and articles of association contains.

Like approval of the Business Combination Proposal, the approval of the Charter Proposal, unless waived by the parties to the Business Combination Agreement in accordance with applicable law, is a condition to the Closing of the Business Combination. For more information about the closing conditions to the Business Combination, see the section of this proxy statement/prospectus titled “Business Combination Proposal — Conditions to Consummation of the Business Combination.”

The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Share Issuance Proposal. Therefore, if either the Business Combination Proposal or the Share Issuance Approval is not approved, then the Charter Proposal will have no effect, even if approved by East Stone’s shareholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals. For more information about Pubco’s Amended and Restated Memorandum and Articles of Association, please see the section of this proxy statement/prospectus entitled “The Charter Proposal.”

The Organizational Documents Advisory Proposals

As required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions, East Stone is requesting that East Stone’s shareholders vote upon, on a non-binding advisory basis, Proposals to approve certain governance provisions in Pubco’s Amended and Restated Memorandum and Articles of Association, which are separately being presented. These votes are not required by British Virgin Islands law or Cayman Islands law. The shareholder votes regarding the Organizational Documents Advisory Proposals are advisory votes and are not binding on East Stone or East Stone’s board of directors (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Advisory Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Organizational Documents Advisory Proposals, East Stone intends that Pubco’s Amended and Restated Memorandum and Articles of Association will take effect upon the Closing (assuming approval of the Charter Proposal). Please see the section of this proxy statement/prospectus entitled “The Organizational Documents Advisory Proposals.”

The Equity Incentive Plan Proposal

Assuming the Business Combination Proposal, the Charter Proposal, the Organizational Documents Advisory Proposal, the Director Election Proposal, the Share Issuance Proposal and the Adjournment Proposal are approved, East Stone’s shareholders will be asked to consider and vote upon a proposal to approve by ordinary resolution the NWTN 2022 Equity Incentive Plan, in order to comply with the applicable Listing Rules of Nasdaq and the Code. Please see the section of this proxy statement/prospectus entitled “Equity Incentive Plan Proposal.”

The Share Issuance Proposal

The Listing Rules of Nasdaq require that a listed company obtain its shareholders’ approval for issuances of securities in excess of 20% of the listed company’s issued and outstanding voting stock prior to the issuance. In connection with the approval of the Business Combination Proposal, East Stone’s shareholders will be asked to consider and vote upon a proposal to approve, for purposes of complying with the applicable Listing Rules of Nasdaq, the issuance of [            ]. Please see the section of this proxy statement/prospectus entitled “The Share Issuance Proposal.”

The Director Election Proposal

For purposes of East Stone’s memorandum and articles of association, this special meeting in lieu of an annual meeting is serving as East Stone’s first annual meeting of shareholders. The East Stone board has nominated Xiaoma (Sherman) Lu, Sanjay Prasad and William Zielke for election at the special meeting in lieu of an annual meeting, to serve until the earlier of the consummation of the Business Combination and the 2023 annual meeting of shareholders or their earlier death, resignation or removal (including if they are replaced at the consummation of the Business Combination, or if, based upon the tabulated vote at the time of the Meeting, East Stone is not authorized to consummate the Business Combination). See the section entitled “Director Election Proposal” for additional information.

The Adjournment Proposal

If East Stone determines that it is necessary or appropriate to adjourn the Meeting to a later date, including if, based on the tabulated vote, there are not sufficient shareholder votes at the time of the Meeting to authorize East Stone to consummate the Business Combination (because the Business Combination Proposal would not be approved or because another condition to Closing the Business Combination Agreement would not be met), East Stone’s board of directors may submit a proposal to direct the chairman of the meeting to adjourn the Meeting to a later date or dates, to permit, among other actions, further solicitation of proxies. Please see the section of this proxy statement/prospectus entitled “The Adjournment Proposal.”

East Stone Initial Shareholders and IPO PIPE Shareholders

As of [    ], 2022, the Record Date for the Meeting, the holders of East Stone’s Founder Shares, including East Stone’s Initial Shareholders and the Backstop Investors, beneficially owned and were entitled to vote an aggregate of [            ] 3,450,000 Founder Shares that were issued prior to East Stone’s Initial Public Offering. As of July 19, 2022, the Founder Shares constitute approximately 48.1% of the outstanding ordinary shares of East Stone.

Additionally, an aggregate of 350,000 Private Shares underlie the Private Placement Units issued to the IPO PIPE Shareholders in connection with a private placement that closed simultaneously with the Initial Public Offering. The IPO PIPE Shares constitute approximately 4.9% of the outstanding ordinary shares of East Stone as of July 19, 2022.

In connection with the Initial Public Offering, each of the holders of East Stone’s Founder Shares and Private Shares agreed to vote such shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. The Founder Shares have no Redemption rights in the event of a business combination and will be worthless if no business combination is effected by East Stone. Additionally, the Private Shares will not participate in any liquidating distribution upon winding up if a business combination is not consummated, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the trust account).

In connection with the Initial Public Offering, the Initial Shareholders entered into an escrow agreement pursuant to which their Founder Shares are held in escrow and may not be transferred (subject to limited exceptions) until (i) with respect to 50% of the Founder Shares, for a period ending on the earlier of the six-month anniversary of the Business Combination or the date on which the closing price of the ordinary shares exceeds $12.50 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, and (ii) with respect to the other 50% of the Founder Shares, for a period ending on the six-month anniversary of the consummation of the Business Combination, unless approved by East Stone’s Public Shareholders. However, if, after a Business Combination, there is a transaction whereby all the outstanding shares of East Stone are exchanged or converted into cash (as they would be in a post-asset sale liquidation) or another issuer’s shares, then the Founder Shares (or any ordinary shares thereunder) will be permitted to be released from escrow to participate. In addition, all Initial Shareholders agreed to place in escrow (and not transfer any ownership interest in) their Private Placement Units (or any securities comprising the Private Placement Units), excluding any Public Units acquired by initial shareholders in the IPO or in the open market, until 30 days following the consummation of the Business Combination.

Date, Time and Place of the Special Meeting in Lieu of an Annual Meeting of Shareholders of East Stone

The Meeting will be held at [9:00 a.m.], Eastern Time, on [    ], 2022, at the office of Ellenoff Grossman & Schole LLP at 1345 6th Avenue, New York, New York 10105. East Stone will also be hosting the Special Meeting in Lieu of an Annual Meeting via live webcast on the Internet at [https://www.cstproxy.com/easternacquisition/2022] with the password of [            ], to consider and vote upon the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Organizational Documents Advisory Proposals, the Share Issuance Proposal, the Director Election Proposal and/or if necessary, the Adjournment Proposal.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned ordinary shares of East Stone at the close of business on [    ], 2022, which is the Record Date for the Meeting. Shareholders will have one vote for each East Stone ordinary share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. East Stone warrants and rights do not have voting rights. On the Record Date, there were [            ] ordinary shares of East Stone outstanding, of which [            ] were Public Shares, with the rest being held by the East Stone Initial Shareholders and IPO PIPE Shareholders.

Quorum and Vote of East Stone Shareholders

A quorum of East Stone shareholders is necessary to hold a valid meeting. A quorum will be present at the East Stone meeting if the holders of no less than 50% of the outstanding shares entitled to vote at the Meeting are present themselves or represented by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. The East Stone

The holders of the Founder Shares, including East Stone’s Initial Shareholders, have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of July 19, 2022, there were 3,450,000 Founder Shares issued and outstanding, which constitute approximately 48.1% of the outstanding ordinary shares of East Stone. Additionally, an aggregate of 350,000 Private Shares underlie the Private Placement Units issued to the IPO PIPE

Shareholders in connection with a private placement that closed simultaneously with the Initial Public Offering. The Private Shares constitute approximately 4.9% of the outstanding ordinary shares of East Stone as of July 19, 2022. As such, the Founder Shares and Private Shares held by East Stone’s Initial Shareholders and IPO PIPE Shareholders in the aggregate represent approximately 53.0% of the outstanding ordinary shares of East Stone as of July 19, 2022. Such shares, as well as any ordinary shares acquired in the aftermarket by the Initial Shareholders and the IPO PIPE Shareholders, will be voted in favor of the proposals presented at the Meeting. The proposals presented at the Meeting will require the following votes:

•        Pursuant to East Stone’s memorandum and articles of association, the approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the then-outstanding ordinary shares of East Stone that are present and voted at the Meeting. There are currently 7,168,244 ordinary shares of East Stone outstanding, of which 3,264,744 are Public Shares.

•        The approval of the Charter Proposal will require the affirmative vote of the holders of a majority of the then-outstanding ordinary shares of East Stone that are present and voted at the Meeting.

•        The approval of the Organizational Documents Advisory Proposals, which are advisory and non-binding, will require the affirmative vote of the holders of a majority of the then-outstanding ordinary shares of East Stone that are present and voted at the Meeting.

•        The approval of the Share Issuance Proposal will require the affirmative vote of the holders of a majority of the then-outstanding ordinary shares of East Stone that are present and voted at the Meeting.

•        The approval of the Director Election Proposal will require the affirmative vote of the holders of a majority of the then-outstanding ordinary shares of East Stone that are present and voted at the Meeting.

•        The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the then-outstanding ordinary shares of East Stone that are present and voted at the Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Organizational Documents Advisory Proposals, the Share Issuance Proposal, the Director Election Proposal and (if presented) the Adjournment Proposal.

Redemption Rights

Pursuant to East Stone’s memorandum and articles of association, a holder of Public Shares may demand that East Stone convert such shares into cash if the Business Combination is consummated. Holders of Public Shares (whether or not they are holders on the Record Date) will be entitled to receive cash for these shares only if they demand that East Stone convert their shares into cash no later than 5:00 p.m. Eastern Time on [    ], 2022 (two (2) business days prior to the Meeting) by (A) by submitting their request in writing to Continental Stock Transfer & Trust Company and (B) delivering their stock to East Stone’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If the Business Combination is not completed, these shares will not be redeemed for cash at this time in connection with the Business Combination. In such case, East Stone will promptly return any shares delivered by public holders for Redemption and such holders may only share in the assets of the Trust Account upon the liquidation of East Stone. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their Redemption rights in connection therewith due to potential claims of creditors of East Stone. If a holder of Public Shares properly demands Redemption, East Stone will redeem each Public Share for its pro rata portion of the Trust Account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. As of [    ], 2022, the Record Date, this would amount to approximately $[          ] per share. If a holder of Public Shares exercises its Redemption rights, then it will be exchanging its ordinary shares of East Stone for cash and will no longer own the shares. See the section of this proxy statement/prospectus entitled “Special Meeting in Lieu of an Annual Meeting of Shareholders of East Stone — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

The Business Combination will not be consummated if East Stone has net tangible assets of less than $5,000,001 after taking into account holders that have properly demanded Redemption of their Public Shares, upon the consummation of the Business Combination, into cash and the proceeds of any private placement.

Holders of East Stone warrants and rights do not have Redemption rights with respect to such securities.

Appraisal Rights

The East Stone board of directors considers that the East Stone ordinary shares (including those held by the Initial Shareholders) and other East Stone securities do not entitle the holders thereof to appraisal rights under the Companies Act in connection with the Business Combination. For additional information, see the question “Do I have appraisal rights if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers About the Proposals.”

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. East Stone has engaged Morrow Sodali LLC (the “Proxy Solicitor”) as proxy solicitor to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares itself if it revokes its proxy before the Meeting. A shareholder may also change its vote by entering a new vote by Internet or telephone, submitting a later-dated proxy, or attending and voting, virtually via the live webcast, during the Meeting as described in the section of this proxy statement/prospectus entitled “Special Meeting in Lieu of an Annual Meeting of Shareholders of East Stone — Revoking Your Proxy.”

Interests of East Stone’s Initial Shareholders, Directors and Officers in the Business Combination

When you consider the recommendation of East Stone’s board of directors in favor of approval of the Business Combination Proposal and the Charter Proposal, you should keep in mind that East Stone’s Initial Shareholders, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, your interests as an East Stone shareholder, Warrant holder or Rights holder. These interests include, among other things:

•        If the Business Combination with ICONIQ or another business combination is not consummated by August 24, 2022, East Stone will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 3,135,000 Founder Shares and 167,000 Private Shares underlying the Private Placement Units held by East Stone’s Initial Shareholders, including its directors and officers, would be worthless because East Stone’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares. Such shares and the units, had an aggregate market value of approximately $34.0 million based upon the closing price of East Stone’s ordinary shares of $10.23 per share on Nasdaq on July 19, 2022 and the closing price of East Stone’s units of $11.36 per unit on Nasdaq on May 9, 2022, the last day prior to July 19, 2022 on which there was trading in East Stone’s units.

•        An aggregate of 350,000 Private Placement Units were issued to the IPO PIPE Shareholders simultaneously with the consummation of the Initial Public Offering and over-allotment option. Such units had an aggregate market value of $4.0 million based upon the closing price of East Stone’s units of $11.36 per unit on Nasdaq on May 9, 2022, the last day prior to July 19, 2022 on which there was trading in East Stone’s units.

•        If East Stone is unable to complete a business combination within the time period required under its organizational documents, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by East Stone for services rendered or contracted for or products sold to East Stone, but only if such a vendor or target business has not executed a waiver.

•        East Stone’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on East Stone’s behalf, such as identifying and investigating possible business targets and business combinations. However, if East Stone fails to consummate a business combination within the required time period under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, East Stone may not be able to reimburse these expenses if the Business Combination with ICONIQ or another business combination is not completed by August 24, 2022.

•        In order to finance transaction costs in connection with a Business Combination, the Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to East Stone funds as may be required by East Stone (the “Working Capital Loans”). If East Stone completes a business combination, East Stone will repay any Working Capital Loans. In the event that a business combination is not completed, East Stone may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Any Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid, without interest, upon consummation of a business combination by East Stone, or, at the lender’s discretion, converted upon consummation of a business combination into additional Private Placement Units at a price of $10.00 per Unit (the “Working Capital Units”). On February 23, 2021, East Stone issued an unsecured promissory note (the “East Stone Note”) in respect of a Working Capital Loan in the amount of up to $500,000 to Chunyi (Charlie) Hao, its Chairman of the Board of Directors and Chief Financial Officer. The East Stone Note bears no interest and is repayable in full upon the earlier of consummation of East Stone’s initial business combination and its winding up. The East Stone Note may also be converted into Working Capital Units at a price of $10.00 per Unit at the option of the holder of the East Stone Note upon the consummation of East Stone’s initial business combination. Such Working Capital Units would be identical to the Private Placement Units issued to Double Ventures Holdings Limited, I-Bankers Securities, Inc., Hua Mao and Cheng Zhao in connection with East Stone’s initial public offering. As of July 19, 2022, East Stone borrowed an aggregate of $450,000 under the East Stone Note.

Recommendation to Shareholders

East Stone’s board of directors has determined that the Business Combination Proposal and the other proposals to be presented at the Meeting are fair to and in the best interest of East Stone’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the each of the Organizational Documents Advisory Proposals, “FOR” the Share Issuance Proposal, “FOR” the Director Election Proposal, and, if presented, “FOR” the Adjournment Proposal.

Conditions to the Consummation of the Business Combination

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of East Stone’s shareholders; (ii) obtaining material regulatory approvals; (iii) no law or order preventing or prohibiting the Transactions; (iv) East Stone having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any private investment in public entity (PIPE) financing that has been funded; (v) amendment by the shareholders of the Pubco of the Pubco’s memorandum and articles of association; (vi) the effectiveness of the Registration Statement; (vii) appointment of the post-closing directors of the Pubco; and (viii) Nasdaq listing requirements having been fulfilled.

In addition, unless waived by the Company, the obligations of the Company, the Pubco, the First Merger Sub and the Second Merger Sub to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of East Stone being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) East Stone having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to East Stone since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by the Company and the Pubco of the Founders Registration Rights Agreement Amendment; (v) each of the Founder Lock-Up Agreements entered into by and among the Pubco, the Purchaser Representative, the Company, East Stone and each holder of the Founder Shares shall be in full force and effect as of the Closing; (vi) each of the Sellers shall have received from Pubco a registration rights agreement covering the merger consideration shares received by the Sellers duly executed by the Pubco; and (vii) East Stone shall have obtained a written waiver issued in writing by JHD (defined below) concerning the general and full waiver of the liabilities of East Stone under the JHD Agreement (defined below) and any ancillary documents to the foregoing.

Unless waived by East Stone, the obligations of East Stone, to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of the Company, the Pubco, the First Merger Sub, and the Second Merger Sub being true and correct on and as of the Closing (subject to Material Adverse Effect on the Target Companies, taken as a whole); (ii) the Company, the Pubco, the First Merger Sub, and the Second Merger Sub having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; (iv) the Non-Competition Agreement and each Seller Lock-Up Agreement shall be in full force and effect from the Closing; (v) no factual finding in the Addition Review period would result in a failure of condition (i) in this paragraph to be satisfied, or East Stone has not delivered a notice to the Company within the Addition Review period setting forth such finding, or such failure is cured within 20 days after such notice from East Stone; and (vi) receipt by East Stone of the Founders Registration Rights Agreement Amendment duly executed by the Pubco.

Certain Material U.S. Federal Income Tax Considerations

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of ordinary shares of East Stone and the ownership and disposition of Ordinary Shares, see the section entitled “Material U.S. Federal Income Tax Considerations”.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, East Stone will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) ICONIQ’s existing operations will comprise the ongoing operations of the combined company, (ii) ICONIQ’s senior management will comprise the senior management of the combined company, and (iii) the former owners and management of ICONIQ will have control of the board of directors after the Business Combination by virtue of being able to appoint a majority of the directors of the combined company.

In accordance with guidance applicable to these circumstances, the Business Combination will be treated as the equivalent of ICONIQ issuing shares for the net assets of East Stone, accompanied by a recapitalization. The net assets of East Stone will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ICONIQ.

Risk Factors

In evaluating the proposals to be presented at the Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”. These risks are summarized below.

Summary of Risk Factors

Risks relating to the Business Combination, Redemptions, Pubco’s Operations and Pubco Ordinary Shares

•        East Stone has limited ability to assess ICONIQ, including its operations and management and ICONIQ operates in an industry sector that is outside of East Stone’s management’s expertise.

•        Redemptions by East Stone shareholders may make it difficult for East Stone to complete the Business Combination.

•        Pubco may fail to implement an effective system of internal control over financial reporting, which could affect its ability to accurately report financial results or prevent fraud.

•        As a foreign private issuer Pubco and its management may rely on exemptions from certain US. federal securities law disclosure requirements and from certain corporate governance requirements under the Listing Rules of Nasdaq that provide protection to public shareholders.

•        Pubco’s only asset will be its ownership interests in ICONIQ. Its ability to pay any dividends in the future will depend entirely on distributions from its subsidiaries. (See “Risk Factors — Risks Relating to Pubco’s Business and Operations Following the Business Combination with ICONIQ — Following the consummation of the Business Combination, Pubco’s only significant asset will be its ownership of ICONIQ, and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable Pubco to pay any dividends on its Ordinary Shares, pay its expenses or satisfy other financial obligations”).

•        If analysts do not publish research about Pubco’s business or if they publish inaccurate or unfavorable research, Pubco’s stock price and trading volume could decline.

•        Certain officers and directors of East Stone will be serving as executives and/or directors of Pubco after the Closing resulting in potential conflicts with East Stone’s public shareholders.

•        East Stone shareholders will experience material dilution of their interests if the Business Combination closes.

•        There will be a significant number of Pubco ordinary shares available for sale in public markets after the Business Combination Transaction closes which could adversely affect the price of Pubco shares.

•        Pubco does not expect to pay dividends in the foreseeable future.

•        An active trading market for Pubco ordinary shares may not develop.

•        Pubco may be materially adversely affected if certain of the PIPE Investors who are subject to the relevant PRC overseas investment regulations fail to comply with such regulations in a timely manner, or at all.

Risks Relating to ICONIQ’s Business

•        ICONIQ’s ability to develop, manufacture, and deliver automobiles of high quality and appeal to customers, on schedule, and on a large scale is unproven and still evolving. ICONIQ’s vehicles may not perform in line with customer expectations.

•        ICONIQ may in the future need to raise additional funds to meet its capital requirements, and such funds may not be available to ICONIQ on commercially reasonable terms, or at all, which could materially and adversely affect ICONIQ’s business, results of operations or financial condition.

•        ICONIQ’s ability to generate positive cash flow is uncertain, as non-binding pre-orders may not be converted into binding orders or sales, and customers may cancel or delay orders.

•        ICONIQ is dependent upon its relationship with a number of third-party manufacturers and technological partners for the manufacturing of its products and the advancement of its research and development. Any adverse change in ICONIQ’s relationship with such manufacturers or partners may result in a material and adverse effect on ICONIQ’s business, results of operations or financial condition.

•        The global passenger vehicle market is highly competitive, and demand for EVs may be cyclical and volatile. ICONIQ may not be successful in competing in this industry, which may materially and adversely affect its business, results of operations or financial condition.

•        ICONIQ’s research and development efforts may not yield expected results.

•        ICONIQ is highly dependent on the services of its senior management team. Its inability to attract and retain management or other employees who possess specialized market knowledge and technical skills could materially and adversely affect its business, results of operations or financial condition.

•        ICONIQ is subject to claims, disputes, lawsuits and other legal and administrative proceedings in the ordinary course of its business. If the outcomes of these proceedings are adverse, it could have a material adverse effect on its business, prospects, results of operations or financial condition.

•        While ICONIQ’s independent registered public accounting firm is not among the auditor firms listed on the HFCAA Determination List as of the date hereof, its audit documentation related to its audit reports included in this proxy statement/prospectus include audit documentation located in China and as a result ICONIQ is subject to the risk that the PCAOB may not be able to adequately inspect ICONIQ’s auditors, which could result in the future delisting of Pubco’s shares from U.S. stock exchanges, deregistration of Pubco shares by the SEC and a prohibition on trading in Pubco’s shares in the US.

Risks Relating to the Regions in which ICONIQ Operates (for a more detailed discussion, see “Risk Factors — Risks Relating to the Regions in which ICONIQ Operates”)

•        ICONIQ faces risks associated with its international operations, including unfavorable regulatory, political, trade, tax and labor conditions in the UAE and China, and if ICONIQ is unable to effectively manage these risks, its business, financial condition and results of operations may be materially and adversely affected.

•        Because some of ICONIQ’s operations are in China, uncertainties with respect to the PRC legal system and rapid changes in laws and regulations in China could adversely affect ICONIQ’s business.

•        The Chinese government may exercise significant oversight and discretion over the conduct of ICONIQ’s business in China and may intervene in or influence ICONIQ’s operations in China at any time, which could result in a material change in ICONIQ’s operations and/or the value of Pubco’s securities.

•        As some of ICONIQ’s operations are conducted in China, recent regulatory developments in China, including an intent indicated by the PRC governmental authorities to exert more oversight and control over offerings that are conducted outside China and/or foreign investment in China-based issuers, may subject ICONIQ to additional regulatory review or otherwise restrict or hinder Pubco’s ability to offer securities and raise capitals outside China, all of which could materially and adversely affect ICONIQ’s business and cause the value of Pubco’s securities to significantly decline.

Holding Company Structure

Pubco, with ICONIQ being its wholly-owned subsidiary post-Business Combination, is a holding company incorporated in the Cayman Islands with its headquarters in Dubai, UAE. ICONIQ conducts its operations through ICONIQ Green Technology FZCO, ICONIQ’s global headquarters based in Dubai, UAE, as well as various subsidiaries in Dubai and the PRC. Investments in Pubco’s securities are not purchases of equity securities of these operating subsidiaries in the UAE or China but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own. This holding company structure involves unique risks to investors.

As a result of its corporate structure, Pubco’s ability to pay dividends post-Business Combination depends upon dividends paid by its subsidiaries in the UAE and China. If Pubco’s existing subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to Pubco.

As of the date hereof, neither ICONIQ nor any of its subsidiaries have made any dividends or distributions to their parent companies or any investor, and there has been no transfer of cash among ICONIQ and its subsidiaries. Two wholly-owned subsidiaries of ICONIQ, namely ICONIQ Green Technology FZCO, which is based in the UAE, and ICONIQ (Tianjin) Investment Co., Ltd., which is based in the PRC, have paid for expenses related to the Business Combination and certain of the ICONIQ group’s operating costs, which in total amounted to approximately US$700,000. Such expense payments were treated as intercompany loans, which will be settled once the Business Combination is completed. ICONIQ believes such amounts to be one-off payments by its subsidiaries, which will not be incurred again after the Business Combination is completed. Save as disclosed above, ICONIQ currently does not have a specific timetable on when to settle the amounts owed within the company and plans to distribute cash dividends after it becomes profitable. See page F-6 of ICONIQ’s audited historical consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information on the amount of cash balances held as of December 31, 2020 and 2021. Any determination to pay dividends in the future post-Business Combination will be at the discretion of Pubco’s board of directors. For Pubco’s operations in the PRC post-Business Combination, if Pubco intends to distribute dividends from its PRC subsidiaries in the future, the PRC subsidiaries will transfer the dividends to ICONIQ Global Limited, Pubco’s Hong Kong-incorporated subsidiary which controls all of its PRC operating subsidiaries, in accordance with the laws and regulations of the PRC, and then the Hong Kong-incorporated subsidiary will transfer the dividends all the way up to Pubco, and the dividends will be distributed from Pubco to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. The cross-border transfer of funds by the PRC subsidiaries under the direct holding structure must be legal and compliant with relevant laws and regulations of China. In utilizing the proceeds from this Business Combination, as an offshore holding company, Pubco is permitted under PRC laws and regulations to provide funding to its PRC subsidiaries only through loans or capital contributions and to its affiliated entities only through loans, subject to applicable government reporting, registration and approvals. However, loans by Pubco to its PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to its PRC subsidiaries are subject to the requirement of making necessary registration with competent governmental authorities in the PRC. See “Risk Factors — Risks Relating to the Regions in which ICONIQ Operates — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may restrict or delay Pubco from using the proceeds of the Business Combination to make loans or additional capital contributions to its PRC subsidiaries, which could adversely affect Pubco’s liquidity and its ability to fund and expand its business.” Pubco may encounter difficulties in its ability to transfer cash between PRC subsidiaries and non-PRC subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. However, as long as Pubco is compliant with the procedures for approvals from foreign exchange authorities and banks in China, ICONIQ’s PRC counsel, Jingtian & Gongcheng, has advised that, as of the date hereof, the relevant laws and regulations in China do not impose limitations on the amount of funds that Pubco can transfer out of China. Pubco currently does not have any cash management policy that dictate the transfer of cash between its subsidiaries post-Business Combination.

Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act (the “HFCAA”) requires certain issuers of securities to establish that they are not owned or controlled by a foreign government. Specifically, an issuer must make this certification if the PCAOB is unable to conduct inspections due to the fact that the issuer has retained a foreign public accounting firm not subject to inspection by the board. If the board is unable to inspect the issuer’s public accounting firm for three consecutive years, the issuer’s securities are banned from trading on a US national exchange (such as Nasdaq or the NYSE) and other venues.

The HFCAA would prohibit Pubco from using an auditor that the PCAOB determines it could not inspect or fully investigate and would (i) prohibit the trading of securities of a company and (ii) require delisting of a company from U.S. national securities exchanges if the PCAOB is unable to inspect its public accounting firm for three consecutive years. The HFCAA also requires public companies to disclose, among other things, whether they are owned or controlled by a foreign government, specifically, those that are based in or have a majority or significant amount of their operations in the PRC.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. Pubco will be required to comply with these rules if the SEC identifies Pubco as having a “non-inspection” year (as defined in the interim final rules) under a process to be subsequently established by the SEC. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. Future developments with respect to increased U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

On December 2, 2021, the SEC adopted amendments to finalize the rules implementing the submission and disclosure requirements of the HFCAA. The rules apply to registrants the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate (“HFCAA Issuers”).

The final amendments require HFCAA Issuers to submit documentation to the SEC establishing that, if true, it is not owned or controlled by a governmental entity in the public accounting firm’s foreign jurisdiction. The amendments also require that a HFCAA Issuer that is a “foreign issuer,” as defined in Exchange Act Rule 3b-4, provide certain additional disclosures in its annual report for itself and any of its consolidated foreign operating entities. Further, the release provides notice regarding the procedures the SEC has established to identify issuers and to impose trading prohibitions on the securities of certain HFCAA Issuers, as required by the HFCAA. The SEC plans to identify HFCAA Issuers for the fiscal years beginning after December 18, 2020. A HFCAA Issuer will be required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as a HFCAA Issuer based on its annual report for the fiscal year ended December 31, 2021, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ended December 31, 2022. As of the date hereof, the auditor of ICONIQ, Marcum Bernstein & Pinchuk LLP, is not among the auditor firms listed on the HFCAA Determination List, which list notes all of the auditor firms that the PCAOB is not able to inspect.

SELECTED HISTORICAL FINANCIAL INFORMATION

East Stone

	For the three months ended March 31, 2022	For the years ended December 31,
		2021	2020
	(unaudited)
Selected Consolidated Statements of Operation:
Net revenue	$—	$—	$—
Cost of revenues	402,487	2,059,243	768,214
Gross profit	(402,487)	(2,059,243)	(768,214)
Change in fair value of derivative warrant liabilities	449,000	(775,900)	(238,872)
Expenses of forward share purchase	—	(3,723,000)	—
Expenses of extension incentive paid by founder shares transferred	(1,900,800)	—	—
Change in fair value of derivative forward share purchase	2,069,000	1,654,000	—
Interest earned on investments held in trust account	2,152	13,076	833,973
Net Income (loss)	$619,352	$(4,891,067)	$(173,113)
Basic and diluted net loss per ordinary share	$0.03	$(0.29)	$(0.03)
	As of March 31 2022	As of December 31,
		2021	2020
Selected Consolidated Balance Sheet Data:
Assets
Current assets:
Cash and cash equivalents	$13,529	$38,585	$23,486
Prepaid expenses	26,250	25,750	88,887
Total current assets	39,779	64,335	112,373
Investment held in trust account	33,503,273	33,504,825	138,833,973
TOTAL ASSETS	$33,543,052	$33,569,160	$138,946,346

Liabilities
Current liabilities:
Accrued expenses	$1,808,595	$1,507,691	$60,687
Promissory note payable to shareholders	427,027	350,000	—
Promissory note payable – related party	200,000	200,000	—
Extension loan from related parties	2,760,000	2,760,000	—
Total current liabilities	5,195,622	4,817,691	60,687
Deferred underwriting commission	402,500	402,500	402,500
Deferred warrant liabilities	2,559,000	3,008,000	2,232,100
Derivative liabilities of forward share purchase, an option to sell 2,923,974 redeemable ordinary shares, no par value, at December 31, 2021	—	2,069,000	—
Total Liabilities	8,157,122	10,297,191	2,695,287
Commitment and Contingencies
Ordinary shares, no par value, 3,265,105 and 13,800,000, issued and outstanding at December 31, 2021 and December 31, 2020	33,496,273	33,499,977	138,000,000
Shareholders’ Deficit
Ordinary shares, no par value, issued and outstanding 3,903,500 and 3,903,500 at December 31, 2021 and December 31, 2020	3,838,301	3,838,301	3,838,301
Accumulated deficit	(11,948,644)	(14,066,309)	(5,587,242)
Total Shareholders’ deficit	(8,110,343)	(10,228,008)	(1,748,941)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$33,543,052	$33,569,160	$138,946,346

ICONIQ

ICONIQ is providing the following selected historical consolidated financial information of ICONIQ to assist in the analysis of the financial aspects of the Business Combination. The selected historical consolidated balance sheet data as of December 31, 2021 and 2020 and the selected historical consolidated statements of operations for the years ended December 31, 2021 and 2020 are derived from ICONIQ’s audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. ICONIQ’s consolidated financial statements have been prepared in accordance with U.S. GAAP. Such financial information has been prepared on a basis consistent with ICONIQ’s consolidated financial statements and should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

The following table presents ICONIQ’s selected consolidated statements of operations data for the years ended December 31, 2021 and 2020:

	For the years ended December 31,
	2021	2020
Selected Consolidated Statements of Operation:
Net revenue	$—	$—
Cost of revenues	—	—
Gross profit	—	—
Operating expenses:
General and administrative expenses	(10,041,684)	(9,041,982)
Research and development expenses	(724,700)	(1,860,923)
Total operating expenses	(10,766,384)	(10,902,905)
Loss from operations	(10,766,384)	(10,902,905)
Other loss:
Other expenses, net	(318,392)	(413,217)
Interest expense, net	(1,980,044)	(1,333,629)
Total other loss	(2,298,436)	(1,746,846)
Loss before income tax expense	(13,064,820)	(12,649,751)
Income tax benefit	—	—
Net loss	$(13,064,820)	$(12,649,751)
Less: Net loss contributed to noncontrolling interests from continuing operations	(675,869)	(737,560)
Net loss attributable to shareholders	(12,388,951)	(11,912,191)
Other comprehensive income
Foreign currency translation loss	(5,076,180)	(12,947,493)
Total comprehensive loss	$(18,141,000)	$(25,597,244)
Loss per ordinary share attributable to shareholders
Basic and Diluted	(0.04)	(0.04)
Weighted average number of ordinary shares outstanding
Basic and Diluted	335,164,567	335,164,567

The following table presents ICONIQ’s selected consolidated balance sheet data as of December 31, 2021 and 2020:

	As of December 31,
	2021	2020
Selected Consolidated Balance Sheet Data:
Assets
Current assets:
Cash and cash equivalents	$21,301	$3,259
Restricted cash	39,196	3,055
Deferred offering costs	284,660	—
Prepaid expenses and other current assets	7,315,190	7,730,151
Amounts due from related parties	6,205,878	6,065,990
Total current assets	13,866,225	13,802,455
Property and equipment, net	33,476	46,048
Intangible assets, net	—	2,615
Total non-current assets	33,476	48,663
TOTAL ASSETS	$13,899,701	$13,851,118

Liabilities
Current liabilities:
Accounts payable	8,106,757	7,671,079
Loans from a third party	25,391,607	23,263,176
Amounts due to related parties	7,541,910	934,866
Accrued expenses and other current liabilities	28,347,242	190,009,663
Total current liabilities	69,387,516	221,878,784
TOTAL LIABILITIES	69,387,516	221,878,784
TOTAL SHAREHOLDERS’ DEFICIT	(55,487,815)	(208,027,666)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$13,899,701	$13,851,118

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

East Stone is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The following selected unaudited pro forma condensed combined statement of financial positions combines the audited consolidated historical balance sheet of East Stone as of December 31, 2021, and the audited consolidated historical balance sheet of ICONIQ as of December 31, 2021, giving effect to the transactions as if they had been consummated as of December 31, 2021.

The following selected unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the audited consolidated statement of operations of ICONIQ for the year ended December 31, 2021, and the audited consolidated statement of operations of East Stone for the year ended December 31, 2021, giving effect to the transactions as if they had occurred as of the beginning of the earliest period presented.

The unaudited pro forma combined financial information has been prepared based upon the following two scenarios.

•        Scenario 1 — Reflecting the redemption of 361 shares on February 24, 2022 and assuming no other East Stone shareholders exercise their redemption rights, all East Stone shares previously subject to redemption for cash amounting to $33.50 million would be transferred to shareholders’ equity; and

•        Scenario 2 — In addition to the redemption of 361 shares on February 24, 2022, assuming the maximum number of East Stone shares of 1,780,533 shares are redeemed for cash by East Stone shareholders, cash required at $18.27 million would be paid out in cash, in order to maintain $5,000,001 of East Stone’s net tangible assets at Closing.

The historical financial information has been adjusted to give effect to the expected events that are related and/or directly attributable to the transactions, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the selected unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the transactions.

The historical financial information of East Stone was derived from the audited consolidated historical financial statements of East Stone as of December 31, 2021 and for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus.

The historical financial information of ICONIQ was derived from the audited consolidated historical financial statements of ICONIQ as of December 31, 2021 and for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus.

This information should be read together with East Stone’s and ICONIQ’s financial statements and related notes, “Other Information Related to East Stone — East Stone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “ICONIQ Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

	Pro Forma Combined (Assuming No Redemptions & Divesture)	Pro Forma Combined (Assuming 1,780,533 Shares Redemptions & Divesture)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Year Ended December 31, 2021
Net sales	$—	$—
Net loss	$(19,468,697)	$(19,468,697)
Net loss attributable to shareholders	$(18,792,828)	$(18,792,828)
Weighted average shares outstanding – basic and diluted	287,599,315	285,818,782
Net loss per share – basic and diluted	$(0.07)	$(0.07)

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2021
Total assets	$443,212,967	$424,944,703
Total liabilities	$77,844,657	$77,844,657
Total shareholders’ deficit	$365,368,310	$347,100,046

RECENT DEVELOPMENTS

Termination of Agreement with JHD

On February 16, 2021, we entered into an agreement with JHD, among others, providing for a business combination with JHD (the “JHD Agreement”). The JHD Agreement was amended on each of on February 18, 2021, September 17, 2021, October 14, 2021 and November 26, 2021. The transactions pursuant to the JHD Agreement were subject to, among other things, the approval of such transactions by the Company’s shareholders, satisfaction of the conditions stated in the JHD Agreement and other customary closing conditions, including that the SEC completes its review of the proxy statement/prospectus relating to the transactions, the receipt of certain regulatory approvals, and the approval by The Nasdaq Stock Market to list the securities of the combined company. On April 18, 2022, East Stone terminated the JHD Agreement.

Working Capital and Extension Loans

As of December 31, 20221, our Chief Financial Officer and one of the initial shareholders, Mr. Chunyi (Charlie) Hao, has loaned to the Company $350,000, the Working Capital Loans. If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit (the “Working Capital Units”).

Effective May 24, 2021, the Company extended the date by which it has to consummate a business combination from May 24, 2021 to August 24, 2021 (the “First Extension”). Effective August 23, 2021, the Company extended the date by which it has to consummate a business combination from August 24, 2021 to November 24, 2021 (the “Second Extension”). The First and Second Extensions were each three-month extensions permitted under the Company’s governing documents and provided the Company with additional time to attempt to complete its proposed business combination with JHD. In accordance with the JHD Agreement, JHD has loaned to the Company a sum of $2,760,000 on the sponsor’s behalf in order to support the Extension. Such loan is non-interest bearing and will be payable upon the consummation of the proposed business combination. Effective November 24, 2021 and February 24, 2022, the Company extended the date by which the Company has to consummate a business combination to February 24, 2022 and August 24, 2022, respectively, each without involving cash payment into the Trust Account.

As of December 31, 2021, Yellow River Asset Management, an affiliate of JHD (“Yellow River”), and the Company signed a promissory note in which Yellow River agreed to loan to the Company a sum of $200,000. The note bears no interest and is repayable in full upon the earlier of consummation of the Company’s initial Business Combination and its winding up. As of December 31, 2021, the Company had drawn down an aggregate of $200,000.

Backstop and Founder Share Transfer Arrangements

On November 12, 2021, the Company entered into certain FPAs with Sea Otter, Mint Tower, Glazer and Meteora, which provided that such investors will not redeem shares that they each hold up to an aggregate of 2,923,974 shares, connection with the proposal for the February Extension and the proposed Merger with JHD, and instead would each either hold such shares for a period of time following the consummation of the Merger, at which time they will each have the right to sell them to the Company at $10.41 per share, or will sell such shares on the open market during such time period at a market price of at least $10.26 per share.

In connection with the above-mentioned arrangements, the sponsor entered into certain November 2021 Founder Share Transfer Agreements with the Backstop Investors to transfer to the Backstop Investors an aggregate of 399,996 founder shares to be transferred to such investors. Of such amount, an aggregate of 135,000 founder shares were transferred to the Backstop Investors in connection with the February Extension. Any founder shares transferred pursuant to these arrangements will be subject to the same rights and obligations as the remaining founder shares held by the sponsor, including certain registration rights and the obligations to (a) vote any founder shares held by the Backstop Investors in favor of the Business Combination, and (b) subject any founder shares held by them to the same lock-up restrictions as the founder shares held by our sponsor.

On November 24, 2021, the Company held a special meeting of shareholders and approved the amendment of the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company has to consummate its initial business combination from November 24, 2021 to February 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 10,534,895 ordinary shares, as a result the Company paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

On January 31, 2022, certain of the Backstop Investors entered into the February 2022 Founder Share Transfer Agreements with the Sponsor to support a proposal for the August Extension. Pursuant to February 2022 Founder Share Transfer Agreements, such Backstop Investors agreed to not request redemption of an aggregate of up to 600,000 ordinary shares of East Stone in connection with the August Extension. In connection therewith, our sponsor agreed to transfer to such Backstop Investors an aggregate of (i) 180,000 founder shares on or prior to the February 24, 2022 special meeting of shareholders to approve the August Extension, and (ii) 60,000 founder shares for each month past May 24, 2022 that the Business Combination has not yet closed, for a total of up to 360,000 founder shares to be received by such Backstop Investors to support the February Extension. The FPA terminated by their terms on February 24, 2022.

On February 24, 2022, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company has to consummate an initial business combination from February 24, 2022 to August 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 361 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $3,704 (approximately $10.26 per share) to redeeming shareholders.

RISK FACTORS

The following risk factors will apply to business and operations of Pubco following the Closing. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of ICONIQ and Pubco’s business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of East Stone ordinary shares. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. Pubco and East Stone may face additional risks and uncertainties that are not presently known to them, or that they currently deem immaterial, which may also impair Pubco’s business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the consolidated financial statements of ICONIQ and financial statement of East Stone and notes thereto included elsewhere in this proxy statement/prospectus.

Risks Relating to ICONIQ’s Business

ICONIQ’s ability to develop, manufacture, and deliver automobiles of high quality and appeal to customers, on schedule, and on a large scale is unproven and still evolving. ICONIQ’s vehicles may not perform in line with customer expectations.

The sustainability of ICONIQ’s business depends, in large part, on its ability to timely execute its plan to develop, manufacture, and deliver, on a large scale, vehicles of high quality and appeal to customers. Currently, ICONIQ has not launched mass production of any vehicles and its plans for the development and commercialization of its vehicles have experienced changes and delays in the past few years, such as ongoing delays in the development of ICONIQ’s vehicles due to the COVID-19 outbreak and the resulting shortage of working capital. See also “— Any delays in the manufacturing and launch of the commercial production vehicles in ICONIQ’s pipeline could have a material adverse effect on its business.”.

Its development, manufacturing, and delivery of automobiles of high quality to achieve its targeted production volume is and will be subject to risks, including with respect to:

•        lack of necessary funding;

•        delays or disruptions in its supply chain;

•        quality control deficiencies;

•        compliance with environmental, workplace safety, and relevant regulations; and

•        cost overruns.

Historically, automakers are expected to periodically introduce new and improved models to stay abreast of the market. To remain competitive, ICONIQ may be required to introduce new vehicle models and perform facelifts on existing vehicle models earlier or more frequently than is originally planned. ICONIQ cannot assure you that any models it launches will appeal to the customers as it expects.

Furthermore, ICONIQ relies on third-party ESPs (engineering service providers) such as W Motors Automotive Group Holding Limited Dubai Branch (“W Motors”), Magna Steyr and other service providers for the designing, development and manufacturing of its vehicles. To the extent its third-party service providers experience any difficulties in providing it with the services, ICONIQ could experience delays in delivering vehicles. Any delay in the designing, development, manufacturing, and delivery of any of its vehicle models could subject it to customer complaints and materially and adversely affect its reputation, demand for its vehicles, and its growth prospects.

Any of the foregoing could materially and adversely affect its business, financial condition, and results of operations.

ICONIQ’s financial statements have been prepared on a going concern basis and it may need to raise additional capital in the future to fund its continued operations.

ICONIQ has prepared its consolidated financial statements for the years ended December 31, 2020 and 2021 on a going concern basis, based on the determination that its available cash, together with the efforts from management plan and actions to strictly control and budget its operating costs, should enable the Group to meet current anticipated cash needs for at least the next 12 months after December 31, 2021.

Marcum Bernstein & Pinchuk LLP, ICONIQ’s independent registered public accounting firm for the years ended December 31, 2020 and 2021, has included an explanatory paragraph in their opinion that accompanies ICONIQ’s audited consolidated financial statements as of and for the year ended December 31, 2020 and 2021, indicating that ICONIQ may need additional capital in the future to fund its continued operations. If ICONIQ determines that its cash requirements exceed the amount of cash and cash equivalents it has at the time, ICONIQ may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity or convertible debts would result in further dilution to ICONIQ’s shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that might restrict its operations. ICONIQ cannot assure you that the financing will be available in amounts or on terms acceptable to it, if at all.

ICONIQ may in the future need to raise additional funds to meet its capital requirements, and such funds may not be available to ICONIQ on commercially reasonable terms, or at all, which could materially and adversely affect ICONIQ’s business, results of operations or financial condition and our ability to continue as a going concern.

ICONIQ’s business and future plans are capital-intensive. ICONIQ will need significant capital to, among other things, conduct research and development, ramp up its production capacity and build up its sales and service network. As ICONIQ ramps up its production capacity and operations, it may also require significant capital to acquire, construct and maintain its property, plant and equipment and such costs may be greater than anticipated. ICONIQ expects that its level of capital expenditures will be significantly affected by user demand for its vehicles and other services. As a result, ICONIQ’s future capital requirements may be uncertain and actual capital requirements may be different from those it currently anticipates. ICONIQ may seek equity or debt financing to finance a portion of its future capital expenditures. Such financing might not be available to it in a timely manner or on terms that are acceptable, or at all. If ICONIQ fails to obtain required additional financing to sustain its business before ICONIQ is able to produce levels of revenue to meet its financial needs, ICONIQ would need to delay, scale back or eliminate its business plan and may be forced to curtail or discontinue its operations.

Its ability to obtain the necessary financing to carry out its business plan is subject to a number of factors, including general market conditions and investor acceptance of its business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to it. In particular, recent disruptions in the financial markets and volatile economic conditions could affect its ability to raise capital. If ICONIQ is unable to raise sufficient funds, it will have to significantly reduce its spending or delay or cancel its planned activities. In addition, its future capital needs and other business reasons could require it to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute its shareholders. The issuance of debt securities and incurrence of additional indebtedness would result in increased debt service obligations. Holders of any debt securities or preferred shares will have rights, preferences and privileges senior to those of holders of its ordinary shares in the event of liquidation. Any financial or other restrictive covenants from any debt securities would restrict its operations or its ability to pay dividends to its shareholders.

ICONIQ’s ability to generate positive cash flow is uncertain, as non-binding pre-orders may not be converted into binding orders or sales, and customers may cancel or delay orders.

ICONIQ had negative cash flow from operating activities of $0.7 million and $6.1 million for the years ended December 31, 2020 and 2021, respectively, and net loss of US$12.7 million in 2020 and US$13.1 million in the same periods, respectively. ICONIQ may continue to have significant negative cash flow from operating and investing activities in the future until it is able to achieve mass production of its vehicles, as it expects to incur research and development, general and administrative expenses, and make capital expenditures in its efforts to engage in research and development work and ramp up operations. While ICONIQ has received non-binding pre-orders for its vehicles from various countries and regions, these customers have certain contractual rights to cancel or delay their orders under certain circumstances. In addition, there is no assurance that the non-binding pre-orders that ICONIQ has received or other non-binding pre-orders that it may receive in the future will be converted into binding orders or sales. Such cancelations or delays could materially and adversely affect ICONIQ’s ability to generate positive cash flow (which could in turn affect its ability to raise needed capital on reasonable terms), diminish supplier or customer willingness to enter into transactions with ICONIQ and have other adverse effects that may decrease ICONIQ’s long-term viability. There can be no assurance that ICONIQ will achieve positive cash flow in the near future or at all.

ICONIQ may be adversely affected by economic uncertainty and volatility in the market, including as a result of the military conflict in Ukraine.

In late February 2022, Russian military forces invaded Ukraine. Russia’s invasion, the responses of countries and political bodies to Russia’s actions, and the potential for wider conflict may increase financial market volatility and could have adverse effects on regional and global economic markets, including the markets for certain securities and commodities. Following Russia’s actions, various countries, including the United States, Canada, the United Kingdom, Germany, and France, as well as the European Union, issued broad-ranging economic sanctions against Russia. The sanctions consist of the prohibition of trading in certain Russian securities and engaging in certain private transactions, the prohibition of doing business with certain Russian corporate entities, large financial institutions, officials and persons, and the freezing of Russian assets. The sanctions include a possible commitment by certain countries and the European Union to remove selected Russian banks from the Society for Worldwide Interbank Financial Telecommunications, commonly called “SWIFT”, the electronic network that connects banks globally, and imposed restrictive measures to prevent the Russian Central Bank from undermining the impact of the sanctions. A number of large corporations and U.S. states have also announced plans to curtail business dealings with certain Russian businesses.

Although ICONIQ is not aware of any company-related operations or activities in Russia, these economic sanctions and other laws and regulations could disrupt its supply chains, impair its ability to compete in current or future markets, or otherwise subject it to potential liability. Failure by ICONIQ’s employees, representatives, contractors, agents, intermediaries, or other third parties to comply with applicable laws and regulations in this regard could have negative consequences for ICONIQ, including reputational harm, government investigations, loss of export privileges, and penalties or fines. These economic sanctions and other restrictions continue to evolve, and the long-term potential impact on ICONIQ’s operations and business is still unclear.

If sanctions and supply chain disruptions caused by Russia’s invasion of Ukraine persist when ICONIQ commences commercial production of vehicles, ICONIQ may experience, including but not limited to, suspension of the production, purchase, sale or maintenance of certain items; higher costs due to constrained capacity or increased commodity prices or challenges sourcing materials (e.g., nickel, palladium, neon, cobalt, iron, platinum or other raw material sourced from Russia, Belarus, or Ukraine); surges or declines in consumer demand for which it is unable to adequately adjust its supply; inability to supply products at competitive prices or at all due to export restrictions, sanctions, or the ongoing invasion; or exposure of other supply chain risks in light of Russia’s invasion of Ukraine and/or related geopolitical tension and may be forced to “de-globalize” its supply chain. The occurrence of any such event may materially and adversely affect ICONIQ’s business, results of operations and prospects.

ICONIQ’s inability to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which it may apply could have a material adverse effect on its business, results of operations or financial condition.

ICONIQ expects in the future to apply, for grants, loans and tax incentives under government programs designed to support the development of autonomous driving vehicles and related technologies. ICONIQ’s ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of ICONIQ’s applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. There is no assurance that ICONIQ will be successful in obtaining any of these additional grants, loans and other incentives. ICONIQ cannot assure that it will be successful in obtaining any of these additional grants, loans and other incentives, and ICONIQ’s inability to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which it may apply could have a material adverse effect on its business, results of operation or financial condition.

ICONIQ’s brand and reputation could be harmed by negative publicity or safety concerns regarding its products or the products of its competitors, which could materially and adversely affect its business, results of operations or financial condition.

ICONIQ’s business and prospects heavily depend on its ability to develop, maintain and strengthen its brand. ICONIQ’s ability to develop, maintain and strengthen its brand will depend heavily on the success of its marketing efforts and its ability to offer high-quality products and services. If product liability incidents happen, whether or not such incidents are ICONIQ’s fault, ICONIQ could be subject to negative publicity, which could quickly proliferate on the Internet and harm customer perceptions of, and confidence in, its brand. Additionally, in the recent years, ICONIQ has experienced a number of labor disputes with its employees in the PRC, primarily involving wage arrears, as well as a number of commercial disputes as ICONIQ and/or its PRC subsidiaries were unable to repay debts and/or account payables to certain creditors and/or vendors due to their liquidity issue. See “— ICONIQ is subject to claims, disputes, lawsuits and other legal and administrative proceedings in the ordinary course of its business. If the outcomes of these proceedings are adverse, it could have a material adverse effect on its business, prospects, results of operations or financial condition.” Such disputes and resulting litigation, arbitration and administrative or judicial measures may also harm customer perceptions of, and confidence in, ICONIQ’s brand. If ICONIQ does not develop and maintain a strong brand, it may lose the opportunity to build a critical mass of customers, and its business, prospects, financial condition and operating results will be materially and adversely impacted.

ICONIQ is dependent upon its relationship with a number of third-party manufacturers and technological partners for the manufacturing of its products and the advancement of its research and development. Any adverse change in ICONIQ’s relationship with such manufacturers or partners may result in a material and adverse effect on ICONIQ’s business, results of operations or financial condition.

ICONIQ works with the industry leaders in defining the next generation of EV passenger experience. It is currently entrusting W Motors on the contract manufacturing of its Supersport and working with reputable ESPs such as Magna Steyr Italia to enhance its product features or develop new models. For details, see “Business of ICONIQ — Manufacturing”.

While ICONIQ takes comprehensive measures to ensure that W Motors manufactures its vehicles in accordance with ICONIQ’s standards, there can be no assurance that such measures will be effective. Collaboration with third parties for the manufacturing of vehicles is subject to risks with respect to operations over which ICONIQ has limited control. ICONIQ could experience delays to the extent such third-party manufacturers do not meet agreed upon timelines or experience capacity constraints as well as quality issues. There is risk of potential disputes with such third-party manufacturers, and ICONIQ could be affected by adverse publicity related to such third-party manufacturers, whether or not such publicity is related to their collaboration with ICONIQ. ICONIQ’s ability to successfully build its brand could also be adversely affected by perceptions about the quality of its vehicles. In addition, although ICONIQ is closely involved in each step of the supply chain and manufacturing process, given that it also relies on such third-party manufacturers to meet its quality standards, there can be no assurance that it will successfully maintain quality standards of the vehicles produced at the plants of such third-party manufacturers.

ICONIQ may be unable to enter into new agreements or extend existing agreements with such third-party manufacturers on terms and conditions acceptable to it. The agreement with such third-party manufacturers may also be terminated by mutual consent. If any of these events occurs, ICONIQ may need to contract with other third parties or start to build its own production capacity from scratch. There can be no assurance that in such event ICONIQ would be able to partner with other third parties or build its own production capacity to meet its needs on acceptable terms or at all. The expense and time required to complete any transition and to assure that vehicles manufactured at facilities of new third-party partners comply with ICONIQ’s quality standards and regulatory requirements may be greater than anticipated. Any of the foregoing could adversely affect ICONIQ’s business, results of operations, financial condition and prospects.

Any problems or delays in ramping and maintaining operations of the Jinhua plant or the establishment of new SKD (Semi-Knockdown Kit) vehicle manufacturing bases could negatively affect the production of its vehicles.

As part of ICONIQ’s collaboration with the Jinhua Government, the latter will construct a technologically advanced EV production facility in China’s Zhejiang province for the development of the MUSE and the ADA. The production, testing and quality control processes of the MUSE and the ADA will be developed by ICONIQ in cooperation with several ESPs and the MUSE and the ADA vehicles will be manufactured in this EV production facility. While ICONIQ intends to utilize the manufacturing know-how accumulated through its collaboration with the ESPs, it has limited direct experience in the mass production of EVs. Given the size and complexity of this undertaking, it is possible that it may experience issues, delays or cost overruns in further expanding the production output at the Jinhua plant.

Additionally, ICONIQ may construct further manufacturing facilities in other locations of China or other parts of the world. The establishment of the new vehicle manufacturing bases in these locations is subject to a number of uncertainties. The commencement of their operation may be affected by, among other things, availability of funding, progress of the construction and the installation of production equipment, grant of applicable regulatory approvals, as well as the hiring and retention of qualified employees. Any policy change affecting investments in EV manufacturing facilities in general may also have an impact on the establishment of ICONIQ’s new vehicle manufacturing bases. There can be no assurance that the new vehicle manufacturing bases will be able to commence operation in accordance with its plan. In addition, ICONIQ may not be able to successfully ramp and maintain their operation. ICONIQ must also maintain good working relationships with the relevant partners throughout the term of its cooperation. In addition, upon the commencement of operations of the new vehicle manufacturing bases in these locations, ICONIQ’s rental expenses will increase, which could adversely affect its results of operations.

If ICONIQ experiences any issues or delays in meeting its projected timelines, maintaining sufficient funding and capital efficiency, increasing production capacity or generating sufficient demand for production of vehicles in the Jinhua plant or the new vehicle manufacturing bases, its business, prospects, operating results and financial condition could be adversely impacted.

ICONIQ is dependent on its suppliers, some of which are single-source suppliers. Suppliers may fail to deliver necessary components of ICONIQ’s vehicles according to ICONIQ’s schedule and at prices, quality levels and volumes acceptable to ICONIQ.

ICONIQ procures components from both domestic suppliers and global suppliers, some of which are currently its single-source suppliers for certain components. ICONIQ attempts to mitigate its supply chain risk by qualifying and obtaining components from multiple sources where practicable and maintaining safety stock for certain key components and components with lengthy procurement lead times. However, it may still experience component shortages for its production or the components may not meet its specifications or quality needs. Furthermore, qualifying alternative suppliers or developing its own replacements for certain highly customized components of its vehicles may be time-consuming and costly. Any disruption in the supply of components, whether or not from a single-source supplier, could temporarily disrupt production of its vehicles until an alternative supplier is fully qualified by it or it is able to procure the relevant components in sufficient quantities from other existing suppliers. Any failure to timely find alternative component sources may materially delay delivery of ICONIQ’s vehicles, which may materially and adversely impact its business and results of operations. The loss of any supplier for any reason, including any export control measures adopted by any foreign country to limit the import of supplies into China, could lead to vehicle design changes, production delays and potential loss of access to important technologies, any of which could result in quality issues, delays and disruptions in deliveries, negative publicity and damage to its brand. If any of such suppliers fails to meet its demand, it may take it significant time, and ICONIQ may incur significant expenses to find alternative suppliers and quantify their components. In addition, its suppliers may fail to comply with applicable laws and regulations, or they may be involved in product liability claims or incidents of negative publicity. If any of these incidents occur, customers may also lose confidence in ICONIQ’s vehicles that incorporate components from the relevant suppliers, and its reputation, business and results of operations could be adversely affected. Developments that ICONIQ cannot presently anticipate, such as changes in business conditions or government policies, natural disasters or epidemics, could also affect its suppliers’ ability to deliver components to it in a timely manner.

Any significant increases in ICONIQ’s production, such as the launch of a new model or SKD operations, has required and may in the future require it to procure additional components in a short amount of time. ICONIQ’s suppliers may not ultimately be able to sustainably and timely meet its cost, quality and volume needs, requiring it to replace them with other sources. While ICONIQ believes that it will be able to secure additional or alternative sources of supply for most of its components in a relatively short time frame, there is no assurance that it will be able to do so or develop its own replacements for certain highly customized components. Additionally, ICONIQ continuously negotiates with existing suppliers to obtain cost reductions and avoid unfavorable changes to terms, seek new and less expensive suppliers for certain parts, and attempt to redesign certain parts to make them less expensive to produce. ICONIQ’s failure to control and reduce supplier costs as well as increases in costs, disruption of supply or shortage of components and materials could materially and adversely affect ICONIQ’s business, results of operations or financial condition.

Furthermore, as the scale of its vehicle production increases, ICONIQ will need to accurately forecast, purchase, warehouse and transport components to the relevant manufacturing facilities and service stores and at much higher volumes. If ICONIQ is unable to accurately match the timing and quantities of component purchases to its actual needs or successfully implement automation, inventory management and other systems to accommodate the increased complexity in its supply chain, it may incur unexpected production disruption, as well as storage, transportation and write-off costs, which could have a material adverse effect on its financial condition and operating results.

Any delays in the manufacturing and launch of the commercial production vehicles in ICONIQ’s pipeline could have a material adverse effect on its business.

ICONIQ aims to start the production of its first mass-produced full size vehicle, MUSE, in 2023 and its compact vehicle, ADA, in 2024. ICONIQ plans to continuously introduce new models and facelifts to enrich its product portfolio and offer customers more selections. OEMs often experience delays in the design, manufacture and commercial release of new vehicle models. Delays in the launch of new models and new versions may occur for a variety of reasons, such as changes in market conditions, technological challenges, lack of necessary funding, as well as disruptions in ICONIQ’s supply chain or manufacturing facilities. To the extent ICONIQ needs to delay the launch of its vehicles, its growth prospects could be adversely affected as it may fail to grow its market share. ICONIQ also plans to periodically perform facelifts or refresh existing models, which could also be subject to delays. Furthermore, ICONIQ relies on third-party suppliers for the provision and development of many of the key components and technologies used in its vehicles. To the extent ICONIQ’s suppliers experience any delays in providing it with or developing necessary components or technologies or experience quality issues, ICONIQ could experience delays in delivering on its timelines. Any delay in the manufacture and launch of ICONIQ’s vehicle models or in performing facelifts to existing models could lead to customer dissatisfaction and materially and adversely affect ICONIQ’s reputation, demand for its vehicles, results of operations and growth prospects.

ICONIQ’s future growth is dependent upon consumers’ willingness to adopt EVs and specifically ICONIQ’s vehicles.

The demand for ICONIQ’s vehicles and services will highly depend upon the adoption by consumers of EVs in general and ICONIQ’s vehicles in particular. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, prices and the competitive landscape, evolving government regulation and industry standards and changing consumer demands and behaviors. Other factors that may influence the adoption of EVs, and specifically ICONIQ’s vehicles, include:

•        perceptions about EV quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of EVs, whether or not such vehicles are produced by ICONIQ or other OEMs;

•        perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technologies, such as autonomous driving and lithium battery cells;

•        the limited range over which EVs may be driven on a single battery charge and the speed at which batteries can be charged;

•        the decline of an EV’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•        the availability of other types of EVs, including plug-in hybrid electric vehicles;

•        improvements in the fuel economy of the internal combustion engine;

•        the availability of after-sales service for EVs;

•        the environmental consciousness of consumers;

•        access to charging stations, standardization of EV charging systems and consumers’ perceptions about convenience and cost for charging an EV;

•        the availability of tax and other governmental incentives to purchase and operate EVs or future regulation requiring increased use of nonpolluting vehicles;

•        perceptions about and the actual cost of alternative fuel; and

•        macroeconomic factors.

Any of the factors described above may cause current or potential customers not to purchase ICONIQ’s vehicles and use its services. If the market for EVs does not develop as ICONIQ expects or develops more slowly than ICONIQ expects, its business, prospects, financial condition and operating results will be negatively affected.

The global passenger vehicle market is highly competitive, and demand for EVs may be cyclical and volatile. ICONIQ may not be successful in competing in this industry, which may materially and adversely affect its business, results of operations or financial condition.

The global passenger vehicle market is large yet competitive, and ICONIQ has strategically focused on offering vehicles for the mid- to high-end segment. ICONIQ directly competes with other pure-play EV companies, especially those targeting the mid- to high-end segment. To a lesser extent, ICONIQ’s vehicles also compete with (i) NEVs, which include EVs, plug-in hybrid electric vehicles, hybrid electric vehicles and fuel cell electric vehicles, and (ii) ICE vehicles in the mid- to high-end segment offered by traditional OEMs. ICONIQ may also in the future face competition from new entrants that will increase the level of competition. Many of ICONIQ’s current and potential competitors, particularly international competitors, have more financial, technical, manufacturing, marketing and other resources than it does, and may be able to devote significant resources to the design, development, manufacturing, distribution, promotion, sale and support of their products.

ICONIQ expects competition in its industry to intensify in the future in light of increased demand and regulatory push for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Factors affecting competition include, among others, product quality and features, innovation and development time, pricing, reliability, safety, energy efficiency, sales and marketing capabilities, distribution network, customer service and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and adversely affect ICONIQ’s business, financial condition, operating results and prospects. There can be no assurance that ICONIQ will be able to compete successfully. ICONIQ’s competitors may introduce new vehicles or services that surpass the quality or performance of its vehicles or services, which would adversely affect its competitive position in the market. They may also offer vehicles or services at more competitive prices, which would have an adverse impact on ICONIQ’s sales and profitability. In addition, ICONIQ may compete with state-owned enterprises or companies that have received investments or other forms of support from state-owned enterprises or other government entities, and such competitors may therefore possess more resources than it.

In addition, volatility in the automobile industry may materially and adversely affect ICONIQ’s business, prospects, operating results and financial condition. The sales volume of EVs in the mid- to high-end segment may not grow at the rate that ICONIQ expects, or at all. Demand for EVs depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As a new entrant to the EV market, ICONIQ has fewer financial resources than more established OEMs to withstand changes in the market and disruptions in demand. Demand for ICONIQ’s vehicles may also be affected by factors directly impacting automobile price or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and components, cost of oil and gasoline and governmental regulations, including tariffs, import regulation and sales taxes. Volatility in demand may lead to lower vehicle unit sales and increased inventory, which may result in further downward price pressure and adversely affect ICONIQ’s business, prospects, financial condition and operating results. These effects may have a more pronounced impact on its business given ICONIQ’s relatively smaller scale and less financial resources as compared to many traditional OEMs.

Changes in government policies that are favorable for EVs or domestically manufactured vehicles in the markets where ICONIQ intends to sell its vehicles could materially and adversely affect its business, financial condition, results of operations, and prospects.

The growth of ICONIQ’s business in part depends on government policies in the markets where ICONIQ intends to sell its vehicles that support the development of EVs and domestically manufactured vehicles. For instance, changes in government policies on the classification of NEVs and license plates materially and adversely affect the demand for

MUSE, ADA and ICONIQ’s future vehicles, which in turn could materially and adversely affect its business, results of operations, financial conditions, and prospects. Furthermore, changes in government incentives or subsidies to support EVs could adversely affect ICONIQ’s business. It cannot be guaranteed that any government policy changes would be favorable to ICONIQ’s business. Furthermore, any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of EVs, fiscal tightening or other factors may affect government incentives or subsides and result in the diminished competitiveness of the EV industry generally.

Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for ICONIQ’s electric vehicles.

Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect ICONIQ’s business and prospects in ways it cannot anticipate. Any failure by ICONIQ to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay its development and introduction of new and enhanced electric vehicles, which could result in the loss of competitiveness of its vehicles, decreased revenue and a loss of market share to competitors.

ICONIQ may be subject to product liability or warranty claims that could result in significant direct or indirect costs, including reputational harm, increased insurance premiums or the need to self-insure, which could adversely affect its business and operating results.

ICONIQ’s vehicles, including MUSE and ADA, have autonomous driving capabilities, which present the risk of significant injury, including fatalities. ICONIQ may be subject to claims if any of its vehicles is involved in an accident and persons are injured or purport to be injured or if property is damaged. Any insurance that ICONIQ carries may not be sufficient or it may not apply to all situations. The risk of serious injury, death and substantial damage to property may be much higher with larger fast-moving autonomous passenger vehicles. In the event of such an event or multiple events, ICONIQ’s insurance premiums could increase significantly or insurance may not be available to it at all. Furthermore, if insurance is not available on commercially reasonable terms, or at all, ICONIQ might need to self-insure. In addition, lawmakers or governmental agencies could pass laws or adopt regulations that limit the use of systems equipped by ICONIQ’s vehicles or increase liability associated with their use. Any of these events could adversely affect ICONIQ’s brand, customer relationships, operating results, or financial condition.

ICONIQ’s vehicles make use of lithium cells, and lithium cells may catch fire or vent smoke and flame on rare occasions.

ICONIQ’s vehicles’ battery packs make use of lithium cells. On rare occasions, lithium cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium cells. While ICONIQ’s batteries are built with robust safety features and strong thermal management capabilities, there can be no assurance that its batteries will always function safely. If any safety accident occurs to any of its vehicles’ battery pack, it could be subject to lawsuits, product recalls or redesign efforts, all of which would be time-consuming and expensive. Also, negative public perceptions regarding the suitability of lithium cells for automotive applications or any future incident involving lithium cells, such as a vehicle fire, even if such incident does not involve ICONIQ’s vehicles, could seriously harm customers’ confidence in its vehicles.

The autonomous driving technology ICONIQ seeks to develop relies on software and hardware that is highly technical, and if the software or hardware contain errors, bugs or vulnerabilities, or if ICONIQ is unsuccessful in addressing or mitigating the technical limitations in its system, its business, results of operations or financial condition could be materially and adversely affected.

The autonomous driving technology ICONIQ seeks to develop relies on software and hardware, including software and hardware developed or maintained internally or by third parties, that is highly technical and complex and will require modification and updates over the life of the vehicle. This software and hardware may contain errors, bugs or vulnerabilities that could subject ICONIQ’s system to certain technical limitations that may compromise its ability to meet its objectives. Some errors, bugs or vulnerabilities may be inherently difficult to detect and may only be discovered after the code has been released for external or internal use. Although ICONIQ may attempt to remedy any issues it observes in its products as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of its customers. If ICONIQ is unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in its software and hardware, it may suffer damage to its reputation, loss of customers, loss of revenue or liability for damages, any of which could materially and adversely affect its business and financial results.

Failure to carry adequate insurance coverage may have a material adverse effect on ICONIQ’s business, results of operations or financial condition.

ICONIQ currently does not maintain any insurance. While ICONIQ may obtain certain insurance associated with its business operation in the future, there can be no assurance that ICONIQ’s insurance coverage will be sufficient, or that insurance proceeds will be paid to ICONIQ in a timely manner. In addition, there are types of losses that ICONIQ may incur but against which it cannot be insured, or that ICONIQ believes are not economically reasonable to insure, such as losses due to acts of war and certain natural disasters. If ICONIQ incurs these losses and they are material, its business, results of operations or financial condition could be materially and adversely affected.

ICONIQ may not be able to successfully implement its growth strategy on a timely basis, or at all, and it may be unable to manage future growth effectively, which could negatively impact its brand and financial performance.

ICONIQ’s future growth, results of operations and financial condition depend upon its ability to successfully implement its growth strategy, which, in turn, is dependent upon a number of factors, some of which are beyond ICONIQ’s control, including its ability to:

•        keep existing, and obtain future, partners and customers;

•        economically achieve the mass production of its vehicles;

•        effectively introduce new products and services;

•        strengthen and expand relationships with its partners, including ESPs, technology providers and key component suppliers;

•        keep pace with technological advances affecting the EV industry;

•        effectively compete in the markets in which it operates;

•        adapt to changing regulatory environment; and

•        attract and retain management or other employees who possess specialized market knowledge and technical skills.

There can be no assurance that ICONIQ can successfully achieve any or all of the above initiatives in the manner or time period that it expects. Furthermore, achieving these objectives will require investments that may result in both short- and long-term costs without generating any current revenue and therefore may be dilutive to earnings. ICONIQ cannot provide any assurance that it will realize, in full or in part, the anticipated benefits it expects to generate from its growth strategy. Failure to realize those benefits could have a material adverse effect on ICONIQ’s business, results of operations or financial condition.

Even if ICONIQ can achieve the above benefits and successfully implement its growth strategy, any failure to manage its growth effectively could materially and adversely affect ICONIQ’s business, results of operations or financial condition. ICONIQ intends to expand its operations significantly, which will require it to hire and train new employees across all divisions, accurately forecast supply and demand, production and revenue, control expenses and investments in anticipation of expanded operations, establish new or expand current design, production, and sales and service facilities and implement and enhance administrative infrastructure, systems and processes. Failure to efficiently manage any of the above could have a material adverse effect on ICONIQ’s business, results of operations or financial condition.

ICONIQ’s research and development efforts may not yield expected results.

While ICONIQ has its own research and development team, it has also entered into agreements with third-party service providers to conduct research and development. Besides the technologies researched and developed by third-party service providers for ICONIQ, ICONIQ also relies on certain technologies of its suppliers to enhance the performance of its vehicles. ICONIQ has been and will continue to invest in its research and development efforts.

The EV industry is experiencing rapid technological changes, and ICONIQ needs to invest significant resources in research and development in order to remain competitive in the market. Therefore, ICONIQ expects to continue investing in the research and development activities of ICONIQ and its partners. Furthermore, research and development activities are inherently uncertain, and there can be no assurance that ICONIQ or its partners will be able to achieve technological breakthroughs and successfully commercialize such breakthroughs. As a result, ICONIQ’s expenditures on research and development may not generate corresponding benefits. If ICONIQ’s research and development efforts fail to keep up with the latest technological developments, it would suffer a decline in its competitive position. There can be no assurance that ICONIQ will be able to equip its products with the latest technologies. Even if ICONIQ is able to keep pace with changes in technologies and develop new vehicle models, its prior models could become obsolete more quickly than expected, potentially reducing its return on investment.

Interruption or failure of ICONIQ’s information technology and communications systems could impact its ability to effectively provide its services.

The production of ICONIQ’s vehicles will require the development, maintenance and improvement of information technology and communication systems, which will include product data management, procurement, inventory management, production planning and execution, sales, service and logistics, financial, tax and regulatory compliance systems. In addition, software, information technology and communication systems will be integral to the operation and functionality of vehicles, which are designed with built-in data connectivity to accept and install periodic remote updates to improve or update their functionality.

All of these systems may be vulnerable to damage or interruption from, among other things, data breaches, cyberattacks, fire, natural disasters, power loss, telecommunications failures, computer viruses and other attempts to access ICONIQ’s proprietary information or to harm ICONIQ’s system or vehicles. Although these systems will be designed and tested for resiliency and security, there can be no assurance that these systems or their required functionality will be effectively and timely developed, implemented and maintained or that they will be entirely free from vulnerabilities. Any compromise of ICONIQ’s proprietary information or its systems could adversely affect its reputation and could result in lengthy interruptions to its business operations and its customers’ ability to operate the vehicles.

Although ICONIQ has not yet experienced cyberattacks as of the date hereof, the risks of potential cyberattacks by state actors or others have been heightened in connection with the ongoing conflict between Russia and Ukraine and it is uncertain how this new risk landscape will impact ICONIQ’s operations. When geopolitical conflicts develop, government systems as well as critical infrastructures such as financial services and utilities may be targeted by state-sponsored cyberattacks even if they are not directly involved in the conflict. There can be no assurance that ICONIQ’s business will not become a potential target as adversaries may attack networks and systems indiscriminately. Such cyberattacks may potentially cause unauthorized access to ICONIQ’s sensitive data (including its proprietary software codes), products, and systems, causing data breach, or disruption, modification, destruction to its systems and applications. As a result, ICONIQ may suffer monetary losses, business interruption, and long-lasting operational issues, damage to its reputation and brand, loss of its intellectual property or trade secrets. To mitigate such risks, ICONIQ has adopted robust cybersecurity protection practices. Key confidential information of ICONIQ is only saved on private cloud servers, segregated from any public cloud platform and only allows for access from authorized devices. Other information is stored on public cloud systems maintained by leading infrastructure providers and with anti-cyberattack services enacted. For background operations and maintenance, ICONIQ adopts a bastion machine solution to protect its systems from being attacked. ICONIQ will endeavor to ensure that any business network and data security systems it establishes or procures in the future are capable of adequately protecting its business against such risks.

ICONIQ may be subject to intellectual property infringement claims or other allegations, which may be time-consuming and result in substantial costs and removal of data or technology from its system.

Companies, organizations or individuals, including ICONIQ’s competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with ICONIQ’s ability to make, use, develop, sell or market its products, which could make it more difficult for ICONIQ to operate its business. ICONIQ may not be aware of all the intellectual property infringement assertions from third parties surrounding its current or future products, which could materially impair ICONIQ’s ability to commercialize its products. Any analysis performed may not identify all the third-party intellectual property that is potentially relevant, including intellectual property that is not publicly available for review, and would not prevent third parties from bringing intellectual property infringement claims.

From time to time, ICONIQ may need to defend itself against intellectual property infringement or trade secret misappropriation claims, and companies holding patents, copyrights, trademarks or other intellectual property rights may bring suits alleging infringement of such rights by ICONIQ or its employees or otherwise assert their rights and urge ICONIQ to purchase licenses. Any such intellectual property infringement claim could result in costly litigation and divert management’s attention and resources.

If ICONIQ or its employees are determined to have infringed upon a third party’s intellectual property rights, ICONIQ may be required to do one or more of the following:

•        cease offering products and solutions that incorporate or use the challenged intellectual property;

•        pay substantial damages;

•        seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

•        redesign its products and solutions or relevant services, which would result in significant cost; or

•        establish and maintain alternative branding for its products and solutions or services.

In the event of a successful claim of infringement against ICONIQ and its failure or inability to obtain a license to the infringed technology or other intellectual property right, ICONIQ’s business, prospects, financial condition and results of operation could be materially and adversely affected. In addition, any litigation or claims, whether valid or not, could result in substantial costs, negative publicity and diversion of resources and management attention.

ICONIQ relies on patents (including pending patent applications), unpatented proprietary know-how, trade secrets and contractual restrictions to protect some of its intellectual and other proprietary rights. Failure to adequately protect, enforce or otherwise obtain sufficient coverage of intellectual and other proprietary rights may undermine ICONIQ’s competitive position and could materially and adversely affect its business, prospects, results of operations or financial condition.

Protection of proprietary technology, processes, methods and other intellectual property related to ICONIQ is critical to its business. ICONIQ relies on patents (including pending patent applications), unpatented proprietary know-how, trade secrets and contractual restrictions to protect its intellectual property and other proprietary rights. For details, see “Business of ICONIQ — Intellectual Property”. However, the patent applications that ICONIQ has filed and may file in the future may not result in patents being issued, and the issuance of a patent may not provide ICONIQ with sufficient protection with respect to its current and future products or against competitors. It cannot be guaranteed that ICONIQ’s procedures and process will absolutely prevent any disclosures that would result in a loss of its confidential information. Failure to adequately protect ICONIQ’s intellectual property rights could result in ICONIQ’s competitors offering similar products, potentially resulting in the loss of some of ICONIQ’s competitive advantage and a decrease in revenue, which would adversely affect ICONIQ’s business, prospects, financial condition and operating results.

In addition, there can be no assurance that competitors and other third parties will not independently develop or publicly disclose the know-how and trade secrets related to ICONIQ’s proprietary technology, in which case ICONIQ would not be able to prevent such third parties from using such know-how and trade secrets, or develop better products or manufacturing methods or processes than it. There can also be no assurance that competitors will not or cannot design their products to avoid ICONIQ’s patents. The validity or enforceability of ICONIQ’s intellectual property, including patents, could also be challenged by third parties, which could result in its intellectual property being found invalid or unenforceable.

Further, ICONIQ may not be able to deter current and former employees, consultants, suppliers and customers or other parties from breaching confidentiality agreements and misappropriating proprietary information, for which breaches ICONIQ may not receive adequate remedies, and it is possible that third parties may copy or otherwise obtain and use ICONIQ’s information and proprietary technology without authorization or otherwise infringe on ICONIQ’s intellectual property and other proprietary rights. ICONIQ may in the future need to rely on litigation to enforce its intellectual property rights and contractual rights, and, if not successful, may not be able to protect the value of its intellectual property. Any litigation could be protracted and costly and have a material adverse effect on ICONIQ’s business, prospects, results of operations or financial condition regardless of the outcome. In some cases, the costs associated with such litigation could make enforcement impracticable. Further, intellectual property and contract laws vary throughout the world, making the policing of the unauthorized use of ICONIQ’s intellectual property difficult in various jurisdictions. Therefore, there is no assurance that ICONIQ will be able to enforce its intellectual property rights as expected. Failure to adequately enforce ICONIQ’s intellectual property rights could result in its competitors offering similar products, potentially resulting in the loss of some of ICONIQ’s competitive advantage and a decrease in its revenue, which would adversely affect its business, prospects, financial condition and operating results.

ICONIQ is dependent on proprietary technologies co-developed with third parties. If ICONIQ fails to obtain rights to own or use these proprietary technologies, it may not be able to timely find replacement technology on acceptable terms, or at all, and may be forced to modify or cease selling its products.

ICONIQ is dependent on proprietary technologies co-developed with third parties, including Magna Steyr, W Motors and other third-party suppliers and partners. If ICONIQ fails to obtain the rights to own or use these technologies on commercially reasonable terms or if such technologies otherwise become unavailable to ICONIQ, its expenses could increase, and its ability to sell its products and its results of operations could be impaired until equivalent services are obtained or replacements are developed. In the occurrence of such event, ICONIQ may be forced to acquire or develop alternative technology and may not be able to do so in a commercially feasible manner or at all, resulting in ICONIQ having to use alternative technology of lower quality or performance. This could limit and delay ICONIQ’s ability to offer new or competitive products and increase its costs of production. As a result, ICONIQ’s business and results of operations could be significantly harmed.

Furthermore, ICONIQ cannot be certain that those technologies co-developed with or licensed from its partners are not infringing the intellectual property rights of third parties, or have sufficient rights to the licensed intellectual property in all jurisdictions in which ICONIQ may sell its products. Accordingly, ICONIQ’s use of this intellectual property may expose it to third-party claims of infringement. In addition, many licenses are nonexclusive and may not prevent ICONIQ’s competitors from licensing the same technology on equivalent or more favorable terms.

ICONIQ is highly dependent on the services of its senior management team. Its inability to attract and retain management or other employees who possess specialized market knowledge and technical skills could materially and adversely affect its business, results of operations or financial condition.

ICONIQ’s success depends, in part, on its ability to retain its senior management team. The unexpected loss of or failure to retain one or more of ICONIQ’s management or other employees who possess specialized market knowledge and technical skills could adversely affect ICONIQ’s business. ICONIQ’s success also depends, in part, on its continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Experienced and highly skilled employees are in high demand, and competition for these employees can be intense. In particular, as certain of Pubco’s senior management have joined ICONIQ after 2020, and ICONIQ cannot guarantee the stability of its senior management team in the future. ICONIQ’s ability to hire, attract and retain them depends on its ability to provide competitive compensation, and ICONIQ may not be able to attract, assimilate, develop or retain qualified personnel in the future, and its failure to do so could adversely affect ICONIQ’s business, including the execution of its global business strategy. Furthermore, certain of Pubco’s senior management after the Business Combination may hold positions in entities other than Pubco. For details, see “Management After the Business Combination — Executive Officers”. Such positions outside of Pubco may require significant management attention by such individuals and the actions taken by such individuals in such positions outside of Pubco may not be aligned with the interest of Pubco. Any failure by ICONIQ’s management team and ICONIQ’s employees to perform as expected may also have a material adverse effect on ICONIQ’s business, prospects, financial condition and operating results.

Any deterioration in relationships between ICONIQ and its employees, as well as any work stoppage or similar difficulties, could have a material adverse effect on ICONIQ’s business, results of operations or financial condition.

ICONIQ had and still has ongoing labor disputes with some of its current and previous employees. In particular, as a result of ICONIQ’s inability to access liquidity for a certain period of time, as of March 31, 2022, it had wage arrears of approximately US$20 million in total to 250 current and previous employees. While ICONIQ has been actively reaching a settlement arrangement with the employees involved and reached settlement with 173 employees as of March 31, 2022, the remaining employees have not accepted its settlement offer and 49 employees have filed lawsuits. There is no assurance that similar labor disputes will not happen again. Neither can ICONIQ guarantee that outstanding labor disputes can be resolved in a timely manner at a reasonable cost and ICONIQ may experience business disruptions as result of such disputes.

A deterioration in relationships with employees or in the labor environment could result in work interruptions or other disruptions, or cause management to divert time and resources from other aspects of ICONIQ’s business. Any of the above factors may have a material adverse effect on ICONIQ’s business, results of operations or financial condition.

ICONIQ’s employees, business partners and suppliers may engage in misconduct or other improper activities, either during or before their service for it, including noncompliance with regulatory standards and requirements, which could expose ICONIQ to potentially significant legal liabilities, reputational harm and have a material adverse effect on its business, results of operations or financial condition.

ICONIQ is exposed to the risk that its employees, ESP partners, technology providers, suppliers or other parties it collaborates with may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, fraud, abuse, data privacy and security laws, other similar laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions ICONIQ takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against ICONIQ and it is not successful in defending itself or asserting its rights, those actions could have a material adverse effect on its business, results of operations or financial condition, including, without limitation, by way of imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, imprisonment and other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of its operations.

ICONIQ’s vehicles are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would materially and adversely affect its business and results of operations.

All vehicles sold must comply with various standards of the market where the vehicles are sold. ICONIQ’s vehicles must meet or exceed all mandated safety standards in the markets where it sells its vehicles. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving these standards. For example, in China, vehicles must pass various tests and undergo a certification process and be affixed with the China Compulsory Certification before receiving delivery from the factory, being sold, or being used in any commercial activity, and such certification is also subject to periodic renewal. Furthermore, the government authorities may carry out supervision and scheduled or unscheduled inspection of certified vehicles on a regular basis. In the event that ICONIQ’s certification fails to be renewed upon expiry, a certified vehicle has a defect resulting in quality or safety accidents, or consistent failure of certified vehicles to comply with certification requirements is discovered during follow-up inspections, the certification may be suspended or even revoked. With effect from the date of revocation or during suspension of the certification, any vehicle that fails to satisfy the requirements for certification may not continue to be delivered, sold, imported, or used in any commercial activity. Failure by ICONIQ to satisfy motor vehicle standards would materially and adversely affect its business and results of operations.

ICONIQ is subject to anti-corruption, anti-bribery, sanctions and similar laws, and non-compliance with such laws can subject it to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect its business, results of operations, financial condition and reputation.

ICONIQ is subject to anti-corruption, anti-bribery and similar laws and regulations in various jurisdictions in which it conducts activities. ICONIQ may have direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. These interactions subject it to an increased level of compliance-related concerns. ICONIQ endeavors to implement policies and procedures designed to ensure compliance by it and its directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption and anti-bribery and similar laws and regulations. However, such policies and procedures may not be sufficient and its directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which ICONIQ may be held responsible.

Non-compliance with anti-corruption or anti-bribery laws and regulations could subject ICONIQ to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect its business, results of operations, financial condition and reputation.

ICONIQ is subject to claims, disputes, lawsuits and other legal and administrative proceedings in the ordinary course of its business. If the outcomes of these proceedings are adverse, it could have a material adverse effect on its business, prospects, results of operations or financial condition.

ICONIQ is and may continue to be subject to legal proceedings from time to time in the ordinary course of its business, which could have a material adverse effect on its business, results of operations or financial condition. For details, see “Business of ICONIQ — Legal Proceedings and Compliance — Compliance”. Claims arising out of actual or alleged violations of law could be asserted against ICONIQ by its creditors, customers, competitors, governmental entities in civil or criminal investigations and proceedings, or other entities. These claims could be asserted under a variety of laws, including, but not limited to, product liability laws, consumer protection laws, intellectual property laws, labor and employment laws, securities laws, tort laws, contract laws, property laws and employee benefit laws. There is no guarantee that ICONIQ will be successful in defending itself in legal and administrative actions or in asserting its rights under various laws. Even if ICONIQ is successful in its attempt to defend itself in legal and administrative actions or to assert its rights under various laws, enforcing its rights against the various parties involved may be expensive, time-consuming and ultimately futile. These actions could expose ICONIQ to negative publicity and/or to substantial monetary damages and legal defense costs, injunctive relief and criminal, civil and administrative fines and penalties.

Risks Relating to the Regions in which ICONIQ Operates

ICONIQ faces risks associated with its international operations, including unfavorable regulatory, political, trade, tax and labor conditions in the UAE and China, and if ICONIQ is unable to effectively manage these risks, its business, financial condition and results of operations may be materially and adversely affected.

ICONIQ has operations in the UAE and China with plans to further expand the geographic coverage of its product and service offerings. Therefore, ICONIQ is and will be subject to a number of risks associated with international business activities that may increase its costs, impact its ability to expand on a global basis and require significant management attention. These risks include:

•        conforming ICONIQ’s vehicles to various international regulatory requirements as applicable;

•        difficulty in staffing and managing foreign operations;

•        difficulty in attracting customers in new countries or regions;

•        foreign government taxes, regulations, and permit requirements;

•        fluctuations in foreign currency exchange rates and interest rates;

•        foreign government trade restrictions, tariffs and price or exchange controls;

•        changes in diplomatic and trade relationships;

•        compliance by ICONIQ and its business partners with anti-corruption laws, import and export control laws;

•        tariffs, trade barriers and economic sanctions, and other regulatory limitations on its ability to provide its services and products in certain international markets;

•        attract, recruit and retain talent internationally;

•        foreign labor laws, regulations and restrictions;

•        political instability, natural disasters, epidemics, war or events of terrorism; and

•        the strength of international economies.

In particular, on February 24, 2022, Russia launched an invasion in Ukraine. The military conflict between Russia and Ukraine may increase the likelihood of supply interruptions and hinder ICONIQ’s ability to procure the materials it needs to manufacture its vehicles. Any supply disruption may make it harder for ICONIQ to find favorable pricing and reliable sources for the materials it needs, putting upward pressure on ICONIQ’s costs and increasing the risk that it may be unable to acquire the materials and services it needs to for the production of its vehicles.

If ICONIQ fails to successfully address these risks, its business, prospects, operating results and financial condition could be materially affected.

Uncertainties with respect to the UAE legal system and changes in laws and regulations in the UAE, including with respect to licenses, approvals and taxes, could adversely affect ICONIQ’s business.

Headquartered in Dubai, ICONIQ’s operations are subject to certain extent to the laws and regulations of the UAE. Any UAE entity must perform the activities in the manner stipulated in the trade license issued by the relevant UAE government authorities or face penalties. Moreover, an automotive manufacturer may face restrictions in selling its vehicles directly in the region unless they are produced in the UAE. ICONIQ may overcome such restriction by entering into contract manufacturing and distributorship agreements with W Motors to sell its vehicles, namely Supersport, in the region. ICONIQ cannot guarantee if it will be able to enter into new agreements or extend existing agreements with W Motors on terms and conditions acceptable to it. Such agreement with W Motors may also be terminated by mutual consent. If any of these events occurs, ICONIQ may need to contract with other local contract manufacturers and/or distributors or start to build its own production and distribution capacity in the UAE. There can be no assurance that in such event ICONIQ would be able to partner with other third parties or build its own production and distribution capacity in the region to meet its needs on acceptable terms or at all. The expense and time required to complete any transition and to assure that vehicles manufactured at facilities of new third-party partners comply with ICONIQ’s quality standards and regulatory requirements may be greater than anticipated. Any of the foregoing could adversely affect ICONIQ’s business, results of operations, financial condition and prospects.

Currently, companies operating in the designated free zones of the UAE are exempt from any personal, income and corporate taxes as well as granted exception from custom duty for goods and services, except that any free zone company selling any goods in the UAE mainland must pay a 5% duty tax. The UAE Ministry of Finance announced on January 31, 2022 that a new federal Corporate Tax Law will be applied starting from June 1, 2023. As the new law has not been published, ICONIQ does not have clarity at the moment as to how such law may impact its business operations. Implementation of such corporate tax my increase our tax expenses and adversely affect ICONIQ’s business, results of operations, financial condition and prospects.

ICONIQ is incorporated in a free zone in the UAE and is following the Dubai Silicon Oasis regulations, which offers certain regulatory benefits over those entities incorporated in the mainland of the UAE, such as permission of wholly-foreign ownerships (without a UAE local sponsor), wider range of business activities, import and export duty exemptions, tax benefits and full profit repatriation, ease of hiring foreign workers (as opposed to entities operating in the UAE mainland, which are required to hire certain ratios of Emiratis). As the UAE legal system is evolving rapidly, the interpretations of many laws, regulations and rules may contain inconsistencies, the enforcement of these laws, regulations and rules involves uncertainties, existing laws and regulations are subject to amendments and interpretations, and new laws and regulations can be promulgated relatively quickly. While there has been a general relaxation of requirements for foreign entities operating in the UAE over the years, any removal or amendment of benefits offered to entities incorporated in the UAE may result in ICONIQ being subject to increased regulatory oversights and requirements, which could in turn adversely affect its business, results of operations, financial condition and prospects.

Because some of ICONIQ’s operations are in China, ICONIQ’s business is subject to a certain degree of the complex and rapidly evolving laws and regulations there. The Chinese government may exercise significant oversight and discretion over the conduct of ICONIQ’s business in China and may intervene in or influence ICONIQ’s operations in China at any time, which could result in a material change in ICONIQ’s operations following the Business Combination and/or the value of Pubco’s securities.

As a company having certain business operations in China, ICONIQ is subject to the laws and regulations of China, which can be complex and evolve rapidly. The PRC government has the power to exercise significant oversight and discretion over the conduct of ICONIQ’s business in China, and the regulations to which ICONIQ’s business in China is subject may change rapidly and with little advance notice to ICONIQ or its shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with ICONIQ’s current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

•        delay or impede ICONIQ’s development in China,

•        result in negative publicity or increase ICONIQ’s operating costs in China,

•        require significant management time and attention, and

•        subject ICONIQ to remedies, administrative penalties and even criminal liabilities that may harm its business, including fines assessed for its current or historical operations, or demands or orders that it modify or even cease its business practices in China.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which ICONIQ conducts its business in China and could require ICONIQ to change certain aspects of its business to ensure compliance, could decrease demand for ICONIQ’s products, reduce revenues, increase costs and expenses, require ICONIQ to obtain more licenses, permits, approvals or certificates, or subject ICONIQ to additional liabilities. To the extent any new or more stringent measures are required to be implemented, ICONIQ’s business, financial condition and results of operations could be adversely affected and the value of Pubco’s securities could significantly decline.

As some of ICONIQ’s operations are conducted in China, recent regulatory developments in China, including an intent indicated by the PRC governmental authorities to exert more oversight and control over offerings that are conducted outside China and/or foreign investment in China-based issuers, may subject ICONIQ to additional regulatory review or otherwise restrict or hinder Pubco’s ability to offer securities and raise capitals outside China, all of which could materially and adversely affect ICONIQ’s business and cause the value of Pubco’s securities to significantly decline.

As a company having certain business operations in China, the recent regulatory developments in China, in particular with respect to more oversight and control over offerings that are conducted outside China and/or foreign investment in China-based issuers, may lead to additional regulatory review in China over the Business Combination.

Pursuant to the PRC Cybersecurity Law, which was promulgated by the Standing Committee of the National People’s Congress on November 7, 2016 and took effect on June 1, 2017, personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affects or may affect national security, it should be subject to cybersecurity review by the Cybersecurity Administration of China, or the CAC. The PRC Cybersecurity Law also establishes more stringent requirements applicable to operators of computer networks, especially to operators of networks which involve critical information infrastructure. The

PRC Cybersecurity Law contains an overarching framework for regulating Internet security, protection of private and sensitive information, and safeguards for national cyberspace security and provisions for the continued government regulation of the Internet and content available in China. The PRC Cybersecurity Law emphasizes requirements for network products, services, operations and information security, as well as monitoring, early detection, emergency response and reporting. According to the Security Protection Regulations for Critical Information Infrastructure announced by the State Council on July 30, 2021, which became effective on September 1, 2021, critical information infrastructure refers to the important network facilities and information systems in important industries and fields such as public telecommunications, information services, energy, transportation, water conservancy, finance, public services, e-government and national defense science, technology and industry, as well as other important network facilities and information systems which, in case of destruction, loss of function or leak of data, may result in serious damage to national security, the national economy and the people’s livelihood and public interests. The authorities shall notify the operators in a timely manner, after its facilities or information systems are identified as critical information infrastructure.

According to Article 5 and 7 of the Cybersecurity Review Measures announced by the CAC on January 4, 2022, which became effective on February 15, 2022, enterprises shall apply for the cybersecurity review under the following circumstances: (i) critical information infrastructure operators that intend to purchase network products and services; and (ii) a network platform operator that processes the personal information of more than one million people intends to be listed outside China. Pursuant to Article 16 of the Cybersecurity Review Measures, network products and services as well as data handling activities that the cybersecurity review work mechanism member units believe affect or could affect national security shall, after being submitted to the Central Commission for Cybersecurity and Informatization for approval, be reviewed by the Cybersecurity Review Office in accordance with the provisions of the Cybersecurity Review Measures.

The Cybersecurity Review Measures provides no further explanation or interpretation for the definition of “affects or may affect national security”. According to National Security Law of the PRC, which was issued on July 1, 2015 and became effective on the same date, national security refers to a status in which the regime, sovereignty, unity, territorial integrity, welfare of the people, sustainable economic and social development, and other major interests of the state are relatively not faced with any danger and not threatened internally or externally and the capability to maintain a sustained security status. As for the factors considered in the assessment of national security risks, pursuant to Article 10 of the Cybersecurity Review Measures, the following factors shall be taken into account: (i) risks of illegal control, interference or destruction of critical information infrastructure brought about by the use of products and services; (ii) the harm caused by supply interruption of products and services to the business continuity of critical information infrastructure; (iii) security, openness, transparency and diversity of sources of products and services, reliability of supply channels, and risks of supply interruption due to political, diplomatic, trade or other factors; (iv) compliance with Chinese laws by product and service providers; (v) risks of theft, disclosure, damage, illegal use or cross-border transfer of core data, important data or large amounts of personal information; (vi) risks of influence, control or malicious use of critical information infrastructure, core data, important data or large amounts of personal information by foreign governments after listing outside China; and (vii) other factors that may endanger critical information infrastructure security, cybersecurity and data security.

According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risk that may be brought about by any procurement, data processing, or listing outside China. The review focuses on several factors, including, among others, (i) the risk of theft, leakage, corruption, illegal use or export of any core or important data, or a large amount of personal information, and (ii) the risk of any critical information infrastructure, core or important data, or a large amount of personal information being affected, controlled or maliciously exploited by a foreign government after a company is listed outside China. While the Cybersecurity Review Measures has become final, there is still uncertainty regarding, among many aspects, the implementation and interpretation of the Cybersecurity Review Measures.

On November 14, 2021, the CAC released the draft Administrative Regulation on Network Data Security for public comments through December 13, 2021 (the “Draft Administrative Regulation on Network Data Security”). Under the Draft Administrative Regulation on Network Data Security, (i) data processors, i.e., individuals and organizations who can decide on the purpose and method of their data processing activities at their own discretion, that process personal information of more than one million individuals shall apply for cybersecurity review before listing in a foreign country; (ii) overseas data processors shall carry out annual data security evaluation and submit the evaluation report to the municipal cyberspace administration authority; and (iii) where the data processor undergoes merger, reorganization or subdivision that involves important data and personal information of more than one million individuals, the transaction shall be reported to the authority in-charge at the municipal level (by data processor or data recipient).

Based on the opinion of ICONIQ’s PRC counsel, Jingtian & Gongcheng, according to its interpretation of the currently in-effect PRC laws and regulations, ICONIQ believes that neither it nor any of its PRC subsidiaries are subject to the cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to the offering of Pubco’s securities or the business operations of ICONIQ or its PRC subsidiaries, because, as of the date hereof, (i) ICONIQ and its subsidiaries have not received any notice or determination from applicable PRC government authorities identifying any of them as a critical information infrastructure operator, so neither ICONIQ nor any of its PRC subsidiaries qualifies as a critical information infrastructure operator; and (ii) since ICONIQ and its PRC subsidiaries have not provided products or services for users as of the date hereof, ICONIQ and its PRC subsidiaries have not processed the personal information of more than one million people.

Although ICONIQ cannot rule out the possibility that the applicable PRC government authorities may initiate cybersecurity reviews on ICONIQ and its PRC subsidiaries in the future, based on the opinion of ICONIQ’s PRC counsel, Jingtian & Gongcheng, ICONIQ believes that the possibility of ICONIQ and its PRC subsidiaries being held as having conducted any data processing activities that affect or may affect national security is low, because, as of the date hereof, (i) ICONIQ and its PRC subsidiaries’ business have not directly involved state power, sovereignty, unity and territorial integrity, people’s well-being, sustainable economic and social development and other major national interests; (ii) ICONIQ and its PRC subsidiaries have not been identified as critical information infrastructure operators by applicable PRC governmental authorities, nor have any of them been informed by applicable PRC governmental authorities that it may be identified as a critical information infrastructure operator, so it is less likely that ICONIQ or any of its PRC subsidiaries pose a risk to the security of critical information infrastructure; and (iii) ICONIQ and its PRC subsidiaries have not processed core data, important data or personal information.

However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, if the PRC regulatory authorities take a position contrary to ICONIQ’s, ICONIQ cannot assure you that it or any of its PRC subsidiaries will not be deemed to be subject to PRC cybersecurity review requirements under the Cybersecurity Review Measures or the Draft Administrative Regulations on Network Data Security (if enacted) as a critical information infrastructure operator or an internet platform operator that is engaged in data processing activities that affect or may affect national security or holds personal information of more than one million users, nor can ICONIQ assure you that it or its PRC subsidiaries would be able to pass such review. If ICONIQ or any of its PRC subsidiaries fails to receive any requisite permission or approval from the CAC for the Business Combination or the business operations of ICONIQ’s PRC subsidiaries, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate ICONIQ or any of its PRC subsidiaries to obtain such permission or approvals in the future, ICONIQ or its PRC subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against it, which may have a material adverse effect on ICONIQ’s business, financial condition or results of operations. In addition, ICONIQ could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against ICONIQ, which may have a material adverse effect on its business, financial condition or results of operations, and may cause the value of Pubco’s securities to significantly decline.

On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) issued the Administrative Regulations of the State Council Concerning the Offshore Security Issuance and Listing of Domestic Enterprises (Draft for Comments) and the Administrative Measures on the Registration for the Offshore Security Issuance and Listing of Domestic Enterprises (Draft for Comments) (collectively, the “Draft Overseas Listing Rules”). The Draft Overseas Listing Rules requires completion of registration and report of related information to the CSRC in case of direct or indirect offshore listing of a Chinese enterprise. Where the Chinese enterprise fails to complete the registration or the registration materials omit material facts or fabricate materially false contents, such Chinese enterprise will be subject to administrative penalties such as warning, fines, suspension of relevant business or operation, revocation of licenses and permits or business license, the controlling shareholder, directors, supervisors, and senior management personnel of such Chinese company will also be subject to administrative penalties such as warnings and fines. The Draft Overseas Listing Rules set forth the standard in determining an indirect offshore listing of a Chinese company, the party in responsible of registration submission, as well as procedures for submission prior to application for listing, the interim period following the application for listing and completion of listing, and post-listing period. As of the date of hereof, it is uncertain when the Draft Overseas Listing Rules will be issued and take effect, and when issued, whether the additional requirements will be supplemented.

ICONIQ cannot assure you that its PRC subsidiaries will not in the future be required to obtain the approval of the CSRC or of potentially other regulatory authorities for the Business Combination. In the event that it is determined that it is required to obtain approval from the CSRC or any other regulatory authority, the failure to obtain such approval could result in (i) the delisting of Pubco’s securities on exchanges outside China and/or (ii) a decrease in the value of Pubco’s securities. ICONIQ has been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC, or other PRC regulatory authorities required for listings outside China. As of the date hereof, ICONIQ has not received any inquiries, notices, warnings, sanctions, denials, or regulatory objections from the CSRC, CAC, nor any other PRC regulatory authority. To ICONIQ’s knowledge, ICONIQ is, as of the date hereof, not required to obtain permission or approval from the CSRC nor any other PRC regulatory authority. In the event that regulations change in the future and ICONIQ is required to obtain permission or approval from the CSRC or any other PRC authority, any failure to do so could result in (i) the delisting of Pubco’s securities on exchanges outside China and/or (ii) a decrease in the value of Pubco’s securities (among other consequences).

ICONIQ’s business generates and processes a large amount of data, and it is required to comply with laws and regulations in the PRC and other jurisdictions relating to data privacy and security. The improper use or disclosure of data could have a material and adverse effect on ICONIQ’s business and prospects.

ICONIQ captures or collects, processes, transmits and stores employee and partner data as of the date hereof, and may, in the future, capture or collect, process, transmit and store client data, including personal information, in and across multiple jurisdictions during its course of business. These are common data collected for the type of business we are engaged in and we do not intend to track or store customer usage data after their purchase of our vehicles. For details, see “Business of ICONIQ — Data Privacy and Security”.

As a result of its global operations, ICONIQ may be subject to a variety of laws and regulations in various jurisdictions where it operates, as well as contractual obligations, regarding data privacy, protection and security. Some of these laws and regulations require obtaining data subjects’ consent to the collection and use of their data, honoring data subjects’ requests to delete their data or limit the processing of their data, providing notifications in the event of a data breach and setting up the proper legal mechanisms for cross-border data transfers. Some users may refuse to provide consent to have their personal information collected or may restrict the use of such personal information. Furthermore, it is not feasible to obtain consent from data subjects in the general public whose personal information may be captured by ICONIQ’s vehicles, all of which may hinder ICONIQ’s ability to enhance its data analytics and artificial intelligence technology, and may harm the competitiveness of its technology. In many cases, these laws and regulations apply not only to the collection and processing of personal information from third parties with whom ICONIQ does not have any contractual relationship, but also to the sharing or transfer of information between or among ICONIQ, its subsidiaries and other third parties with which it has commercial relationships, such as its business partners and customers. The regulatory framework for data privacy, protection and security worldwide is continuously evolving and developing and, as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. In particular, some of these laws and regulations may require ICONIQ to store certain categories of data collected from individuals residing in a jurisdiction only on servers physically located in such jurisdiction, and may further require ICONIQ to conduct security assessments and/or adopt other cross-border data transfer mechanisms in order to transfer such data outside of such jurisdiction. In addition, the number of high-profile data breaches at major companies continues to accelerate, which will likely lead to even greater regulatory scrutiny.

In addition, the research and testing of autonomous driving technology on public or permitted roads may require certain qualifications, permits or consents from different governmental authorities, but such requirements are not firmly settled. In particular, it is not firmly settled in China whether companies developing the autonomous driving technology are required to obtain surveying and mapping licenses in connection with the collection of data and images when conducting road tests. Most companies, if not all, do not obtain such licenses, but rather cooperate with map suppliers that do have the required licenses. ICONIQ and its subsidiaries may need to apply for qualifications, permits or consents from relevant government authorities in each jurisdiction in which they test autonomous driving technology.

In China, the PRC Cyber Security Law became effective on June 1, 2017. The Cyber Security Law reaffirms the basic principles and requirements specified in other existing laws and regulations on personal information protection, such as the requirements on the collection, use, processing, storage, and disclosure of personal information. Specifically, it requires that network operators take technical measures and other necessary measures in accordance with applicable laws and regulations and the compulsory requirements of the national and industrial standards to safeguard the safe and stable operation of its networks, maintain the integrity, confidentiality and availability of network data, take technical and other necessary measures to ensure the security of the personal information they have collected against unauthorized access, alteration, disclosure or loss, and formulate contingency plans for network security incidents and remediation measures. It also requires a subset of network operators that meet certain thresholds to be critical information infrastructure operators (“CIIO”) and to store personal information and important data collected and generated during operation within the territory of China locally on servers in China. The State Council of China released the Critical Information Infrastructure Security Protection Regulations (“CII Regulations”) on August 17, 2021 and became effective on September 1, 2021, a key administrative regulation in the implementation of the PRC Cyber Security Law. CII Regulations clarify the definition of critical information infrastructure (“CII”), the authorities-in-charge of CII security protection, determination of CII, obligations of a CIIO, CII security support and promotion, and legal liability. Industry regulators which are CII security protection work departments will formulate the rules for determination of CII, organize the determination of CII within their respective industries and sectors, notify CIIOs of the results of determinations, and report the same to the Ministry of Public Security. The interpretation of what network operators are qualified as CIIOs is unclear under the PRC Cyber Security Law and the CII Regulations do not set out detailed standards or operating guidelines for determining who will be viewed as CIIOs. If ICONIQ is deemed to be a CIIO, it would become subject to additional requirements applicable to CIIOs. Any violation of the PRC Cyber Security Law and/or the CII Regulations may subject a CIIO to warnings, fines, confiscation of illegal gains, revocation of licenses, cancelation of filings, shutdown of websites or criminal liabilities. In addition, if any of ICONIQ’s PRC subsidiaries is identified as a CIIO, in the case of its merger, division or dissolution, such subsidiary shall promptly report to relevant regulatory authorities and dispose the CII according to the requirements of such regulatory authorities to ensure security.

In addition, the PRC Data Security Law (“Data Security Law”), which was promulgated by the Standing Committee of the National People’s Congress on June 10, 2021 and came into effect on September 1, 2021, requires data collection to be conducted in a legitimate and proper manner and stipulates that, for the purpose of data protection and data security, data processing activities must be conducted based on data classification and a hierarchical protection system that is based on the importance of data for social and economic development and the degree of harm to national security, public interests, or the legitimate rights and interests of individuals or organizations that may result from the tampering, destruction, leakage or illegal possession or usage of such data. As the Data Security Law was recently promulgated, ICONIQ may be required to make further adjustments to its data practices to comply with this law. If ICONIQ’s data processing activities were found to be not in compliance, orders to make corrections and, under certain serious circumstances such as severe data divulgence, penalties could be imposed.

On August 16, 2021, the CAC, the State Development and Reform Commission, the Ministry of Industry and Information Technology, the Ministry of Public Security and the Ministry of Transport jointly promulgated the Rules on the Administration of Automobile Data Security (For Trial Implementation) (“Auto Data Rules”), which became effective on October 1, 2021. The Auto Data Rules encourage that auto data processors, including automakers, parts and software suppliers, distributors, maintenance organizations and mobility service companies, to adhere to the data processing principles, such as “in-car processing”, “no collection by default”, “proper precision” and “desensitization” in carrying out the auto data processing activities, so as to reduce the disordered collection and illegal use of the auto data. The Auto Data Rules make it clear that auto data processors should fulfil personal information protection responsibilities and fully protect the security of personal information as well as the legitimate rights and interests of individuals. To carry out personal information processing activities, the automobile data processors must expressly inform the individual of the relevant information and obtain the individual’s consent, unless permitted by applicable laws or regulations. If it is needed for ensuring driving safety, personal information from outside a vehicle is collected without the consent of the relevant individual and is provided outside of the vehicle, the information to be provided must be anonymized. The Auto Data Rules also require the local storage of important data in China and a security assessment by CAC and other relevant authorities in the case of important data transfers outside of China. In addition, auto data processors dealing with important data shall conduct risk assessment and report its auto data security management status to the CAC or its local branches each year. If ICONIQ is deemed to be an auto data processor dealing with important data, ICONIQ will need to review and enhance its internal procedures and policies for the collection, processing, storage localization in compliance with the Auto Data Rules. Any violation of the Auto Data Rules may subject ICONIQ to the penalties under the PRC Cyber Security Law and/or the PRC Data Security Law, including warnings, fines, confiscation of illegal gains, revocation of licenses, cancelation of filings, shutdown of websites or criminal liabilities.

The National People’s Congress of China adopted on August 20, 2021 the PRC Personal Information Protection Law (“PIPL”), which came into effect on November 1, 2021. The PIPL sets forth a range of obligations, administrative guidelines, and enforcement mechanisms with respect to the processing of personal information. The PIPL states that handling of personal information must have clear and reasonable purpose and shall be limited to the “minimum scope necessary to achieve the goals of handling” data. It also lays out conditions for which companies can collect personal data, such as obtaining an individual’s consent. The PIPL regulates personal information transfers outside of China by imposing obligations on handlers before transferring data abroad such as complying with a security assessment by relevant authorities. It also mandates risk assessments for specific processing including automated decision-making and handling that could have a major influence on individuals. In addition, the PIPL has a complex system of enforcement, including fines (that can go up to 5% of a company’s annual turnover) and administrative action (including warnings, orders to stop processing, confiscation of unlawfully obtained profit, revocation of licenses), individual rights to obtain compensation, and civil public interest litigation cases through a public prosecutor. If ICONIQ were to be found in violation of the PIPL when conducting its business in China, it could be subject to the above administrative penalties and civil liabilities, such as warnings, fines, or service suspension or even revocation of licenses, which could materially and adversely affect ICONIQ’s business, financial condition, and results of operations.

In addition to government regulation, privacy advocates and industry groups have proposed, and may in the future propose, self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to ICONIQ, and/or ICONIQ may elect to comply with such standards. ICONIQ expects that there will continue to be new proposed laws and regulations concerning data privacy and security, and ICONIQ cannot yet determine the impact that such future laws, regulations and standards may have on its business. New laws or amendments, or re-interpretations of existing laws, regulations, standards and other obligations may require ICONIQ to incur additional costs and restrict its business operations. Because the interpretation and application of laws, regulations, standards and other obligations relating to data privacy and security are still uncertain, it is possible that these laws, regulations, standards and other obligations may be interpreted and applied in a manner that is inconsistent with ICONIQ’s data processing practices and policies or the features of its products and services. If so, in addition to the possibility of fines, lawsuits, regulatory investigations, public censure, other claims and penalties and significant costs for remediation and damage to its reputation, ICONIQ could be required to fundamentally change its business activities and practices, which could adversely affect its business, and ICONIQ may be unable to make such changes and modifications in a commercially reasonable manner, or at all. Any inability to adequately address data privacy or security-related concerns, even if unfounded, or to comply with applicable laws, regulations, standards and other obligations relating to data privacy and security, could subject it to additional cost and liability, harm its reputation and brand, damage its relationship with important clients and affect its financial condition, operating results and reputation.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on the business and operations of ICONIQ in China.

With some of ICONIQ’s assets and operations located in China, its business, financial condition, results of operations and prospects are influenced by political, economic and social conditions in China, including, among others, overall economic growth, level of urbanization and level of per capita disposable income. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. The PRC government also exercises significant control over China’s economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. While the PRC economy has experienced significant growth over the past decades, that growth has been uneven across different regions and between economic sectors and may not continue, as evidenced by the slowing of the growth of the Chinese economy since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Any prolonged economic downturn could adversely affect ICONIQ’s business and operating results in China, leading to reduction in demand for its products and adversely affect its competitive position in the country.

Uncertainties with respect to the PRC legal system and changes in laws and regulations in China, including the interpretation and enforcement of PRC laws, rules and regulations, could adversely affect ICONIQ’s business.

ICONIQ’s operations in China are governed by PRC laws and regulations. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis, or at all, and may have retroactive effect. As a result, ICONIQ may not be aware of its violation of any of these laws and regulations until sometime after the violation. As the PRC legal system is evolving rapidly, the interpretations of many laws, regulations and rules may contain inconsistencies, the enforcement of these laws, regulations and rules involves uncertainties, existing laws and regulations are subject to amendments and interpretations, and new laws and regulations can be promulgated relatively quickly with little advance notice. From time to time, ICONIQ may have to resort to administrative and court proceedings to enforce its legal rights. Administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection available than in more developed legal systems. Such unpredictability towards ICONIQ’s contractual, property and procedural rights and legal obligations could adversely affect its business and impede its ability to continue its operations.

Uncertainties with respect to the interpretation and implementation of the PRC Foreign Investment Law and Implementation Regulations may affect ICONIQ’s corporate governance.

On January 1, 2020, the PRC Foreign Investment Law (the “Foreign Investment Law”) and the Regulations for Implementation of the Foreign Investment Law (the “Implementation Regulations”), came into effect and replaced the trio of prior laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law, and the Wholly Foreign-invested Enterprise Law, together with their implementation rules. Since the Foreign Investment Law and the Implementation Regulations are relatively new, uncertainties still exist in relation to its interpretation and implementation. The Foreign Investment Law and the Implementation Regulations may affect ICONIQ’s relevant corporate governance practices and increase ICONIQ’s compliance costs. For instance, the Foreign Investment Law and the Implementation Regulations require that foreign-invested enterprises established before the Foreign Investment Law became effective have five years to complete the necessary adjustments to their organization form, governance structure and other required matters to comply with the PRC Company Law, the Partnership Enterprise Law and other laws. The PRC Company Law significantly differs from the Sino-foreign Equity Joint Venture Enterprise Law and the Sino-foreign Cooperative Joint Venture Enterprise Law. These differences include, but are not limited to, an enterprise’s highest authority, minimum number of directors, quorum, term of directors, voting mechanisms, profit distributions and equity transfer restrictions. According to the Implementation Regulations, the provisions regarding equity interest transfer and distribution of profits or remaining assets may remain the same as previously provided in the contracts among the joint venture parties of a foreign-invested enterprise. Uncertainties still exist with respect to the specific adjustments foreign-invested enterprises must make. The local branch of the State Administration for Market Regulation of the PRC (the “SAMR”) may, at its discretion, require ICONIQ’s PRC subsidiaries to make necessary adjustments to their articles of association and other filing documents to comply with the PRC Company Law and the Partnership Enterprise Law, as applicable.

In addition, the Foreign Investment Law and the Implementation Regulations impose information reporting requirements on foreign investors and foreign-invested enterprises. Any foreign investors or foreign-invested enterprises found to be non-compliant with these reporting obligations may be subject to fines or administrative liabilities.

As advised by ICONIQ’s PRC counsel, Jingtian & Gongcheng, the electric vehicle industry is not within the sector where foreign investment is prohibited or restricted pursuant to the Special Administrative Measures on Access to Foreign Investment (Negative List Edition 2021). Accordingly, ICONIQ’s operations in China is unlikely to be directly affected by the Foreign Investment Law. However, it is not known whether any additional laws or regulations promulgated pursuant to the Foreign Investment Law and the Implementation Regulations will have a material adverse effect on ICONIQ’s business, financial condition and results of operations.

China’s M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for ICONIQ to pursue growth through acquisitions in China.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“M&A Rules”) and Anti-Monopoly Law of the People’s Republic of China promulgated by the Standing Committee of the NPC which became effective in 2008 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that SAMR be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions of the State. In addition, PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. Pubco may pursue potential strategic acquisitions that are complementary to its business and operations.

Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the Ministry of Commerce of China (“MOFCOM”), may delay or inhibit Pubco’s ability to complete such transactions, which could affect its ability to expand its business or maintain its market share.

PRC regulations relating to offshore investment activities by PRC residents may limit ICONIQ’s PRC subsidiaries’ ability to increase their registered capital or distribute profits to ICONIQ or otherwise expose ICONIQ to liability and penalties under PRC law.

The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Issues Relating to Foreign Exchange Control for Overseas Investment and Financing and Roundtripping by PRC Residents through Special Purpose Vehicles (“SAFE Circular 37”) in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released in February 2015 by SAFE, as amended in December 2019 (“SAFE Circular 13”), local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 2015.

Currently, most of ICONIQ’s shareholders have completed SAFE Circular 37 Registration and are in compliance. Some of ICONIQ’s beneficial owners, who are PRC residents, are currently processing SAFE Circular 37 Registration. ICONIQ has asked their shareholders who are PRC residents to make the necessary applications and filings as required by SAFE Circular 37. ICONIQ attempts to comply and ensure that its shareholders who are subject to these rules comply with the relevant requirements.

However, ICONIQ may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in their company, nor can ICONIQ compel their beneficial owners to comply with SAFE registration requirements. As a result, ICONIQ cannot, provide any assurances that all of its current and future shareholders who are PRC residents will comply with its request to make or obtain any applicable registration or comply with other requirements required by SAFE Circular 37 or other related rules. Failure by such shareholders or beneficial owners to comply with SAFE regulations could subject ICONIQ to fines or legal sanctions, restrict ICONIQ’s investment activities outside China or affect ICONIQ’s ownership structure, which could adversely affect ICONIQ’s business and prospects.

Restrictions on ICONIQ’s subsidiaries in the PRC and Hong Kong on paying dividends or making other payments to it under existing or new laws and regulations of the PRC and Hong Kong may restrict ICONIQ’s ability to satisfy its liquidity requirements.

While ICONIQ’s subsidiaries have not yet distributed dividends in the past, dividend payments from ICONIQ’s PRC subsidiaries in the future are subject to various restrictions under PRC laws and regulations in force at the time and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future. Current PRC regulations permit ICONIQ’s PRC subsidiaries to pay dividends to ICONIQ only out of their accumulated after-tax profits upon satisfaction of relevant statutory condition and procedures, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of ICONIQ’s PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that withholding tax at the rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises, unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated. Furthermore, if ICONIQ’s PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict ICONIQ’s ability to satisfy its liquidity requirements. Due to these restrictions and additional restrictions that may be imposed under new PRC laws and regulations that may come into effect in the future, cash and/or non-cash assets held by ICONIQ’s PRC subsidiaries may not be available to fund ICONIQ’s foreign currency needs or any foreign operations that ICONIQ may have in the future or for other uses outside of the PRC.

Based on the experience of ICONIQ’s management team, ICONIQ does not believe that remittance of cash and/or non-cash assets from Hong Kong is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of Hong Kong, nor does ICONIQ believe such interventions, restrictions and limitations will be imposed on it or any future Hong Kong subsidiary that it may have in the foreseeable future. To the extent that ICONIQ’s cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by its Hong Kong subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of Hong Kong, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to ICONIQ, to fund the operations of its subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may restrict or delay Pubco from using the proceeds of the Business Combination to make loans or additional capital contributions to its PRC subsidiaries, which could adversely affect Pubco’s liquidity and its ability to fund and expand its business.

Pubco is an offshore holding company with some of its operations conducted in China post-Business Combination. Pubco may make loans to its PRC subsidiaries subject to the approval, registration, and filing with governmental authorities and limitation of amount, or it may make additional capital contributions to its wholly foreign-owned subsidiaries in China. Any loans to its wholly foreign-owned subsidiaries in China, which are treated as foreign-invested enterprises under PRC law, are subject to foreign exchange loan registrations with the National Development and Reform Commission, or the NDRC, and SAFE or its local branches. In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (1) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (2) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (3) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (4) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, there is no assurance that Pubco will be able to complete the necessary government registrations or obtain the necessary government approvals or filings on a timely basis, if at all, with respect to future loans by Pubco to its PRC subsidiaries or with respect to future capital contributions by Pubco to its PRC subsidiaries. If Pubco fails to complete such registrations or obtain such approvals, its ability to use the proceeds from the Business Combination and to capitalize or otherwise fund its PRC operations may be negatively affected, which could adversely affect liquidity of its operations in the PRC and Pubco’s ability to fund and expand its business.

Because Pubco is incorporated in the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Pubco is an exempted company incorporated in the Cayman Islands with limited liability. As a result, it may be difficult for investors to effect service of process within the United States upon Pubco’s directors or officers, or enforce judgments obtained in the United States courts against Pubco’s directors or officers.

Pubco’s corporate affairs will be governed by the Amended and Restated Memorandum and Articles of Association, the Companies Act (Revised) of the Cayman Islands (the “Cayman Act”) (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. Pubco will also be subject to the federal securities laws of the United States. The rights of Pubco shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Pubco’s directors to Pubco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of Pubco’s shareholders and the fiduciary responsibilities of Pubco’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less prescriptive body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Pubco has been advised by its Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against Pubco or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

It may be difficult to enforce a U.S. judgment against Pubco or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

Not all of Pubco’s directors and executive officers are residents of the United States, and the assets of Pubco or these persons may be located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon Pubco within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.

A number of Pubco’s directors and executive officers are located in the PRC. As a result, investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in the PRC against Pubco’s management named in this prospectus based on foreign laws.

A number of Pubco’s directors and executive officers reside within the PRC for at least a significant portion of the time. As a result, it may be difficult for investors to effect service of process upon Pubco’s management located in the PRC. It may also be difficult for investors to enforce in U.S. courts of the judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against Pubco’s officers and directors located in the PRC. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against Pubco’s management located in the PRC predicated upon the civil liability provisions of the securities laws of the United States or any state.

As advised by Jingtian & Gongcheng, ICONIQ’s PRC legal counsel, there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against Pubco’s management located in the PRC predicated upon the civil liability provisions of the U.S. federal and state securities laws. Jingtian & Gongcheng has further advised that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. Further, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against Pubco’s management located in the PRC if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it may be difficult for Pubco’s shareholders or investors to effect service of process upon Pubco’s management inside China, and it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding Pubco’s securities.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect ICONIQ’s business, prospects, financial condition and results of operation.

The global macroeconomic environment is facing challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States. There have been concerns over the downturn in economic output caused by the COVID-19 pandemic. It is unclear whether these challenges will be contained and what effects they each may have. Economic conditions in China, the UAE and other regions where ICONIQ seeks to operate are sensitive to global economic conditions. In particular, there have been signs that the rate of China’s economic growth is declining, and China’s economy contracted in the first quarter of 2020 as a result of the COVID-19 outbreak. Any prolonged slowdown in China’s economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors. Credit risks of customers and suppliers and other counterparty risks may also increase.

Sales of ICONIQ’s vehicles depend in part on discretionary consumer spending and are even more exposed to adverse changes in general economic conditions. In response to their perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of ICONIQ’s vehicles and its results of operations may be materially and adversely affected.

Natural disasters, unusually adverse weather, epidemic or pandemic outbreaks, boycotts and geo-political events could materially and adversely affect ICONIQ’s business, results of operations or financial condition.

The occurrence of one or more natural disasters, such as hurricanes and earthquakes, unusually adverse weather, epidemic or pandemic outbreaks, such as the ongoing COVID-19 pandemic, boycotts and geopolitical events, such as civil unrest and acts of terrorism, or similar disruptions, could materially and adversely affect ICONIQ’s business, results of operations or financial condition. These events could result in physical damage to property, an increase in energy prices, temporary or permanent closure of one or more of ICONIQ’s current or planned facilities, temporary lack of an adequate workforce in a market, temporary or long-term disruption in the supply of raw materials, product parts and components, temporary disruption in transport, or disruption to ICONIQ’s information systems. ICONIQ may incur expenses or delays relating to such events outside of its control, which could have a material adverse impact on its business, operating results and financial condition.

While ICONIQ’s independent registered public accounting firm is not among the auditor firms listed on the HFCAA Determination List as of the date hereof, its audit documentation related to its audit reports included in this proxy statement/prospectus include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection, which could result in limitations or restrictions to ICONIQ’s access to the U.S. capital markets. Furthermore, trading in Pubco’s securities may be prohibited under the HFCAA or the AHFCAA if the SEC subsequently determines ICONIQ’s audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

The independent registered public accounting firm of ICONIQ, issued an audit opinion on the financial statements included in this proxy statement/prospectus filed with the SEC. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, the auditor of ICONIQ, is required by the laws of the United States to undergo regular inspections by the PCAOB.

The auditor of ICONIQ, is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in 2020. However, recent developments with respect to audits of China-based companies, such as ICONIQ, create uncertainty about the ability of their auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. As a result, Pubco’s investors may be deprived of the benefits of PCAOB’s oversight of the auditor of ICONIQ through such inspections.

Inspections of certain other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The PCAOB is currently unable to conduct inspections of audit firms located in China and Hong Kong, and it has issued its report notifying the SEC of its determination that it is unable to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong. They are currently able to conduct inspections of U.S. audit firms where audit work papers are located in China however PCAOB requests for workpapers are subject to approval by Chinese authorities. The audit workpapers for the Chinese operations of ICONIQ is located in China.

The PCAOB has not requested the auditor of ICONIQ to provide the PCAOB with copies of the audit workpapers of ICONIQ and consequently the auditor has not sought permission from PRC authorities to provide copies of these materials to the PCAOB. If the auditor of ICONIQ is not permitted to provide requested audit work papers located in China to the PCAOB, investors would be deprived of the benefits of PCAOB’s oversight of such auditors through such inspections.

In addition, as part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of Congress that would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for such issuers and, beginning in 2025, the delisting from national securities exchanges such as Nasdaq of issuers included for three consecutive years on the SEC’s list. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the HFCAA. The HFCAA was approved by the U.S. House of Representatives on December 2, 2020. On December 18, 2020, the former U.S. president signed into law the HFCAA. In essence, the HFCAA requires the SEC to prohibit foreign companies from listing securities on U.S. securities exchanges if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The enactment of the HFCAA and any additional rulemaking efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including Pubco, and the market price of Pubco’s securities could be adversely affected, and Pubco could be delisted if it is unable to cure the situation to meet the PCAOB inspection requirement in time. On December 2, 2021, the SEC adopted final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. On December 2, 2021, the SEC adopted final rules implementing the HFCAA. On a rolling basis, the SEC will identify issuers with auditors that the PCAOB is unable to inspect or investigate completely because of non-US governmental restrictions. If an issuer is identified for three consecutive years, the SEC will publish an order prohibiting the trading of the issuer’s securities on a US stock exchange and the US over-the-counter market. For a calendar year issuer such as Pubco, identification would begin in 2022 after the filing of our Form 10-K for the year ended December 31, 2021. If Pubco is identified, it must comply with the disclosure provisions of the HFCAA in its next annual report, which would be Form 10-K for the year ended December 31, 2022. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On June 4, 2020, former U.S. President Donald J. Trump issued a memorandum ordering the President’s Working Group on Financial Markets (“PWG”) to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from non-cooperating jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate, including China, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in non-cooperating jurisdictions may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. If Pubco fails to meet the new listing standards before the deadline specified thereunder, Pubco could face possible de-listing from Nasdaq, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, securities of Pubco trading in the United States.

As of the date hereof, the auditor of ICONIQ, Marcum Bernstein & Pinchuk LLP, is not among the auditor firms listed on the HFCAA Determination List, which list notes all of the auditor firms that the PCAOB is not able to inspect. Should the PCAOB be unable to fully conduct inspections of the workpapers of the auditor of ICONIQ in China, it will make it more difficult to evaluate the effectiveness of the auditor’s audit procedures or quality control procedures. Investors may consequently lose confidence in the reported financial information and procedures of ICONIQ and the quality of their financial statements, which would adversely affect Pubco.

Risks Relating to the Business Combination and its Effects

East Stone may not be able to complete the Business Combination or any other business combination within the time frame prescribed in its organizational documents, in which case East Stone would cease all operations except for the purpose of winding up, and East Stone would redeem East Stone’s Public Shares and liquidate.

East Stone must complete an initial business combination by August 24, 2022.

East Stone may not be able to consummate the Business Combination or any other business combination by such date. If East Stone has not completed any initial business combination by such date, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable) divided by the number of then issued and outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of East Stone remaining shareholders and board of directors, dissolve and liquidate, subject in each case to East Stone’s obligations under British Virgin law to provide for claims of creditors and the requirements of other applicable law.

East Stone’s Initial Shareholders, the IPO PIPE Shareholders and the Backstop Investors have agreed to vote their shares in favor of the Business Combination, regardless of how East Stone’s Public Shareholders vote.

The Business Combination Proposal must be approved by a majority of the issued and outstanding ordinary shares present and voted at the meeting. In connection with the Business Combination, the holders of East Stone’s Founder Shares and Private Shares, including those held by Initial Shareholders and the Backstop Investors, have agreed to vote their Founder Shares and Private Shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination. The Founder Shares constitute approximately 48.1% of the outstanding ordinary shares of East Stone and the Private Shares constitute approximately 4.9% of the outstanding ordinary shares of East Stone as of July 19, 2022. Accordingly, the necessary East Stone shareholder approval will be received, regardless of how East Stone’s Public Shareholders vote.

Neither East Stone nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by ICONIQ in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by ICONIQ and East Stone to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, East Stone and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by ICONIC in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, East Stone would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

East Stone shareholders who do not redeem their ordinary shares of East Stone will experience immediate and material dilution upon closing of the Business Combination.

Upon the completion of the Business Combination, assuming, among other things, that Public Shareholders exercise redemption rights and redeem only 1,780,533 ordinary shares upon completion of the Business Combination (prior to giving effect to any warrant exercises and assuming automatic conversion of rights into ordinary shares), Public Shareholders, the Sponsor and other Initial Shareholders, the Sellers and the PIPE Investors will own approximately 1.0%, 1.4%, 84.0% and 13.6% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers and their affiliates receive approximately 240,029,717 Ordinary Shares of Pubco, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment). If 1,780,533 ordinary shares of East Stone are ultimately redeemed (which is the maximum number of ordinary shares of East Stone that could be redeemed as of July 19, 2022), Public Shareholders, the Sponsor and other Initial Shareholders, the Sellers and the PIPE Investors are expected to own approximately 1.0%, 1.4%, 84.0% and 13.6%, respectively, of the Ordinary Shares of Pubco and approximately 0.3%, 0.3%, 95.7% and 3.6%, respectively, of voting power of Pubco following the closing. As such, East Stone shareholders who do not redeem their ordinary shares of East Stone will experience immediate and material dilution upon closing of the Business Combination.

Alan Nan WU, whose interests may conflict with yours, can exercise significant influence over Pubco. The concentrated ownership of Ordinary Shares may prevent you and other shareholders from influencing significant decisions.

Upon the Closing, Alan Nan WU will, through Muse Limited, own approximately 100% of Pubco Class A Ordinary Shares, which represent approximately 11.08% of the outstanding Ordinary Shares and 75.69% of the voting interests of Pubco, assuming (for illustrative purposes) the PIPE investment in the aggregate amount of US$400 million and no redemptions of East Stone’s outstanding Public Shares and the vesting and exercise of all Warrants and the issuance of Ordinary Shares in respect thereof. For so long as he holds at least a majority of the voting interests of Pubco, Alan Nan WU will have the ability, through the board of directors of Pubco, to significantly influence decision-making with respect to Pubco’s business direction and policies. Matters over which Alan Nan WU will, directly or indirectly, exercise significant influence following the Closing include: (i) the election of the Pubco Board; (ii) business combinations and other merger transactions requiring shareholder approval, including proposed transactions that would result in Pubco’s shareholders receiving a premium price for their shares; and (iii) amendments of the Amended and Restated Memorandum and Articles of Association or increases or decreases in the size of the Pubco Board. Even if Alan Nan WU’s voting interests fall below a majority, he may continue to be able to strongly influence Pubco’s decisions.

If Pubco is characterized as a passive foreign investment company for U.S. federal income tax purposes, its U.S. shareholders may suffer adverse tax consequences.

If Pubco is a passive foreign investment company (“PFIC”) for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Pubco Ordinary Shares, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Pubco’s PFIC status for its current and subsequent taxable years may depend on its unbooked goodwill as valued based on the projected market value of Pubco’s equity and whether it qualifies for the PFIC start-up exception. Depending on the particular circumstances, the application of the start-up exception may be subject to uncertainty, and there cannot be any assurance that Pubco will qualify for the start-up exception. Accordingly, there can be no assurances with respect to Pubco’s status as a PFIC for its current taxable year or any subsequent taxable year. Pubco’s actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. Please see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by U.S. Holders — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to Pubco’s potential PFIC status. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Pubco Ordinary Shares.

Subsequent to East Stone’s completion of the Business Combination, East Stone may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price post-Business Combination, which could cause you to lose some or all of your investment.

Even though East Stone has conducted due diligence on ICONIQ, it cannot assure you that this diligence will surface all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of East Stone’s, Pubco’s or ICONIQ’s control will not later arise. As a result of these factors, East Stone may be forced to later write-down or write-off assets, restructure East Stone’s operations, or incur impairment or other charges that could result in reporting losses. Even if East Stone’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with East Stone’s preliminary risk analysis. The fact that East Stone reports charges of this nature could contribute to negative market perceptions about its securities post-Business Combination. Accordingly, any equity holders who choose to remain equity holders following the Business Combination could suffer a reduction in the value of their equity. Such equity holders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by East Stone directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus contained an actionable material misstatement or material omission.

The registration of shares for resale as provided by the Business Combination agreement and the grant and future exercise of registration rights may adversely affect the market price of East Stone ordinary shares and Pubco’s securities upon consummation of the Business Combination.

Under the Business Combination Agreement Pubco has agreed to register for resale on Form S-1 (i) the Pubco Ordinary Shares, which have been exchanged for, or which shall be issued upon exercise of the other Pubco Securities that were exchanged for the Purchaser Securities underlying the Purchaser Private Placement Units that were issued concurrently with the Purchaser’s IPO, (ii) Pubco Ordinary Share issued to the Sellers as Exchange Consideration, and (iii) all Pubco Ordinary Shares issued or to be issued upon conversion of any of the Convertible Notes or any Equity Investment, no later than sixty (60) Business Days after the Closing Date, and to use its reasonable efforts to cause the Resale Registration Statement to become effective on or before one hundred twenty (120) days after the Closing Date.

Pursuant to the existing registration rights agreement with East Stone’s Initial Shareholders, as well as the holders of the Private Placement Units, the Sponsor, the Initial Shareholders and East Stone’s officers and directors or their affiliates (collectively, the “Initial Registration Rights Holders”) may be issued securities of East Stone in payment of working capital loans made to East Stone (and all underlying securities), and under the registration rights agreement to be entered into in connection with the Business Combination and which are described elsewhere in this proxy statement/prospectus, the Initial Registration Rights Holders and the Sellers can demand that Pubco register their registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that Pubco undertakes. Following the consummation of the Business Combination, Pubco intends to file and maintain an effective registration statement under the Securities Act covering such securities.

In addition, the Primary Seller has been granted both demand and piggyback registration rights for the Pubco securities that it will receive in connection with the Business Combination.

The registration of these securities will permit the public resale of such securities, subject to any applicable contractual lock-up obligation. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco Ordinary Shares post-Business Combination.

Sales of a substantial number of Pubco securities in the public market following the Business Combination could adversely affect the market price of Ordinary Shares.

3,450,000 Founder Shares, 103,500 Underwriter Representative Shares, and Representative’s Warrants to purchase 690,000 ordinary shares that East Stone’s Initial Shareholders and I-Bankers currently hold will be exchangeable for Ordinary Shares and warrants of Pubco and continue to be held by East Stone’s Initial Shareholders and I-Bankers following the Business Combination.

350,000 Private Placement Units that East Stone’s IPO PIPE Shareholders currently hold will be exchangeable for Pubco Ordinary Shares and private warrants and rights of Pubco and continue to be held by East Stone’s Initial Shareholders and I-Bankers following the Business Combination.

The Pubco securities representing the Founder Shares will be subject to a lock-up period commencing on the Closing Date and ending on the (x) 6-month anniversary of the Closing Date with respect to 30% of such shares, and (y) 1-year anniversary of the Closing Date with respect to 70% of such shares.

East Stone’s shareholders who are not affiliates of the Sponsor may be exposed to greater risk as a result of becoming shareholders of the combined company through the Business Combination rather than acquiring securities of Pubco directly in an underwritten public offering as a result of the differences between the two transaction structures, including that the Business Combination did not involve an independent due diligence review by an underwriter and that the Sponsor has conflicts of interest in connection with the Business Combination.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of East Stone’s securities in connection therewith, investors will not receive the benefit of any outside independent review of the respective finances and operations of East Stone and ICONIQ and their subsidiaries. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, East Stone’s shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

If Pubco became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time . . . the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a special purpose acquisition company, such as East Stone, and no auditor comfort letters or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus.

In addition, the amount of due diligence conducted by East Stone and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of Pubco. Accordingly, it is possible that defects in ICONIQ Group’s business or problems with ICONIQ Group’s management that would have been discovered if Pubco conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the Pubco Ordinary Shares.

Unlike an underwritten initial public offering, the initial trading of the Pubco’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco’s securities on Nasdaq could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco’s securities during the period immediately following the listing.

Furthermore, the Sponsor and certain of East Stone’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, the interests of East Stone’s shareholders generally. Such interests may have influenced East Stone’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “Risk Factors — If the Business Combination is not approved, then the ordinary shares and Private Placement Units of East Stone that are beneficially owned by East Stone’s current directors, executive officers and initial shareholders will be worthless, the expenses incurred by such persons may not be reimbursed or repaid and the offers of employment with Pubco that are anticipated by certain of such persons will not be extended. Such interests may have influenced their decision to approve the Business Combination with ICONIQ.” and the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of East Stone’s Directors and Officers in the Business Combination.” In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event the Business Combination is completed, even if the Business Combination causes the trading price of Pubco’s Ordinary Shares to materially decline.

Since the Sponsor and East Stone’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of East Stone’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with ICONIQ is appropriate as East Stone’s initial business combination. Such interests include that the Sponsor will lose its entire investment in East Stone if the Business Combination is not completed.

When you consider the recommendation of the East Stone board of directors in favor of approval of the Business Combination Proposal and the Charter Proposal, you should consider that the Sponsor and East Stone’s directors and officers have interests in such proposals that are different from, or in addition to, those of East Stone’s shareholders and warrant holders generally. These interests include, among other things, the interests listed below, including a combination of investments, loans and advances with initial outlay from interested parties of $600,000, having an aggregate market value of approximately $36.8 million as of July 19, 2022:

•        Prior to or simultaneously with East Stone’s Initial Public Offering, East Stone’s Initial Shareholders purchased 3,450,000 ordinary shares for an aggregate purchase price of $25,000, or approximately $0.007 per share. As a result of the significantly lower investment per share of the Initial Shareholders as compared with the investment per share of Public Shareholders, a transaction which results in an increase in the value of the investment of the Initial Shareholders may result in a decrease in the value of the investment of Public Shareholders. In addition, if East Stone does not consummate a business combination by August 24, 2022, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under British Virgin Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 3,135,000 Founder Shares and 167,000 shares underlying the Private Placement Units held by East Stone’s Initial Shareholders, including its directors and officers, would be worthless because East Stone’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares. Such shares and units had an aggregate market value of approximately $34.0 million based upon the closing price of East Stone’s ordinary shares of $10.23 per share on Nasdaq on July 19, 2022 and closing price of East Stone’s units of $11.36 per unit on Nasdaq on May 9, 2022, the last day prior to July 19, 2022 on which there was trading in East Stone’s units.

•        An aggregate of 350,000 Private Placement Units were issued to the IPO PIPE Shareholders simultaneously with the consummation of the Initial Public Offering and over-allotment option. Such units had an aggregate market value of 4.0 million based upon the closing price of East Stone’s units of $11.36 per unit on Nasdaq on May 9, 2022, the last day prior to July 19, 2022 on which there was trading in East Stone’s units.

•        In order to finance transaction costs in connection with a Business Combination, the Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to East Stone any Working Capital Loans as may be required by East Stone. If East Stone completes the Business Combination, East Stone will repay any Working Capital Loans. In the event that a business combination is not completed, East Stone may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Any Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid, without interest, upon consummation of a business combination by East Stone, or, at the lender’s discretion, converted upon consummation of a business combination into additional Private Placement Units at a price of $10.00 per Unit (the “Working Capital Units”). On February 23, 2021, East Stone issued an unsecured promissory note (the “East Stone Note”) in respect of a Working Capital Loan in the amount of up to $500,000 to Chunyi (Charlie) Hao, its Chairman of the Board of Directors and Chief Financial Officer. The East Stone Note bears no interest and is repayable in full upon the earlier of consummation of East Stone’s initial business combination and its winding up. The East Stone Note may also be converted into Working Capital Units at a price of $10.00 per Unit at the option of the holder of the East Stone Note upon the consummation of East Stone’s initial business combination. Such Working Capital Units would be identical to the Private Placement Units issued to Double Ventures Holdings Limited, I-Bankers Securities, Inc., Hua Mao and Cheng Zhao in connection with East Stone’s Initial Public Offering. As of July 19, 2022, East Stone borrowed an aggregate of $450,000 under the East Stone Note.

•        East Stone’s existing directors and officers will be eligible for continued indemnification and continued coverage under East Stone’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        In order to protect the amounts held in the Trust Account, each of the Sponsor and its officers has agreed that it will be liable to East Stone if and to the extent any claims by a third party for services rendered or products sold to East Stone, or a prospective target business with which East Stone has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under East Stone’s indemnity of the underwriters of East Stone’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, the Sponsor may not be able to satisfy those obligations. Other than as described above, none of East Stone’s other officers or directors will indemnify East Stone for claims by third parties including, without limitation, claims by vendors and prospective target businesses. East Stone has not independently verified whether the Sponsor has sufficient funds to satisfy the indemnity obligations and believe that the Sponsor’s only assets are securities of East Stone. East Stone believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because East Stone will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

•        East Stone’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on East Stone’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination with ICONIQ. However, if East Stone fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, East Stone may not be able to repay or reimburse these amounts if the Business Combination is not completed.

The existence of personal and financial interests of one or more of East Stone’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of East Stone and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Proposals. For additional information on the interests and relationships of the Sponsor, Initial Shareholders, directors and officers in the Business Combination, (See “Risk Factors — If the Business Combination is not approved, then the ordinary shares and Private Placement Units of East Stone that are beneficially owned by East Stone’s current directors, executive officers and initial shareholders will be worthless, the expenses incurred by such persons may not be reimbursed or repaid and the offers of employment with Pubco that are anticipated by certain of such persons will not be extended. Such interests may have influenced their decision to approve the Business Combination with ICONIW.” and “The Business Combination Proposal — Interests of East Stone’s Directors and Officers in the Business Combination”).

The personal and financial interests of the Sponsor as well as East Stone’s directors and officers may have influenced their motivation in identifying and selecting ICONIQ as a business combination target, completing an initial business combination with ICONIQ and influencing the operation of the business following the initial business combination. In considering the recommendations of East Stone’s board of directors to vote for the proposals, its shareholders should consider these interests.

Subsequent to the consummation of the Business Combination, ICONIQ may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs and impairment or other charges or structure its operations in a manner that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause East Stone shareholders to lose some or all of your investment.

Although East Stone has conducted due diligence on ICONIQ, East Stone cannot assure Public Shareholders that this diligence revealed all material issues that may be present in ICONIQ’s businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of East Stone’s or ICONIQ’s control will not later arise. As a result, East Stone may be forced to later write-down or write-off assets, restructure East Stone’s operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with East Stone’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on East Stone’s liquidity, the fact that East Stone reports charges of this nature could contribute to negative market perceptions about East Stone or East Stone’s securities. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by East Stone’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

East Stone may not be able to complete an initial business combination with a U.S. target company should the transaction be subject to review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Although we are not aware of any material regulatory approvals or actions that are required for completion of the Business Combination, there can be no assurance that such additional approval or actions will be obtained within the required time period. This includes any potential review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”) on account of certain foreign ownership restrictions on U.S. businesses. If CFIUS considers East Stone a “foreign person” under such rules and regulations and ICONIQ a U.S. business that may affect national security, we could be subject to such foreign ownership restrictions and/or CFIUS review. If the Business Combination with ICONIQ falls within the scope of foreign ownership restrictions, we may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination.

East Stone’s sponsor is Double Ventures Holdings Limited, a British Virgin Islands business company with limited liability. The Sponsor currently owns 1,352,000 of our ordinary shares (including the shares underlying Private Placement Units that were purchased by the Sponsor in a private placement which occurred simultaneously with the completion of the IPO), equivalent to an 18.9% interest in East Stone. Chunyi (Charlie) Hao is the sole director of the Sponsor and a Hong Kong legal resident with a citizenship of Hong Kong, Special Administrative Region of China. Mr. Hao owns 33.3% of the Sponsor, and Fan Yu owns 66.7% of the Sponsor and each of Mr. Hao and Ms. Yu are non-U.S. persons. Accordingly, the Sponsor is controlled by a non-U.S. person, and CFIUS may consider East Stone to be a “foreign person.”

Although we do not believe ICONIQ is a U.S. business that may affect national security, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order us to divest all or a portion of a U.S. business of the combined company if East Stone had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership by the Sponsor.

The foreign ownership limitations, and the potential impact of CFIUS, may prevent us from consummating the Business Combination with ICONIQ. If East Stone were to seek an initial business combination other than the Business Combination, the pool of potential targets with which it could complete an initial business combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete an initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, this will cause you to lose any potential investment opportunity in ICONIQ and the chance of realizing future gains on your investment through any price appreciation in the combined company, and East Stone’s warrants and rights will expire worthless.

If East Stone were deemed to be an investment company for purposes of the Investment Company Act, it may be forced to abandon its efforts to complete the Business Combination and instead be required to liquidate.

As indicated above, East Stone completed its initial public offering in February 2020 and has operated as a blank check company searching for a target business with which to consummate an initial business combination since such time (or approximately 29 months). On March 30, 2022, the SEC issued proposed rules relating to, among other matters, the extent to which special purpose acquisition companies like East Stone could become subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The SEC’s proposed rules would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that they satisfy certain conditions that limit a company’s duration, asset composition, business purpose and activities. The duration component of the proposed safe harbor rule would require a company to file a Current Report on Form 8-K with the SEC announcing that it has entered into an agreement with the target company (or companies) to engage in an initial business combination no later than 18 months after the effective date of its registration statement for its initial public offering. The company would then be required to complete its initial business combination no later than 24 months after the effective date of its registration statement for its initial public offering. The SEC has indicated that it believes that there are serious questions concerning the applicability of the Investment Company Act to special purpose acquisition companies, including a company like East Stone, that does not complete its initial business combination within the proposed time frame set forth in the proposed safe harbor rule. As a result, it is possible that a claim could be made that East Stone has been operating as an unregistered investment company. It is also possible that the investment of funds from the initial public offering during its life as a blank check company, and the earning and use of interest from such investment, could increase the likelihood of East Stone being found to have been operating as an unregistered investment company more than if East Stone sought to potentially mitigate this risk by holding such funds as cash. If East Stone was deemed to be an investment company for purposes of the Investment Company Act and found to have been operating as an unregistered investment company, it could cause East Stone to liquidate. If East Stone is forced to liquidate, investors would not be able to participate in any benefits of owning stock in an operating business, including the potential appreciation of its shares following such a transaction and East Stone’s warrants or rights would expire worthless.

Risks Relating to Pubco’s Business and Operations Following the Business Combination with ICONIQ

Following the consummation of the Business Combination, Pubco’s only significant asset will be its ownership of ICONIQ, and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable Pubco to pay any dividends on its Ordinary Shares, pay its expenses or satisfy other financial obligations.

Following the consummation of the Business Combination, Pubco will be a holding company and will not directly own any operating assets other than its ownership of interests in ICONIQ. Pubco will depend on ICONIQ for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends. The earnings from, or other available assets of, ICONIQ may not be sufficient to make distributions or pay dividends, pay expenses or satisfy Pubco’s other financial obligations.

Pubco will incur higher costs post-Business Combination as a result of being a public company.

Pubco will incur significant additional legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. Pubco will incur higher costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and related rules implemented by the SEC and Nasdaq. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty. Pubco may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for Pubco to obtain certain types of insurance, including directors’ and officers’ liability insurance, and Pubco may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for Pubco to attract and retain qualified persons to serve on Pubco’s board of directors or board committees or as executive officers. Furthermore, if Pubco is unable to satisfy its obligations as a public company, it could be subject to delisting of its Ordinary Shares and/or warrants, fines, sanctions and other regulatory action and potentially civil litigation.

If Pubco fails to implement and maintain an effective system of internal control over financial reporting, its ability to accurately and timely report its financial results or prevent fraud may be adversely affected, and investor confidence and the market price of its securities, including the Ordinary Shares, may be adversely impacted.

Pubco will be subject to the reporting requirements of the Exchange Act and to the requirements of the Sarbanes-Oxley Act, and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that Pubco maintain effective disclosure controls and procedures and internal control over financial reporting.

Additionally, Pubco is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Pubco will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the Ordinary Shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) Pubco’s annual revenues exceeded $100 million during such completed fiscal year and the market value of the Ordinary Shares held by non-affiliates exceeds $700 million as of the prior June 30. To the extent Pubco takes advantage of such reduced disclosure obligations, it may also make comparison of Pubco’s financial statements with other public companies difficult or impossible.

If Pubco fails to implement and maintain an effective system of internal control, it will not be able to conclude, and its independent registered public accounting firm will not be able to report, that it has effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act in any future annual report on Form 10-K or Form 20-F covering the fiscal year in which this failure occurs.

Effective internal control over financial reporting is necessary for Pubco to produce reliable financial reports. Any failure to maintain effective internal control over financial reporting could prevent Pubco from identifying fraud and result in the loss of investor confidence in the reliability of Pubco’s financial statements, which in turn could have a material and adverse effect on the trading price of Pubco’s securities. Furthermore, Pubco may need to incur additional costs and use additional management and other resources as its business and operations further expand or in an effort to remediate any significant control deficiencies that may be identified in the future.

Pubco may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors of Pubco and will depend on, among other things, applicable law, regulations, restrictions, Pubco’s and ICONIQ’s respective results of operations, financial condition, cash requirements, contractual restrictions, the future projects and plans of Pubco and ICONIQ and other factors that the board of directors may deem relevant. In addition, Pubco’s ability to pay dividends depends significantly on the extent to which it receives dividends from ICONIQ and there can be no assurance that ICONIQ will pay dividends. As a result, capital appreciation, if any, of Ordinary Shares will be an investor’s sole source of gain for the foreseeable future.

Provisions in the Amended and Restated Memorandum and Articles of Association may inhibit a takeover of Pubco, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.

The Amended and Restated Memorandum and Articles of Association, if their adoption is approved, will contain provisions that may discourage unsolicited takeover proposals that shareholders of Pubco may consider to be in their best interests. Among other provisions, subject to the right of the shareholders of Pubco as specified in the Amended and Restated Memorandum and Articles of Association, the ability of Pubco’s board of directors to issue additional shares, with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as the board of directors may determine, to the extent authorized but unissued, and without shareholder approval, may make it more difficult for Pubco’s shareholders to remove incumbent management and accordingly discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Pubco’s securities.

As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities.

In addition, as a “foreign private issuer”, Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot give any assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the corporate governance practice and requirements in the Cayman Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors, or have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Pubco will be a “controlled company” within the meaning of the Listing Rules of Nasdaq and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

In addition to being a foreign private issuer, immediately following the Business Combination Pubco will be a “controlled company” as defined under the Listing Rules of Nasdaq because Upon the completion of the Business Combination, Pubco will be a “controlled company” as defined under the rules of Nasdaq, because Alan Nan WU will be able to exercise 75.69% of the aggregate voting power of Pubco’ total issued and outstanding shares (assuming the PIPE investment in the aggregate amount of US$400 million and no Public Shares are redeemed as described in this proxy statement/prospectus and all Pubco Warrants are vested and exercised in respect thereof). For as long as Pubco remains a controlled company under that definition, Pubco is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of Pubco’s board of directors must be independent directors or that Pubco has to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. For additional information regarding the corporate governance practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

Pubco may be materially adversely affected if certain of the PIPE Investors who are subject to the relevant PRC overseas investment regulations fail to comply with such regulations in a timely manner, or at all.

There are a number of regulations governing foreign currency exchange in China. In particular, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China. On February 28, 2015, the SAFE promulgated the SAFE Circular 13. See also “— Risks Relating to the Regions in which ICONIQ Operates — PRC regulations relating to offshore investment activities by PRC residents may limit ICONIQ’s PRC subsidiaries’ ability to increase their registered capital or distribute profits to ICONIQ or otherwise expose ICONIQ to liability and penalties under PRC law.” After SAFE Circular 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals will be required to apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of the SAFE, will directly examine the applications and conduct the registration. On December 26, 2017, the NDRC promulgated the Administrative Measures for the Outbound Investment by Enterprises (the “Outbound Investment Measures”) which became effective on March 1, 2018. Pursuant to the Outbound Investment Measures, investors making “outbound investments”, which means investment activities to obtain overseas ownership, right of control, business management right, and other related rights and interests by an enterprise located within the territory of the PRC, shall go through formalities such as obtaining the relevant approval or filing of the outbound investment project, reporting the relevant information, and cooperating with the NDRC in the supervision and inspection over the outbound investment. With regard to outbound investment projects that are not sensitive project stipulated in the Outbound Investment Measures, only filing is required, and a notice of filing would be issued by the NDRC after completion of filing. On September 6, 2014, MOFCOM promulgated the Administrative Measures on Overseas Investments which became effective on October 6, 2014. MOFCOM and the local commerce authorities shall be responsible for implementing administration and supervision of overseas investments. Outbound investments not involving sensitive countries, regions or industries are only subject to filing requirement with the MOFCOM, and enterprises carrying out such outbound investments will obtain the Certificate of Overseas Investments of Enterprises issued by the local MOFCOM after completion of filing.

Certain of the PIPE Investors may be required to apply for the aforementioned approvals in the PRC before the relevant PIPE Investment can be consummated. We cannot guarantee that such approvals will be obtained in a timely manner, or at all. Failure to obtain such approval could result in the PIPE Investors being unable to consummate the relevant PIPE investments, and further reduce the amount of PIPE financing Pubco sought to obtain in connection with the Business Combination. The occurrence of such event may materially and adversely affect Pubco’s business, financial condition, and results of operations after the consummation of the Business Combination.

Risks Relating to Redemptions and Certain Outstanding Securities of East Stone

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares, Warrants or Rights, potentially at a loss.

East Stone’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) East Stone’s completion of the Business Combination, and then only in connection with those ordinary shares of East Stone that such shareholder properly elected to redeem, subject to the limitations described herein, and (ii) the Redemption of East Stone’s Public Shares if East Stone is unable to complete its business combination by August 24, 2022, subject to applicable law and as further described herein. In addition, if East Stone plans to redeem its Public Shares if East Stone is unable to complete a business combination August 24, 2022, for any reason, compliance with the Companies Act may require that East Stone submit a plan of dissolution to East Stone’s then-existing shareholders for approval prior to the distribution of the proceeds held in East Stone’s Trust Account. In that case, Public Shareholders may be forced to wait beyond August 24, 2022, before they receive funds from the

Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares, Warrants or Rights, potentially at a loss.

If East Stone shareholders fail to properly demand Redemption rights, they will not be entitled to convert their ordinary shares of East Stone into a pro rata portion of the Trust Account.

East Stone shareholders holding Public Shares may demand that East Stone convert their shares into a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. East Stone shareholders who seek to exercise this Redemption right must deliver their shares (either physically or electronically) to East Stone’s transfer agent prior to the vote at the Meeting. Any East Stone shareholder who fails to properly demand Redemption rights will not be entitled to convert such shareholder’s shares into a pro rata portion of the Trust Account for Redemption of such shareholder’s shares. See the section of this proxy statement/prospectus entitled “Special Meeting in Lieu of an Annual Meeting of East Stone Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

If the Business Combination is not approved, then the ordinary shares and Private Placement Units of East Stone that are beneficially owned by East Stone’s current directors, executive officers and initial shareholders will be worthless, the expenses incurred by such persons may not be reimbursed or repaid and the offers of employment with Pubco that are anticipated by certain of such persons will not be extended. Such interests may have influenced their decision to approve the Business Combination with ICONIQ.

East Stone’s officers, directors and Initial Shareholders and/or their affiliates beneficially own or have a pecuniary interest in Founder Shares and Private Placement Units that they purchased prior to, or simultaneously with, East Stone’s Initial Public Offering. East Stone’s Initial Shareholders, officers and directors and their affiliates have no Redemption rights with respect to these securities in the event a business combination is not effected in the required time period under East Stone’s organizational documents. Therefore, if the Business Combination with ICONIQ or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $34.0 million outstanding as of July 19, 2022, based on the closing price per ordinary share of East Stone as of July 19, 2022 of $10.23 per share and the closing price of East Stone’s units of $11.36 per unit on Nasdaq on May 9, 2022, the last day prior to July 19, 2022 on which there was trading in East Stone’s units.

In addition, East Stone’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on East Stone’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination with ICONIQ. However, if East Stone fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, East Stone may not be able to repay or reimburse these amounts if the Business Combination is not completed.

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of East Stone’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of East Stone’s directors to approve the Business Combination with ICONIQ and to continue to pursue such Business Combination. In considering the recommendations of East Stone’s board of directors to vote for the Business Combination Proposal, the Charter Proposal and other proposals, its shareholders should consider these interests.

The value of the Founder Shares following completion of East Stone’s initial business combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of East Stone’s ordinary shares at such time is substantially less than $10.00 per share.

East Stone’s Initial Shareholders will have invested in us an aggregate of $1,695,000, comprised of the $25,000 purchase price for the Founder Shares and the $1,670,000 purchase price for the Private Placement Units. Assuming a trading price of $10.00 per share upon consummation of East Stone’s initial business combination, the 3,450,000 Founder Shares would have an aggregate implied value of $34,500,000, despite having been purchased for an aggregate of $25,000 or approximately $0.007 per share. Even if the trading price of East Stone’s ordinary shares was as low as $0.80 per share, and warrants underlying the Private Placement Units were worthless, the value of the

Founder Shares would be equal to the Initial Shareholders’ initial investment in us. As a result, East Stone’s Sponsor and other Initial Shareholders are likely to be able to recoup their investment in East Stone and make a substantial profit on that investment, even if Pubco’s public shares have lost significant value. This means that East Stone’s Initial Shareholders could earn a positive rate of return on their investment, even if East Stone’s Public Shareholders experience a negative rate of return in the post-business combination company. Accordingly, East Stone’s management team, which owns interests in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the trust to the Public Shareholders, even if that business combination were with a less favorable target company or on terms less favorable to shareholders rather than liquidate. This may have influenced their motivation in identifying and selecting ICONIQ for East Stone’s target business combination and consummating the Business Combination. For the foregoing reasons, you should consider East Stone’s management team’s financial incentive to complete an initial business combination when evaluating whether to redeem your shares prior to or in connection with the initial business combination.

East Stone’s Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced its decision to approve the Business Combination with ICONIQ.

If the Business Combination with ICONIQ or another business combination is not consummated by East Stone within the required time period under its organizational documents, East Stone’s Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by East Stone for services rendered or contracted for or products sold to East Stone to the extent that such a vendor or target business has not executed a waiver agreement. If East Stone consummates a Business Combination within the requisite time period, on the other hand, East Stone will be liable for all such claims. Neither East Stone nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to East Stone. See the section of this proxy statement/prospectus entitled “Other Information Related to East Stone — East Stone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information.

These personal obligations of East Stone’s Sponsor may have influenced East Stone’s board of director’s decision to approve the Business Combination with ICONIQ and to continue to pursue such Business Combination. In considering the recommendations of East Stone’s board of directors to vote for the Business Combination Proposal, the Charter Proposal and other proposals, East Stone’s shareholders should consider these interests.

The exercise of East Stone’s directors’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of East Stone’s shareholders.

In the period leading up to the consummation of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require East Stone to agree to amend the Business Combination Agreement, to consent to certain actions taken by ICONIQ or to waive rights that East Stone is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of ICONIQ’s business, a request by ICONIQ to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on ICONIQ’s business and would entitle East Stone to terminate the Business Combination Agreement. In any of such circumstances, it would be at East Stone’s discretion, acting through its board of directors, to grant its consent or waive those rights.

The existence of the financial and personal interests of the directors of East Stone described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between such director may believe is best for East Stone and what such director may believe is best for himself or herself in determining whether or not to take the requested action.

In the event that East Stone, ICONIQ and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that does not require further approval by the East Stone shareholders or an amendment of the offer document, East Stone will inform such shareholders of the amendment by press release and other public communication. In the event that East Stone, ICONIQ and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that requires further approval by the East Stone shareholders, a proxy supplement or an amended proxy statement/prospectus would be delivered to such shareholders and proxies would be re-solicited for approval of such amendment.

If East Stone is unable to complete the Business Combination with ICONIQ or another business combination by August 24, 2022, then unless East Stone amends its governing documents to extend the date by which a business combination must be completed, East Stone will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against East Stone and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders could be less than $10.00 per share.

Under the terms of East Stone’s memorandum and articles of association, East Stone must complete the Business Combination with ICONIQ or another business combination by August 24, 2022, or East Stone must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating.

In such event, third parties may bring claims against East Stone. Although East Stone has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of East Stone’s Public Shareholders.

If East Stone is unable to complete a business combination by August 24, 2022, or subsequent extensions thereof, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by East Stone for services rendered or contracted for or products sold to East Stone to the extent that such a vendor or prospective target business did not execute such a waiver. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.

Additionally, if East Stone is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if East Stone otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, East Stone may not be able to return to its Public Shareholders at least $10.00 per share.

There can be no guarantee that East Stone will be able to effect any additional extensions of time needed to complete the Business Combination with ICONIQ or another business combination.

On February 24, 2022, East Stone held a special meeting of shareholders and approved to amend East Stone’s Amended and Restated Memorandum and Articles of Association to extend the date by which East Stone has to consummate an initial business combination from February 24, 2022 to August 24, 2022, which extension was East Stone’s fourth extension. There can be no guarantee that East Stone can effect another extension by amending its Amended and Restated Memorandum and Articles of Association. Even if its shareholders approve such action, East Stone would not be able to effect such extension or consummate an initial business combination if, after taking account of the redemptions by Public Shareholders in connection with such extension East Stone were left with less than $5,000,001 of net tangible assets as a result of the holders of Public Shares properly demanding Redemption of their shares. East Stone cannot predict the amount that will remain in the Trust Account following redemptions by Public Shareholders in connection with such extension, and the amount remaining in the Trust Account, may be only a small fraction of the $33.5 million that was in the Trust Account as of July 19, 2022.

East Stone’s shareholders may be held liable for claims by third parties against East Stone to the extent of distributions received by them.

If East Stone is unable to complete the Business Combination with ICONIQ or another business combination within the time period required under its organizational documents, East Stone will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than five business days thereafter, redeem 100% of the outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such Redemption, dissolve and liquidate, subject (in the case of clauses (ii) and (iii) above) to its obligations under British Virgin Islands laws to provide for claims of creditors and the requirements of other applicable law. East Stone cannot assure you that it will properly assess all claims that may be potentially brought against East Stone. If East Stone is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, East Stone’s liabilities exceeded its assets, or it was unable to pay its debts as they fell due. As a result, a liquidator could seek to recover all amounts received by East Stone’s shareholders. Furthermore, East Stone’s directors may be viewed as having breached their fiduciary duties to East Stone or East Stone’s creditors and/or having acted in bad faith, and thereby exposing themselves and East Stone to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against East Stone for these reasons.

Certain warrants of East Stone are accounted for as liabilities and the changes in value of such warrants could have an effect on East Stone’s financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance, and Acting Chief Accountant of the SEC, together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled, “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms similar to those contained in the warrant agreement governing East Stone’s warrants, and provisions, related to certain tender offers following a business combination. As a result of the SEC Statement, East Stone reevaluated the accounting treatment of its 13,800,000 public warrants, 350,000 private warrants underlying the 350,000 Private Placement Units, and 690,000 representative warrants. Accordingly, East Stone has determined to classify the private and representative warrants, as derivative liabilities measured at fair value, with changes in fair value reported in earnings for each reporting period. As a result, East Stone included derivative liabilities related to embedded features contained within East Stone’s private and representative warrants on its balance sheet as of December 31, 2020. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value recognized within earnings in the statement of operations. Due to the recurring fair value measurement, East Stone’s consolidated financial statements and results of operations may fluctuate quarterly based on factors outside of East Stone’s control and it expects to recognize non-cash gains or losses on its private and representative warrants for each reporting period which could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of East Stone’s ordinary shares and potential targets may seek a SPAC that does not have warrants that are accounted for as a warrant liability, which may make it more difficult for East Stone to consummate an initial business combination with a target business.

East Stone’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, East Stone’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations (provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under East Stone’s indemnity of the underwriters of East Stone’s initial public offering against certain liabilities, including liabilities under the Securities Act). Other than as described above, none of East Stone’s other officers or directors will indemnify East Stone for claims by third parties including, without limitation, claims by vendors and prospective target businesses. East Stone has not independently verified whether the Sponsor has sufficient funds to satisfy the indemnity obligations and believe that the Sponsor’s only assets are securities of East Stone. East Stone believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because East Stone will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

While East Stone currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to East Stone, it is possible that East Stone’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If East Stone’ independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Stockholders may be reduced below $10.00 per share.

East Stone may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

East Stone has agreed to indemnify its officers and directors, subject to certain limitations, against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) East Stone has sufficient funds outside of its trust account or (ii) East Stone consummates the Business Combination. East Stone’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit it and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent East Stone pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Changes in laws or regulations or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect our business, including our ability to negotiate and complete our Business Combination.

We are subject to the laws and regulations, and interpretations and applications of such laws and regulations, of national, regional, state and local governments and applicable non-U.S. jurisdictions. In particular, our consummation of the Business Combination may be contingent upon our ability to comply with certain laws, regulations, interpretations and applications, and any post-business combination company may be subject to additional laws, regulations, interpretations and applications. Compliance with the foregoing may be difficult, time consuming and costly. Laws and regulations and their interpretation and application may also change from time to time, and those changes could have a material adverse effect on our business, including our ability to negotiate and complete an initial business combination. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete the Business Combination.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, disclosures in business combination transactions involving the SPACs and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act, as amended, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. These rules, if adopted, whether in the form proposed or in a revised form, may increase the costs of and the time needed to negotiate and complete the Business Combination, and may constrain the circumstances under which we could complete the Business Combination.

[Pubco may issue additional ordinary shares of Pubco under an employee incentive plan upon or after consummation of the Business Combination, which would dilute the interest of Pubco’s shareholders.

Pubco may issue a substantial number of additional ordinary shares under an employee incentive plan upon or after consummation of the Business Combination. The issuance of additional ordinary shares:

•        may significantly dilute the equity interest of investors;

•        may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded Pubco’s ordinary shares;

•        could cause a change of control if a substantial number of shares of Pubco are issued, which may affect, among other things, Pubco’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of its present officers and directors; and

•        may adversely affect prevailing market prices for Pubco’s securities, including Pubco Shares and Pubco Warrants.]

FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding East Stone, Pubco, ICONIQ and their respective management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        the ability of East Stone to consummate the Business Combination;

•        the expected benefits of the Business Combination;

•        the financial and business performance of Pubco, including financial projections and business metrics and any underlying assumptions thereunder;

•        changes in Pubco’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        Pubco’s product development timeline;

•        the implementation, market acceptance and success of Pubco’s business model;

•        the anticipated benefits to Pubco’s customers of current and proposed products, including potential fuel and labor savings and increases in gross profit;

•        Pubco’s ability to scale in a cost-effective manner;

•        developments and projections relating to Pubco’s competitors and industry;

•        the impact of health epidemics, including the COVID-19 pandemic, on Pubco’s business and the actions Pubco may take in response thereto;

•        Pubco’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        expectations regarding the time during which Pubco will be an emerging growth company under the JOBS Act;

•        Pubco’s future capital requirements and sources and uses of cash;

•        Pubco’s ability to obtain funding for its operations;

•        Pubco’s business, expansion plans and opportunities; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the views of East Stone, Pubco or ICONIQ as of any subsequent date, and neither East Stone, ICONIQ nor Pubco undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or to instruct how your vote should be cast or how you should vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Pubco may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•        the outcome of any legal proceedings that may be instituted against East Stone, Pubco or ICONIQ following announcement of the proposed Business Combination and transactions contemplated thereby;

•        the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of East Stone or to satisfy other conditions to the Closing in the Business Combination Agreement;

•        the ability to obtain or maintain the listing of Pubco Ordinary Shares on Nasdaq of the NYSE following the Business Combination;

•        the risk that the proposed Business Combination disrupts current plans and operations of Pubco as a result of the announcement and consummation of the transactions described herein;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Pubco to grow and manage growth profitably;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        the occurrence of one or more high profile accidents by autonomous driving vehicles that result in lower customer demand or more stringent regulations in one or more jurisdictions in which Pubco intends to operate;

•        the effect of the COVID-19 pandemic on Pubco’s business;

•        the ability of Pubco to execute its business model, including market acceptance of its planned products and services and achieving sufficient production volumes at acceptable quality levels and prices;

•        alternative autonomous driving products and technological improvements by Pubco’s peers and competitors;

•        Pubco’s ability to raise capital;

•        the possibility that East Stone or Pubco may be adversely affected by other economic, business and/or competitive factors;

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors”; and

•        other factors beyond the control of East Stone, Pubco and ICONIQ and their respective management teams.

SPECIAL MEETING IN LIEU OF AN ANNUAL MEETING OF SHAREHOLDERS OF EAST STONE

General

East Stone is furnishing this proxy statement/prospectus to East Stone’s shareholders as part of the solicitation of proxies by East Stone’s board of directors for use at the Meeting to be held on [            ], 2022, and at any adjournment thereof. This proxy statement/prospectus provides East Stone’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held on [            ], 2022 at [9:00 a.m.], Eastern Time, at the office of Ellenoff Grossman & Schole LLP at 1345 6th Avenue, New York, New York 10105. You can participate in the meeting, vote and submit questions via live webcast at [            ] with the password of [            ].

Purpose of the Special Meeting in Lieu of an Annual Meeting of Shareholders of East Stone

At the Meeting, East Stone is asking holders of ordinary shares of East Stone to:

•        consider and vote upon the Business Combination Proposal to, among other things, adopt the Business Combination Agreement and approve the Business Combination and the Mergers contemplated by the Business Combination Agreement;

•        consider and vote upon the Charter Proposal to approve, in connection with the Business Combination, the replacement of Pubco’s current memorandum and articles of association with the Amended and Restated Memorandum and Articles of Association;

•        consider and vote upon the Organizational Proposals to approve on an advisory and non-binding basis, six (6) separate proposals to approve certain governance provisions in the Amended and Restated Memorandum and Articles of Association;

•        consider and vote upon the Director Election Proposal to approve the re-election of Xiaoma (Sherman) Lu, Sanjay Prasad and William Zielke to serve on East Stone’s board of directors until the earlier of the consummation of the Business Combination and the 2023 annual meeting of shareholders or their earlier death, resignation or removal (including if they are replaced at the consummation of the Business Combination, or if, based upon the tabulated vote at the time of the Meeting, East Stone is not authorized to consummate the Business Combination); and

•        consider and vote upon the Adjournment Proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if East Stone determines that it is necessary or appropriate, including, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the Meeting, East Stone would not have been authorized to consummate the Business Combination.

Recommendation of East Stone Board of Directors

East Stone’s board of directors has unanimously determined that the Business Combination Proposal is fair to and in the best interests of East Stone and its shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Organizational Documents Advisory Proposals, “FOR” the Share Issuance Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal if one is presented to the Meeting.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

East Stone has fixed the close of business on [      ], 2022, as the “Record Date” for determining East Stone shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the Record Date, there were [            ] ordinary shares of East Stone outstanding and entitled to vote. Each ordinary share of East Stone is entitled to one vote per share at the Meeting.

Quorum

The presence, in person or by proxy, of the holders of no less than 50% of all the outstanding ordinary shares of East Stone entitled to vote constitutes a quorum at the Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to East Stone but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Organizational Documents Advisory Proposals. However, a broker may vote its shares on “routine” proposals such as the Share Issuance Proposal.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

Vote Required

The approval of each of the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Organizational Documents Advisory Proposals, the Share Issuance Proposal, the Director Election Proposal and the Adjournment Proposal (if presented) will require the affirmative vote by the holders of a majority of the ordinary shares of East Stone that are present and voted at the Meeting. In connection with the Business Combination, the holders of East Stone’s Founder Shares and Private Shares, including those held by Initial Shareholders and the Backstop Investors, have agreed to vote their Founder Shares and Private Shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination. The Founder Shares constitute approximately 48.1% of the outstanding ordinary shares of East Stone and the Private Shares constitute approximately 4.9% of the outstanding ordinary shares of East Stone as of July 19, 2022. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. The Founder Shares and Private Shares, including those held by East Stone’s Initial Shareholders, and IPO PIPE Shareholders in the aggregate represent approximately 53.0% of the outstanding ordinary shares of East Stone as of July 19, 2022, which is sufficient to approve such Proposals.

Voting Your Shares

Each ordinary share of East Stone that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares of East Stone that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Voting Your Shares — Shareholders of Record

There are three ways to vote your ordinary shares of East Stone at the Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by East Stone’s board of directors “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Organizational Documents Advisory Proposals, “FOR” the Share Issuance Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Meeting will not be counted.

You Can Vote By Internet.    Shareholders who have received a copy of the proxy card by mail may be able to vote over the Internet by visiting [www.voteproxy.com] and entering the voter control number included on your proxy card. You may vote by Internet until the polls are closed on the date of the Meeting.

You Can Vote by Telephone.    You may dial a toll-free number at 1-888-965-8995 in the United States and Canada or +1-415-655-0243 (toll rates apply) from outside the United States and Canada and follow the instructions. The passcode for telephone access is 11418795#. You may vote by telephone until the polls are closed on the date of the Meeting.

Voting Your Shares — Beneficial Owners

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from East Stone. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote yourself at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental Stock Transfer & Trust Company. Requests for registration should be directed to [            @continentalstock.com] or to facsimile number [            ]. Written requests can be mailed to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Requests for registration must be labelled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on [            ], 2022.

You will receive a confirmation of your registration by email after East Stone receives your registration materials. You may attend the Meeting by visiting [https://www.cstproxy.com/easternacquisition/2022] with the password of [            ]. You will also need a voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. Follow the instructions provided to vote. East Stone encourages you to access the Meeting prior to the start time leaving ample time for the check in.

Stock Ownership of and Voting by East Stone Directors, Officers, Initial Shareholders and IPO PIPE Shareholders

In connection with the Business Combination, the holders of East Stone’s Founder Shares and Private Shares, including those held by Initial Shareholders and the Backstop Investors, have agreed to vote their Founder Shares and Private Shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination. The Founder Shares constitute approximately 48.1% of the outstanding ordinary shares of East Stone and the Private Shares constitute approximately 4.9% of the outstanding ordinary shares of East Stone as of July 19, 2022. The Founder Shares and Private Shares, including those held by East Stone’s Initial Shareholders and IPO PIPE Shareholders, in the aggregate represent approximately 53.0% of the outstanding ordinary shares of East Stone as of July 19, 2022, which is sufficient to approve such Proposals.

Attending the Meeting

The Meeting will be held virtually on [            ], 2022 at [            ] Eastern Time via live webcast on the Internet. You will be able to attend the Meeting by visiting [https://www.cstproxy.com/easternacquisition/2022] with the password of [            ]. In order to vote or submit a question during the Meeting, you will also need the voter control number included on your proxy card. If you do not have the control number, you will be able to listen to the Meeting only by registering as a guest and you will not be able to vote or submit your questions during the Meeting.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may enter a new vote by Internet or telephone;

•        you may send a later-dated, signed proxy card to East Stone Acquisition Corporation, 2 Burlington Woods Drive, Suite 100, Burlington, MA 01803, Attn: Chief Executive Officer, so that it is received by East Stone’s Chief Executive Officer on or before the Meeting; or

•        you may attend the Meeting via the live webcast noted above, revoke your proxy, and vote virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares of East Stone, you may call Morrow Sodali LLC, East Stone’s Proxy Solicitor, at (800) 662-5200 or banks and brokers can call at (203) 658-9400.

Redemption Rights

Holders of Public Shares may seek to convert their shares, regardless of whether or not they are holders on the Record Date or whether or how they vote at the Meeting, but no later than 5:00 p.m. Eastern Time on [            ], 2022 (two (2) business days prior to the Meeting). Any shareholder holding Public Shares may demand that East Stone convert such shares into a full pro rata portion of the Trust Account (which was approximately $[            ] per share as of [            ], 2022, the Record Date), calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks Redemption as described in this section and the Business Combination is consummated, East Stone will convert these shares into a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

East Stone’s Sponsor, officers and directors will not have Redemption rights with respect to any ordinary shares of East Stone owned by them, directly or indirectly.

East Stone shareholders who seek to convert their Public Shares are required to (A) either (i) check the box on their proxy card, or (ii) submit their request in writing to Continental Stock Transfer & Trust Company, East Stone’s transfer agent and (B) deliver their stock, either physically or electronically using The Depository Trust Company’s DWAC System, to East Stone’s transfer agent no later than 5:00 p.m. Eastern Time on [            ], 2022 (two (2) business days prior to the Meeting). If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any request to convert such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then East Stone’s Public Shareholders who elected to exercise their Redemption rights will not be entitled to convert their shares into a pro rata portion of the cash in the Trust Account, as applicable. East Stone will thereafter promptly return any shares delivered by Public Shareholders. In such case, holders may only share in the assets of the Trust Account upon the liquidation of East Stone. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised Redemption rights in connection therewith due to potential claims of creditors. If East Stone would be left with less than $5,000,001 of net tangible assets as a result of the holders of Public Shares properly demanding Redemption of their shares, East Stone will not be able to consummate the Business Combination.

The closing price of the ordinary shares of East Stone on the Record Date was $[            ]. The cash held in the Trust Account on such date was approximately $[            ] (approximately $[          ] per Public Share). Prior to exercising Redemption rights, shareholders should verify the market price of the ordinary shares of East Stone as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their Redemption rights if the market price per share is higher than the Redemption price. East Stone cannot assure its shareholders that they will be able to sell their ordinary shares of East Stone in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Public Shares exercises its Redemption rights, then it will be exchanging its ordinary shares of East Stone for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand Redemption and deliver your stock certificate (either physically or electronically) to East Stone’s transfer agent prior to the vote at the Meeting, and the Business Combination is consummated.

If a holder of Public Shares exercises its Redemption rights, it will not result in the loss of any East Stone warrants and rights that it may hold and, upon consummation of the Business Combination, each Warrant (other than Representative’s Warrants) will become a warrant of Pubco exercisable to purchase one-half (1/2) of one Ordinary Share of Pubco, subject to certain conditions, in lieu of one ordinary share of East Stone for a purchase price of $11.50 per Ordinary Share and each Right will automatically be converted into one-tenth of one Ordinary Share. If a holder redeems its Public Shares at Closing but continues to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by holders of Public Warrants, based on the closing trading price per Public Warrant as of July 19, 2022, would be $1.7 million regardless of the amount of redemptions by the Public Shareholders.

Appraisal Rights

The East Stone board of directors considers that East Stone shareholders (including the Initial Shareholders) and holders of other East Stone securities do not have appraisal rights under the Companies Act in connection with the Business Combination. For additional information, see the question “Do I have appraisal rights if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers About the Proposals.”

Proxy Solicitation Costs

East Stone is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. East Stone and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. East Stone will bear the cost of the solicitation.

East Stone has hired Proxy Solicitor to assist in the proxy solicitation process.

East Stone will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. East Stone will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of ordinary shares of East Stone are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. East Stone shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Business Combination Agreement and Related Agreements” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because East Stone is holding a shareholder vote on the Business Combination, East Stone may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting.

The Business Combination Agreement and Related Agreements

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. Shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial advisor and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which could be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality that may be different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. East Stone does not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement

Description of the Business Combination Agreement

On April 15, 2022, East Stone Acquisition Corporation, a British Virgin Islands business company (“East Stone” or the “Purchaser”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Navy Sail International Limited, a British Virgin Islands company, in the capacity as the representative of East Stone and the shareholders of East Stone immediately prior to Closing from and after the Closing (the “Purchaser Representative”), NWTN Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Pubco”), Muse Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Pubco (the “First Merger Sub”), Muse Merger Sub II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (the “Second Merger Sub”), and ICONIQ Holding Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) the First Merger Sub will merge with and into ICONIQ (the “First Merger”), with ICONIQ surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of ICONIQ being converted into the right to receive shares of Pubco; and (b) the Second Merger Sub will merge with and into East Stone (the “Second Merger”, and together with the First Merger, the “Mergers”), with East Stone surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the outstanding securities of East Stone being converted into the right to receive substantially equivalent securities of the Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions”).

Consideration

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount to be paid to the shareholders of ICONIQ is $2,500,000,000 and will be paid entirely in shares, comprised of newly issued ordinary shares of the Pubco, with each share valued at the Per Share Price.

As a result of the Mergers, (a) each of the Class A ordinary shares of ICONIQ that are issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into (i) the right to receive 90% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio, and (ii) the contingent right to receive 10% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio in accordance with the Business Combination Agreement. Each Class B ordinary share of ICONIQ that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive the number of Pubco Class B Ordinary Shares equal to the Exchange Ratio; (b) each ordinary share of the Purchaser that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive one Pubco Class B Ordinary Share. Each of outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one Pubco Public Warrant and one Pubco Private Warrant, respectively. Each issued and outstanding Purchaser Right shall be automatically converted into one-tenth of one Pubco Class B Ordinary Share.

For the purposes of the Business Combination Agreement, the following terms shall have the meanings set forth below:

“Exchange Ratio” means (i) Company Merger Shares as of the First Merger Effective Time divided by (ii) the total number of Class A and Class B ordinary shares of ICONIQ.

“Company Merger Shares” means a number of Pubco shares equal to the quotient determined by dividing (a) the Aggregate Merger Consideration Amount by (b) the Per Share Price.

“Per Share Price” means the lower of (i) $10.26 (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing) or (ii) the Redemption Price.

“Redemption Price” means an amount equal to the price at which each share of Purchaser ordinary share is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder, in each case subject to certain customary exceptions. The representations and warranties made by the parties are customary for transactions similar to the Transactions.

In the Business Combination Agreement, ICONIQ made certain customary representations and warranties to East Stone, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws;

(10) company permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) top suppliers; (24) certain business practices; (25) Investment Company Act; (26) finders and brokers; (27) information supplied; (28) independent investigation; and (29) exclusivity of representations and warranties.

In the Business Combination Agreement, East Stone made certain customary representations and warranties to ICONIQ and the Pubco, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) the Securities and Exchange Commission (the “SEC”) filings, East Stone financials, and internal controls; (7) absence of certain changes; (8) compliance with laws; (9) actions, orders and permits; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act and the JOBS Act; (16) finders and brokers; (17) certain business practices; (18) insurance; (19) information supplied; (20) independent investigation; (21) the trust account; (22) registration and listing; and (23) termination of prior merger agreements.

In the Business Combination Agreement, the Pubco, the First Merger Sub and the Second Merger Sub made customary representations and warranties to East Stone, including among others, related to the following: (1) organization, incorporation and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) activities of the Pubco, the First Merger Sub and the Second Merger Sub; (7) finders and brokers; (8) Investment Company Act; (9) information supplied; (10) independent investigation; and (11) exclusivity of representations and warranties.

None of the representations and warranties of the parties shall survive the Closing except for certain representations and warranties of East Stone concerning its aggregate liabilities and prior merger agreements, which shall survive until the first anniversary of the Closing Date. The Losses incurred as a result of the breach of such surviving warranties will be indemnified through the issuance of certain Pubco Shares at no consideration.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) provision of financial statements of Target Companies; (4) East Stone’s public filings; (5) “no shop” obligations (which will commence from the initial confidential or public submission of the Registration Statement to the SEC and exceptions; (6) no insider trading; (7) notifications of certain breaches, consent requirements or other matters; (8) efforts to consummate the Closing and obtain third party and regulatory approvals and efforts to cause the Pubco to maintain its status as a “foreign private issuer” under the U.S. Securities Exchange Act of 1934 Rule 3b-4; (9) further assurances; (10) public announcements; (11) confidentiality; (12) indemnification of directors and officers and tail insurance; (13) use of trust proceeds after the Closing; (14) efforts to support a private placement or backstop arrangements, if sought; (15) the loan to be granted by ICONIQ to East Stone if the Extension of East Stone is approved; (16) intended tax treatment of the Mergers; (17) a cash incentive that upon the cumulative exercise of 50% of the Pubco Warrants corresponding to the outstanding Purchaser Public Warrants that were issued by the Purchaser prior to the Closing, Pubco will pay each of the current holders of ICONIQ’s shares (the “Sellers”) an aggregate amount in cash equal to 40% of the total cash proceeds received by Pubco from the exercise of all outstanding Purchaser Public Warrants which were issued by the Purchaser or Pubco (as applicable) prior to or upon the Closing that were exercised within two (2) years after the Closing Date; (18) additional review by East Stone of information regarding the Target Companies. (the “Additional Review”).

The parties also agreed to take all necessary actions to cause the Pubco’s board of directors immediately after the Closing to consist of a board of seven directors comprised of: (i) two persons that are designated by East Stone prior to the Closing as independent directors; and (ii) five persons that are designated by ICONIQ prior to the Closing.

East Stone and the Pubco also agreed to jointly prepare, and the Pubco shall file with the SEC, a registration statement on Form S-4 or F-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the issuance of securities of Pubco to the holders of the ordinary shares, rights and warrants of the Purchaser and ICONIQ and containing a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of East Stone for the matters relating to the Transactions to be acted on at the special meeting of the shareholders of East Stone and providing such shareholders an opportunity to participate in the redemption of their public shares of East Stone upon the Closing (the “Redemption”).

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of East Stone’s shareholders; (ii) obtaining material regulatory approvals; (iii) no law or order preventing or prohibiting the Transactions; (iv) East Stone having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any private investment in public entity (PIPE) financing that has been funded; (v) amendment by the shareholders of the Pubco of the Pubco’s memorandum and articles of association; (vi) the effectiveness of the Registration Statement; (vii) appointment of the post-closing directors of the Pubco; and (viii) Nasdaq listing requirements having been fulfilled.

In addition, unless waived by ICONIQ, the obligations of ICONIQ, the Pubco, the First Merger Sub and the Second Merger Sub to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of East Stone being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) East Stone having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to East Stone since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by ICONIQ and the Pubco of the Founders Registration Rights Agreement Amendment; (v) each of the Founder Lock-Up Agreements entered into by and among the Pubco, the Purchaser Representative, ICONIQ, East Stone and each holder of the Founder Shares shall be in full force and effect as of the Closing; (vi) each of the Sellers shall have received from Pubco a registration rights agreement covering the merger consideration shares received by the Sellers duly executed by the Pubco; and (vii) East Stone shall have obtained a written waiver issued in writing by JHD concerning the general and full waiver of the liabilities of East Stone under the JHD Agreement and any ancillary documents to the foregoing.

Unless waived by East Stone, the obligations of East Stone, to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of ICONIQ, the Pubco, the First Merger Sub, and the Second Merger Sub being true and correct on and as of the Closing (subject to Material Adverse Effect on the Target Companies, taken as a whole); (ii) ICONIQ, the Pubco, the First Merger Sub, and the Second Merger Sub having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; (iv) the Non-Competition Agreement and each Seller Lock-Up Agreement shall be in full force and effect from the Closing; (v) no factual finding in the Additional Review period would result in a failure of condition (i) in this paragraph to be satisfied, or East Stone has not delivered a notice to ICONIQ within the Additional Review period setting forth such finding, or such failure is cured within 20 days after such notice from East Stone; and (vi) receipt by East Stone of the Founders Registration Rights Agreement Amendment duly executed by the Pubco.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either East Stone or ICONIQ if the Closing does not occur by August 24, 2022 or such other date as may be extended for only one time pursuant to the Business Combination Agreement.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of East Stone and ICONIQ; (ii) by either East Stone or ICONIQ if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by ICONIQ for East Stone’s uncured breach of the Business Combination Agreement, such that the related Closing condition would not be met; (iv) by East Stone for the uncured breach of the Business Combination Agreement by ICONIQ, the Pubco, the First Merger Sub, or the Second Merger Sub, such that the related Closing condition would not be met; (v) by either East Stone or ICONIQ if East Stone holds its shareholder meeting to approve the Business Combination Agreement and the Transactions, and such approval is not obtained; (vi) by ICONIQ in accordance with the “no shop” provision; (vii) by East Stone only within 15 days following the delivery of the Final EY Report if such report satisfies the description set forth in the Business Combination Agreement.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to confidentiality, effect of termination, fees and expenses, trust fund waiver, miscellaneous and definitions to the foregoing) will terminate, no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination, and the ICONIQ Note (as defined below) and any extension loan provided by ICONIQ to East Stone will become immediately due and payable.

Trust Account Waiver

ICONIQ, the Pubco, the First Merger Sub and the Second Merger Sub have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in East Stone’s trust account held for its public shareholders, and have agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

Related Agreements

This section describes the material provisions of certain additional documents entered into/adopted or to be entered into/adopted pursuant to the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of such documents, and you are urged to read such documents in their entirety.

Lock-Up Agreements

Simultaneously with the execution of the Business Combination Agreement, Pubco, the Purchaser Representative, ICONIQ and East Stone have entered into lock-up agreements with certain holders of the Founder Shares and with certain Sellers. These lock-up agreements provide for a lock-up period commencing on the Closing Date and ending: (a) with respect to shares held by the controlling shareholder of ICONIQ, (x) 12-month anniversary of the Closing Date with respect to 50% of such shares, (y) 18-month anniversary of the Closing Date with respect to 25% of such shares, (z) 24-month anniversary of the Closing Date with respect to 25% of such shares, and (b) with respect to the shares held by certain Founders and certain other Sellers, (x) 6-month anniversary of the Closing Date with respect to 30% of such shares, and (y) 1-year anniversary of the Closing Date with respect to 70% of such shares.

Shareholder Support Agreement

Simultaneously with the execution of the Business Combination Agreement, East Stone, ICONIQ, and certain shareholders of ICONIQ have entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, the shareholders of ICONIQ have agreed (a) to support the adoption of the Business Combination Agreement and the approval of the Transactions, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions.

Insider Letter Amendment

Simultaneously with the execution of the Business Combination Agreement, East Stone, ICONIQ, the Purchaser Representative, Double Ventures Holdings Limited (the “Sponsor”), the Pubco, Xiaoma (Sherman) Lu and Chunyi (Charlie) Hao have entered into an amendment (the “Insider Letter Amendment”) to that certain letter agreement, dated February 19, 2020 (the “Insider Letter”), by and among East Stone, the Sponsor and the directors, officers or other initial shareholders of East Stone named therein, pursuant to which the Pubco is added as a Party to the Insider Letter, and the lock-up period set forth in the Insider Letter, as applied to the Primary Initial Shareholders (as defined therein) with respect to their Founder Shares after Closing, was amended to be identical to the lock-up period set forth in the lock up agreement for the Founders.

Seller Registration Rights Agreement

At the Closing, Pubco and the Sellers shall enter into the Seller Registration Rights Agreement, in a form to be mutually agreed between East Stone and ICONIQ. Under the Seller Registration Rights Agreement, the Sellers shall have registration rights that will obligate Pubco to register for resale under the Securities Act all or any portion of their Pubco Class A Ordinary or the Pubco Class B Ordinary Shares received as Company Share Consideration (including any Earnout Shares) (together with any capital shares or other securities issued as a dividend or distribution with respect thereto or in exchange therefor, the “Registrable Securities”), except that Registrable Securities that are subject to transfer restrictions in the Lock-Up Agreements may not be requested to be registered or registered until the end of the Lock-Up Period. Sellers holding a [        ] of the Registrable Securities (based on the number of shares and not voting rights) will be entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their Registrable Securities, and other Sellers holding Registrable Securities will be entitled to join in such demand registration. Subject to certain exceptions, if any time after the Closing, Pubco proposes to file a registration statement under the Securities Act with respect to its securities, under the Seller Registration Rights Agreement, Pubco shall give notice to the Sellers holding Registrable Securities as to the proposed filing and offer them an opportunity to register the sale of such number of Registrable Securities as requested by them in writing, subject to customary cut-backs. In addition, subject to certain exceptions, Sellers holding Registrable Securities will be entitled under the Seller Registration Rights Agreement to request in writing that Pubco register the resale of any or all of such Registrable Securities on Form S-3 or F-3 and any similar short-form registration that may be available at such time. Under the Seller Registration Rights Agreement, Pubco will indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Registrable Securities, including Registrable Securities in any registration statement or prospectus, will agree to indemnify Pubco and certain persons or entities related to Pubco, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

Founders Registration Rights Agreement Amendment

At the Closing, East Stone, Pubco, the Initial Shareholders and the other parties thereto shall enter into the Founder Registration Rights Agreement Amendment, in a form to be mutually agreed between East Stone and ICONIQ. Under the Founder Registration Rights Agreement, the Founder Registration Rights Agreement will be amended to, among other things, add Pubco as a party and to reflect the issuance of Pubco ordinary shares and warrants pursuant to the Business Combination Agreement, and to reconcile with the provisions of the Sellers Registration Rights Agreement, including making the registration rights of the Sellers and the Initial Shareholders pari passu with respect to any underwriting cut-backs.

Promissory Note

In connection with the transactions contemplated by the Business Combination Agreement, ICONIQ issued to East Stone an unsecured promissory note effective upon the execution thereof (the “ICONIQ Note”) of up to an aggregate amount of $1,000,000, which funds will solely be used to pay certain third party service fees and expenses of East Stone in connection with the Business Combination. The first tranche of the ICONIQ Note of $300,000 will be disbursed to East Stone within five calendar days of the execution of the Business Combination Agreement, and the second tranche of $700,000 will be drawn down and paid directly to East Stone’s third-party service providers in connection with the consummation of the Transactions as such expenses are incurred. The Note bears no interest and will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the one year anniversary of the date of disbursing the first tranche of the ICONIQ Note, (ii) the date of closing of a business combination between East Stone and a third party other than ICONIQ, (iii) the date of closing of the transactions contemplated by the Business Combination Agreement, (iv) the date of the occurrence of an Event of Default, and (v) the date of termination of the Business Combination Agreement. The Note may be repaid, at ICONIQ’s discretion, (i) in cash or (ii) in the East Stone’s ordinary shares, based on a conversion price of $10.26 per share, or, if lower, the then-applicable redemption price of East Stone’s public shares, subject to the terms of the Business Combination Agreement.

PIPE Investment

In connection with the execution of the Business Combination Agreement, on April 21 and June 15, 2022 respectively, East Stone and the Pubco entered into subscription agreements (together the “PIPE Subscription Agreements”) with two investors (the “PIPE Investors”), pursuant to which, among other things, the Pubco has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to subscribe for and purchase in a private placement, certain ordinary shares of the Pubco at a purchase price of the lower of (i) $10.26 or (ii) the per share redemption price for East Stone public shareholders in connection with the Business Combination, for an aggregate purchase price of $400,000,000 (the “PIPE Investment”). See “Risk Factors — Risks Relating to Pubco’s Business and Operations Following the Business Combination with ICONIQ — Pubco may be materially adversely affected if certain of the PIPE Investors who are subject to the relevant PRC overseas investment regulations fail to comply with such regulations in a timely manner, or at all.” For risks relating to certain PIPE Investors.

The PIPE Subscription Agreements contain customary representations and warranties of each of East Stone, Pubco and the PIPE Investors, and customary conditions to closing, including the consummation of the business combination between East Stone and ICONIQ. The purpose of the PIPE Investment is to raise additional capital for use by the combined company following the Closing. The securities sold in connection with the PIPE Investment were sold under the exemption from registration provided by Section 4(a)(2) of the Securities Act. Under the terms of the PIPE Subscription Agreements, Pubco is obligated to file a registration statement to register for resale the PIPE Shares within 90 days of Closing (and to use its reasonable efforts to cause such registration statement to become effective within 150 days of the Closing, subject to certain exceptions).

Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination

The following diagram illustrates the transaction structure of the Business Combination and organizational structures of the parties thereto prior to the consummation of the Business Combination and as of the date of this prospectus/proxy statement.

Pre-Business Combination Corporate Structure

The following simplified diagram illustrates the ownership structure of ICONIQ immediately prior to the consummation of the Business Combination.

The following simplified diagram illustrates the ownership structure of East Stone immediately prior to the consummation of the Business Combination.

Public East Stone Shareholders
Initial Shareholders
East Stone

Post-Business Combination Corporate Structure

The following simplified diagram illustrates the ownership structure of Pubco immediately following the consummation of the Business Combination.

Charter Documents of Pubco Following the Business Combination

Pubco was incorporated under the laws of the Cayman Islands on March 22, 2022 solely for the purpose of effectuating the Business Combination. Pursuant to the Business Combination Agreement, at or prior to the Closing of the Business Combination (and subject to approval by the shareholders of East Stone of the Charter Proposal and adoption by Pubco’s shareholders of the Amended and Restatement Memorandum and Articles of Association), Pubco’s memorandum and articles of association will be amended and restated to:

•        reflect necessary changes and to be consistent with the proposed amended charter (for a full description of the proposed amendments to the charter see “The Business Combination Proposal — Pubco’s Amended and Restated Memorandum and Articles of Association”); and

•        make certain other changes that Pubco’s board of directors deems appropriate for a public company.

Headquarters; Stock Symbols

After completion of the transactions contemplated by the Business Combination Agreement:

•        the corporate headquarters and principal executive offices of Pubco will be located at Office 114-117, Floor 1, Building A1, Dubai Digital Park, Dubai Silicon Oasis, Dubai, UAE, and (971) 5-0656-3888

•        if Pubco’s applications for listing are approved, Pubco’s Ordinary Shares and warrants will be traded on Nasdaq under the symbols “[NWTN]” and “[NWTNW]”, respectively.

Background of the Business Combination

On February 24, 2020, East Stone closed its IPO of 13,800,000 Public Units, with each Public Unit consisting of one Public Share, one Public Warrant to purchase one-half (1/2) of one ordinary share at a price of $11.50 and one Public Right entitling the holder thereof to received one-tenth (1/10) of one ordinary share. Each Public Unit was sold at an offering price of $10.00, generating total gross proceeds of $138,000,000. Simultaneously with the consummation of the IPO and the exercise of the underwriters’ over-allotment option, East Stone consummated the private sale of an aggregate of 350,000 Private Placement Units to the IPO PIPE Shareholders at $10.00 per unit for an aggregate purchase price of $3,500,000. Each Private Placement Unit consists of one Private Share, one Private Warrant of East Stone and one Private Right of East Stone. Each ordinary share of East Stone will be automatically converted into one Ordinary Share of Pubco, except that only the Public Shareholders will be entitled to elect instead to receive a pro rata portion of East Stone’s Trust Account.

In connection with East Stone’s IPO, East Stone also issued an aggregate of 103,500 ordinary shares of East Stone to I-Bankers, the as sole-book running manager of East Stone’s initial public offering, and its designee, of which 90,562 such shares were issued to I-Bankers and 12,938 of such shares were issued to EarlyBirdCapital, Inc.

At the closing of the IPO, East Stone granted to I-Bankers and its designee a total of 690,000 Representative’s Warrants, exercisable at a price of $12.00 per full East Stone ordinary share, of which 601,500 of such warrants were granted to I-Bankers and 88,500 of such warrants were granted to EarlyBird.

Promptly following its initial public offering, East Stone commenced its search for potential target businesses with the objective of consummating a Business Combination. East Stone sought out potential target businesses based on management’s internal research and through the professional relationship networks of East Stone’s management, board of directors and board advisors and with professional service providers (including, but not limited to, consultants and investment bankers).

From the closing of its initial public offering through the signing of the Business Combination Agreement with ICONIQ, East Stone contacted and was contacted by over 22 individuals and entities with respect to Business Combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions, including inquiries received through East Stone’s publicly available e-mail from investment bankers or other similar professionals who represented companies engaged in a sale or financing process. Inquiries came from Europe, North America and Asia-Pacific.

East Stone signed approximately 19 confidentiality agreements with potential transaction targets and/or with third parties making referrals to potential transaction targets. East Stone evaluated 13 potential transactions in the fintech sector, including in the areas of mobile digital payment, digitalized cross-border payment in e-commerce, licensed digital commercial banking, digital lending services, credit lending risk analysis, e-commerce, and insurtech and other sectors, such as new energy, electric vehicles and consumption. East Stone offered indicative term sheets to six business combination targets.

The following chronicle of events leading up to the execution of the Business Combination Agreement is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by East Stone, but sets forth the significant discussions and steps that East Stone took prior to execution of the Business Combination Agreement with ICONIQ.

Background of East Stone’s Discussions with Targets Other Than ICONIQ

•        Immediately upon the closing of its Initial Public Offering, East Stone management informed its board of directors and its board advisors of the closing and sent to them a copy of the final prospectus for the Initial Public Offering, dated February 19, 2020.

•        On March 10, 2020, East Stone management was contacted by Hua Mao. At the time, Mr. Mao was one of the two advisors to the board of directors of East Stone. Mr. Mao introduced East Stone to Ufin Holdings Limited, a Cayman Islands exempted company with a digital sales platform/app powered by SaaS (“Ufin”). Mr. Mao became acquainted with the founder of Ufin, Yingkui Liu, when they both enrolled in EMBA courses at Tsinghua University.

•        In March 2020, East Stone conducted numerous meetings with Ufin and its management team to understand Ufin’s business and explore a potential acquisition transaction with East Stone.

•        On March 25, 2020, Mr. Mao, a board advisor to East Stone at that time, notified East Stone that he had been offered an opportunity to join Ufin as its Chief Executive Officer. Mr. Mao indicated to both Mr. Lu and Mr. Hao that he would cease any involvement in the discussions between East Stone and Ufin relating to a potential business combination from that point on. Mr. Mao subsequently resigned as a board advisor to East Stone on September 17, 2020.

•        East Stone delivered its first indicative term sheet to a Business Combination target in the mobile payment business (which East Stone refers to as “Company A”) on June 1, 2020. Members of East Stone’s management were first introduced to Company A in the fall of 2018 when managing East Stone Capital Limited, a U.S. private equity fund (“East Stone Capital”). Company A was introduced to East Stone Capital by a third party (which East Stone refers to as “Consultant to Company A”) during that period. Company A was looking to raise funds to speed up its product development. In the fall of 2018, Mr. Hao visited Company A and met its operations team at its head office. Subsequent to the visit, two meetings were held with Company A’s management and Consultant to Company A. The purpose of the meeting was to discuss the possibility of having East Stone Capital invest in Company A. East Stone Capital did not proceed to invest in Company A. After the Initial Public Offering, East Stone management approached Consultant to Company A to inquire if Company A was interested in a potential business combination with East Stone. Subsequent to these meetings with Company A in 2018, the next contact between East Stone’s management and Company A thereafter was on March 6, 2020, which was arranged by Consultant to Company A.

•        In June 2020, East Stone held various meetings with Ufin to review and discuss the preparation of Ufin’s audited financial statements and conduct due diligence on Ufin and its management.

•        On July 15, 2020, East Stone and Company A signed a non-binding indicative term sheet, which did not contain exclusivity provisions. Company A is headquartered in Hong Kong and has business operations in China, Hong Kong, Taiwan, South Korea, Singapore, and Australia. In the process of evaluating Company A, East Stone issued a due diligence questionnaire and East Stone reviewed Company A’s 2017 and 2018 audited financial statements prepared in accordance with IFRS, its commercial and technology service contracts and its capital structure, shareholders and organizational structure, as well as industrial reports provided by Company A. After signing a non-binding indicative term sheet, East Stone approached a law firm based in Hong Kong to preform legal due diligence on Company A, but ultimately did not engage the firm due to COVID-19 cross-border air travel restrictions.

•        On August 2, 2020, East Stone and Ufin signed a non-binding indicative term sheet outlining major terms for a potential transaction, including a preliminary valuation and earn-out terms.

•        On August 4, 2020, East Stone held a board meeting, where all board members attended by video telephone. East Stone management briefed the board on two lead potential targets, Company A and Ufin, including, but not limited to, the nature of business of the two lead potential targets, due diligence status, preliminary valuation of each candidate, and initial “pro and con” analysis of the two targets. In the meeting, East Stone management also briefed the board of directors on the impact of COVID-19 and local policy on restricted travel and mandated quarantines, both domestically and internationally. The board agreed to concentrate resources on Ufin, since Ufin operated in a region that was accessible by East Stone management and third parties for due diligence. East Stone continued to view Company A as an alternative, subject to the easing of COVID-19 restrictions.

•        On August 6, 2020, East Stone engaged JunHe LLP to commence legal due diligence on Ufin.

•        On August 6, 2020, East Stone informed its legal counsel, Ellenoff Grossman & Schole LLP (“EGS”), who had advised East Stone since its Initial Public Offering, of the signing of an indicative term sheet with Ufin. Thereafter, East Stone’s and Ufin’s respective legal teams proceeded to prepare and negotiate a definitive business combination agreement.

•        On September 15, 2020, East Stone’s board of directors convened a meeting. The purpose of the meeting was for East Stone management to brief the board on the status of the two primary business combination targets, Company A and Ufin, the status of financial due diligence, legal due diligence, and the progress of the audit report of each. By the end of the meeting, the board agreed that Ufin was the more attractive target of the two.

•        On September 20, 2020, the East Stone’s board of directors convened a meeting to discuss and approve a business combination agreement with Ufin and the transactions contemplated thereby.

•        On September 21, 2020, East Stone and Ufin executed a business combination agreement.

•        Beginning in late October 2020, East Stone management, with the assistance of I-Bankers as East Stone’s advisor for the business combination, commenced preparation of an investor presentation to be used in meetings with a potential private placement financing (“PIPE”).

•        On November 3, 2020, East Stone’s board of directors convened a meeting. The board was briefed by East Stone management on the status of the proposed business combination with Ufin.

•        On November 12, 2020, East Stone filed with the SEC a preliminary proxy statement relating to the proposed business combination with Ufin.

•        Following East Stone’s filing of the preliminary proxy statement/prospectus for the Ufin business combination, East Stone management, with the assistance of I-Bankers, finalized an investor deck for a potential PIPE.

•        On November 4, 2020, East Stone management commenced discussions with an investment banking advisor with whom an engagement letter was ultimately not executed (the “Prospective Advisor”), to introduce and arrange virtual and in person meetings with potential PIPE investors in China.

•        East Stone and its advisors compiled a list of 68 potential investors, and East Stone management conducted its first investor meeting on November 17, 2020. Between November 17, 2020 and December 13, 2020, substantive investor meetings were held with nine investors. East Stone conducted multiple meetings with some of these investors, and three such investors performed in-depth due diligence on Ufin, including on-site interviews of Ufin’s management and technology development team.

•        In late November 2020, East Stone management consulted with I-Bankers with respect to the status of the PIPE discussions. On December 8, 2020, East Stone management held a conference call with I-Bankers about the progress of its discussions with potential PIPE investors and the feasibility of a PIPE. On December 11, 2020, East Stone management consulted with I-Bankers and discussed the possibility of seeking alternative targets in lieu of Ufin as a business combination target. In the meeting, I-Bankers indicated that Ufin, despite its attractive and innovative business model, lacked a proven history for the investment community to evaluate. Based on feedback received from potential investors, I-Bankers and the Prospective Advisor, East Stone’s management began to re-evaluate Ufin as an acquisition target. In the search for alternative targets to replace Ufin, East Stone’s management revisited its pool of business combination targets that East Stone’s management had previously evaluated. East Stone’s management evaluated targets in the industries of e-commerce, digital payments, and electric vehicle and related industries, in addition to JHD. East Stone management’s re-evaluation of these alternatives included a review of each targets audited financial statements, prior funding records, market size and growth potential, the quality of the target management team and board.

•        By mid- December 2020, East Stone’s management discussed with Ufin’s management the status of the PIPE financing and market feedback. On December 16, 2020, East Stone’s management initiated discussions with Ufin’s management to release East Stone from the non-solicitation covenant contained in its business combination agreement. Ufin orally agreed to release East Stone from the non-solicitation covenant. On December 17, 2020, East Stone’s management requested EGS to draft a waiver letter for the non-solicitation covenant.

•        On December 16, 2020, East Stone’s management engaged in preliminary discussions with JHD regarding a potential business combination. East Stone’s management has known Alan Clingman, founder of JHD and chairman of JHD’s board of directors, since November 2019. East Stone’s management became acquainted with Mr. Clingman when members of East Stone’s and JHD’s management were introduced in New York City, New York, where JHD had been conducting an investor road show for a private placement financing. The purpose of the discussions was to obtain a general understanding of JHD’s financial and accounting auditability, capitalization, revenue and revenue growth since inception. East Stone also requested a JHD company presentation to review.

•        On December 16, 2020, East Stone’s management consulted I-Bankers for its professional advice regarding two possible business combination targets to replace Ufin. I-Bankers expressed optimism about the viability of PIPE financing in connection with the two possible business combination targets. The first alternative to replace Ufin was JHD. Unlike Ufin, JHD has been operating for four years, and based on information provided by JHD, East Stone’s management believed that JHD had a track record of impressive sales growth since inception. Additionally, JHD had a more mature capital profile, as it had already received funding. Therefore, East Stone management believed that JHD had a more understandable story for the U.S. capital markets. The second alternative to replace Ufin (“Alternative 2”), a producer of battery components for the electric vehicle industry, had a sizeable market share, impressive revenue growth, and significant private equity funding.

•        On December 17, 2020, East Stone management received additional information from JHD about its business and operations. Further discussion transpired, including with respect to a potential purchase price, the nature of consideration (stock or cash), potential earn-out levels, minimum cash conditions, board size and composition. JHD initially proposed a pre-money valuation of $1 billion, however East Stone’s management requested to perform a quantitative and qualitative valuation before agreeing to a valuation. JHD shared with East Stone its non-GAAP financial statements for the fiscal years ended December 31, 2018, 2017 and 2016.

•        Between December 17, 2020 and December 21, 2020, East Stone’s management held additional discussions with JHD management considering total merger consideration, JHD’s existing investor base and Pubco’s post-transaction capitalization, minimum cash conditions, and earn-out levels.

•        On December 18, 2020, East Stone management arranged a call with the U.S. team of East Stone’s Prospective Advisor and Ufin management. Ufin management was briefed on a challenging market to raise PIPE in connection to a business combination with East Stone. East Stone’s Prospective Advisor prepared a PIPE status report summarizing these results, and the report was sent to Ufin management the following day, December 19, 2020.

•        On December 18, 2020, East Stone management held a conference call with I-Bankers to discuss alternative business combination targets. East Stone invited JHD founder and chairman of the board of directors, Mr. Clingman, to the conference call.

•        On December 19, 2020, Ufin signed a waiver of the non-solicitation covenant in the business combination agreement with East Stone. Notwithstanding receipt of the non-solicitation waiver on December 19, 2020, East Stone management continued to assist Ufin in transitioning certain investor due diligence and related financing matters. East Stone management’s involvement with Ufin following December 19, 2020 was solely for the purpose of facilitating certain Ufin private placement equity fundraising opportunities that Ufin was considering pursuing irrespective of a potential business combination. East Stone’s last involvement in such efforts with Ufin occurred on January 7, 2021.

•        Upon the release from non-solicitation, East Stone management resumed diligence review of two possible business combination targets to replace Ufin. One of the two candidates was JHD. During this period of time, East Stone management received further introductory presentations from JHD and Alternative 2 regarding their financial information. East Stone’s management offered a term sheet to Alternative 2 and the term sheet was negotiated three times between the parties. At the same time, negotiations with JHD were progressing faster than Alternative 2. East Stone’s decision to suspend further negotiations with Alternative 2 was primarily due to its concern that the candidate would not be able to deliver a U.S. GAAP audit report for the relevant financial periods on a timely basis.

•        On December 21, 2020, East Stone and JHD signed a non-binding indicative term sheet with 45 days’ exclusivity relating to a business combination transaction, which term sheet contemplated an enterprise valuation of JHD of $840 million, a private placement financing of $150 million, an earn-out equal to 10% of the transaction consideration, and a mechanism by which up to 50% of the Sponsor’s shares would be forfeited based on the number of redemptions of ordinary shares of East Stone.

•        Throughout November and December 2020, various updates regarding the Ufin transaction status and potential alternative transactions were provided via e-mail and phone calls to board members by East Stone’s management, including developments with respect to discussions with JHD and the contemplated transaction and feedback from East Stone’s advisors regarding a potential PIPE.

•        On December 22, 2020, East Stone’s board met by videoconference and received an update from East Stone’s management regarding the status of the transaction, the two possible alternate business combination targets and the non-binding indicative term sheet entered into with JHD.

•        In January 2021 signing the non-binding indicative term sheet with JHD, East Stone engaged various consultants to assist its due diligence of JHD: (1) iResearch to conduct market study research on FMCG business in rural areas in China; (2) an independent team of three consultants: Han Tianlei, Jiao Xiaoxia and Zhu Xiaoming (collectively, the “Diligence Consultants”) to perform operational due diligence on JHD; (3) RSM China CPA LLP, a member of RSM Global, to conduct financial due diligence on JHD’s China operations; and (4) JunHe LLP to conduct legal due diligence.

•        In January 2021, Mr. Hao met with BDO, JHD’s GAAP auditor, in order to review and discuss with BDO JHD’s China GAAP financial statements. East Stone management and its diligence consultants also made field visits to four of JHD’s operations sites located in Shandong Province, Henan Province and Guizhou Province. The due diligence process included interviewing certain of JHD’s customers, visiting certain of JHD’s local warehouses and interviewing warehouse operators, warehouse bookkeepers and fleet/delivery drivers. The due diligence trip also included meeting operators of financial service outlets in JHD business line of Value-Added Services to financial institutions in rural areas in the Guizhou Province of China.

•        On January 14, 2021, East Stone held a board meeting. At the board meeting, East Stone management presented JHD and one other possible business combination target. East Stone’s management also briefed the board on the rationale for terminating the Ufin business combination agreement. The board discussed the “pros and cons” of selecting JHD as a target to replace Ufin. The board concluded that East Stone’s management should allocate resources to pursue a potential transaction with JHD, as opposed to Ufin.

•        During the week of January 17, 2021, JHD’s management began discussing potential employment arrangements with Xiaoma (Sherman) Lu, East Stone’s Chief Executive Officer and a member of its board of directors, and Chunyi (Charlie) Hao, East Stone’s Chief Financial Officer and a member of its board of directors. JHD ultimately decided that the potential employment of Mr. Hao would be deferred to a post-business combination matter for Pubco’s board of directors to review and consider, but an offer was made to Mr. Lu to serve as president of Pubco and vice chairman of Pubco’s board of directors, though the terms of such employment, including compensation and other matters, would be subject to the negotiation of a definitive employment agreement to be considered for approval by Pubco’s board of directors following consultation with a compensation consultant retained by Pubco’s board. That same week, JHD offered Mr. Lu a position as president of Pubco and vice chairman of Pubco’s board of directors effective upon the closing of the business combination and Mr. Lu accepted, subject to approval by East Stone’s board of directors.

•        On January 21, 2021, East Stone entered into an amended and restated term sheet with JHD providing for an increased enterprise value with a range of $840 million to $1.2 billion and a $110 million minimum cash condition, reduced from $125 million in the initial term sheet. The increased valuation was primarily based on feedback received from discussions with certain potential PIPE advisors, a quantitative analysis including a preliminary review of public company comparable. Additionally, after further review of JHD’s business and near-term plans, East Stone management believed that a smaller amount of capital raise was more appropriate. After additional examination of JHD’s business and further negotiation with JHD, East Stone’s management agreed to a $110 million closing cash condition (prior to business combination-related expenses), which it believed would sufficiently support JHD’s near-term operations. In this amendment and restated term sheet, the parties also agreed to a seven (7) member board with four independent directors. A 90-day mutual exclusivity period was added from the date of the term sheet.

•        On January 22, 2021, East Stone engaged I-Bankers as its banker for a private placement financing in connection with a potential business combination with JHD.

•        In early February 2021 each of iResearch, JunHe and East Stone’s operational due diligence consultants issued their respective final due diligence reports.

•        On February 2, 2021, East Stone sent to Ufin a proposed mutual termination agreement. The two parties held a conference call on February 3, 2021 to discuss the termination agreement. Ufin indicated that it would execute the agreement after consulting with its legal counsel.

•        On February 10, 2021, East Stone held a board meeting to brief the board on the status of management’s efforts relating to a transaction with JHD, including, but not limited to, progress in finalizing a business combination agreement with JHD, due diligence reports and other matters. East Stone’s counsel, EGS, attended the meeting. At the meeting, Mr. Lu advised the board that he had been offered and had tentatively accepted an employment position with Pubco commencing after the closing of the business combination. EGS advised the board that such an arrangement could create the appearance of a conflict of interest between Mr. Lu and his duties as an officer and director of East Stone. The board agreed that EGS would reach out to East Stone’s British Virgin Islands counsel to determine the appropriate measures required to be taken in reviewing and possibly approving the JHD transaction in light of a potential employment arrangement between Pubco and Mr. Lu and a potential future arrangement with Mr. Hao. This meeting was for informational purposes only and no resolutions were adopted.

•        On February 15, 2021, East Stone and Ufin entered in a letter agreement pursuant to which both parties mutually agreed to terminate the business combination agreement between them. Pursuant to this letter agreement, both parties agreed to full and complete mutual releases with respect to any obligations under the business combination agreement, without any penalties to East Stone for actions prior to receiving Ufin’s December 19, 2020 waiver of East Stone’s non-solicitation covenant.

•        Extensive negotiations between East Stone and JHD were conducted with respect to certain key transaction terms up until the final signing of the JHD Agreement. Some terms that were agreed upon in the original term sheet were renegotiated. Key terms that continued to be discussed until the signing of the JHD Agreement included (i) valuation, (ii) a minimum cash closing condition, (iii) the form of consideration (cash or equity) to be paid at closing, (iv) earn-out and (v) lock-up provisions for JHD’s existing shareholders. The parties ultimately agreed to 100% equity consideration based on a $1 billion enterprise valuation, subject to a 10% earnout, which shares would be placed in escrow and subject to forfeiture if certain milestones were not reached, a minimum cash closing condition of $110 million, and a 12-month lockup, of which 50% of shares were subject to earlier release after six months if certain stock performance conditions were met.

•        On February 15, 2021, East Stone held a board meeting to approve the JHD Agreement with JHD. East Stone’s board members received briefing materials regarding a potential business combination with JHD, including a written summary of the proposed JHD Agreement and the material ancillary documents as well as proposed terms of Mr. Lu’s offer from JHD of post-business combination employment with Pubco, subject to finalization by Pubco’s board of directors. At the meeting, the board members also received a briefing on their fiduciary duties under the laws of the British Virgin Islands based on advice provided by BVI counsel to East Stone, including but not limited to BVI counsel’s recommendation that Mr. Lu fully disclose the extent of his interest in the transaction and that a majority of disinterested directors on the board consider and approve the transaction. The disinterested directors of the board considered the proposed terms of Mr. Lu’s employment and determined that notwithstanding such interest, the proposed terms of the Business Combination with JHD as negotiated by East Stone’s management was in the best interests of East Stone and the terms of such transaction were no less favorable to East Stone than those that would be available to East Stone with respect to such a transaction from unaffiliated third parties. The board, including a majority of the disinterested directors of the board, unanimously voted in favor of the JHD Agreement with JHD and the transactions contemplated thereby and the related ancillary agreements in connection therewith.

•        On February 16, 2021, East Stone and JHD entered into the JHD Agreement, as well as the lock up agreement, non-competition agreement and Founder Share Letter.

•        In late February 2021, East Stone received RSM’s final financial due diligence report.

•        On May 24, 2021, in accordance with the terms of the JHD Agreement, JHD loaned East Stone $1,380,000 in connection with the extension of the date by which East Stone is required to consummate a business combination from May 24, 2021 to August 24, 2021. These funds were deposited into East Stone’s Trust Account.

•        On June 25, 2021, the parties to the JHD Agreement amended the agreement to make certain clarifying changes to the terms of the Representative’s Warrants to be exchanged for Pubco warrants.

•        On August 23, 2021, JHD loaned East Stone $1,380,000 in connection with the extension of the date by which East Stone was required to consummate a business combination from August 24, 2021 to November 24, 2021. These funds were deposited into East Stone’s Trust Account. This extension was the second and last of up to two three-month extensions permitted under East Stone’s governing documents.

•        During August 2021 the parties discussed capitalization, funding and the achievement of the minimum cash closing condition by East Stone given there had been no PIPEs financing raised by East Stone as contemplated by the JHD Agreement. In light of this, JHD offered to allow East Stone to count towards the minimum closing cash condition: (i) the principal amount of the Convertible Notes that had been issued by JHD or its subsidiaries to fund JHD expenses, and (ii) the cash proceeds of any further Equity Investments made into JHD or its subsidiaries (including for this purpose, JHD Tech), as if these investments were PIPE Investments under the BCA. In addition, JHD requested that the JHD Agreement be amended to permit the Exchange Shares and all of the Pubco Ordinary Shares to be received by the holder of the Convertible Notes (or the holders of any Equity Investment) to be convertible directly into Pubco Ordinary Shares outside of the exchange transaction as PIPE Investments and not as part of the Exchange Consideration.

•        On September 2, 2021, the parties exchanged a draft of the amended and restated Business Combination Agreement. After further discussion amongst the parties and their respective legal teams as to the costs and benefits of the proposed changes, the parties revised and finalized amended and restated the JHD Agreement to: (a) provide for the treatment of the Convertible Notes and any future Equity Investments as PIPE Investments under the terms of the agreement (including the Qingdao investment if completed), (b) create an obligation for Pubco to include the Pubco Ordinary Shares issued to the Sellers as Exchange

Consideration and the Pubco Ordinary Shares issued or to be issued upon conversion of any of the Convertible Notes or any Equity Investments in a registration statement to be filed with the SEC within 60 business days of the Closing and (c) appended a revised Amended and Restated Memorandum and Articles of Association of Pubco that, among other things, set forth the proposed authorized share capital of Pubco following the consummation of the Business Combination. East Stone’s management presented the proposed changes and a substantially final version of the Amended and Restated Business Combination Agreement to its board of directors, and on September 10, 2021, East Stone’s board of directors approved the Amended and Restated Business Combination Agreement on the basis of management’s recommendation. On September 13, 2021, the parties executed the Amended and Restated Business Combination Agreement.

•        In early October 2021, the parties exchanged a draft of a further Amended and Restated Business Combination Agreement that addressed certain issues relating to the issuance of substitute options to purchase Pubco Ordinary shares to holders of options in the Primary Seller and the status of the Convertible Notes and Equity Investments. East Stone’s management presented the proposed changes and a substantially final version of the further Amended and Restated Business Combination Agreement to its board of directors, which approved such agreement on October 7, 2021. On October 7, 2021, the parties executed the Amended and Restated Business Combination Agreement.

•        In mid- to late-October 2021, the parties consulted I-Bankers, East Stone’s financial advisor, with respect to potential initiatives that may assist the Pubco in increasing its public float, and to preserve the possibility that cash currently held in the Trust Account for certain of the public shares could in the future become available to the post-combination company. Consideration was given as to the volume of potential redemptions in connection with the Business Combination and the cost of providing incentives to investors to not redeem. On November 2, 2021, East Stone’s management discussed with its board of directors the concept of entering into a potential non-redemption or backstop arrangement, as well as a potential amendment of the Founder Share Letter, pursuant to which a portion of the founder shares that otherwise may have been subject to forfeiture would be applied to support any extensions or backstops in connection with the Business Combination.

•        From November 2, 2021 to November 12, 2021, the parties exchanged drafts of the Backstop Arrangements with the Glazer Investors, Sea Otter and Mint Tower (the “Investors”), pursuant to which the Investors would agree not to request redemption of an aggregate of 2,923,974 public shares at the extension meeting and vote in favor of the February Extension and agree not to seek redemption of such public shares at the meeting to approve the JHD Business Combination (the “Acquisition Proposal”) and vote in favor of the Acquisition Proposal, in exchange for an aggregate of up to 450,000 founder shares and the option to, either sell the public shares in the market at prices at or above the redemption price of $10.26 per share or sell the public shares to the post-combination company on the three-month anniversary of the JHD Business Combination at $10.41 per share. Negotiations led by I-Bankers centered around the form and extent of potential premiums to be paid to induce investors not to redeem their shares until a certain period of time after the JHD Business Combination, as well as the size of any such commitment. Additionally, the parties discussed amending the Founder Share Letter, dated February 16, 2021, in order to enable up to 1,725,000 Founder Shares to be transferred as follows: (i) 138,000 Founders Shares to Yellow River as consideration for funding the First and Second Extensions, (ii) up to 450,000 Founder Shares as the consideration under the Share Transfer Agreements and (iii) up to 500,000 Founder Shares subject to forfeiture, to Ms. Fan Yu, a shareholder of the Sponsor who is not a board member of member of management of East Stone, with any remaining Founder Shares subject to forfeiture under the Founder Share Letter Agreement, as amended, to be transferred in equal amounts to the Primary Seller on the one hand and Messrs. Xiaoma (Sherman) Lu and Charlie Hao on the other hand. On November 12, 2021, East Stone management presented substantially final versions of the Backstop Arrangements, an amendment to the Founder Share Letter and an amendment to the business combination agreement to East Stone’s board of directors, and the board approved such agreements on the basis of management’s recommendation. On the same day, the parties executed Backstop Arrangements, the amendment to the Founder Share Letter and an amendment to the JHD Agreement.

•        On November 12, 2021, East Stone entered into forward share purchase agreements and share transfer agreements with the Backstop Investors pursuant to which these investors have agreed, among other things, not to redeem certain East Stone shares in connection with either the vote on the February Extension or the vote on the JHD Business Combination. The FPAs and Share Transfer Agreements terminated by their terms on February 24, 2022.

•        Also on November 12, 2021 East Stone and JHD amended and restated the JHD Agreement to provide that certain amounts to be made available to East Stone by the investor groups pursuant to their forward share purchase agreements would not be counted towards the minimum cash condition to closing and also extended the outside date by which the JHD Business Combination must be completed until February 24, 2022.

•        On November 24, 2021, East Stone’s shareholders approved the February Extension, and East Stone’s memorandum and articles of association was further amended to effect the February Extension. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 10,534,895 ordinary shares, of which East Stone paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

•        On January 31, 2022, certain of the Backstop Investors entered into certain new agreements (the “February 2022 Founder Share Transfer Agreements”) with the Sponsor to support a proposal to extend the date by which East Stone has to consummate a business combination from February 24, 2022 to August 24, 2022 (the “August Extension”). Pursuant to February 2022 Founder Share Transfer Agreements, such Backstop Investors agreed to not request redemption of an aggregate of up to 600,000 ordinary shares of East Stone in connection with the August Extension. In connection therewith, our sponsor agreed to transfer to such Backstop Investors an aggregate of (i) 180,000 founder shares on or prior to the February 24, 2022 special meeting of shareholders to approve the August Extension, and (ii) 60,000 founder shares for each month past May 24, 2022 that the JHD Business Combination has not yet closed, for a total of up to 360,000 founder shares to be received by such Backstop Investors to support the August Extension.

•        In late January through mid-February 2022, the parties discussed concerns that a business combination with JHD could be consummated by February 24, 2022, in view of the SEC’s continued review of JHD’s Form S-4, market conditions as well as certain regulatory developments in China that could affect JHD’s ability to list as a public company in the United States.

•        On February 24, 2022, East Stone held a special meeting of shareholders and approved to amend East Stone’s memorandum and articles of association to extend the date by which East Stone has to consummate an initial business combination from February 24, 2022 to August 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 361 ordinary shares, of which East Stone paid cash from the trust account in the aggregate amount of approximately $3,704 (approximately $10.26 per share) to redeeming shareholders.

•        Commencing February 25, 2022, East Stone and JHD engaged in extensive negotiations to seek a mutually satisfactory arrangement that would give both parties the flexibility to consider alternative strategic options. East Stone’s board of directors discussed with management as well as East Stone’s advisors the status of the proposed business combination with JHD. East Stone’s board of directors debated pros and cons before approving a mutual waiver of exclusivity between East Stone and JHD, which exclusivity had previously been agreed to in the JHD Agreement. On March 4, 2022, the parties executed a letter agreement providing for the mutual waiver of the exclusivity covenant under the JHD Agreement . On April 13, 2022, the board of East Stone approved the termination of the JHD Agreement. A termination notice was sent to JHD on April 15, 2022.

•        From March 5, 2022 to March 31, 2022, East Stone signed three NDAs and two non-binding term sheets/letters of intent with potential acquisition targets, including ICONIQ. Upon signing the three NDAs and two term sheets, East Stone management evaluated the potential of each of them. East Stone management presented two term sheets to its board of directors for discussion. On March 23, 2022, East Stone was introduced to an insurance technology company in Southeast Asia (“Candidate X”) and executed an NDA with Candidate X on March 24, 2022. The target covers multiple geographic areas and multiple business sectors, including financial services, technology and crypto related trading. After initial due diligence, East Stone management concluded that the target needed significant reorganization before would be ready to be publicly listed, and due to the complexity of the candidate’s business, as well as the status of the candidate’s PCAOB audit, the target may need more time to prepare for a transaction than the time frame in which East Stone sought to complete a business combination.

•        I-Bankers Securities, introduced another company in mid-March of 2022, Candidate Y, a crypto mining and high speed calculation company. The parties executed a non-binding Letter of Intent on March 31, 2022. In the LOI, the Parties agreed to a preliminary valuation of $550 million, subject to a creditable third-party evaluation. Candidate Y agreed to provide a PCAOB compliant audit reports for past two years. The shareholders of Candidate Y agreed to a lock-up term that was substantially same as the sponsor shares of East Stone. Also, key management of Candidate Y agreed to a 4-year non-competition and non-solicitation term after closing. However, East Stone ceased discussions with Candidate Y on or about April 10, 2022 after East Stone management learned that Candidate Y was exploring other private rounds of financing prior to or in lieu of a public listing.

Background of the Business Combination with ICONIQ

One of the shareholders of ICONIQ, Mr. Yixian (Ethan) Wang is a friend of Mr. Xiaoma (Sherman) Lu, East Stone’s Chief Executive Officer. In September 2021, Mr. Wang indicated to Mr. Lu that ICONIQ was seeking to list in the United States via merger with a SPAC, and, given Mr. Lu’s experience with SPACs, requested Mr. Lu help ICONIQ explore SPAC resources. On September 20, 2021, Mr. Lu introduced ICONIQ to Deutsche Bank’s SPAC team in New York City and shortly thereafter facilitated a conference call between Deutsche Bank New York Office and ICONIQ team for ICONIQ to explore SPAC options with Deutsche Bank.

East Stone has been informed that from September 2021 through January 2022, ICONIQ engaged in discussions with potential investors in connection with a contemplated PIPE Investment to support ICONIQ’s public listing efforts. During this time the first PIPE Investor conducted due diligence of ICONIQ and the parties held several meetings to discuss the structure and key terms of a potential investment. Between January and March 2022, ICONIQ and the first PIPE Investor held several conference calls to discuss the progress and status of the PIPE Investment.

In early March 2022, after East Stone was released from its exclusivity with JHD, Mr. Lu contacted Mr. Wang and was apprised that ICONIQ was still seeking a SPAC. Both parties moved swiftly by entering into an NDA on March 5, 2022.

On March 8, 2022, East Stone engaged PKF to perform financial due diligence concerning a potential business combination with ICONIQ. East Stone was verbally offered a valuation of $3.0 billion at the time of initial contact between East Stone and ICONIQ. In the following weeks, East Stone received a draft research report, “Global Smart Passenger Vehicle Market Research” by Frost & Sullivan (the final version of this report was dated March 2022), from ICONIQ. East Stone also received research reports by Bank of America Securities, Credit Suisse, Morgan Stanley, and UBS from ICONIQ, all of which offered insights to East Stone in understanding the intrinsic value of ICONIQ. By the time the parties executed the non-binding letter of intent, East Stone tentatively agreed to a valuation of $3.0 billion, with the mutual understanding that this valuation was not final. Both parties agreed each was to conduct further analysis on the valuation of ICONIQ. East Stone proceeded with its analysis with the help of its financial advisor, I-Bankers.

From March 5, 2022 to March 15, 2022, East Stone and ICONIQ negotiated a non-binding letter of intent, including a term sheet of material terms for the proposed business combination. Other than customary terms, both parties agreed that ICONIQ would provide a working capital loan to East Stone of up to $1 million to enable East Stone to consummate the Business Combination, and that all existing liability/payables of East Stone will be absorbed by the surviving company at the business combination. Another key point negotiated by ICONIQ was that the existing holders of ICONIQ’s Class A Ordinary Shares would retain no less than 2/3 of the voting power of the post-closing public company. The purpose of this provision was to ensure control of the post-closing company by Mr. Alan (Nan) Wu, Chairman and CEO of ICONIQ. After back-and-forth negotiations, East Stone agreed on the term with an acknowledgement by ICONIQ of potential negative market reception.

On March 10, 2022, East Stone sent I-Bankers a copy of an investor deck presentation prepared by ICONIQ. On March 25, 2022, I-Bankers produced a valuation matrix of public listed electric vehicle companies using the S&P Kensho Electric Vehicles Index, which was further revised on March 29, 2022. See the section entitled “Financial Information and Comparable Company Analysis” for more information regarding such comparables analysis.

On March 15, 2022, the parties executed the non-binding Letter of Intent, which provided for a total equity valuation of ICONIQ in the range of $3 billion to $3.3 billion, with each share of Pubco valued at the lower of $10.26 and the per share value of the cash in trust on the trading day immediately prior to the closing. The Letter of Intent also provided that the equity holders of ICONIQ prior to the Business Combination would receive an additional cash incentive in an amount equal to 40% of the cash proceeds received by Pubco or the Surviving Company upon post-Closing exercise of an aggregate of 50% of the outstanding public warrants of East Stone (which will be replaced with Pubco warrants). The Letter of Intent also specified target dates for the delivery of the definitive business combination agreement, the registration statement, drafts and PCAOB financial statements, and ICONIQ agreed to provide a line-of-credit to East Stone as working capital in connection with the Business Combination.

Also on March 15, 2022, representatives of Linklaters sent ICONIQ an initial draft of the form of PIPE Subscription Agreement.

On March 21, 2022, East Stone received a preliminary legal due diligence report from Jingtian & Gongcheng, and on March 24, 2022, East Stone received a preliminary financial due diligence report from PKF. On April 14, 2022, PKF issued its final due diligence report. The contents of the report was substantially the same as its preliminary version. The financial due diligence report covered ICONIQ’s past two fiscal years operating results, primary focusing on expenses and account payables and financing activities since ICONIQ has had no revenue in its past two years of operations. The legal due diligence report primarily covered matters of corporate formation, legal disputes, employee contracts and employee benefit, tax obligations.

On March 17, 2022, EGS and Linklaters, ICONIQ’s legal counsel, had an initial counsel call to discuss transaction structure and responsibilities with respect to drafting the definitive transaction documents and other ancillary agreements. From March 17, 2022 to March 31, 2022, the parties proceeded to draft and negotiate the definitive transaction agreements. On March 20, 2022, EGS circulated an initial draft of the Business Combination Agreement to Linklaters. On Monday, March 20, 2022, EGS, Linklaters and the management teams from ICONIQ and East Stone had a call to finalize the transaction structure.

On March 26, 2022, East Stone made a $2.5 billion valuation written counteroffer to ICONIQ. The $2.5 billion valuation was offered in common stock at $10.26 per share of common stock. In the following one-week period, both parties negotiated extensively and East Stone management provided ICONIQ with a draft valuation analysis detailed in the section entitled “Financial Information and Comparable Company Analysis”.

EGS, and Linklaters went through several rounds of drafting. Key points of negotiation included survival of the representations and warranties of the parties and mutual post-Closing indemnification, inclusion of a share escrow and purchase price adjustments for net debt and working capital and inclusion of termination fees. One focus of the negotiation was on the ICONIQ post-Closing lock-up terms. East Stone sought to protect its public shareholders, so it proposed a lock-up of shares to be issued to the ICONIQ shareholders. The primary seller agreed on the principle but they also had to balance interest of all of their shareholders. The final lock-up terms obligate the primary shareholders of ICONIQ, including Mr. Alan (Nan) Wu, ICONIQ’s largest shareholder, to a minimum 12-month lock-up term. Other shareholders of ICONIQ are subject to a minimum 6-month lock-up. Mr. Xiaoma (Sherman) Lu and Mr. Chunyi (Charlie) Hao, as management of East Stone, agreed to the same lock-up terms as the general ICONIQ shareholders. Another negotiated point was whether or not to include an extended post-signing period of review to permit East Stone to review certain materials that were not available at signing. The parties agreed on a limited review period for certain specified documents and made the timely completion of the delivery of such documents a Closing condition. The parties also discussed the forfeiture or deferred vesting of certain Founder Shares. but this concept was not agreed to by the parties.

On March 2, 2022, three independent directors of East Stone Board held an executive session discussing the status of the proposed transaction with JHD, mainly concerns about JHD’s prospects of passing regulatory review. On April 13, 2022, the independent directors held another executive session, at which they discussed and deliberated the merits of a business combination with ICONIQ as opposed to other alternatives. On April 13, 2022, the board of East Stone approved the termination of the JHD Agreement. By April 15, 2022 the board reached a decision to pursue a business combination with ICONIQ.

Between March 22 and April 12, 2022, ICONIQ and the second PIPE Investor held several on-site and virtual conferences to discuss basic information of ICONIQ and a potential investment.

On March 31, 2022, ICONIQ and the first PIPE Investor agreed on the preliminary form of the PIPE Subscription Agreement.

Between April 12 and April 15, 2022 the parties negotiated the final terms of the Business Combination Agreement and the ancillary documents and finalized their respective disclosure schedules. Between April 13 and April 15, 2022, ICONIQ and the second PIPE Investor also negotiated the implementation of a potential investment.

On April 13, 2022 East Stone’s board convened a meeting to review the material terms of the Business Combination Agreement and related agreements with respect to a Business Combination with ICONIQ. East Stone’s board members received briefing materials regarding a potential business combination with ICONIQ, including a written summary of the proposed Business Combination Agreement and the material ancillary documents. On April 15, 2022, East Stone’s board approved the transaction and related agreements.

The Business Combination Agreement was executed on April 15, 2022.

On April 19, 2022, East Stone and ICONIQ agreed on the preliminary form of the PIPE Subscription Agreement after having exchanged multiple iterations of the draft. The PIPE Subscription Agreement provides for a $200 million investment for Pubco common shares at the lower of $10.26 per share or the Redemption Price, provided the Business Combination contemplated shall be completed. ICONIQ and the PIPE Investor negotiated and agreed on a $2.5 billion pre-money valuation of the contemplated Business Combination. East Stone and ICONIQ made customary representations and warranties to the subscriber and Pubco agreed to file the share registration within 90 days after closing. The subscriber acknowledged East Stone is a SPAC and agreed to waiver all right, title, interest and claim against East Stone’s trust account.

On April 21, 2022, as contemplated by the Business Combination Agreement, ICONIQ issued to East Stone an unsecured convertible promissory note (the “ICONIQ Note”) of up to an aggregate amount of $1,000,000, which funds will solely be used to pay certain third party service fees and expenses of East Stone in connection with the Business Combination. The Note bears no interest and will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) May 5, 2023 (ii) the date of closing of a business combination between East Stone and a third party other than ICONIQ, (iii) the date of closing of the transactions contemplated by the Business Combination Agreement, (iv) the date of the occurrence of an event of default, and (v) the date of termination of the Business Combination Agreement. The Note may be repaid, at ICONIQ’s discretion, (i) in cash or (ii) in the East Stone’s ordinary shares, based on a conversion price of the lower of $10.26 per share or the then-applicable redemption price of East Stone’s public shares, subject to the terms of the Business Combination Agreement.

On April 21, 2022, East Stone, ICONIQ and the first PIPE Investor executed the PIPE Subscription Agreement.

Between April 24 and April 29, 2022, ICONIQ and the second PIPE Investor had several virtual conferences to discuss the background information of ICONIQ and key terms of the Business Combination Agreement.

Between May 2 and May 12, 2022, the second PIPE Investor engaged Frost & Sullivan, PKF China and Beijing Tian Yuan Law Firm to perform due diligence concerning a potential investment. ICONIQ and the second PIPE Investor negotiated the pre-money valuation of ICONIQ and agreed on a $2.5 billion valuation for ICONIQ.

On May 20, 2022, representatives of ICONIQ and the second PIPE Investor held a virtual conference to discuss the status and progress of the potential PIPE investor.

Between May 24 and May 31, 2022, representatives of ICONIQ and the second PIPE Investor held several on-site conferences to negotiate the terms of the PIPE investment. A representative of East Stone also attended certain meeting with ICONIQ and the second PIPE Investor to respond to certain inquiries for the purpose of the due diligence performed by the second PIPE Investor. Between May 27 and May 31, 2022, the advisors of the second PIPE Investor performed supplementary due diligence on ICONIQ including valuation for ICONIQ.

On June 2, 2022, ICONIQ and the second PIPE Investor agreed on the form of the PIPE Subscription Agreement.

On June 15, 2022, East Stone, ICONIQ and the second PIPE Investor executed the PIPE Subscription Agreement.

The parties have continued and expect to continue regular discussions regarding the timing to consummate the Business Combination and necessary preparation in connection therewith.

East Stone’s Board of Directors’ Reasons for Approval of the Business Combination

East Stone’s board of directors reviewed and discussed various information and materials presented by East Stone management and its advisors in connection with the Business Combination. The members of East Stone’s board of directors had in-depth discussions during meetings of the board of directors in order to determine if the Business Combination was in the best interests of East Stone’s shareholders.

The materials and information provided to the East Stone board of directors for review and discussion included reports and documents provided by independent third parties that East Stone engaged for due diligence and information provided by East Stone management regarding ICONIQ’s management team. The materials and information submitted to the East Stone board of directors are summarized below, although this list is not exhaustive:

•        draft financial due diligence report by PKF

•        electric vehicle industrial competitive report by Frost & Sullivan

•        Company information provided by ICONIQ management, including a PowerPoint presentation providing an overview of the company’s business, unaudited financial statements for 2020 and 2021, a company description, including management team, and a corporate history

•        Valuation analysis prepared by East Stone management

In its prospectus for its initial public offering, East Stone identified the following general criteria and guidelines that East Stone believed would be important in evaluating prospective target businesses, although East Stone indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines.

•        Strong and noticeable presence in its market.    East Stone intends to focus on investment in an industry segment that has a noticeable presence in its market.

•        Middle-market businesses.    East Stone intends to seek target businesses with a total enterprise value between $300 million and $1 billion in the fintech industry. East Stone believes there are a considerable number of potential target businesses within this valuation range that can benefit from new capital for scalable operations to generate substantial revenue and earnings growth.

•        First mover in its niche market.    When pursuing its business combination, East Stone looks for targets that are early leaders in their niche market and set trends in their products and/or services.

•        Differentiated products or services.    A company with differentiated products or services offers investors a long-term investment opportunity and East Stone will spend time and resources to assess its business combination in this regard.

•        Seasoned management team.    East Stone will spend significant time assessing a company’s leadership and personnel and evaluating what East Stone can do to augment and/or upgrade the team over time, if needed;

•        Widely applicable technology and scalable model offering appealing growth potential.    East Stone management believes that technology-driven solutions that are widely applicable and scalable have a unique window of opportunity to create advantages that will grow with the industry.

•        Stable and reputable customer base.    East Stone seeks target businesses that have a stable and reputable customer base, with systematic advantages which are generally able to employ risk management measures to endure economic downturns, industry consolidation, changing business preferences and other unfavorable business environments that may negatively impact their customers, suppliers and competitors.

These illustrative criteria were not intended to be exhaustive. Evaluations relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that East Stone’s management and board may deem relevant.

The discussion carried out by East Stone’s board of directors included the following qualitative and quantitative evaluations made by the East Stone management team regarding ICONIQ in order to enable its board of directors to ascertain the reasonableness of the consideration being paid in connection with the Business Combination:

Evaluation Criteria	Evaluation of ICONIQ by East Stone Management
Presence in niche market

Unique positioning addresses certain market/target customers’ needs that have not been met by peers/competitors. ICONIQ’s product philosophy is to provide excellent experience to passengers rather than drivers. For a vehicle that has multiple persons on board, the number of passengers is always more than that of drivers. This is different from traditional mindset of vehicle design. This philosophy is appealing to its targeted customers — affluent people with family size of 4-5 members and young people who love group outings.

Size of the business

As presented in East Stone’s prospectus for its initial public offering, the EV industry was not East Stone primary industrial focus for its initial business combination. Additionally, at the time of its initial public offering, East Stone had initially intended focus on businesses with an enterprise transaction value business transaction value between $300 million and $1.0, East Stone’s board believes that a technology driven EV asset with a transaction value greater than $1.0 billion would enable East Stone’s public shareholders to benefit from greater market capitalization in the contemplated Business Combination with ICONIQ than the mid-market value initially contemplated under East Stone’s original acquisition criteria.

Evaluation Criteria	Evaluation of ICONIQ by East Stone Management
Experienced management team

The founder, Mr. Alan Wu, has prior experience in founding new ventures in the industry, for example, he co-founded W-Motors, a leading luxury car producer in the Middle East. ICONIQ has also gathered seasoned executives, such as COO Mr. Finn (Evergrande Auto, VW, Chrysler), and CTO Mr. Yu (Hon Hai Precision) from companies that have demonstrated successful track records. It also assembled an advisory board including well established veterans from Ford, Magna Steyr, and Jaguar Land Rover.

Strength of technology	ICONIQ has showcased its prototype in multiple trade shows at which it demonstrated its technology.
Potential customer base	ICONIQ has received positive feedback and large amount of indicative interest in purchasing.
Scalability and differentiation

Most failed EV efforts were due to its ability to deliver products. Unlike traditional automobile makers, EV players often address customer needs first with creative ideas in product design. However, most of them lack experience and resources managing complicated supply chain to produce actual vehicles. ICONIQ’s business model is to outsource its manufacturing to well established vehicle OEMs, such as Magna Steyr in the beginning stage, then team up with these OEMs to further scale up as the company matures. This approach significantly reduces ICONIQ’s execution risk.

Financial Information and Comparable Company Analysis

East Stone’s management reviewed and considered ICONIQ’s preliminarily audited financial data for the fiscal years ended December 31, 2020 and 2021. At the year-end of 2021, ICONIQ had no revenue and accumulated deficit of approximately $252 million, reflecting its efforts at product development since inception. The company did not capitalize any of this loss/expenses to assets although it has accumulated significant intellectual property, which East Stone’s management believed would benefit the company in the coming years. Similar to other players in the EV space at a similar stage of development, ICONIQ’s value is not reflected on its historical financial information, but rather in its readiness for being able to deliver its products to the market.

It was clear to East Stone management that the Covid-19 pandemic had slowed down ICONIQ’s development and production timeline. However, ICONIQ had sought to mitigate this risk by teaming up with established and reputable third parties, such as Magna Steyr and W-Motors.

East Stone’s management reviewed third party due diligence reports received during its due diligence process, and held thorough discussions with ICONIQ’s management and interviews with ICONIQ’s current shareholders. Additionally, ICONIQ obtained multiple valuation references, including one by a big-4 accounting firm which accounted for ICONIQ’s historical track record and operational KPIs. East Stone also received valuation references from ICONIQ, some of which East Stone management reviewed, for confirmatory purposes, as part of its own valuation process.

As part of its efforts to come up with a reasonable valuation, East Stone’s management utilized to an analysis of comparable publicly listed companies in the EV space, a valuation methodology widely adopted in capital market. The management analysed and reviewed the S&P Kensho Electric Vehicles Index, which included 50 companies in the Index that have their stocks trading in the United States. In consultation with I-Bankers, East Stone’s management picked a subset of the Index as trading comparables to ICONIQ (the “Trading Comparables”), as presented in the table below. This subset has underperformed the Index. As of March 31, 2022, the Index recorded a 21.8% annual loss and 13% quarter loss in Q1 2022. The median return for the subset was down 24.4% in 2021 and down 19.6% in Q1 2022.

Trading Comparables Stock Price at End of 2021 and end of Q1’21 and ‘22

		Stock Price ($)
Company	Ticker	3/31/2021	12/31/2021	3/31/2022
TESLA INC	TSLA	667.93	1056.78	1077.6
LUCID GROUP INC	LCID	23.18	38.05	25.4
NIO INC – ADR	NIO	38.98	31.68	21.05
XPENG INC – ADR	XPEV	36.51	50.33	27.59
LI AUTO INC – ADR	LI	25.00	32.1	25.81
FARADAY FUTURE INTELLIGENT E	FFIE	12.06	5.32	4.99
ELECTRAMECCANICA VEHICLES CO	SOLO	4.70	2.28	2.17

____________

*        Source: Nasdaq.com

Trading Comparables Stock Return for Q1’22 and one year as of March 31, 2022

			Return
			1-Yr 3/31	Q1’22
TESLA INC	TSLA		61.3%	2.0%
LUCID GROUP INC	LCID		9.6%	(33.2)%
NIO INC – ADR	NIO		(46.0)%	(33.6)%
XPENG INC – ADR	XPEV		(24.4)%	(45.2)%
LI AUTO INC – ADR	LI		3.2%	(19.6)%
FARADAY FUTURE INTELLIGENT E	FFIE		(58.6)%	(6.2)%
ELECTRAMECCANICA VEHICLES CO	SOLO		(53.8)%	(4.8)%
		Median	(24.4)%	(19.6)%

ICONIQ Trading Comparables vs. S&P Kensho Electronic Vehicle Index:

	One Year Return as of 3/31/2022	First Quarterly 2022 Return
S&P Kensho E-vehicle Index*	(21.8)%	(13.0)%
Trading Comparables – Median	(24.4)%	(19.6)%

____________

*        Source: SPG Global

From above analysis, East Stone believed the Trading Comparables selected were reasonable and conservative as components for deriving ICONIQ’s valuation using the comparable comparison valuation methodology.

The following table provides certain revenue multiples of the Trading Comparables:

($ USD in Millions Except Per Share Price in USD as Stated)

Source: Bloomberg Terminal, dated March 25, 2022

In the process of analyzing ICONIQ’s potential revenue from year 2023 to year 2025, East Stone’s management collected and analyzed industrial research reports including “Global Autos/UBS Evidence Lab: Consumer survey: EV Soaring; ICE melting away. April 4, 2022” from UBS, “Global EV Tracker”, “Automotive Industry Year Ahead 2022” and “Global Research: Year Ahead 2022: Five Auto themes and five stocks as the Vroming 20s continue” from Bank of America Securities (“BofA”), and “Global Auto Monitor” and “Global EV Tracker” from Morgan Stanley, to help understand the resource constraints ICONIQ faces, as well as resource and capital requirements that ICONIQ may need to realize revenue.

Additionally, East Stone management modeled ICONIQ’s future revenue using industry sales forecasts from 2023 to 2025 as published by USB and BofA and using the following assumptions and criteria:

a)      East Stone assumed the Business Combination is consummated by the fourth quarter of 2022 and, based ICONIQ’s reasonable best estimates in its product commercialization, that ICONIQ utilizes proceeds from the Business Combination to commence commercial production and achieves EV delivery by mid-2024.

b)      Among all of the research reports reviewed, East Stone’s management identified a market size for battery EV revenue that was drawn from UBS’ April 2022 survey entitled “Consumer survey: EV Soaring; ICE melting away”. UBS’ survey contained Global EV sales model by region (light vehicles sold) and sales forecasts through 2025 for each major electric vehicle manufacturer featured, including a data point for sales forecast under the line item “New Entrants — Non-China” (please refer to the following chart).

c)      East Stone management divided the sales by “New Entrants — Non-China (Unit)” by total battery EV manufacturers worldwide included in the survey to derive an estimate of a percentage market share for all new entrant EV players, which was computed to be 1.7% and 2.0% in 2024 and 2025, respectively.

d)      Based on projected total EV sales published by BofA’s January 2022 “Global Research: Year Ahead 2022: Five Auto themes and five stocks as the Vroming 20s continue” report, East Stone’s management calculated that Greater China comprises approximately 48% and 47% of total EV sales worldwide in 2024 and 2025, respectively.

e)      Based on the BofA and UBS data points referenced above, East Stone’s management calculated projected total market share for all New EV entrants approximately at 3.3% and 3.8% in 2024 and 2025, respectively.

f)      Based on research and discussions with ICONIQ, East Stone’s management believes that there are no more than ten new EV players that are capable to deliver products by 2024 in scale during the periods forecasted in the BofA and UBS reports. Taking a conservative position, East Stone’s management estimated that ICONIQ’s market share for new-EV entrants to be approximately 7.5% to 15.0% for the forecast period in 2024 and 2025, respectively, which increase is based on the assumption that market share will increase significantly upon commercial production in 2024.

g)      East Stone management applied the median revenue multiples for the Trading Comparables from “Valuation Metrics” table above and applied an EV unit selling price provided by ICONIQ to estimate ICONIQ’s total enterprise value.

h)      East Stone management then averaged the estimated enterprise value and applied a 30% discount to reach $2.5 billion valuation to ICONIQ.

The table illustrates the analysis described above, as well as the resulting estimated enterprise value for ICONIQ:

	2024	2025	Source
Total BEV Sales for all manufacturers worldwide (unit)	12,146,829	16,093,149	UBS Survey*
Sales by New Entrants – non-China (unit)	210,000	325,000	UBS Survey*
New Entrants – non China as a % of total	1.7%	2.0%
Sales in Greater China as a % of Total	48%	47%	BofA Projection**
New Entrants – All as a % of Total	3.3%	3.8%
Sales by New Entrants – All (unit)	406,019	615,975
ICONIQ Market Share within New Entrants	7.5%	15.0%	ESSC Estimate in consultation with ICONIQ Management
ICONIQ Sales (unit)	30,451	92,396
ICONIQ Blended Net Unit Price ($ ’000)	53.6	53.6	ICONIQ Estimate
ICONIQ Revenue ($ ’000)	1,631,284	4,949,665
Two year average projected revenue ($ ’000)		3,290,475
Multiple	1.30	1.00	Trading Comparables Analysis Above
Average		1.15
Estimated Enterprise Value ($ ’000)		3,784,046
Discount for uncertainty		30%
Estimated Enterprise Value – adjusted ($ ’000)		2,648,832

____________

*        Global Autos/UBS Evidence Lab: Consumer survey: EV Soaring; ICE melting away. April 4, 2022

**      BofA GLOBAL RESEARCH: Year Ahead 2022: Five Auto themes and five stocks as the Vroming 20s continue. January 6, 2022

Based on the above analysis, East Stone management concluded and recommended a transaction valuation of $2.5 billion for the contemplated Business Combination with ICONIQ.

The selection of Trading Comparables is not purely quantitative; rather it involves complex consideration and judgments, including factors that could affect the public trading values or exit values of the companies reviewed as well as geographies of operations. Additionally, no company or business used in the above comparable company analysis is identical to ICONIQ, and an evaluation of the results of those analyses is not entirely quantitative. Any data or analyses relating to the value of assets, businesses or securities of comparable companies do not purport to be appraisals or to reflect the prices at which ICONIQ or Pubco’s business or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of East Stone or ICONIQ. Estimates of value contained in the third-party reports, including the BofA and UBS reports referenced above, are not indicative of actual value or predictive of future results/values, which may be significantly more or less favorable. Much of the information used in, and accordingly the results of, East Stone management’s analyses are inherently subject to substantial uncertainty. As such, East Stone believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the Trading Comparables. Accordingly, East Stone also made qualitative judgments, based on the experience and professional judgment of its directors and officers, concerning differences between the operational, business and/or financial characteristics of ICONIQ and the selected companies, to provide a context in which to consider the results of the quantitative analysis discussed above.

ICONIQ’s Risk Factors Considerations

East Stone’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Macroeconomic risks.    ICONIQ’s business is sensitive to general economic and political conditions and other factors beyond its control, and its results of operation are prone to significant and unpredictable fluctuations in macroeconomics. ICONIQ’s business operations and results of operations, as well as its ability to obtain financing, may be adversely affected by economic downturns, geopolitical developments, and lower consumer consumption globally.

•        Regulatory risks.    The automobile industry is heavily regulated. As a new industry player, ICONIQ will need regulatory permits for each product it offers to customers. There are also aftersales regulations such as service, warranty and recall rules that could significantly impact ICONIQ’s capability to bring its products to the market. ICONIQ’s target market covers multiple jurisdictions, so the complexity of the regulatory framework of these markets might exceed ICONIQ’s expectations.

•        Market risk.    ICONIQ seeks to offer electronic vehicles to replace those with traditional internal combustion engines-. Although ICONIQ’s prototype has gained favorable attraction in tradeshows, ICONIQ’s operations, especially financial results will depend on the market acceptance of its products. The quality of ICONIQ’s products, as well as marketing strategy of ICONIQ, may not be accepted by its target markets.

•        Operation risk.    Car manufacturing is arguably most complicated process in the modern industry. The success of ICONIQ depends on its capability to operate the manufacturing process at a high standard. Although ICONIQ has formed alliances with well-established OEM players, ultimately its capability to integrate these operations and manage supply-chain will likely be a determining factor to its long-term success.

•        Sustainable profitable results.    ICONIQ positions its products in middle to high end of the consumer spectrum. Thus ICONIQ has devoted lots of resources in technology development and product design. ICONIQ’s products have not yet been fully tested by the market, therefore there is no guarantee that ICONIQ will be able to sell its products at its desired pricing.

•        Revenue concentration.    ICONIQ expects to launch its products initially in Southeast Asia, Europe and China. As such, its revenue is expected to be concentrated in a small number of markets, at least in the beginning stage. ICONIQ also has a limited product portfolio. The failure of a single product could be disastrous to ICONIQ.

•        Technology and innovation risks.    ICONIQ is a technology and style driven player. It has to constantly innovate its products to compete. Its ability to achieve and maintain a development capability is key to its success.

•        Intellectual property risk.    ICONIQ’s business and operating results may be adversely affected if it is not able to adequately protect its intellectual property, such as software copyrights, domain names, trademarks, trade secrets, know-how and other intellectual properties or confidential information or technology.

•        Other risks.    Various other risks associated with the business of ICONIQ, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

East Stone’s board of directors concluded that the potential benefits that it and its shareholders are expected to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Transactions. The board of directors also noted that the East Stone shareholders would have a substantial economic interest in the combined company (depending on the level of Redemption). Accordingly, the board of directors unanimously determined that the Business Combination Agreement and the Transactions contemplated therein were advisable, fair to, and in the best interests of East Stone and its shareholders.

Engagement of ValueScope as Financial Advisor to East Stone

Although East Stone management did not have specific experience in ICONIQ’s sector, East Stone management concluded that their experience and background operating and investing in companies enabled them to make the necessary analysis and determinations regarding the Business Combination. Subsequent to the execution of the Business Combination Agreement, East Stone engaged ValueScope, Inc. (“ValueScope”) as its financial advisor to conduct a fairness analysis. The ValueScope analysis confirmed the valuation determined by East Stone’s management prior to finalization of the Business Combination Agreement and the fairness of the consideration offered to ICONIQ in the Business Combination.

Summary of the Opinion of ValueScope, Inc., as Financial Advisor to East Stone

Overview

On July 15, 2022, ValueScope rendered its opinion to East Stone’s management to the effect that, as of such date, the Aggregate Merger Consideration Amount to be issued by East Stone in the Business Combination was fair, from a financial point of view, to East Stone. For purposes of its financial analyses, with East Stone’s consent, ValueScope assumed that the Aggregate Merger Consideration Amount per the Business Combination Agreement would have a value equal to $2,500,000,000 at Closing. With the exception of the targeted launch dates for ICONIQ’s product lines, ValueScope did not utilize or rely upon any information provided by ICONIQ in developing its own projections.

This summary of ValueScope’s opinion is qualified and should be read in conjunction with the full text of ValueScope’s opinion, which is included as Annex F o this proxy statement/ prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by ValueScope. However, neither ValueScope’s opinion nor this summary of its opinion and the related analyses set forth in this proxy statement/ prospectus are intended to be, and do not constitute, advice or a recommendation to the East Stone’s board of directors, East Stone, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Business Combination or otherwise.

ValueScope’s opinion was only one of many factors considered by the East Stone Board in evaluating the Business Combination. Neither ValueScope’s opinion nor its analyses were determinative of the Aggregate Merger Consideration Amount or of the views of East Stone’s board of directors or management with respect to the Business Combination or the Aggregate Merger Consideration Amount. The type and amount of consideration payable in the Business Combination were determined through negotiations between East Stone and ICONIQ, and the decision to enter into the Business Combination Agreement was solely that of the East Stone’s board of directors.

Procedures

ValueScope’s analyses relied upon, but were not necessarily limited to, the following procedures:

•        A review of the Business Combination Agreement by and among East Stone, as Purchaser, Navy Sail International Limited, in the capacity as the Purchaser Representative, NWTN Inc., as Pubco, Muse Merger Sub I Limited, as First Merger Sub, Muse Merger Sub II Limited, as Second Merger Sub, and ICONIQ, dated April 15, 2022.

•        A review of ICONIQ’s audited financial statements for the years ended December 31, 2020 and December 31, 2021.

•        A review of ICONIQ’s unaudited financial statements for the three months ended March 31, 2021 and March 31, 2022.

•        A review of ICONIQ’s targeted launch dates for its product lines.

•        A review of information relating to ICONIQ’s industry and similar companies.

•        A review of pricing data of comparable guideline companies and industry transactions existing as of March 31, 2022 (the “Valuation Date”).

Assumptions

ValueScope relied upon and assumed, without independent verification, the accuracy and completeness of all data, materials and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, for purposes of its financial analyses and opinion, with East Stone’s consent, ValueScope assumed that the Aggregate Merger Consideration Amount per the Business Combination Agreement would have a value equal to $2,500,000,000 at Closing, subject to adjustment as provided by the Business Combination Agreement, which adjustment ValueScope assumed would not be material to its analyses or opinion. ValueScope relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of ICONIQ or East Stone since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to ValueScope that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by ValueScope materially incomplete or materially misleading.

ValueScope relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Business Combination Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Business Combination Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction would be satisfied without waiver thereof, and (d) the Transaction would be consummated in a timely manner in accordance with the terms described in the Business Combination Agreement and such other related documents and instruments, without any amendments or modifications thereto. ValueScope also assumed, with East Stone’s consent, that the Merger would constitute a reorganization under Section 368(a) of the United States Internal Revenue Code of 1986, as amended. ValueScope relied upon and assumed, without independent verification, that (i) the Transaction would be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of ICONIQ or East Stone, or otherwise have an effect on the Business Combination, ICONIQ or East Stone or any expected benefits of the Business Combination that would be material to its analyses or opinion. In addition, ValueScope relied upon and assumed, without independent verification, that the final form of the Business Combination Agreement would not differ in any respect from the draft of the Business Combination Agreement identified above.

ValueScope further relied upon, without independent verification, the assessments of ICONIQ’s management as to ICONIQ’s existing and future technology, products, product candidates, services and intellectual property and the validity of, and risks associated with, such technology, products, product candidates, services and intellectual property, and ValueScope assumed, at East Stone’s direction, that there would be no material developments with respect to any such matters that in any respect would affect its analyses or opinion. Furthermore, in connection with its opinion, ValueScope was not requested to, and did not, make any physical inspection, independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of East Stone, ICONIQ or any other party, nor was ValueScope provided with any such appraisal or evaluation. ValueScope did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. ValueScope did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which East Stone or ICONIQ was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which East Stone or ICONIQ was or may have been a party or was or may have been subject.

Conditions and Work Scope

ValueScope’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to ValueScope as of, the date of its opinion. As East Stone was aware, the credit, financial and stock markets had been experiencing unusual volatility and ValueScope expressed no opinion or view as to any potential effects of such volatility on the Business Combination, and its opinion did not purport to address potential developments in any such markets. Furthermore, as East Stone was aware, there was significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on ValueScope’s analyses and opinion. ValueScope did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.

ValueScope was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Business Combination, the securities, assets, businesses or operations of East Stone, ICONIQ or any other party, or any alternatives to the Business Combination, (b) negotiate the terms of the Business Combination, (c) advise the East Stone board of directors, East Stone or any other party with respect to alternatives to the Business Combination, or (d) identify, introduce to the East Stone board of directors, East Stone or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Business Combination. ValueScope did not express any opinion as to what the value of the Pubco ordinary shares actually would be when issued in the Business Combination pursuant to the Business Combination Agreement or the price or range of prices at which East Stone ordinary shares or Pubco could be purchased or sold, or otherwise be transferable, at any time.

ValueScope’s opinion was furnished for the use of the East Stone Board in its continued evaluation of the Business Combination. ValueScope’s opinion was not intended to be, and did not constitute, a recommendation to the East Stone board of directors, East Stone, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Business Combination or otherwise.

ValueScope was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the East Stone board of directors, East Stone, its security holders or any other party to proceed with or effect the Business Combination, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Business Combination or otherwise (other than the Aggregate Merger Consideration Amount to the extent expressly specified in the opinion), including, without limitation, any related transaction, (iii) the fairness of any portion or aspect of the Business Combination (other than the Aggregate Merger Consideration Amount) to the holders of any class of securities, creditors or other constituencies of East Stone, or to any other party, (iv) the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might have been available for East Stone or any other party, (v) the fairness of any portion or aspect of the Business Combination to any one class or group of East Stone’s or any other party’s security holders or other constituents vis-à-vis any other class or group of East Stone’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of East Stone, whether East Stone should be issuing debt or equity securities or a combination of both in the Business Combination, or the form, structure or any aspect or terms of any debt or equity financing for the Business Combination or the likelihood of obtaining such financing, (vii) the solvency, creditworthiness or fair value of East Stone, ICONIQ or any other participant in the Business Combination, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Business Combination, any class of such persons or any other party, relative to the Aggregate Merger Consideration Amount or otherwise. Furthermore, ValueScope did not express any opinion, counsel or interpretation regarding matters requiring legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. ValueScope assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, ValueScope assumed, with East Stone’s consent, that there were no undisclosed or contingent liabilities relating to legal, regulatory, environmental, accounting, insurance, tax or other similar matters with respect to East Stone, ICONIQ and the Business Combination or otherwise.

In performing its analyses, ValueScope considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in ValueScope’s analyses for comparative purposes is identical to ICONIQ, and an evaluation of the results of those analyses is not entirely mathematical. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of East Stone or ICONIQ. Much of the information used in, and accordingly the results of, ValueScope’s analyses are inherently subject to substantial uncertainty.

Financial Analysis

In preparing its fairness opinion, ValueScope performed a variety of analyses, including those described below. The summary of ValueScope’s analyses is not a complete description of the analyses underlying ValueScope’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither ValueScope’s opinion nor its underlying analyses is readily susceptible to summary description. ValueScope arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching ValueScope’s overall conclusion with respect to fairness, ValueScope did not make separate or quantifiable judgments regarding individual analyses. Accordingly, ValueScope believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying ValueScope’s analyses and opinion.

Income Approach

ValueScope developed an independent forecast utilizing market-based assumptions derived from guideline public company information under the premise that a market participant would utilize their own independent forecast in valuing ICONIQ. ValueScope primarily utilized industry data including historical and projected financial performance of the guideline public companies in developing its own projections. With the exception of the of ICONIQ’s targeted launch dates for its various product lines, ValueScope did not utilize or rely upon any information provided by ICONIQ in developing its own projections because ValueScope assumed that a market participant would develop their own independent forecast in assessing the valuation of ICONIQ.

ValueScope’s financial projections were used to determine the estimated net cash flow to be generated by ICONIQ over the same ten-year period, which was then discounted to the present value, using an appropriate discount rate. Total current outstanding debt of ICONIQ as of March 31, 2022, was then subtracted from the MVIC to arrive at the value of equity.

Market Approach

The market approach considers the implied pricing in third-party transactions of comparable businesses or assets. Transactions are analyzed in order to identify pricing patterns or trends that can be used to infer value on the subject business or asset. Adjustments are made to the transaction data to account for relative differences between the subject and the comparable transactions. The primary strength of the market approach is that it offers relatively objective pricing evidence from the market at large and, aside from certain adjustments to the transaction data, requires few assumptions to be made. The market approach is most applicable to highly homogeneous assets or businesses for which a ready market exists.

The first step in performing the guideline public company analysis is the identification and selection of comparable companies. To be included in ValueScope’s guideline sample set, companies had to be engaged in the same or similar line of business as ICONIQ as of the Valuation Date. The second criterion was that the comparable companies face similar industry and economic risks. Based on ValueScope’s examination of the industry, its discussions with ICONIQ management, and its search of the S&P Capital IQ database, ValueScope identified the following companies:

1.      BAIC BluePark New Energy Technology Co., Ltd.

2.      Canoo Inc.

3.      Electrameccanica Vehicles Corp.

4.      Faraday Future Intelligent Electric Inc.

5.      Fisker Inc.

6.      Li Auto Inc.

7.      Lucid Group, Inc.

8.      NIO Inc.

9.      Rivian Automotive, Inc.

10.    Tesla, Inc.

11.    XPeng Inc.

Using the most recently filed financial statements and consensus forward-looking estimates of the selected guideline companies as of the Valuation Date, ValueScope calculated the following multiples:

•        Enterprise value to trailing twelve-month sales

•        Enterprise value to forward 2022 sales

•        Enterprise value to forward 2023 sales

•        Enterprise value to forward 2024 sales

ValueScope established a relative basis for comparison between the guideline public companies and ICONIQ. ValueScope determined the low- and high-end of the range and calculated the mean and median of the pricing multiples of the comparable companies. Utilizing the enterprise value to forward 2024 sales multiples and accounting for cash and debt, ValueScope estimated a minority, marketable equity value for ICONIQ. ValueScope then applied a control premium of 25.0%, which it determined based upon a study of control premiums in the MergerStat BVR Control Premium database.

Conclusion

Based on these two methodologies, ValueScope’s estimate of the fair market value of ICONIQ, on a controlling interest basis indicated that the total consideration paid for ICONIQ Holding Limited is FAIR to the shareholders of East Stone from a financial point of view.

Satisfaction of 80% Test

It is a requirement under East Stone’s memorandum and articles of association that any business acquired by East Stone have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial Business Combination.

As of April 15, 2022, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $33.5 million and 80% thereof represented approximately $26.8 million.

The East Stone board of directors believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of ICONIQ met the 80% requirement. Based on the fact that the $2.5 billion fair market value of ICONIQ (as described above) was in excess of the threshold of approximately $26.8 million, representing 80% of the balance of the funds in the Trust Account as of the date of execution of the Business Combination Agreement, the East Stone board determined that the fair market value of ICONIQ was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was satisfied.

As of July 19, 2022, the balance of the funds in the Trust Account was approximately $33.5 million and 80% thereof represented approximately $26.8 million.

Interests of East Stone’s Initial Shareholders, Directors and Officers in the Business Combination

In considering the recommendation of the board of directors of East Stone to vote in favor of approval of the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Organizational Documents Advisory Proposals, the Share Issuance Proposal, the Director Election Proposal and the Adjournment Proposal, shareholders should keep in mind that East Stone’s Initial Shareholders, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, those of East Stone shareholders generally. In particular:

•        If the Business Combination with ICONIQ or another business combination is not consummated by August 24, 2022, East Stone will cease all operations except for the purpose of winding up, redeem 100% of the outstanding Public Shares for cash and dissolve and liquidate. In such event, the 3,135,000 Founder Shares and 167,000 shares underlying the Private Placement Units, held by East Stone’s Initial Shareholders, including its directors and officers, would be worthless because East Stone’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares. Such securities had an aggregate market value of $32.5 million outstanding as of July 19, 2022, based on

•        If East Stone is unable to complete a business combination within the required time period under its organizational documents, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by East Stone for services rendered or contracted for or products sold to East Stone, but only if such a vendor or target business has not executed a waiver.

•        East Stone’s Initial Shareholders, including its officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on East Stone’s behalf, such as identifying and investigating possible business targets and business combinations. However, if East Stone fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, East Stone may not be able to reimburse these expenses if the Business Combination with ICONIQ or another business combination is not completed by August 24, 2022.

•        In order to finance transaction costs in connection with a Business Combination, the Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan East Stone funds as may be required (the “Working Capital Loans”). If East Stone completes a Business Combination, East Stone will repay the Working Capital Loans. In the event that a Business Combination does not close, East Stone may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Placement Units at a price of $10.00 per Unit (the “Working Capital Units”). On February 23, 2021, East Stone issued an unsecured promissory note (the “East Stone Note”) in respect of a Working Capital Loan in the amount of up to $500,000 to Chunyi (Charlie) Hao, its Chairman of the Board of Directors and Chief Financial Officer. The East Stone Note bears no interest and is repayable in full upon the earlier of consummation of East Stone’s initial business combination and its winding up. The East Stone Note may also be converted into Working Capital Units at a price of $10.00 per Unit at the option of the holder of the East Stone Note upon the consummation of East Stone’s initial business combination. Such Working Capital Units would be identical to the Private Placement Units issued in connection with East Stone’s Initial Public Offering. As of July 19, 2022, East Stone borrowed an aggregate of $450,000 under the East Stone Note.

Recommendation of East Stone’s Board of Directors

After careful consideration of the matters described above, and, particularly, ICONIQ’s historical performance, potential for growth, the experience of ICONIQ’s management, ICONIQ’s competitive positioning, its customer relationships, and technical skills, East Stone’s board determined unanimously that each of the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal and the Adjournment Proposal, if presented, was advisable and in the best interests of East Stone and its shareholders and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the East Stone board of directors is not meant to be exhaustive but includes the material information and factors considered by the East Stone board of directors as well as any other factors that the board of directors deemed relevant.

Pubco’s Amended and Restated Memorandum and Articles of Association

Pursuant to the Business Combination Agreement, at or prior to the consummation of the Business Combination, and subject to the approval of the Charter Proposal by East Stone’s shareholders, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. Pubco’s Amended and Restated Memorandum and Articles of Association will reflect the following material differences from East Stone’s current amended and restated memorandum and articles of association:

•        the name of the entity is “NWTN Inc.” as opposed to “East Stone Acquisition Corporation”;

•        Pubco’s corporate existence is perpetual as opposed to East Stone’s corporate existence terminating if a Business Combination is not consummated by East Stone within a specified period of time; and

•        Pubco’s Amended and Restated Memorandum and Articles of Association do not include the various provisions applicable only to special purpose acquisition corporations that East Stone’s memorandum and articles of association contains.

For more information regarding Pubco’s Amended and Restated Memorandum and Articles of Association, see the sections entitled “The Charter Proposal” and “The Organizational Documents Advisory Proposals.”

Comparison of Corporate Governance and Shareholder Rights

There are certain differences in the rights of Pubco’s shareholders and East Stone’s shareholders prior to the Business Combination and following the consummation of the Business Combination. Please see the section of this proxy statement/prospectus entitled “Comparison of Corporate Governance and Shareholder Rights.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Registrar of Corporate Affairs of the British Virgin Islands necessary to effectuate the Merger, will be filed by the registered agent of ICONIQ on behalf of ICONIQ and East Stone with the Registrar of Corporate Affairs of the British Virgin Islands upon the approval of the Business Combination Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, East Stone will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on ICONIQ comprising the ongoing operations of the combined company, ICONIQ senior management comprising the senior management of the combined company, and the former owners and management of ICONIQ having control of the board of directors after the Mergers by virtue of being able to appoint at least a majority of the directors of the combined company. In accordance with guidance applicable to these circumstances, the Mergers will be treated as the equivalent of ICONIQ issuing shares for the net assets of East Stone, accompanied by a recapitalization. The net assets of East Stone will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Mergers will be those of ICONIQ.

Material U.S. Federal Income Tax Considerations

This section describes the material U.S. federal income tax considerations for beneficial owners of ordinary shares of East Stone (“Purchaser Ordinary Shares”) and warrants of East Stone (“Purchaser Warrants”) (collectively, the “Purchaser securities”) (i) electing to have their Purchaser Ordinary Shares redeemed for cash if the Business Combination is completed, (ii) of the Business Combination and (iii) of the ownership and disposition of Pubco Ordinary Shares and Pubco Warrants acquired pursuant to the Business Combination. This discussion applies only to Purchaser securities, Pubco Ordinary Shares and Pubco Warrants held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

•        brokers, dealers and other investors that do not own their Purchaser securities or Pubco Ordinary Shares or warrants as capital assets;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•        banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the Purchaser Ordinary Shares or Pubco Ordinary Shares;

•        partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities;

•        persons holding Purchaser securities or Pubco Ordinary Shares or warrants as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        persons required to accelerate the recognition of any item of gross income with respect to Purchaser securities or Pubco Ordinary Shares or Pubco Warrants as a result of such income being recognized on an applicable financial statement;

•        persons whose functional currency is not the U.S. dollar;

•        persons that received Purchaser securities or Pubco Ordinary Shares or Pubco Warrants as compensation for services; or

•        controlled foreign corporations or passive foreign investment companies.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Purchaser securities or Pubco Ordinary Shares or Pubco Warrants. We have not and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF PURCHASER SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES AND PUBCO WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of Purchaser securities or Pubco Ordinary Shares or Pubco Warrants that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        (aa) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The Business Combination

Tax Consequences of the Business Combination

This section is subject to the discussion below under “— Application of the Passive Foreign Investment Company Rules to the Business Combination.”

Subject to the discussion below of Purchaser Warrants, it is intended that the Second Merger qualifies as an exchange described in Section 351(a) of the Code. East Stone shall receive an opinion of its counsel, Ellenoff Grossman & Schole LLP, to the effect that the Second Merger will qualify as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not successfully challenge this position, and if so then the exchange of Purchaser Ordinary Shares for Pubco Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351 (a) of the Code. In rendering this opinion, counsel may require and rely upon representations contained in letters and certificates to be received from East Stone and Pubco. If the letters or certificates are incorrect, the conclusions reached in the tax opinion could be jeopardized. In addition, the opinion will be subject to certain qualifications and limitations as set forth therein. Assuming such qualification, a U.S. holder that receives Pubco Ordinary Shares in exchange for Purchaser Ordinary Shares in the Second Merger generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received in the Second Merger by a U.S. holder should be equal to the adjusted tax basis of the Purchaser Ordinary Shares exchange therefor. The holding period of the Pubco Ordinary Shares should include the holding period during which the Purchaser Ordinary Shares exchange therefor were held by such U.S. holder.

The appropriate U.S. federal income tax treatment of Purchaser Warrants received in the Second Merger is uncertain because, as described below, it is unclear whether the Second Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code. If the Second Merger qualifies as an exchange governed only by section 351 of the Code (and not by section 368 of the Code), a U.S. holder whose Purchaser Warrants automatically convert into Pubco Warrants should recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco Warrants received and such U.S. holder’s adjusted basis in its Purchaser Warrants. A U.S. holder’s basis in its Pubco Warrants received in the Second Merger should equal the fair market value of the Pubco Warrants. A U.S. holder’s holding period in its Pubco Warrants should begin on the day after the Second Merger. If the Second Merger qualifies as a reorganization as well as a section 351 exchange, a U.S. holder whose Purchaser Warrants automatically convert into a Pubco Warrants should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the Pubco Warrants received should be equal to the holder’s adjusted tax basis in the Purchaser Warrants exchanged therefor, and the holding period of the Pubco Warrants should include the holding period during which the Purchaser Warrants exchange therefor were held by such holder.

If the Second Merger qualifies as an exchange governed only by section 351 of the Code (and not by section 368 of the Code), a U.S. holder that receives Pubco Ordinary Shares in exchange for Purchaser Ordinary Shares and whose Purchaser Warrants automatically convert into a Pubco Warrants should recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess (if any) of (x) the sum of the fair market values of the Pubco Ordinary Shares and the Pubco Warrants received by such holder over (y) such holder’s aggregate adjusted tax basis in the Purchaser Ordinary Shares and Purchaser Warrants exchanged therefor) and (ii) the fair market value of the Pubco Warrants received by such holder in such exchange. To determine the amount of gain, if any, that such U.S. holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Second Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the Pubco Ordinary Shares and (ii) the Pubco Warrants received by such U.S. holder among the Purchaser Ordinary Shares and Purchaser Warrants owned by such U.S. holder immediately prior to the Second Merger in proportion to their fair market values. Any loss realized by a U.S. holder would not be recognized. In this case, the holding period of the Pubco Ordinary Shares received in the Merger should include the holding period during which the Purchaser Ordinary Shares exchanged therefor were held by such U.S. holder, and the holding period of Pubco Warrants received in the Second Merger should begin on the day after the Second Merger.

If the Second Merger qualifies as a reorganization as well as a section 351 exchange, a U.S. holder that receives Pubco Ordinary Shares in exchange for Purchaser Ordinary Shares and whose Purchaser Warrants automatically convert into a Pubco Warrants should not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the Pubco Ordinary Shares and the Pubco Warrants received should be equal to the U.S. holder’s basis in the Purchaser Ordinary Shares and Purchaser Warrants exchanged therefor, and the holding period of the Pubco Ordinary Shares and Pubco Warrants should include the holding period during which the Purchaser Ordinary Shares and Purchaser Warrants exchanged therefor were held by such U.S. holder. However, there are many requirements that must be satisfied in order for the Business Combination to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as Purchaser, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Business Combination, some of which are outside the control of Purchaser. For example, the requirements for reorganization treatment could be affected by the magnitude of Purchaser Ordinary Share redemptions that occur in connection with the Business Combination.

U.S. holders of Purchaser Warrants are urged to consult with their tax advisors regarding the treatment of their Purchaser Warrants in connection with the Business Combination.

Application of the Passive Foreign Investment Company Rules to the Transactions

Based upon the composition of its income and assets, Purchaser believes that that it would likely be considered a PFIC for its current taxable year which ends as a result of the Business Combination.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Purchaser Warrants for newly issued Pubco Warrants) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. holders of Purchaser Ordinary Shares in connection with the Business Combination if:

(1)    Purchaser were classified as a PFIC at any time during such U.S. holder’s holding period for such Purchaser Ordinary Shares; and

(2)    the U.S. holder had not timely made, effective from the first taxable year of its holding period of Purchaser Ordinary Shares during which Purchaser qualified as a PFIC: (a) a valid election to treat Purchaser as a “qualified electing fund” under Section 1295 of the Code (a “QEF election”), or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such Purchaser Ordinary Shares.

The application of the PFIC rules to Purchaser Warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a Purchaser Warrant) to acquire stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that a QEF Election does not apply to options and no mark-to-market election (as described above) is currently available with respect to options. Therefore, if finalized in their current form, these proposed Treasury Regulations may require gain recognition on the exchange of Purchaser Warrants for Pubco Warrants pursuant to the Business Combination Agreement.

The tax on any such recognized gain would be imposed based on the “excess distribution” rules, discussed below under “— Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by U.S. Holders — Passive Foreign Investment Company Rules.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Additionally, the treatment of U.S. holders of Purchaser Ordinary Shares who exchange their Purchaser Ordinary Shares for Pubco Ordinary Shares could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes (see discussion below under “— Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by U.S. Holders — Passive Foreign Investment Company Rules”). Therefore, U.S. holders of Purchaser Ordinary Shares that have not made a timely QEF election and U.S. holders of Purchaser Warrants or a mark-to-market election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Business Combination to the extent their Purchaser Ordinary Shares and/or Purchaser Warrants have a fair market value in excess of their tax basis therein.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE BUSINESS COMBINATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Redemption of Purchaser Ordinary Shares

In the event that a U.S. holder of Purchaser Ordinary Shares exercises such holder’s right to have such holder’s Purchaser Ordinary Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of Purchaser Ordinary Shares treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning warrants) relative to all of shares of Purchaser Ordinary Shares both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in Purchaser or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of Purchaser Ordinary Shares that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include ordinary shares that could be acquired pursuant to the exercise of the Purchaser Warrants. In order to meet the substantially disproportionate test, the percentage of Purchaser’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Purchaser Ordinary Shares must, among other requirements, be less than 80% of the percentage of Purchaser’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the Purchaser Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or all the Purchaser Ordinary Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the Purchaser Ordinary Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Purchaser. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Purchaser will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Purchaser Ordinary Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s shares of Purchaser Ordinary Shares generally will equal the cost of such shares. A U.S. holder that purchased Purchaser Units would have been required to allocate the cost between the shares of Purchaser Ordinary Shares and the Purchaser Warrants comprising the Purchaser Units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Purchaser Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Purchaser Ordinary Shares. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Purchaser Ordinary Shares will be added to the U.S. holder’s adjusted tax basis in its remaining Purchaser Ordinary Shares, or, to the basis of Purchaser Ordinary Shares constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by U.S. Holders

Distributions on Pubco Ordinary Shares

This section is subject to further discussion under “— Passive Foreign Investment Company Considerations” below.

Distributions paid by Pubco out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the Pubco Ordinary Shares and thereafter as capital gain. However, Pubco does not intend to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by Pubco with respect to its shares will be treated as ordinary dividend income. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. U.S. holders should consult their own tax advisers with respect to the appropriate U.S. federal income tax treatment of any distribution received from Pubco.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if the Pubco Ordinary Shares are readily tradable on an established securities market in the United States. There can be no assurance that Pubco Ordinary Shares will be considered “readily tradable” on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Pubco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Pubco will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” U.S. holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to Pubco Ordinary Shares.

Subject to certain exceptions, dividends on Pubco Ordinary Shares will generally constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Pubco with respect to the Pubco Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Ordinary Shares and Pubco Warrants

This section is subject to further discussion under “— Passive Foreign Investment Company Rules,” below.

A U.S. holder generally would recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Pubco Ordinary Shares or Pubco Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such Pubco Ordinary Shares or such Pubco Warrants, as applicable. Any gain or loss recognized by a U.S. holder on a taxable disposition of Pubco Ordinary Shares or Pubco Warrants generally will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the Pubco Ordinary Shares or Pubco Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

Exercise or Lapse of a Pubco Warrant

A U.S. holder generally will not recognize gain or loss upon the acquisition of a Pubco Ordinary Share on the exercise of a Pubco Warrant for cash. A U.S. holder’s initial tax basis in its Pubco Ordinary Shares received upon exercise of the Pubco Warrant generally would be an amount equal to the sum of the U.S. holder’s tax basis in the Purchaser Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Pubco Ordinary Share received upon exercise of the Pubco Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrant and will not include the period during which the U.S. holder held the Pubco Warrant. If a Pubco Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Pubco Warrant.

The tax consequences of a cashless exercise of a Pubco Warrant are not clear under current tax law. Subject to the PFIC rules discussed under “— Passive Foreign Investment Company Rules” below, a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s basis in the Pubco Ordinary Shares received would equal the holder’s basis in the Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Pubco Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Ordinary Shares would include the holding period of the Pubco Warrants exercised therefor.

It is also possible that a cashless exercise of a Pubco Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth under “— Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Ordinary Shares and Pubco Warrants.” In such event, a U.S. holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. Subject to the discussion below under “— Passive Foreign Investment Company Rules”, the U.S. holder would recognize capital gain or loss with respect to the Pubco Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the Pubco Ordinary Shares that would have been received in a regular exercise of the Pubco Warrants deemed surrendered, net of the aggregate exercise price of such Pubco Warrants and (ii) the U.S. holder’s tax basis in such Pubco Warrants. In this case, a U.S. holder’s aggregate tax basis in the Pubco Ordinary Shares received would equal the sum of (i) such U.S. holder’s tax basis in the Pubco Warrants deemed exercised and (ii) the aggregate exercise price of such Pubco Warrants. A U.S. holder’s holding period for the Pubco Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrants and will not include the period during which the U.S. holder held the Pubco Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. holder’s holding period would commence with respect to the Pubco Ordinary Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Pubco Warrants.

Possible Effect of the Change in the Pubco Warrant Conversion Ratio

In some circumstances, the conversion ratio of the Pubco Warrants is subject to adjustment. For U.S. federal income tax purposes, U.S. holders of the Pubco Warrants will be treated as having received a constructive distribution, resulting in ordinary income to the extent of the Pubco’s current or accumulated earnings and profits if certain adjustments in the conversion ratio occur (particularly an adjustment to reflect a taxable dividend to holders of the Pubco Ordinary Shares) to increase the proportionate interest of a U.S. holder of a Pubco Warrant in the fully diluted Pubco Ordinary Shares, whether or not the U.S. holder ever exercises the Pubco Warrant. Generally, a U.S. holder’s tax basis in a Pubco Warrant will be increased by the amount of any such constructive distribution. The rules with respect to such adjustments are complex and U.S. holders should consult their own tax advisers regarding the applicability of such rules.

Passive Foreign Investment Company Rules

Generally.    The treatment of U.S. holders of the Pubco Ordinary Shares could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes. A PFIC is any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules (the “PFIC income test”), or (ii) more than 50% of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income (the “PFIC asset test”). Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such non-U.S. corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years (unless the U.S. holder makes a deemed sale election with respect to the Pubco Ordinary Shares once Pubco ceases to satisfy either of the qualification tests).

We believe that it is likely that Pubco will meet the PFIC income test for our current taxable year. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. The applicability of the start-up exception to us will not be known until after the close of our current taxable year. Based on the projected composition of Pubco’s assets, including unbooked goodwill as valued based on the projected market value of Pubco’s equity, Pubco is not expected to be meet the PFIC asset test for its taxable year that includes the date of the Business Combination or in the foreseeable future. However, Pubco’s possible status as a PFIC must be determined annually after the close of each taxable year, and therefore may be subject to change. This determination will depend on the composition of Pubco’s income and assets, and the fair market value of its assets from time to time, including its unbooked goodwill, which may be determined by reference to Pubco’s share price (which could fluctuate significantly). In addition, Pubco’s possible status as a PFIC will also depend on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Because Pubco has valued its goodwill based on the projected market value of its equity, a decrease in the price of its shares may also result in Pubco becoming a PFIC. The composition of Pubco’s assets will also be affected by Pubco holding of significant cash balances. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that Pubco is a PFIC for the taxable year that includes the date of the Business Combination or in a future year.

If Pubco is or becomes a PFIC during any year in which a U.S. holder holds Pubco Ordinary Shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. holder who holds (actually or constructively) stock in a non-U.S. corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime.    If you do not make a QEF election or a mark-to-market election, as described below, you will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of your Pubco Ordinary Shares, and (ii) any “excess distribution” you receive on your Pubco Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Pubco Ordinary Shares during the preceding three years or your holding period, whichever is shorter). Generally, under this excess distribution regime:

(aa)   the gain or excess distribution will be allocated ratably over the period during which you held your Pubco Ordinary Shares;

(bb)    the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which Pubco is a PFIC, will be taxed as ordinary income; and

(cc)   the amount allocated to each of the other taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of your Pubco Ordinary Shares cannot be treated as capital gains, even if you hold the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

QEF Regime.    If Pubco is a PFIC, a U.S. holder of Pubco Ordinary Shares (but not Pubco Warrants) may avoid taxation under the excess distribution rules described above by making a QEF election. However, a U.S. holder may make a QEF election with respect to its Pubco Ordinary Shares only if Pubco provides U.S. holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Because Pubco currently does not intend to provide U.S. holders with such information on an annual basis, U.S. holders generally would not be able to make a QEF election with respect to the Pubco Ordinary Shares.

Mark-to-Market Regime.    Alternatively, a U.S. holder of Pubco Ordinary Shares (but not Pubco Warrants) may also avoid taxation under the excess distribution rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. The Pubco Ordinary Shares, which are expected to be listed on the Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. If a U.S. holder makes a valid mark-to-market election with respect to its Pubco Ordinary Shares, such U.S. holder will include as ordinary income each year, the excess, if any, of the fair market value of the Pubco Ordinary Shares at the end of the taxable year of the U.S. holders adjusted basis in the Pubco Ordinary Shares. Such U.S. holder will also be allowed to take an ordinary loss in respect of the excess, if any, of such holder’s adjusted basis in the Pubco Ordinary Shares over the fair market value of such Pubco Ordinary Shares at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in the Pubco Ordinary Shares will be adjusted to reflect any such income or loss amounts. Any gain that is recognized on the sale or other taxable disposition of Pubco Ordinary Shares would be ordinary income and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election and, thereafter, a capital loss. A mark-to-market election cannot be made for any lower-tier PFICs. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to their indirect ownership of shares in any lower-tier PFICs.

PFIC Reporting Requirements.    A U.S. holder who owns, or who is treated as owning, PFIC stock during any taxable year in which Pubco is classified as a PFIC may be required to file IRS Form 8621. U.S. holders of Pubco Ordinary Shares should consult their tax advisors regarding the requirement to file IRS Form 8621 and the potential application of the PFIC regime.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to Pubco Ordinary Shares, subject to certain exceptions (including an exception for Pubco Ordinary Shares held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Pubco Ordinary Shares. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Pubco Ordinary Shares.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Pubco Ordinary Shares or Pubco Warrants that is not a U.S. holder, including:

1.      a nonresident alien individual, other than certain former citizens and residents of the United States;

2.      a foreign corporation; or

3.      a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition.

Non-U.S. Holders Exercising Redemption Rights with Respect to Purchaser Ordinary Shares

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Purchaser Ordinary Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Purchaser Ordinary Shares, as described above under “U.S. Holders — Redemption of Purchaser Ordinary Shares.” Any redeeming Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by Non-U.S. Holders” applies in respect of such gain or loss.

Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by Non-U.S. Holders

A non-U.S. holder of Pubco Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Pubco Ordinary Shares or any gain recognized on a sale or other disposition of Pubco Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Pubco Ordinary Shares) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of Pubco Ordinary Shares.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Pubco Warrant, or the lapse of a Pubco Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a Pubco Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the Pubco Ordinary Shares and Pubco Warrants.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of Purchaser Ordinary Shares, dividends received by U.S. holders of Pubco Ordinary Shares, and the proceeds received on the disposition of Pubco Ordinary Shares or Pubco Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Purchaser securities and proceeds from the sale, exchange, redemption or other disposition of Pubco Ordinary Shares or Pubco Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their Purchaser securities or their Pubco Ordinary Shares or their Pubco Warrants, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Pubco Ordinary Shares and proceeds from the sale of other disposition of Pubco Ordinary Shares received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Resale

This registration statement is registering Pubco Ordinary Shares, Pubco Warrants and Pubco Ordinary Shares issuable upon the exercise of Pubco Warrants that will be distributed in exchange for Purchaser Ordinary Shares, Purchaser Public and Private Warrants, The Representative Warrant Purchaser Private Units (each, as defined in the Business Combination Agreement), and the mandatory exchange of rights underlying the Purchaser Public Units.

This registration statement does not cover Pubco Class B Ordinary Shares to be issued to the holder(s) of the PIPE Investment (the “PIPE Shares”).

The PIPE Shares will be distributed in exchange for securities of Pubco either in (i) offshore transactions not subject to the registration requirements of the Securities Act pursuant to Regulation S or (ii) in private placement transactions exempt from the registration requirements of the U.S. Securities Act. Any Pubco Ordinary Shares issued in a private placement transaction will be restricted securities under U.S. federal securities laws.

Under the terms of the BCA, Pubco is obligated to file a registration statement to register for resale (i) the Pubco Ordinary Shares, which have been exchanged for, or which shall be issued upon exercise of the other Pubco Securities that were exchanged for, the Purchaser Securities underlying the Purchaser Private Units that were issued concurrently with the Purchaser’s IPO and (ii) the Company Share Consideration within [      ] days of the Closing (and to use its reasonable efforts to cause such registration statement to become effective within [      ] days of the Closing).

Under the terms of the PIPE Subscription Agreements, Pubco is obligated to file a registration statement to register for resale the PIPE Shares within 90 days of Closing (and to use its reasonable efforts to cause such registration statement to become effective within 150 days of the Closing, subject to certain exceptions).

The Pubco Shares being issued in respect of the East Stone share held by the Founders may be registered for resale pursuant to the terms of the Founders Registration Rights Agreement.

As described elsewhere in this proxy statement/prospectus certain holders of Pubco shares will be subject to post-closing lock-up arrangements.

Appraisal Rights

The East Stone board of directors considers that East Stone shareholders (including the Initial Shareholders) and holders of other East Stone securities do not have appraisal rights under the Companies Act in connection with the Business Combination. For additional information, see the question “Do I have appraisal rights if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers About the Proposals.”

Required Vote and Recommendation of the Board

The consummation of the Business Combination will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting in favor of the Business Combination Proposal. Abstentions and broker non-votes will not have an effect on the Business Combination Proposal.

In addition, the obligations of the parties to consummate the Business Combination is conditioned on the adoption of the Amended and Restated Memorandum and Articles of Association. Accordingly, if the Charter Proposal is not approved by the shareholders of East Stone, then the Business Combination may not be consummated. The Charter Proposal will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting in favor of the Charter Proposal.

Additionally, the Business Combination will not be consummated if, upon consummation of the Business Combination, East Stone has less than $5,000,001 of net tangible assets after taking into account the holders of Public Shares that properly demanded that East Stone redeem their Public Shares in exchange for their pro rata share of the Trust Account.

If the Business Combination Proposal is not approved, then the other proposals (except an adjournment proposal, as described below) will not be presented to the shareholders for a vote.

THE EAST STONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EAST STONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE CHARTER PROPOSAL

General

In connection with the Business Combination, East Stone is asking East Stone shareholders to consider and vote, separate and apart from their consideration and vote upon the Business Combination Proposal, upon and to approve a Proposal to adopt Pubco’s Amended and Restated Memorandum and Articles of Association, substantially in the form attached to this proxy statement/prospectus as Annex B, to be effective upon the consummation of the Business Combination. The Charter Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Charter Proposal will have no effect, even if approved by East Stone’s shareholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents. This separate vote is not required by either British Virgin Islands law or Cayman Islands law and instead is being requested by East Stone pursuant to SEC guidance.

Approval of the Charter Proposal is a condition to the parties’ obligations to consummate the Business Combination. Accordingly, if the Charter Proposal is not approved, the Business Combination may not be consummated.

The Charter Proposal is conditioned on the approval of each of the Business Combination Proposal and the Share Issuance Proposal. Therefore, if the Business Combination Proposal or the Share Issuance Proposal is not approved, then the Charter Proposal will have no effect, even if approved by East Stone’s shareholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals.

Proposed Amended and Restated Memorandum and Articles of Association of Pubco

The following table sets forth a summary outlining important similarities and differences in the corporate governance and shareholder rights associated with each of East Stone and Pubco according to applicable law and/or the organizational documents of East Stone and Pubco. This summary is qualified by reference to the complete text of Pubco’s Amended and Restated Memorandum and Articles of Association, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex B. All shareholders are encouraged to read each of the proposed Pubco’s Amended and Restated Memorandum and Articles of Association in their entirety for a more complete description of their terms.

Provision	East Stone	Pubco
Structure of the board	East Stone’s board consists of two classes of directors with staggered two-year terms.	Unless fixed by ordinary resolution of shareholders, Pubco’s board consists of seven directors with staggered three-year terms.
Removal of directors

The directors of East Stone may be removed by resolution of directors or (following the consummation of its initial business combination, but not at any time before) resolution of shareholders, in each case, with or without cause.

A director may be removed by ordinary resolution of shareholders or by the majority of the other directors.
Vacancies on the board	Except as British Virgin Islands law or any applicable law may otherwise require, any vacancy on the board of East Stone, may be filled by the majority vote of the remaining directors.	Any vacancy on the board of Pubco may be filled by ordinary resolution of shareholders or by directors of Pubco.

Provision	East Stone	Pubco
SPAC Provisions

East Stone’s memorandum and articles of association contain provisions relating to the operation of East Stone as a blank check company prior to the consummation of its initial business combination, including, for example, provisions pertaining to the Trust Account of East Stone and time limits within which it must consummate an initial business combination.

Supermajority voting provisions

Except as in connection with an amendment for the purposes or approving, or in conjunction with, the consummation of a business combination, the affirmative vote of the holders of at least sixty-five percent (65%) of the total number of ordinary shares that have voted and are entitled to vote thereon is required to amend the rights attaching to East Stone’s ordinary shares prior to the consummation of the company’s initial business combination.

A special resolution, requiring not less than a two-thirds majority of members, who (being entitled to do so) vote, is required to:

(a)     subject to certain exceptions as set in the Amended and Restated and Memorandum and Articles of Association, vary the rights attaching to a class of shares;

(b)    reduce Pubco’s share capital in any way;

(c)     change Pubco’s registration to a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is incorporated, registered or existing for the time being;

(d)     in a winding up, divide in specie among Pubco shareholders the whole or any part of the assets of Pubco and, for that purpose, to value any assets and to determine how the division shall be carried out as between Pubco shareholders or different classes of Pubco shareholders, and/or vest the whole or any part of the assets in trustees for the benefit of Pubco shareholders and those liable to contribute to the winding up;

(e)     change Pubco’s name; and

(f)     amend the Amended and Restated Memorandum and Articles of Association.

Provision	East Stone	Pubco

Additionally, Pubco will not, without the approval of holders of a majority of the voting power of Pubco Class A Ordinary Shares voting exclusively and as a separate class:

(a)    increase the number of authorized Pubco Class A Ordinary Shares;

(b)    issue any Pubco Class A Ordinary Shares or securities convertible into or exchangeable for Pubco Class A Ordinary Shares, other than to (i) Key Executives (as defined in the Amended and Restated Memorandum and Articles of Association) or their affiliates; or (ii) on a pro rata basis to all holders of Pubco Class A Ordinary Shares permitted to hold such shares under the Amended and Restated Memorandum and Articles of Association;

(c)     create, authorize, issue, or reclassify into, any preference shares in the capital of Pubco or any shares in the capital of Pubco that carry more than one (1) vote per share;

(d)    reclassify any Pubco Class A Ordinary Shares into any other class of Shares or consolidate or combine any Pubco Class A Ordinary Shares without proportionately increasing the number of votes per Pubco Class A Ordinary Shares; or

(e)     amend, restate, waive, adopt any provision inconsistent with or otherwise vary or alter any provision of the Amended and Restated Memorandum and Articles of Association relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Pubco Class A Ordinary Shares.

Action by written consent	Resolutions of the members of East Stone may not be passed in writing.	An ordinary resolution and a special resolution of shareholders may be passed by a unanimous resolution in writing of shareholders entitled to vote.
Calling of special meetings

A meeting of the shareholders may be called by any director, or upon the written request of the shareholders entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested.

A meeting of the shareholders may be called by the majority of Pubco’s directors or the chairman of the board, or upon the written request of the shareholders entitled to exercise one-third or more of the rights to vote at such general meeting.

Provision	East Stone	Pubco
Nominations of person for election of directors	Directors may be elected by resolution of the shareholders or by a resolution of the directors.	A director may be appointed by ordinary resolution of shareholders or by the directors. Any appointment may be to fill a vacancy or as an additional director.
Amendments to the organizational documents

Except where the supermajority voting provisions set out above apply, the affirmative vote of the holders of at least fifty percent (50%) of the total number of ordinary shares that have voted and are entitled to vote thereon is required to amend East Stone’s memorandum and articles of association.

The memorandum and articles of association may also be amended by resolution of directors, save that no amendment may be made by resolution of directors; (i) to restrict the rights or powers of members to amend the memorandum or articles; (ii) to change the percentage of members required to pass a resolution of members to amend the memorandum or articles; (iii) in circumstances where the memorandum or articles cannot be amended by the members; or (iv) to change certain specified provisions of the memorandum (Clauses 7, 8 and 11, relating to shareholder rights) or the articles (Regulation 23 relating to the requirement to effect a business combination).

Pubco may at any time and from time to time by special resolution alter or amend the Amended and Restated Memorandum and Articles of Association, in whole or in part; provided that Pubco shall not, without the approval of the holders of a majority of the voting power of Pubco Class A Ordinary Shares, voting exclusively and as a separate class, amend, restate, waive, adopt any provision inconsistent with or otherwise vary or alter any provision of the Amended and Restated Memorandum and Articles of Association relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of Pubco Class A Ordinary Shares.

Notwithstanding the above, no amendment may be made to (i) Regulation 23 prior to a business combination unless the holders of public shares are provided with the opportunity to redeem their public shares; or (ii) to this prohibition, or to the provisions relating to appointment of directors prior to the consummation of the East Stone’s initial business combination .

Issuance of preferred stock

East Stone is authorized to issue an unlimited number of shares of no par value divided into ordinary shares and five classes of preferred shares. East Stone’s board may issue shares by resolution without shareholder approval.

Subject to the limitations set out in the Amended and Restated Memorandum and Articles of Association, Pubco’s directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise to such persons, at such times and on such terms and conditions as they may decide.

Certain provisions in the Amended and Restated Memorandum and Articles of Association of Pubco may discourage unsolicited takeover proposals that Pubco’s shareholders may consider to be in their best interest and may make the removal of Pubco’s incumbent management more difficult.

For discussions on risks associated with the above anti-takeover provisions, please see “Risk Factors — Provisions in the Amended and Restated Memorandum and Articles of Association may inhibit a takeover of Pubco, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.”

Required Vote and Recommendation of the Board

The approval of the Charter Proposal will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting. Abstentions and broker non-votes will not have an effect on the Charter Proposal.

THE EAST STONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EAST STONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

THE ORGANIZATIONAL DOCUMENTS ADVISORY PROPOSALS

Overview

As required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions, East Stone is requesting that East Stone’s shareholders vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions in Pubco’s Amended and Restated Memorandum and Articles of Association, which are separately being presented. These separate votes are not required by British Virgin Islands law and are separate and apart from the Charter Proposal. Accordingly, the shareholder votes regarding the Organizational Documents Advisory Proposals are advisory votes and are not binding on East Stone or East Stone’s board of directors. Likewise, the Charter Proposal will not effect or affect the adoption of Pubco’s Amended and Restated Memorandum and Articles of Association, and such adoption will be made by resolution of ICONIQ as the existing sole member of Pubco prior to, but conditional upon, Closing. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Advisory Proposals.

Organizational Documents Advisory Proposal 1

East Stone’s shareholders are being asked to approve and adopt provisions to be included in Pubco’s Amended and Restated Memorandum and Articles of Association, which requires an ordinary resolution of shareholders or a notice signed by the majority of the co-directors to remove a director. This Proposal is referred to as “Organizational Documents Advisory Proposal 1.”

Organizational Documents Advisory Proposal 2

East Stone’s shareholders are being asked to approve provisions to be included in Pubco’s Amended and Restated Memorandum and Articles of Association providing that general meetings of shareholders for any purpose or purposes may be called at any time only by the majority Pubco’s whole board or the chairman of the board and that the board shall only be required to call a meeting on the requisition of shareholders if it receives a requisition from shareholders holding shares carrying not less than one-third of the votes attributable to all issued shares of Pubco. This Proposal is referred to as “Organizational Documents Advisory Proposal 2.”

Organizational Documents Advisory Proposal 3

East Stone’s shareholders are being asked to approve the exclusion of provisions from Pubco’s Amended and Restated Memorandum and Articles of Association relating to being a blank check company prior to the consummation of its initial business combination, including, for example, provisions pertaining to a trust account and time limits within which it must consummate an initial business combination. This Proposal is referred to as “Organizational Documents Advisory Proposal 3.”

Organizational Documents Advisory Proposal 4

East Stone’s shareholders are being asked to approve and adopt provisions to be included in Pubco’s Amended and Restated Memorandum and Articles of Association that any vacancy on the board of Pubco shall be filled by an ordinary resolutions of shareholders or the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. This Proposal is referred to as “Organizational Documents Advisory Proposal 4.”

Organizational Documents Advisory Proposal 5

East Stone’s shareholders are being asked to approve and adopt provisions to be included in Pubco’s Amended and Restated Memorandum and Articles of Association that the authorized share capital of Pubco be US$50,000, divided into (a) 100,000,000 Pubco Class A Ordinary Shares and (b) 400,000,000 Pubco Class B Ordinary Shares in each case of US$0.0001 par value per Share. This Proposal is referred to as “Organizational Documents Advisory Proposal 5.”

Reasons for the Approvals of the Organizational Documents Advisory Proposals

Organizational Documents Advisory Proposal 1 (Director Removal)

Pubco’s Amended and Restated Memorandum and Articles of Association provides for a classified board of directors, such that only a specified portion of the directors is to be elected each year. Under Pubco’s Amended and Restated Memorandum and Articles of Association, directors may be removed by an ordinary resolution passed by the shareholders of Pubco or a notice signed by the majority of the co-directors. East Stone’s board of directors believes that such a standard will, in conjunction with the classified nature of the Pubco’s board, make it more difficult for a potential acquiror or other person, group or entity to gain control of the Pubco’s board of directors.

Organizational Documents Advisory Proposal 2 (Calling of Shareholder Meetings)

East Stone’s board of directors believes that meetings of shareholders should be called by the Pubco board of directors or chairman of Pubco’s board of directors to make it more difficult for a potential acquirer or other person, group or entity to gain control of Pubco’s board of directors. The East Stone board of directors further believes that each decision of the shareholders should be made by all shareholders and only after thoughtful consideration of complete information. Information will be provided to shareholders through a proxy statement, and the period between delivery of the proxy statement and the shareholder meeting provides time for consideration of shareholder Proposals.

Organizational Documents Advisory Proposal 3 (SPAC Provisions)

East Stone’s board of directors note that Pubco is not and will not be a blank check company. Accordingly, the East Stone board of directors believes that the blank check provisions that were included in East Stone’s memorandum and articles of association should not be included in Pubco’s Amended and Restated Memorandum and Articles of Association.

Organizational Documents Advisory Proposal 4 (Vacancies on Pubco’s Board)

East Stone’s board of directors believes that, other than at an annual general meeting upon the expiration of the directors’ terms, provisions that vacancies on Pubco’s board may be filled by an ordinary resolutions of shareholders or the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director could make it more difficult for a potential acquirer or other person, group or entity to gain control of Pubco’s board of directors.

Organizational Documents Advisory Proposal 5 (New Capitalization)

The East Stone board of directors believes that the new capitalization provided in Pubco’s Amended and Restated Memorandum and Articles of Association is necessary to accommodate the shares to be issued to East Stone’s shareholders in connection with the Business Combination, the Share Exchange, Pubco’s equity incentive plan, other transactions contemplated by the Business Combination Agreement as well as any future issuance of shares necessary to raise additional capital for Pubco.

Required Vote and Recommendation of the Board

The approval of the Organizational Documents Advisory Proposals will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting. Abstentions and broker non-votes will not have an effect on the Organizational Documents Advisory Proposals.

As discussed above, the Organizational Documents Advisory Proposals are advisory votes and therefore are not binding on East Stone or East Stone’s board of directors. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Advisory Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory votes on the Organizational Documents Advisory Proposals, East Stone intends that Pubco’s Amended and Restated Memorandum and Articles of Association will take effect upon consummation of the Business Combination (assuming approval of the Charter Proposal).

THE EAST STONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EAST STONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS ADVISORY PROPOSALS.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

East Stone is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The unaudited pro forma combined balance sheet as of December 31, 2021 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the year ended December 31, 2021 gives pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period presented. The unaudited pro forma combined balance sheet is presented as of December 31, 2021 and the unaudited pro forma combined statements of operations is presented for the year ended December 31, 2021.

This information should be read together with ICONIQ’s and East Stone’s audited financial statements and related notes, “ICONIQ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “East Stone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of December 31, 2021 has been prepared using the following:

•        ICONIQ’s historical consolidated balance sheet as of December 31, 2021, as included elsewhere in this proxy statement/prospectus,

•        East Stone’s historical consolidated balance sheet as of December 31, 2021, as included elsewhere in this proxy statement/prospectus, and,

The unaudited pro forma combined statement of operations for the year ended December 31, 2021 has been prepared using the following:

•        ICONIQ’s historical consolidated statement of operations for the year ended December 31, 2021, as included elsewhere in this proxy statement/prospectus, and

•        East Stone’s historical consolidated statement of operations for the year ended December 31, 2021, as included elsewhere in this proxy statement/prospectus.

Description of the Transactions

On April 15, 2022, East Stone Acquisition Corporation, a British Virgin Islands business company (“East Stone” or the “Purchaser”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Navy Sail International Limited, a British Virgin Islands company, in the capacity as the representative of East Stone and the shareholders of East Stone immediately prior to Closing from and after the Closing (the “Purchaser Representative”), NWTN Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Pubco”), Muse Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Pubco (the “First Merger Sub”), Muse Merger Sub II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (the “Second Merger Sub”), and ICONIQ Holding Limited, an exempted company incorporated with limited liability in the Cayman Islands.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) the First Merger Sub will merge with and into ICONIQ (the “First Merger”), with ICONIQ surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of ICONIQ being converted into the right to receive shares of Pubco; and (b) the Second Merger Sub will merge with and into East Stone (the “Second Merger”, and together with the First Merger, the “Mergers”), with East Stone surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the outstanding securities of East Stone being converted into the right to receive substantially equivalent securities of the Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions”).

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount to be paid to the shareholders of ICONIQ is $2,500,000,000 and will be paid entirely in shares, comprised of newly issued ordinary shares of the Pubco, with each share valued at the Per Share Price.

As a result of the Mergers, (a) each of the Class A ordinary shares of ICONIQ that are issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into (i) the right to receive 90% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio, and (ii) the contingent right to receive 10% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio in accordance with the Business Combination Agreement. Each Class B ordinary share of ICONIQ that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive the number of Pubco Class B Ordinary Shares equal to the Exchange Ratio; (b) each ordinary share of the Purchaser that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive one Pubco Class B Ordinary Share. Each of outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one Pubco Public Warrant and one Pubco Private Warrant, respectively. Each issued and outstanding Purchaser Right shall be automatically converted into one-tenth of one Pubco Class B Ordinary Share.

Accounting for the Transactions

The Transactions will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, East Stone will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on ICONIQ shareholders expecting to have a majority of the voting power of the combined company, ICONIQ comprising the ongoing operations of the combined entity, ICONIQ comprising a majority of the governing body of the combined company, and ICONIQ’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of ICONIQ issuing share for the net assets of East Stone, accompanied by a recapitalization. The net assets of East Stone will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of ICONIQ.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. ICONIQ and East Stone have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Pubco, First Merger Sub and Second Merger Sub accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of East Stone’s ordinary shares:

•        Scenario 1 — Assuming no redemption of East Stone’s ordinary shares for cash:    This presentation assumes that there is no East Stone shareholders exercise redemption rights with respect to their ordinary shares upon consummation of the Transactions except for the redemption of 361 shares on February 24, 2022; and

•        Scenario 2 — Assuming redemptions of 1,780,533 ordinary shares of East Stone for cash:    This presentation assumes that East Stone shareholders will exercise their redemption rights with respect to a maximum of 1,780,533 ordinary shares in addition to the redemption of 361 shares on February 24, 2022.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are approximately 240,029,717 Ordinary Shares of Pubco (after rounding adjustment) to be issued to the Sellers, such amount calculated (i) using estimated consideration of $2,500,000,000 paid to the Sellers (ii) prior to giving effect to the escrow of consideration in connection with the earnout, and (iii) using a redemption price per share of $10.26 as of December 31, 2021. Upon the completion of the Business Combination, assuming, among other things, that no Public Shareholder exercises redemption rights (prior to giving effect to any warrant exercises and assuming automatic conversion of rights into ordinary shares), Public Shareholders, the Sponsor and other Initial Shareholders, the Sellers, and the PIPE Investors will own approximately 1.6%, 1.4%, 83.4%, and 13.6% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers and their affiliates receive approximately 240,029,717 Ordinary Shares of Pubco, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

If 1,780,533 ordinary shares of East Stone are ultimately redeemed, Public Shareholders, the Sponsor and other Initial Shareholders, the Sellers, and the PIPE Investors are expected to own approximately 1.0%, 1.4%, 84.0%, and 13.6%, respectively, of the Ordinary Shares of Pubco and approximately 0.3%, 0.3%, 95.7% and 3.6%, respectively, of voting power of Pubco following the closing. As such, East Stone shareholders who do not redeem their ordinary shares of East Stone will experience immediate and material dilution upon closing of the Business Combination.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2021

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) East Stone	(B) ICONIQ	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets
Cash and cash equivalents	$38,585	$21,301	$33,504,825	(1)	$429,593,477	$(18,268,264)	(4)	$411,325,213
	—	—	(402,500)	(2)	—	—		—
	—	—	(3,568,734)	(3)	—	—		—
	—	—	400,000,000	(6)	—	—		—
Restricted cash	—	39,196	—		39,196	—		39,196
Deferred offering costs	—	284,660	(284,660)	(3)	—	—		—
Prepaid expenses and other current assets	25,750	7,315,190	—		7,340,940	—		7,340,940
Amounts due from related parties	—	6,205,878	—		6,205,878	—		6,205,878
Total Current Assets	64,335	13,866,225	429,248,931		443,179,491	(18,268,264)		424,911,227

Non-Current assets
Investment held in Trust Account	33,504,825	—	(33,504,825)	(1)	—	—		—
Property and equipment, net	—	33,476	—		33,476	—		33,476
Total Non-current Assets	33,504,825	33,476	(33,504,825)		33,476	—		33,476
Total Assets	33,569,160	13,899,701	395,744,106		443,212,967	(18,268,264)		424,944,703

LIABILITIES
Current liabilities
Accounts payable	—	8,106,757	—		8,106,757	—		$8,106,757
Loans from a third party	—	25,391,607	—		25,391,607	—		25,391,607
Accrued expenses and other current liabilities	1,507,691	28,347,242	—		29,854,933	—		29,854,933
Extension loans – related party	2,760,000	—	—		2,760,000	—		2,760,000
Amounts due to related parties, current	—	7,541,910	631,450	(3)	8,173,360	—		8,173,360
Promissory note payable to shareholders	350,000	—	—		350,000	—		350,000
Promissory note payable – related party	200,000	—	—		200,000	—		200,000
Total Current Liabilities	4,817,691	69,387,516	631,450		74,836,657	—		74,836,657
	—	—	—		—	—		—
Deferred underwriting commission	402,500	—	(402,500)	(2)	—	—		—
Derivative warrant liabilities	3,008,000	—	—		3,008,000	—		3,008,000
Derivative liabilities of forward share purchase, an option to sell 2,923,974 redeemable ordinary shares, no par value, at December 31, 2021	2,069,000	—	(2,069,000)	(7)	—	—		—
Total Liabilities	10,297,191	69,387,516	(1,840,050)		77,844,657	—		77,844,657

Commitments and Contingencies	—	—	—		—	—		—
Ordinary shares subject to possible redemption, no par value, 3,265,105 at December 31, 2021, at redemption value $10.26 per share	33,499,977	—	(33,499,977)	(4)	—	—		—

SHAREHOLDERS’ DEFICITS
Ordinary Shares	3,838,301	—	(3,838,301)	(5)	—	—		—
Class A Ordinary Shares		5,000	(1,728)	(5)	3,272	—		3,272
Class B Ordinary Shares	—	28,516	(3,028)	(5)	25,488	(178)	(5)	25,310
Subscription receivable	—	(2,717)	—		(2,717)	—		(2,717)
Additional paid in capital	—	208,979,584	(916,110)	(3)	631,340,199	—		613,072,113
	—	—	33,499,977	(4)	—	(18,268,264)	(4)	—
	—	—	(10,223,252)	(5)	—	178	(5)	—
	—	—	400,000,000	(6)	—	—		—
Retained earnings (accumulated deficit)	(14,066,309)	(251,515,328)	(3,568,734)	(3)	(253,015,062)	—		(253,015,062)
	—	—	14,066,309	(5)	—	—		—
	—	—	2,069,000	(7)	—	—		—
Accumulated other comprehensive loss	—	(10,035,875)	—		(10,035,875)	—		(10,035,875)
Non-controlling interests	—	(2,946,995)	—		(2,946,995)	—		(2,946,995)
Total Shareholders’ Deficits	(10,228,008)	(55,487,815)	431,084,133		365,368,310	(18,268,264)		347,100,046
Total liabilities, ordinary shares subject to possible redemption and shareholders’ deficits	33,569,160	13,899,701	395,744,106		443,212,967	(18,268,264)		424,944,703

Unaudited Pro Forma Combined Balance Sheet Adjustments

The pro forma adjustment to the unaudited combined pro forma balance sheet consists of the following:

____________

(A)     Derived from the audited balance sheet of East Stone as of December 31, 2021.

(B)     Derived from the audited balance sheet of ICONIQ as of December 31, 2021.

(1)      Reflects the release of cash from cash and investment held in the Trust Account.

(2)      Reflects the settlement of $0.4 million of deferred underwriting commission incurred during the East Stone IPO due upon completion of the business combination.

(3)      Reflects an adjustment of $3.57 million to reduce cash and $0.92 million to reduced deferred offering costs (including $0.28 million already reflected on ICONIQ’s historical financial statement, and $0.63 million transaction costs to be incurred and will be paid by related parties on behalf of ICONIQ) for transaction costs expected to be incurred by East Stone and ICONIQ in relation to the Business Combination and Private Placement, including advisory, banking, printing, legal and accounting services. As part of the Business Combination, $3.57 million was expensed and recorded in accumulated deficit, and the remaining $0.92 million was determined to be deferred offering costs and offset to additional-paid-in capital.

(4)      In Scenario 1, which reflects the redemption of 361 shares on February 24, 2022, and assumes no further East Stone shareholders exercise their redemption rights, all East Stone shares previously subject to redemption for cash amounting to $33.50 million would be transferred to shareholders’ equity.

In Scenario 2, which assumes the same facts as described in Items 1 and 2 above, but also assumes that in addition to the redemption of 361 shares on February 24, 2022, the maximum number of East Stone shares at 1,780,533 are redeemed for cash by East Stone shareholders, cash required at $18.27 million would be paid out in cash, while maintaining a minimum cash balance of $5,000,001 at Closing, in order to have $5,000,001 of net tangible assets at Closing.

(5)      Reflects 1) recapitalization of ICONIQ thru issuance of East Stone shares and eliminate East Stone historical accumulated earnings; 2) the contribution of all the share capital in ICONIQ to East Stone.

(6)      Reflects cash proceeds from the subsequent Private Placement in the amount of $200 million in April 2022 and another $200 million in June 2022. The corresponding offset to additional-paid-in-capital upon completion of the business combination.

(7)      Reflects the reversal of forward purchase agreements related to JHD transactions, assuming the ICONIQ transaction occurred as of December 31, 2021.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) East Stone	(B) ICONIQ	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments	Pro Forma Income Statement
Revenues	$—	$—	$—		$—	$—	$—
Formation and operating costs	(2,059,243)	—	(3,568,734)	(2)	(5,627,977)	—	(5,627,977)
Operating loss	(2,059,243)	—	(3,568,734)		(5,627,977)	—	(5,627,977)
General and administrative expenses	—	(10,041,684)	—		(10,041,684)	—	(10,041,684)
Research and development expense	—	(724,700)	—		(724,700)	—	(724,700)
Total operating expenses	(2,059,243)	(10,766,384)	(3,568,734)		(16,394,361)	—	(16,394,361)

Other income (expense):
Other expenses	—	(318,392)	—		(318,392)	—	(318,392)
Financial income, net	13,076	(1,980,044)	(13,076)	(1)	(1,980,044)	—	(1,980,044)
Change in fair value of derivative warrant liabilities	(775,900)	—	—		(775,900)	—	(775,900)
Expenses of forward share purchase	(3,723,000)	—	3,723,000	(4)	—	—	—
Change in fair value of derivative forward share purchase	1,654,000	—	(1,654,000)	(4)	—	—	—
Total other expense	(2,831,824)	(2,298,436)	2,055,924		(3,074,336)	—	(3,074,336)

Loss before provision for income taxes	(4,891,067)	(13,064,820)	(1,512,810)		(19,468,697)	—	(19,468,697)
Income tax benefit	—	—	—		—	—	—
Net loss	(4,891,067)	(13,064,820)	(1,512,810)		(19,468,697)	—	(19,468,697)
Less: Net loss contributed to noncontrolling interests	—	(675,869)	—		(675,869)	—	(675,869)
Net loss contributed to shareholders	(4,891,067)	(12,388,951)	(1,512,810)		(18,792,828)	—	(18,792,828)

Weighted average shares outstanding of ordinary shares	—	335,164,567	(47,565,252)	(3)	287,599,315	(1,780,533)	285,818,782
Weighted average shares outstanding of redeemable ordinary shares	12,876,393	—	(12,876,393)		—	—	—
Basic and diluted net loss per ordinary share	$(0.29)	$(0.04)	—		$(0.07)		$(0.07)
Weighted average shares outstanding of non-redeemable ordinary shares	3,903,500	—	—		—		—
Basic and diluted net loss per ordinary share	(0.29)	—	—		—		—

Notes and adjustment to Unaudited Pro Forma Condensed combined Statement of Operations

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

____________

(A)     Derived from East Stone’s audited consolidated statement of operations for the year ended December 31, 2021.

(B)     Derived from the audited statement of operations of ICONIQ for the year ended December 31, 2021.

(1)      Represents an adjustment to eliminate interest income related to cash and investment held in Trust Account.

(2)      Reflects the estimated transaction costs of $3.57 million as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(3)      The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the initial public offering occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

(4)      Reflects the reversal of forward purchase agreements related to JHD transactions, assuming the ICONIQ transaction occurred as of December 31, 2021.

Shares calculation

The following presents the calculation of basic and diluted weighted average shares outstanding assuming two alternative levels of conversion for the years ended December 31, 2021:

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
East Stone public shares	3,264,744 *	1,484,211
East Stone public right	1,380,000	1,380,000
East Stone shares held by Founders	3,450,000	3,450,000
East Stone shares underlying Private Placement Units held by IPO PIPE Shareholders	350,000	350,000
East Stone shares to which IPO PIPE Shareholders will be entitled under the Private Rights underlying Private Placement Units	35,000	35,000
East Stone Shares held by Representatives	103,500	103,500
Shares issued to ICONIQ shareholders in Business Combination	240,029,717	240,029,717
Shares issued to the PIPE Investors	38,986,354**	38,986,354
Weighted average Post-combination Pubco shares outstanding	287,599,315	285,818,782

Percent of shares owned by existing public holders of East Stone share	1.6%	1.0%
Percent of shares owned by East Stone Founder	1.2%	1.2%
Percent of shares owned by the Sponsor and other Initial Shareholders	0.2%	0.2%
Percent of shares owned by existing holders of ICONIQ share	83.4%	84.0%
Percent of shares owned by the PIPE Investors	13.6%	13.6%
	100.0%	100.0%

____________

*        3,264,744 shares under Scenario 1 derive from the 3,265,105 shares outstanding as of December 31, 2021, minus redemption of 361 shares on February 24, 2022.

**      38,986,354 shares issued to the PIPE Investors derive from a $200 million PIPE investment in April 2022 and another $200 million PIPE investment in June 2022 to be received upon the consummation of the Business Combination divided by $10.26 per share.

Net loss per share

The weighted average shares outstanding and net loss per share information give pro forma effect to Business Combination and the other transactions contemplated by the Business Combination Agreement as if they had occurred on January 1, 2021.

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the sum of the East Stone post-combination weighted average number of redeemable shares outstanding of 3,265,105 and non-redeemable shares outstanding of 3,903,500 under both scenarios for the year ended December 31, 2021 adjusted by (a) approximately 240,029,717 consideration shares estimated, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment), to be issued in connection with the Business Combination; (b) approximately 38,986,354 consideration shares estimated, derived from a $200 million PIPE investment in April 2022 and another $200 million PIPE investment in June 2022 to be received upon the consummation of the Business Combination divided by $10.26 per share; (c) fully exercise of public share rights of 1,380,000 shares and private share rights of 35,000 shares, (d) redemption of 361 shares on February 24, 2022, and (e) redemption of nil shares under no redemption scenario and 1,780,533 shares under maximum redemption scenario.

For the purposes of calculating the weighted average number of shares of Pubco ordinary shares outstanding, the effects of outstanding warrants and exchangeable units to purchase ordinary shares and employee share option plans were not considered in the calculation of diluted loss per share, since the inclusion of such warrants and options would be anti-dilutive.

	Adjustment for Merger Assuming No Redemptions	Adjustment for Merger Assuming 1,780,533 Shares Redemptions
Post-combination weighted average shares of redeemable ordinary share	3,265,105	3,265,105
Post-combination weighted average outstanding shares of non-redeemable shares	3,903,500	3,903,500
Add: Closing merger consideration payable in shares to ICONIQ shareholders	240,029,717	240,029,717
Add: Closing merger consideration payable in shares to PIPE Investors	38,986,354	38,986,354
Add: Closing merger share rights exercised	1,415,000	1,415,000
Less: shares redeemed on February 24, 2022	(361)	(361)
Less: shares assumed to be redeemed	—	(1,780,533)
Post-Combination weighted average shares outstanding	287,599,315	285,818,782

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for ICONIQ and East Stone on a stand-alone basis and the unaudited pro forma combined share information for the year ended December 31, 2021 after giving effect to the Transactions,

(1)    assuming no East Stone shareholders exercise redemption rights with respect to their ordinary shares upon the consummation of the Transactions except for the shares redeemed on February 24, 2022; and

(2)    assuming that East Stone shareholders exercise their redemption rights with respect to a maximum of 1,780,533 ordinary shares upon consummation of the Transactions in addition to the shares redeemed on February 24, 2022.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of East Stone and ICONIQ and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of East Stone and ICONIQ would have been had the companies been combined during the periods presented.

	East Stone (Historical)	ICONIQ (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 1,780,533 Shares Redemptions)
As of and for the year ended December 31, 2021
Shares outstanding
Weighted average shares outstanding of redeemable ordinary shares	12,876,393	—	—	—
Weighted average shares outstanding of nonredeemable ordinary shares	3,903,500	335,164,567	—	—
Post-Combination weighted average shares outstanding	—	—	287,599,315	285,818,782
Preferred shares	—	—	—	—
Book value per share	$(0.79)	$(0.17)	$1.27	$1.21
Net loss per ordinary share
Basic and diluted	$(0.29)	$(0.04)	$(0.07)	$(0.07)
Cash dividends declared per share	$—	$—	$—	$—

THE EQUITY INCENTIVE PLAN PROPOSAL

We are seeking stockholder approval for the Pubco 2022 Equity Incentive Plan, which we refer to herein as the “2022 Plan,” a copy of which is included as [Annex *]. Both of the Boards of Directors of East Stone and Pubco have approved the 2022 Plan on [*], 2022 and [*], 2022, respectively. The 2022 Plan was approved by [*], as the sole shareholder of Pubco, on, [*] 2022. The 2022 Plan is being adopted in connection with the Business Combination and will become effective on the earlier of immediately prior to the Effective Time and the business day immediately prior to the “Registration Date”, which is the effective date of the first registration statement filed by Pubco and declared effective under Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any class of Pubco securities. The 2022 Plan is subject to the approval by East Stone stockholders before or within twelve (12) months after the date the 2022 Plan is adopted by the Board. If the 2022 Plan is not approved by the East Stone stockholders, it will not become effective and no awards will be granted thereunder.

The 2022 Plan, if approved by East Stone stockholders, will allow Pubco to provide equity awards as part of Pubco’s compensation program, an important tool for motivating, attracting and retaining talented employees and for providing incentives that promote Pubco’s business and increased shareholder value. Non-approval of the 2022 Plan will compel Pubco to increase the cash component of employee compensation following the Closing to continue to attract and retain key employees.

Both of the Boards of Directors of East Stone and Pubco have determined that long-term incentive compensation programs help align more closely the interests of management and employees with shareholders to support the creation of long-term shareholder value. Equity plans such as the 2022 Plan increase Pubco’s ability to achieve this objective and, by allowing for several different forms of long-term incentive awards, helps Pubco to recruit, reward, motive, and retain talented personnel. Both of the Boards of East Stone and Pubco believe that the approval of the 2022 Plan is essential to Pubco’s continued success, and in particular, Pubco’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which Pubco will compete. Such awards also are crucial to Pubco’s ability to motivate employees to achieve its goals.

Certain Key Plan Provisions

The 2022 Plan will continue until terminated by the Pubco Board or any committee authorized by the Pubco Board.

The 2022 Plan provides for the grant of stock options, both incentive stock options and nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards.

[*] Pubco Ordinary Shares will be authorized for issuance pursuant to awards under the 2022 Plan.

The 2022 Plan provides for an automatic share reserve increase feature, whereby the share reserve will be increased automatically on the first day of each fiscal year beginning with the 2022 fiscal year, in an amount equal to the lesser of (i) a number equal to [*]% of the aggregate number of shares of Pubco Ordinary Shares outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares as is determined by the Pubco Board. [The automatic share reserve feature and any provisions that are or would create a “formula” plan for purposes of the Nasdaq listing requirements will operate only until the ten-year anniversary of the earlier of the initial adoption of the 2022 Plan by the Pubco Board or the approval of the 2022 Plan by Pubco shareholders, and therefore no automatic share reserve increase will be added after the increase on the first day of Pubco’s 2031 fiscal year.]

The 2022 Plan will be administered by the Pubco Board or any committee authorized by the Pubco Board.

Summary of the 2022 Plan

The following paragraphs provide a summary of the principal features of the 2022 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2022 Plan and is qualified in its entirety by the specific language of the 2022 Plan. A copy of the 2022 Plan is attached to this proxy statement/prospectus/information statement as [Annex *].

Purposes of the 2022 Plan

The purposes of the 2022 Plan will be to attract and retain the best available personnel for positions of substantial responsibility with Pubco or any parent or subsidiary of Pubco; to provide additional incentive to eligible employees, directors, and consultants; and to promote the success of the Pubco business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the 2022 Plan may determine.

Eligibility

The 2022 Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to Pubco’s employees and any of its parent and subsidiary corporations’ employees, and the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards to employees, directors and consultants of Pubco and employees, directors and consultants of any of its parents or subsidiaries.

For the avoidance of doubt, the administrator may grant awards to any of the foregoing service providers, including individuals who may be considered “related parties” under the New York Stock Exchange listing rules, including as consideration in a transaction or series of related transactions in which a related party has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in Pubco or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions. Following the Closing, we expect Pubco and its subsidiaries to have, collectively, non-employee directors and approximately [*] employee (including employee directors) and [*] consultants. Each of these individuals would be eligible to be selected to receive an award under the 2022 Plan if selected by the administrator.

Authorized Shares

Subject to the adjustment provisions contained in the 2022 Plan and the evergreen provision described below, a total of [*] Pubco Ordinary Shares will be reserved for issuance pursuant to the 2022 Plan. The number of shares available for issuance under the 2022 Plan also will include an automatic annual increase, or the evergreen feature, on the first day of each of Pubco’s fiscal years, beginning with Pubco’s fiscal year 2022 and ceasing as described below, equal to the lesser of:

•        a number of shares equal to [*]% of the total number of all outstanding shares of all classes of Pubco’s Ordinary Shares as of the last day of the immediately preceding fiscal year; or

•        such number of shares as the Pubco Board may determine.

The evergreen feature and any provisions that are or would create a “formula” plan for purposes of the New York Stock Exchange listing requirements will operate only until the ten year anniversary of the earlier of the initial adoption of the 2022 Plan by the Pubco Board or the approval of the 2022 Plan by Pubco shareholders, and therefore no automatic share reserve increase under the evergreen feature will be added after the increase on the first day of Pubco’s 2031 fiscal year. Shares issuable under the 2022 Plan may be authorized, but unissued, or reacquired Pubco Ordinary Shares. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below, and other than to the extent the exchange program includes an exchange or transfer of previously granted restricted stock), or, with respect to restricted stock, restricted stock units, or performance awards, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or, for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2022 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2022 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2022 Plan. Shares that actually have been issued under the 2022 Plan under any award will not be returned to the 2022 Plan; except if shares issued pursuant to awards of restricted stock, restricted stock units, or performance awards are repurchased or forfeited due to failure to vest, such shares will become available for future grant under the 2022 Plan. Shares subject to an award (other than a restricted stock award) withheld to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to such award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the 2022 Plan) will become available for future grant or sale under the 2022 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2022 Plan. Subject to the capitalization adjustment provisions included in the 2022 Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal to the aggregate number of Pubco Ordinary Shares reserved for issuance under the 2022 Plan pursuant to the “Shares Subject to the Plan” section, plus the Pubco Ordinary Shares that become available for issuance under the 2022 Plan pursuant to the annual evergreen feature.

In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation or any successor or replacement accounting standard) that causes the per share value of a Pubco Ordinary Share to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, the administrator of the 2022 Plan, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2022 Plan, will adjust the number and class of shares that may be delivered under the 2022 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2022 Plan. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of Pubco, such equitable adjustments described in the foregoing sentence may be made to the extent and in a manner as determined to be appropriate and equitable by the administrator to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan. In either case, the decision of the administrator regarding any such adjustment shall be final, binding and conclusive.

Plan Administration

The Pubco Board or any committee authorized by the Pubco Board will have authority to administer the 2022 Plan. In addition, to the extent it is desirable to qualify transactions under the 2022 Plan as exempt under Rule 16b-3 of the Exchange Act, the committee and such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2022 Plan, the administrator has the power to administer the 2022 Plan and make all determinations deemed necessary or advisable for administering the 2022 Plan, including but not limited to, the power to determine the fair market value of Pubco Ordinary Shares, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the 2022 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2022 Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the 2022 Plan, including creating sub-plans, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. For the avoidance of doubt under the New York Stock Exchange listing rules, the administrator has authority to grant awards under the 2022 Plan to any eligible individual, which awards may cover in excess of five percent (5%) of the number of all classes of ordinary shares of Pubco and/or five percent (5%) of the voting power of Pubco outstanding before the issuance of the applicable award. The administrator has the power, to the extent permitted by applicable laws, to delegate functions to subcommittees comprised of members of the Pubco Board or other individuals satisfying applicable laws (which may include Employees). Without obtaining the consent of the applicable participant or approval by the Pubco shareholders, the administrator also has the authority to allow participants the opportunity under an exchange program to transfer outstanding awards granted under the 2022 Plan to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards granted under the 2022 Plan may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award granted under the 2022 Plan is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants and other parties and will be given the maximum deference permitted by applicable law.

Stock Options

Stock options may be granted under the 2022 Plan. Except with respect to substitute awards granted in connection with certain corporate transactions, the per share exercise price of options granted under the 2022 Plan must be equal to at least 100% of the fair market value of a Pubco Ordinary Share on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of Pubco’s (or any of its parents’ or subsidiaries’) outstanding shares, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a Pubco Ordinary Share on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, Pubco Ordinary Shares or other shares of another class of Pubco’s Ordinary Shares, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the vested portion of the option will remain exercisable for six months; if such cessation is due to termination of service for cause, the Shares covered by the option (including both the vested and the unvested portion of the option) will immediately revert to the 2022 Plan on the date of such termination. In all other cases, in the absence of a specified time in an award agreement, the vested portion of the option will remain exercisable for three months following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the terms of options. Until the Ordinary Shares are issued (as evidenced by the appropriate entry in the Register of Members of Pubco or on the books of Pubco or of its duly authorized transfer agent), the participant will not have any right to vote or receive dividends or have any other rights as a shareholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2022 Plan, as summarized further above. The exercise of any option under the 2022 Plan shall be subject to Pubco having a sufficient number of authorized shares available to cover such exercise, including that Pubco shareholders shall have approved, in accordance with applicable laws.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2022 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Pubco Ordinary Shares between the exercise date and the date of grant. The term of a stock appreciation right may not exceed ten years. After the cessation of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the vested stock appreciation rights will remain exercisable for six months following the cessation of service. In all other cases, in the absence of a specified time in an award agreement, the vested stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with Pubco Ordinary Shares, or a combination of both. Except with respect to substitute awards granted in connection with certain corporate transactions, the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. Until shares are issued under a stock appreciation right, the participant will not have any right to vote or receive dividends or have any other rights as a shareholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2022 Plan, as summarized further above.

Restricted Stock

Restricted stock may be granted under the 2022 Plan. Restricted stock awards are grants of Pubco Ordinary Shares that may have vesting requirements under any such terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2022 Plan, will determine the terms and conditions of such awards, although the consideration paid by the recipient for the restricted stock will be at least the par value of the shares. The administrator may impose whatever restrictions on transferability, forfeiture provisions or other restrictions or vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may determine that an award of restricted stock will be fully vested and will not be subject to any period of restriction or other vesting or restriction requirement or provision, and/or that consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted stock awards generally will have voting rights and rights to dividends and other distributions with respect to such shares upon grant, unless the administrator provides otherwise. If such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the share of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units may be granted under the 2022 Plan. Each restricted stock unit is a bookkeeping entry representing an amount equal to the fair market value of one Pubco Ordinary Share. Subject to the provisions of the 2022 Plan, the administrator determines the terms and conditions of restricted stock units, including any vesting criteria and the form and timing of payment, although the consideration paid by the recipient for payment of the restricted stock units will be at least the par value of the shares to be paid to the individual. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Awards

Performance awards may be granted under the 2022 Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or shares. Each performance award will have an initial value that is determined by the administrator. Subject to the terms and conditions of the 2022 Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service) or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both, as set forth in the award agreement. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Employee Directors

All outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under the 2022 Plan. The 2022 Plan provides that in any given fiscal year of Pubco, no outside director may be granted any equity awards (including equity awards under the 2022 Plan) (the value of which will be based on their grant date fair value) and be provided any cash retainers for service as an outside director in amounts that, in the aggregate, exceed $750,000, provided that in the Pubco’s fiscal year of the individual’s initial service as a non-employee director, such amount is increased to $1,000,000. For the purposes of this maximum limit provision, the grant date fair values of awards granted under the 2022 Plan will be determined according to U.S. GAAP. Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), or prior to the Registration Date, will not count toward this limit. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to the outside directors under the 2022 Plan in the future.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2022 Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of Pubco, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2022 Plan provides that in the event of a merger of Pubco with or into another corporation or entity or a “change in control” (as defined in the 2022 Plan), each outstanding award will be treated as the administrator (as constituted prior to the merger or change in control) determines, without a participant’s consent. The administrator may provide that awards granted under the 2022 Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested and exercisable or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash, other property or other consideration, or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.

If a successor corporation does not so assume or substitute a substantially equivalent award for any outstanding award (or a portion of such award), then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable, if applicable, for a specified period before the transaction, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator. The award (or its applicable portion) will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to awards granted to an outside director while such individual was an outside director that, in the event of a change in control, are assumed or substituted for equity awards of the acquirer, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant (unless such resignation is at the request of the acquirer), then the participant will fully vest in and have the right to exercise outstanding options and/or stock appreciation rights as to all of the Shares underlying such award, including those Shares which otherwise would not be vested or exercisable, all restrictions on other outstanding Awards will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement, a Pubco policy related to director compensation, or other written agreement authorized by the administrator.

Forfeiture and Clawback

Awards will be subject to any clawback policy adopted by Pubco and in effect as of the date of grant or any clawback policy of which we are required to adopt pursuant to the listing standards of any national securities exchange or association on which Pubco securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit or return to Pubco or reimburse Pubco for all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of Pubco as described in the first sentence of this paragraph or with applicable laws.

Amendment or Termination

The 2022 Plan will become effective upon the later to occur of (a) its adoption by the Pubco Board, and (b) the earlier of the time as of immediately prior to the Effective Time and the business day immediately prior to the Registration Date. The 2022 Plan will continue in effect until terminated by the administrator. However, no incentive stock options may be granted after the ten year anniversary of the earlier of the adoption of the 2022 Plan by the Pubco Board or the approval of the 2022 Plan by the Pubco shareholders, and the evergreen feature of the 2022 Plan will terminate on the ten year anniversary of the earlier of the adoption of the 2022 Plan by the Pubco Board or the approval of the 2022 Plan by Pubco shareholders. In addition, the administrator will have the authority to amend, suspend, or terminate the 2022 Plan or any part of the 2022 Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2022 Plan. The summary is based on existing U.S. laws and regulations as of [*], and there can be no assurance that those laws and regulations will not change in the future (including retroactively). The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non U.S. jurisdiction in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Incentive Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant or exercise of an option that qualifies as an incentive stock option under Section 422 of the Code, except for purposes of the alternative minimum tax with respect to option exercises. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the date of exercise of the option, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise of the option (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized with respect to the share disposition, there will be no ordinary income, and such loss will be a capital loss.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the date of exercise of the option is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise (unless the shares are disposed of in the same year as the option exercise). In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits.

Nonstatutory Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant of such an option. However, upon exercising the option, the participant generally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale or other disposition of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

Stock Appreciation Rights

In general, no taxable income for ordinary income tax purposes is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received or any cash delivered to the participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income at the time the restrictions (if any) constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant, pursuant to Section 83(b) of the Code, may elect to accelerate the ordinary income tax event to the date of acquisition of the shares by filing an election with the IRS generally no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Units and Performance Awards

There generally are no immediate tax consequences of receiving an award of restricted stock units or a performance award. A participant who is granted restricted stock units or performance awards generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued and the amount of any cash paid to such participant at the time of settlement of the award following vesting. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Section 409A; Section 457A

Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards with a deferral feature granted under the 2022 Plan to a participant subject to U.S. income tax will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income (including amounts payable under any aggregate arrangements), as well as interest on such deferred compensation. In addition, Section 457A of the Code generally provides that any compensation that is deferred under a nonqualified deferred compensation plan sponsored by certain entities that are considered to be a nonqualified entity is includible in gross income when there is no substantial risk of forfeiture of the rights to such compensation.

Medicare Surtax

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of Pubco Ordinary Shares issued pursuant to awards under the 2022 Plan. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for Pubco

Pubco generally will be entitled to a tax deduction in connection with an award under the 2022 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to the Pubco chief executive officer and certain current and former “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND PUBCO WITH RESPECT TO AWARDS UNDER THE 2022 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. JURISDICTION IN WHICH THE PARTICIPANT MAY RESIDE.

New Plan Benefits; Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the 2022 Plan is in the discretion of the administrator and therefore cannot be determined in advance. As of [*], 2022, the closing price of a share of East Stone Ordinary Shares was $ [*], and the fair market value of a share of ICONIQ’s Ordinary Shares, as determined by the ICONIQ board of directors, was $ [*] as of the same date. East Stone previously has not sponsored an equity incentive plan, and, therefore, the aggregate number of Pubco Ordinary Shares which would have been received by or allocated to the Pubco named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all other current employees who are not executive officers, as a group is not determinable. Pubco officers and non-employee directors will be eligible to receive future awards under the 2022 Plan, and therefore, our executive officers and non-employee directors have an interest in the approval of the 2022 Plan by the East Stone stockholders.

Interests of East Stone’s Directors and Officers in the Equity Incentive Plan Proposal

When you consider the recommendation of the East Stone Board in favor of approval of the 2022 Plan, you should keep in mind that certain of East Stone’s board of directors and officers have interests in the 2022 Plan that are different from, or in addition to, your interests as a stockholder or warrant holder, including, among other things, the existence of financial and personal interests. See the section entitled “The Business Combination — Interests of East Stone’s Directors and Officers in the Business Combination” for a further discussion.

Vote Required for Approval

The Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Share Issuance Proposal at the special meeting.

The Equity Incentive Plan Proposal will be approved and adopted if the holders of a majority of the shares of East Stone Ordinary Shares represented in person online or by proxy and voted thereon at the special meeting vote “FOR” the Equity Incentive Plan Proposal. Failure to vote by proxy or to vote in person online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Equity Incentive Plan Proposal.

Recommendation of East Stone’s Board of Directors

EAST STONE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

THE SHARE ISSUANCE PROPOSAL

At the Meeting, East Stone may ask its shareholders to vote upon and approve, for purposes of complying with applicable Listing Rules of Nasdaq, the issuance of (a) approximately 248,612,961 newly issued ordinary shares in the Business Combination, (b) up to             shares to investors in the PIPE Investment and (c) an aggregate of up to approximately 97,466 ordinary shares issuable upon conversion of certain convertible notes issued to East Stone in favour of ICONIQ upon maturity in accordance with its terms and the Business Combination Agreement.

Nasdaq Listing Rule 5635(a) requires shareholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of ordinary shares of East Stone or the voting power outstanding before the transaction. East Stone currently has 7,168,244 ordinary shares issued and outstanding.

Reasons for the Approval for Purposes of NASDAQ Rule 5635

East Stone is seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and: (i) the common stock has or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

As described above, Pubco will issue ordinary shares in connection with the Business Combination, including (a) approximately 248,612,961 newly issued ordinary shares in the Business Combination, (b) up to             shares to investors in the PIPE Investment and (c) an aggregate of up to approximately 97,466 ordinary shares issuable upon conversion of certain convertible notes issued to East Stone in favour of ICONIQ upon maturity in accordance with its terms and the Business Combination Agreement.

Effect of the Proposal on Current Shareholders

In the event that this Proposal is approved by East Stone shareholders, and the Business Combination is consummated, then the resulting potential issuance of all of the ordinary shares approved pursuant to this Proposal assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, Public Shareholders, the Sponsor and other Initial Shareholders, the Sellers and the PIPE Investors, will own approximately 1.6%, 1.4%, 83.4% and 13.6%, of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers receive approximately 240,029,717 Ordinary Shares of Pubco, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

In the event that this Proposal is approved by East Stone shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of ordinary shares pursuant to the Business Combination Agreement, Pubco will not issue such shares.

Required Vote and Recommendation of the Board

The approval of the Share Issuance Proposal will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting. Abstentions and broker non-votes will not have an effect on the Share Issuance Proposal. The Share Issuance Proposal will not be submitted if the Business Combination Proposal or the Charter Proposal is not approved and will also not be submitted unless required under Nasdaq rules.

THE EAST STONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EAST STONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

DIRECTOR ELECTION PROPOSAL

East Stone’s board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to East Stone’s first annual meeting of stockholders) serving a two-year term. Pursuant to East Stone’s memorandum and articles of association, prior to the initial business combination, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second annual meeting of the shareholders after their election. For purposes of East Stone’s memorandum and articles of association, the special meeting in lieu of an annual meeting is serving as East Stone’s first annual general meeting of shareholders. The terms of East Stone’s current Class I directors terminate will expire at East Stone’s first annual meeting. The East Stone board has therefore nominated Xiaoma (Sherman) Lu, Sanjay Prasad and William Zielke, for election as East Stone Class I directors.

In connection with the closing of the Business Combination, we anticipate that Messrs. Lu, Hao, Prasad, Cashel and Zielke (the “Resigning Directors”) will submit their resignations from their positions as member of East Stone’s Board and of any committee thereof (conditioned upon and effective as of the consummation of the Business Combination) and will appoint Messrs. Lu and Cashel to the Pubco board, effective as of immediately after the consummation of the Business Combination. See the section entitled “Management of Pubco Following the Business Combination.”

The directors who are elected as Class I directors will be elected to serve on East Stone’s Board until the earlier of the consummation of the Business Combination and the time of East Stone’s annual meeting in 2023, or until their earlier resignation, removal or death. The election of these directors is not contingent upon approval of the Business Combination. The Director Election Proposal is being presented to shareholders so that in the event the Business Combination is not consummated, East Stone’s Class I directors may be re-elected. If the Business Combination is consummated, East Stone will become a wholly-owned subsidiary of Pubco, upon which all members of the board of directors of East Stone will resign.

East Stone’s Board of Directors has nominated Xiaoma (Sherman) Lu, Sanjay Prasad and William Zielke for election as Class I Directors. The following sets forth information regarding each nominee.

Mr. Xiaoma (Sherman) Lu has served as our Chief Executive Officer since our inception and one of our directors since February 2020. Mr. Lu is a founding partner and has been a managing director of East Stone Capital Limited, a private equity firm focusing on emerging industries, since October 2017. From January 2017 to November 2017, Mr. Lu served as the executive vice president of Kangde Investment Group, a Chinese company engaging in new energy and financial services and capital investment. Prior to that, Mr. Lu served as the chief executive officer of Wanda Investment Company and vice president of Wanda Financial Group, the investment and financial arms of Wanda Group, a Chinese multinational conglomerate in the real estate, hospitality, retailing, entertainment and heath care, responsible for business expansion, capital investment, and cross board merger and acquisition in commercial real estate and entertainment business from May 2015 to December 2016. Mr. Lu served as the executive vice president of Shenzhen Stock Exchange, one of the two primary stock exchanges in China, overseeing public company governance, product development and international businesses from November 2012 to May 2015. Prior to Shenzhen Stock Exchange, Mr. Lu was a full-time non-executive board director at China Construction Bank from August 2010 to November 2012. Mr. Lu has also served in various positions and in different functions at State Street Corporation (NYSE: STT) from May 2005 to August 2010, a financial services and bank holding company headquartered in Boston with operations worldwide. Currently, Mr. Lu serves as independent director on the boards of Yango Group Co., Ltd. (000671.SZ), a China-based company principally engaged in real estate development, Sailing Henan Investment, a private investment company, and Bank of China International (China) Co, Limited (601696.SH), an affiliate of Bank of China, which offers investment banking and securities brokerage services in China. Since October 2020, Mr. Lu served as an independent director on the board of Forgame Holdings Limited (HK.0484), a China-based gaming, trading and development company. Mr. Lu received his Bachelor’s and Master’s degree in thermal engineering from Tsinghua University in Beijing, China and an MBA degree from Boston College. Mr. Lu is well qualified to serve as a director due to his extensive experience in finance and investment management across various industries.

Mr. Sanjay Prasad has been serving as one of our directors since February 2020. He has been the founder, chief executive officer and president of Global Business Dimensions Inc., a manufacturer, seller and distributor of PC components, semiconductor and consumer electronic products, since June 1994. Mr. Prasad also founded Cinemagic Entertainment, a home cinema and audio video installation company, in June 2006 and Buyonlineled.com, a seller of LED lighting products, in April 2017. Mr. Prasad is a member of the New Jersey District Export Council. Mr. Prasad has helped numerous companies export their products overseas providing guidance on financing, export license controls and help in marketing to Asia, Europe and Middle East. Mr. Prasad received his Bachelor’s degree in industrial engineering from BIT India, Master’s degree in industrial engineering from Kansas State University and an MBA degree from Adelphi University. Mr. Prasad is well qualified to serve as a director due to his extensive experience in entrepreneurship and management across various countries.

Mr. William Zielke has been serving as one of our directors since February 2020. He has been the Managing Partner of Automotive Advisory Partners LLC (“AAP”) since 2006, providing consulting services to companies in North American, Europe, China and Southeast Asia. Since November 2015, Zielke has been a member of the Board of Directors of DEEC Inc., a company focused on development of innovative high technology automotive products such as hydrogen injection into the combustion chamber of internal combustion engines and advanced Thermal Management Systems. From May 2010 to April 2013, Mr. Zielke served initially as Board of Directors and Co-Chair of the Audit Committee, and later on served as Chief Executive Officer of Tongxin International Ltd. (“Tongxin”). Prior to formation of AAP, Zielke was employed by General Motors (Delphi after the spinoff from GM). Zielke was assigned to included Diesel Equipment, Rochester Products, AC Rochester, GM Europe (GM Luxembourg), AC Delco Systems, Delphi Energy and Engine Management Systems, Delphi Energy and Chassis Systems, and ACG Holdings. Functions performed by Zielke included Sales (OEM and Aftermarket), Marketing (OEM and Aftermarket), Business Development (Mergers and Acquisitions), Intellectual Property Management, and Manufacturing. Zielke received a BBA degree from the University Of Wisconsin — Whitewater and an MBA from Loyola University of Chicago. Additional Executive education was completed at Northwestern University (Vevey, Switzerland), INSEAD (Fontainebleau France), Duke, Thunderbird, and University of Michigan. Mr. Zielke is well qualified to serve as a director due to his extensive experience in operations and management.

Vote Required for Approval

If a quorum is present, directors are elected by the affirmative vote of a majority of the votes cast, in person or by proxy. This means that each of the three director nominees will be elected if approved by the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the meeting. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the special meeting in lieu of an annual meeting and broker non-votes will have no effect on the vote since a majority of the votes cast is required for the election of each nominee. This proposal is not conditioned on the approval of any other proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows East Stone’s board of directors to submit a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if East Stone deems it necessary or appropriate, including, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the Business Combination Proposal, the Charter Proposal or the Organizational Documents Advisory Proposals. In no event will East Stone solicit proxies to adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under its memorandum and articles of association and British Virgin Islands law. The purpose of the Adjournment Proposal is to provide additional time for the East Stone Initial Shareholders, ICONIQ and the Seller to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of East Stone’s Directors and Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If an adjournment proposal is presented to the Meeting and is not approved by the shareholders, the chairman of the Meeting will still have the power, under East Stone’s amended and restated memorandum and articles of association, to adjourn the Meeting.

Required Vote and Recommendation of the Board

The approval of the Adjournment Proposal will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting. Abstentions and broker non-votes will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

THE EAST STONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EAST STONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

USE OF PROCEEDS

ICONIQ estimates that up to US$[            ] (based on the Trust Account balance as of [    ], 2022) will be made available to it as a result of the Business Combination. The total amount received will depend on, among other things, the total number of East Stone’s Public Shares to be redeemed as discussed in this proxy statement/prospectus under “Special Meeting in Lieu of an Annual Meeting of East Stone’s Shareholders — Redemption Rights.” ICONIQ expects to use a substantial portion of the funds it will receive from the Business Combination for general corporate purposes, which may include working capital needs (including repayment of Working Capital Loans as needed), investment into research and development activities and ramp up the production of its vehicle products. It will use transaction proceeds for the payment of expenses related to the Business Combination, including transaction bonuses to certain consultants as well as executive officers and directors of Pubco following the consummation of the Business Combination, to the extent that such transaction bonuses are approved by Pubco’s board of director and that such expenses exceed the amount reimbursable under the Business Combination Agreement.

INFORMATION RELATED TO PUBCO

Pubco was incorporated under the laws of the Cayman Islands on March 22, 2022, solely for the purpose of effectuating the Business Combination. Pubco owns no material assets and does not operate any business.

On March 22, 2022, Pubco issued one ordinary share to one shareholder for a total consideration of $0.0001. This share represents all shares in the capital of Pubco that are currently issued and outstanding and will be surrendered for nil consideration immediately following adoption of the Amended and Restated Memorandum and Articles of Association of Pubco and the issuance of new securities as contemplated hereby. For descriptions of Pubco securities, please see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”

Prior to the consummation of the Business Combination, the sole director of Pubco is Alan Nan WU, and the sole shareholder of Pubco is ICONIQ. After the consummation of the Business Combination, its registered office and principal executive office will be that of ICONIQ, located at Office 114-117, Floor 1, Building A1, Dubai Digital Park, Dubai Silicon Oasis, Dubai, UAE.

Legal Proceedings

To the knowledge of Pubco’s management as of March 31, 2022, there is no litigation currently pending or contemplated against Pubco, ICONIQ, or any of their respective subsidiaries or their respective officers or directors in their capacity as such or against any of Pubco’s, ICONIQ’s or any of their respective subsidiaries’ property other than certain ICONIQ’s operating subsidiaries in China engaged in non-material, ongoing litigation.

OTHER INFORMATION RELATED TO EAST STONE

References in this section to “East Stone”, “Company”, “we”, “our” or “us” refer to East Stone Acquisition Corporation, a British Virgin Islands business company.

Introduction

East Stone is a blank check company formed as a British Virgin Islands business company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Prior to executing the Business Combination Agreement with ICONIQ, East Stone’s efforts were limited to organizational activities, completion of its Initial Public Offering, pursuing a business combination with Ufin and the evaluation of other possible business combinations.

Initial Public Offering

On February 24, 2020, East Stone consummated its Initial Public Offering of 12,000,000 Public Units. The Public Units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $120,000,000. I-Bankers acted as sole-book running manager and EarlyBird Capital, Inc. (“EarlyBird”) acted as co-manager. The securities sold in the Initial Public Offering were registered under the Securities Act on registration statements on Form S-1 (File Nos. 333-235949 and 333-236527). The SEC declared the registration statements effective on February 19, 2020. Pursuant to the underwriting agreement, dated February 19, 2020, East Stone granted the underwriters in the Initial Public Offering a 30-day option to purchase up to 1,800,000 additional units solely to cover over-allotments. Simultaneously with the consummation of the Initial Public Offering, the underwriters exercised the over-allotment option in full.

Simultaneously with the closing of the Initial Public Offering, pursuant to those certain unit subscription agreements, dated as of February 20, 2020 (the “Private Placement Agreements”), by and between each of the Sponsor, I-Bankers, Hua Mao and Cheng Zhao (collectively, the “IPO PIPE Shareholders’), on the one hand, and East Stone, on the other hand, East Stone completed the private sale of an aggregate of 350,000 Private Placement Units, at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to us of $3,500,000. Pursuant to the Private Placement Agreements, 167,000 Private Placement Units were purchased by the Sponsor, an aggregate of 108,000 Private Placement Units were purchased by Hua Mao and Cheng Zhao separately and not together, and 75,000 Private Placement Units were purchased by I-Bankers.

The Private Placement Units are identical to the units sold in the Initial Public Offering, except that Private Warrants that are part of the Private Placement Units are not redeemable by East Stone so long as they are held by the original holders or their permitted transferees. In addition, for as long as the warrants that are part of the Private Placement Units are held by I-Bankers or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement of the Initial Public Offering. No underwriting discounts or commissions were paid with respect to such sales. The issuance of the Private Placement Units was made pursuant to the exemption from registration contained in Section 4 (a)(2), Regulation D and/or Regulation S of the Securities Act.

On February 19, 2020, East Stone issued an aggregate of 103,500 ordinary shares (the “Representative’s Shares”) to I-Bankers, and its designee, EarlyBird, in connection with their services as underwriters for the initial public offering and as a result of the full exercise of the over-allotment option. Such ordinary shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On February 24, 2020, East Stone issued an aggregate of 690,000 Representative’s Warrants, exercisable at $12.00 per full share, to I-Bankers and its designee, EarlyBird, in connection with their services as underwriters for the Initial Public Offering and as a result of the full exercise of the over-allotment option.

A total of $141,500,000 of gross proceeds was raised from the Initial Public Offering and the sale of Private Placement Units.

Offering Proceeds Held in Trust

Following the Initial Public Offering and the exercise of the over-allotment option in full, and the offering of Private Placement Units, a total of $138,000,000 of the net proceeds from the Initial Public Offering and the Private Placement Units was placed in the trust account with Continental Stock Transfer & Trust Company acting as trustee.

Except as described in the prospectus for East Stone’s Initial Public Offering and in the section entitled “Other Information Related to East Stone — East Stone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and East Stone’s Redemption of 100% of the outstanding Public Shares upon its failure to consummate a business combination within the required time period under East Stone’s organizational documents.

Recent Developments

Backstop and Founder Share Transfer Arrangements

On November 12, 2021, the Company entered into certain FPAs with Sea Otter, Mint Tower, Glazer and Meteora, which provided that such investors will not redeem shares that they each hold up to an aggregate of 2,923,974 shares, connection with the proposal for the February Extension and the proposed Merger with JHD, and instead would each either hold such shares for a period of time following the consummation of the Merger, at which time they will each have the right to sell them to the Company at $10.41 per share, or will sell such shares on the open market during such time period at a market price of at least $10.26 per share. The FPAs terminated by their terms on February 24, 2022.

In connection with the above-mentioned arrangements, the sponsor entered into certain In connection with the above-mentioned arrangements, the sponsor entered into certain November 2021 Founder Share Transfer Agreements with the Backstop Investors to transfer to the Backstop Investors up to an aggregate of 399,996 founder shares to be transferred to such investors. Of such amount, an aggregate of 135,000 founder shares were transferred to the Backstop Investors in connection with the February Extension. Any founder shares transferred pursuant to these arrangements are subject to the same rights and obligations as the remaining founder shares held by the sponsor, including certain registration rights and the obligations to (a) vote any founder shares held by the Backstop Investors in favor of the Business Combination, and (b) subject any founder shares held by them to the same lock-up restrictions as the founder shares held by our sponsor. The November 2021 Founder Share Transfer Agreements terminated by their terms on February 24, 2022.

On January 31, 2022, certain of the Backstop Investors entered into the February 2022 Founder Share Transfer Agreements with the Sponsor to support a proposal for the August Extension. Pursuant to February 2022 Founder Share Transfer Agreements, such Backstop Investors agreed to not request redemption of an aggregate of up to 600,000 ordinary shares of East Stone in connection with the August Extension. In connection therewith, our sponsor agreed to transfer to such Backstop Investors an aggregate of (i) 180,000 founder shares on or prior to the February 24, 2022 special meeting of shareholders to approve the August Extension, and (ii) 60,000 founder shares for each month past May 24, 2022 that the Business Combination has not yet closed, for a total of up to 360,000 founder shares to be received by such Backstop Investors to support the August Extension.

Shareholder Meetings

On November 24, 2021, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company has to consummate an initial business combination from November 24, 2021 to February 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 10,534,895 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

On February 24, 2022, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company has to consummate an initial business combination from February 24, 2022 to August 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 361 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $3,704 (approximately $10.26 per share) to redeeming shareholders.

Fair Market Value of Target Business

The target business or businesses that East Stone acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for its initial business combination, although East Stone may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. East Stone’s board of directors determined that this test was met in connection with the proposed Business Combination with ICONIQ.

Shareholder Approval of Business Combination

Under East Stone’s memorandum and articles of association, in connection with any proposed business combination, East Stone must seek shareholder approval of an initial business combination at a meeting called for such purpose at which Public Shareholders may seek to convert their Public Shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for East Stone’s Initial Public Offering. Accordingly, in connection with the Business Combination with ICONIQ, the East Stone Public Shareholders may seek to convert their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with the Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, all of East Stone’s Initial Shareholders, as well as the IPO PIPE Shareholders, have agreed to vote the Founder Shares and shares included in the Private Warrants as well as any ordinary shares acquired in the aftermarket in favor of such proposed business combination.

No directors or officers of East Stone have purchased any securities of East Stone in any open market transactions.

Sponsor Loans and Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor and its officers and directors or their respective affiliates may, but are not obligated to, loan East Stone funds as may be required (the “Working Capital Loans”). If East Stone completes a business combination, East Stone will repay the Working Capital Loans. In the event that a business combination does not close, East Stone may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, converted upon consummation of a business combination into additional Private Placement Units at a price of $10.00 per Unit (the “Working Capital Units”). On February 23, 2021, East Stone issued an unsecured promissory note (the “East Stone Note”) in respect of a Working Capital Loan in the amount of up to $500,000 to Chunyi (Charlie) Hao, its Chairman of the Board of Directors and Chief Financial Officer. The East Stone Note bears no interest and is repayable in full upon the earlier of consummation of East Stone’s initial business combination and its winding up. The East Stone Note may also be converted into Working Capital Units at a price of $10.00 per Unit at the option of the holder of the East Stone Note upon the consummation of East Stone’s initial business combination. Such Working Capital Units would be identical to the Private Placement Units issued to Double Ventures Holdings Limited, I-Bankers, Hua Mao and Cheng Zhao in connection with East Stone’s initial public offering. As of July 19, 2022, East Stone borrowed an aggregate of $450,000 under the East Stone Note.

Extension Loans

As stated in its Prospectus, East Stone had the ability to extend the period of time to consummate a business combination up to two times, each by an additional three months (for a total of 21 months to complete a business combination). In order to extend the time available for East Stone to consummate a business combination, the initial shareholders and/or their affiliates or designees must deposit into the Trust Account up to an aggregate of $2,760,000 for a total of two extensions. Any such payments would be made in the form of a loan. If East Stone completes a business combination, East Stone will repay such loaned amounts out of the proceeds of the Trust Account released to East Stone. If East Stone does not complete a business combination, East Stone will not repay such loans.

Effective May 24, 2021, East Stone extended the date by which it has to consummate a business combination from May 24, 2021 to August 24, 2021 (the “First Extension”). Effective August 23, 2021, East Stone extended the date by which it has to consummate a business combination from August 24, 2021 to November 24, 2021 (the “Second Extension”). The Second Extension is the second and last of up to two three-month extensions permitted under East Stone’s governing documents. East Stone amended its governing documents providing for a further extension (until February 24, 2022) of the date by which it must complete its business combination transaction. In accordance with the JHD Agreement, JHD loaned East Stone a sum of $1,380,000 on the Sponsor’s behalf in order to support the First Extension. JHD also loaned East Stone an additional $1,380,000 to support the Second Extension. The loans are non-interest bearing and will be payable upon the earlier of (i) the consummation of the proposed business combination between East Stone and JHD, and (ii) East Stone’s liquidation.

Liquidation if No Business Combination

The Sponsor, and its officers and directors, have agreed that ICONIQ must complete its initial business combination by August 24, 2022. However, East Stone may not be able to consummate East Stone’s initial business combination by such date. If East Stone is unable to consummate East Stone’s initial business combination by August 24, 2022, East Stone will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $50,000 of interest to pay liquidation expenses), pro rata to East Stone’s public shareholders by way of redemption and cease all operations except for the purposes of winding up of East Stone’s affairs. This redemption of public shareholders from the Trust Account will be effected as required by function of East Stone’s memorandum and articles of association and prior to any voluntary winding up, although at all times subject to the Companies Act.

Following the redemption of Public Shares, East Stone intends to enter “voluntary liquidation” which is the statutory process for formally closing and dissolving a company under the laws of the British Virgin Islands. Given that East Stone intends to enter voluntary liquidation following the redemption of public shareholders from the Trust Account, East Stone does not expect that the voluntary liquidation process will cause any delay to the payment of redemption proceeds from the Trust Account. In connection with such a voluntary liquidation, the liquidator would give notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands newspaper and in at least one newspaper circulating in the location where the company has its principal place of business, and taking any other steps the liquidator considers appropriate to identify the company’s creditors, after which East Stone’s remaining assets would be distributed. As soon as the affairs of the Company are fully wound-up, the liquidator must complete his or her statement of account and file notice with the Registrar that the liquidation is complete. East Stone would be dissolved once the Registrar issues a Certificate of Dissolution.

The Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Private Placement Units if East Stone fails to consummate a business combination within the applicable period from the closing of the Initial Public Offering. Such waivers are customary in transactions of this sort and the Initial Shareholders did not view the waiver as separate from the transaction as a whole and did not receive separate consideration for the waiver.

However, if East Stone’s Initial Shareholders, or any of East Stone’s officers, directors or affiliates, acquire public shares in or after East Stone’s Initial Public Offering, they will be entitled to redemption rights with respect to such public shares if East Stone fails to consummate a business combination within the required time period under East Stone’s organizational documents. There will be minimum redemption rights or liquidating distributions with respect to East Stone’s rights and warrants, which will expire worthless in the event East Stone does not consummate a business combination by August 24, 2022. East Stone will pay the costs of East Stone’s liquidation from East Stone’s remaining assets outside of the Trust Account or interest earned on the funds held in the Trust Account. However, the liquidator may determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the British Virgin Islands court which, if successful, may result in East Stone’s liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of East Stone’s remaining assets.

Additionally, in any liquidation proceedings of the Company under British Virgin Islands law, the funds held in East Stone’s Trust Account may be included in East Stone’s estate and subject to the claims of third parties with priority over the claims of East Stone’s shareholders. To the extent any such claims deplete the Trust Account, East Stone may not be able to return to East Stone’s public shareholders the liquidation amounts payable to them.

If East Stone were to expend all of the net proceeds of East Stone’s Initial Public Offering, other than the proceeds deposited in the Trust Account, and prior to any withdrawals of interest earned on the Trust Account to pay taxes or liquidation expenses, the per-share redemption amount received by shareholders upon East Stone’s dissolution would be approximately $10.27 (based on the Trust Account balance as of July 19, 2022). The proceeds deposited in the Trust Account could, however, become subject to the claims of East Stone’s creditors, which would have higher priority than the claims of East Stone’s public shareholders. The actual per-share redemption amount received by shareholders may be less than $10.00, plus interest (net of taxes payable, and less up to $50,000 of interest to pay liquidation expenses).

Although East Stone has sought and will continue to seek to have all vendors, service providers (other than East Stone’s independent auditor), prospective target businesses or other entities with which East Stone does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of East Stone’s public shareholders, there is no guarantee that they will execute such agreements or, even if they execute such agreements, that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against East Stone’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, East Stone’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where East Stone may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, East Stone’s independent registered public accounting firm, will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which East Stone has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under East Stone’s indemnity of the underwriters of East Stone’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. However, the Sponsor may not be able to satisfy those obligations. Other than as described above, none of East Stone’s other officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses. East Stone has not independently verified whether the Sponsor has sufficient funds to satisfy the indemnity obligations and believe that the Sponsor’s only assets are securities of East Stone. East Stone believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because East Stone will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Marketing Agreement

East Stone has engaged I-Bankers as an advisor in connection with East Stone’s Business Combination to assist East Stone in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce East Stone to potential investors that are interested in purchasing East Stone’s securities in connection with the Business Combination, assist East Stone in obtaining shareholder approval for the Business Combination and assist East Stone with its press releases and public filings in connection with the Business Combination. Pursuant to East Stone’s agreement with I-Bankers, (i) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is at least 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 2.75% of the cash remaining in the Trust Account, (ii) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 1.375% of the gross proceeds of the IPO, and (iii) notwithstanding (i) and (ii) above, if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than $20,000,000, then the advisory fees payable to I-Bankers will be paid in a combination of cash and securities in the same proportion as the cash and securities consideration paid to the target and its shareholders in the Business Combination, provided that in no event will the cash portion of such advisory fees be less than $1,000,000.

Facilities

East Stone currently maintains its principal executive offices at 2 Burlington Woods Drive, Suite 100, Burlington, MA 01803 for which East Stone pays $10,000 per month for a maximum of twelve (12) months or, if earlier, until the consummation of the Company’s Business Combination, for office space, utilities and secretarial and administrative services.

Employees

East Stone currently has two officers. These individuals are not obligated to devote any specific number of hours to East Stone’s matters, but they devote as much of their time as they deem necessary and intend to continue doing so to East Stone’s affairs until East Stone has completed East Stone’s initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for East Stone’s initial business combination and the stage of the business combination process East Stone is in. East Stone does not intend to have any full-time employees prior to the consummation of East Stone’s initial business combination.

Directors and Executive Officers

East Stone’s directors and officers are as follows as of the date of this Proxy:

Name	Age	Position
Xiaoma (Sherman) Lu	55	Chief Executive Officer and Director (Class I)
Chunyi (Charlie) Hao	61	Chairman and Chief Financial Officer (Class II)
Sanjay Prasad	58	Independent Director (Class I)
Michael S. Cashel	58	Independent Director (Class II)
William Zielke	76	Independent Director (Class I)

Mr. Xiaoma (Sherman) Lu has served as East Stone’s Chief Executive Officer since its inception and one of its directors since February 2020. Mr. Lu is a founding partner and has been a managing director of East Stone Capital Limited, a private equity firm focusing on emerging industries, since October 2017. From January 2017 to November 2017, Mr. Lu served as the executive vice president of Kangde Investment Group, a Chinese company engaging in new energy and financial services and capital investment. Prior to that, Mr. Lu served as the chief executive officer of Wanda Investment Company and vice president of Wanda Financial Group, the investment and financial arms of Wanda Group, a China multinational conglomerate in the real estate, hospitality, retailing, entertainment and health care, responsible for business expansion, capital investment, and cross board merger and acquisition in commercial real estate and entertainment business from May 2015 to December 2016. Mr. Lu served as the executive vice president of China Shenzhen Stock Exchange, one of the two primary stock exchanges in China, overseeing public company governance and securities offering from November 2012 to May 2015. Prior to Shenzhen Stock Exchange, Mr. Lu was a full-time non-executive board director at China Construction Bank from August 2010 to November 2012. Mr. Lu has also served in various positions and in different functions at State Street Corporation (NYSE: STT) from May 2005 to August 2010, a financial services and bank holding company headquartered in Boston with operations worldwide. Currently, Mr. Lu serves as independent director on the boards of Yango Group Co., Ltd. (000671.SZ), a China-based company principally engaged in the development and sale of real estate, Forgame Holdings Limited (HK: 0484), a fintech and gaming company, from October 2020, Sailing Henan Investment, a private investment company, and BOC International (China) Co, Ltd., a private company providing securities brokerage and investment services in China.

Mr. Lu received his Bachelor’s and Master’s degree in thermal engineering from Tsinghua University in Beijing, China and an MBA degree from Boston College. Mr. Lu is well qualified to serve as a director due to his extensive experience in finance and investment management across various industries.

Mr. Chunyi (Charlie) Hao has served as East Stone’s Chairman of the Board and Chief Financial Officer since its inception. Mr. Hao is a founding partner and has been a managing director of East Stone Capital Limited, a private equity firm focusing on emerging industries, since October 2017. He served as chief executive officer and president of Shandong Haizhishe Energy Engineering Co., Ltd., a solar and wind engineering company in China, and was in charge of the daily operations and business development of the company from December 2015 to March 2019. Prior to that, Mr. Hao was an investment officer of Shanghai Guxin Investment Limited, a firm engaging in the investment of solar farms across China, from 2014 to June 2015. He served as chief financial officer at Delphi Automotive Corp (Saginaw Steering System) (“Delphi”) of General Motors Inc., overseeing joint venture operation across China and Asia Pacific from 1995 to 1998. Mr. Hao is an independent director of Cogobuy Group PLC (HKSE: 0400.HK), an e-commerce platform and distributor for electronic goods in China. He served as chief executive officer and director at China Fundamental Acquisition Corporation and a board director and president of China operations at Asia Automotive Acquisition Corporation, two SPACs in 2008 and 2005, respectively. Mr. Hao received his Bachelor’s degree in French from Beijing Language and Culture University, a Master of Arts degree from the University of Notre Dame and an MBA degree from Pace University. Mr. Hao is well qualified to serve as East Stone’s Chairman due to his extensive experience with SPACs, as well as his expertise in management, finance and capital investments.

Mr. Sanjay Prasad has been serving as one of East Stone’s directors since February 2020. He has been the founder, chief executive officer and president of Global Business Dimensions Inc., a manufacturer, seller and distributor of PC components, semiconductor and consumer electronic products, since June 1994. Mr. Prasad also founded Cinemagic Entertainment, a home cinema and audio video installation company, in June 2006 and Buyonlineled.com, a seller of LED lighting products, in April 2017. Mr. Prasad is a member of the New Jersey District Export Council. Mr. Prasad has helped numerous companies export their products overseas providing guidance on financing, export license controls and help in marketing to Asia, Europe and Middle East. Mr. Prasad received his Bachelor’s degree in industrial engineering from BIT India, Master’s degree in industrial engineering from Kansas State University and an MBA degree from Adelphi University. Mr. Prasad is well qualified to serve as a director due to his extensive experience in entrepreneurship and management across various countries.

Mr. Michael S. Cashel has been serving as one of East Stone’s directors since February 2020. He also maintains an LLC named CapMarkets IQ LLC where he has offered management consulting services and houses direct investments since August 5, 2020. Prior to it, he has served as a business development executive at the ION Group, a major global Fintech firm, from March 2021 to June 2022 and as the Chief Operating Officer and Chief Compliance Officer of OpenDoor Securities LLC from September 2019 to July 31, 2020. Prior to that, he was a business consultant for State Street from September 2018 to September 2019, and Senior Vice President of Fidelity Trading Ventures from 2012 to 2017, where he led the development of various trading technologies and analytics. Prior to that, he served as Senior Vice President and Head of Equities with Fidelity’s Capital Market Services from 2008 to 2012. Mr. Cashel has previously served in managerial positions at Bear Steans, Harborside Securities, ABN AMRO and Morgan Stanley. Mr. Cashel earned his bachelor’s degree from Saint Lawrence University and is actively licensed in Series 7, 9, 10, 24, 55, 63 and 99. Mr. Cashel is well qualified to serve as a director due to his extensive experience in finance and investment.

Mr. William Zielke has been serving as one of East Stone’s directors since February 2020. He has been the Managing Partner of Automotive Advisory Partners LLC (“AAP”) since 2006, providing consulting services to companies in North American, Europe, China and Southeast Asia. Since November 2015, Zielke has been a member of the Board of Directors of DEEC Inc., a company focused on development of innovative high technology automotive products such as hydrogen injection into the combustion chamber of internal combustion engines and advanced Thermal Management Systems. From May 2010 to April 2013, Mr. Zielke served initially as Board of Directors and Co-Chair of the Audit Committee, and later on served as Chief Executive Officer of Tongxin International Ltd. (“Tongxin”). Prior to formation of AAP, Zielke was employed by General Motors (Delphi after the spinoff from GM). Zielke was assigned to included Diesel Equipment, Rochester Products, AC Rochester, GM Europe (GM Luxembourg), AC Delco Systems, Delphi Energy and Engine Management Systems, Delphi Energy and Chassis Systems, and ACG

Holdings. Functions performed by Zielke included Sales (OEM and Aftermarket), Marketing (OEM and Aftermarket), Business Development (Mergers and Acquisitions), Intellectual Property Management, and Manufacturing. Zielke received a BBA degree from the University Of Wisconsin — Whitewater and an MBA from Loyola University of Chicago. Additional Executive education was completed at Northwestern University (Vevey, Switzerland), INSEAD (Fontainebleau France), Duke, Thunderbird, and University of Michigan. Mr. Zielke is well qualified to serve as a director due to his extensive experience in operations and management.

Number and Terms of Office of Officers and Directors

East Stone currently has five directors. East Stone’s directors are appointed by its shareholders and are subject to rotational retirement every two years. East Stone’s board of directors is divided into two classes, with only one class of directors being elected in each year. The term of office of the first class of directors, consisting of Messrs. Lu, Prasad and Zielke, will expire at the first annual meeting of the East Stone shareholders. The term of office of the second class of directors, consisting of Messrs. Cashel and Hao, will expire at the second annual meeting of East Stone’s shareholders. However, the directors may by resolution appoint a replacement director to fill a casual vacancy arising on the resignation, disqualification or death of a director. The replacement director will then hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation. Under East Stone’s memorandum and articles of association, a director may not be removed from office by a resolution of East Stone’s shareholders prior to the consummation of a business combination by East Stone.

East Stone’s officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. East Stone’s board of directors is authorized to appoint persons to the offices set forth in East Stone’s amended and restated memorandum and articles of association as it deems appropriate. East Stone’s amended and restated memorandum and articles of association provide that its officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

East Stone’s board of directors has two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by the East Stone board of directors and has the composition and responsibilities described below. Subject to phase-in rules and limited exceptions, the Listing Rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the Listing Rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

East Stone has established an audit committee of the board of directors. Messrs. Prasad, Cashel and Zielke serve as members of East Stone’s audit committee. Mr. Prasad serves as chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, East Stone is required to have three members of the audit committee, all of whom must be independent. The board of directors has determined that Messrs. Prasad, Cashel and Zielke are independent.

Each member of the audit committee is financially literate and East Stone’s board of directors has determined that Mr. Prasad qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of the audit committee include:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by East Stone;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by East Stone, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to East Stone entering into such transaction; and

•        reviewing with management, the independent auditors, and East Stone’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding East Stone’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

East Stone has established a compensation committee of its board of directors. The members of its Compensation Committee are Messrs. Prasad, Cashel and Zielke. Mr. Cashel serves as chairman of the compensation committee. East Stone has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to East Stone’s Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of East Stone’s Chief Executive Officer based on such evaluation in executive session at which the Chief Executive Officer is not present;

•        reviewing and approving the compensation of all of East Stone’s other officers;

•        reviewing East Stone’s executive compensation policies and plans;

•        implementing and administering East Stone’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with East Stone’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for East Stone’s officers and employees;

•        producing a report on executive compensation to be included in East Stone’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for East Stone’s directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

East Stone does not have a standing nominating committee, though it intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Listing Rules of Nasdaq, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Messrs. Prasad, Cashel and Zielke. In accordance with Rule 5605(e)(1)(A) of the Listing Rules of Nasdaq, all such directors are independent. As there is no standing nominating committee, East Stone does not have a nominating committee charter in place.

The board of directors also considers director candidates recommended for nomination by East Stone’s shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). East Stone’s shareholders that wish to nominate a director for election to the board should follow the procedures set forth in East Stone’s memorandum and articles of association.

East Stone has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of East Stone’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of its shareholders.

Compensation Committee Interlocks and Insider Participation

None of East Stone’s officers or Pubco’s intended officers currently serves, or in the past year has served, (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on East Stone’s compensation committee or is intended to serve on Pubco’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on East Stone’s board of directors or is intended to serve on Pubco’s board of directors.

Code of Ethics

East Stone has adopted a Code of Ethics applicable to its directors, officers and employees. East Stone filed a copy of its Code of Ethics and its audit and compensation committee charters as exhibits to the registration statement filed with the SEC in connection with its initial public offering. You can review these documents by accessing East Stone’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided by East Stone without charge upon request. East Stone intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K filed with the SEC.

Executive Compensation

In February 2020, Chunyi (Charlie) Hao, East Stone’s Chief Financial Officer, director and an affiliate of the Sponsor, transferred 120,000 Founder Shares to Xiaoma (Sherman) Lu, East Stone’s Chief Executive Officer and director, as well as 18,000 Founder Shares, to each of Messrs. Prasad, Cashel and Zielke, its independent directors. Commencing on February 20, 2020 through the earlier of consummation of East Stone’s initial business combination and its liquidation, East Stone will pay East Stone Capital Limited, an affiliate of its executive officers, up to a maximum of $120,000 in the aggregate, for office space, utilities and secretarial and administrative services. Such administrative fees will be paid on a quarterly basis at $30,000 per quarter until the maximum fee is reached, or if earlier, until the consummation of East Stone’s initial business combination or its liquidation. East Stone believes that such fees are at least as favorable as it could have obtained from an unaffiliated third party for such services. Except as set forth above, no compensation will be paid to the Sponsor, East Stone’s officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of East Stone’s initial business combination. Additionally, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on East Stone’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. East Stone’s independent directors will review on a quarterly basis all payments that are made to the Sponsor or East Stone’s officers, directors, or its or their affiliates.

After the completion of East Stone’s initial business combination, members of its management team who remain with the combined company may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to East Stone’s shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, as it will be up to the directors of the post-combination business to determine executive and director compensation. Any compensation to be paid to East Stone’s officers will be determined, or recommenced, to the board of directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on East Stone’s board of directors.

East Stone does not intend to take any action to ensure that members of its management team maintain their positions with the combined company after the consummation of East Stone’s initial business combination, although it is possible that some or all of its officers and directors may negotiate employment or consulting arrangements to remain with the combined company after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with the combined company may influence East Stone’s management’s motivation in identifying or selecting a target business, but East Stone does not believe that the ability of its management to remain with the combined company after the consummation of East Stone’s initial business combination will be a determining factor in East Stone’s decision to proceed with any potential business combination. East Stone is not party to any agreements with its officers and directors that provide for benefits upon termination of employment. Xiaoma (Sherman) Lu, East Stone’s Chief Executive Officer and a member of its board of directors, has received an offer to serve as President and Vice Chairman of the board of Pubco and a member of its board of directors. ICONIQ management has discussed with Chunyi (Charlie) Hao the possibility of being employed by ICONIQ following the closing of the Business Combination. The terms of such position have not been negotiated or approved and will not be considered by Pubco until after the Business Combination. Additionally, Michael Cashel, a member of East Stone’s board of directors, will serve as a director of Pubco following the consummation of the Business Combination.

Legal Proceedings

To the knowledge of East Stone’s management, as of July 19, 2022, there is no litigation currently pending or contemplated against East Stone, or any of its respective officers or directors in their capacity as such or against any of East Stone property.

Periodic Reporting and Audited Financial Statements

East Stone has registered its units, ordinary shares, rights and warrants under the Exchange Act and have reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, this report contains financial statements audited and reported on by East Stone’s independent registered public accountants.

East Stone will provide shareholders with audited financial statements of the prospective target business as part of the tender offer materials or proxy solicitation materials sent to shareholders to assist them in assessing the target business. These financial statements must be prepared in accordance with, or be reconciled to, U.S. GAAP or IFRS and the historical financial statements must be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses East Stone may acquire because some targets may be unable to provide such statements in time for East Stone to disclose such financial statements in accordance with federal proxy rules and consummate East Stone’s initial business combination within the 15-month (or up to 21-month, as applicable) time frame contained in East Stone’s organizational documents.

EAST STONE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to “East Stone”, the “Company,” “our,” “us” or “we” refer to East Stone Acquisition Corporation. References to East Stone’s “management” or East Stone’s “management team” refer to East Stone’s officers and directors. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated in the British Virgin Islands with limited liability (meaning our shareholders have no liability, as members of the Company, for the liabilities of the Company over and above the amount already paid for their shares) formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or entities. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the private placement of the private units, our shares, debt or a combination of cash, shares and debt.

The issuance of additional shares in our initial business combination:

•        may significantly dilute the equity interest of investors who do not have pre-emption rights in respect of any such issue;

•        may subordinate the rights of holders of ordinary shares if the rights, preferences, designations and limitations attaching to the preferred shares are created by amendment of our memorandum and articles of association by resolution of the board of directors and preferred shares are issued with rights senior to those afforded our ordinary shares;

•        could cause a change in control if a substantial number of ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•        may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•        may adversely affect prevailing market prices for our ordinary shares.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

•        default and foreclosure on our assets if our operating revenues after our initial business combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•        our inability to obtain necessary additional financing if any document governing such debt contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        our inability to pay dividends on our ordinary shares;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. Our plans to raise capital or to consummate our initial business combination may not be successful.

Recent Developments

On April 15, 2022, East Stone, entered into the Business Combination Agreement with Navy Sail International Limited, a British Virgin Islands company, Pubco, the First Merger Sub, the Second Merger Sub, and ICONIQ.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, which Closing is subject to, among other things, regulatory and shareholder approval, (a) the First Merger, with ICONIQ surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of ICONIQ being converted into the right to receive shares of Pubco; and (b) the Second Merger with the Company surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the outstanding securities of the Company being converted into the right to receive substantially equivalent securities of the Pubco.

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount to be paid to the shareholders of ICONIQ is $2,500,000,000 and will be paid entirely in shares, comprised of newly issued ordinary shares of the Pubco, with each share valued at the Per Share Price.

As a result of the Mergers, (a) each of the Class A ordinary shares of ICONIQ that are issued and outstanding immediately prior to the time when the First Merger becomes effective under the Companies Act (2022 Revision) of the Cayman Islands, as amended will be cancelled and converted into (i) the right to receive 90% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio, and (ii) the contingent right to receive 10% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio in accordance with the Business Combination Agreement. Each Class B ordinary share of ICONIQ that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive the number of Pubco Class B Ordinary Shares equal to the Exchange Ratio; (b) each ordinary share of East Stone that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive one Pubco Class B Ordinary Share. Each of outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one Pubco Public Warrant and one Pubco Private Warrant, respectively. Each issued and outstanding East Stone Right shall be automatically converted into one-tenth of one Pubco Class B Ordinary Share.

In connection with the execution of the Business Combination Agreement, on April 21 and June 15, 2022 respectively, East Stone and the Pubco entered into PIPE Subscription Agreements with two PIPE Investors, pursuant to which, among other things, the Pubco has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to subscribe for and purchase in a private placement, certain ordinary shares of the Pubco at a purchase price of the lower of (i) $10.26 or (ii) the per share redemption price for East Stone public shareholders in connection with the Business Combination, for an aggregate purchase price of $400,000,000.

See “The Business Combination Proposal — General Description of the Business Combination Agreement for a description of the Business Combination Agreement and Related Agreements.

Termination of Agreement with JHD

On February 16, 2021, we entered into an agreement with JHD, among others, providing for a business combination with JHD (the “JHD Agreement”). The JHD Agreement was amended on each of on February 18, 2021, September 17, 2021, October 14, 2021 and November 26, 2021. The transactions pursuant to the JHD Agreement were subject to, among other things, the approval of such transactions by the Company’s shareholders, satisfaction of the conditions stated in the JHD Agreement and other customary closing conditions, including that the SEC completes its review of the proxy statement/prospectus relating to the transactions, the receipt of certain regulatory approvals, and the approval by The Nasdaq Stock Market to list the securities of the combined company. On April 18, 2022, East Stone terminated the JHD Agreement.

Related Party Loans

As of March 31, 2022, our Chief Financial Officer and one of the initial shareholders, Mr. Chunyi (Charlie) Hao, has loaned to East Stone $427,027, the Working Capital Loans. If East Stone completes a Business Combination, East Stone would repay the Working Capital Loans. In the event that a Business Combination does not close, East Stone may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion.

Promissory Note

As of March 31, 2022, Yellow River Asset Management, an affiliate of JHD (“Yellow River”), and East Stone signed a promissory note in which Yellow River agreed to loan to East Stone a sum of $200,000. The note bears no interest and is repayable in full upon the earlier of consummation of East Stone’s initial Business Combination and its winding up. As of March 31, 2022, East Stone had drawn down an aggregate of $200,000.

Extension Loan

Effective May 24, 2021 and August 24, 2021, East Stone extended the date by which East Stone has to consummate a Business Combination from May 24, 2021 to August 24, 2021, and from August 24, 2021 to November 24, 2021, respectively. The extensions are up to two three-month extensions permitted under East Stone’s governing documents and provides East Stone with additional time to complete its proposed Business Combination with JHD. In accordance with the Business Combination Agreement, JHD has loaned to East Stone a sum of $2,760,000 on the Sponsor’s behalf in order to support the Extension. Such loan is non-interest bearing and will be payable upon the consummation of the proposed Business Combination. Effective February 24, 2022.

Backstop and Founder Share Transfer Arrangements

On November 12, 2021, East Stone entered into certain FPAs with Sea Otter, Mint Tower, Glazer and Meteora, which provided that such investors will not redeem shares that they each hold up to an aggregate of 2,923,974 shares, connection with the proposal for the February Extension and the proposed Merger with JHD, and instead would each either hold such shares for a period of time following the consummation of the Merger, at which time they will each have the right to sell them to East Stone at $10.41 per share, or will sell such shares on the open market during such time period at a market price of at least $10.26 per share.

In connection with the above-mentioned arrangements, the sponsor entered into certain November 2021 Founder Share Transfer Agreements with the Backstop Investors to transfer to the Backstop Investors up to an aggregate of 399,996 founder shares to be transferred to such investors. Of such amount, an aggregate of 135,000 founder shares were transferred to the Backstop Investors in connection with the February Extension. Any founder shares transferred pursuant to these arrangements will be subject to the same rights and obligations as the remaining founder shares held by the sponsor, including certain registration rights and the obligations to (a) vote any founder shares held by the Backstop Investors in favor of the Business Combination, and (b) subject any founder shares held by them to the same lock-up restrictions as the founder shares held by our sponsor.

On January 31, 2022, certain of the Backstop Investors entered into the February 2022 Founder Share Transfer Agreements with the Sponsor to support a proposal for the August Extension. Pursuant to February 2022 Founder Share Transfer Agreements, such Backstop Investors agreed to not request redemption of an aggregate of up to 600,000 ordinary shares of East Stone in connection with the August Extension. In connection therewith, our sponsor agreed to transfer to such Backstop Investors an aggregate of (i) 180,000 founder shares on or prior to the February 24, 2022 special meeting of shareholders to approve the August Extension, and (ii) 60,000 founder shares for each month past May 24, 2022 that the Business Combination has not yet closed, for a total of up to 360,000 founder shares to be received by such Backstop Investors to support the August Extension. The FPA terminated by their terms on February 24, 2022.

Shareholder Meetings

On November 24, 2021, East Stone held a special meeting of shareholders and approved to amend East Stone’s Amended and Restated Memorandum and Articles of Association to extend the date by which East Stone has to consummate an initial business combination from November 24, 2021 to February 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 10,534,895 ordinary shares, of which East Stone paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

On February 24, 2022, East Stone held a special meeting of shareholders and approved to amend East Stone’s Amended and Restated Memorandum and Articles of Association to extend the date by which East Stone has to consummate an initial business combination from February 24, 2022 to August 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 361 ordinary shares, of which East Stone paid cash from the trust account in the aggregate amount of approximately $3,704 (approximately $10.26 per share) to redeeming shareholders.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from August 9, 2018 (inception) through March 31, 2022 were organizational activities, those necessary to consummate the initial public offering and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held after the initial public offering. We keep on incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2022 and 2021, respectively, we had net income (loss) of $216,865 and ($89,814), respectively, which consists of operating costs of $402,487 and $109,937, decrease in fair value of derivative warrant liabilities of $449,000 and decrease in fair value of $16,700, respectively, offset by decrease in fair value of derivative forward share purchase of $2,069,000, and interest income of $2,152 and $3,423 on marketable securities held in the trust account, a trust account in the United States at JPMorgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee.

For the years ended December 31, 2021 and 2020, respectively, we had net loss of $4,891,067 and $173,113, respectively, which consists of operating costs of $2,059,243 and $768,214, initial recognition of forward share purchase of $3,723,000, increase in fair value of derivative warrant liabilities of $775,900 and $238,872 respectively, offset by decrease in fair value of derivative forward share purchase of $1,654,000, and interest income of $13,076 and $833,973 on marketable securities held in a trust account in the United States at JPMorgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee (“trust account”).

Liquidity and Capital Resources

On February 24, 2020, we consummated the Initial Public Offering of 12,000,000 units (“Units”) and the sale of an additional 1,800,000 Units pursuant to the full exercise by the underwriters in the Initial Public Offering (the “Underwriters”) of their over-allotment option at a price of $10.00 per Unit, generating aggregate gross proceeds of $138,000,000. Simultaneously with the closings of the Initial Public Offering and the sale of the additional Units, we consummated the sales of an aggregate of 350,000 Private Units at a price of $10.00 per Private Unit, generating gross proceeds of $3,500,000.

On February 24, 2020, in connection with the Initial Public Offering, we issued to the representative of the Underwriters and its designee a total of 103,500 ordinary shares and 690,000 Representative’s Warrants, which are exercisable at $12.00 per full share (or an aggregate exercise price of $8,280,000). A total of $138,000,000 of the net proceeds from the Initial Public Offering and the Private Units was placed in the trust account.

In connection with the Initial Public Offering and the private placement, a total of $138,000,000 was placed in the trust account. The total transaction costs relating to the Initial Public Offering amounted to $4,154,255, including value placed on the Representative’s Shares at $1,035,000, but excluding value placed Representative’s Warrants at $1,640,028 which is accounted for as derivative warrant liability on the Company’s consolidated balance sheet. Of the amount $4,154,255, $3,083,255 was cash costs of the transaction, consisting of $2,415,000 of underwriting fees, of which $402,500 has been deferred to the consummation of the Business Combination, and $668,255 of other offering costs.

On May 21, 2021 and August 20, 2021, an aggregate of $1,380,000 and $1,380,000, respectively, was deposited by JHD into the trust account for East Stone’s public shareholders, representing $0.10 per public share, which enables East Stone to extend the period of time it has to consummate its initial business combination by twice of three months to November 24, 2021. On November 24, 2021, East Stone held a special meeting of shareholders and approved to amend East Stone’s Amended and Restated Memorandum and Articles of Association to extend the date by which East Stone had to consummate an initial business combination from November 24, 2021 to February 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 10,534,895 ordinary shares, of which East Stone paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

As of December 31, 2021, we had marketable securities held in the trust account of $33,504,825 (including $2,760,000 deposited for the two three-month extensions from May 24, 2021 to November 24, 2021) consisting of U.S. government treasury bills, notes and bonds with a maturity of 185 days or less or in money market. Interest income on the balance in the trust account may be used by us to pay taxes. In November 2021, the Company paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

As of March 31, 2022, we had marketable securities held in the trust account of $33,503,273 (including $2,760,000 deposited for the two three-month extensions from May 24, 2021 to November 24, 2021) consisting of U.S. government treasury bills, notes and bonds with a maturity of 185 days or less or in money market. Interest income on the balance in the trust account may be used by us to pay taxes. In November 2021, the Company paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

We intend to use substantially all of the net proceeds of the Initial Public Offering and the sale of the Private Units, including the funds held in the trust account (excluding any deferred underwriting commissions and certain advisory fees to I-Bankers, to acquire a target business or businesses and to pay our expenses relating thereto. To the extent that our capital stock are used in whole or in part as consideration to effect our initial business combination, the remaining proceeds held in the trust account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the trust account were insufficient to cover such expenses.

As of March 31, 2022, we had cash of $13,529 held outside of the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate prospective acquisition candidates, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses, review corporate documents and material agreements of prospective target businesses, select the target business to acquire and structure, negotiate and consummate an initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, the initial shareholders, East Stone’s officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit (which, for example, would result in the holders being issued 150,000 ordinary shares if $1,500,000 of notes were so converted, as well as 150,000 rights to receive 15,000 ordinary shares and 150,000 warrants to purchase 75,000 shares) at the option of the lender. If we do not complete an initial business combination, the loans will only be repaid with funds not held in the trust account, and only to the extent available. We do not expect to seek loans from parties other than the initial shareholders, East Stone’s officers and directors or their affiliates as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

The liquidity condition and date for mandatory liquidation raise substantial doubt about East Stone’s ability to continue as a going concern through August 24, 2022, the scheduled liquidation date of East Stone. The unaudited condensed financial statements disclosed in “Item 1. Financial Statements” do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should East Stone be unable to continue as a going concern.

In connection with East Stone’s assessment of going concern considerations in accordance with FASB ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if East Stone is unable to complete a Business Combination by August 24, 2022, and if a further extension to February 24, 2023 is not approved by East Stone’s shareholders, then East Stone will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about East Stone’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should East Stone be required to liquidate on August 24, 2022.

In connection with the transactions contemplated by the Third Business Combination Agreement, ICONIQ issued to East Stone an unsecured promissory note effective upon the execution thereof (the “ICONIQ Note”) of up to an aggregate amount of $1,000,000, which funds will solely be used to pay certain third party service fees and expenses of East Stone in connection with this Third Business Combination. The first tranche of the ICONIQ Note of $300,000 will be disbursed to East Stone within five calendar days of the execution of the Third Business Combination Agreement, and the second tranche of $700,000 will be drawn down and paid directly to East Stone’s third-party service providers in connection with the consummation of the Transactions as such expenses are incurred. The ICONIQ Note bears no interest and will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the one year anniversary of the date of disbursing the first tranche of the ICONIQ Note, (ii) the date of closing of a Business Combination between East Stone and a third party other than ICONIQ, (iii) the date of closing of the transactions contemplated by the Third Business Combination Agreement, (iv) the date of the occurrence of an Event of Default as described in the ICONIQ Note, and (v) the date of termination of the Third Business Combination Agreement. The ICONIQ Note may be repaid, at ICONIQ’s discretion, (i) in cash or (ii) in East Stone’s ordinary shares, based on a conversion price of $10.26 per share, or, if lower, the then-applicable redemption price of East Stone’s public shares, subject to the terms of the Third Business Combination Agreement.

With a minimum cash on our consolidated balance sheet, we do believe we will need to raise additional funds in order to meet the expenditures required for operating our business to consummate our initial business combination. Any additional funds raised prior to our initial business combination are liability of the surviving company upon Business Combination. However, we cannot ensure sufficient fund available to repay any such funding if large redemption occurs at our initial business combination. We may issue additional securities or incur debt in connection with such initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination. Following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of December 31, 2021 or March 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay East Stone Capital Limited, an affiliate of our executive officers, a quarterly fee of $30,000 (up to $120,000 in the aggregate) for office space, utilities and secretarial and administrative services. We began incurring these fees on February 20, 2020 and will continue to incur these fees quarterly until the earlier of the consummation by East Stone of an initial business combination or East Stone’s liquidation (up to a maximum of $120,000 in the aggregate). As of December 31, 2021, East Stone has fulfilled paying East Stone Capital Limited the aggregate $120,000 and has retired this contractual obligation.

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. East Stone has identified the following critical accounting policies:

Ordinary Shares Subject to Possible Redemption

East Stone accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within East Stone’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Certain of East Stone’s ordinary shares feature redemption rights that are considered to be outside of East Stone’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2022 and December 31, 2021, 3,264,744 and 3,265,105 public ordinary shares, respectively, subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ (deficit) equity section of East Stone’s consolidated balance sheet.

East Stone recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period.

Net Income (Loss) per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Units, since the exercise of the warrants are contingent upon the occurrence of future events. The warrants derived from the public units are exercisable to purchase 6,900,000 shares of ordinary shares and warrants derived from the Private Units are exercisable to purchase 175,000 shares of ordinary shares, together 7,075,000 in the aggregate.

East Stone’s unaudited condensed consolidated statement of operations includes a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income (loss) per share.

For the three months ended March 31, 2021, net income per ordinary share, basic and diluted for redeemable ordinary shares, is calculated as dividing the allocated net income (loss) for the three months ended March 31, 2022, by the weighted average number of 13,800,000 and 3,903,500 redeemable ordinary shares outstanding for the periods, respectively, resulted in $(0.01) and $(0.01) per ordinary share, basic and diluted.

For the three months ended March 31, 2022, net income (loss) per ordinary share, basic and diluted for redeemable ordinary shares, is calculated as dividing the allocated net income (loss) for the three months ended March 31, 2022, by the weighted average number of 3,264,969 and 3,903,500 redeemable ordinary shares outstanding for the periods, respectively, resulted in net income of $0.03 and $0.03 per ordinary share, basic and diluted.

Non-redeemable ordinary shares include the Founder Shares, Representative’s Shares and ordinary shares underlying the Private Units, as these shares do not have any redemption features and do not participate in the income earned on the trust account.

Derivative Warrant Liabilities

East Stone does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Management evaluates all of its financial instruments, including issued warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with FASB ASC Topic 825-10, “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities are recognized in the condensed consolidated statement of operations as incurred.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on East Stone’s unaudited condensed financial statements.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Quantitative and Qualitative Disclosures about Market Risk.

Through March 31, 2022, our efforts have been limited to organizational activities, activities relating to our initial public offering and since the initial public, the search for a target business with which to consummate an initial business combination. We have engaged in limited operations and have not generated any revenues. We have not engaged in any hedging activities since our inception on August 9, 2018. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

The net proceeds of the initial public offering and the sale of the private placement warrants held in the trust account and extension loan of $2,760,000 have been invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Evaluation of Disclosure Controls and Procedures

Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act, such as this Report, is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Our management evaluated, with the participation of our principal executive officer and principal financial and accounting officer (our “Certifying Officers”), the effectiveness of our disclosure controls and procedures as of each of December 31, 2021 and March 31, 2022, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that our disclosure controls and procedures were not effective as of each of December 31, 2021 and March 31, 2022, due solely to the material weakness in our internal control over financial reporting described below in “Changes in Internal Control Over Financial Reporting”. In light of this material weakness, we performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with GAAP. Accordingly, management believes that the financial statements included in this Report present fairly in all material respects our financial position, results of operations and cash flows for the period presented.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Management’s Annual Report on Internal Controls over Financial Reporting

As required by SEC rules and regulations implementing Section 404 of the Sarbanes-Oxley Act, (as defined in Rules 13a-15(e) and 15- d-15(e) under the Exchange Act) our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external reporting purposes in accordance with GAAP. Our internal control over financial reporting includes those policies and procedures that:

(1)    pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of our company,

(2)    provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors, and

(3)    provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect errors or misstatements in our financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of our internal control over financial reporting at December 31, 2021. In making these assessments, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework (2013). Based on our assessments and those criteria, management determined that our internal control over financial reporting was not effective, due to the material weakness described elsewhere in this Report.

Notwithstanding this material weakness, management has concluded that our audited financial statements included in this Report are fairly stated in all material respects in accordance with GAAP for each of the periods presented therein.

This Report does not include an attestation report of internal controls from our independent registered public accounting firm due to our status as an emerging growth company under the JOBS Act.

Changes in Internal Control over Financial Reporting

Management has identified a material weakness in internal controls related to the accounting for complex financial instruments. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to continue to enhance our system of evaluating and implementing the accounting standards that apply to our financial statements, including through enhanced analyses by our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

Except as stated above, there were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

BUSINESS OF ICONIQ

Unless the context otherwise requires, references in this “Business of ICONIQ” section to “we,” “us,” “our,” and similar first-person references are intended to mean the business and operations of ICONIQ and its consolidated subsidiaries taken as a whole prior to the Business Combination and Pubco and its consolidated subsidiaries taken as a whole following the Business Combination. References to ICONIQ’s operating subsidiaries are included with respect to the business and operations strictly concerning such subsidiaries. For purposes of this section, “Track Record Period” refers to the years ended December 31, 2020 and 2021. The discussion of ICONIQ’s business and the passenger vehicle industry below is qualified by, and should be read in conjunction with, the discussion of the risks related to ICONIQ’s business and industry detailed elsewhere in this prospectus.

Overview

Headquartered in Dubai, UAE, we are a Smart Passenger Vehicle (SPV) company which strives to offer products that centralize on a “passenger-centric” design philosophy. With a focus on intelligence, comfort and style, we offer innovative vehicle designs that integrate technologies such as digital connectivity and autonomous driving that will deliver outstanding travel experience to passengers. Our long-term mission is to create a passenger-centered ecology through a more enlightened and high-tech way of life with our SPV portfolios being the carrier of such progression.

We are in development of a product portfolio of EVs including a Supersport coupe, as well as SPVs including MUSE and ADA which will be equipped with autonomous driving technology and digital connectivity through collaboration with strategic partners. The Supersport provides a unique insight into our design DNA and will help to anchor our brand’s market positioning as we progressively launch the SPVs. We envision SPV to be a vehicle enhanced with perception, reasoning and actuating devices that enhance the joy of riding. Moreover, by partnering with automotive ESPs (Engineering Service Providers) such as W Motors Automotive Group Holding Limited Dubai Branch (“W Motors”) and Magna Steyr, we have adopted an asset-light manufacturing model which allows us to lower our initial capital expenditures and ramp up the production and commercialization of our products efficiently.

In recent years, the demand growth in the global passenger vehicle markets has been fueled by increases in per capita income, adoption of electric vehicles and significant advancement in technologies such as ADAS (advanced driver assistance system). China is the largest passenger vehicle market in the world, as measured by sales volume in 2021, according to Frost & Sullivan. Among the 21.5 million units of passenger vehicles sold in China in 2021, 15.5% of the volume were attributable to electric vehicles (EVs), which is forecasted to grow to 37.7% in 2026. We are well-positioned to compete in the EV markets in China and other parts of the world as evidenced by (i) our core technologies focus on providing a passenger-centric experience which grant us competitive edges over our rivals; (ii) technology and production support through our strategic partnerships with globally leading technology providers and reputable automotive ESPs; and (iii) our non-binding pre-orders from a wide range of corporate customers around the world. See also “Risk Factors — Risks Relating to ICONIQ — ICONIQ’s ability to generate positive cash flow is uncertain, as non-binding pre-orders may not be converted into binding orders or sales, and customers may cancel or delay orders.”

Market Opportunity

Driven by growing disposable income, increasing urbanization and investment in transportation infrastructure, sales volume of passenger vehicles globally reached 64.0 million units in 2021, and is expected to increase to 75.9 million units in 2026, while sales volume of passenger vehicles in China is expected to increase from 21.5 million units to 25.5 million units during the same period. Among the 21.5 million units of passenger vehicles sold in China in 2021, 15.5% of the volume, equivalent to 3.3 million units, were attributable to EVs. The EV sales volume is forecasted to grow to 10.6 million units in 2026, representing 37.7% of the total passenger vehicle sales volume in China in 2026. According to Frost & Sullivan, by 2030, the global annual volume of passenger EVs will grow to 39.7 million, and the annual volume of new energy passenger vehicles in China will grow to 16.2 million. Meanwhile, the sales volume of EVs in the Middle East is expected to grow from 31 thousand in 2021 to 651 thousand in 2026 at a CAGR of 67.4%. In Europe, consumers are increasingly turning to battery EV (BEV) and plugin hybrid EV (PHEV), which allow these vehicles to achieve new volume and market share records. In 2021, the sales volume of EVs in Europe was 2.05 million, which comprised 14.0% of the total Europe passenger vehicle sales volume. While diesels accounted for 21.7% of the market. It is predicted that EVs will outsell diesels in 2022.

Propelled by the ongoing government support and increasing investments by traditional automakers and new EV participants, consumers’ acceptance of new energy passenger vehicles in many major markets around the world is likely to exceed that of traditional fuel vehicles in the near future. The following graphs show the historical and projected growth of EV sales volume globally:

We envision SPV to be a passenger vehicle enhanced with perception, reasoning and actuating devices that enable the automation of driving tasks such as safe lane. With the use of sensor technology to perceive vehicle status information, and with the help of wireless communication networks and modern intelligent information processing technology, SPVs can achieve intelligent traffic management, as well as intelligent decision making for traffic information services and intelligent control of vehicles. In addition to having futuristic designs, SPVs are digitally connected to drivers and passengers and allow for interactions with them, as the vehicles will progressively “know” each passenger through the journeys and the in-cabin smart devices.

We primarily compete in the market for EVs, with a particular focus on the traditional mid- to large-sized sedan and SUV segments. Our competitors include traditional automotive OEMs, new EV brands and other technology companies entering the automotive market.

Our opportunities for the EV market in the Middle East, China, Europe, Southeast Asia and other regions are primarily driven by the following factors:

•        Technological development — Compared to conventional internal combustion engine (ICE) vehicles in which established automobile powers such as Germany, Japan and the United States have longer development history and own many core technologies, other countries are better positioned to catch up and compete in the field of EVs. Various technological breakthroughs in the recent years have aided the development of the EV industry. For example, as the core component of EVs, battery cost is crucial to the control of a vehicle’s cost. Decrease in the volume-weight average cell has reduced and is expected to further reduce the production cost of EVs. Furthermore, as result of recent technological advancement, EVs now have various advantages over ICE vehicles, including better performance figures, such as power, torque and acceleration, as well as higher safety levels, better user experience and reduced maintenance requirements for owners;

•        Government policy support — Many large fuel consuming countries around the world have been taking measures to ensure energy supply security, including goals to reduce carbon emissions and/or achieve carbon neutrality. To achieve this goal, the PRC government has promulgated a number of policies to support the growth of EV industry and targets to achieve 20% EV penetration rate by 2025. In the Middle

East, in order to reduce their reliance on fossil fuels, governments have been adopting policies to promote green transition, including by providing various subsidies to consumers who purchase EVs, strengthening regulations in relation to fuel efficiency and environment as well as incentivizing OEMs on the production of EVs. Moreover, the European Union aims to attain net-zero emissions of greenhouse gases by 2050 and has adopted a number of policies to support zero-emission vehicles, including purchase subsidies and tax exemptions. Additionally, various EU member states have also adopted specific incentive plans for EVs. These policies, including a national EV subsidies and tax incentives, aim to promote the technical development of EV and encourage automobile manufacturers to invest in developing EVs. This trend will in turn create opportunities for the entire value chain of car manufacturing, from designers and manufacturers of battery, motor, electric control system in the upstream to charging infrastructure industry and battery recycling in the downstream, including SPV manufacturers such as ourselves; and

•        Changing consumer demands — In many countries and regions, consumers are incentivized to purchase EVs by a number of favorable government policies. For example, in China, until the end of 2022, purchasers of EVs can be exempted from purchase tax across the country and further enjoy various local subsidies as well as benefits such as exemptions from traffic restrictions and license-plate lottery and better terms for car loans. Moreover, consumers across the globe are increasingly conscious about the environmental impacts of the goods they purchase and favor EVs which can effectively reduce pollution emissions over traditional vehicles as part of a popular and widely advocated sustainable lifestyle. This is likely to increase the demand for and sales of EVs in these markets. Furthermore, with respect to EVs, consumers are becoming less concerned with battery range thanks to the advances in battery size and density, but rather focus on smart functions, passenger experience and driving assistance capabilities.

See also “Risks Factors — Risks Relating to ICONIQ — ICONIQ’s future growth is dependent upon consumers’ willingness to adopt EVs and specifically ICONIQ’s SPVs.”

Recent Development

We trace our history back to 2014 when our predecessor entity was incorporated in Dubai, the UAE. After expanding into China in 2016 to utilize its supply chain, manufacturing capabilities and market opportunities, on March 22, 2022, we established our global headquarters in Dubai to reinforce our heritage from the Middle East as well as our vision to offer “passenger-centric” SPVs on a global scale. Our presence in the Middle East enables us to look both “East and West” to pursue our worldwide growth ambitions. As of March 31, 2022,

•        our Dubai headquarters’ business scope covered science and technology consultancy, innovation and AI research and consultancy, as well as automobile engineering services;

•        our Dubai headquarters entity, ICONIQ Green Technology FZCO, wholly owned ICONIQ Motors Limited, our BVI-incorporated subsidiary which controls all of our UAE and PRC operating subsidiaries;

•        our senior management’s employment contracts were all signed with our Dubai headquarters entity;

•        we were in the process of transferring over 60 patent rights and assigning nearly 40 procurement contracts with our key suppliers from our PRC operating subsidiaries to our Dubai headquarters entity; and

Moreover, on June 6, 2022, we signed an investment agreement with the government of Jinhua city (the “Jinhua Government”) to construct a technologically advanced EV factory in China’s Zhejiang province, for the development of MUSE and ADA. The factory’s planning and construction will be completely financed by the Jinhua Government and the factory will be capable of producing the full range of our products, including MUSE and ADA. We are also relentlessly exploring opportunities with new partners to enhance product features and/or to develop new models that can leverage economy of scale from our existing product platforms and technologies, which will help to attract external resources, reinforce our brand, and generate additional revenue. See “Business of ICONIQ — Manufacturing — Our asset-light manufacturing model”.

Furthermore, NWTN Technologies Industries, an Abu Dhabi-based industrial and manufacturing company wholly-owned by ICONIQ Green Technology FZCO, will seek to establish an UAE-based SKD (Semi-Knockdown Kit) facility to manufacture and market our vehicles in the Middle East, Africa, Southeast Asia and Europe. We are engaging in a preliminary discussion with an aim to sign the lease with the relevant property owner in the near future.

Competitive Strengths

We believe that competitive strengths that set us apart as a leading SPV company from other EV companies include the following.

Differentiated passenger experience that advocate a unique and personalized lifestyle

“Passenger-centric” is embedded in our product DNA, and we strive to offer our passengers a comprehensive smart mobility experience comprised of comfort, infotainment and personalized services to satisfy the needs of the mid- to high-end segment of corporate and family customers. Such experience will be measured by our products’ interior, safety features, intelligent devices as well as its ability to provide tailored services for each passenger. Our vehicles are designed to minimize motion sickness for the passengers and equipped with multiple passenger vehicle riding modes, including, for example, sporty, comfort and quiet as well as autonomous. The vehicles will be designed to sense the physical wellness of a passenger, including pulse, blood pressure and body temperature, and will communicate with personal healthcare providers for advice if and when needed. Moreover, when the vehicles are capable of Level 4 autonomous driving, passengers will be able to easily turn the vehicle cabin into sleeping, relaxed or working mode with voice-recognized instructions. They can also be facially recognized when stepping into a vehicle, which allows the vehicle to adjust all passenger presets for each individual, including lighting, seat position and seat stiffness. The vehicles will adapt to the cabin environment and passenger condition as well as proactively turn on the entertainment, shopping and office work systems which are also customized for each passenger. The vehicles are also designed as a personal concierge who has a storage of the passenger’s favorite locations including restaurants, hotels, pharmacies and other locations, and the vehicle will automatically plan the travel routes based on the purpose, destination and road conditions. Furthermore, we will also ensure the safety of our customers by aiming to design MUSE and ADA according to E-NCAP (European New Car Assessment Programme) Five Star and C-NCAP (China New Car Assessment Programme) Five Star standards and equipping them with passenger safety features including AEB (Autonomous Emergency Braking), pre-tension safe-belt and extra airbags.

Redefining EVs with style, ample cabin space and leading technologies

The differentiated passenger experience offered by our vehicles will be supported by our stylistic exterior and interior, cabin space and suite of innovative technologies. Each line of our vehicles will have modern and distinguishing design which appeals to the global customer base who adore esthetics and embrace technology. Moreover, our design for MUSE will have a wheelbase of 3000 mm and a large cabin space which occupies a leading position in the industry, according to Frost & Sullivan.

Furthermore, our vehicles will be designed as interconnected electronic device with our proprietary AI-NAS (Artificial Intelligent Networked Appliance System). They are designed with an innovative new dock, which provides the ultimate environment for a hardware and passenger system integration that is optimized for seamless operation. In addition to large and separate high-definition touch screens, high-end audio systems, facial and voice recognition devices and body condition sensors to provide the best-in-class on-board entertainment, shopping and office experiences, our vehicles will carry chassis sensor and motion reverse system to minimize cabin motion as well as seat sensors that can recognize a passenger’s physical conditions. Additionally, our vehicles will be able to support high-speed 5G internet and further enhance passenger experience with our on-board software applications running on AI-NAS. For details, see “— Our Technologies”. The AI-NAS, together with our on-board smart devices, will offer superb passenger experience with various services such as medical, travel, news, financial, social and luxury branding.

Strategic partnerships with industry leading vehicle designer, onboard system provider, technology provider and ESP

We work with the industrial leaders in defining the next generation of EV passenger experience. We are currently entrusting W Motors on the contract engineering of our Supersport, and have contracted with the Jinhua Government to construct a manufacturing facility which is capable of developing the MUSE and the ADA vehicle lines. This contract engineering approach is widely employed in global passenger vehicle production, as many major OEMs around the globe currently have contract engineering arrangements.

Our strategic partner and investor, the Jinhua Government, has financed the planning and construction of a manufacturing facility that will be capable of producing the full range of our products, including MUSE and ADA, which is in line with our asset light manufacturing strategy. We will cooperate with the Jinhua Government and other partners to design and manufacture the MUSE in the manufacturing base with approximately 700,000 square meters and over 1,500 employees. The facility will have a full capacity of EV production including stamping, body, painting, final assembly and battery pack, with a yearly production capacity of 150,000 vehicles. In the Jinhua plant, we, together with other partners such as Magna Steyr, W Motors and other suppliers, will develop all essential parts of the MUSE vehicle and the ADA vehicle, including body, interior, exterior, electrical architecture, powertrain, and perform early testing. For details of the contract engineering, see “— Manufacturing — Vehicle development and contract engineering process”. Meanwhile, ICONIQ Green Technology FZCO is jointly developing the Supersport with W Motors, a Dubai-based leading manufacturer of high-performance high-end hypercars which specializes in automotive design, research and development, as well as vehicle engineering and production. We have maintained strategic alliance with W Motors since 2015 on product development, styling, design and marketing of our Model SEVEN, the predecessor vehicle of MUSE and ADA. Together, we had adopted a strong cross-branding strategy to promote, market and create awareness globally, including at events such as the Geneva Motor Show, the Dubai Motor Show, the Monterey Car Week, the Shanghai Auto Show and at venues such as our joint Dubai City Walk Flagship Showroom.

We also procure other critical systems such as electronic control modules, electric motor units, lithium battery and battery management devices, cabin interior and infotainment system, safety equipment and other automotive components from Bosch China Investment Ltd and Bosch HUAYU Steering System Co, Ltd (together, “Bosch”), BETELER Automotive (China) Investment Limited (“Benteler”), Contemporary Amperex Technology Co., Limited (“CATL”), LG Energy Solution, Ltd (“LG”) and other established suppliers.

These partnerships allow us to strategically differentiate ourselves from our peers, and such cooperation model enables us to focus on what we are best at, such as designing industry-leading vehicles that focus on passenger experiences supported by our leading technology and understanding of changing customer needs, while accelerated product development with reduced capital investment. For details, see “— Manufacturing — Our asset-light manufacturing model”. Moreover, such cooperation model grants us access to the latest technologies available in the market and the ability to grow along with the leaders of the EV industry.

Experienced and visionary management team with a track record of success

Our experienced management, senior advisors and talented employees are one of the key assets of our business and the foundation of our corporate culture, value and leadership. We have built a diversified team with different industry background, nationality, gender, age and career background, which can leverage the full potential of each and every person. Built as a global company from day one, we have attracted a deep bench of industry veterans across EV and traditional automotive companies as well as industrials and financial institutions to achieve our common vision and mission. This multi-disciplinary approach is important to our credibility and sustainability in today’s global market.

Growth Strategies

We pursue the following strategies to accomplish our mission.

Work with global ESP partners to accelerate product development and delivery to market

We aim to expand our production capacity by cooperating with local governments in China, the UAE, as well as other locations in the future. Our SKD facilities in the UAE will complete vehicle assembly and testing for our vehicles in the Middle East markets. We expect the Jinhua manufacturing plant to obtain the capacity for the full production of the MUSE and the ADA in 2024, and also serve as the mother plant for the UAE SKD plant.

Our contract engineering arrangement with W Motors and Magna Steyr allows us to lower our initial capital expenditure associated with facility operation. They also allow us to ramp up production in an efficient manner without dealing with complex labor and capacity management issues. Moreover, we are able to leverage the platform, technology and resource of these partners to accelerate product development.

We aim to further expand our production capacity in China and the UAE by cooperating with local government and entities. See “— Manufacturing — Our asset-light manufacturing model”.

Build and expand our international market presence

We currently primarily focus on the passenger vehicle markets in China and the UAE for the initial launch of our vehicle lines. However, we are a company with global presence as our head office and development center are located in Dubai. As we validate and execute our business plan, we will continue to develop our relationships and explore international expansions in attractive markets, such as the Middle East, Europe and Southeast Asia. Given our partnership strategy, we believe that we can build the manufacturing and operational networks needed to quickly establish us as a truly global brand. As we expand our presence across these regions, we will continuously develop and adopt the latest EV and manufacturing technologies to both localize and upgrade our products.

Work with global fleet providers as a large untapped market for EV growth

We plan to collaborate with and market our vehicles to leading fleet providers in the world, including corporate fleet, rental car service providers and ride-sharing service providers. Currently, passenger EVs are not readily available in the global fleet service markets, as ICE vehicles comprised more than 80% of the total vehicles in the global fleet service markets, according to Frost & Sullivan. We will tap into these underserved markets for fleet providers by establishing own direct sales and servicing network, including retail stores and delivery and servicing centers as on-the-ground outposts to our key fleet provider customers to extend our service coverage in an efficient and effective manner while utilizing an appropriate representation model for each market. We will also provide these customers with opportunities to extensively test our vehicles to validate their technology and the economic benefits for the customers. Furthermore, we will customize our vehicles for various markets to meet each corporate fleet provider’s differentiated needs. We believe that compelling partnerships with the global fleet providers will provide a strong support for our continuous growth globally.

Accelerate investment in and advancement of our technologies

R&D is critical to our success. We are forming a top-tier international management team comprised of talented individuals from several EV technology leaders. Our product development centers in Dubai, Shanghai and Shenzhen enable us to tap into a deep pool of automotive talent, which we are utilizing to the fullest. We will increase our investment in R&D and focus on hiring talented engineers and scientists to advance our technological advantage. Additionally, we will leverage the strength and resources of our asset-light strategy partners and focus more investment into the development of our intellectual property to support our passenger-centric strategy.

Create more monetization opportunities during the lifetime of our products

We will be launching passenger-centric SPV as the passenger’s riding experience is the foundation of our car making philosophy. In our vehicles, passengers’ in-car experience will not only be confined to the smart cabin, but shall be further expanded by the on-board intelligent hardware accessories such as smartphones, bracelets, watches, sensors and other smart devices. We plan to further expand our service offerings to cover additional electronic devices that enrich passenger experience in and out of the vehicle which will support including subscription services based on autopilot and intelligent cabin as well as for upgradable and scalable functions based on intelligent hardware.

See also “Risk Factors — Risks Relating to ICONIQ — ICONIQ may not be able to successfully implement its growth strategy on a timely basis, or at all, and it may be unable to manage future growth effectively, which could negatively impact its brand and financial performance.”

Our Products

Supersport

Supersport is a battery EV sport car which features avant-grade design and superb performance. The vehicle is jointly developed by W Motors and us for ultimate style and performance. As our first commercialized product, Supersport will not only point to our global history and heritage from the Middle East, but also establish our design DNA and brand prestige among high-end consumers globally.

The vehicle will share the same platform as certain W Motor’s hypercar product including the advanced carbon fiber monocoque and suspension. In designing the Supersport, we have utilized our advanced electronic architecture and many of the passenger-centric intelligent hardware features that will be included in the design of the MUSE. We have also redesigned the body styling to reflect our design DNA and will configure the interior to focus on passenger options and convenience.

The following table sets forth certain technical features of the target configurations of the Supersport upon launch.

Target Configuration
Estimated launch	End of 2022
Length x width x height (mm)	4570 x 2040 x 1214
Wheelbase (mm)	2750
Seats	2
Motor	Dual RWD Permanent Magnet Synchronous Motor
Total max power (kW)	400
Total max torque (Nm)	400
Battery capacity (kWh)	70
Charging time	90 minutes to 95% (DC)/12 hours to 95% (AC)
Maximum speed (kmh)	≥250
0 to 100 km/h acceleration (s)	≤3.5
Mileage (km)	≥350
Weight (kg)	≤2000

We have developed the Supersport through a contract engineering arrangement with W Motors which will receive a contract engineering fee on a per-vehicle basis without any revenue sharing arrangement. We are conducting limited edition production of the Supersport and plan for its launch and full production in 2023. See also “Risk Factors — Risks Relating to ICONIQ’s Business — ICONIQ’s ability to develop, manufacture, and deliver automobiles of high quality and appeal to customers, on schedule, and on a large scale is unproven and still evolving. ICONIQ’s vehicles may not perform in line with customer expectations.”

MUSE

MUSE is a full-sized SPV which serves as our brand marquee model, with services to offer comprehensive passenger experience and Level 2.5 autonomous driving technology, which was developed based on an advanced EV platform. In 2019, we and W Motors unveiled the Seven SPV, which was the predecessor of MUSE, as a collaborative project with a global community of automotive experts and visionaries. Since 2022, we have transformed the Seven SPV concept into the MUSE to serve as a brand shaper for us. MUSE will have several advanced features, including (i) innovative appearance with 1.42 meter high ingress and egress which provides better passenger experience; (ii) luxurious interior with front swivel seat, double large screens and independent operating system, AI-NAS; (iii) holistic experience with multiple riding modes of work, health, meeting, entertainment and relaxation; and (iv) smart navigation with adaptability for future autonomous driving technology.

The following table sets forth certain technical features of the target configurations of the MUSE upon launch.

Target Configuration
Estimated launch	2023
Length x width x height (mm)	5000 x 1960 x 1600
Wheelbase (mm)	3000
Seats	5 (Mobility) / 5 (Premium) / 4 (VIP)
Motor	One motor RWD / Dual motor AWD
NEDC range (km)	600+/800+
Battery type	Ternary lithium
Battery capacity (kWh)	100/120
Charging time	30 minutes to 70%
Maximum speed (kmh)	≥180
0-100 km/h acceleration (s)	≤4
Autonomous driving system	Level 2.5 autonomous driving as standard:
• Lane Departure Warning (LDW)
• Forward Collision Warning (FCW)
• Blind Spot Detection (BSD)
• Rear Cross Path Detection
• Door Open Warning
• Active Lane Change Assist warning
• Pedestrian Detection System (PDS)
• Automatic Emergency Braking-Pedestrian (AEB-P)
• Automatic Emergency Braking-Urban (AEB-U)
• Automatic Emergency Braking-City (AEB-C)
• Automatic Emergency Braking-Reverse (AEB-P-R)
• Adaptive Cruise Control (ACC)
• Lane Keep Assist (LKA)
• Traffic Jam Assist (TJA)
• Highway Assist (HWA)
• Junction Assist
• Lane Keep Control
• Intelligent Speed Adaption (ISA)
• Autonomous Emergency Steering (AES)
OTA firmware update	Upgradable electronic control units, or ECUs

Unlike other multi-purpose vehicles (MPVs) on the market, MUSE pays more attention to the passenger’s riding experience, and it performs better in terms of comfort, intelligence and personalized services. MUSE seeks to transform vehicles from a traditional travel machine into a mobile living space by breaking the internal design of the vehicle and equipping and accessorizing it with smartphone like functionalities. At the same time, we cooperate with reputable suppliers to provide passengers with a top-notch riding experience that meets modern-day travel needs of both families and businesses.

We are currently in the styling, surfacing and initial packaging phase for the development of the MUSE. See “— Manufacturing — Vehicle development and contract engineering process”. We are working with W Motors, Magna Steyr and others to complete the MUSE design and plan for launch in 2023 and full production in 2024. MUSE will be our first mass-production SPV in the market. See also “Risk Factors — Risks Relating to ICONIQ’s Business — ICONIQ’s ability to develop, manufacture, and deliver automobiles of high quality and appeal to customers, on schedule, and on a large scale is unproven and still evolving. ICONIQ’s vehicles may not perform in line with customer expectations.”

ADA

ADA is a mid-sized compact SPV which serves as a more affordable model and aims for the mainstream MPVs and city SUVs market. While sharing the same competitive core features as MUSE, ADA will be offered at a more affordable price range which allows a wider range of consumers to enjoy its futuristic design, smart and passenger-focused functions and seamless connectivity. We hope that ADA will deliver the significant global growth given its price positioning and overall vehicle size for markets such as Europe and Southeast Asia.

The following table sets forth certain technical features of the target configurations of ADA upon launch.

Target Configuration
Estimated launch	2024
Length x width x height (mm)	4800 x 1940 x 1600
Wheelbase (mm)	2950
Seats	5 (Mobility) / 5 (Premium) / 4 (VIP)
Motor	One motor RWD / Dual motor AWD
NEDC range (km)	600/750
Battery type	Ternary lithium
Battery capacity (kWh)	80/100
Charging time	30 minutes to 70%
Maximum speed (kmh)	≥180
0-100 km/h acceleration (s)	≤ 4.5

Autonomous driving system	Level 2 autonomous driving as standard, with Level 4 autonomous driving as option, which includes:
• Lane Departure Warning (LDW)
• Forward Collision Warning (FCW)
• Blind Spot Detection (BSD)
• Rear Cross Path Detection
• Door Open Warning
• Active Lane Change Assist warning
• Pedestrian Detection System (PDS)
• Automatic Emergency Braking — Pedestrian (AEB-P)
• Automatic Emergency Braking — Urban (AEB-U)
• Automatic Emergency Braking — City (AEB-C)
• Automatic Emergency Braking — Reverse (AEB-P-R)
• Adaptive Cruise Control (ACC)
• Lane Keep Assist (LKA)
• Traffic Jam Assist (TJA)
• Highway Assist (HWA)
• Junction Assist
• Lane Keep Control
• Intelligent Speed Adaption (ISA)
• Autonomous Emergency Steering (AES)
OTA firmware update	Upgradable electronic control units, or ECUs

Similar to the MUSE, ADA features futuristic and compact exterior which enables easy city navigation. Its interior provides sufficient space for passengers and offers up-to-date connectivity experience. Moreover, ADA’s production shares the same platform as that of the MUSE, which are capable of uncompromised performance while allowing us to manufacture ADA in a more timely and cost-efficient manner. Furthermore, ADA is expected to offer leading L4+ autonomous driving technology which will deliver the ultimate in-cabin passenger experience in parallel with the development of relevant regulations. As a compact and more affordable model, ADA does not have certain features offered by the MUSE, including first-class second row seat with top comfort functions such as massage and ventilation as well as interior decoration that uses premium leather and other luxury materials.

Shanghai ICONIQ New Energy Development Co., Ltd. is currently in the preliminary product specification phase for the development of ADA and plans for launch in 2023 and full production in 2025. We expect to produce ADA at the Jinhua plant managed by us. See also “Risk Factors — Risks Relating to ICONIQ’s Business – ICONIQ’s ability to develop, manufacture, and deliver automobiles of high quality and appeal to customers, on schedule, and on a large scale is unproven and still evolving. ICONIQ’s vehicles may not perform in line with customer expectations.”

Leveraging the foundations and experience of the Seven SPV, we are still at early stage of development for our vehicles, in particular the MUSE and the ADA, and our expectations for product specifications, launch date and autonomous driving technology may be subject to further changes due to a variety of factors. For details, see “Risk Factors — Risks Relating to ICONIQ — ICONIQ’s ability to develop, manufacture, and deliver automobiles of high quality and appeal to customers, on schedule, and on a large scale is unproven and still evolving. ICONIQ’s vehicles may not perform in line with customer expectations.”

Our Technologies

We are developing an AI-NAS Ecology which will focus on providing a passenger-centric ecosystem, integrating hardware and software, using onboard computing power and offering open cloud platform for various service providers, as illustrated in the diagram below.

Note:

TTS: Text To Speech; ASR: Automatic Speech Recognition; NLP: Natural Language Processing; LBS: Location Based Services

Our AI-NAS Ecology System seeks to transform a vehicle into a mobile living space based on (i) AI-NAS in cabin, which equips and accessorizes the vehicle with smartphone like functionalities supported by independent systems for in-vehicle personalized and interactive experiences, (ii) smart devices with expandable functions which are seamlessly connected to in-cabin AI-NAS with abundance of software applications downloadable from third party application stores, and (iii) private cloud AI-NAS with expandable and upgradable service provided by us and our ecosystem partners, including video, music and game streaming, medical, online shopping and utilities service providers. The Supersport will combine the head-turning W Motors design cues while equipped with the smart functions iconic to our brand. Moreover, at the launch of the MUSE and the ADA, we expect that our AI-NAS ecology system in such products will include a 70-inch smart panel and a 17-inch center display, a 25-speaker smart audio infotainment system, AI assistant and AI cloud services.

Additionally, our AI-NAS Ecology System is complemented by a suite of innovative vehicle hardware, including:

•        Modular pure electric platform, which comprises a long wheelbase (3000 mm) chassis, electrified chassis solution (integrated four-in-one motor drive system), integrated thermal management solutions (battery storage system/electronic components), flexible and scalable battery storage system with standard and customized components, integrated crash functions, all of which offers a best-in-class ride and handling performance.

•        High density battery pack system, capable of 600-800km NEDC (New European Driving Cycle) driving range with 0.31 draft coefficient and peak discharge power of 300kW. We will also have advanced thermal management technology to extend battery service life as well as innovative dry wet separation structure and advanced BMS (Battery Management System) and thermal management to ensure product safety in the whole vehicle life cycle. Moreover, we will conduct simulation analysis and test verification to ensure the reliability of our products.

Furthermore, we continuously develop new passenger experience enabled by modular-distributed design system and 5G network. Our proprietary AI-NAS allows our passengers to seamlessly enjoy their favorite application and digital value-add services in any of our vehicles worldwide. AI-NAS is characterized by passenger-defined functionalities, autonomous driving-oriented design, integrated electric and electronic architecture and iterative R&D and upgrades. AI-NAS enriches passenger experience through:

•        Five Senses System, which covers (i) auditory system for global hearing, privacy hearing, etc., (ii) visual system for lighting, screen display, projection, AR, VR, etc., (iii) olfactory system for electronic fragrance system, etc., (iv) tactile system for contact tactile, air cooling and heating, etc. and (v) taste system for food refrigeration and heating;

•        Comprehensive Data System, which covers (i) sensor collection system for temperature, humidity, gas content, etc., (ii) voice collection system for voice control, (iii) action collection system for gesture acquisition, eye tracking, whole body action acquisition, etc., (iv) physical input system for key, touch screen, etc. and (v) external visual collection system; and

•        Cloud Control System, which covers mobility control, multiple vehicle coordination and vehicle and home connectivity.

Additionally, in order to equip our SPVs with autonomous driving technology, we are developing an intelligent autonomous driving assistant, with powerful computing capability, advanced algorithms and multi-dimensional integrated sensors. We anticipate the core technologies to include:

•        Special domain controller for autonomous driving with high computing power and low power consumption.    Aiming to achieve intelligent driving, the self-developed special domain controller for autonomous driving will integrate various heterogeneous processors with customized peripheral sensor interfaces, meeting both the high-computing-power requirements of high-performance autonomous driving algorithms and the low-power-consumption requirements of vehicle components;

•        Heterogeneous multi-sensor fusion sensing and positioning system.    Our self-designed scheme will integrate and deploy various heterogeneous sensors such as LiDAR (Light Detection And Ranging), camera, millimeter wave radar, GNSS (Global Navigation Satellite System)and IMU (Inertial Measurement Unit), so as to realize the fusion sensing of the data set and the stable sensing and positioning of the positioning algorithm in various complex scenes;

•        Decision planning and control system based on reinforcement learning architecture.    Our intelligent driving system will use a decision-making and planning algorithm based on reinforcement learning, which is developed to complete the full coverage of urban, high-speed and rural scenes. The control algorithm will carry self-adaptive capability for vehicle situation change and different travel scenes;

•        Vehicle-infrastructure coordination solution.    Utilizing 5G technology, the vehicle and infrastructure perception data will be fused to realize the environment perception without blind area, the overall optimization of vehicle path planning will be realized through collaborative decision-making planning, and the global optimization of traffic system will be realized through regional and global data fusion. Such autonomous driving capabilities will allow the vehicles to be safer, more efficient and more intelligent as well as to form an intelligent transportation system together with road-side infrastructures.

We plan to install different levels of autonomous driving technology on our vehicles. At product launch, we anticipate the MUSE and the ADA to have Level 2.5 and Level 2 autonomous driving system, respectively, with ADA offering Level 4 autonomous driving system as an option.

Furthermore, we are collaborating with a top-tier supplier, CATL, to develop our vehicles’ battery cells. The MUSE will use CATL’s 3rd Generation CTP (cell-to-pack) battery system, which uses a ternary lithium battery made of lithium nickel-cobalt-manganate with a high energy density. It also has an integrated isolation cooling system which physically achieve dry and wet separation. Additionally, the battery system carries a thermal diffusion safety design, which prevents single cell failure from compromising the whole pack and improves escape time. Moreover, it is equipped with a pyro fuse to reduce high voltage safety risk after collision.

Research and Development

Our R&D efforts will be focused on vehicle design, product engineering, manufacturing engineering, intelligent seating design, intelligent network, vehicle body engineering, vehicle safety engineering, data and data security, supply quality engineering, CAD (computer-aided design) and supply chain management. In addition, we are working with our ecosystem partners to design and develop a rich portfolio of smart software and hardware. We have assembled a team of experienced experts and engineers to bring innovative and safe passenger vehicles to market. In 2020 and 2021, we invested US$1.9 million and US$0.7 million in R&D activities, respectively, which accounted for 17.1% and 6.7% of our total operating expenses, respectively. We expect to scale up both our in-house R&D and collaboration with external R&D partners in order to enhance and commercialize our products and technologies.

In the field of autonomous driving, we are building a dedicated R&D team and recruiting experienced personnel to support our future need for such technology in our vehicles. We are also actively seeking external partners to co-develop or acquire autonomous driving technology.

Additionally, we have had preliminary discussions and plan to collaborate with:

(i)     Abu Dhabi Future Energy Company PJSC-Masdar (UAE) to (a) showcase a prototype of our vehicle product in the UAE, (b) use Masdar City as a testing area for our autonomous driving technology and (c) further collaborate on a mutual R&D program; and

(ii)    OBON Corporate Co., Ltd (Thailand) to develop V2X autonomous driving solutions in Thailand using the 5G technology provided by OBON.

See “Risk Factors — Risks Relating to ICONIQ — ICONIQ’s inability to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which it may apply could have a material adverse effect on its business, results of operations or financial condition.”

Sales and Marketing

Marketing and distribution

Our marketing and communications strategy will initially focus on promoting the awareness of our brand which will represent a premium brand with high-quality vehicles and services in China and the Middle East. We aim to engage in cost-effective branding activities by taking advantage of digital channels including social media and maintaining an “always on” online presence to build an online and offline ecosystem of users. We do not intend to invest in traditional mass-marketing, such as billboard and magazines, given its inefficiency and poor return-on-investment. In China and selected markets globally, we plan to adopt a partnership-driven marketing and distribution strategy for individual and corporate customers which focuses on products and brand, distribution and the establishment of an AI-NAS ecology system.

For individual customers, we will focus on building a strong brand recognition and loyalty among our target demographics. These customers pursue technological innovation, enjoy beautiful and intelligent design and yearn for an exclusive and luxurious life journey. We seek to reach mobile-internet savvy middle-class customers via endorsements from their key opinion leaders (KOLs). We will also offer fully-digitalized and personalized customer experience from VR showroom to mobile and online product customization, order placement and order tracking, including virtual assembly inspection, home delivery ceremony and owners’ club. Moreover, we will pursue selective co-branding with global luxury partners.

For corporate customers, we will seek to offer smart mobility solutions through various commercial partnerships with, for example, travel companies, corporate fleets, luxury hotels and passenger service companies to meet the unique demands of corporate customers and travelers through tailor-made service packages. In the future, our integrated business service platform will enable corporate clients to define and customize both hardware and software of their NWTN vehicle fleet with a broad range of value-add services at their disposal. Additionally, our smart vehicle products are an ideal candidate for mobile vehicle pooling businesses and smart city public transportation.

For all customers, our sales network globally will be asset-light, which will provide an accelerated representation model that delivers both the brand and customer experience, sales performance and ROI for our partners. This will ensure all our customers globally can enjoy a consistently outstanding NWTN brand and ownership experience.

We are planning a balanced marketing and distribution model that uses China and the UAE as the foundation for our initial growth and accelerated development of relevant passenger technologies. However, over time we plan to expand our market presence to reduce our exposure to macroeconomic risks. Our international strategy will initially focus on the Middle East, Europe and Southeast Asia through reputable and influential local partners to cultivate both the consumer and the business demands for our products and services. We seek to further expand our global reach to the rest of the world, which will primarily be driven by our future sales and marketing strategy and partnerships.

See also “Risk Factors — Risks Relating to ICONIQ — ICONIQ’s brand and reputation could be harmed by negative publicity or safety concerns regarding its products or the products of its competitors, which could materially and adversely affect its business, results of operations or financial condition.”

Pricing

We adopt the same pricing strategy globally and price our products based a variety of factors, such as product positioning, government subsidy policy, competitive landscape, spending patterns of target consumers and production costs.

Government support

There are currently a number of national-level and municipal-level regulations and policies in major markets around the world that incentivize consumers to purchase EVs. For details, see “— Market Opportunities”. In China, qualified purchasers of new energy vehicles are entitled to subsidies from the central government and certain local governments. Additionally, the United Kingdom government provides vehicles incentives such as purchase subsidies, exemption from the vehicle excise duty and London’s congestion charge. European Union countries such as Germany and France have also introduced a series of EV subsidies. These policies are subject to certain limits as well as changes that are beyond our control. Any uncertainty or delay in collection of the government subsidies may also have an adverse impact on our financial condition. For details, see “Risk Factors — Risks Relating to ICONIQ — ICONIQ’s inability to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which it may apply could have a material adverse effect on its business, results of operations or financial condition.” Furthermore, we aim to further expand our production capacity in China and the UAE by cooperating with local government and entities. We have signed a framework agreement with a municipal government in China with respect to investment for R&D, production, equipment and raw material procurement, sales and marketing and other areas where, subject to certain conditions, we are expecting to obtain various subsidies, facility construction support, financing support and tax benefits.

Comprehensive Services

Value-add services

Our vehicles will have functions that synchronize with passenger’s smart devices such as smartphone, smart watch and other wearables to access their personal preference and information from other applications. Through these, we aim to provide our customers with various expandable services such as health monitoring and in-vehicle entertainment for our passengers. Moreover, passengers will be able to access a selected list of third-party games, subscriptions and lifestyle services on their mobile phones which can be synchronized with AI-NAS.

In addition to in-vehicle services offered to enhance passenger experience, we also aim to provide our customers with various value-add services for a full-quality passenger experience, including, for example, hotel VIP service, healthcare specialist hotline, online shopping privileges and airport and high-speed rail VIP service.

After-sale services and warranty

In China, we plan to provide offline servicing primarily through authorized third-party service centers, which provide repair, maintenance and other services. Outside China, we will initially offer after-sale services through our importer and distributor partners and manage such network based on market requirements and our global representation standards.

Our vehicle electrical systems will be monitored via PLM (product lifecycle management) system and industry 4.0 methodology to allow 100% real-time tracking of aftersales repair and warranty issues. Given that all critical and valuable components are traceable on every vehicle in service, we will monitor vehicle component quality issues and intervene remotely to prevent failure or initiate a service workshop visit to prevent a customer breakdown. Any major quality issues involving vehicle software will be remedied primarily through OTA updates, coupled with remote diagnosis of vehicles, data analysis, proactive repair of the relevant system to prevent failure and the addition of new features and functions.

We will provide product warranty as required under the relevant law of the markets where we operate and also evaluate our warranty terms based on different market requirements and competitive environment. Furthermore, the vehicle components we procure from suppliers and vehicles manufactured through our contract engineering arrangement with W Motors will all carry standard warranty provisions in line with industry standard. See also “Risk Factors — Risks Relating to ICONIQ — ICONIQ may be subject to product liability or warranty claims that could result in significant direct or indirect costs, including reputational harm, increased insurance premiums or the need to self-insure, which could adversely affect its business and operating results.”

Manufacturing

Our asset-light manufacturing model

We are pursuing an asset-light manufacturing model through strategic partnerships.

In the first phase of our collaboration, we will cooperate with the Jinhua Government and other partners to design and manufacture the MUSE in the manufacturing base in Jinhua with approximately 700,000 square meters and over 1,500 employees. The facility will have a full capacity of EV production including stamping, body, painting, final assembly and battery pack, with a yearly production capacity of 150,000 vehicles. In the Jinhua plant, we, together with other partners such as Magna Steyr, W Motors and other suppliers, will develop all essential parts of the MUSE vehicle and the ADA vehicle, including body, interior, exterior, electrical architecture, powertrain, and perform early testing. For details of the contract engineering, see “— Vehicle development and contract engineering process”. Going forward, we aim to further expand our production capacity by cooperating with local governments and entities for SKD operations in the UAE as well as other locations. Furthermore, NWTN Technologies Industries, an Abu Dhabi-based industrial and manufacturing company wholly-owned by ICONIQ Green Technology FZCO, will seek to establish an UAE-based SKD facility to manufacture and market our vehicles in the Middle East, Africa, Southeast Asia and Europe. We expect the Jinhua manufacturing plant to obtain the capacity for the full production of the MUSE and the ADA in 2024, and also serve as the mother plant for the UAE SKD plant.

In the UAE, W Motors will produce the Supersport under an exclusive license from us. Headquartered in Dubai, W Motors is a leading manufacturer of high-performance luxury hypercars in the Middle East. It specializes in automotive design, research and development, as well as vehicle engineering and manufacturing. In the first phase of our collaboration, production of the Supersport will take place in W Motor’s SKD plant in Dubai with a production floor of 12,000 sqm, over 400 workers and an annual production capacity of 500 units. After 2025, in the second phase of collaboration, we will set up a joint venture with W Motors to construct a full production plant to expand the product portfolio and to serve the broader global markets.

Our strategic partnerships with W Motors, Magna Steyr and others allow us to substantially lower our overall capital expenditure and ramp up production in an efficient manner without dealing with complex labor and capacity management issues. By sharing respective platforms, technologies and resources with these industry leaders, we are well-positioned for accelerated product development with reduced capital investment. See also “Risk Factors — Risks Relating to ICONIQ — Any problems or delays in ramping and maintaining operations of the Jinhua plant or the establishment of the new SPV manufacturing bases could negatively affect the production of its SPVs.”

Vehicle development and contract engineering process

We have strong in-house capabilities in vehicle design and engineering, covering the entire product development process which mainly involves concept feasibility review and approval, product design and engineering, product design validation, prototype production and validation, product launch and mass production. We have assembled a team of vehicle development and manufacturing experts from leading automotive ESPs worldwide. The following diagram sets forth the standard product development flow of our vehicle products.

Currently, we are at the styling, surfacing and initial packaging phase for the MUSE and are completing the platform and design integration. We have further begun detailed design of the vehicle’s body-in-white (BIW), interior and exterior, powertrain, battery and electrical architecture. We aim to develop a platform which is eventually capable of supporting Level 4 and above autonomous driving technology. For details, see “— Research and Development”.

We will utilize several well-known ESPs to assist Shanghai ICONIQ New Energy Development Co., Ltd. as it develops the MUSE. Under our product engineering arrangements with W Motors and Magna Steyr, they will provide us with a detailed product specification book and Computer Aided Surface (CAS) for the vehicle. We will agree with them on specific development milestones and performance criteria for each phase of product design. Shanghai ICONIQ New Energy Development Co., Ltd. will lead the concept development and approval process from detailed part to overall vehicle synthesis. Our team will be responsible for defining overall vehicle requirements and specification, evaluating design and performance status at each development phase and, most importantly, have design approval and release authority for every phase. This is part of our holistic and rigorous quality assurance process which will allow us to deliver consistent and high quality products to our customers.

Pursuant to our contract engineering arrangement with W Motors, vehicles such as the Supersport will also be designed and manufactured jointly by W Motors and us according to our specific requirement. After the vehicles are manufactured, completed, tested and qualified at the W Motors factory in Dubai, they will be initially shipped to China where, they will be inspected by the import inspection bureau and released to us. We will perform subsequent testing and quality control and then deliver the vehicles for sale. Going forward, we will also develop our distribution network in other parts of the world for the Supersport as well as our other vehicle products.

We have paid certain fees to W Motors and bore certain costs as part of the preliminary development of the Supersport and the MUSE.

See also “Risk Factors — Risks Relating to ICONIQ — Any delays in the manufacturing and launch of the commercial production vehicles in ICONIQ’s pipeline could have a material adverse effect on its business.”

Quality control

We will implement full-cycle quality control, covering design, procurement, production, sales and after-sales services. Our quality assurance measures include:

1.      Design:    We use tools such as APQP (Advanced Product Quality Planning), DFQ (Design for Quality), DFMEA (Design Failure Mode and Effect Analysis) and PFMEA (Design Failure Mode and Effect Analysis) to ensure that all critical product attributes are taken into account from design to after-market. Each critical attribute is defined and evaluated for potential failures. Failure modes are evaluated for risk and critical control plans are developed for high-risk items. We identify key customer attributes and develop perceivable quality standards that govern product performance, ease of use and connectivity.

2.      Procurement:    We implement PPAP (Production Parts Approval Process) to validate product and process capabilities of our supply base. We ensure that from the planning phase our suppliers are capable of making the right parts in the right quantity at the right quality level to meet our program requirements. Additionally, we implement rigorous incoming quality inspection methodology which includes (i) on-site laboratory to validate material characteristics, (ii) checking fixtures to verify dimensional and appearance quality, and (iii) color matching processes to ensure painted parts received will match painted vehicles.

3.      Production:    Shanghai ICONIQ New Energy Development Co., Ltd. will be responsible for defining the required quality standards and product performance specifications for the MUSE. Jiangsu ICONIQ New Energy Manufacturing Co., Ltd. will implement and manage vehicle and component quality control systems and processes in order to ensure that all technical performance and quality targets are fully achieved by the MUSE vehicle’s target launch date. We will implement a similar arrangement at the W Motors production facility for the SuperSport.

4.      Vehicle testing and calibration:    Our ESP will ensure that every finished vehicle undergoes extensive testing and quality assurance processes, including wheel alignment, brake force testing, AVMC (Around View Monitor Calibration) and ADAS calibration and testing, 100% water leakage testing and full electrical systems testing. All critical parts and systems specified are traceable by CCC (China Compulsory Certification) and other regulations, and are to be scanned and stored for ten years in our vehicle database.

5.      Final vehicle quality control:    Each vehicle that has passed the testing and calibration process will be inspected by our quality experts to ensure that it meets all quality requirements before it is released for sales distribution. This includes 100% test track validation, a complete visual quality inspection, electrical test revalidation and verification that any defects detected in previous operations have been satisfactorily eliminated.

6.      After-sale warranty repair and problem rectification:    See “— Comprehensive Services — After-sale services and warranty”.

Our Suppliers

During the Track Record Period, our major suppliers mainly included suppliers of lithium, interior and other automotive components. We procure components from both domestic and global suppliers. In our procurement process, we choose suppliers based on a variety of factors, such as technological expertise, product quality, manufacturing capacity, price and market reputation. We continuously seek to optimize our supply chain to improve cost efficiency and control supply chain risks. See also “Risk Factors — Risks Relating to ICONIQ — ICONIQ is dependent on its suppliers, some of which are single-source suppliers. Suppliers may fail to deliver necessary components of ICONIQ’s SPVs according to ICONIQ’s schedule and at prices, quality levels and volumes acceptable to ICONIQ.”

We have formed strategic partnerships with several key suppliers, including but not limited to Bosch, Benteler, CATL and LG. Pursuant to our agreements with the key suppliers, we generally co-develop components with them for our SPVs, and then source such co-developed components from such suppliers. Such strategic partnerships offer us advantages in pricing, such as most favorable prices and volume based discounts as well as access to new technologies. We have co-developed cutting-edge technology solutions with certain suppliers, and such collaboration demonstrates the suppliers’ confidence in our R&D capabilities and prospects.

We also collaborate with certain technology companies related to R&D for various key technologies. For details, see “— Research and Development”.

Logistics and Warehouse

Given that our products are still in the development stage, we do not own or lease warehouses at the moment. Following the mass production of our vehicles, we expect to use the logistics and warehouse network of W Motors and our logistics facilities to be built in Jinhua, Zhejiang, for the delivery of such products to our customers. For aftersales services and support around the world, we plan to utilize appropriate global parts and logistics partners to minimize the impact on our operations during the initial phases of business growth while delivering expected services to our customers and retail partners.

Data Privacy and Security

We are committed to complying with data privacy laws and protecting the security of customer data, which is a key component of our core value around passenger experience. We mainly collect and store data through various smart devices within our vehicles to provide tailored in-vehicle services and enhance passenger experience. See also “Risk Factors — Risks Relating to ICONIQ — ICONIQ’s business generates and processes a large amount of data, and it is required to comply with laws and regulations in the PRC and other jurisdictions relating to data privacy and security. The improper use or disclosure of data could have a material and adverse effect on ICONIQ’s business and prospects.” We believe that our policies and practice with respect to data privacy and security are in compliance with applicable laws and prevalent industry practice in the markets where we operate. Our data and IT departments will formulate a company-wide policy on data compliance in accordance with ISO standards, while our internal audit department will validate and reinforce the relevant compliance programs. Our R&D team is actively recruiting talents with background in data security and is capable of providing technical support and resources to ensure the security of the intelligent operating systems of our vehicles. Aside from strictly limiting and monitoring employee access to customer data, we will also provide data privacy training to our employees and partners who are required to report any information security breach.

Moreover, we seek to cooperate with leading big data and cloud computing service providers to provide highly-effective data processing and safety services to further enhance the security of customer data. All of our vehicles carry an AI-NAS system, which is equipped with a firewall that separates a vehicle’s entertainment system from its operation control system to ensure the safety of passengers. To our best knowledge, we are not aware of any material data leakage or security breach incidents during the Track Record Period and up to March 31, 2022. See “Risk Factors — Risks Relating to ICONIQ — Our business generates and processes a large amount of data, and we are required to comply with laws and regulations in the PRC and other jurisdictions relating to data privacy and security. The improper use or disclosure of data could have a material and adverse effect on our business and prospects.”

Intellectual Property

Our intellectual property rights are important to our business. We rely on a combination of intellectual property laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. As of March 31, 2022, we had 170 trademarks registered in China. We have applied for trademark registration of our corporate and product logos in China and other countries and regions. Moreover, as of the same date, we also had 83 patents and 81 patent applications in China, the United States and the EU. Such patents and patent applications relate to automobile design and technologies and two domain names, nwtnmotors.com and iconiqmotors.com. Furthermore, we are in the process of transferring over 60 patent rights from our PRC operating subsidiaries to our Dubai headquarters. We will leverage our asset-light strategy to focus more investment into the development of our intellectual property to support our passenger-centric strategy. For details, see “Risk Factors — Risks Relating to ICONIQ — ICONIQ relies on patents (including pending patent applications), unpatented proprietary know-how, trade secrets and contractual restrictions to protect some of its intellectual and other proprietary rights. Failure to adequately protect, enforce or otherwise obtain sufficient coverage of intellectual and other proprietary rights may undermine ICONIQ’s competitive position and could materially and adversely affect its business, prospects, results of operations or financial condition.”

All core vehicle intellectual property rights will belong exclusively to us. Any third-party services we utilize during the design phase are contractually obliged to ensure that any off-the-shelf technology adopted is free of intellectual property licensing fees or encumbrances. As of March 31, 2022, we have not been sued by any third party for infringement of intellectual property rights and we were not aware of any threatened material proceedings or claims against us relating to intellectual property rights. See “Risk Factors — Risks Relating to ICONIQ — ICONIQ may be subject to intellectual property infringement claims or other allegations, which may be time-consuming and result in substantial costs and removal of data or technology from its system.”

Competition

We primarily compete in the market for EVs and are subject to intense competition from traditional automotive OEMs, new EV brands and other technology companies entering the automotive market. Aside from existing players such as Tesla, Lucid and NIO, as a number of incumbent OEMs started to shift their focus towards the EV market, the competition may further intensify given their strong brand recognition, substantial financial resources, sophisticated engineering capabilities and established sales channels. For details, see “Risk Factors — Risks Relating to ICONIQ — China’s The global passenger vehicle market is highly competitive, and demand for EVs may be cyclical and volatile. ICONIQ may not be successful in competing in this industry, which may materially and adversely affect its business, results of operations or financial condition.”

To differentiate ourselves from our competitors, we strategically focus on offering a comprehensive smart mobility experience comprised of comfort, infotainment and personalized services to satisfy the needs of the mid- to high-end segment of corporate and family customers. For example, according to Frost & Sullivan, unlike other MPVs in the market, the MUSE pays more attention to the passenger’s riding experience and appears to perform better in terms of comfort, intelligence and luxury. We believe that our innovative vehicle interior design and intelligent operating system, coupled with our partnerships with leading autonomous driving technology companies and automotive ESPs, position us favorably in the competitive environment.

Insurance

We currently do not maintain business disruption insurance, which is available only to a limited extent in China. As a result, we face risks associated with not having business disruption insurance coverage. For details, see “Risk Factors — Risks Relating to ICONIQ — Failure to carry adequate insurance coverage may have a material adverse effect on ICONIQ’s business, results of operations or financial condition.” We will research and implement additional insurance as we expand our presence and operations globally.

Employees

As of March 31, 2022, we had a total of 64 employees, including 17 R&D staff. Over 35% of our employees held advanced degrees. We enter into standard labor, confidentiality and non-compete agreements with our R&D staffs.

During the Track Record Period, we have experienced a number of labor disputes with our employees in the PRC, primarily involving wage arrears. For details, see “— Legal Proceedings and Compliance — Compliance”.

As required by PRC regulations, we participate in various government statutory employee benefit plans, including social insurance, namely pension insurance, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance, and housing funds. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government regulations from time to time. As of March 31, 2022, we had failed to pay full social insurance contributions for certain employees. For details, see “— Legal Proceedings and Compliance — Compliance”.

Environmental and Social Matters

Environmental protection

As EVs increase their market penetration, more stringent rules, regulations and standards are being put in place by regulators who aim to reduce the overall carbon footprint of EVs during their whole lifecycle. We fully support the regulatory development for lifecycle carbon management and will implement second-life battery repurposing program from the very beginning of vehicle development, as well as through sales, marketing and after-sales services. We believe that this allows us to achieve not only environmental protection and green business governance but also supports cross-sector eco-system development and revenue growth.

From an environmental protection standpoint, without proper recovery and recycling systems, used/spent EV batteries may be wasted and even pose environmental risks. From a cross-sector eco-system development standpoint, used batteries from EVs are still capable of performing a wide range of less-demanding tasks such as electric two-wheelers, forklifts, AGVs, mobile charging facilities and wind/solar energy storage, all of which carry meaningful demand. From a revenue enhancement standpoint, second-life battery repurposing provides us with a unique opportunity to monetize the battery asset which makes up to 30-40% of vehicle production cost. As the second-life repurposing technologies mature and second-life battery applications become more widely accepted, the used battery packs can potentially generate additional revenue opportunities.

Corporate social responsibility

We are subject to various laws and regulations in respect of occupational health and safety, and are committed to complying with such regulatory requirements, preventing and reducing hazards and risks associated with our operation, and ensuring the health and safety of our employees and surrounding communities. During the Track Record Period, we had not experienced any material accidents in the course of our operation and we were not aware of any material claims for personal or property damages in connection with health and occupational safety.

Facilities

Our global headquarters is located at Dubai, the UAE, which is responsible for the designing and development of our vehicle products as well as marketing. We also have other corporate offices in Shanghai, Shenzhen, and Tianjin, China, covering research and development, production preparation, and mid-to-back office operations. As of March 31, 2022, we did not own any premises, and utilized the facilities under operating leases. Our current workspaces totaled more than 2,279 rentable square meters as of March 31, 2022, including offices, storages, and vehicle display spaces. Given our asset-light business model, we believe that our facility arrangements are adequate to meet our current needs.

Legal Proceedings and Compliance

Legal proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. As of March 31, 2022, the total exposure to all pending litigations against us amounted to approximately US$7.1 million. We and our subsidiaries are taking appropriate measures to settle such cases. We believe that there are no legal proceedings pending or threatened against us or our directors that could, individually or in the aggregate, have a material adverse effect on our business, financial condition and results of operations. Regardless of outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained. See “Risk Factors — Risks Relating to ICONIQ — NWTN is subject to claims, disputes, lawsuits and other legal and administrative proceedings in the ordinary course of its business. If the outcomes of these proceedings are adverse, it could have a material adverse effect on its business, prospects, results of operations or financial condition.”

Yizhong Dispute

In December 2016 and February 2017, Yizhong, Tianjin Tuoda and Tianjin Tianqi Group Co., Ltd (“Tianqi Group”), our subsidiary, entered into two convertible debt contracts, under which Yizhong agreed to provide loans of $15.7 million (RMB 100 million) and $2.3 million (RMB 15 million) in cash respectively to Tianqi Group with an annual interest rate of 8% and a convertible term of one year. Yizhong could convert the principal without accrued interest into equity interest of Tianqi Group within one year from the date of signing the contracts. $15.7 million and $2.3 million were paid to Tianqi Group on December 27, 2016 and February 3, 2017 respectively. If Yizhong does not exercise the exchange right when the convertible term expires, Yizhong has the right to ask for Tianqi Group to pay the unpaid principal and interests accrued till the actual repayment date. As Yizhong didn’t exercise the debt-to-equity swap, Tianqi Group treated the $18.0 million principal in total as liability and continually accrued interest expense with an annual rate of 8% per year since the principal injection date, and there has not been any repayment till the date of this report.

Yizhong pushed Tianqi Group for repayment on January 29, 2019 with no satisfaction. On September 13, 2021, Yizhong filed an arbitration application to the China International Economic and Trade Arbitration Commission (the “CIETAC”), claiming that Tianqi Group shall pay $6.8 million (RMB43.5 million) interest accrued from cash injection date to Tianqi Group till August 31, 2021, $23.5 thousand (RMB0.2 million) legal fees, few other fees related to the lawsuit, and Tianqi Group shall bear the arbitration fee.

On November 16, 2021, Yizhong applied to CIETAC for preservation of Tianqi Group’s property with the same claimed amount of $6.9 million (RMB43.7 million), and CIETAC approved the preservation application on December 17, 2021 and decided to freeze Tianqi Group’s cash in one bank account with a restricted ceiling of $6.9 million with a one-year duration.

On February 18, 2022, CIETAC informed both parties this case would be heard on March 30, 2022. Affected by the COVID-19 outbreak, CIETAC approved to delay the case hearing to May 13, 2022. This case was heard online. Both parties submitted evidences, and no verdict concluded. Tianqi Group expects the case to be closed in the second half of 2022. Under external counsel’s analysis on this case, the management estimated that it is more likely that Yizhong’s claim would be approved by CIETAC, or this case might enter into mediation if Tianqi Group provided repayment schedule. As of August 31, 2021, the due date of Yizhong’s claimed interest, Tianqi Group had accrued adequate principal, interest, and other related fees based on Yizhong’s arbitration application. For four months from August 31, 2021 to December 31, 2021, interest of $0.5 million (RMB3.1 million) was also accrued for the $18.0 million capital based on the two original convertible debt contracts. Therefore, the management believes the liability this case may incur would not have a material adverse effect on its liquidity.

Jinghong Dispute

On December 3, 2018, Tianjin Jinghong Investment Development Group Co., Ltd. (“Jinghong”) and Tianqi Group entered into a cooperation agreement (the “2018 Cooperation Agreement”), under which Jinghong agreed to acquire the 100% equity interest of Tianjin Tianqi Group Meiya Automobile Manufactory Co., Ltd. (“Meiya Automobile”) from Tianjin Benefo Machinery Equipment Group Co., Ltd. (“Tianjin Benefo”) with the consideration provided by Tianqi Group. On May 21, 2019, Jinghong and Tianqi Group entered into an updated cooperation agreement (the “2019 Cooperation Agreement”), the purpose of which was partly to amend and restate some of the material terms of the 2018 Cooperation Agreement, under which Tianqi Group agreed to cooperate with Jinghong in the field of new energy vehicles through a newly-established joint venture after Jinghong acquires the equity interest of Meiya Automobile. Under the same agreement, Tianqi Group agreed that after Jinghong signed an equity transfer agreement with Tianjin Benefo to acquire the 100% equity interest of Meiya Automobile (the “Equity Transfer Agreement”), Tianqi Group shall pay Jinghong the equity transfer price of RMB97 million and assume other obligations of Meiya Automobile. To the knowledge of Tianqi Group, Jinghong has acquired 100% equity of Meiya Automobile under the Equity Transfer Agreement.

Jinghong demanded Tianqi Group pay for the RMB 97 million equity transfer price on August 21, 2019, which Tianqi Group did not comply. On April 14, 2021, Jinghong issued a notice to Tianqi Group to terminate the 2018 Cooperation Agreement and the 2019 Cooperation Agreement. On May 18, 2022, Jinghong filed a lawsuit to the People’s Court of Jinghai District, Tianjin City (the “Jinghai District Court”), which was amended on May 23, 2022. The amended complaint, which Tianqi Group received on June 10, 2022, requested that (i) the Jinghai District Court confirm that the 2018 Cooperation Agreement and the 2019 Cooperation Agreement were terminated on April 15, 2021; (ii) Tianqi Group pay (a) a total amount of RMB100 million to Jinghong for its various losses under the 2019 Cooperation Agreement, as well as (b) any amounts owed to Tianjin Benefo by Jinghong for its breach of the Equity Transfer Agreement; and (iii) Tianqi Group bear the litigation fee and all other relevant expenses.

As confirmed by ICONIQ, as of the date hereof, the Jinghai District Court has not yet held a case hearing for the lawsuit. ICONIQ’s management believes that the allegations in the aforementioned lawsuit lack merit, and ICONIQ intends to vigorously defend the action.

Compliance

During the Track Record Period, we had experienced the following non-compliance incidents in the PRC:

Non-compliance incidents	Reasons for non-compliance	Legal consequences and potential maximum penalties	Remedial measures taken and to be taken	Any operational and financial impact
The shareholding structure registered by Tianqi Group, our subsidiary, is different from the actual shareholding structure

In 2021, Guozhong Tianhong Asset Management (Tianjin) Co., Ltd. (“Guozhong”), Tianqi Group, Tianjin Tuoda Enterprise Management Service Co., Ltd and Shenzhen Yinghe Huicheng Investment Center (Limited Partnership) entered into a debt-for-equity swap agreement and intend to enter a supplementary agreement to debt-for-equity swap agreement (“Debt-for-Equity Agreements”), according to which Guozhong converted all of approximately US$173.0 million claims against Tianqi Group into certain equity interests in Tianqi Group. Tianqi Group has not registered such change of its shareholding structure at the competent administration for market regulation.

Tianqi Group may be ordered by the competent administration for market regulation to register such change. If Tianqi Group refuses to take corrective action in a timely manner, it shall be fined not less than RMB10,000 nor more than RMB100,000; and if the circumstances are serious, Tianqi Group’s business license shall be revoked.

We are continuously communicating with Guozhong to complete the business license registration as soon as possible.

After consulting our PRC Counsel, we believe that the failure to register such change of its shareholding structure at the competent administration for market regulation does not affect our status as a shareholder of Tianqi Group. The unregistered equity interest of Guozhong Tianhong accounted for only 0.56% of the equity interest of Tianqi Group as of February 8, 2022, while ICONIQ Tianjin actually held 94.66% of the equity interest of Tianqi Group.

Non-compliance incidents	Reasons for non-compliance	Legal consequences and potential maximum penalties	Remedial measures taken and to be taken	Any operational and financial impact
Relevant PRC courts have listed Tianqi Group and several other PRC subsidiaries within our Group on the list of dishonest judgment debtors and froze their bank accounts.

As a result of the impact of COVID–19 pandemic and changing market environment, such PRC subsidiaries lost access to liquidity and became unable to repay their debts. Accordingly, certain creditors have sued the relevant corporate entities, which led their black-listing as a dishonest person and bank account freeze by the relevant courts.

Limitations on such entities and some of our senior management as a result of being listed as a dishonest debtor includes restriction from high consumption and travel limitations by planes and trains. Our ability to obtain bank loans may also be affected.

Bank account freeze has prevented us from wiring funds out of the relevant accounts (while still being able to receive fund transfers).

The relevant corporate entities can be removed from the list of dishonest persons and the bank account freeze can be released after full repayment of the relevant debts. We are conducting capital raising and taking other measures to resolve the issue, including by maintaining frequent communications with the court and the defaulting parties, reporting the status of fund raising and our willingness to repay the arrears and remove related entities from the list of dishonest persons .

After consulting our PRC Counsel, we believe that the impact of such non-compliance to our business operations is limited, as (i) the high consumption restriction and travel limitation have not affected our senior management’s ability to oversee our daily operations; (ii) we have no current need for bank loans as we have not commenced mass production of our products; (iii) we have a number of well-established and good-standing entities which are not included in the list of dishonest persons, and the aforementioned incidents have not affected our cooperation with the relevant local government; and (iv) we still have other bank account that we could use without restriction and we can also ensure liquidity by obtaining shareholder loans.

Non-compliance incidents	Reasons for non-compliance	Legal consequences and potential maximum penalties	Remedial measures taken and to be taken	Any operational and financial impact
75% equity interests of Tianjin Automotive New Energy Automobile Co., Ltd. (“Tianqi New Energy”), an affiliate of our Group, held by Tianqi Group had been frozen

The equity freezing of the registered capital of approximately US$118 million in Tianqi New Energy held by Tianqi Group arose from commercial disputes involving its approximately US$0.8 million service fees owed to its suppliers as Tianqi Group was unable to repay debts to such creditors due to its liquidity issue.

		As result of the equity freezing, the disposal of such equity interests and the distribution of dividends and bonuses are restricted.	We are raising funds from various channels to gradually repay the arrears and solve the equity freeze issue.

While we believe that the impact of the equity freezing of the registered capital of Tianqi New Energy is limited as it has not affected our daily operation, we may continue to be subject to the risks involving the limitation on the disposal of such equity interests and the distribution of dividends and bonuses.

Several subsidiaries within our Group had failed to pay wages to certain employees in a timely manner	As result of our inability to access liquidity for a certain period of time, as of March 31, 2022, we had wage arrears of approximately US$20 million in total to 250 current and previous employees.

Late payment of the wages to the employees has resulted in complaints, litigation or arbitration against us and/or our subsidiaries, and the labor administrative authority may also order such companies to pay remuneration and additional compensation.

We are actively reaching a settlement arrangement (“the Arrangement”) with the employees involved. The Arrangement will repay 20% of the after-tax amount of the arrears of wages of each employee as of the end of 2020. The employees who signed the Arrangement will promise to stop all legal actions such as arbitration, litigation and enforcement before December 31, 2021, and cooperate with us in various financing activities. As of March 31, 2022, we have signed the Arrangement with 173 employees. Among the rest, 29 employees have waived their claim or have not filed any lawsuit, and 49 employees have filed a lawsuit.

While we believe that the impact of the wage arrears is limited as it has not affected our daily operation, we continue to be subject to the risks involving complaints, litigation and/or arbitration against us and our subsidiaries with respect to the late payment of the wages to the employees, and the labor administrative authority may also order such entities to pay remuneration and additional compensation.

Non-compliance incidents	Reasons for non-compliance	Legal consequences and potential maximum penalties	Remedial measures taken and to be taken	Any operational and financial impact

At the beginning of 2022, we held a general meeting for all employees involved in arrears of wages, explained our financing status and obtained the understanding of the employees. In 2021, we paid a total of approximately US$1.6 million to employees that have signed a settlement agreement.

As we established our headquarters in and moved our place of incorporation to Dubai, the UAE on March 22, 2022, we are subject to the laws and regulations of the UAE onwards. For details, see “Risk Factors — Risks Relating to ICONIQ — Uncertainties with respect to the UAE legal system and changes in laws and regulations in the UAE, including with respect to licenses, approvals and taxes, could adversely affect ICONIQ’s business.”

Awards and Recognitions

We have received recognition and awards for our products and services, with examples set forth below:

Award/Recognition	Award Year	Awarding Institution/Authority
“The most incredible concept car”	2018	HOTCARS
The World’s Top 10 Concept Car (Seven SPV)	2018	The 88th Geneva Auto Show

ICONIQ’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information that ICONIQ’s management believes is relevant to an assessment and understanding of ICONIQ’s results of operations and financial condition. This discussion and analysis should be read together with “Selected Historical Financial Information — ICONIQ” and the audited historical consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the pro forma consolidated financial information in the section entitled “Unaudited Pro Forma Consolidated Financial Information.” In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ICONIQ” to “we”, “us”, and “our” are intended to mean the business and operations of ICONIQ and its consolidated subsidiaries. For purposes of this section, “Track Record Period” refers to the years ended December 31, 2021 and 2020.

ICONIQ’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). All amounts are in U.S. dollars except as otherwise indicated. For more information about the basis of presentation of ICONIQ’s consolidated financial statements, see the section entitled “Basis of Presentation.”

Overview

Headquartered in Dubai, UAE, we are a Smart Passenger Vehicle (SPV) company which strives to offer products that centralize on a “passenger-centric” design philosophy. With a focus on intelligence, comfort and style, we offer innovative vehicle designs that integrate technologies such as digital connectivity and autonomous driving that will deliver outstanding travel experience to passengers. Our long-term mission is to create a passenger-centered ecology through a more enlightened and high-tech way of life with our SPV portfolios being the carrier of such progression.

We are in development of a product portfolio of EVs including a Supersport coupe, as well as SPVs including MUSE and ADA which will be equipped with autonomous driving technology and digital connectivity through collaboration with strategic partners. The Supersport provides a unique insight into our design DNA and will help to anchor our brand’s market positioning as we progressively launch the SPVs. We envision SPV to be a vehicle enhanced with perception, reasoning and actuating devices that enhance the joy of riding. Moreover, by partnering with automotive ESPs (Engineering Service Providers) such as W Motors Automotive Group Holding Limited Dubai Branch (“W Motors”) and Magna Steyr, we have adopted an asset-light manufacturing model which allows us to lower our initial capital expenditures and ramp up the production and commercialization of our products efficiently.

In recent years, the demand growth in the global passenger vehicle markets has been fueled by increases in per capita income, adoption of electric vehicles and significant advancement in technologies such as ADAS (advanced driver assistance system). China is the largest passenger vehicle market in the world, as measured by sales volume in 2021, according to Frost & Sullivan. Among the 21.5 million units of passenger vehicles sold in China in 2021, 15.5% of the volume were attributable to electric vehicles (EVs), which is forecasted to grow to 37.7% in 2026. We are well-positioned to compete in the EV markets in China and other parts of the world as evidenced by (i) our core technologies focus on providing a passenger-centric experience which grant us competitive edges over our rivals; (ii) technology and production support through our strategic partnerships with globally leading technology providers and reputable automotive ESPs; and (iii) our non-binding pre-orders from a wide range of corporate customers around the world. See also “Risk Factors — Risks Relating to ICONIQ — ICONIQ’s ability to generate positive cash flow is uncertain, as non-binding pre-orders may not be converted into binding orders or sales, and customers may cancel or delay orders.”

Key Factors Affecting Our Results of Operations

Consumer Demand for EVs

We are a smart passenger vehicle (SPV) company and compete in the global EV market. Our future growth is dependent on the demand for and customers’ willingness to adopt EVs for their passenger vehicle needs. For details, see “Risk Factors — Risks Relating to ICONIQ — ICONIQ’s future growth is dependent upon consumers’ willingness to adopt EVs and specifically ICONIQ’s SPVs.” The market for EVs is still rapidly evolving and is characterized by rapid technology advancement, intense competition, evolving government regulations and industry standards and changing consumer demands and preferences. Perceptions about the features, quality, safety, performance and cost of EVs, technology breakthroughs or developments in relevant technologies, as well as the regulatory and macroeconomic environment, could directly affect the adoption of EVs. In order to meet customer demand and drive adoption of our SPVs, we plan to expand our network of strategic relationships and ramp up our vehicle production and commercialization.

Product Development

Our success depends in part on our ability to manufacture and commercialize our vehicle products at scale and to meet our customers’ needs. We are developing a product portfolio of SPVs with an aim of utilizing leading technologies in digital connectivity and autonomous driving through collaboration with strategic partners and have partnered with automotive ESPs under an asset-light manufacturing model. We have limited experience to date in manufacturing passenger vehicles at scale, and our ability to develop, deliver and commercialize our SPVs at scale is still unproven. There is no guarantee that the hardware, software and components required for mass production can be successfully developed to our specifications, timely delivered or properly integrated. The extent to which we can secure efficient, automated, low-cost production capabilities and processes and reliable sources of component supply directly affects our ability to meet the quality, price, engineering, design and production standards required to successfully deliver our vehicles and grow our revenue cost-efficiently.

Funding for Our Operations

Since inception, we have dedicated a significant amount of resources to the development of commercial-ready passenger vehicles. In 2021 and 2020, we had a negative net cash used in operating activities of US$6.1 million and US$0.7 million, respectively, and had a total shareholder’s deficit of US$55.5 million and US$208.0 million as of December 31, 2021 and 2020, respectively. We expect to have negative net cash used in operating activities for the year ending December 31, 2022, as we continue to incur research and development and general and administrative expenses as well as make capital expenditures in our efforts to engage in research and development work and ramp up productions. In particular, we have incurred significant general and administrative expenses during the Track Record Period, a large portion of which comprises payroll expense, as our directors, senior management and team of talented employees are one of the key success factors of our business and we have attracted a deep bench of veterans across various industries. For details, see “Management After the Business Combination”. Our general and administrative expenses were US$10.0 million and US$9.0 million, representing 93.3% and 82.9% of our total operating expenses in 2021 and 2020, respectively. As we intend to increase our investment into research and development activities and ramp up the production of our vehicle products, we will require additional capital to fund our such activities for the foreseeable future. Until we can generate sufficient operating cash flow from our product sales, we expect to finance our operations through a combination of existing cash on hand, equity and debt financings. For additional discussion of our liquidity and capital resources, see “— Liquidity and Capital Resources” and “Risk Factors — Risks Relating to ICONIQ — ICONIQ’s financial statements have been prepared on a going concern basis and it may need to raise additional capital in the future to fund its continued operations.”

Regulatory Landscape

We operate within an industry that is subject to substantial laws, regulations and standards related to environmental, manufacturing, safety, testing, data protection and cybersecurity, and any failure to comply with these laws, regulations or standards, including as they evolve, could harm our reputation, subject us to significant fines and liability and materially and adversely affect our business, results of operations and financial condition. See also “Risk Factors — Risks Relating to the Regions in which ICONIQ Operates” and “Business of ICONIQ — Legal and Compliance — Compliance”. In addition, government regulations and economic incentives could also drive or hamper the demand for our products and services.

Impact Related to COVID-19 and Global Economic Factors

The effect of the novel coronavirus (“COVID-19”) has significantly impacted the global economy. COVID-19 and the measures taken by many countries in response have adversely affected and could in the future materially adversely impact our business, operational results, and financial condition. The ongoing worldwide economic situation, including the COVID-19 pandemic, economic sanctions, geopolitical uncertainties, future weakness in the credit markets, and significant liquidity problems for the financial services industry may impact our financial condition in a number of ways. For example, our current or potential customers may delay or decrease spending with us, or may not pay us, or may delay paying us for previously purchased products and services. Also, we may have difficulties in securing additional financing.

Public health efforts to mitigate the impact of COVID-19 have included government actions such as travel restrictions, limitations on public gatherings, shelter in place orders, and mandatory closures. These actions are being lifted to varying degrees. However, the associated impact of COVID-19 closures and mobility restrictions on the economy are expected to continue to unfold. As we are currently focusing on our R&D initiatives and have not yet commenced commercial production of vehicles, the impact of COVID-19 on our business that we experienced to date has been relatively limited, except that COVID-19 and global economy factors increased the difficulty for us to secure additional financing in a timely manner, which in turn adversely affected the R&D activities for our vehicles. See “Risk Factors — Risks Relating to ICONIQ’s Business — ICONIQ’s ability to develop, manufacture, and deliver automobiles of high quality and appeal to customers, on schedule, and on a large scale is unproven and still evolving. ICONIQ’s vehicles may not perform in line with customer expectations.” and “— Results of Operations — 2021 compared with 2020 — Research and development expenses”.

Supply chain disruptions, inflation, high energy prices, and supply-demand imbalances are expected to continue in 2022. In addition, the military invasion of Ukraine by Russia and the sanctions against Russia resulting from such conflict may increase the likelihood of supply chain interruptions and may impair our ability to compete in current or future markets, or otherwise subject us to potential liability. While we do not believe that our business segments, products, lines of service, projects, or operations have been materially impacted by the global supply chain disruptions, we cannot guarantee that we will not be materially impacted by the economic uncertainty and volatility in the markets in the future, especially in light of Russia’s invasion of Ukraine. For details, see “Risk Factors — Risks Relating to ICONIQ’s Business — ICONIQ may be adversely affected by economic uncertainty and volatility in the market, including as a result of the military conflict in Ukraine.”. We cannot quantify such impact to our business at this moment, as we are still at an early stage of our business and have not yet commenced the mass production and sale of vehicles. To mitigate supply chain risks we may face in the future, we aim for our main tier one suppliers to be located close to our production facilities, and will also seek to negotiate contracts with our suppliers that lock in price and delivery commitments.

The ultimate impact of COVID-19 and the outbreak of war in Ukraine on our business, operational results, financial condition, and cash flows is dependent on future developments, including the duration of COVID-19 and the Ukraine crisis, government responses and the related length of their impact on the economy, which are uncertain and cannot be predicted at this time.

Impact of Inflations

The ongoing COVID-19 pandemic and regional restrictions and the outbreak of war in Ukraine led to problems in global supply chains, and caused supply bottlenecks in many sectors of the economy. During the second half of 2021 and the first half of 2022 in particular, this noticeably slowed down the economic recovery and led to a significant increase in inflation in many regions.

Relative to those of the United States and the EU, the countries and regions in which we have operations, such as the UAE and China, have not experienced significant inflation. Although the resulting impact from inflation has not been significant for us in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in the UAE, China or other countries or regions where we may operate and as we commence commercial production of our vehicles. The principal factors contributing to the inflationary pressures that have been experienced or will be experienced by us include but are not limited to increases in the prices of steel and various other materials that will be used to manufacture our vehicles, including aluminum, steel, lithium, nickel, copper, cobalt, neodymium, terbium, praseodymium and manganese, as well as lithium-ion cells and semiconductors from suppliers, as well as the cost of construction and labor. During the development phase of our vehicles, we will rely on a global supply chain to minimize the impact of inflationary pressures by negotiating favorable pricing with our suppliers. Our progressive product launch timeline also provides us with sufficient time to hedge our procurement risks. Furthermore, we plan to base our manufacturing and operations primarily in countries with lower labor cost, which will also help us manage our risk exposure to inflation.

Key Components of Results of Operations

Net Revenue

During the Track Record Period, we have generated no net revenue as we have not begun offering our vehicle products for sale.

Cost of Revenues

During the Track Record Period, we have generated no cost of revenues as we have not begun offering our vehicle products for sale.

Operating Expenses

Research and Development Expenses

Our research and development expenses consist primarily of design and development expenses including payroll and related expenses for research and development professionals that focus on the application of new technologies in the EV space, materials and supplies, and other research and development related expenses. We expense all research and development costs as incurred.

General and Administrative Expenses

Our general and administrative expenses mainly consist of (i) general and administrative payroll and benefits, (ii) exhibition and business promotion fees, (iii) professional service fees, (iv) property rental fees, and (v) other corporate expenses.

Other Loss

Other expenses, net

Other expenses, net consists primarily of interest accrued by us in arrears on the enforcement payment which is due by us pursuant to the judgement in respect of actions brought by our suppliers against us for outstanding payments.

Interest expense, net

Interest expense, net consists primarily of interest accrued by us in arrears on various loans, including (i) accrued interest payable on the convertible loans from Tianjin Yizhong Jinshajiang Equity Investment Fund Partnership with aggregate principal amount of US$18.0 million and an annual interest rate of 8.0% (the “Tianjin Yizhong Convertible Loans”) in 2021 and 2020 and (ii) accrued interest payable on the loan from Magic Minerals Limited, a company affiliated with our shareholder, with a principal amount of US$6.2 million and an annual interest rate of 12.0% (the “Magic Loans”) in 2021.

Results of Operations

2021 compared with 2020

	For the years ended December 31,
	2021	2020
Net revenue	$—	$—
Cost of revenues	—	—
Gross profit	—	—
Operating expenses:
General and administrative expenses	(10,041,684)	(9,041,982)
Research and development expenses	(724,700)	(1,860,923)
Total operating expenses	(10,766,384)	(10,902,905)
Loss from operations	(10,766,384)	(10,902,905)
Other loss:
Other expense, net	(318,392)	(413,217)
Interest expense, net	(1,980,044)	(1,333,629)
Total other loss	(2,298,436)	(1,746,846)
Loss before income tax expense	(13,064,820)	(12,649,751)
Income tax benefit	—	—
Net loss	$(13,064,820)	$(12,649,751)
Less: Net loss contributed to noncontrolling interests from continuing operations	(675,869)	(737,560)
Net loss attributable to shareholders	(12,388,951)	(11,912,191)

Net Revenue

We did not record any net revenue in 2021 and 2020.

Cost of revenues

We did not record any cost of revenues in 2021 and 2020.

Research and development expenses

Our research and development expenses decreased by 61.1% from US$1.9 million in 2020 to US$0.7 million in 2021, primarily due to a decrease in the number of research and development staffs in response to the continued impact from COVID-19 and in-line with the financial resources available to us, which reflected our inability to access liquidity for a certain period of time as a result of investors’ risk appetite being affected by the COVID-19 outbreak when they were unable to fully assess the impact of COVID-19 outbreak on the global economy and the future performance of capital markets. Our research and development activities in 2021 included, for example, launching a feasibility study on product model upgrade with Magna Steyr in July; entering into a MOU for OEM cooperation with Magna Steyr, and a memorandum of cooperation on contracted manufacturing in August; signing a letter of intent of cooperation with CATL and reaching an agreement with LG New Energy on the development of battery pack in September; achieving cooperation negotiation to jointly develop intelligent vehicle adaptive AI-sounds with Meiloon Industrial Co., Ltd., a Taipei-listed company, and entering in to a cooperation agreement with W Motors on the styling design of the new generation of our vehicle models in November; on-going styling design of MUSE and ADA with W Motors in December.

General and administrative expenses

Our general and administrative expenses increased by 11.1% from US$9.0 million in 2020 to US$10.0 million in 2021, primarily attributable to an increase of US$1.8 million in payroll expense, which mainly reflects a US$1.6 million settlement payment to certain employees to whom we had wage arrears, as well as an increase of US$1.0 million in professional expense as we incurred additional costs in preparation for listing. For details, see “Business — Legal Proceedings and Compliance — Compliance”.

Loss from operations

As a result of the foregoing, our loss from operations were at US$10.8 million in 2021 and US$10.9 million in 2020.

Other expenses, net

Our other expenses, net remained relatively stable at US$0.3 million in 2021 and US$0.4 million in 2020.

Interest expense, net

Our interest expense, net increased by 48.5% from US$1.3 million in 2020 to US$2.0 million in 2021, primarily due to additional interest expenses incurred with respect to the Magic Loans in 2021.

Net loss

As a result of the foregoing, we had a net loss of US$13.1 million in 2021 and US$12.6 million in 2020.

Taxation

Cayman Islands

ICONIQ is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands

Our subsidiary incorporated in the British Virgin Islands is not subject to taxation in the British Virgin Islands.

Hong Kong

Our subsidiary incorporated in Hong Kong is subjected to Hong Kong profits tax. With effect from April 1, 2018, a two-tiered profits tax rate regime applies. The profits tax rate for the first HKD 2 million of corporate profits is 8.25%, while the standard profits tax rate of 16.5% remains for profits exceeding HKD 2 million. If no election has been made, the whole of the taxpaying entity’s assessable profits will be chargeable to standard profits tax rate. Because the preferential tax treatment is not elected by the Group, the subsidiary registered in Hong Kong is subject to income tax at a rate of 16.5%. For the years ended December 31, 2021 and 2020, We did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong for any of the periods presented.

China

Generally, our wholly-foreign owned entities and subsidiaries, which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.

As of December 31, 2021 and 2020, we had net operating loss carryforwards of approximately US$52.7 million and US$48.6 million, respectively, which arose from our subsidiaries established in the PRC. As of December 31, 2021 and 2020, deferred tax assets from the net operating loss carryforwards amounted to US$13.2 million and US$12.2 million, respectively, and we have provided a valuation allowance as we have concluded that it is more likely than not that these net operating losses would not be utilized in the future.

Liquidity and Capital Resources

Since inception, we have incurred cumulative losses from operations, negative cash flows from operating activities and have an accumulated deficit of $251.5 million as of December 31, 2021, primarily driven by our investments in research and development activities and our operating costs. As of December 31, 2021, there were $69.4 million in accounts payable and other liabilities in default. Our principal sources of liquidity have been through net proceeds received from capital contributions, the issuance of related party loans and loans from third parties. As of the issuance date of the consolidated financial statements for the year ended December 31, 2021, we have approximately $102.4 million of convertible notes to be received from third party investors. In addition, we will need to maintain our operating costs at a level through strictly cost control and budget to ensure operating costs will not exceed such aforementioned sources of funds in order to continue as a going concern for a period within one year after the issuance of our consolidated financial statements. Since our formation, we have devoted substantial efforts and capital resources to strategic planning, engineering, design and development of our planned electric vehicle platform, development of initial electric vehicle models and capital raising. The achievement of our operating plans and maintenance of an adequate level of liquidity are subject to various risks associated with the ability to continue to successfully implement management’s plans including additional sources of funding through the issuance of additional loans and equity securities, and/or refinancing of existing related party loans and third party loans arrangements. Our forecasts and projections of working capital reflect significant judgment and estimates for which there are inherent risks and uncertainties. We expect to continue to generate significant operating losses in the foreseeable future.

There can be no assurance that we will be successful in achieving our strategic plans, that our future capital raises will be sufficient to support our ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If we are unable to raise sufficient financing or events or circumstances occur such that we do not meet our strategic plans, we will be required to reduce certain discretionary spending, alter or scale back vehicle development programs, or be unable to fund capital expenditures, which would have a material adverse effect on our financial position, results of operations, cash flows, and ability to achieve our intended business objectives. Based on our recurring losses from operations since inception, expectation of continued operating losses for the foreseeable future, and the need to raise additional capital to finance our future operations, as of June 7, 2022, the issuance date of the consolidated financial statements for the year ended December 31, 2021, we have concluded that there is substantial doubt about our ability to continue as a going concern for a period of one year from the date that these consolidated financial statements are issued.

The following table sets forth a summary of our cash flows for the periods presented.

	For the years ended December 31,
	2021	2020
Net cash used in operating activities	$(6,106,873)	$(662,972)
Net cash (used in)/provided by investing activities	(21,703)	266,982
Net cash provided by financing activities	6,182,150	217,259
Effect of exchange rate changes	609	1,876
Net increase/(decrease) in cash and cash equivalents	54,183	(176,855)
Cash and cash equivalents at beginning of the year	6,314	183,169
Cash and cash equivalents at end of the year	$60,497	$6,314

For the six months ending December 31, 2022 we expect to incur additional capital expenditures of approximately US$34.8 million, of which approximately US$28.8 million will be used for developing the tooling required to produce MUSE, and approximately US$6.0 million will be used for plant and equipment. For the year ending December 31, 2023, we expect to incur additional capital expenditures of approximately US$269 million, of which approximately US$148 million will be used for developing the tooling required to produce MUSE, approximately US$37.2 million will be used for developing the tooling required to produce ADA, approximately US$75.9 million will be used for plant equipment, and approximately US$7.9 million will be used for building the showrooms for our vehicles.

We believe that our current available cash and cash equivalents and our credit facilities will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for a period of at least twelve months from the date hereof. We intend to finance our future working capital requirements and capital expenditures in the near-term primarily from funds raised from financing activities, and funds raised in connection with the Business Combination, including proceeds raised from the PIPE Investment, and in the long-term primarily from cash generated from operating activities. We have based these estimates on assumptions that may prove to be wrong, and we could spend our available financial resources much faster than we currently expect and need to raise additional funds sooner. Our future capital requirements depend on many factors including, the timing of the launch and mass production of our vehicles, the continuing market acceptance of our commercialized vehicles, the expansion of sales and marketing activities, and the extent of collaboration with and support from our strategic partners such as W Motors and Magna Steyr. Further, we may in the future enter into arrangements to acquire or invest in businesses, products, services, and technologies. Therefore, we may decide to enhance our liquidity position or increase our cash reserve for future investments or operations through additional financing activities, which may include further equity or debt financing. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. See also “Risk Factors — Risks Relating to ICONIQ’s Business — ICONIQ may in the future need to raise additional funds to meet its capital requirements, and such funds may not be available to ICONIQ on commercially reasonable terms, or at all, which could materially and adversely affect ICONIQ’s business, results of operations or financial condition and our ability to continue as a going concern.”

Operating Activities

Net cash used in operating activities in 2021 was US$6.1 million. The difference between our net loss of US$13.1 million and the net cash used in operating activities was primarily due to changes in assets and liabilities, which is primarily due to accrued expenses and other current liabilities of US$6.0 million and prepaid expenses and other current assets of US$0.4 million, partially offset by deferred offering costs of US$0.3 million.

Net cash used in operating activities in 2020 was US$0.7 million. The difference between our net loss of US$12.6 million and the net cash used in operating activities was primarily due to (i) an adjustment of provision for doubtful accounts of US$1.1 million and (ii) changes in assets and liabilities, which is primarily due to accrued expenses and other current liabilities of US$9.2 million and prepaid expenses and other current assets of US$1.4 million.

Investing Activities

Net cash used in investing activities was US$0.02 million in 2021, due to the cash consideration for purchase of non-controlling interests in Tianjin Auto New Energy Ltd.

Net cash provided by investing activities was US$0.27 million in 2020, due to the proceeds on disposal of property and equipment.

Financing Activities

Net cash flows provided by financing activities was US$6.2 million in 2021, primarily attributable to loan proceeds from a related party with respect to the Magic Loans.

Net cash flows provided by financing activities was US$0.2 million in 2020, attributable to loan proceeds from a third party.

Commitments and Contingencies

Lease commitments

The following table sets forth our future minimum lease payments payable under the non-cancellable operating lease with respect to the office and the warehouse as of December 31, 2021:

Lease Commitment
2022	$286,981
Total	$286,981

Lease commitments

We are, from time to time, subject to claims and disputes arising in the normal course of business. In the opinion of the management, while the outcome of any such claims and disputes cannot be predicted with certainty, our ultimate liability in connection with these matters is not expected to have a material adverse effect on our results of operations.

During the Track Record Period, legal matters were reflected in the consolidated financial statements, therefore, in the opinion of the management, there are no other pending or threatened claims and litigation.

Other than those shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of December 31, 2021.

Off-Balance Sheet Commitments and Arrangements

During the Track Record Period, except as otherwise disclosed in this prospectus, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies, Judgments and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in the consolidated financial statements and accompanying footnotes. Out of our significant accounting policies, which are described in Note 2 — Summary of Significant Accounting Policies of our consolidated financial statements included elsewhere in this Form F-4, certain accounting policies are deemed “critical,” as they require management’s highest degree of judgment, estimates and assumptions. While management believes its judgments, estimates and assumptions are reasonable, they are based on information presently available and actual results may differ significantly from those estimates under different assumptions and conditions. We believe that the following critical accounting estimates involve the most significant judgments used in the preparation of our financial statements.

Allowance for doubtful accounts

An allowance for doubtful accounts is provided based on aging analyses of receivable balances, historical bad debt rates, repayment patterns and credit worthiness. We recorded an allowance for doubtful accounts of nil and $1,129,993 for the years ended December 31, 2021 and 2020, respectively. We wrote off bad debt provision of nil and $1,129,993, respectively, for the years ended December 31, 2021 and 2020, since all means of collection have been exhausted and the potential for recovery is considered remote.

Provision of income tax and valuation allowance for deferred tax asset

Current income taxes are provided for in accordance with the laws of the relevant tax authorities.

Deferred income taxes are recognized when temporary differences exist between the tax basis of assets and liabilities and their reported amounts in the financial statements and are recorded as non-current in the consolidated balance sheet. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized. The amount of valuation allowances was US$17.8 million and US$15.6 million as of December 31, 2021 and 2020.

The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes. We did not recognize any income tax due to uncertain tax positions or incur any interest and penalties related to potential underpaid income tax expenses for the years ended December 31, 2021 and 2020, respectively.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and result of operations is disclosed in Note 4 to our consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Internal Control over Financial Reporting

Prior to this business combination, we have been a private company with limited accounting personnel and other resources with which to address our internal control. In the course of auditing our consolidated financial statements included in this proxy/prospectus, we and our independent registered public accounting firm identified three material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public

Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to (i) our company’s lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of accounting principles generally accepted in the United States of America (“U.S. GAAP”) and financial reporting requirements set forth by the Securities and Exchange Commission (“SEC”) to address complex U.S. GAAP accounting issues and to prepare and review our consolidated financial statements, including disclosure notes, in accordance with U.S. GAAP and SEC financial reporting requirements, (ii) our company’s lack of period end financial closing policies and procedures for preparation of consolidated financial statements, including disclosure notes, which are in compliance with U.S. GAAP and relevant SEC financial reporting requirements, and (iii) our company’s lack of internal file management procedures and an effective record management system which causes the deficiency in liability recording and cut-off evaluation process.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

To remediate our identified material weaknesses, we plan to adopt measures to improve our internal control over financial reporting, including, among others: (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP and SEC reporting requirements, (ii) organizing regular training for our accounting staffs, especially training related to U.S. GAAP and SEC reporting requirements, (iii) formulating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, (iv) establishing period end financial closing policies and procedures for preparation of consolidated financial statements, (v) establishing internal document management policies and systems, and (vi) continuing our efforts to implement necessary review and controls at relevant levels and all important documents and contracts will be submitted to the office of our chief administrative officers for retention and review.

However, we cannot assure you that all these measures will be sufficient to remediate our material weakness in time, or at all. See “Risk Factors — ICONIQ has identified material weaknesses in its internal control over financial reporting, which, if not corrected, could affect the reliability of its financial statements and have other adverse consequences.”

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Risk

We report financial results in U.S. dollars, and a material portion of its sales and operating costs are realized in currencies other than the U.S. dollar. As such, we are exposed to currency risk due to cash, trade and other receivables, borrowings and trade and other payables denominated in foreign currency, being primarily the U.S. dollar. If the value of any currencies in which sales are realized, particularly Renminbi, depreciates relative to the U.S. dollar, our foreign currency revenue will decrease when translated to U.S. dollars for reporting purposes. In addition, any depreciation in foreign currencies could result in higher local prices, which may negatively impact local demand and have a material adverse effect on our business, results of operations or financial condition. Alternatively, if the value of any of the currencies in which operating costs are realized appreciates relative to the U.S. dollar, our operating costs will increase when translated to U.S. dollars for reporting purposes.

Credit Risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. We are exposed to credit risk from our operating activities, deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

In May, 2022, we entered into seven convertible bond agreements (together, the “Bonds”) with various entities which provided aggregate credit facilities of approximately US$102.4 million (“Principal”) to us. The following table sets forth the identities of these entities as well as the principal amounts and interest rates of the corresponding Bonds.

Entity	Principal amount	Interest rate
JW Investment Management Limited	US$35 million	8%
Anmei Weike (Beijing) Network Technologies Ltd	RMB50 million	8%
Xunmei (Shenzhen) Intelligent Technology Ltd	RMB50 million	8%
Anmei Century (Beijing) Technology Co., Ltd.	RMB100 million	8%
Beijing Anmei Yingke Investment Center (Limited Partnership)	RMB100 million	8%
Beijing Anmei Gaofei Technology Center (Limited partnership)	RMB100 million	8%
Junwei Lehuo (Shenzhen) Investment Partnership (Limited Partnership)	RMB30 million	8%

The interest rate for of each Bond is 8% per annum and will be payable in May 2024. At any time from the date of the consummation of the business combination to the following 12 months, the aforementioned entities may convert the Bonds without accrued interests, in whole or in part, into ordinary shares of Pubco. The conversion price would be US$10.26 per share.

We have evaluated subsequent events through the date of issuance of the consolidated financial statements, except for the events mentioned above and in “Business of ICONIQ — Recent Development”, and did not identify any subsequent events with material financial impacts on our consolidated financial statements.

MANAGEMENT AFTER THE BUSINESS COMBINATION

At the effective time of the business combination, in accordance with the terms of the Merger Agreement, the board of directors and executive officers of Pubco will be as follows. Upon completion of the Business Combination, our executive officers will be full-time employees.

Name	Age	Position
Executive Officers
Alan Nan WU	40	Chief Executive Officer (“CEO”), Executive Director and Chairman
James David FINN	57	Chief Operating Officer (“COO”)
Peter Jianfeng CHEN	52	Chief Financial Officer (“CFO”)
Howard Shixuan YU	53	Chief Technology Officer) (“CTO”)

Non-Executive Directors
Xiaoma Sherman LU	55	Independent Non-Executive Director
Michael S. CASHEL	60	Independent Non-Executive Director
Changqing (Benjamin) YE	51	Independent Non-Executive Director
Alain BATTY	70	Independent Non-Executive Director
Mark A. SCHULZ	69	Independent Non-Executive Director
[ ]	[ ]	Independent Non-Executive Director

Executive Officers

Alan Nan WU.    Upon consummation of the Business Combination, Mr. Wu will serve as the CEO and a Director of Pubco. Mr. Wu was the founder of ICONIQ Holding Limited and has served as its executive director and CEO since 2016. His area of experience includes traditional automobiles and electric vehicles. Concurrently with his position at Pubco, Mr. Wu also serves as the legal representative at My Car (Shenzhen) technology Ltd., which is a company that engages in technology development, service, consulting and EV sales, Tianjin Tuoda Management Service Ltd, which is a company that engages in enterprise consulting and service, and ICONIQ (Tianjiin) New Energy Technology Research Institute, which is a company that engages in new energy research and development. Prior to serving as director of ICONIQ Holding Limited, Mr. Wu served as head of China region at J C Horizon Ltd. Mr. Wu earned his bachelor’s degree in 2004 from Kennedy College of Technology in Canada.

James David FINN.    Upon consummation of the Business Combination, Mr. Finn will serve as the COO of Pubco. He has served as chief operating officer of ICONIQ Holding Limited since March 2022. Mr. FINN has experience in company operations, including engineering, production, quality control and logistics, and has previously served, among others, as chief engineer and assistant president of Evergrande New Energy Vehicle, chief production officer and chief quality officer of Seres New Energy Vehicle, which is an electric vehicle OEM under Chongqing Sokon Industry Group, head of new vehicle projects, production and logistics of Volkswagen Group China, as well as resident managing director of China and chief representative in China of United Solar Ovonic, which is a developer of Building Integrated Photovoltaics (BIPV). Mr. Finn earned his master’s degree in 1996 from Dublin City University.

Peter Jianfeng CHEN.    Upon consummation of the Business Combination, Mr. Chen will serve as the CFO of Pubco. Mr. Chen has served as chief financial officer of ICONIQ Holding Limited since December 2021. His area of experience ranges from financial management, business operation to investments and financing. Mr. Chen has previously held positions of partner at Blue Ocean Capital Group, which is an investment firm focusing on innovative biotech, medical device, and med-tech companies with growth and buyout strategies, chief financial officer, executive director and responsible officer of ZZ Capital International, which is a HKEx-listed and Hong Kong SFC-licensed investment platform focusing on cross-border M&As, the head of business development and principal investing at Canada Pension Plan Investment Board Asia, as well as principal at Bain Capital. Mr. Chen has also served, among others, as officer of the Young Presidents Organization (YPO)’s Pan Asia Chapter, executive director of the Hong Kong Venture Capital and Private Equity Association (HKVCA), and board governor and capital markets committee chairman of the American Chamber of Commerce in Taipei. Mr. Chen earned his MBA in 1999 from Harvard Business School.

Howard Shixuan YU.    Upon consummation of the Business Combination, Mr. Yu will service as the CTO of Pubco. He has served as CTO of ICONIQ Holding Limited since March 2022. He has experience in areas of development of laptops, digital photo frames, e-books and smartphones, as well as artificial intelligent car dashboards and mobile intelligent cabins. Concurrently with his position in Pubco, Mr. Yu serves as partner of HouTian Capital that focuses on AIoT and smart car technology and industry resource integration. Previously, Mr. Yu was a co-founder and COO of 1MORE Group, where he was primarily in charge of group procurement, research and development and branding business operation, and has also served as special assistant to the president’s office of Hon-Hai Precision Inc., where he reported directly to Terry Guo, business and marketing director of the PC platform China of VIA Electronics, which is a Taipei-listed company, as well as marketing sales manager of the China division at MiTAC Computer, which is also a Taipei-listed company. Mr. Yu earned his master’s degree in 1998 from Colorado Christian University.

Non-Executive Directors

Upon consummation of the Business Combination, Xiaoma Sherman LU, Michael S. CASHEL, Changqing (Benjamin) YE, Alain BATTY, Mark A. SCHULZ and [•] will serve as non-executive directors of Pubco.

Location of Executive Officers and Non-Executive Directors

While two of Pubco’s senior management named in this section, namely Peter Jianfeng CHEN and Howard Shixuan YU, are located in China, they are employees of ICONIQ Green Technology FZCO, ICONIQ’s Dubai-based entity which serves as ICONIQ’s global headquarters. They are expected to travel extensively outside of China and spend a considerable amount of time in the UAE and other regions. See “Risk Factors — A number of Pubco’s directors and executive officers are located in the PRC. As a result, investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in the PRC against Pubco’s management named in this prospectus based on foreign laws.” for difficulties in effecting service of legal process, enforcing foreign judgment or bringing actions in the PRC against Pubco’s management located in the PRC based on foreign laws.

Board Composition

The business and affairs of Pubco will be managed by or under the supervision of the Pubco Board following completion of the Business Combination. Immediately after Closing, the Pubco Board will consist of seven directors: Alan Nan WU, Xiaoma Sherman LU, Michael S. CASHEL, Changqing (Benjamin) YE, Alain BATTY, Mark A. SCHULZ and [•], with Alan Nan WU expected to serve as Chairman of the Pubco Board. The primary responsibilities of the Pubco Board will be to provide oversight, strategic guidance, counseling and direction to Pubco’s management. The Pubco Board will meet on a regular basis and additionally as required.

Family Relationships

There are no family relationships between any of Pubco’ executive officers and directors or director nominees.

ICONIQ’s Executive Compensation

The aggregate cash compensation accrued to ICONIQ’s director and executive officers who were employed by ICONIQ in 2021 was approximately US$1.5 million.

Executive Officer and Director Compensation Following the Business Combination

Following the Closing, Pubco intends to develop an executive compensation program that is consistent with existing compensation policies and philosophies of Nasdaq-listed peer companies, which are designed to align the interest of executive officers with those of its stakeholders, while enabling Pubco to attract, motivate and retain individuals who contribute to the long-term success of Pubco. Specific determinations with respect to director and executive compensation after the Business Combination will be determined by the compensation committee of the Pubco Board at the time.

Foreign Private Issuer and Controlled Company

Pubco is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, Pubco is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, Pubco is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. Pubco may elect to follow its home country’s corporate governance practices as long as its remains a foreign private issuer. As a result, Pubco’ shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, Pubco is also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. Nonetheless, Pubco intends to align itself with the practices adopted by Nasdaq-listed U.S. domestic companies to the best of its ability to provide its shareholders with enhanced transparency and protection.

Upon the completion of the Business Combination, Pubco will be a “controlled company” as defined under the rules of Nasdaq, because Alan Nan WU will be able to exercise [•]% of the aggregate voting power of Pubco’ total issued and outstanding shares (assuming no Public Shares are redeemed as described in this proxy statement/prospectus). Under the rules of Nasdaq, a “controlled company” may elect not to comply with certain corporate governance requirements. As a result, Pubco’ shareholders may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Nonetheless, Pubco intends to align itself with the practices adopted by Nasdaq-listed non-controlled companies to the best of its ability to provide its shareholders with enhanced transparency and protection.

Independence of Directors

As a result of its securities being listed on Nasdaq following consummation of the Business Combination, Pubco will adhere to the rules of such exchange, as applicable to foreign private issuers and controlled companies, in determining whether a director is independent. The board of directors of Pubco has consulted, and will consult, with its counsel to ensure that the board of director’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors.

Upon the Closing, we anticipate that the size of Pubco’s board of directors will be seven directors, six of whom will qualify as independent within the meaning of the independent director guidelines of Nasdaq. We anticipate that Xiaoma Sherman LU, Michael S. CASHEL, Changqing (Benjamin) YE, Alain BATTY, Mark A. SCHULZ and [•] will be “independent directors” as defined in the rules of Nasdaq and applicable SEC rules.

Risk Oversight

The Pubco Board is responsible for overseeing Pubco’s risk management process. The Pubco Board will focus on Pubco’s general risk management strategy, the most significant risks facing Pubco, and oversight of the implementation of risk mitigation strategies by the management of Pubco. Pubco’s audit committee will also be responsible for discussing Pubco’s policies with respect to risk assessment and risk management.

The Pubco Board appreciates the evolving nature of its business and industry and will be actively involved with monitoring new threats and risks as they emerge. In particular, the Pubco Board will be responsible for closely monitoring the rapidly evolving COVID-19 pandemic, its potential effects on Pubco’s business, and risk mitigation strategies. While Pubco has not yet experienced significant impact on Pubco of the situation in Ukraine caused by the Russian invasion, the Pubco Board will also closely monitor the risks in relation to such development, including but not limited to risks related to cybersecurity, sanctions, supply chain, suppliers and service providers.

Committees of the Board of Directors

Upon consummation of the Business Combination, Pubco will establish a separately standing audit committee, nominating committee and compensation committee. The Pubco Board will adopt a charter for each of these committees. Pubco intends to comply with future Nasdaq requirements to the extent they will be applicable to Pubco.

Audit Committee

Upon the Closing, Pubco’s audit committee will be composed of Changqing (Benjamin) YE, Xiaoma Sherman LU and Mark A. SCHULZ, with Changqing (Benjamin) YE serving as chairperson. Pubco’s Board has determined that all such directors meet the independence requirements under the Nasdaq Listing Rules and under Rule 10A-3 of the Exchange Act. Each member of the audit committee is financially literate, in accordance with Nasdaq audit committee requirements, and possesses prior experience sitting in auditing committees of publicly-listed companies. In arriving at this determination, the Pubco Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Nomination Committee

Upon the Closing, Pubco’s nomination committee will be composed of Alain BATTY, Alan Nan WU and Michael S. CASHEL, with Alain BATTY with serving as chairperson. The nomination committee is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues.

Compensation Committee

Upon the Closing, Pubco’s compensation committee will be composed of Xiaoma Sherman LU, Changqing (Benjamin) YE and [•], with Xiaoma Sherman LU serving as chairperson. The compensation committee is responsible for reviewing and making recommendations to the Pubco Board regarding its compensation policies for its officers and all forms of compensation. The compensation committee will also administer Pubco’s equity-based and incentive compensation plans and make recommendations to the Pubco Board about amendments to such plans and the adoption of any new employee incentive compensation plans.

Strategy and Environmental Social and Governance (ESG) Committee

Upon the Closing, Pubco’s strategy and ESG committee will be composed of Alan Nan WU, Michael S. CASHEL, Alain BATTY, Mark A. SCHULZ and [•], with Alan Nan WU serving as chairperson. The strategy and ESG committee is responsible for reviewing and making recommendations to the Pubco Board regarding its strategic development, operational management, corporate sustainability, regulatory compliance, as well as environmental social and governance policies for its officers and employees.

Code of Ethics

Pubco will adopt a Code of Ethics that applies to all of its employees, officers, and directors. This includes Pubco’ principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. We intend to disclose on our website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or our directors from provisions in the Code of Ethics.

Shareholder Communication with the Board of Directors

Shareholders and other interested parties may communicate with the board of directors, including non-management directors, by sending a letter to us at Office 114-117, Floor 1, Building A1, Dubai Digital Park, Dubai Silicon Oasis, Dubai, UAE for submission to the board of directors or committee or to any specific director to whom the correspondence is directed. Shareholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial stockholder of Pubco. All communications received as set forth above will be opened by the Corporate Secretary or his or her designee for the sole purpose of determining whether the contents contain a message to one or more of our directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the board of directors will be forwarded promptly to the chairman of the board of directors, the appropriate committee or the specific director, as applicable.

EXECUTIVE COMPENSATION

East Stone Executive Officer and Director Compensation

East Stone pays no compensation to its executives other than expense reimbursement. As of December 31, 2021, East Stone borrowed an aggregate of $350,000 from Chunyi (Charlie) Hao, Chief Financial Officer of East Stone (the “Working Capital Loan”). The Working Capital Loan is to be repaid upon the closing of the Business Combination. As of December 31, 2021, there were $35,204 reimbursable expenses payable to East Stone’s officers or directors.

After the completion of East Stone’s initial business combination, members of its management team who remain with the combined company may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to East Stone’s shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, as it will be up to the directors of the post-combination business to determine executive and director compensation. Any compensation to be paid to East Stone’s officers will be determined, or recommenced, to the board of directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on East Stone’s board of directors.

ICONIQ Executive Officer and Director Compensation

See “Management of Pubco Following the Business Combination — ICONIQ’s Executive Compensation.”

Executive Officer and Director Compensation Following the Business Combination

Following the Closing, Pubco intends to develop an executive compensation program that is consistent with existing compensation policies and philosophies of Nasdaq-listed peer companies, which are designed to align the interest of executive officers with those of its stakeholders, while enabling Pubco to attract, motivate and retain individuals who contribute to the long-term success of Pubco. Specific determinations with respect to director and executive compensation after the Business Combination have not yet been made.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of East Stone

The following table sets forth information regarding the beneficial ownership of ordinary shares of East Stone as of the Record Date based on information obtained from the persons named below:

•        each person known by East Stone to be the beneficial owner of more than 5% of East Stone outstanding ordinary shares;

•        each of East Stone’s executive officers and directors that beneficially owns ordinary shares of East Stone; and

•        all of East Stone’s executive officers and directors as a group.

Unless otherwise indicated, East Stone believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

In the table below, percentage ownership is based on 7,168,244 ordinary shares of East Stone outstanding. Voting power represents the voting power of the ordinary shares owned beneficially by such person. On all matters to be voted upon, the holders of the ordinary shares vote together as a single class. The following table does not reflect beneficial ownership of the Warrants or Rights included in the Units sold in or in connection with East Stone’s Initial Public Offering.

Name and Address of Beneficial Owner(1)	Number of Ordinary Shares Beneficially Owned	Approximate Percentage of Outstanding Ordinary Shares
Double Ventures Holdings Limited(2)	1,352,000	18.9%
Fan Yu(2)	1,352,000	18.9%
Meteora Capital, LLC(6)	657,800	9.2%
Chunyi (Charlie) Hao(2)(3)(4)	3,128,000	43.6%
Xiaoma (Sherman) Lu(3)(5)	870,000	12.1%
Sanjay Prasad	18,000	*
Michael S. Cashel	18,000	*
William Zielke	18,000	*
All directors and officers as a group (5 individuals)	3,302,000	46.1%

____________

*        Less than one percent

(1)      Unless otherwise indicated, the business address of each of the individuals is 2 Burlington Woods Drive, Suite 100, Burlington, MA 01803.

(2)      Chunyi (Charlie) Hao is the sole officer and director of Double Ventures Holdings Limited, East Stone’s sponsor. Mr. Hao owns 33.3% of East Stone’s sponsor, and Fan Yu owns 66.7% of East Stone’s sponsor. As a result, Mr. Hao and Ms. Yu may be deemed to share voting and investment discretion with respect to the ordinary shares held by East Stone’s sponsor. Each may thus be deemed to have beneficial ownership of the ordinary shares held directly by East Stone’s sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Excludes up to 500,000 Founder Shares to be transferred to Ms. Yu in connection with the Letter Agreement Amendment. Ms. Yu is a Singaporean legal resident with Chinese citizenship.

(3)     Excludes an aggregate of 138,000 Founder Shares to be transferred to Yellow River at the consummation of the Business Combination. Chunyi (Charlie) Hao is the sole officer and director of Navy Sail International Limited. Navy Sail International Limited is indirectly owned by East Stone’s directors Chunyi (Charlie) Hao, Xiaoma (Sherman) Lu, along with certain other individuals, namely Yuning Yao, Yanan Zhao, Richard Hong Yan, Daniel Hao Zhao, Garrett Barclay Lu, Tianlei Han, and Ting Li. Such individuals do not directly own any of East Stone’s ordinary shares. However, each such individual has a pecuniary interest in East Stone’s ordinary shares through his or her respective indirect ownership of the equity interests of Navy Sail International Limited. As a result, each such individual may be deemed to share voting and investment discretion with respect to the ordinary shares held directly by Navy Sail International Limited. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Daniel Hao Zhao is the son of Chunyi (Charlie) Hao, and Garret Barclay Lu is the son of Xiaoma (Sherman) Lu.

(4)      Includes 1,352,000 shares held by East Stone’s sponsor, 750,000 shares held by Navy Sail International Limited, and 1,026,000 shares held directly by Chunyi (Charlie) Hao. Does not reflect the contemplated transfer of 200,000 shares to be transferred following the Business Combination to Xin Zhang, an individual who is not affiliated with the sponsor or any officer or director of East Stone, as repayment for a private loan by Xin Zhang to Mr. Hao to fund a portion of Mr. Hao’s loan to East Stone pursuant to that certain promissory note dated February 23, 2021.

(5)      Includes 750,000 shares held by Navy Sail International Limited and 120,000 shares held directly by Xiaoma (Sherman) Lu.

(6)      Based on a Schedule 13G filed by on March 24, 2022, the shares reported were held by Meteora Capital, LLC, the managing member of which is Vik Mittal. The business address of the reporting persons is 840 Park Drive East, Boca Raton, FL 33444.

Security Ownership of Certain Beneficial Owners and Management of Pubco

The following tables sets forth information regarding the beneficial ownership of Ordinary Shares as of the Record Date and immediately following consummation of the Business Combination by, assuming a $10.27 Redemption Price (such amount being based on the amount in the Trust Account as of July 19, 2022):

•        each person known by Pubco to be the beneficial owner of more than 5% of Pubco’s outstanding Ordinary Shares upon the consummation of the Business Combination;

•        each of Pubco’s executive officers and directors;

•        all of Pubco’s executive officers and directors as a group;

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership percentages set forth in the table below assume:

(i)     38,986,354 Pubco Class B Ordinary Shares are issued in connection with the PIPE Investment immediately prior to the closing of the Business Combination; and

(ii)    no additional purchases of ordinary shares of East Stone or ordinary shares of ICONIQ after the Record Date.

	Pre-Business Combination		Post-Business Combination
Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	% of Class	Number of Ordinary Shares Beneficially Owned	% of Voting Power – Minimum Redemption(7)	% of Voting Power – Maximum Redemption(7)
Directors and Executive Officers of East Stone (1)
Chunyi (Charlie) Hao(2)(3)(4)	3,128,000	43.6%	3,228,200(6)	*	*
Xiaoma (Sherman) Lu(3)(5)	870,000	12.1%	870,000	*	*
Sanjay Prasad	18,000	*	18,000	*	*
Michael S. Cashel	18,000	*	18,000	*	*
William Zielke	18,000	*	18,000	*	*
All directors and executive officers as a group (5 individuals)	3,302,000	46.1%	3,402,200(6)	*	*
Directors and Executive Officers of Pubco Pre-Business Combination
Directors and Executive Officers of Pubco
Alan Nan WU(8)	50,000,000	100%	32,715,010	75.69%	75.82%

	Pre-Business Combination		Post-Business Combination
Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	% of Class	Number of Ordinary Shares Beneficially Owned	% of Voting Power – Minimum Redemption(7)	% of Voting Power – Maximum Redemption(7)
All executive officers and directors as a group	50,000,000	100%	32,715,010	75.69%	75.82%
Five Percent Holders
Zhifa DONG(9)	41,098,027	14.41%	29,878,275	2.77%	2.77%
Guozhong Tianhong Asset Management (Tianjin) Co., Ltd.(10)	—	—	19,493,177	1.80%	1.81%
Zhejiang Jinhua Jinyi New-district Development Group Co., Ltd(11)	—	—	19,493,177	1.80%	1.81%

____________

(1)      Unless otherwise indicated, the business address of each of the individuals is 2 Burlington Woods Drive, Suite 100, Burlington, MA 01803.

(2)      Chunyi (Charlie) Hao is the sole officer and director of Double Ventures Holdings Limited, East Stone’s sponsor. Mr. Hao owns 33.3% of East Stone’s sponsor, and Fan Yu owns 66.7% of East Stone’s sponsor. As a result, Mr. Hao and Ms. Yu may be deemed to share voting and investment discretion with respect to the ordinary shares held by East Stone’s sponsor. Each may thus be deemed to have beneficial ownership of the ordinary shares held directly by East Stone’s sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Excludes up to 500,000 Founder Shares to be transferred to Ms. Yu in connection with the Letter Agreement Amendment. Ms. Yu is a Singaporean legal resident with Chinese citizenship. On a fully diluted basis, assuming the exercise and conversion of all convertible securities outstanding immediately after the Business Combination, the Sponsor and its affiliates would beneficially own less than 1.0% of the voting power of Pubco.

(3)      Excludes an aggregate of 138,000 Founder Shares to be transferred to Yellow River at the consummation of the Business Combination. Chunyi (Charlie) Hao is the sole officer and director of Navy Sail International Limited. Navy Sail International Limited is indirectly owned by East Stone’s directors Chunyi (Charlie) Hao, Xiaoma (Sherman) Lu, along with certain other individuals, namely Yuning Yao, Yanan Zhao, Richard Hong Yan, Daniel Hao Zhao, Garrett Barclay Lu, Tianlei Han, and Ting Li. Such individuals do not directly own any of East Stone’s ordinary shares. However, each such individual has a pecuniary interest in East Stone’s ordinary shares through his or her respective indirect ownership of the equity interests of Navy Sail International Limited. As a result, each such individual may be deemed to share voting and investment discretion with respect to the ordinary shares held directly by Navy Sail International Limited. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Daniel Hao Zhao is the son of Chunyi (Charlie) Hao, and Garret Barclay Lu is the son of Xiaoma (Sherman) Lu.

(4)      Includes 1,352,000 shares held by East Stone’s sponsor, 750,000 shares held by Navy Sail International Limited, and 1,026,000 shares held directly by Chunyi (Charlie) Hao. Does not reflect the contemplated transfer of 200,000 shares to be transferred following the Business Combination to Xin Zhang, an individual who is not affiliated with the sponsor or any officer or director of East Stone, as repayment for a private loan by Xin Zhang to Mr. Hao to fund a portion of Mr. Hao’s loan to East Stone pursuant to that certain promissory note dated February 23, 2021.

(5)     Includes 750,000 shares held by Navy Sail International Limited and 120,000 shares held directly by Xiaoma (Sherman) Lu.

(6)      Includes Ordinary Shares issuable to Double Ventures Holdings Limited, subject to 83,500 Private Warrants that are exercisable within 60 days of the Closing Date.

(7)      Represents the percentage of voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares voting as a single class. Each holder of Pubco Class A Ordinary Shares is entitled to twenty-five (25) votes per share and each holder of Pubco Class B Ordinary Shares is entitled to one (1) vote per share.

(8)      Mr. Alan Nan WU owns 50,000,000 Class A ordinary shares of ICONIQ through Muse Limited, a BVI company wholly owned by him. According to the Business Combination Agreement, each Class A ordinary share of ICONIQ issued and outstanding prior to closing the Business Combination will be cancelled and converted into (i) the right to receive 90% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio, and (ii) the contingent right to receive 10% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio. The post-Business Combination number of ordinary shares in this table (i.e. 32,715,010 Pubco Class A Ordinary Shares) only accounts for the foregoing 90% of the Pubco Class A Ordinary Shares.

(9)      Represents the shares of ICONIQ (pre-Business Combination) and shares of Pubco (post-Business Combination) directly held by Vision Path Holdings Limited, which is wholly owned by Mr. Zhifa DONG.

(10)    Represents the shares of Pubco (post-Business Combination) directly held by Guozhong Tianhong Asset Management (Tianjin) Co., Ltd., a PIPE Investor with which East Stone and ICONIQ entered into the PIPE Subscription Agreement on April 21, 2022.

(11)    Represents the shares of Pubco (post-Business Combination) directly held by Zhejiang Jinhua Jinyi New-district Development Group Co., Ltd, a PIPE Investor with which East Stone and ICONIQ entered into the PIPE Subscription Agreement on June 15, 2022.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding East Stone or its securities, the East Stone Initial Shareholders, officers and directors as well as ICONIQ and/or their affiliates, may enter into a written plan to purchase East Stone securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. The ownership percentages listed below do not include any such shares that may be purchased after the Record Date.

Entering into any such arrangements may have a depressive effect on the ordinary shares of East Stone. For example, as a result of these arrangements, an investor or holder may have East Stone, ICONIQ or their respective affiliates effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. East Stone will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals included herein or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Comparison of Corporate Governance and Shareholder Rights

Pubco is a Cayman Islands exempted company. Cayman Islands law and Pubco’s Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”) will govern the rights of its shareholders. The Cayman Act differs in some material respects from laws generally applicable to British Virgin Islands companies and their shareholders. In addition, the Amended and Restated Memorandum and Articles of Association will differ in certain material respects from the memorandum and articles of association of East Stone. As a result, when you become a shareholder of Pubco, your rights will differ in some regards as compared to when you were a shareholder of East Stone.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of East Stone and Pubco according to applicable law and/or the organizational documents of East Stone and Pubco. You also should review the Amended and Restated Memorandum and Articles of Association of Pubco (as it will be amended and restated immediately prior to the Business Combination).

Provision	East Stone	Pubco
Structure of the board	East Stone’s board consists of two classes of directors with staggered two-year terms.	Unless fixed by ordinary resolution of shareholders, Pubco’s board consists of seven directors with staggered three-year terms.
Removal of directors

The directors of East Stone may be removed by resolution of directors or (following the consummation of its initial business combination, but not at any time before) resolution of shareholders, in each case, with or without cause.

A director may be removed by ordinary resolution of shareholders or by the majority of the other directors.
Vacancies on the board	Except as British Virgin Islands law or any applicable law may otherwise require, any vacancy on the board of East Stone, may be filled by the majority vote of the remaining directors.	Any vacancy on the board of Pubco may be filled by ordinary resolution of shareholders or by directors of Pubco.

Provision	East Stone	Pubco
SPAC Provisions

East Stone’s amended and restated memorandum and articles of association contain provisions relating to the operation of East Stone as a blank check company prior to the consummation of its initial business combination, including, for example, provisions pertaining to the Trust Account of East Stone and time limits within which it must consummate an initial business combination.

Supermajority voting provisions

Except as in connection with an amendment for the purposes or approving, or in conjunction with, the consummation of a business combination, the affirmative vote of the holders of at least sixty-five percent (65%) of the total number of ordinary shares that have voted and are entitled to vote thereon is required to amend the rights attaching to East Stone’s ordinary shares prior to the consummation of the company’s initial business combination.

A special resolution, requiring not less than a two-thirds majority of members, who (being entitled to do so) vote, is required to:

(a)     subject to certain exceptions as set in the Amended and Restated and Memorandum and Articles of Association, vary the rights attaching to a class of shares;

(b)     reduce Pubco’s share capital in any way;

(c)     change Pubco’s registration to a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is incorporated, registered or existing for the time being;

(d)     in a winding up, divide in specie among Pubco shareholders the whole or any part of the assets of Pubco and, for that purpose, to value any assets and to determine how the division shall be carried out as between Pubco shareholders or different classes of Pubco shareholders, and/or vest the whole or any part of the assets in trustees for the benefit of Pubco shareholders and those liable to contribute to the winding up;

(e)     change Pubco’s name; and

(f)     amend the Amended and Restated Memorandum and Articles of Association.

Provision	East Stone	Pubco

Additionally, Pubco will not, without the approval of holders of a majority of the voting power of Pubco Class A Ordinary Shares, voting exclusively and as a separate class:

(a)     increase the number of authorized Pubco Class A Ordinary Shares;

(b)     issue any Pubco Class A Ordinary Shares or securities convertible into or exchangeable for Pubco Class A Ordinary Shares, other than to (i) Key Executives (as defined in the Amended and Restated Memorandum and Articles of Association) or their affiliates; or (ii) on a pro rata basis to all holders of Pubco Class A Ordinary Shares permitted to hold such shares under the Amended and Restated Memorandum and Articles of Association;

(c)     create, authorize, issue, or reclassify into, any preference shares in the capital of Pubco or any shares in the capital of Pubco that carry more than one (1) vote per share;

(d)    reclassify any Pubco Class A Ordinary Shares into any other class of Shares or consolidate or combine any Pubco Class A Ordinary Shares without proportionately increasing the number of votes per Pubco Class A Ordinary Shares; or

amend, restate, waive, adopt any provision inconsistent with or otherwise vary or alter any provision of the Amended and Restated Memorandum and Articles of Association relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of Pubco Class A Ordinary Shares.

Action by written consent	Resolutions of the members of East Stone may not be passed in writing.	An ordinary resolution and a special resolution of shareholders may be passed by a unanimous resolution in writing of shareholders entitled to vote.
Calling of special meetings

A meeting of the shareholders may be called by any director, or upon the written request of the shareholders entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested.

A meeting of the shareholders may be called by the majority of Pubco’s directors or the chairman of the board, or upon the written request of the shareholders entitled to exercise one-third or more of the rights to vote at such general meeting.

Nominations of person for election of directors	Directors may be elected by resolution of the shareholders or by a resolution of the directors.	A director may be appointed by ordinary resolution of shareholders or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Provision	East Stone	Pubco
Amendments to the organizational documents

Except where the supermajority voting provisions set out above apply, the affirmative vote of the holders of at least fifty percent (50%) of the total number of ordinary shares that have voted and are entitled to vote thereon is required to amend East Stone’s memorandum and articles of association.

Pubco may at any time and from time to time by special resolution alter or amend the Amended and Restated Memorandum and Articles of Association, in whole or in part; provided that Pubco shall not, without the approval of the holders of a majority of the voting power of Pubco Class A Ordinary Shares, voting exclusively and as a separate class, amend, restate, waive, adopt any provision inconsistent with or otherwise vary or alter any provision of the Amended and Restated Memorandum and Articles of Association relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of Pubco Class A Ordinary Shares.

The memorandum and articles of association may also be amended by resolution of directors, save that no amendment may be made by resolution of directors; (i) to restrict the rights or powers of members to amend the memorandum or articles; (ii) to change the percentage of members required to pass a resolution of members to amend the memorandum or articles; (iii) in circumstances where the memorandum or articles cannot be amended by the members; or (iv) to change certain specified provisions of the memorandum (Clauses 7, 8 and 11, relating to shareholder rights) or the articles (Regulation 23 relating to the requirement to effect a business combination).

Notwithstanding the above, no amendment may be made to (i) Regulation 23 prior to a business combination unless the holders of public shares are provided with the opportunity to redeem their public shares; or (ii) to this prohibition, or to the provisions relating to appointment of directors prior to the consummation of East Stone’s initial business combination.

Issuance of preferred stock

East Stone is authorized to issue an unlimited number of shares of no par value divided into ordinary shares and five classes of preferred shares. East Stone’s board may issue shares by resolution without shareholder approval.

Subject to the limitations set out in the Amended and Restated Memorandum and Articles of Association, Pubco’s directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise to such persons, at such times and on such terms and conditions as they may decide.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

East Stone

Founder Shares

On October 8, 2018, we issued an aggregate of 1,437,500 founder shares for an aggregate purchase price of $25,000, or approximately $0.017 per share, with 625,000 issued to our sponsor, Double Ventures Holdings Limited, of which Mr. Chunyi (Charlie) Hao, our Chairman and Chief Financial Officer is the sole director, 625,000 issued to Navy Sail International Limited, of which Mr. Hao, our Chairman and Chief Financial Officer is the sole director, and 187,500 to Mr. Hao. In January 2020, we performed a share split whereby each ordinary share was sub-divided into two shares, resulting in our initial shareholders holding an aggregate of 2,875,000 founder shares.

In February 2020, we effected a 1.2 for 1 share dividend for each ordinary share outstanding, resulting in our initial shareholders holding an aggregate of 3,450,000 founder shares. In February 2020, Chunyi (Charlie) Hao, our Chief Financial Officer, director and an affiliate of the sponsor, transferred 120,000 founder shares to Xiaoma (Sherman) Lu, our Chief Executive Officer and director, as well as 18,000 founder shares to each of Messrs. Prasad, Cashel and Zielke, our independent directors. By February 2020, the Company had issued 3,450,000 ordinary shares for an aggregate of $25,000 in cash.

Our initial shareholders have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees as described below) until, with respect to 50% of the founder shares, the earlier of (i) six months after the date of the consummation of our initial business combination or (ii) the date on which the closing price of our ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination, with respect to the remaining 50% of the founder shares, upon six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the initial public offering, the sponsor, anchor investors and I-Bankers purchased an aggregate of 350,000 private units, of which 275,000 were purchased by the Company’s sponsor and anchor investors and 75,000 were purchased by I-Bankers, for an aggregate purchase price of $3,500,000. Each private unit consists of one ordinary share, one right and one warrant. Each private right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of an initial business combination. Each warrant entitles the holder thereof to purchase one-half (1/2) of one ordinary share at an exercise price of $11.50 per full share. The net proceeds from the private placement were added to the proceeds from the initial public offering being held in the trust account. If the Company does not complete a business combination within the combination period, the net proceeds from the sale of the private placement will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and private units and all underlying securities will expire worthless. Our sponsor purchased 167,000 insider units in a private placement and has agreed not to transfer, assign or sell any of the shares included in the insider units and the respective ordinary shares underlying the private rights and private warrants included in the insider units until 30 days after the completion of our initial business combination.

Extension Loans

The Company may extend the period of time to consummate an initial business combination up to two times, each by an additional three months (for a total of 21 months to complete an initial business combination). In order to extend the time available for the Company to consummate an initial business combination, the initial shareholders and/or their affiliates or designees must deposit into the trust account up to an aggregate of $2,760,000 for a total of two extensions. Any such payments would be made in the form of a loan. If the Company completes a Business Combination, Pubco would repay such loaned amounts out of the proceeds of the trust account released to Pubco. If the Company does not complete a Business Combination, it will not repay such loans.

Effective May 24, 2021, the Company extended the date by which it has to consummate a business combination from May 24, 2021 to August 24, 2021 (the “First Extension”). Effective August 23, 2021, the Company extended the date by which it has to consummate a business combination from August 24, 2021 to November 24, 2021 (the “Second Extension”). The First and Second Extensions were each three-month extensions permitted under the Company’s governing documents and provided the Company with additional time to attempt to complete its proposed business combination with JHD. In accordance with the JHD Agreement, JHD has loaned to the Company a sum of $2,760,000 on the sponsor’s behalf in order to support the Extension. Such loan is non-interest bearing and will be payable upon the consummation of the proposed business combination. Effective November 24, 2021 and February 24, 2022, the Company extended the date by which the Company has to consummate a business combination to February 24, 2022 and August 24, 2022, respectively, each without involving cash payment into the Trust Account.

On May 21, 2021, in connection with the First Extension, we issued to JHD an unsecured promissory note having a principal amount of $1,380,000. In accordance with the Business Combination Agreement, JHD loaned such amounts to us on the Sponsor’s behalf in order to support the First Extension, and caused such amounts to be deposited into our trust account. The note bears no interest and will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) our liquidation.

On August 23, 2021, in connection with the Second Extension, we issued to JHD an unsecured promissory note having a principal amount of $1,380,000. In accordance with the Business Combination Agreement, JHD loaned such amounts to us on the Sponsor’s behalf in order to support the Second Extension, and caused such amounts to be deposited into our trust account. The note bears no interest and will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) our liquidation.

Registration Rights

Pursuant to a registration rights agreement entered into by and among the Company, the initial shareholders, anchor investors and I-Bankers on February 19, 2020, the holders of the founder shares, private units (and underlying securities) and working capital units (and underlying securities) will be entitled to registration rights. The holders of a majority-in-interest of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination. We have entered into a registration rights agreement with respect to the founder shares, and the securities underlying the private units.

Related Party Loans

Promissory Note to Shareholder

In order to finance transaction costs in connection with an initial business combination, the sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (the “working capital loans”). If the Company completes an initial business combination, the Company will repay the working capital loans. In the event that an initial business combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans. Such working capital loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, converted upon consummation of an initial business combination into additional private units at a price of $10.00 per unit (the “working capital units”).

On February 23, 2021, the Company issued an unsecured promissory note (the “East Stone Note”) in respect of a working capital loan in the amount of up to $500,000 to Chunyi (Charlie) Hao, its Chairman of the Board of Directors and Chief Financial Officer. The East Stone Note bears no interest and is repayable in full upon the earlier of consummation of the Company’s initial business combination and its winding up. The East Stone Note may also be converted into working capital units at a price of $10.00 per unit at the option of the holder of the East Stone Note upon the consummation of the Company’s initial business combination. Such working capital units would be identical to the private units issued to Sponsor, I-Bankers Securities, Inc., Hua Mao and Cheng Zhao in connection with the Company’s initial public offering. On December 15, 2021, the Company revised and amended East Stone Note to pay the unsecured promissory note in cash with no interest in full upon the earlier of consummation of the Company’s initial business combination and its winding up.

As of December 31, 2021, Mr. Hao had loaned an aggregate of $350,000 to the Company under the East Stone Note and the total working capital loans of $350,000 have been issued.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or our officers and directors may, but are not obligated to, loan us funds as may be required. If we consummate our initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the offering proceeds held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Such loans would be evidenced by promissory notes. The notes would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon consummation of our business combination into additional private units at a price of $10.00 per unit (which, for example, would result in the holders being issued 150,000 ordinary shares if $1,500,000 of notes were so converted, as well as 150,000 rights to receive 15,000 shares and 150,000 warrants to purchase 75,000 shares).

Promissory Note to Yellow River Asset Management — Related Party Loan

On June 30, 2021, the Company issued a promissory note in respect of a loan in the amount of up to $200,000 to Yellow River Asset Management, an entity controlled by Alan Clingman (the “Yellow River Asset Management Note”). The Yellow River Asset Management Note bears no interest and is repayable in full upon the earlier of consummation of the Company’s initial business combination and its liquidation. The Company has used a portion of the proceeds of the Yellow River Asset Management Note to satisfy the premium for its director and officer liability insurance policy, and anticipates applying the remainder of the proceeds to satisfy outstanding expenses incurred in connection with the business combination. As of December 31, 2021, the promissory note has been drawn down to its full amount of $200,000.

Administrative Support Arrangement

The Company entered into an administrative support agreement with East Stone Capital Limited, an affiliate of the Company’s officers, its Chief Executive Officer, Mr. Xiaoma (Sherman) Lu, and Chief Financial Officer, Mr. Chunyi (Charlie) Hao, pursuant to which, commencing on February 19, 2020, the Company agreed to pay East Stone Capital Limited up to a maximum of $120,000 in the aggregate for office space, utilities and secretarial and administrative services. Such administrative fees will be paid on a quarterly basis at $30,000 per quarter until the maximum fee is reached, or if earlier, until the consummation of the Company’s initial business combination or liquidation. As of December 31, 2021, the Company had paid East Stone Capital Limited an aggregate of $120,000 in full and in all pursuant to such agreement. We believe, based on rents and fees for similar services in Burlington, MA, that the fee charged by East Stone Capital Limited is at least as favorable as we could have obtained from an unaffiliated person. East Stone Capital Limited’s executive officers are Chunyi (Charlie) Hao and Xiaoma (Sherman) Lu, who are also our executive officers.

Business Combination Marketing Agreement

The Company has engaged I-Bankers as an advisor in connection with the Company’s initial business combination to assist it in holding meetings with the Company’s shareholders to discuss the potential business combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the Company’s initial business combination, assist the Company in obtaining shareholder approval for the business combination and assist the Company with its press releases and public filings in connection with the business combination. Pursuant to the agreement with I-Bankers, (i) if the amount of cash held in the trust account immediately prior to the business combination, after redemptions, is at least 50% of the gross proceeds of the initial public offering, then the advisory fees payable to I-Bankers will be 2.75% of the cash remaining in the trust account, (ii) if the amount of cash held in the trust account immediately prior to the business combination, after redemptions, is less than 50% of the gross proceeds of the initial public offering, then the advisory fees payable to I-Bankers will be 1.375% of the gross proceeds of the initial public offering, and (iii) notwithstanding clauses (i) and (ii) above, if the amount of cash held in the trust account immediately prior to the business combination, after redemptions, is less than $20,000,000, then the advisory fees payable to I-Bankers will be paid in a combination of cash and securities in the same proportion as the cash and securities consideration paid to the target and its shareholders in the business combination, provided that in no event will the cash portion of such advisory fees be less than $1,000,000.

Deferred Offering Commission

The deferred offering commission of $402,500 is to be paid out of the trust account to I-Bankers and EarlyBird only on completion of the Company’s initial business combination. The deferred offering commission will be paid only upon consummation of a business combination. If a business combination is not consummated, such deferred offering commission will be forfeited. None of the underwriters will be entitled to any interest accrued on the deferred offering commission.

Other Arrangements Related to our Business Combination

Other than reimbursement of any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees, non-cash payments or other similar compensation, will be paid to our officers or directors, or to any of their respective affiliates, prior to or with respect to our initial business combination (regardless of the type of transaction that it is). Our independent directors review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and are responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a shareholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

All ongoing and future transactions between us and any member of our management team or his or her respective affiliates will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable to us than are available from unaffiliated third parties. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our sponsor, officers or directors. In the event we seek to complete our initial business combination with a target that is affiliated with our sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent accounting firm, or independent investment banking firm that our initial business combination is fair to our company from a financial point of view.

Director Independence

Nasdaq requires that a majority of our board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Messrs. Prasad, Cashel and Zielke are our independent directors. Our independent directors will have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of our independent and disinterested directors.

ICONIQ

Amounts due to Tianjin Tuoda

In 2018 and 2019, ICONIQ provided several short term interest-free loans with an aggregate amount of US$5.7 million (RMB39.5 million) to Tianjin Tuoda Enterprise Management Service Co., Ltd. (“Tianjin Tuoda”) to support Tianjin Tuoda’s normal operations and procure its support in relation to additional financing channels for ICONIQ. ICONIQ recorded amounts due from related parties with respect to such loans of US$6.1 million and US$6.1 million in 2020 and 2021, respectively.

As of March 31, 2022, Tianjin Tuoda owned 4.46% of Tianjin Tianqi Group Co., Ltd, ICONIQ’s principal PRC operating subsidiary. During the period of aforementioned transactions in 2018 and 2019, Alan Nan WU (“Mr. Wu”) had controlled 50% of Tianjin Tuoda, with another individual shareholder owning the remaining 50%, until August 16, 2021, when the other individual shareholder transferred his 50% shares in Tianjin Tuoda to Mr. Wu, upon which Tianjin Tuoda became wholly-owned by Mr. Wu.

In early 2022, after additional conversation with ICONIQ, Tianjin Tuoda agreed to fully repay the aforementioned loan of US$6.1 million to ICONIQ. ICONIQ received such payment in May 2022 and the aforementioned amounts due from related parties have been fully settled.

DESCRIPTION OF PUBCO SECURITIES

The following description of the material terms of the share capital of Pubco following the transactions includes a summary of specified provisions of the Amended and Restated Memorandum and Articles of Association of Pubco that will be in effect upon completion of the transactions. This description is qualified by reference to Pubco’s Amended and Restated Memorandum and Articles of Association as will be in effect upon consummation of the Transactions, copies of which are attached to this proxy statement/prospectus as Annex B and are incorporated in this proxy statement/prospectus by reference. References in this section to “we”, “our” or “us” refer to Pubco.

The rights of shareholders described in this section are available only to Pubco’s shareholders. For the purposes of this proxy statement/prospectus, a “shareholder” means a person who holds shares of Pubco.

General

The Amended and Restated Memorandum and Articles of Association of Pubco authorize the issuance of up to 100,000,000 Pubco Class A Ordinary Shares and 400,000,000 Pubco Class B Ordinary Shares, each of $0.0001 par value per share.

In the Merger, Pubco will issue Pubco Class B Ordinary Shares in exchange for the outstanding securities of East Stone as follows:

•        each ordinary share of East Stone will be exchanged for one Pubco Class B Ordinary Share, except for Public Shares that have been converted into a pro rata portion of East Stone’s Trust Account;

•        each East Stone warrant will be deemed converted into one warrant of Pubco, such warrant of Pubco remaining outstanding as of the consummation of the Closing; and

•        each East Stone right will be automatically converted into the number of Pubco Class B Ordinary Shares as if the Right has been converted into its underlying ordinary shares of East Stone immediately prior to the Closing.

This proxy statement/prospectus covers an aggregate of [              ] Ordinary Shares, [              ] Pubco Warrants, [              ] Pubco Class B Ordinary Shares issuable upon exercise of Pubco Warrants and [              ] Pubco Class B Ordinary Shares issuable upon conversion of East Stone rights into Pubco Class B Ordinary Shares.

Ordinary Shares

Holders of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares will generally have the same rights and powers except for voting and conversion rights. The holders of Class B Ordinary Shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the votes cast at an annual meeting for the election of directors can elect all of the directors to be elected at such general meeting.

Holders of Pubco Class B Ordinary Shares will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Pubco Class B Ordinary Shares.

There are no limitations on the right of nonresident or foreign owners to hold or vote Ordinary Shares imposed by Cayman Islands law or by the Amended and Restated Memorandum and Articles of Association of Pubco.

Immediately following the consummation of the Business Combination, Alan Nan WU will control the voting power of all of the outstanding Pubco Class A Ordinary Shares. Although Alan Nan WU will control the voting power of all of the outstanding Pubco Class A Ordinary Shares immediately following the consummation of the Business Combination, his control over those shares is not permanent and is subject to reduction or elimination at any time or after certain periods as a result of a variety of factors. As further described below, upon any transfer of Pubco Class A Ordinary Shares by a holder thereof to any person which is not a Permitted Transferee of such holder, those shares will automatically and immediately convert into Pubco Class B Ordinary Shares. In addition, all Pubco Class A Ordinary Shares will automatically convert to Pubco Class B Ordinary Shares in other events described below. See “— Optional and Mandatory Conversion.”

Voting Rights

Holders of Pubco Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the shareholders. In respect of all matters upon which holders of Pubco Ordinary Shares are entitled to vote, each Pubco Class A Ordinary Share will be entitled to twenty-five (25) votes and each Pubco Class B Ordinary Share will be entitled to one (1) votes. At any meeting of shareholders a resolution put to the vote of the meeting shall be decided by way of a show of hands and not by way of a poll unless before, or on, the declaration of the result of the show of hands, a poll is duly demanded.

Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares will vote together on all matters, except that Pubco will not, without the approval of holders of a majority of the voting power of the Pubco Class A Ordinary Shares, voting exclusively and as a separate class:

•        increase the number of authorized Pubco Class A Ordinary Shares;

•        issue any Pubco Class A Ordinary Shares or securities convertible into or exchangeable for Pubco Class A Ordinary Shares, other than (i) to any Key Executive or his Affiliates, or (ii) on a pro rata basis to all holders of Pubco Class A Ordinary Shares permitted to hold such shares under the Amended and Restated Memorandum and Articles of Association;

•        create, authorize, issue, or reclassify into, any preference shares in the capital of Pubco or any shares in the capital of Pubco that carry more than one (1) vote per share;

•        reclassify any Pubco Class A Ordinary Shares into any other class of shares or consolidate or combine any Pubco Class A Ordinary Shares without proportionately increasing the number of votes per Pubco Class A Ordinary Share; or

•        amend, restate, waive, adopt any provision inconsistent with or otherwise vary or alter any provision of the Amended and Restated Memorandum and Articles of Association relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of Pubco Class A Ordinary Shares.

An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast at a meeting of shareholders, while a special resolution will require not less than two-thirds of votes cast at a meeting of shareholders. An ordinary resolution and a special resolution may also be passed by way of a unanimous resolution in writing of shareholders entitled to vote, with prior notice duly given.

Optional and Mandatory Conversion

Each Pubco Class A Ordinary Share will be convertible into one (1) Pubco Class B Ordinary Share (as adjusted for share splits, share combinations and similar transactions) at the option of the holder thereof. Pubco Class B Ordinary Shares will not be convertible into Pubco Class A Ordinary Shares under any circumstances.

Any number of Pubco Class A Ordinary Shares held by a holder thereof will automatically and immediately be converted into an equal number of Pubco Class B Ordinary Shares (as adjusted for share splits, share combinations and similar transactions) upon the occurrence of any of the following:

•        Any direct or indirect sale, transfer, assignment, or disposition of such number of Pubco Class A Ordinary Shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Pubco Class A Ordinary Shares through voting proxy or otherwise to any person that is not a Permitted Transferee of such holder; or

•        The direct or indirect sale, transfer, assignment, or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment, or disposition of all or substantially all of the assets of, a holder of Pubco Class A Ordinary Shares that is an entity to any person that is not a Permitted Transferee of the such holder.

Transfer of Ordinary Shares

Pubco Class A Ordinary Shares may be transferred only to a Permitted Transferee of the holder and any Pubco Class A Ordinary Shares transferred otherwise will be converted into Pubco Class B Ordinary Shares as described above. See “ Optional and Mandatory Conversion.”

“Affiliate” means, with respect to a person, (i) any other person which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person, including trusts, funds and accounts promoted, sponsored, managed, advised or serviced by such person (ii) if such person is an individual, his/her Family Member and Affiliates of such person and/or his/her Family Members; provided, that in the case of a Key Executive, the term Affiliate shall include such Key Executive’s Permitted Entities, notwithstanding anything to the contrary contained herein.

A “Permitted Transferee” with respect to each holder of Pubco Class A Ordinary Shares, any or all of the following:

(a)     any Key Executive;

(b)    any Key Executive’s Affiliate;

(c)     Pubco or any of its subsidiaries;

(d)     in connection with a transfer as a result of, or in connection with, the death or incapacity of a Key Executive: any Key Executive’s Family Members, another holder of Pubco Class A Ordinary Shares, or a designee approved by majority of all directors, provided that in case of any transfer of Pubco Class A Ordinary Shares pursuant to clauses (b) through (c) above to a person who at any later time ceases to be a Permitted Transferee under the relevant clause, Pubco shall be entitled to refuse registration of any subsequent transfer of such Pubco Class A Ordinary Shares except back to the transferor of such Pubco Class A Ordinary Shares pursuant to clauses (b) through (c) (or to a Key Executive or his or her Permitted Transferees) and in the absence of such transfer back to the transferor (or to a Key Executive or his or her Permitted Transferees), the applicable Pubco Class A Ordinary Shares be subject to mandatory conversion as set out above.

“Key Executives” means Muse Limited, a company incorporated in the Cayman Islands, and Mr. Alan Nan WU, the sole shareholder of Muse Limited.

“Permitted Entity” means, with respect to any Key Executive:

(a)     any person in respect of which such Key Executive has, directly or indirectly: (i) control with respect to the voting of all the Pubco Class A Ordinary Shares held by or to be transferred to such person; (ii) the ability to direct or cause the direction of the management and policies of such person or any other person having the authority referred to in the preceding clause (a)(i) (whether by contract, as executor, trustee, trust protector or otherwise); or (iii) the operational or practical control of such person, including through the right to appoint, designate, remove or replace the person having the authority referred to in the preceding clauses (a)(i) or (ii);

(b)    any trust or estate planning entity (including partnerships, limited companies, and limited liability companies), that is primarily for the benefit of, or the ownership interests of which are controlled by, the Key Executive or its Affiliates and/or any persons controlled directly or indirectly controlled by such a trust or other trusts or estate planning entities described in this paragraph (b).

“Family Member” means, with respect to an individual, any of such individual’s former, current or future spouse, parent, step-parent, grandparent, step-grandparent, child, step-child, grandchild, step-grandchild, sibling, step-sibling, niece, nephew and in-laws, including adoptive relationships.

Warrants

Public and Private Warrants

Upon the Closing, each outstanding Warrant of East Stone (other than the Representative’s Warrants) will automatically represent the right to purchase one-half (1/2) of one Ordinary Share (in lieu of one ordinary share of East Stone) at a price of $11.50 per share, subject to adjustment as discussed below. However, no Pubco Public Warrants to be issued in exchange for Public Warrants will be exercisable for cash unless Pubco has an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the shares issuable upon exercise of such warrants is not effective within a specified period following the Closing, warrant holders may, until such time as there is an effective registration statement and during any period during which Pubco has failed to maintain an effective registration statement, exercise warrants on a cashless basis in the same manner as if Pubco had called the warrants for redemption and required all holders to exercise their warrants on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Ordinary Shares of Pubco for the ten (10) trading days ending on the trading day prior to the date of exercise. The Pubco Public Warrants will become exercisable on the later of the Closing and 12 months from February 24, 2021 and will expire on the fifth anniversary of the Closing.

The Pubco Warrants to be issued in exchange for private warrants are identical to warrants to be issued in exchange for the Public Warrants, except that such private warrants will be exercisable for cash (even if a registration statement covering the Ordinary Shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by Pubco, in each case so long as they are still held by the initial purchasers or their affiliates. In addition, for as long as the private warrants are held by I-Bankers or their respective designees or affiliates, they may not be exercised after February 19, 2025.

The Pubco Warrants to be issued in exchange for the Representative’s Warrants will be identical to warrants to be issued in exchange for the Public Warrants, except that each warrant will be exercisable to purchase one full share at $12.00 per share. Such warrants will not be redeemable for as long as they are held by I-Bankers or their respective designees or affiliates, and they may not be exercised after February 24, 2025.

Pubco may call the warrants for redemption (excluding the private warrants and the Representative’s Warrants), in whole and not in part, at a price of $0.01 per warrant,

•        at any time while the warrants are exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for Pubco’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of Pubco’s Redemption call, the Redemption will not cause the share price to drop below the exercise price of the warrants.

If Pubco calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” will mean the average reported last sale price of the Ordinary Shares traded in the form of Pubco Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether Pubco will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of Pubco’s Ordinary Shares at the time the warrants are called for redemption, Pubco’s cash needs at such time and concerns regarding dilutive stock issuances.

The exercise price and number of Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or Pubco’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Ordinary Shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% (or such other amount specified by the holder) of the Ordinary Shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Pubco will, upon exercise, round up or down to the nearest whole number the number of Ordinary Shares to be issued to the warrant holder.

There are no limitations on the right of nonresident or foreign owners to hold warrants imposed by Cayman Islands law or by the Amended and Restated Memorandum and Articles of Association of Pubco.

Representative’s Warrants

On February 24, 2020, East Stone issued an aggregate of 690,000 Representative’s Warrants, exercisable at $12.00 per full share, to I-Bankers and EarlyBird, in connection with their services as underwriters for the IPO. The Representative’s Warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of the registration statement of East Stone and the closing of East Stone’s initial Business combination and terminating on the fifth anniversary of such effectiveness date. The underwriters have each agreed that neither it nor its designees will be permitted to exercise the warrants after the five-year anniversary of the effective date of the registration statement. East Stone accounted for the 690,000 Representative’s Warrants as an expense of the IPO resulting in a charge directly to shareholders’ equity. The fair value of Representative’s Warrants was estimated to be approximately $1,640,028 (or $2.38 per warrant) using the Black-Scholes option-pricing model. The fair value of the Representative’s Warrants granted to the Underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 31.5%, (2) risk-free interest rate of 1.536%, share price at $10.00 with a strike price at $12.00 and (3) expected life of five years.

The Representative’s Warrants and such shares purchased pursuant to the Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 360 days immediately following the date of the effectiveness of the registration statement pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 360 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 360 days immediately following the effective date of the registration statement except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners. The Representative’s Warrants grant to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the ordinary shares issuable upon exercise of the Representative’s Warrants. East Stone will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of ordinary shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a share dividend, or East Stone’s recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price.

Dividends

East Stone has not paid any cash dividends on its ordinary shares to date and does not intend to pay dividends prior to the completion of the Business Combination.

Holders

As of the date of this proxy statement/prospectus, excluding the securities underlying outstanding Units, there were ten holders of record of ordinary shares of East Stone, one holder of record of East Stone’s Warrants, one holder of record of East Stone’s Rights, and five holders of record of East Stone’s Units.

Tax Treaty

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by Pubco. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of Pubco’s Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of Pubco’s Ordinary Shares, nor will gains derived from the disposal of Pubco’s Ordinary Shares be subject to Cayman Islands income, withholding or corporation tax.

No Cayman Islands stamp duty is payable in respect of the issue of Pubco’s Ordinary Shares or on an instrument of transfer in respect of Pubco’s Ordinary Shares. However, as above, Cayman Islands stamp duty will be payable if an instrument of transfer is executed in, or brought to, the Cayman Islands (including being produced to a court of the Cayman Islands) .

Anti-Takeover Provisions

Some provisions of Cayman Islands law and Pubco’s Amended and Restated Memorandum and Articles of Association may have the effect of delaying, deterring or discouraging another party from acquiring control of Pubco. Pubco’s Amended and Restated Memorandum and Articles of Association provide for a classified board of directors with three-year staggered terms as well as restrictions requiring the holders of shares together carrying at least one-third of the rights to vote at a shareholder meeting to be able to requisition a general meeting of shareholders. As a matter of Cayman Islands law, any resolutions in writing must be passed unanimously.

These provisions of Pubco’s Amended and Restated Memorandum and Articles of Association and Cayman Islands law could delay the ability of shareholders to change the membership of a majority of its board, force shareholder action to be taken at an annual meeting or an extraordinary general meeting called by Pubco’s board of directors or on the requisition of the holders of shares carrying at least one-third of the rights to vote at a shareholder meeting of Pubco, and in turn delay the ability of shareholders to force consideration of a proposal or take action.

Pubco’s Amended and Restated Memorandum and Articles of Association require an ordinary resolution to remove any director. Pubco’s Amended and Restated Memorandum and Articles of Association and Cayman Islands law also require a special resolution to amend the Amended and Restated Memorandum and Articles of Association. Such requirements may prevent Pubco’s existing shareholders from effecting a change of management of Pubco and removing the provisions in Pubco’s constitutional documents that may have an anti-takeover effect. See the section entitled “Beneficial Ownership of Securities — Comparison of Corporate Governance and Shareholder Rights.”]

LEGAL MATTERS

The legality of the Pubco Ordinary Shares offered hereby will be passed upon for Pubco, as to matters of Cayman Islands law, by Ogier.

APPRAISAL RIGHTS

The East Stone board of directors considers that East Stone shareholders (including the Initial Shareholder) and holders of other East Stone securities do not have appraisal rights under the Companies Act in connection with the Business Combination. For additional information, see the question “Do I have appraisal rights if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers About the Proposals.”

TICKER SYMBOL AND DIVIDENDS

Ticker Symbol and Market Price

East Stone Units, East Stone Ordinary Shares, East Stone Rights and the East Stone Public Warrants are currently listed on The Nasdaq Capital Market under the symbols “ESSCU”, “ESSC”, “ESSCR”, and “ESSCW” respectively. The closing price of the East Stone Units, East Stone Ordinary Shares, East Stone Rights and the East Stone Public Warrants on April 14, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $11.50, $10.26, $0.18, and $0.18, respectively. As of _______, 2022, the record date for the special meeting, the closing price for East Stone Units, East Stone Ordinary Shares, East Stone Rights and the East Stone Public Warrants was $[*], $[*], $[*], and $[*], respectively.

There is currently no public market for the equity securities of ICONIQ or Pubco. We are applying to list Pubco Class A Ordinary Shares, Pubco Class B Ordinary Shares and Pubco Public Warrants on the Nasdaq upon the Closing under the ticker symbols “[*]”,“[*]” and “[*],” respectively.

Dividends

East Stone, Pubco, and ICONIQ have not paid any cash dividends on their equity securities to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends by Pubco in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. Following the completion of the Business Combination, the Pubco Board will consider whether or not to institute a dividend policy. It is presently intended that Pubco will retain its earnings for use in business operations and, accordingly, it is not anticipated that the Pubco Board will declare dividends in the foreseeable future.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with East Stone’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of East Stone Acquisition Corporation, 2 Burlington Woods Drive, Suite 100, Burlington, MA 01803. Following the Business Combination, such communications should be sent in care of Pubco at Office 114-117, Floor 1, Building A1, Dubai Digital Park, Dubai Silicon Oasis, Dubai, UAE, and its telephone number is (971) 5-0656-3888. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The validity of the shares of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares to be issued in connection with the Business Combination will be passed upon by Ogier.

EXPERTS

The consolidated financial statements of ICONIQ Holding Limited as of and for each of the years ended December 31, 2020 and 2021 included in this registration statement have been audited by Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.”

The financial statements as of December 31, 2020 and December 31, 2021 and for the years then ended of East Stone Acquisition Corporation appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, East Stone and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of East Stone’s annual report to shareholders and East Stone’s proxy statement. Upon written or oral request, East Stone will deliver a separate copy of the annual report to any shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may request that East Stone deliver single copies of such documents in the future. Shareholders may notify East Stone of their requests by calling or writing East Stone at its principal executive offices at East Stone Acquisition Corporation, 2 Burlington Woods Drive, Suite 100, Burlington, MA 01803. Following the Business Combination, such requests should be made by calling or writing to Pubco at Office 114-117, Floor 1, Building A1, Dubai Digital Park, Dubai Silicon Oasis, Dubai, UAE, and its telephone number (971) 5-0656-3888.

SOLICITATION OF PROXIES

East Stone will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, East Stone has retained Morrow Sodali LLC, for a fee of $[            ] plus reimbursement of out-of-pocket expenses for their services. East Stone and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding ordinary shares of East Stone beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of East Stone. No additional compensation will be paid to East Stone’s directors, officers or employees for solicitation.

SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds a 2022 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held. Following completion of the Business Combination, Pubco is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, Pubco will be exempt from certain rules under the Exchange Act that would otherwise apply if Pubco were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer, including the requirement to file proxy solicitation materials on Schedule 14A in connection with annual or special meetings of its security holders. For more information, see “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

WHERE YOU CAN FIND MORE INFORMATION

East Stone files, and Pubco will file upon the effectiveness of this proxy statement/prospectus, reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act, in the case of Pubco as applicable to foreign private issuers. You can read East Stone’s and Pubco’s SEC filings, including this proxy statement/prospectus, on the Internet at the SEC’s website at http://www.sec.gov.

As a foreign private issuer, Pubco is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and its executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Pubco will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

East Stone files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information about East Stone at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov. East Stone currently does not have a website, but will also make available free of charge electronic copies of its filings upon request. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to East Stone has been supplied by East Stone, and all such information relating to Pubco has been supplied by Pubco. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

East Stone Acquisition Corporation
2 Burlington Woods Drive, Suite 100
Burlington, MA 01803
Attn: Chunyi (Charlie) Hao
(781) 202-9128]

You may also obtain these documents by requesting them in writing or by telephone from East Stone’s proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: ESSC.info@investor.morrowsodali.com

If you are a stockholder of East Stone and would like to request documents, please do so by ______, 2022 to receive them before the East Stone special meeting. If you request any documents from East Stone, East Stone will mail them to you by first class mail, or another equally prompt means.

Neither East Stone, ICONIQ, nor Pubco has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ICONIQ HOLDING LIMITED

EAST STONE ACQUISITION CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

ICONIQ Holding Limited:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ICONIQ Holding Limited (the “Company”) as of December 31, 2020 and 2021, the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Marcum Bernstein & Pinchuk LLP

We have served as the Company’s auditor since 2020.

New York, NY

June 7, 2022, except for Note 3 and Note 18 as to which the date is July 25, 2022

ICONIQ HOLDING LIMITED
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$21,301	$3,259
Restricted cash	39,196	3,055
Deferred offering costs	284,660	—
Prepaid expenses and other current assets	7,315,190	7,730,151
Amounts due from related parties	6,205,878	6,065,990
Total current assets	13,866,225	13,802,455

Property and equipment, net	33,476	46,048
Intangible assets, net	—	2,615
Total non-current assets	33,476	48,663

TOTAL ASSETS	$13,899,701	$13,851,118

Liabilities
Current liabilities:
Accounts payable	8,106,757	7,671,079
Loans from a third party	25,391,607	23,263,176
Amounts due to related parties	7,541,910	934,866
Accrued expenses and other current liabilities	28,347,242	190,009,663
Total current liabilities	69,387,516	221,878,784

TOTAL LIABILITIES	69,387,516	221,878,784

Shareholders’ deficit
Class A Ordinary shares* (par value of $0.0001 per share; 100,000,000 and 100,000,000 Class A Ordinary Shares authorized, as of December 31, 2021 and 2020, respectively; 50,000,000 Class A Ordinary Shares issued and outstanding as of December 31, 2021 and 2020, respectively)	5,000	5,000
Class B Ordinary Shares* (par value of $0.0001 per share; 400,000,000 and 400,000,000 Class B Ordinary Shares authorized, as of December 31, 2021 and 2020, respectively; 285,164,567 Class B Ordinary Shares issued and outstanding as of December 31, 2021 and 2020, respectively)	28,516	28,516
Subscription receivables	(2,717)	(33,516)
Additional paid-in capital	208,979,584	48,985,952
Accumulated deficit	(251,515,328)	(239,126,377)
Accumulated other comprehensive loss	(10,035,875)	(5,272,144)
ICONIQ Shareholders’ Deficit	(52,540,820)	(195,412,569)
Non-controlling interests	(2,946,995)	(12,615,097)
Total Shareholders’ Deficit	(55,487,815)	(208,027,666)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$13,899,701	$13,851,118

____________

*        Shares are related to the reorganization for the founding shareholders are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements.

ICONIQ HOLDING LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended December 31,
	2021	2020
Net revenue	$—	$—
Cost of revenues	—	—
Gross profit	—	—

Operating expenses:
General and administrative expenses	(10,041,684)	(9,041,982)
Research and development expenses	(724,700)	(1,860,923)
Total operating expenses	(10,766,384)	(10,902,905)

Loss from operations	(10,766,384)	(10,902,905)

Other loss:
Other expenses, net	(318,392)	(413,217)
Interest expense, net	(1,980,044)	(1,333,629)
Total other loss	(2,298,436)	(1,746,846)

Loss before income tax expense	(13,064,820)	(12,649,751)
Income tax benefit	—	—
Net loss	$(13,064,820)	$(12,649,751)
Less: Net loss contributed to noncontrolling interests from continuing operations	(675,869)	(737,560)
Net loss attributable to shareholders	(12,388,951)	(11,912,191)
Other comprehensive loss
Foreign currency translation loss	(5,076,180)	(12,947,493)
Total comprehensive loss	$(18,141,000)	$(25,597,244)
Loss per ordinary share attributable to shareholders
Basic and Diluted	(0.04)	(0.04)
Weighted average number of ordinary shares outstanding
Basic and Diluted	335,164,567	335,164,567

The accompanying notes are an integral part of these consolidated financial statements.

ICONIQ HOLDING LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In U.S. dollars, except for share and per share data, or otherwise noted)

	Class A ordinary shares*		Class B ordinary shares*		Subscription receivables	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income/(loss)	ICONIQ shareholder’s deficit	Non- controlling interest	Total shareholder’s deficit
	Share	Amount	Share	Amount
Balance as of December 31, 2019	50,000,000	$5,000	285,164,567	$28,516	$(33,516)	$48,985,952	$(227,214,186)	$6,889,950	$(171,338,284)	$(11,092,138)	$(182,430,422)
Net loss	—	—			—	—	(11,912,191)	—	(11,912,191)	(737,560)	(12,649,751)
Foreign currency translation adjustment	—	—			—	—	—	(12,162,094)	(12,162,094)	(785,399)	(12,947,493)
Balance as of December 31, 2020	50,000,000	5,000	285,164,567	28,516	(33,516)	48,985,952	(239,126,377)	(5,272,144)	(195,412,569)	(12,615,097)	(208,027,666)
The acquisition of non-controlling interests	—	—			—	(2,854,124)	—	—	(2,854,124)	2,832,155	(21,969)
Issuance of ordinary shares	—	—			30,799	—	—	—	30,799	—	30,799
Conversion of convertible debt	—	—			—	162,847,756	—	—	162,847,756	7,824,265	170,672,021
Net loss	—	—			—	—	(12,388,951)	—	(12,388,951)	(675,869)	(13,064,820)
Foreign currency translation adjustment	—	—			—	—	—	(4,763,731)	(4,763,731)	(312,449)	(5,076,180)
Balance as of December 31, 2021	50,000,000	$5,000	285,164,567	28,516	$(2,717)	$208,979,584	$(251,515,328)	$(10,035,875)	$(52,540,820)	$(2,946,995)	$(55,487,815)

____________

*        Shares are related to the reorganization for the founding shareholders are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements.

ICONIQ HOLDING LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,064,820)	$(12,649,751)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16,153	61,178
Loss on disposal of property and equipment	—	43,541
Provision for doubtful accounts	—	1,129,993
Gain on settlement of amounts due to a related party	(62,008)	—
Changes in assets and liabilities:
Advance to supplier	—	30,234
Deferred offering costs	(281,209)	—
Prepaid expenses and other current assets	437,536	1,378,411
Amounts due from related parties, net	5,116	(8,304)
Accounts payable	249,167	124,945
Accrued expenses and other current liabilities	6,022,652	9,226,781
Amounts due to related parties	570,540	—
Net cash used in operating activities	(6,106,873)	(662,972)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash consideration for purchase of non-controlling interests	(21,703)	—
Proceeds on disposal of property and equipment	—	266,982
Net cash (used in)/provided by investing activities	(21,703)	266,982

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan proceeds from a related party	6,151,351	—
Loan proceeds from a third party	—	217,259
Proceeds from issuance of ordinary shares	30,799	—
Net cash provided by financing activities	6,182,150	217,259

Effect of exchange rate changes	609	1,876

Net increase in cash and cash equivalents	54,183	(176,855)
Cash and cash equivalents and restricted cash, at beginning of year	6,314	183,169
Cash and cash equivalents and restricted cash, at end of year	$60,497	$6,314

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income tax paid	$—	$—
Interest paid	—	—

SUPPLEMENTAL DISCLOSURE OF NON-CASH FLOW INFORMATION:
Settlement of Puluo Debts (Note 10 and 13)	$168,661,251	—

The accompanying notes are an integral part of these consolidated financial statements.

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES

ICONIQ HOLDING LIMITED (“ICONIQ”, or the “Company”) was incorporated under the laws of the Cayman Islands on March 11, 2021 as an exempted company with limited liability. The Company primarily engages in smart electric vehicles design and development through its direct or indirectly owned subsidiaries (collectively, the “Group”) in the People’s Republic of China (“PRC” or “China”).

History of the Group and Reorganization

The Company commenced its operation through Tianjin Tianqi Group Co., Ltd (“Tianqi Group”) since 2017.

In preparation for its IPO, the Group completed a reorganization (the “Reorganization”) on January 19, 2022, which involved the following steps:

•        Formation of ICONIQ, ICONIQ Motors Limited, ICONIQ Global Limited, ICONIQ (Tianjin) Investment Co. Ltd (“WFOE”), ICONIQ Green Technology FZCO (“FZCO”), ICONIQ (Tianjin) Motors Ltd.

•        WFOE obtained 94.66% of the equity interests of Tianqi Group by increasing in the registered capital of Tianqi Group (the “Capital Increase”).

The shareholders and their respective equity interests in the entities remain similar immediately before and after the capital injection in Tianqi Group. Accordingly, the combination has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time, the entities under common control are presented on a combined basis for all periods to which such entities were under common control (“Reorganization”). Since all of the subsidiaries were under common control for the entirety of the years ended December 31, 2021 and 2020, the results of these subsidiaries are included in the financial statements for both periods, and the equity has been restated to reflect the change as well.

As of June 7, 2022, the issuance date of the financial statements, the details of the Company’s subsidiaries are as follows.

Name	Date of Incorporation	Place of incorporation	Percentage of ownership	Principal Activities
ICONIQ	March 11, 2021	the Cayman Islands	100%	Investment holding
FZCO	March 22, 2022	Dubai	100%	Investment holding
ICONIQ Motors Limited	March 24, 2021	British Virgin Islands	100%	Investment holding
ICONIQ Global Limited	April 28, 2021	Hong Kong, PRC	100%	Investment holding
Suez Top Ventures Limited	November 25, 2021	Hong Kong, PRC	100%	Investment holding
ICONIQ (Tianjin) Investment Co. Ltd (“WFOE”)	July 15, 2021	PRC	100%	Investment holding
ICONIQ (Tianjin) Motors Co., Ltd.	August 11, 2021	PRC	100%	Investment holding
Tianqi Group	September 5, 2016	PRC	94.71%	Design and technology development
Jiangsu ICONIQ New Energy Automobile Manufacturing Co., Ltd. (“Jiangsu ICONIQ”)	April 18, 2018	PRC	94.71%	Manufacturing of vehicles
Shanghai Zunyu Automobile Sales Co., Ltd. (“Shanghai Zunyu”)	December 27, 2014	PRC	94.71%	Vehicle wholesale and retail
Shanghai ICONIQ New Energy Development Co., Ltd. (“Shanghai ICONIQ”)	April 25, 2014	PRC	94.71%	Technology development
Tianjin Tianqi New Energy Automobile Co., Ltd. (“Tianjin Tianqi”)	December 7, 2018	PRC	94.71%	Technology development

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      LIQUIDITY AND CAPITAL RESOURCES

The Group has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern within one year after the date that the Consolidated Financial Statements were available to be issued.

Since inception, the Group has incurred cumulative losses from operations, negative cash flows from operating activities and has an accumulated deficit of $251,515,328 as of December 31, 2021. As of the date of this report, there were $69,387,516 in accounts payable and other liabilities in default. The Group has funded its operations and capital needs primarily through the net proceeds received from capital contributions, the issuance of related party loans and loans from third parties.

The Group’s principal sources of liquidity have been financing from related parties and third-party investors. As of the date of issuance of the consolidated financial statements, the Group has approximately $102.4 million of convertible notes to be received from third party investors (see Note 18). In addition, the Group will need to maintain its operating costs at a level through strictly cost control and budget to ensure operating costs will not exceed such aforementioned sources of funds in order to continue as a going concern for a period within one year after the issuance of its consolidated financial statements. The achievement of the Group’s operating plans and maintenance of an adequate level of liquidity are subject to various risks associated with the ability to continue to successfully implement management’s plans including additional sources of funding through the issuance of additional loans and equity securities, and/or refinance existing related party loans and third-party loans arrangements. The Group’s forecasts and projections of working capital reflect significant judgment and estimates for which there are inherent risks and uncertainties. The Group expects to continue to generate significant operating losses for the foreseeable future.

There can be no assurance that the Group will be successful in achieving its strategic plans, that the Group’s future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If the Group is unable to raise sufficient financing or events or circumstances occur such that the Group does not meet its strategic plans, the Group will be required to reduce certain discretionary spending, alter or scale back vehicle development programs, or be unable to fund capital expenditures, which would have a material adverse effect on the Group’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives. Based on its recurring losses from operations since inception, expectation of continued operating losses for the foreseeable future, and the need to raise additional capital to finance its future operations, as of June 7, 2022, the issuance date of the consolidated financial statements for the year ended December 31, 2021, were available to be issued, the Group has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these consolidated financial statements are issued.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Group will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

3.      CORRECTIONS TO PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS

During the preparation of the Group’s financial statements for the years ended December 31, 2021 and 2020, the Group identified errors related to an unsettled liability occurred in 2019, which was incorrectly recognized in general and administrative expense during the years ended December 31, 2019 through 2021.

Management has concluded that these corrections are immaterial to the 2021 and 2020 consolidated financial statements. The following table summarized the corrections made to the previously reported 2021 and 2020 consolidated balance sheets, consolidated statements of operations and comprehensive loss, consolidated statements of cash flows, and consolidated statements of changes in stockholders’ equity.

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      CORRECTIONS TO PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

Selected consolidated balance sheets information as of December 31, 2021 and 2020:

	As of December 31, 2021			As of December 31, 2020
	As previously reported	Corrections	As revised	As previously reported	Corrections	As revised
Liabilities
Accrued expenses and other current liabilities	27,518,816	828,426	28,347,242	189,185,260	824,403	190,009,663
TOTAL LIABILITIES	68,559,090	828,426	69,387,516	221,054,381	824,403	221,878,784

Shareholders’ deficit
Additional paid-in capital	208,975,110	4,474	208,979,584	48,985,952	—	48,985,952
Accumulated deficit	(250,788,490)	(726,838)	(251,515,328)	(238,384,776)	(741,601)	(239,126,377)
Accumulated other comprehensive loss	(9,973,752)	(62,123)	(10,035,875)	(5,228,583)	(43,561)	(5,272,144)
ICONIQ Shareholders’ Deficit	(51,756,333)	(784,487)	(52,540,820)	(194,627,407)	(785,162)	(195,412,569)
Non-controlling interests	(2,903,056)	(43,939)	(2,946,995)	(12,575,856)	(39,241)	(12,615,097)
Total Shareholders’ Deficit	(54,659,389)	(828,426)	(55,487,815)	(207,203,263)	(824,403)	(208,027,666)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	13,899,701	—	13,899,701	13,851,118	—	13,851,118

Selected consolidated statements of operations and comprehensive loss information for the years ended December 31, 2021 and 2020:

	For the year ended December 31, 2021			For the year ended December 31, 2020
	As previously reported	Corrections	As revised	As previously reported	Corrections	As revised
Operating expenses
General and administrative expenses	(10,057,185)	15,501	(10,041,684)	(9,077,467)	35,485	(9,041,982)
Net loss	(13,080,321)	15,501	(13,064,820)	(12,685,236)	35,485	(12,649,751)
Less: Net loss contributed to noncontrolling interests from continuing operations	(676,607)	738	(675,869)	(739,249)	1,689	(737,560)
Net loss attributable to shareholders	(12,403,714)	14,763	(12,388,951)	(11,945,987)	33,796	(11,912,191)
Other comprehensive loss
Foreign currency translation loss	(5,056,656)	(19,524)	(5,076,180)	(12,895,475)	(52,018)	(12,947,493)
Total comprehensive loss	(18,136,977)	(4,023)	(18,141,000)	(25,580,711)	(16,533)	(25,597,244)
Loss per ordinary share attributable to shareholders
Basic and Diluted	(0.04)	—	(0.04)	(0.04)	—	(0.04)

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      CORRECTIONS TO PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

Selected consolidated statements of cash flow information for the years ended December 31, 2021 and 2020:

	For the year ended December 31, 2021			For the year ended December 31, 2020
	As previously reported	Corrections	As revised	As previously reported	Corrections	As revised
Net loss	(13,080,321)	15,501	(13,064,820)	(12,685,236)	35,485	(12,649,751)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued expenses and other current liabilities	6,038,153	(15,501)	6,022,652	9,262,266	(35,485)	9,226,781
Net cash used in operating activities	(6,106,873)	—	(6,106,873)	(662,972)	—	(662,972)

Selected consolidated statements of changes in stockholders’ equity information for the years ended December 31, 2021 and 2020:

	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income/(loss)	ICONIQ shareholder’s deficit	Non- controlling interest	Total shareholder’s deficit
As previously reported
Balance as of December 31, 2019	48,985,952	(226,438,789)	6,883,969	(170,568,868)	(11,053,684)	(181,622,552)
Net loss	—	(11,945,987)	—	(11,945,987)	(739,249)	(12,685,236)
Foreign currency translation adjustment	—	—	(12,112,552)	(12,112,552)	(782,923)	(12,895,475)
Balance as of December 31, 2020	48,985,952	(238,384,776)	(5,228,583)	(194,627,407)	(12,575,856)	(207,203,263)
Conversion of convertible debt	162,843,282	—	—	162,843,282	7,828,739	170,672,021
Net loss	—	(12,403,714)	—	(12,403,714)	(676,607)	(13,080,321)
Foreign currency translation adjustment	—	—	(4,745,169)	(4,745,169)	(311,487)	(5,056,656)
Balance as of December 31, 2021	208,975,110	(250,788,490)	(9,973,752)	(51,756,333)	(2,903,056)	(54,659,389)

Corrections
Balance as of December 31, 2019	—	(775,397)	5,981	(769,416)	(38,454)	(807,870)
Net loss	—	33,796	—	33,796	1,689	35,485
Foreign currency translation adjustment	—	—	(49,542)	(49,542)	(2,476)	(52,018)
Balance as of December 31, 2020	—	(741,601)	(43,561)	(785,162)	(39,241)	(824,403)
Conversion of convertible debt	4,474	—	—	4,474	(4,474)	—
Net loss	—	14,763	—	14,763	738	15,501
Foreign currency translation adjustment	—	—	(18,562)	(18,562)	(962)	(19,524)
Balance as of December 31, 2021	4,474	(726,838)	(62,123)	(784,487)	(43,939)	(828,426)

As revised
Balance as of December 31, 2019	48,985,952	(227,214,186)	6,889,950	(171,338,284)	(11,092,138)	(182,430,422)
Net loss	—	(11,912,191)	—	(11,912,191)	(737,560)	(12,649,751)
Foreign currency translation adjustment	—	—	(12,162,094)	(12,162,094)	(785,399)	(12,947,493)
Balance as of December 31, 2020	48,985,952	(239,126,377)	(5,272,144)	(195,412,569)	(12,615,097)	(208,027,666)
Conversion of convertible debt	162,847,756	—	—	162,847,756	7,824,265	170,672,021
Net loss	—	(12,388,951)	—	(12,388,951)	(675,869)	(13,064,820)
Foreign currency translation adjustment	—	—	(4,763,731)	(4,763,731)	(312,449)	(5,076,180)
Balance as of December 31, 2021	208,979,584	(251,515,328)	(10,035,875)	(52,540,820)	(2,946,995)	(55,487,815)

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation and principles of consolidation

The consolidated financial statements include the financial statements of the Group. The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) to reflect the financial position, results of operations and cash flows of the Group.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

A non-controlling interest is recognized to reflect the portion of the subsidiaries’ equity which is not attributable, directly or indirectly, to the Group. Non-controlling interests are presented as a separate component of equity on the consolidated balance sheet and net income and other comprehensive income are attributed to controlling and non-controlling interests respectively.

(b)    Use of estimates

The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to, assessment for impairment of long-lived assets and intangible assets, provision for doubtful accounts, recognition of contingent liabilities as well as the realization of deferred income tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(c)     Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, the Group’s demand deposit placed with financial institutions, which have original maturities of less than three months and unrestricted as to withdrawal and use.

(d)    Restricted cash

Restricted cash consists of litigation frozen deposits.

(e)     Deferred offering costs

Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the business combination among East Stone Acquisition Corporation, Navy Sail International Limited, NWTN Inc., Muse Merger Sub I Limited, Muse Merger Sub II Limited and the Company. These costs, together with the underwriting discounts and commissions, will be charged to temporary equity and permanent equity upon completion of the proposed public offering. Should the proposed public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. As of December 31, 2021, the Group has incurred $284,660 of deferred offering costs.

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(f)     Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:

Category	Estimated useful lives
Electronic equipment	5 years

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income.

(g)    Intangible assets, net

Intangible assets are carried at cost less accumulated amortization and any recorded impairment. Intangible assets are amortized using the straight-line approach over the estimated economic useful lives of the assets as follows:

Category	Estimated useful lives
Software	2 years

(h)    Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows.

(i)     Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

•        Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

•        Level 3 — Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities.

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group primarily consist of cash, amounts due from related parties, other receivables included in prepayments and other current assets, equity investment, short-term borrowings, accounts payable, amounts due to related parties, other payables included in accrued expenses and other current liabilities. Equity investments were measured at fair value using unobservable inputs and categorized in Level 3 of the fair value hierarchy.

The Group’s non-financial assets, such as property and equipment as well as intangible assets, would be measured at fair value only if they were determined to be impaired.

(j)     Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(k)    Litigation

The Group and its operations from time to time may be parties to or targets of lawsuits, claims, investigations, and proceedings including product liability, personal injury, patent and intellectual property, commercial, contract, environmental, health and safety, and environmental matters, which are handled and defended in the ordinary course of business. The Group accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When a single amount cannot be reasonably estimated but the cost can be estimated within a range, the Group accrues the minimum amount.

(l)     Research and development expenses

Research and development expenses consist primarily of design and development expenses with new technology, payroll and related expenses for research and development professionals, materials and supplies and other R&D related expenses. Research and development expenses are expensed as incurred.

(m)   General and administrative expenses

General and administrative expenses mainly consist of (i) staff cost, rental and depreciation related to general and administrative personnel, (ii) exhibition and business promotion fees, (iii) professional service fees, (iv) properties rental fees, and (v) other corporate expenses.

(n)    Employee benefits

The Company’s subsidiaries in PRC participate in a government mandated, multiemployer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basic compensation of qualified employees. The Group has no further commitments beyond its monthly contribution. Employee social benefits included as expenses in the accompanying consolidated statements of comprehensive loss amounted to RMB2.9 million and RMB5.0 million for the years ended December 31, 2021 and 2020, respectively.

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(o)    Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rental expense is recognized from the date of initial possession of the leased property, which includes rent holidays, on a straight-line basis over the term of the lease. Lease renewal periods are considered on a lease-by-lease basis and are generally not included in the initial lease terms.

(p)    Income taxes

The Group accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Group’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,537). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended December 31, 2021 and 2020, respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(q)    Foreign currency transactions and translations

The Group’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Group’s financial statements are reported using U.S. Dollars (“$”). The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in equity. Gains and losses from foreign currency transactions are included in the results of operations.

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The value of RMB against $ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Group’s financial condition in terms of $ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements:

	As of December 31,
	2021	2020
Balance sheet items, except for equity accounts	6.3726	6.5250
	For the Years Ended December 31,
	2021	2020
Items in the statements of operations and comprehensive loss, and statements of cash flows	6.4508	6.9042

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

(r)     Loss per share

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders, taking into consideration the deemed dividends to preferred shareholders (if any), by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Shares issuable for little to no consideration upon the satisfaction of certain conditions are considered as outstanding shares and included in the computation of basic loss per share as of the date that all necessary conditions have been satisfied. Net losses are not allocated to other participating securities if based on their contractual terms they are not obligated to share the losses.

Diluted (loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares consist of ordinary shares issuable upon the conversion of the preferred shares, using the if-converted method, and shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such share would be anti-dilutive.

(s)     Segment reporting

The Group uses the management approach in determining its operating segments. The Group’s chief operating decision maker (“CODM”) identified as the Group’s Chief Executive Officer, relies upon the consolidated results of operations as a whole when making decisions about allocating resources and assessing the performance of the Group. As a result of the assessment made by CODM, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no geographical segments are presented.

(t)     Recent accounting pronouncements

The Group is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. In July 2018, ASU 2016-02 was updated with ASU 2018-11, Targeted Improvements to ASC Topic 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. In November 2019, ASU 2019-10, Codification Improvements to ASC 842 modified the effective dates of all other entities. In June 2020, ASU 2020-05 deferred the effective date for one year for entities in the “all other” category. For all other entities, the amendments in ASU 2020-05 are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application of the guidance continues to be permitted. The Group will adopt ASU 2016-02 from January 1, 2022 using the modified retrospective transition approach, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. The Group evaluated that the impact of the adoption of this ASU on the Group’s consolidated financial statements was immaterial.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02 to provide additional guidance on the credit losses standard.

For all other entities, the amendments for ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Group will adopt ASU 2016-13 from January 1, 2023. The Group is in the process of evaluating the effect of the adoption of this ASU.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Group does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

5.      PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets, consisted of the following:

	As of December 31,
	2021	2020
Deductible input VAT	$6,881,223	$7,132,403
Advance to staff	255,430	362,453
Rent deposit	124,618	71,449
Prepaid expenses and others	53,919	163,846
Total	$7,315,190	$7,730,151

The Group recorded bad debt expense of nil and $1,129,993 for the years ended December 31, 2021 and 2020, respectively. The Group wrote off bad debt provision of nil and $1,129,993, respectively, for the years ended December 31, 2021 and 2020, since all means of collection have been exhausted and the potential for recovery is considered remote.

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following:

	As of December 31,
	2021	2020
Electronic equipment	$71,968	$70,287
Less: accumulated depreciation	(38,492)	(24,239)
Property and equipment, net	$33,476	$46,048

Depreciation expense was $13,508 and $39,573 for the years ended December 31, 2021 and 2020, respectively.

7.      INTANGIBLE ASSETS, NET

Intangible assets, net, consisted of the following:

	As of December 31,
	2021	2020
Software	$46,814	$45,721
Less: accumulated amortization	(46,814)	(43,106)
Intangible asset, net	$—	$2,615

Amortization expense was $2,645 and $21,605 for the years ended December 31, 2021 and 2020, respectively.

8.      ACCOUNTS PAYABLE

Accounts payable consisted of the amounts due to our suppliers for purchases of services.

There was a total of seven and six vendors, respectively, who filed lawsuits against the Group as of December 31, 2021 and 2020. The balance of accounts payable associated with these lawsuits were $3.1 million and $2.7 million as of December 31, 2021 and 2020, respectively. The balance recognized in accounts payable associated with lawsuits consisted of the unpaid claim amount, penalty and accrued interests, which were determined by the court verdicts. As of December 31, 2021, the total penalty accrued related to the payments was $0.27 million and interest was $0.17 million. As of the date of this report, the Group is in default on the court ordered payments due to financial constraints.

9.      LOANS FROM A THIRD PARTY

Loans from a third party consisted of the principal, accrued interests, legal fees and other related fees for the loans from Tianjin Yizhong Jinshajiang Equity Investment Fund Partnership (“Yizhong”). In 2016 and 2017, Tianqi Group entered into two convertible debt agreements with Yizhong. According to the agreements, Yizhong provided loans of $18.0 million (RMB115 million) to the Group. The interest rate for the loans were 8% interest rate per annum, and Yizhong could convert the principal without accrued interest into equity interest of Tianqi Group within one year from the date of signing the agreements. Yizhong didn’t exercise the conversion right in 2017 and 2018, and the Group should repay the principal and the accrued interests to Yizhong. In 2021, Yizhong filed against the Group to claim for the repayment of the accrued interests, legal fees and other fees related to the lawsuit. Due to financial constraints, the Group had not repaid the loan by December 31, 2021. The lawsuit is in the trial as of the date of this report.

As of December 31, 2021 and 2020, unpaid principal, accrued interests, legal fees and other fees related to the lawsuit were $25.4 million and $23.3 million, respectively.

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.    ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	As of December 31,
	2021	2020
Puluo Debts(i)	$—	$166,743,295
Payroll payable	18,363,373	13,482,849
Accrued expense	7,710,337	7,617,459
Unpaid investment(ii)	1,510,455	1,427,449
Individual income tax payable	517,713	505,568
Others	245,364	233,043
Total	$28,347,242	$190,009,663

____________

(i)      In 2018, Taizhou Puluo New Energy Automobile Equity Investment Enterprise (Limited Partnership) (“Puluo”) entered into an investment agreement and a series of supplemental agreements with Tianqi Group. Pursuant to the above agreements, Puluo would obtain 18.9873% shares of Tianqi Group upon payment of the consideration of RMB1.5 billion. During 2018, Puluo had transferred several installments totaled $166.7 million (RMB1.088 billion) to the Group. Puluo determined to terminate the investment agreement due to Tianqi Group failing to complete an equity investment according to the contract terms. Accordingly, the $166.7 million investment subscription was to be repaid by the Group (the “Puluo Debts”). In 2021, the Puluo Debts was settled, see Note 13 Non-controlling interest for agreements entered into as a result of the settlement of the Puluo Debts.

(ii)     In 2016, Tianqi Group entered into an investment agreement with shareholders of Shanghai Chengshi Automobile Service Co., LTD (“Shanghai Chengshi”) to obtain 100% equity interest of Shanghai Chengshi with a total consideration of $1.4 million (RMB9 million). Pursuant to the agreement, Tianqi Group should (a)pay $0.2 million (RMB1 million) on the signing date of the agreement, (b)pay $1.2 million (RMB8 million) in six months after the completion of the alteration with the administrative department for industry and commerce in accordance with law within three working days.

Tianqi Group paid the first installment of $0.2 million to the shareholders of Shanghai Chengshi in 2016. Due to development strategic adjustment, Tianqi Group decided to terminate the investment. In 2018, the shareholders of Shanghai Chengshi sued Tianqi Group for the unpaid investment consideration of $1.2 million. According to the court verdict, Tianqi Group should pay the investment consideration of $1.2 million and accrued interest at the loan prime rate of People’s Bank of China.

As of December 31, 2021 and 2020, unpaid investment including consideration and accrued litigation penalty interests were $1.5 million and $1.4 million, respectively.

Employee lawsuits

There was a total of 109 and 105 employees respectively, who filed lawsuits against the Group as of December 31, 2021 and 2020. Among whom, 106 and 97 respectively have formally terminated the employment relationship with the Group as of December 31, 2021 and 2020.

The balances of payroll as of December 31, 2021 and 2020 that were associated with these lawsuits were $4.0 million and $3.5 million, respectively. In determining these balances, the Group has taken into consideration of the combination of factors including but not limited to the date of these employee formal resignation, the status and balance of verdicts that have been reached as of December 31, 2021 and 2020, as well as the status of settlement agreements that these employees have signed in 2021.

The settlement agreements were launched by the Group in May, 2021 and a total of 60 of employees associated with these lawsuits have signed such document, in which indicated that the Group was responsible to $2.4 million. However, as of December 31, 2021, the Group’s capital transactions were not executed on schedule and the committed amount were not delivered.

As of the date of this report, the Group did not receive any follow up legal actions from these associated employees.

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.    ACCRUED EXPENSES AND OTHER LIABILITIES (cont.)

Other business lawsuits

Other than discussed in Note 8, there were 29 and 25 third parties, respectively, who filed lawsuits against the Group as of December 31, 2021 and 2020. The balance of loans from a third party, accrued expenses and other current liabilities associated with these lawsuits were $11.7 million and $4.4 million as of December 31, 2021 and 2020, respectively.

The balance recognized in accrued expenses and other current liabilities associated with lawsuits consisted of the unpaid claim amount and accrued interests, which were determined by the court verdicts. As of the date of this report, the Group failed to settle the payments due to financial constraints.

11.    TAXATION

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands

The Company’s subsidiary incorporated in the BVI is not subject to taxation in the British Virgin Islands.

Hong Kong

The Company’s subsidiary incorporated in Hong Kong is subjected to Hong Kong profits tax. With effect from April 1, 2018, a two-tiered profits tax rate regime applies. The profits tax rate for the first HKD 2 million of corporate profits is 8.25%, while the standard profits tax rate of 16.5% remains for profits exceeding HKD 2 million. If no election has been made, the whole of the taxpaying entity’s assessable profits will be chargeable to standard profits tax rate. Because the preferential tax treatment is not elected by the Group, the subsidiary registered in Hong Kong is subject to income tax at a rate of 16.5%. For the years ended December 31, 2021 and 2020, the Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong for any of the periods presented.

PRC

Generally, the Group’s WFOE and subsidiaries, which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.

For the years ended December 31, 2021 and 2020, the Group recognized nil and nil income tax benefit, respectively.

As of December 31, 2021 and 2020, the significant components of the deferred tax assets were summarized below:

	As of December 31,
	2021	2020
Deferred tax assets:
Net operating loss carried forward	$13,163,121	$12,156,101
Accrued payroll	4,590,843	3,370,712
Allowance for doubtful accounts	39,230	38,314
Total deferred tax assets	17,793,194	15,565,127
Less: valuation allowance	(17,793,194)	(15,565,127)
Deferred tax assets, net of valuation allowance	$—	$—

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    TAXATION (cont.)

A reconciliation of the Group’s PRC statutory tax rate to the effective income tax rate during the periods is as follows:

	For the years ended December 31,
	2021	2020
Computed income tax expense with statutory tax rate	25.0%	25.0%
Tax effect of non-deductible items	(2.7)%	(2.7)%
Tax effect of expired tax attribute carryforwards	(8.3)%	—
Change in valuation allowance	(14.0)%	(22.3)%
Income tax expenses	$—	$—

As of December 31, 2021, the net operating loss carryforwards from PRC will expire, if unused, as follows:

	Net operating loss carryforwards due by schedule
	2022	2023	2024	2025	2026	Total
Net operating loss carryforwards	7,903,990	21,911,161	10,291,562	5,241,700	7,304,073	52,652,486

The Group does not file combined or consolidated tax returns, therefore, losses from individual subsidiaries of the Group may not be used to offset other subsidiaries’ earnings within the Group. Valuation allowance is considered on each individual subsidiary basis. Valuation allowance of $17,793,194 and $15,565,127 had been provided as of December 31, 2021 and 2020 respectively in respect of all deferred tax assets as it is considered more likely than not that the relevant deferred tax assets will not be realized in the foreseeable future.

12.    ORDINARY SHARES

The shareholders’ equity structures of the Company as of December 31, 2021 and 2020 were presented after giving retroactive effect to the Reorganization of the Company that was completed on January 19, 2022.

The authorized share capital of the Company is $50,000 divided into 100,000,000 Class A Ordinary Shares of $0.0001 par value per share and 400,000,000 Class B Ordinary Shares of $0.0001 par value per share. On August 6, 2021, the Company issued an aggregate of 50,000,000 Class A Ordinary Shares at a price of $0.0001 per share and 285,164,567 Class B Ordinary Shares of $0.0001 par value per share, with total consideration of $33,516, pro-rata to the shareholders of the Company as of such date. In accordance with SEC SAB Topic 4, the nominal share issuance was accounted for as a stock split and that all share and per share information has been retrospectively restated to reflect such stock split for all periods presented.

As of December 31, 2021 and 2020, 50,000,000 Class A Ordinary Shares and 285,164,567 Class B Ordinary Shares were issued at par value, equivalent to share capital of $33,516. The outstanding share capital of $2,717 is received as of the issuance date of the financial statements. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to eight votes; and each Class B ordinary share is entitled to one vote and are convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    NON-CONTROLLING INTERESTS

As a result of the Reorganization of the Company that was completed on January 19, 2022 (see Note 1), Tianqi Group and its subsidiaries’ financial statements have been prepared on a consolidated basis by applying the pooling of interests method as if the reorganization had been completed at the beginning of the earliest reporting period, and the equity interests held by the original shareholders are recognized as non-controlling interests as if the Capital Increase were occurred on January 1, 2020.

As of December 31, 2020, the non-controlling interests consisted of (i) the 4.76% of the equity interests in Tianqi Group held by the original shareholders after giving retroactive effect to the Reorganization of the Company, and (ii) the 25% of the equity interests in Tianjin Tianqi held by a non-controlling shareholder.

On November 24, 2021, Tianqi Group acquired the 25% equity interests of Tianjin Tianqi from its non-controlling shareholders at a consideration of RMB140,000 (approximately $21,969), causing Tianqi Group’s equity interest to increase from 75% to 100%. The balance of non-controlling interests had decreased by RMB18,048,191 ($2,832,155) in response to the transaction.

In consideration of settlement of Puluo Debts (see Note 10), on December 17, 2021, Tianqi Group entered into a series of supplemental agreements (the “new supplemental agreements”) with Puluo, Guozhong Tianhong Asset Management (Tianjin) Co., LTD (“Guozhong Tianhong”, or the new investor), and Tianjin Tuoda Enterprise Management Service Co., LTD (“Tianjin Tuoda”) which is the shareholder of the Tianqi Group. Under the new supplemental agreements, Guozhong Tianhong agreed to repay the Puluo Debts and at the same time converted the debts into 10.625% of equity shares of Tianqi Group. If the Company fails to get approval from U.S. Securities and Exchange Commission (“SEC”) and complete a business combination with SPAC as of December 31, 2024, Guozhong Tianhong shall transfer the Puluo Debts as well as its equity interest of Tianqi Group to Tianjin Tuoda, and Tianjin Tuoda would repay the Puluo Debts to Puluo and takeover the equity interests of Tianqi Group on January 1, 2025.

Each of Mr. Nan Wu and ICONIQ has provided guarantee liability for Tianjin Tuoda’s repayment to Puluo and ICONIQ has provided guarantee for Guozhong Tianhong’s repayment to Puluo. The Group would assume joint guarantee obligations arising from Guozhong Tianhong or Tianjin Tuoda’s default on the Puluo Debts, and the guarantee is valid until two years after the due date of performance of repayment obligations In addition, each of eight shareholders of the Group, representing an aggregated holding interest of 39.2% of the Group, signed letters of support to commit their financial support to Tianjin Tuoda for the indebtedness, as well as to assume the joint and several guarantee liability of Puluo Debts.

Although there is a contingency term which related to the success of SPAC merger transaction, as of December 31, 2021, the Puluo Debts was de-recognized by the Company, and the equity interests owned by Guozhong Tianhong through the conversion of debts were recognized as non-controlling interests.

As of December 31, 2021, the non-controlling interests were 5.30% of the equity interests in Tianqi Group held by Guozhong Tianhong and the original shareholders, after giving retroactive effect to the Reorganization of the Company.

As of December 31, 2021 and 2020, non-controlling interests in the consolidated balance sheet was $2,946,995 and $12,615,097, respectively.

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.    RELATED PARTY TRANSACTIONS

(a)    The table below sets forth the related parties and their relationships with the Group:

No.	Name of Related Parties	Relationship
1	ICONIQ (Tianjin) New Energy Technology Research Institute (“ICONIQ Institute”)	Controlled by the Company’s CEO, Mr. Nan Wu (100%)
2	Magic Minerals Limited (“Magic”)	Shareholder of the Company
3	Ms. Suzhen Zhang	Mother of the Company’s CEO, Mr. Nan Wu
4	My Car (Shenzhen) Technology Co., Ltd. (“My Car”)	A company which the Company’s CEO, Mr. Nan Wu holds 23.7% equity interest
5	Shenzhen Yinghehuicheng Investment Center (Limited Partnership) (“Shenzhen Yinghehuicheng”)	A company controlled by a shareholder of the Company, and also a non-controlling shareholder of Tianqi Group
6	Tianjin Tuoda Enterprise Management Service Co., Ltd. (“Tianjin Tuoda”)	A company controlled by a group of shareholders of the Company, and also a non-controlling shareholder of Tianqi Group

(b)    the Group had the following significant related party transactions for the years ended December 31, 2021 and 2020:

	For the years ended December 31,
Nature	2021	2020
Advance petty cash to a related party
– ICONIQ Institute	$352,509	$—
– Tianjin Tuoda(i)	—	131,148

Expense paid by the related parties on behalf of the Group
– My Car	135,248	—
– ICONIQ Institute	234,587	—
– Tianjin Tuoda(i)	—	122,844

Loan proceeds from a related party
– Magic	6,151,351	—

Interest expenses of loan from a related party
– Magic	$430,778	$—

(c)     The Group had the following related party balances with the related parties mentioned above:

	As of December 31,
	2021	2020
Amounts due from related parties:
– ICONIQ Institute	$120,938	$1,532
– Tianjin Tuoda(i)	6,084,940	6,064,458
Total	$6,205,878	$6,065,990

Amounts due to related parties:
– Magic	$6,662,900	$—
– Shenzhen Yinghehuicheng	737,533	720,307
– Ms. Suzhen Zhang	—	214,559
– My Car	141,477	—
Total	$7,541,910	$934,866

____________

(i)      In 2018 and 2019, the Group provided several short-term interest-free loans totaled $5.7 million to Tianjin Tuoda to support Tianjin Tuoda’s normal operations.

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.    RELATED PARTY TRANSACTIONS (cont.)

During 2020, the Group provided petty cash of $131,148 to Tianjin Tuoda, offset by expenses paid by Tianjin Tuoda of $122,844 on behalf of the Group.

During 2021, Tianjin Tuoda repaid $123,038 to the Group.

In May 2022, Tianjin Tuoda repaid the outstanding loan in full.

15.    RESTRICTED NET ASSETS

A significant portion of the Group’s operations are conducted through its PRC (excluding Hong Kong) subsidiaries, the Group’s ability to pay dividends is primarily dependent on receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by its subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of its subsidiaries included in the Group’s consolidated net assets are also non-distributable for dividend purposes.

In accordance with the PRC regulations on Enterprises with Foreign Investment, a WFOE established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A WFOE is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. WFOE is subject to the above mandated restrictions on distributable profits.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide a statutory common reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for a discretionary surplus reserve, at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. All of the Group’s PRC consolidated subsidiaries are subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations, the Group’s subsidiaries are restricted in their ability to transfer a portion of their net assets to the Group. As of December 31, 2021 and 2020, net assets restricted in the aggregate, which include paid-in capital and statutory reserve funds of the Group’s subsidiaries, that are included in the Group’s consolidated net assets were approximately $219.1 million and $51.4 million.

16.    COMMITMENTS AND CONTINGENCIES

Lease Commitments

The total future minimum lease payments under the non-cancellable operating lease with respect to the office and the warehouse as of December 31, 2021 are payable as follows:

Lease Commitment
2022	$286,981
Total	$286,981

Contingencies

The Group is, from time to time, subject to claims and disputes arising in the normal course of business. In the opinion of the management, while the outcome of any such claims and disputes cannot be predicted with certainty, its ultimate liability in connection with these matters is not expected to have a material adverse effect on the Group’s results of operations.

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    COMMITMENTS AND CONTINGENCIES (cont.)

As of December 31, 2021, there are five ongoing lawsuits in the amount of approximately $7.6 million. This amount was based on probable, possible and remote losses and on the value attributed to the lawsuit by the plaintiffs. Out of the total amount of ongoing lawsuits as of December 31, 2021, approximately $7.4 million is unpaid interests, legal fees and other fees related to the lawsuit claimed by Yizhong (see Note 9 Loans from a third party), approximately $0.2 million relate to unpaid renovation costs, unpaid service expenses and others claimed by four third-parties. The Group had recognized the total amount of $7.6 million in liabilities. As of the date of this report, two opening cases have some progress. One ongoing lawsuit’s first-instance judgment has become effective but still unpaid, with litigation amount of $69 thousand as of December 31, 2021, and the other one amounted to $83 thousand has been withdrawn, as the Company made effort for out-of-court settlement, which is still in process. If the settlement is not satisfied, lawsuit will be raised again.

Yizhong dispute

In December 2016 and February 2017, Yizhong, Tianjin Tuoda and the Company entered into two convertible debt contracts, agreeing that Yizhong provided loans of $15.7 million (RMB 100 million) and $2.3 million (RMB 15 million) in cash respectively to the Company with an annual interest rate of 8% and a convertible term of one year. Yizhong could convert the principal without accrued interest into equity interest of Tianqi Group within one year from the date of signing the contracts. $15.7 million and $2.3 million were paid to the Company on December 27, 2016 and February 3, 2017 respectively. If Yizhong does not exercise the exchange right when the convertible term expires, Yizhong has the right to ask for the Company to pay the unpaid principal and interests accrued till the actual repayment date. As Yizhong didn’t exercise the debt-to-equity swap, the Company treated the $18.0 million principal in total as liability and continually accrued interest expense with an annual rate of 8% per year since the principal injection date, and there has not been any repayment till the date of this report.

Yizhong pushed the Company for repayment on January 29, 2019 with no satisfaction. On September 13, 2021, Yizhong filed an arbitration application to the China International Economic and Trade Arbitration Commission (the “CIETAC”), claiming that the Company shall pay $6.8 million (RMB43.5 million) interest accrued from cash injection date to the Company till August 31, 2021, $23.5 thousand (RMB0.2 million) legal fees, few other fees related to the lawsuit, and the Company shall bear the arbitration fee.

On November 16, 2021, Yizhong applied to CIETAC for preservation of the Company’s property with the same claimed amount of $6.9 million (RMB43.7 million), and CIETAC approved the preservation application on December 17, 2021 and decided to freeze the Company’s cash in one bank account with a restricted ceiling of $6.9 million with a one-year duration.

On February 18, 2022, CIETAC informed both parties this case would be heard on March 30, 2022. Affected by the COVID-19 outbreak, CIETAC approved to delay the case hearing to May 13, 2022. This case was heard online. Both parties submitted evidences, and no verdict concluded. The Company expects the case to be closed in the second half of 2022. Under external counsel’s analysis on this case, the management estimated that it is more likely that Yizhong’s claim would be approved by CIETAC, or this case might enter into mediation if the Company provided repayment schedule. As of August 31, 2021, the due date of Yizhong’s claimed interest, the Company had accrued adequate principal, interest, and other related fees based on Yizhong’s arbitration application. For four months from August 31, 2021 to December 31, 2021, interest of $0.5 million (RMB3.1 million) was also accrued for the $18.0 million capital based on the two original convertible debt contracts. Therefore, the management believes the liability this case may incur would not have a material adverse effect on its liquidity.

As of December 31, 2021 and 2020 and through the date of this report, legal matters were reflected in the consolidated financial statements, therefore, in the opinion of the management, there are no pending or threatened claims and litigation.

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The condensed financial information of the parent company, ICONIQ, has been prepared using the same accounting policies as set out in ICONIQ’s consolidated financial statements except that the parent company has used equity method to account for its investment in its subsidiaries.

ICONIQ’s share of income and loss from its subsidiaries is reported as loss from subsidiaries in the accompanying condensed financial information of parent company.

ICONIQ is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, Planet Image is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

ICONIQ did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2021 and 2020.

Condensed balance sheets

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$21,001	$—
TOTAL ASSETS	21,001	—

Liabilities
Current liabilities:
Deficit of investment in subsidiaries	52,561,821	195,412,569
TOTAL LIABILITIES	52,561,821	195,412,569

Shareholders’ deficit
Class A Ordinary shares* (par value of $0.0001 per share; 100,000,000 and 100,000,000 Class A Ordinary Shares authorized, as of December 31, 2021 and 2020, respectively; 50,000,000 Class A Ordinary Shares issued and outstanding as of December 31, 2021 and 2020, respectively)	5,000	5,000
Class B Ordinary Shares* (par value of $0.0001 per share; 400,000,000 and 400,000,000 Class B Ordinary Shares authorized, as of December 31, 2021 and 2020, respectively; 285,164,567 Class B Ordinary Shares issued and outstanding as of December 31, 2021 and 2020, respectively)	28,516	28,516
Subscription receivables	(2,717)	(33,516)
Additional paid-in capital	208,979,584	48,985,952
Accumulated deficit	(251,515,328)	(239,126,377)
Accumulated other comprehensive loss	(10,035,875)	(5,272,144)
TOTAL SHAREHOLDERS’ DEFICIT	(52,540,820)	(195,412,569)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$21,001	$—

____________

*        Shares are related to the reorganization for the founding shareholders are presented on a retroactive basis to reflect the reorganization.

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

Condensed statements of comprehensive income

	For the years ended December 31,
	2021	2020
Operating expenses:
Share of loss from subsidiaries	$(12,379,153)	$(11,912,191)
General and administrative expenses	(9,798)	—
Total operating expenses	(12,388,951)	(11,912,191)

Loss before income tax expense	(12,388,951)	(11,912,191)
Income tax benefit	—	—
Net loss	(12,388,951)	(11,912,191)

Other comprehensive income	—	—
Total comprehensive loss	$(12,388,951)	$(11,912,191)

Condensed statements of cash flows

	For the years ended December 31,
	2021	2020
Net cash used in operating activities	$(9,798)	$—
Net cash generated from financing activities	30,799	—
Net increase in cash	21,001	—
Cash and cash equivalents, at beginning of year	—	—
Cash and cash equivalents, at end of year	$21,001	$—

18.    SUBSEQUENT EVENTS

Capital injection in Tianqi Group from a non-controlling interest shareholder

On January 19, 2022, there was a capital injection of RMB505,051 in Tianqi Group from a non-controlling interest shareholder, which resulted in the total non-controlling interests in Tianqi Group increased from 5.30% as of December 21, 2021 to 5.34%.

Business Combination Agreement

On April 15, 2022, the Company entered into a business combination agreement among (i) East Stone Acquisition Corporation, a British Virgin Islands business company (“East Stone” or the “Purchaser”), (ii) Navy Sail International Limited, a British Virgin Islands company, in the capacity as the representative of East Stone and the shareholders of East Stone immediately prior to Closing from and after the Closing (the “Purchaser Representative”), (iii) NWTN Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Pubco”), (iv) Muse Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Pubco (the “First Merger Sub”), and (v) Muse Merger Sub II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (the “Second Merger Sub”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) the First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of the Company being converted into the right to receive shares of Pubco; and (b) the Second Merger Sub will merge with and into East Stone (the “Second Merger”, and together with the First Merger, the “Mergers”), with East Stone surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the outstanding securities of East Stone being converted into the right to receive substantially equivalent securities of the Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions”).

ICONIQ HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    SUBSEQUENT EVENTS (cont.)

Issuance of Convertible Bonds

In May 2022, the Group entered into seven convertible bond agreements (“Convertible Bonds”) with JW Investment Management Limited, Anmei Weike (Beijing) Network Technologies Ltd., Xunmei (Shenzhen) Intelligent Technology Ltd, Anmei Century (Beijing) Technology Ltd, Beijing Anmei Yingke Investment Center (Limited Partnership), Beijing Anmei Gaofei Technology Center (Limited partnership) and Junwei Lehuo (Shenzhen) Investment Partnership (Limited Partnership) (collectively, “the CB Holders”), which provided loan of US$35.0 million, US$7.8 million, US$7.8 million, US$15.7 million, US$15.7 million, US$15.7 million and US$4.7 million (“Principal”) to the Group, respectively. The interest rate for the loans are 8% per annum and will be payable in May 2024 (“Maturity Date”). At any time from the date of the consummation of the business combination to the following 12 months, the CB Holders may convert the Bond without accrued interests, in whole or in part, into ordinary shares of ICONIQ. The conversion price would be US$10.26 per share. 50% of the principal would be paid within 45 working days from the signing date of the agreements, and the remaining 50% would be paid within 90 working days from the signing date of the agreements. As of the date of issuance of the consolidated financial statements, no principal was received by the Group.

The Company has evaluated subsequent events through June 7, 2022, the date of issuance of the consolidated financial statements, except for the events mentioned above the Company did not identify any subsequent events with material financial impact on the Company’s consolidated financial statements.

Jinghong Dispute

On December 3, 2018, Tianjin Jinghong Investment Development Group Co., Ltd. (“Jinghong”) and Tianqi Group entered into a cooperation agreement (the “2018 Cooperation Agreement”), under which Jinghong agreed to acquire the 100% equity interest of Tianjin Tianqi Group Meiya Automobile Manufactory Co., Ltd. (“Meiya Automobile”) from Tianjin Benefo Machinery Equipment Group Co., Ltd. (“Tianjin Benefo”) with the consideration provided by Tianqi Group.

On May 21, 2019, Jinghong and Tianqi Group entered into an updated cooperation agreement (the “2019 Cooperation Agreement”), the purpose of which was partly to amend and restate some of the material terms of the 2018 Cooperation Agreement, under which Tianqi Group agreed to cooperate with Jinghong in the field of new energy vehicles through a newly-established joint venture after Jinghong acquires the equity interest of Meiya Automobile. Under the same agreement, Tianqi Group agreed that after Jinghong signed an equity transfer agreement with Tianjin Benefo to acquire the 100% equity interest of Meiya Automobile (the “Equity Transfer Agreement”), Tianqi Group shall pay Jinghong the equity transfer price of RMB97 million and assume other obligations of Meiya Automobile. Moreover, Tianqi Group agreed to be held liable for Jinghong’s breach of certain provisions under the Equity Transfer Agreement if such breach resulted from Tianqi Group’s failure to pay the equity transfer price of RMB97 million to Jinghong under the 2019 Cooperation Agreement. To the knowledge of Tianqi Group, Jinghong has acquired 100% equity of Meiya Automobile under the Equity Transfer Agreement.

Jinghong demanded Tianqi Group to pay for the RMB 97 million equity transfer price on August 21, 2019, but Tianqi Group did not comply. On April 14, 2021, Jinghong issued a notice to Tianqi Group to terminate the 2018 Cooperation Agreement and the 2019 Cooperation Agreement. On May 18, 2022, Jinghong filed a lawsuit to the People’s Court of Jinghai District, Tianjin City (the “Jinghai District Court”), which was amended on May 23, 2022. The amended complaint, which Tianqi Group received on June 10, 2022, requested that (i) the Jinghai District Court confirms that the 2018 Cooperation Agreement and the 2019 Cooperation Agreement have been terminated on April 15, 2021; (ii) Tianqi Group pays (a) a total amount of RMB100 million to Jinghong for its various losses under the 2019 Cooperation Agreement, as well as (b) any amounts owed to Tianjin Benefo by Jinghong for its breach of the Equity Transfer Agreement; and (iii) Tianqi Group bears the litigation fee and all other relevant expenses.

As confirmed by ICONIQ, as of the date hereof, the Jinghai District Court has not yet held a case hearing for the lawsuit. ICONIQ’s management believes that the allegations in the aforementioned lawsuit lack merit, and ICONIQ intends to vigorously defend the action.

Management has not reached any conclusion regarding the likelihood of an unfavorable outcome.

EAST STONE ACQUISITION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Current Assets
Cash	$13,529	$38,585
Prepaid expenses	26,250	25,750
Total current assets	39,779	64,335

Investments held in trust account	33,503,273	33,504,825
TOTAL ASSETS	$33,543,052	$33,569,160

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued expenses	$1,808,595	$1,507,691
Promissory note payable to shareholders	427,027	350,000
Promissory note payable	200,000	200,000
Extension loan	2,760,000	2,760,000
Total current liabilities	5,195,622	4,817,691

Deferred underwriting commission	402,500	402,500
Derivative warrant liabilities	2,559,000	3,008,000
Derivative liabilities of forward share purchase, an option to sell 2,923,974 redeemable ordinary shares, no par value, at December 31, 2021	—	2,069,000
Total Liabilities	8,157,122	10,297,191

Commitments and Contingencies
Ordinary shares subject to possible redemption, no par value, 3,264,744 and 3,265,105 at March 31, 2022 and December 31, 2021, at redemption value of approximately $10.26 per share, respectively	33,496,273	33,499,977

Shareholders’ Deficit
Class A, B, C, D, and E Preferred Shares, no par value; unlimited shares authorized, none issued and outstanding	—	—
Ordinary shares, no par value; unlimited shares authorized; 3,903,500 shares issued and outstanding (excluding 3,264,744 and 3,265,105 shares subject to redemption) at March 31, 2022 and December 31, 2021, respectively	3,838,301	3,838,301
Accumulated deficit	(11,948,644)	(14,066,309)
Total Shareholders’ Deficit	(8,110,343)	(10,228,008)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$33,543,052	$33,569,160

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EAST STONE ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended March 31,
	2022	2021
Operating costs	$402,487	$109,937
Loss from operations	(402,487)	(109,937)

Other income:
Change in fair value of derivative warrant liabilities	449,000	16,700
Extension incentive paid by Founder Shares transferred	(1,900,800)	—
Change in fair value of FPA	2,069,000	—
Interest earned on investments held in the trust account	2,152	3,423
Total Other income, net	619,352	20,123

Net income (loss)	$216,865	$(89,814)

Weighted average shares outstanding of redeemable ordinary shares	3,264,969	13,800,000

Basic and diluted net income (loss) per ordinary share	$0.03	$(0.01)

Weighted average shares outstanding of non-redeemable ordinary shares	3,903,500	3,903,500

Basic and diluted net income (loss) per ordinary share	$0.03	$(0.01)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EAST STONE ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Ordinary Shares		Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2022	3,903,500	$3,838,301	$(14,066,309)	$(10,228,008)

Net income	—	—	216,865	216,865

Ordinary Shares – Fair value of Founder shares transferred by Sponsor for extension	—	—	1,900,800	1,900,800

Balance – March 31, 2022	3,903,500	$3,838,301	$(11,948,644)	(8,110,343)

FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Ordinary Shares		Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2021	3,903,500	$3,838,301	$(5,587,242)	$(1,748,941)

Net loss	—	—	(89,814)	(89,814)

Balance – March 31, 2021	3,903,500	$3,838,301	$(5,677,056)	(1,838,755)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EAST STONE ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income (loss)	$216,865	$(89,814)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(449,000)	(16,700)
Change in fair value of forward purchase agreement	(2,069,000)	—
Extension incentive paid by Founder Shares transferred	1,900,800	—
Interest earned on investments held in the trust account	(2,152)	(3,423)
Changes in operating assets and liabilities
Advance from related party	—	(113,598)
Accrued expenses	300,904	(26,242)
Prepaid expenses	(500)	98,027
Net cash used in operating activities	(102,083)	(151,750)

Cash Flows from Investing Activities:
Cash Withdrawn from Trust Account upon redemption of 361 ordinary shares	3,704	—
Net cash provided by investing activities	3,704	—

Cash Flows from Financing Activities:
Proceeds from promissory note	—	200,000
Redemption of 361 ordinary shares at redemption value	(3,704)	—
Proceeds from promissory note – Shareholder	149,851	—
Repayment of promissory note – Shareholder	(72,824)	—
Net cash provided by financing activities	73,323	200,000

Net Change in Cash	(25,056)	48,250
Cash – Beginning of period	38,585	23,486
Cash – End of period	$13,529	$71,736

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

East Stone Acquisition Corporation (“East Stone” or the “Company”) is a blank check company incorporated in the British Virgin Islands on August 9, 2018. The Company was incorporated for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (the “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses primarily operating in the financial services industry or businesses providing technological services to the financial industry, commonly known as “fintech businesses” in the regions of North America and Asia-Pacific. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2022, the Company had not yet commenced any operations. All activity through March 31, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering” or “IPO”), which is described below, and since the closing of the IPO, the search for a target for its Business Combination and the potential acquisition, as more fully described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates income in the form of interest income from the proceeds derived from the IPO and placed in the trust account (as defined below) as described below.

Initial Public Offering

The registration statement for the Company’s IPO was declared effective on February 19, 2020 (“Effective Date”). On February 24, 2020, the Company consummated the IPO of 13,800,000 units (the “Units” and, with respect to the ordinary shares underlying the Units sold, the “Public Shares”), including 1,800,000 Units as a result of the underwriters’ full exercise of over-allotment option, generating aggregate gross proceeds to the Company of $138,000,000.

Simultaneously with the closing of the IPO, the Company consummated certain private placements of an aggregate of 350,000 Units (the “Private Units”) at $10.00 per Private Unit, generating gross proceeds of $3,500,000. Pursuant to the unit subscription agreements entered into in connection with the private placements, 167,000 Private Units were purchased by the Double Ventures Holdings Limited (“Sponsor”), 108,000 Private Units were purchased by Hua Mao and Cheng Zhao (“anchor investors”) separately and not together, and 75,000 Private Units were purchased by I-Bankers Securities, Inc., the representative of the several underwriters in the IPO (“I-Bankers”).

In connection with the Company’s IPO, the Company issued an aggregate of 103,500 ordinary shares of the Company (“Representative’s Shares”) to I-Bankers and its designee, of which 90,562 Representative’s Shares were issued to I-Bankers and 12,938 Representative’s Shares were issued to EarlyBird Capital, Inc. (“EarlyBird”) (see Note 6).

At the closing of the IPO, the Company additionally granted to I-Bankers and its designee a total of 690,000 warrants, exercisable at $12.00 per full share (for an aggregate exercise price of $8,280,000) (“Representative’s Warrants”), of which 601,500 Representative’s Warrants were granted to I-Bankers and 88,500 Representative’s Warrants were granted to EarlyBird (see Note 6).

Total offering costs amounted to $4,154,255, including value placed on the Representative’s Shares at $1,035,000, but excluding value placed Representative’s Warrants at $1,640,028 which is accounted for as derivative warrant liability on the Company’s consolidated balance sheet. Of the total $4,154,255 transactions cost, the cash transaction costs amounted to $3,083,255, of which $2,415,000 of underwriting fees, including $402,500 of deferred underwriting fees, payable at the consummation of the Business Combination (as described below), and $668,255 of other offering costs of legal, accounting and other expenses incurred through the IPO that are directly related to the IPO. All of the transaction costs were charged to the equity of the Company upon the completion of the IPO.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Trust Account

Following the closing of the IPO, a total of $138,000,000 of the net proceeds from the IPO, the sale of the Private Units and the issuance of extension loans totaling $2,760,000 were placed in a trust account (“trust account”), which is invested only in U.S. government treasury bills, notes and bonds with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and which invest solely in U.S. Treasuries. Except for all interest income that may be released to the Company to pay taxes, and up to $50,000 to pay dissolution expenses, none of the funds held in the trust account will be released until the earlier of: (1) the completion of the initial Business Combination within the required time period; (2) the Company’s redemption of 100% of the outstanding Public Shares if the Company has not completed an initial Business Combination in the required time period; and (3) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination within the required time period or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity.

Business Combinations

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally towards consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer to redeem the Public Shares pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to consummating a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor and the other initial shareholders (collectively, “initial shareholders”) have agreed (A) to vote their Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares held by them in favor of any proposed initial Business Combination, (B) not to propose any amendment to the Company’s memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within 15 months (or up to 21 months) from the closing of the IPO or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its public shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

then on deposit in the trust account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, (C) not to redeem any shares (including the Founder Shares and Private Units (and underlying securities) into the right to receive cash from the trust account in connection with a shareholder vote to approve the proposed initial Business Combination (or to sell any shares in a tender offer in connection with a proposed Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Company’s memorandum and articles of association relating to shareholders’ rights or pre-Business Combination activity and (D) that the Founder Shares and Private Units (and underlying securities) shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the trust account).

The Company had 15 months from the closing of the IPO (or until May 24, 2021) to consummate a Business Combination (“Business Combination Date”). However, if the Company is not able to consummate a Business Combination on or before the Business Combination Date, the Company, by resolutions of the board of the Company, at the request of the initial shareholders, may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 21 months to complete a Business Combination) (the “Combination Period”), subject to the Company’s initial shareholders depositing additional funds into the trust account as set out below. Pursuant to the terms of the Company’s Amended and Restated Memorandum and Articles of Association and the Investment Management Trust Agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order for the time available for the Company to consummate a Business Combination to be extended, the Company’s initial shareholders and their affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the trust account up to $1,380,000 ($0.10 per share), up to an aggregate of $2,760,000 or approximately $0.20 per share, on or prior to the date of the applicable deadline, for each three month extension. In the event that the Company receives notice from the initial shareholders five days prior to the applicable deadline to effect an extension, the Company intends to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, the Company intends to issue a press release the day after the applicable deadline announcing whether or not the funds had been timely deposited. However, the Company’s initial shareholders and their affiliates or designees are not obligated to fund the trust account to extend the time to consummate a Business Combination.

On May 21, 2021, an aggregate of $1,380,000 was deposited by JHD Holdings (Cayman) Limited, a Cayman Islands company (“JHD”), into the trust account of the Company for the Company’s public shareholders, representing $0.10 per public share, which enabled the Company to extend the period of time it had to consummate its Business Combination by three months to August 24, 2021. JHD loaned the extension payment to the Company on the Sponsor’s behalf in order to support the extension, in accordance with the Second Business Combination Agreement (as defined below). In connection with the extension payment, the Company issued to JHD an unsecured promissory note having a principal amount equal to the amount of the extension payment. The note bears no interest and will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the liquidation of the Company.

On August 23, 2021, in connection with a second extension by three months to November 24, 2021, the Company issued to JHD an unsecured promissory note having a principal amount of $1,380,000. In accordance with the Second Business Combination Agreement, JHD loaned such amounts to the Company on the Sponsor’s behalf in order to support such extension, and caused such amounts to be deposited into the Company’s trust account. The note bears no interest and will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Second Business Combination is consummated and (ii) the Company’s liquidation.

On November 15, 2021, the Company filed an amendment to the definitive proxy statement to report the terms of the Backstop Arrangements described below. On November 24, 2021, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company had to consummate an initial Business Combination from November 24, 2021 to

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

February 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 10,534,895 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

On February 24, 2022, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company has to consummate an initial Business Combination from February 24, 2022 to August 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 361 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $3,704 (approximately $10.26 per share) to redeeming shareholders.

If the Company is unable to complete a Business Combination by August 24, 2022 and if the Company fails to receive an extension requested by the Company’s initial shareholders by or before August 24, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to its obligations to provide for claims of creditors and the requirements of applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the trust account, each holder will receive a full pro rata portion of the amount then in the trust account plus any pro rata interest earned on the funds held in the trust account (net of any taxes payable and less up to $50,000 of interest to pay liquidation expenses).

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the trust account with respect to such Public Shares if the Company fails to complete a Business Combination by August 24, 2022 (the “Extended Combination Period”).

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be only $10.20 per share initially held in the trust account. In order to protect the amounts held in the trust account, the Sponsor and its officers have agreed that they will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.20 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933 as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor and the officers of the Company will have to indemnify the trust account due to claims of creditors by endeavoring to vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Termination and Announcement of Business Combination Agreements

On September 20, 2020, the Company entered into a business combination agreement, as amended on November 9, 2020, (the “First Business Combination Agreement”) with Ufin Holdings Limited, a Cayman Islands exempted company (“Ufin”), Ufin Tek Limited, a British Virgin Islands business company (“Ufin Pubco”), Ufin Mergerco Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Ufin Pubco (“Ufin Merger Sub”), Xiaoma (Sherman) Lu, an individual, in the capacity as the Purchaser Representative thereunder, Yingkui Liu, in the capacity as the Seller Representative thereunder, and Ufin Investment Limited, a British Virgin Islands business company and the sole holder of Ufin’s outstanding capital shares (the “Ufin Seller”, together with the Company, Ufin, Ufin Pubco, Ufin Merger Sub, Sherman Xiaoma Lu, Yingkui Liu and Ufin Seller, the “Ufin Parties”). On February 15, 2021, the Company and Ufin Parties entered into a letter termination agreement, upon execution and delivery of which, all of the rights and obligations of the Ufin Parties under the First Business Combination Agreement ceased (except for certain obligations related to publicity, confidentiality, fees and expenses, trust fund waiver, termination and general provisions) without any liability on the part of any party or any of their respective representatives.

On February 16, 2021, the Company entered into a business combination agreement (the “Second Business Combination Agreement”) with Navy Sail International Limited, a British Virgin Islands company (“Navy Sail”), as Purchaser Representative, JHD Technologies Limited, a Cayman Islands company (“JHD Pubco”), Yellow River MergerCo Limited, a British Virgin Islands company and a wholly-owned subsidiary of JHD Pubco, JHD Holdings (Cayman) Limited, a Cayman Islands company (“JHD”), Yellow River (Cayman) Limited, a Cayman Islands company (the “Primary Seller”), and the other parties thereto.

On April 15, 2022, the Company issued a press release on the termination of the Second Business Combination Agreement with JHD and its related parties. The Company also announced execution of a Business Combination agreement of the Company and ICONIQ Holding Limited, an exempted company incorporated with limited liability in the Cayman Islands (“ICONIQ”), under a new holding company named “NWTN Inc.”, an exempted company incorporated with limited liability in the Cayman Islands (“Pubco”) (the “Third Business Combination Agreement”). Please refer to “Note 11. Subsequent Events” below for more information on the Third Business Combination Agreement.

On February 23, 2021, the Company issued the Hao Note (as defined in Note 5), an unsecured promissory note in the amount of up to $500,000 to Chunyi (Charlie) Hao, the Chairman of the Board of Directors and Chief Financial Officer of the Company as a working capital loan. The Hao Note bears no interest and is repayable in full upon the earlier of consummation of the Company’s initial Business Combination and its winding up. The Hao Note may also be converted into units at a price of $10.00 per unit at the option of the noteholder upon the consummation of the Company’s initial Business Combination. Such units would be identical to the Private Units issued to the Sponsor, I-Bankers Securities, Inc., Hua Mao and Cheng Zhao at the Company’s Initial Public Offering. As of March 31, 2022, the Company had drawn down an aggregate of $427,027 (see Note 5).

On May 21, 2021 and August 20, 2021, an aggregate of $1,380,000 and $1,380,000, respectively, was deposited by JHD into the trust account for the Company’s public shareholders, representing $0.10 per public share, which enabled the Company to extend the period of time it had to consummate its initial Business Combination by twice of three months to November 24, 2021 (the “First Extensions”). The First Extensions were two three-month extensions permitted under the Company’s Amended and Restated Memorandum and Articles of Association and provided the Company with additional time to complete its proposed Business Combination with JHD. In accordance with the Second Business Combination Agreement by and between the Company and JHD, JHD agreed to loan to the Company a sum of $2,760,000 on the Sponsor’s behalf in order to support the First Extensions. Such loan was non-interest bearing and would be payable upon the consummation of the proposed Business Combination.

On June 30, 2021, JHD and the Company signed the Yellow River Note (as defined in Note 6), a promissory note in which Yellow River Asset Management, an affiliate of JHD (“Yellow River”), agreed to loan to the Company a sum of $200,000. The Yellow River Note bears no interest and is repayable in full upon the earlier of consummation of the Company’s initial Business Combination and its winding up. As of March 31, 2022, the Company had fully drawn down the Yellow River Note of $200,000 (see Note 6).

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On November 5, 2021, the Company filed with the SEC a definitive proxy statement on Schedule 14A for a special meeting of shareholders, which included a proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which Company had to consummate a Business Combination from November 24, 2021 to February 24, 2022. On November 15, 2021, the Company filed an amendment to the definitive proxy statement to report the terms of the Backstop Arrangements described below.

On November 24, 2021, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company had to consummate an initial Business Combination from November 24, 2021 to February 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 10,534,895 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

Backstop Arrangements

On November 12, 2021, the Company entered into certain Forward Share Purchase Agreements (the “FPA”) with Sea Otter Securities (“Sea Otter”), Stichting Juridisch Eigendom Mint Tower Arbitrage Fund (“Mint Tower”), Glazer Special Opportunity Fund I, LP (“Glazer”) and Meteora Capital Partners, LP (“Meteora” and, together with Sea Otter, Mint Tower, and Glazer, the “Backstop Investors”), which provide that such investors will not redeem shares that they each hold in connection with the proposal to extend the date by which the Company has to consummate a Business Combination from November 24, 2021 to February 24, 2022 (the “February Extension”) and the proposed merger with JHD contemplated by the Second Business Combination Agreement (the “JHD Merger”), and instead would each either hold such shares for a period of time following the consummation of the JHD Merger, at which time they would each have the right to sell them to the Company at $10.41 per share, or would sell such shares on the open market during such time period at a market price of at least $10.26 per share.

In connection with the above-mentioned arrangements, the Sponsor entered into certain share transfer agreements (the “Founder Share Transfer Agreements”) with the Backstop Investors. Pursuant to the Founder Share Transfer Agreement with Meteora and Glazer on November 12, 2021, Meteora and Glazer agreed not to sell, transfer or seek redemption of an aggregate of 974,658 public shares of Company and to vote such shares in favor of the February Extension and the JHD Merger.

In consideration of Meteora and Glazer’s agreement to abide by such restrictions on its public shares, the Sponsor agreed to transfer to the Glazer investors 44,444 Founder Shares for every 324,886 public shares not redeemed, for an aggregate of 133,332 Founder Shares. Of such amount, an aggregate of up to 45,000 Founder Shares will be transferred on or before the date of the special meeting of the shareholders of the Company to consider the JHD Merger, and an aggregate of 88,332 Founder Shares will be transferred to the Glazer investors on or before the date of the Closing.

The Company has also entered into Founder Shares transfer agreements with identical terms to the Founder Share Transfer Agreement with Sea Otter (pursuant to which 133,332 Founder Shares will be transferred to Sea Otter) and with Mint Tower (pursuant to which 133,332 Founder Shares will be transferred to Mint Tower).

Second Business Combination Agreement and Letter Agreement Amendments

On November 12, 2021, the Second Business Combination Agreement was further amended to memorialize an agreement among the parties that any funds in the trust account that relate to ordinary shares of the Company held by the Backstop Investors shall not count toward the minimum cash condition contained in Section 9.2(d) of the Second Business Combination Agreement. In addition, Section 10.1(b) of the Second Business Combination Agreement was amended, contingent upon the effectiveness of the February Extension, to provide that the Second Business Combination Agreement may be terminated at any time prior to the Closing by either the Company or JHD, if the Closing does not occur by February 24, 2022.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On November 12, 2021, JHD, JHD Pubco, Primary Seller, the Company, the Sponsor, Navy Sail, Chunyi (Charlie) Hao, and Xiaoma (Sherman) Lu (Messers Hao and Lu, collectively with Navy Sail and the Sponsor, the “Primary Initial Shareholders”) entered into an amendment (the “Letter Agreement Amendment”) to the Letter Agreement Regarding Forfeiture of Founder Shares, dated February 16, 2021 (the “Founder Share Letter”) by and among JHD, the Company, the Sponsor, Navy Sail, Chunyi (Charlie) Hao, and Xiaoma (Sherman) Lu.

The Founder Share Letter provided, inter alia, that up to 1,725,000 ordinary shares (the “Forfeiture Shares”) would be subject to forfeiture in the event that the Company did not have at least $100 million in cash at the closing of the JHD Merger, with the number of such shares to be forfeit determined on a sliding scale depending upon the amount of the cash shortfall, if any, with the entire amount of the 1,725,000 shares subject to forfeiture if the Company’s cash at closing was $70 million or less. Under the terms of the Letter Agreement Amendment, the Company, the Primary Initial Shareholders, JHD, JHD Pubco and the Primary Seller agreed that the 1,725,000 Forfeiture Shares would be exchanged for an equivalent number of JHD Pubco ordinary shares (“Forfeiture Replacement Shares”) at the Closing and that such Forfeiture Replacement Shares would be distributed as follows: (A) 138,000 Forfeiture Replacement Shares to the Primary Seller, (B) to Glazer, Sea Otter and Mint Tower, up to 450,000 Forfeiture Replacement Shares in consideration for their having entered into the FPA and the Founder Share Transfer Agreements and (C) out of the remaining Forfeiture Replacement Shares, (i) to a shareholder of the Sponsor who is not a director or officer of the Purchaser) up to 500,000 Forfeiture Replacement Shares and (ii) to the extent of any remaining Forfeiture Replacement Shares (a) 50% to Charlie Hao and Xiaoma (Sherman) Lu and (b) 50% to the Primary Seller.

The Forfeiture Replacement Shares being delivered to the Backstop Investors and to the Primary Seller are not subject to the forfeiture calculations under the Founder Share letter (as amended by the Letter Agreement Amendment), however the calculation of any Forfeiture Replacement Shares to be distributed to the shareholder of the Sponsor or to Charlie Hao, Sherman Lu and the Primary Seller under (C) above will be subject to the forfeiture calculations. To the extent that the forfeiture calculation results in less than all of the remaining Founder Shares subject to the arrangement (1,725,000) being distributed pursuant to the terms of the preceding paragraph, the remainder of such shares shall remain with the Primary Initial Shareholders.

On January 31, 2022, certain of the Backstop Investors entered into certain Founder Share transfer agreements (the “February 2022 Founder Share Transfer Agreements”) with the Sponsor to support a proposal for the February Extension. Pursuant to the February 2022 Founder Share Transfer Agreements, such Backstop Investors agreed to not request redemption of an aggregate of up to 600,000 ordinary shares of the Company in connection with the February Extension. In connection therewith, the Sponsor agreed to transfer to such Backstop Investors an aggregate of (i) 180,000 Founder Shares on or prior to the February 24, 2022 special meeting of shareholders to approve the February Extension, and (ii) 60,000 Founder Shares for each month past May 24, 2022 that the Business Combination has not yet closed, for a total of up to 360,000 Founder Shares to be received by such Backstop Investors to support the February Extension. The FPA terminated by their terms on February 24, 2022.

On February 10, 2022, the Company filed with the SEC its definitive proxy statement on Schedule 14A for a special meeting of shareholders to be held on February 24, 2021, which included a proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which Company has to consummate a Business Combination from February 24, 2022 to August 24, 2022. On February 24, 2021, the shareholders approved the proposed extension to August 24, 2022 by approving the amendment of the Company’s Amended and Restated Memorandum and Articles of Association.

If the Company is unable to complete a Business Combination by August 24, 2022 and if the Company fails to obtain another extension requested by the Company’s initial shareholders by or before August 24, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the approval of the remaining holders of ordinary shares and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to its obligations to provide for claims of creditors and the requirements of applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the trust account, each holder will receive a full pro rata portion of the amount then in the trust account plus any pro rata interest earned on the funds held in the trust account (net of any taxes payable and less up to $50,000 of interest to pay liquidation expenses).

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the trust account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be only $10.00 per share initially held in the trust account. In order to protect the amounts held in the trust account, the Sponsor and its officers has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. The Company will seek to reduce the possibility that the Sponsor and the officers of the Company will have to indemnify the trust account due to claims of creditors by endeavoring to vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

Liquidity and Going Concern

The Company has principally financed its operations from inception on August 9, 2018 using proceeds from the sale of its equity securities to its initial shareholders prior to the IPO and from the sale of the Private Units and the IPO that were placed in an account outside of the trust account for working capital purposes. As of March 31, 2022, the Company had $13,529 in its operating bank account and $33,503,273 in money market funds held in the trust account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith.

The Company intends to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less taxes payable and deferred underwriting commissions) to complete its initial Business Combination. To the extent necessary, the Company’s Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). As of March 31, 2022, Mr. Chunyi (Charlie) Hao, the Company’s Chairman of the Board and Chief Financial Officer, has loaned the Company $427,027 as Working Capital Loans.

On May 21, 2021 and August 20, 2021, an aggregate of $1,380,000 and $1,380,000, respectively, was deposited by JHD into the trust account for the Company’s public shareholders, representing $0.10 per Public Share, which enabled the Company to extend the period of time it had to consummate its initial Business Combination by a total of six months to November 24, 2021.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On November 24, 2021, the Company held a special meeting of shareholders to approve a proposed amendment to the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which Company has to consummate a Business Combination from November 24, 2021 to February 24, 2022. On November 24, 2021, the shareholders approved the Company extension to February 24, 2022 by approving the amendment of the Company’s Amended and Restated Memorandum and Articles of Association.

On February 10, 2022, the Company held a special meeting of shareholders to approve a proposed amendment to the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which Company has to consummate a Business Combination from February 24, 2022 to August 24, 2022. On February 24, 2022, the shareholders approved the Company extension to August 24, 2022 by approving the amendment of the Company’s Amended and Restated Memorandum and Articles of Association.

If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion (see Note 5).

In order to finance transaction costs in connection with an initial Business Combination, the initial shareholders, the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. If the Company consummates its initial Business Combination, the Company would repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use the fund held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used to repay such loaned amounts. Up to $1,500,000 of such notes may be convertible into additional Working Capital Units at a price of $10.00 per unit (which, for example, would result in the holders being issued 150,000 ordinary shares if $1,500,000 of notes were so converted as well as 150,000 rights to receive 15,000 shares and 150,000 warrants to purchase 75,000 shares). The Company does not expect to seek loans from parties other than the initial shareholders, the Company’s officers and directors or their affiliates as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in its trust account.

Until the consummation of a Business Combination, the Company will be using funds held outside of the trust account for identifying and evaluating target businesses, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses or their representatives, reviewing corporate documents and material agreements of prospective target businesses, structuring, negotiating and completing a Business Combination.

If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of its Public Shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

On February 24, 2022, the Company called a shareholders’ meeting to approve the extension from February 24, 2022 to August 24, 2022. As the result of the extension to August 24, 2022, the scheduled liquidation date of the Company, the Company will have close to six months to complete a Business Combination. With such extension approved, it is not guaranteed the Company may consummate a Business Combination by August 24, 2022. The liquidity condition and date for mandatory liquidation raise substantial doubt about the Company’s ability to continue as a going concern through August 24, 2022, the scheduled liquidation date of the Company. The accompanying unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. On May 21, 2021 and August 20, 2021, the Company extended the date by which the Company has to consummate

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

a Business Combination from May 24, 2021 to August 24, 2021, and from August 24, 2021 to November 24, 2021, respectively. On November 24, 2021 and February 24, 2022, the Company held special meetings of shareholders and approved to amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate an initial Business Combination from November 24, 2021 to February 24, 2022, and from February 24, 2022 to August 24, 2022, respectively. In connection with the approval of the extension on November 24, 2021, shareholders elected to redeem an aggregate of 10,534,895 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders. In connection with the approval of the extension on February 24, 2022, shareholders elected to redeem an aggregate of 361 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $3,704 (approximately $10.26 per share) to redeeming shareholders.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by August 24, 2022, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 24, 2022. The Company intends to complete its Business Combination by the liquidation date.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X promulgated by the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed, consolidated or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on April 15, 2022, which contains the audited financial statements and notes thereto. The interim results for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future interim periods.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated on consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s accompanying unaudited condensed consolidated financial financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the accompanying unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the accompanying unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. In the accompanying unaudited condensed consolidated financial statements, management exercised a significant judgment in estimating the fair value of its warrant liabilities. The actual results could differ significantly from those estimates including the estimate of the fair value of its warrant liabilities.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in FASB Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2022 and December 31, 2021, 3,264,744 and 3,265,105 shares of ordinary shares subject to possible redemption are presented at redemption value as temporary equity, respectively, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period.

On November 24, 2021, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company had to consummate an initial Business Combination from November 24, 2021 to February 24, 2022. In connection with the

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

approval of the extension, shareholders elected to redeem an aggregate of 10,534,895 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

At March 31, 2022 and December 31, 2021, the ordinary shares subject to possible redemption reflected in the consolidated balance sheets are reconciled in the following table:

Ordinary shares subject to possible redemption as of January 1, 2021	$138,000,000
Add: accretion of carrying value of redemption value	3,588,000
Less: redemption of ordinary shares	(108,088,023)
Ordinary shares subject to possible redemption as of December 31, 2021	$33,499,977
Less: redemption of ordinary shares	(3,704)
Ordinary shares subject to possible redemption as of March 31, 2022	$33,496,273

Offering Costs

Total offering costs amounted to $4,154,255, including fair value placed on the Representative’s Shares and Representative’s Warrants, at $1,035,000 and $1,640,028, respectively. Of the total $4,118,255 transaction cost, the cash transaction costs amounted to $3,083,255, of which $2,415,000 was underwriting fees, including $402,500 deferred underwriting commission, payable at the consummation of the Business Combination (as described below), and $668,255 of other offering costs of legal, accounting and other expenses incurred through the IPO that are directly related to the IPO. All of the transaction costs were charged to the equity of the Company upon completion of the IPO.

Forward Share Purchase Agreements

On November 12, 2021, the Company entered into the FPA with Sea Otter, Mint Tower, Glazer and Meteora, which provided that such investors would not redeem shares that they each hold in connection with the proposal to extend the date by which the Company had to consummate a Business Combination from November 24, 2021 to February 24, 2022 and the proposed Merger with JHD, and instead would each either hold such shares for a period of time following the consummation of the JHD Merger, at which time they would each have the right to sell them to East Stone at $10.41 per share, or will sell such shares on the open market during such time period at a market price of at least $10.26 per share.

The Company accounts for the FPA as embedded contracts to the share purchase contracts with these Backstop Investors, and classifies the FPA as a liability in accordance with the guidance in ASC 480, because the FPA embody an obligation to redeem the Company’s outstanding shares at fixed amount of cash.

The Company initially measures the financial liabilities at fair value, and changes in fair value of financial liabilities are subsequently charged to the consolidated statements of operations. The FPA automatically terminated when the Business Combination did not close by February 24, 2022. As such the FPA liability was derecognized on February 24, 2022.

Income Taxes

FASB ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2022 and December 31, 2021, respectively. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

There is currently no taxation imposed on income by the government of the British Virgin Islands. In accordance with British Virgin Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s accompanying unaudited condensed consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Units, since the exercise of the warrants are contingent upon the occurrence of future events. The warrants derived from the public units are exercisable to purchase 6,900,000 shares of ordinary shares and warrants derived from the Private Units are exercisable to purchase 175,000 shares of ordinary shares, together 7,075,000 in the aggregate.

The Company’s unaudited condensed consolidated statements of operations include a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income (loss) per share.

For the three months ended March 31, 2021, net loss per ordinary share, basic and diluted for redeemable ordinary shares, is calculated as dividing the allocated net income for the three months ended March 31, 2021, by the weighted average number of 13,800,000 and 3,903,500 redeemable ordinary shares outstanding for the periods, respectively, resulted in $(0.01) and $(0.01) loss per ordinary share, basic and diluted.

For the three months ended March 31, 2022, net income per ordinary share, basic and diluted for redeemable ordinary shares, is calculated as dividing the allocated net income for the three months ended March 31, 2022, by the weighted average number of 3,264,969 and 3,903,500 redeemable ordinary shares outstanding for the periods, respectively, resulted in net income of $0.03 and $0.03 per ordinary share, basic and diluted.

Non-redeemable ordinary shares include the Founder Shares, Representative’s Shares and ordinary shares underlying the Private Units, as these shares do not have any redemption features and do not participate in the income earned on the trust account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The Company analyses all financial instruments with features of both liabilities and equity under ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). Pursuant to its IPO, the Company sold 13,800,000 Units (including underwriters’ full exercise over-allotment option 1,800,000 Unit) consisting with one ordinary share, one right (“Public Right”), and one Public Warrant (as defined in Note 3). Simultaneously with the closing of the IPO, the Company sold 350,000 Private Units, consisting of 350,000 Private Shares (as defined in Note 4), 350,000 Private Warrants (as defined in Note 4) and 350,000 Private Rights (as defined in Note 4). As compensation to the IPO underwriters, the Company issued 690,000 Representative’s Warrants to the Company’s underwriters (see Note 6). The Company accounted for its Public Warrants, Public Rights and Private Rights as equity instruments. The Company accounted for the Private Warrants and Representative’s Warrants as liability instruments.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheet, primarily due to their short-term nature, other than the warrant liabilities (see Note 10).

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. Management evaluates all of its financial instruments, including issued warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815-15, “Derivatives and Hedging — Embedded Derivatives Recognition”.” The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with FASB ASC Topic 825-10, “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities are recognized in the consolidated statement of operations as incurred.

The Company sold 350,000 Private Warrants and issued 690,000 Representative’s Warrants in connection to its IPO (together “Liability Warrant”) (see Note 4 and Note 6). All of the Company’s outstanding Liability Warrants are recognized as derivative liabilities in accordance with FASB ASC Topic 815-40, 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity,”(“ASC 815-40”). Accordingly, The Company recognizes recognize the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our consolidated statements of operations.

Derivative Liability of Forward Share Purchase

On November 12, 2021, the Company entered into the FPA with Sea Otter, Mint Tower, Glazer and Meteora, which provided that such investors will not redeem shares 2,923,974 Public Shares, collectively and respectively, that they each hold in connection with the proposal to extend the date by which the Company has to consummate a Business Combination from November 24, 2021 to February 24, 2022 and the proposed Merger with JHD, and instead would each either hold such shares for a period of time following the consummation of the JHD Merger, at which time they would each have the right to sell them to the Company at $10.41 per share, or would sell such shares on the open market during such time period at a market price of at least $10.26 per share.

All of the Company’s outstanding forward share purchase is recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, The Company recognizes the forward share purchase as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The FPA automatically terminated when the Second Business Combination did not close on February 24, 2022. As such the FPA liability was derecognized on February 24, 2022.

Recently Issued Accounting Standards

There have been no recently issued accounting standards that are applicable to the Company.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 13,800,000 Units at a purchase price of $10.00 per Unit, which includes the underwriters’ full exercise of the over-allotment option in the amount of 1,800,000 Units. Each Unit consists of one ordinary share, no par value, one right, and one redeemable warrant (each whole warrant, a “Public Warrant”). Each right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of the Business Combination. Each Public Warrant entitles the holder thereof to purchase one-half (1/2) of one ordinary share at an exercise price of $11.50 per full share (subject to certain adjustments) (see Note 9).

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor, anchor investors and I-Bankers purchased an aggregate of 350,000 Private Units, of which 275,000 were purchased by the Company’s Sponsor and anchor investors and 75,000 by I-Bankers, for an aggregate purchase price of $3,500,000. Each Private Unit consists of one ordinary share (“Private Share”), one right (“Private Right”) and one warrant (“Private Warrant”). Each Private Right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of the Business Combination. Each Private Warrant entitles the holder thereof to purchase one-half (1/2) of one ordinary share at an exercise price of $11.50 per full share. The net proceeds from the private placement was added to the proceeds from the IPO being held in the trust account. If the Company does not complete a Business Combination within the Combination Period, the net proceeds from the sale of the private placement will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and Private Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In October 2018, the Company issued 1,437,500 ordinary shares to its initial shareholders (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.017 per share. In January and February 2020, the Company effected 2 for 1 and 1.2 for 1 share dividends, respectively, for each ordinary share outstanding, resulting in the initial shareholders owning an aggregate of 3,450,000 Founder Shares. The share dividends are retroactively restated in the accompanying unaudited condensed consolidated financial statements.

Of the 3,450,000 Founder Shares, 450,000 shares were subject to forfeiture by the initial shareholders to the extent that the underwriters’ over-allotment was not exercised in full or in part. As a result of the underwriters’ election to fully exercise their over-allotment option, 450,000 Founder Shares are no longer subject to forfeiture.

Additionally, subject to certain limited exceptions, the initial shareholders agreed to escrow (and not transfer any ownership interest in) their Founder Shares, excluding any Units or shares comprising Units acquired by the initial shareholders in the Initial Public Offering or in the open market: (i) with respect to 50% of the Founder Shares for a period ending on the earlier of the six month anniversary of the Business Combination or the date on which the closing price of the ordinary shares exceeds $12.50 for any 20 trading days within a 30-trading day period following the closing of the Business Combination and (ii) with respect to the other 50% of the Founder Shares for a period ending on the six month anniversary of the closing of the Business Combination, unless approved by the Company’s public shareholders. However, if, after a Business Combination, there is a transaction whereby all the outstanding shares are exchanged or converted into cash (as they would be in a post-asset sale liquidation) or another issuer’s shares, then the Founder Shares (or any ordinary shares thereunder) shall be permitted to come out of escrow to participate. In addition, all initial shareholders have agreed to escrow (and not transfer any ownership interest in) their Private Units (or any securities comprising the Private Units), excluding any Units acquired by initial shareholders in the Initial Public Offering or in the open market, until thirty (30) days following the closing of the Business Combination.

As of November 24, 2021, the initial shareholders had transferred 135,000 founders shares to Meteora, Glazer and Mint Tower in connection with the Backstop Arrangements in connection with the JHD Merger (see Note 1).

On January 31, 2022, certain of the Backstop Investors entered into the February 2022 Founder Share Transfer Agreements with the Sponsor to support a proposal for the February Extension. Pursuant to the February 2022 Founder Share Transfer Agreements, such Backstop Investors agreed to not request redemption of an aggregate of up to 600,000 ordinary shares of the Company in connection with the February Extension. In connection therewith, the Sponsor agreed to transfer to such Backstop Investors an aggregate of 180,000 Founder Shares on or prior to the February 24, 2022 special meeting of shareholders to approve the February Extension, and 60,000 Founder Shares for each month past May 24, 2022 that the Third Business Combination has not yet closed, for a total of up to 360,000 Founder Shares to be received by such Backstop Investors to support the February Extension. The transfer of the Founder Shares to the investors is in the scope of SAB topic 5T as an inducement to the investors to not liquidate and

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

approve the extension of the SPAC life. The fair value of the 180,000 shares granted to the Company’s investors was $1,900,800 based on the closing price on the grant date. The Founders Shares were granted subject to the investors postponing redemption of their shares to extend the life through May 24, 2022. On February 24, 2022 the Backstop Investors did not redeem and the extension was approved. As of March 31, 2022, the Company determined that the value of the shares transferred on February 24, 2022 was considered an inducement and was recorded as an expense.

Administrative Support Arrangement

The Company entered into an administrative support agreement with an affiliate of the Company’s officers (the “Service Party”), commencing on February 19, 2020 through the earlier of the consummation of a Business Combination or the Company’s liquidation. The Company agreed to pay the Service Party up to a maximum of $120,000 in the aggregate for office space, utilities and secretarial and administrative services. Such administrative fee has been fully paid by the Company to the Service Party as of March 31, 2022 and December 31, 2021.

Promissory Note — Related Party

In order to finance transaction costs in connection with a Business Combination, the Sponsor, officers and directors or their respective affiliates may, but are not obligated to, provide Working Capital Loans to the Company. If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Working Capital Units.

On February 23, 2021, the Company issued a promissory note for up to $500,000 in Working Capital Loans to Mr. Chunyi (Charlie) Hao, Chairman to the Company’s Board and Chief Financial Officer (“Existing Note”). On December 1, 2021, the Company amended and restated the Existing Note in its entirety effective as of the date of the note (“Amended and Restated Note”) (together with the Existing Note, the “Hao Note”), the note was also amended to no longer have a convertible feature to convert the outstanding balance into warrants. The Company promises to pay Mr. Hao the principal sum of up to Five Hundred Thousand Dollars ($500,000.00) in lawful money of the United States of America on the terms and conditions described in the Amended and Restated Note. All payments on the Hao Note shall be made by check or wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of th Hao Note. As of March 31, 2022 and December 31, 2021, Mr. Hao has loaned $427,027 and $300,000, respectively, to the Company.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risk and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of the accompanying unaudited condensed consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of the accompanying unaudited condensed consolidated financial statements.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, proposed Business Combination, and/or search for a target company, the specific impact is not readily determinable as of the date of the accompanying unaudited condensed consolidated financial statements. A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and potential target companies may defer or end discussions for a potential merger with

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

the Company if COVID-19 is going on, and materially adversely affects their business operations and, therefore, the valuation of their business. The extent to which COVID-19 impacts the Company’s closing on the proposed Business Combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an unexpectedly long period of time, the Company’s ability to consummate a Business Combination may be materially adversely affected. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Promissory Note

On December 31, 2021, the Company issued a promissory note for up to $200,000 to Yellow River (the “Yellow River Note”). The Yellow River Note was non-interest bearing and was not secured. As of March 31, 2022 and December 31, 2021, the Company fully drew down the Yellow River Note at $200,000 to pay expenses and booked the Yellow River Note as an advance from related parties into the Company’s liabilities. As of March 31, 2022 and December 31, 2021, the outstanding balance of the Yellow River Note payable was at $200,000.

Extension Loans

As discussed in Note 1, the Company has extended the period of time to consummate a Business Combination twice, each by an additional three months (for a total of 21 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the initial shareholders and/or their affiliates or designees must deposit into the trust account up to an aggregate of $2,760,000 for a total of two extensions. Any such payments would be made in the form of a loan. Such loan was non-interest bearing and would be payable upon the earlier of (i) the date on which the Business Combination is consummated and (ii) the Company’s liquidation. If the Company completes a Business Combination, the Company would repay such loaned amounts out of the proceeds of the trust account released to the Company. If the Company does not complete a Business Combination, the Company will not repay such loans. On May 21, 2021 and August 20, 2021, an aggregate of $1,380,000 and $1,380,000, respectively, was deposited in the trust account to extend the date by which the Company had to consummate a Business Combination from May 24, 2021 to August 24, 2021, and from August 24, 2021 to November 24, 2021. On November 24, 2021, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company had to consummate an initial Business Combination from November 24, 2021 to February 24, 2022. On February 24, 2022, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company has to consummate an initial Business Combination from February 24, 2022 to August 24, 2022. As of March 31, 2022 and December 31, 2021 the company had an extension loan balance of $2,760,000.

Registration Rights

Pursuant to a registration rights agreement entered into by and among the Company, the initial shareholders, anchor investors and I-Bankers on February 19, 2020, the holders of the Founder Shares, Private Units (and underlying securities), and Working Capital Units (and underlying securities) will be entitled to registration rights. The holders of a majority-in-interest of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination.

Business Combination Marketing Agreement

The Company has engaged I-Bankers as an advisor in connection with the Company’s Business Combination to assist the Company in holding meetings with the Company’s shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

purchasing the Company’s securities in connection with the Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. Pursuant to the Company’s agreement with I-Bankers, (i) if the amount of cash held in the trust account immediately prior to the Business Combination, after redemptions, is at least 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 2.75% of the cash remaining in the trust account, (ii) if the amount of cash held in the trust account immediately prior to the Business Combination, after redemptions, is less than 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 1.375% of the gross proceeds of the IPO, and (iii) notwithstanding (i) and (ii) above, if the amount of cash held in the trust account immediately prior to the Business Combination, after redemptions, is less than $20,000,000, then the advisory fees payable to I-Bankers will be paid in a combination of cash and securities in the same proportion as the cash and securities consideration paid to the target and its shareholders in the Business Combination, provided that in no event shall the cash portion of such advisory fees be less than $1,000,000.

Deferred Underwriting Commission

The deferred underwriting commission of $402,500 is to be paid out of the trust account to I-Bankers and EarlyBird only on completion of the Company’s Business Combination. The deferred offering commission will be paid only upon consummation of a Business Combination. If the Business Combination is not consummated, such deferred offering commission will be forfeited. None of the underwriters will be entitled to any interest accrued on the deferred offering commission.

Representative’s Shares

On February 24, 2020, the Company issued an aggregate of 103,500 Representative’s Shares to I-Bankers and EarlyBird, in connection with their services as underwriters for the IPO. The underwriters have agreed not to transfer, assign or sell any of Representative’s Shares until the completion of the Company’s initial Business Combination. In addition, the underwriters agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the trust account with respect to the Representative’s Shares if the Company fails to complete its initial Business Combination within the Combination Period. Based on the IPO price of $10.00 per Unit, the fair value of the 103,500 ordinary shares was $1,035,000, which was an expense of the IPO resulting in a charge directly to shareholders’ equity upon the completion of the IPO.

Representative’s Warrants

On February 24, 2020, the Company issued an aggregate of 690,000 Representative’s Warrants, exercisable at $12.00 per full share, to I-Bankers and EarlyBird, in connection with their services as underwriters for the IPO. The Representative’s Warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the Effective Date and the closing of the Company’s initial Business Combination and terminating on the fifth anniversary of such effectiveness date. The underwriters have each agreed that neither it nor its designees will be permitted to exercise the warrants after the five year anniversary of the Effective Date. The Company accounted for the 690,000 Representative’s Warrants as an expense of the IPO resulting in a charge directly to shareholders’ equity. The fair value of Representative’s Warrants was estimated to be approximately $1,640,028 (or $2.38 per warrant) using the Black-Scholes option-pricing model.

The Representative’s Warrants grant to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the Effective Date with respect to the registration under the Securities Act of the ordinary shares issuable upon exercise of the Representative’s Warrants. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of ordinary shares issuable upon exercise of the Representative’s Warrants may be adjusted

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

in certain circumstances including in the event of a share dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price.

On February 24, 2020, the date when the Representative’s Warrants were issued, the Company estimated the fair value of Representative’s Warrants to be approximately $1,640,028 (or $2.38 per warrant) using the Black-Scholes option-pricing model at the issuing time.

NOTE 7. DERIVATIVE WARRANT LIABILITIES AND DERIVATIVE FORWARD SHARE PURCHASE LIABILITIES

The Company accounts for the Public Warrants, the Private Warrants and the Representative’s Warrants (together, the “Warrants”) and its FPA as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and FPA and the applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the Warrants and FPA are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and FPA are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPA and as of each subsequent quarterly period end date while the Warrants and FPA are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, such warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants are recognized as a non-cash gain or loss on the statements of operations.

The Company accounts for the Warrants and FPA in accordance with ASC 815-40 under which the Warrants and FPA do not meet the criteria for equity classification and must be recorded as derivatives. The fair value of the Private Warrants has been estimated using the modified Black-Scholes-Merton model. The fair value of the FPA has been estimated using an adjusted net assets method. See Note 10 for further discussion of the fair value measurement.

Warrant Liabilities

As of March 31, 2022 and December 31, 2021, the Company had 350,000 Private Warrants outstanding and 690,000 Representative’s Warrants outstanding. The Private Warrants and Representative’s Warrants are recognized as warrant liabilities and subsequently measured at fair value.

The Private Warrants are identical to the Public Warrants (see Note 9) underlying the Units sold in the IPO, except that the Private Warrants and the Private Shares, ordinary shares issuable upon the exercise of the Private Warrants, are not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants are redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Representative’s Warrants are different from the Public and Private Warrants. The exercise price of the Representative’s Warrants is $12 and is non-redeemable. The Representative’s Warrants have been deemed compensation by the Financial Industry Regulatory Authority and were subject to a lock-up period. The Company considered the Representative’s Warrants as a liability because net cash settlement is assumed under ASC 815-40 as the Company is required to deliver registered shares to the purchasers of the Representative’s Warrants.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. DERIVATIVE WARRANT LIABILITIES AND DERIVATIVE FORWARD SHARE PURCHASE LIABILITIES (cont.)

Forward Share Purchase Liabilities

On November 12, 2021, the Company entered into the FPA with Sea Otter, Mint Tower, Glazer and Meteora, which provided that such investors will not redeem 2,923,974 shares that they each hold in connection with the proposal to extend the date by which the Company had to consummate a Business Combination from November 24, 2021 to February 24, 2022 and the proposed Merger with JHD, and instead would each either hold such shares for a period of time following the consummation of the JHD Merger, at which time they would each have the right to sell them to East Stone at $10.41 per share, or would sell such shares on the open market during such time period at a market price of at least $10.26 per share.

The Company has classified the FPA as a derivative liability. This financial instrument is subject to re-measurement at each balance sheet date. With each such re-measurement, the FPA asset or liability will be adjusted to fair value, with the change in derivative fair value recognized in the Company’s consolidated statement of operations. As such, the Company recorded a $3,723,000, $2,069,000 and $0 derivate liability related to the FPA as of November 24, 2021, December 31, 2021 and March 31, 2022, respectively, on the Company’s consolidated balance sheet. The FPA automatically terminated when the Second Business Combination did not close by February 24, 2022. As such the FPA liability was derecognized on February 24, 2022.

Derivative liability – forward purchase agreement at November 24, 2021	$3,723,000
Change in fair value of derivate instrument related to forward share purchase	(1,654,000)
Derivative liability – forward share purchase at December 31, 2021	2,069,000
Derecognition and change in fair value of derivate instrument related to forward share purchase	(2,069,000)
Derivative liability – forward share purchase at March 31, 2022	$—

NOTE 8. SHAREHOLDERS’ DEFICIT

Preferred Shares

The Company is authorized to issue an unlimited number of preferred shares, no par value, divided into five classes, Class A through Class E, each with such designation, rights and preferences as may be determined by a resolution of the Company’s board of directors to amend the Amended and Restated Memorandum and Articles of Association to create such designations, rights and preferences. As of March 31, 2022 and December 31, 2021, there were no preferred shares designated, issued or outstanding.

Ordinary Shares

The Company is authorized to issue an unlimited number of ordinary shares, no par value. Holders of the Company’s ordinary shares are entitled to one vote for each share.

On November 24, 2021, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company had to consummate an initial Business Combination from November 24, 2021 to February 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 10,534,895 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

On February 24, 2022, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company has to consummate an initial Business Combination from February 24, 2022 to August 24, 2022. In connection with the

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. SHAREHOLDERS’ DEFICIT (cont.)

approval of the extension, shareholders elected to redeem an aggregate of 361 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $3,704 (approximately $10.26 per share) to redeeming shareholders.

As of March 31, 2022 and December 31, 2021, there were 3,903,500 shares issued and outstanding (excluding 3,264,744 and 3,265,105 shares subject to redemption), respectively.

Rights

Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of the Business Combination, even if the holder of such right redeemed all ordinary shares held by him, her or it in connection with the Business Combination or an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to the Company’s pre-Business Combination activities. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of a Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO. The shares issuable upon exchange of the public rights will be freely tradable (except to the extent held by affiliates of the Company).

NOTE 9. WARRANTS — PUBLIC AND PRIVATE

The Public Warrants, warrants underlying Units sold in the IPO, may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the consummation of a Business Combination or (b) twelve (12) months from the Effective Date. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Public Warrant exercise price is adjusted, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.50 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Price”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

The Company may call the warrants for redemption (excluding the Private Warrants, any outstanding Representative’s Warrants, and any warrants underlying units issued to the Sponsor, initial shareholders, officers, directors or their affiliates in payment of Working Capital Loans made to the Company), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. WARRANTS — PUBLIC AND PRIVATE (cont.)

•        if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third trading business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the warrants for redemption as described above, management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the trust account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the trust account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 10. FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2022 and December 31, 2021, the carrying values of prepaid expenses, accrued expenses, and loans and advances payable to related parties approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the trust account presented at fair value is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets and are presented at fair value.

As noted in Note 7, the Company has concluded that its Private Warrants and Representative’s Warrants should be presented as liabilities with subsequent fair value remeasurement. Accordingly the fair value of the Private Warrants and Representative’s Warrants were classified as a Level 3 measurement.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2022 and December 31, 2021 and indicates the fair value of held to maturity securities as follows:

	Level	March 31, 2022	December 31, 2021
Description
Assets:
Trust account – U.S. Treasury Securities Money Market Fund	1	$33,503,273	$33,504,825

Liabilities:
Derivative Warrant Liability – Private Warrant	3	$557,000	$627,000
Derivative Warrant Liability – Representative’s Warrant	3	$2,002,000	$2,381,000
Derivative Liability – Forward Share Purchase	3	$—	$2,069,000

The fair value of the Private Warrants and the Representative’s Warrants were estimated using Black-Scholes model for the period ended March 31, 2022 and December 31, 2021. For the period ended March 31, 2022 and December 31, 2021 on the statements of operations, the Company recognized an increase in the fair value of warrant liabilities of $449,000 and $775,900, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying consolidated statement of operations.

The estimated fair value of the Private Warrants and Representative’s Warrants is determined using Level 3 inputs. Inherent in these valuations are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical and implied volatilities of select peer companies as well as its own that matches the expected remaining life of the warrants. Significant increase and decreases in the volatility, in isolation, could lead to significant changes in valuation. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The estimated fair value of the forward share purchase is determined using Black-Scholes model for the period ended March 31, 2022 and December 31, 2021. For the period ended March 31, 2022 and December 31, 2021, on the consolidated statement of operations, the Company recognized a decrease in the fair value of forward share purchase of $2,069,0000 from November 24, 2021 to December 31, 2021, presented as change in fair value of derivative liabilities on the accompanying consolidated statement of operations. The FPA automatically terminated when the Second Business Combination did not close by February 24, 2022. As such the FPA liability was derecognized on February 24, 2022.

The following table provides quantitative information regarding Level 3 fair value measurements inputs for the Company’s warrants at their measurement dates:

	As of March 31, 2022	As of December 31, 2021
Volatility	42.00%	42.22%
Stock price	10.37	11.82
Expected life of the warrants to convert	5.40	4.65
Risk free rate	2.44%	1.25%
Dividend yield	0.0%	0.0%

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The change in the fair value of the derivative warrant liabilities for the period ended March 31, 2022 and 2021 is summarized as follows:

Derivative Warrant Liabilities at December 31, 2021	$3,008,000
Change in fair value of derivative warrant liabilities	(449,000)
Derivative warrant liabilities at March 31, 2022	$2,559,000
Derivative Warrant Liabilities at December 31, 2020	$2,232,100
Change in fair value of derivative warrant liabilities	(16,700)
Derivative warrant liabilities at March 31, 2021	$2,215,400

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the accompanying unaudited condensed consolidated financial statements were issued. Based upon this review, and other than below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the accompanying unaudited condensed consolidated financial statements.

Termination of Previously Announced Original Agreement

On April 15, 2022, the Company terminated its Second Business Combination agreement with JHD and its related parties.

Execution of New Business Combination Agreement

On April 15, 2022, the Company, entered into a Business Combination agreement (the “ Third Business Combination Agreement”) with Navy Sail International Limited, a British Virgin Islands company, in the capacity as the representative of the Company and the shareholders of the Company immediately prior to Closing from and after the Closing (the “Purchaser Representative”), Pubco, Muse Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Pubco (the “First Merger Sub”), Muse Merger Sub II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (the “Second Merger Sub”), and ICONIQ.

Pursuant to the Third Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Third Business Combination Agreement (the “Closing”), which Closing is subject to, among other things, regulatory and shareholder approval, (a) the First Merger Sub will merge with and into ICONIQ (the “First Merger”), with ICONIQ surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of ICONIQ being converted into the right to receive shares of Pubco; and (b) the Second Merger Sub will merge with and into the Company (the “Second Merger”, and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the outstanding securities of the Company being converted into the right to receive substantially equivalent securities of the Pubco (the Mergers together with the other transactions contemplated by the Third Business Combination Agreement and other ancillary documents, the “Transactions”).

Under the Third Business Combination Agreement, the Aggregate Merger Consideration Amount (as defined therein)to be paid to the shareholders of ICONIQ is $2,500,000,000 and will be paid entirely in shares, comprised of newly issued ordinary shares of the Pubco, with each share valued at the Per Share Price (as defined therein).

As a result of the Mergers, (a) each of the Class A ordinary shares of ICONIQ that are issued and outstanding immediately prior to the time when the First Merger becomes effective under the Companies Act (2022 Revision) of the Cayman Islands, as amended (the “First Merger Effective Time”) will be cancelled and converted into (i) the right to receive 90% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio (as defined therein), and (ii) the contingent right to receive 10% of such number of Pubco Class A Ordinary Shares equal to the Exchange

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. SUBSEQUENT EVENTS (cont.)

Ratio in accordance with the Third Business Combination Agreement. Each Class B ordinary share of ICONIQ that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive the number of Pubco Class B Ordinary Shares equal to the Exchange Ratio; (b) each ordinary share of the Purchaser that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive one Pubco Class B Ordinary Share. Each of outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one Pubco Public Warrant and one Pubco Private Warrant, respectively. Each issued and outstanding Purchaser Right shall be automatically converted into one-tenth of one Pubco Class B Ordinary Share.

Promissory Note

In connection with the execution of the Third Business Combination Agreement, on April 21, 2022, ICONIQ issued to the Company an unsecured promissory note effective upon the execution thereof of up to an aggregate amount of $1,000,000, which funds will solely be used to pay certain third party service fees and expenses of the Company in connection with the Business Combination (the “ICONIQ Note”). The first tranche of the ICONIQ Note of $300,000 will be disbursed to the Company within five calendar days of the execution of the Third Business Combination Agreement, and the second tranche of $700,000 will be drawn down and paid directly to the Company’s third-party service providers in connection with the consummation of the Transactions as such expenses are incurred. The ICONIQ Note bears no interest and will be due and payable (subject to the waiver against trust provisions) on the earlier of the one year anniversary of the date of disbursing the first tranche of the ICONIQ Note, the date of closing of a Business Combination between the Company and a third party other than ICONIQ, the date of closing of the transactions contemplated by the Third Business Combination Agreement, the date of the occurrence of an Event of Default, and the date of termination of the Third Business Combination Agreement. The ICONIQ Note may be repaid, at ICONIQ’s discretion, in cash or in the Company’s ordinary shares, based on a conversion price of $10.26 per share, or, if lower, the then-applicable redemption price of the Company’s public shares, subject to the terms of the Third Business Combination Agreement.

PIPE Transaction

In connection with the execution of the Third Business Combination Agreement, on April 21, 2022, the Company and the Pubco have entered into a subscription agreement (the “PIPE Subscription Agreement”) with an investor (the “PIPE Investor”), pursuant to which, among other things, the Pubco has agreed to issue and sell to the PIPE Investor, and the PIPE Investor has agreed to subscribe for and purchase, certain ordinary shares of the Pubco for a purchaser price at the Per Share Price and at an aggregate purchase price of $200,000,000, in a private placement (the “April 2022 PIPE”).The PIPE Subscription Agreement contains customary representations and warranties of each of the Company, Pubco and the PIPE Investor, and customary conditions to closing, including the consummation of the Business Combination between the Company and ICONIQ. The purpose of the April 2022 PIPE is to raise additional capital for use by the combined company following the Closing. The securities sold in connection with the April 2022 PIPE were sold under the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Related Agreements and Documents

Lock-Up Agreements

Simultaneously with the execution of the Third Business Combination Agreement, the Pubco, the Purchaser Representative, ICONIQ and the Company have entered into lock-up agreements with certain holders of the Founder Shares and with certain Sellers. These lock-up agreements provide for a lock-up period commencing on the Closing Date and ending: with respect to shares held by the controlling shareholder of ICONIQ, 12-month anniversary of the Closing Date with respect to 50% of such shares, 18-month anniversary of the Closing Date with respect to 25% of such shares, 24-month anniversary of the Closing Date with respect to 25% of such shares, and with respect to the shares held by certain Founders and certain other Sellers, 6-month anniversary of the Closing Date with respect to 30% of such shares, and 1-year anniversary of the Closing Date with respect to 70% of such shares.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. SUBSEQUENT EVENTS (cont.)

Shareholder Support Agreement

Simultaneously with the execution of the Third Business Combination Agreement, the Company, ICONIQ, and certain shareholders of ICONIQ have entered into a Shareholder Support Agreement, pursuant to which, among other things, the shareholders of ICONIQ have agreed to support the adoption of the Third Business Combination Agreement and the approval of the Transactions, subject to certain customary conditions, and not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions.)

Insider Letter Amendment

Simultaneously with the execution of the Third Business Combination Agreement, the Company, ICONIQ, the Purchaser Representative, Double Ventures Holdings Limited, the Pubco, Xiaoma (Sherman) Lu and Chunyi (Charlie) Hao have entered into an amendment to that certain letter agreement, dated February 19, 2020, by and among the Company, the Sponsor and the directors, officers or other initial shareholders of the Company named therein, pursuant to which the Pubco is added as a Party to the Insider Letter, and the lock-up period set forth in the Insider Letter, as applied to the Primary Initial Shareholders (as defined therein) with respect to their Founder Shares after Closing, was amended to be identical to the lock-up period set forth in the lock up agreement for the Founders.

The foregoing descriptions of the Third Business Combination Agreement, Lock-Up Agreements, Shareholder Support Agreement and Insider Letter Agreement are subject to and qualified in their entirety by reference to the full text of the Third Business Combination Agreement, Lock-Up Agreements, Shareholder Support Agreement and Insider Letter Agreement, copies of which are attached as exhibits to this this Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 (the “Quarterly Report”). Other than as specifically discussed, this Quarterly Report does not give effect to the proposed Transactions.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

East Stone Acquisition Corporation

Opinion on the Financial Statements

We have audited the consolidated balance sheets of East Stone Acquisition Corporation (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the years ended December 31, 2021 and 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years ended December 31, 2021 and December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by August 24, 2022 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

New York, New York

April 15, 2022

PCAOB ID Number 100

EAST STONE ACQUISITION CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash	$38,585	$23,486
Prepaid expenses	25,750	88,887
Total current assets	64,335	112,373
Investments held in trust account	33,504,825	138,833,973
TOTAL ASSETS	$33,569,160	$138,946,346

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued expenses	$1,507,691	$60,687
Promissory note payable to shareholders	350,000	—
Promissory note payable – related party	200,000	—
Extension loan from related parties	2,760,000	—
Total current liabilities	4,817,691	60,687
Deferred underwriting commission	402,500	402,500
Derivative warrant liabilities	3,008,000	2,232,100
Derivative liabilities of forward share purchase, an option to sell 2,923,974 redeemable ordinary shares, no par value, at December 31, 2021	2,069,000	—

Total Liabilities	10,297,191	2,695,287

Commitments and Contingencies

Ordinary shares subject to possible redemption, no par value, 3,265,105 and 13,800,000 at December 31, 2021 and December 31, 2020, respectively, at redemption value $10.26 and $10.00 per share, respectively	33,499,977	138,000,000

Shareholders’ Deficit
Class A, B, C, D, and E Preferred Shares, no par value; unlimited shares authorized, none issued and outstanding	—	—
Ordinary shares, no par value; unlimited shares authorized; 3,903,500 and 3,903,500 shares issued and outstanding (excluding 3,265,105 and 13,800,000 shares subject to redemption) at December 31, 2021 and December 31, 2020, respectively	3,838,301	3,838,301
Accumulated deficit	(14,066,309)	(5,587,242)
Total Shareholders’ Deficit	(10,228,008)	(1,748,941)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$33,569,160	$138,946,346

The accompanying notes are an integral part of these consolidated financial statements.

EAST STONE ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2021	2020
Operating costs	$2,059,243	$768,214

Loss from operations	(2,059,243)	(768,214)
Change in fair value of derivative warrant liabilities	(775,900)	(238,872)
Expenses of forward share purchase	(3,723,000)	—
Change in fair value of derivative forward share purchase	1,654,000	—
Interest earned on investments held in trust account	13,076	833,973
Net loss	$(4,891,067)	$(173,113)

Weighted average shares outstanding of redeemable ordinary shares	12,876,393	13,800,000

Basic and diluted net loss per ordinary share	$(0.29)	$(0.03)

Weighted average shares outstanding of non-redeemable ordinary shares	3,903,500	3,903,500

Basic and diluted net loss per ordinary share	$(0.29)	$(0.03)

The accompanying notes are an integral part of these consolidated financial statements.

EAST STONE ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

	Ordinary Shares		Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance – December 31, 2019	3,450,000	$25,000	$(24,345)	$655

Sales of 13,800,000 Public Warrants, net of underwriting discount and offering expenses	—	666,501	—	666,501
Sales of 350,000 Private Units	350,000	3,500,000	—	3,500,000
Excess of cash received over fair value of private units	—	(353,200)	—	(353,200)
Issuance of Representative Shares and Warrants in connection with this sale of Units	103,500	—	—	—
Accretion of ordinary shares to redemption value	—	—	(5,389,784)	(5,389,784)
Net loss	—	—	(173,113)	(173,113)
Balance – December 31, 2020	3,903,500	$3,838,301	$(5,587,242)	$(1,748,941)

Net loss	—	—	(4,891,067)	(4,891,067)
Accretion of ordinary shares subject to redemption value	—	—	(3,588,000)	(3,588,000)
Balance – December 31, 2021	3,903,500	$3,838,301	$(14,066,309)	$(10,228,008)

The accompanying notes are an integral part of these consolidated financial statements.

EAST STONE ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

Cash Flows from Operating Activities:
Net loss	$(4,891,067)	$(173,113)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	775,900	238,872
Expenses of forward share purchase	3,723,000	—
Change in fair value of derivative forward share purchase	(1,654,000)	—
Interest earned on investments held in trust account	(13,076)	(833,973)
Changes in operating assets and liabilities
Advance from related party	—	88,548
Accrued expenses	1,447,011	60,687
Prepaid expenses	63,137	(202,485)
Net cash used in operating activities	(549,095)	(821,464)

Cash Flows from Investing Activities:
Withdrawal from trust account upon redemption of 10,534,895 ordinary shares	108,102,217	—
Investment held in trust account	(2,760,000)	(138,000,000)
Net cash provided by (used in) investing activities	105,342,217	(138,000,000)

Cash Flows from Financing Activities:
Redemption of 10,534,895 ordinary shares	(108,088,023)	—
Advance from related parties	—	(9,071)
Promissory notes payable to shareholders	350,000	(132,500)
Promissory notes payable – related party	200,000	—
Proceeds from extension loans – related party	2,760,000	—
Proceeds from sale of 350,000 private placement units	—	3,500,000
Proceeds from sale of 13,800,000 units, net of underwriting discount paid	—	135,987,500
Offering cost	—	(526,246)
Net cash provided by (used in) financing activities	(104,778,023)	138,819,683

Net Change in Cash	15,099	(1,781)
Cash – Beginning of period	23,486	25,267
Cash – End of period	$38,585	$23,486

Non-Cash Investing and Financing Activities
Initial classification of ordinary shares subject to possible redemption	$—	$131,794,330
Payment and advances of offering costs by related party	—	(494,810)
Deferred underwriting commissions charged to equity	$—	$402,500

The accompanying notes are an integral part of these consolidated financial statements.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

East Stone Acquisition Corporation (“East Stone” or the “Company”) is a blank check company incorporated in the British Virgin Islands on August 9, 2018. The Company was incorporated for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (the “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses primarily operating in the financial services industry or businesses providing technological services to the financial industry, commonly known as “fintech businesses” in the regions of North America and Asia-Pacific. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2021, the Company had not yet commenced any operations. All activity through December 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering” or “IPO”), which is described below, and since the closing of IPO, the search for a target for its Business Combination and the potential acquisition, as more fully described below. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company generates income in the form of interest income from the proceeds derived from the IPO and placed in trust account (as defined below) as described below.

Initial Public Offering

The registration statement for the Company’s IPO was declared effective on February 19, 2020 (“Effective Date”). On February 24, 2020, the Company consummated the IPO of 13,800,000 units (the “Units” and, with respect to the ordinary shares underlying the Units sold, the “Public Shares”), including 1,800,000 Units as a result of the underwriters’ full exercise of over-allotment option, generating aggregate gross proceeds to the Company of $138,000,000.

Simultaneously with the closing of the IPO, the Company consummated certain private placements of an aggregate of 350,000 Units (“Private Units”) at $10.00 per Private Unit, generating gross proceeds of $3,500,000. Pursuant to the unit subscription agreements entered into in connection with the private placements, 167,000 Private Units were purchased by the Double Ventures Holdings Limited (“Sponsor”), 108,000 Private Units were purchased by Hua Mao and Cheng Zhao (“anchor investors”) separately and not together, and 75,000 Private Units were purchased by I-Bankers Securities, Inc., the representative of the several underwriters in the IPO (“I-Bankers”).

In connection with the Company’s IPO, the Company issued an aggregate of 103,500 ordinary shares of the Company (“Representative’s Shares”) to I-Bankers and its designee, of which 90,562 Representative’s Shares were issued to I-Bankers and 12,938 Representative’s Shares were issued to EarlyBird Capital, Inc. (“EarlyBird”) (see Note 7).

At the closing of the IPO, the Company additionally granted to I-Bankers and its designee a total of 690,000 warrants, exercisable at $12.00 per full share (for an aggregate exercise price of $8,280,000) (“Representative’s Warrants”), of which 601,500 Representative’s Warrants were granted to I-Bankers and 88,500 Representative’s Warrants were granted to EarlyBird (see Note 7).

Total offering costs amounted to $4,154,255, including value placed on the Representative’s Shares at $1,035,000, but excluding value placed Representative’s Warrants at $1,640,028 which is accounted for as derivative warrant liability on the Company’s consolidated balance sheet. Of the total $4,154,255 transactions cost, the cash transaction costs amounted to $3,083,255, of which $2,415,000 of underwriting fees, including $402,500 of deferred underwriting fees, payable at the consummation of the Business Combination (as described below), and $668,255 of other offering costs of legal, accounting and other expenses incurred through the IPO that are directly related to the IPO. All of the transaction costs were charged to the equity of the Company upon completion of IPO.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Trust Account

Following the closing of the IPO, a total of $138,000,000 of the net proceeds from the IPO, the sale of the Private Units and the issuance of extension loans totaling $2,760,000 were placed in a trust account (“trust account”), which is invested only in U.S. government treasury bills, notes and bonds with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and which invest solely in U.S. Treasuries. Except for all interest income that may be released to the Company to pay taxes, and up to $50,000 to pay dissolution expenses, none of the funds held in the trust account will be released until the earlier of: (1) the completion of the initial business combination within the required time period; (2) the Company’s redemption of 100% of the outstanding Public Shares if the Company has not completed an initial business combination in the required time period; and (3) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete its initial business combination within the required time period or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally towards consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer to redeem the Public Shares pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to consummating a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor and the other initial shareholders (collectively, “initial shareholders”) have agreed (A) to vote their Founder Shares, shares underlying the Private Units (“private shares”) and any Public Shares held by them in favor of any proposed initial Business Combination, (B) not to propose any amendment to the Company’s memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within 15 months (or up to 21 months) from the closing of the IPO or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its public shareholders with the opportunity to redeem their Public

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, (C) not to redeem any shares (including the Founder Shares) and Private Units (and underlying securities) into the right to receive cash from the trust account in connection with a shareholder vote to approve the proposed initial Business Combination (or to sell any shares in a tender offer in connection with a proposed Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Company’s memorandum and articles of association relating to shareholders’ rights or pre-Business Combination activity and (D) that the Founder Shares and Private Units (and underlying securities) shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the trust account).

The Company had 15 months from the closing of the IPO (or until May 24, 2021) to consummate a Business Combination (“Business Combination Date”). However, if the Company is not able to consummate a Business Combination on or before the Business Combination Date, the Company, by resolutions of the board of the Company, at the request of the initial shareholders, may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 21 months to complete a Business Combination) (the “Combination Period”), subject to the Company’s initial shareholders depositing additional funds into the trust account as set out below. Pursuant to the terms of the Company’s Amended and Restated Memorandum and Articles of Association and the Investment Management Trust Agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order for the time available for the Company to consummate a Business Combination to be extended, the Company’s initial shareholders and their affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the trust account up to $1,380,000 ($0.10 per share), up to an aggregate of $2,760,000 or approximately $0.20 per share, on or prior to the date of the applicable deadline, for each three month extension. In the event that the Company receives notice from the initial shareholders five days prior to the applicable deadline to effect an extension, the Company intends to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, the Company intends to issue a press release the day after the applicable deadline announcing whether or not the funds had been timely deposited. However, the Company’s initial shareholders and their affiliates or designees are not obligated to fund the trust account to extend the time to consummate a Business Combination.

On May 21, 2021, an aggregate of $1,380,000 was deposited by JHD Holdings (Cayman) Limited, a Cayman Islands company (“JHD”), into the trust account of the Company for the Company’s public shareholders, representing $0.10 per public share, which enables the Company to extend the period of time it has to consummate its Business Combination by three months to August 24, 2021. JHD loaned the extension payment to the Company on the Sponsor’s behalf in order to support the extension, in accordance with the Business Combination Agreement (as defined below). In connection with the extension payment, the Company issued to JHD an unsecured promissory note having a principal amount equal to the amount of the extension payment. The note bears no interest and will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the liquidation of the Company.

On August 23, 2021, in connection with a second extension by three months to November 24, 2021, the Company issued to JHD an unsecured promissory note having a principal amount of $1,380,000. In accordance with the Business Combination Agreement, JHD loaned such amounts to the Company on the Sponsor’s behalf in order to support such extension, and caused such amounts to be deposited into our trust account. The note bears no interest and will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the Company’s liquidation.

On November 15, 2021, the Company filed an amendment to the definitive proxy statement to report the terms of the Backstop Arrangements described above. On November 24, 2021, the Company held a special meeting of shareholders and approved to amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate an initial business combination from November 24, 2021

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

to February 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 10,534,895 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

On February 24, 2022, the Company held a special meeting of shareholders and approved to amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate an initial business combination from February 24, 2022 to August 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 361 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $3,704 (approximately $10.26 per share) to redeeming shareholders.

If the Company is unable to complete a Business Combination by August 24, 2022 and if the Company fails to receive an extension requested by the Company’s initial shareholders by or before August 24, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to its obligations to provide for claims of creditors and the requirements of applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the trust account, each holder will receive a full pro rata portion of the amount then in the trust account plus any pro rata interest earned on the funds held in the trust account (net of any taxes payable and less up to $50,000 of interest to pay liquidation expenses).

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and private shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the trust account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be only $10.00 per share initially held in the trust account. In order to protect the amounts held in the trust account, the Sponsor and its officers has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor and the officers of the Company will have to indemnify the trust account due to claims of creditors by endeavoring to vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Announcement of Business Combination Agreement

On February 15, 2021, the Company entered into a letter termination agreement with Ufin Holdings Limited, a Cayman Islands exempted company (“Ufin”), Ufin Tek Limited, a British Virgin Islands business company (“Ufin Pubco”), Ufin Mergerco Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (“Ufin Merger Sub”), Xiaoma (Sherman) Lu, an individual, in the capacity as the Purchaser Representative thereunder, Yingkui Liu, in the capacity as the Seller Representative thereunder, and Ufin Investment Limited, a British Virgin Islands business company and the sole holder of Ufin’s outstanding capital shares (the “Ufin Seller”, together with the Company, Ufin, Ufin Pubco, Ufin Merger Sub, Sherman Xiaoma Lu, Yingkui Liu and Ufin Seller, the “Ufin Parties”) for a proposed business combination, as previously disclosed in the Current Report on Form 8-K of The Company, on November 9, 2020, The Company entered into that certain Amended and Restated Business Combination Agreement (the “Ufin Agreement”). In accordance with such letter agreement, upon execution and delivery of the letter agreement all of the rights and obligations of the Ufin Parties under the Ufin Agreement ceased (except for certain obligations related to publicity, confidentiality, fees and expenses, trust fund waiver, termination and general provisions) without any liability on the part of any party or any of their respective representatives.

On February 16, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Navy Sail International Limited, a British Virgin Islands company (“Navy Sail”), as Purchaser Representative, JHD Technologies Limited, a Cayman Islands company (“Pubco”), Yellow River MergerCo Limited, a British Virgin Islands company and a wholly-owned subsidiary of Pubco (“Merger Sub”), JHD Holdings (Cayman) Limited, a Cayman Islands company (“JHD”), Yellow River (Cayman) Limited, a Cayman Islands company (the “Primary Seller”), and each of the holders of JHD’s capital shares that become parties to the Business Combination Agreement after the date thereof by executing and delivering to the Purchaser, Pubco and JHD a joinder agreement (each individually, a “Seller”, and collectively with the Primary Seller, the “Sellers”), and, Double Ventures Holdings Limited, a British Virgin Islands business company and the Company’s sponsor (the “Sponsor”), solely with respect to Sections 10.3 and Articles XII and XIII thereof, as applicable.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which, (1) the Company shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of the Company immediately prior to the Effective Time (as defined in the Business Combination Agreement) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding capital shares of JHD from the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange” and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

The total consideration to be paid by Pubco to the Sellers for their shares of JHD, shall be an aggregate number of Pubco ordinary shares (the “Exchange Shares”) with an aggregate value equal to (the “Exchange Consideration”) (i) One Billion U.S. Dollars ($1,000,000,000), plus (ii) the aggregate amount cash of JHD and its direct and indirect subsidiaries as of the Closing date, minus (iii) the aggregate indebtedness of JHD and its direct and indirect subsidiaries, and minus (iv) the amount of any unpaid transaction expenses of JHD in excess of $10,000,000 in aggregate, with each Pubco ordinary share valued at an amount equal to the price at which each Company ordinary share shall be redeemed or converted pursuant to the redemption of shares (the “Redemption Price”). The issuances of Pubco ordinary shares in connection with the Share Exchange will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon Section 4(a)(2) thereof because securities of Pubco will issued to a limited number of Sellers without involving a public offering. Such issuances will also be exempted from registration in reliance upon Regulation S of the Securities Act with regard to certain Sellers receiving Pubco ordinary shares who are qualified as non-U.S. persons thereunder.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The parties agreed that at or prior to the Closing, Pubco, the Seller and Continental Stock Transfer & Trust Company (or another mutually acceptable escrow agent), as escrow agent (the “Escrow Agent”), will enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to the Company and JHD (the “Escrow Agreement” ), pursuant to which Pubco shall cause to be delivered to the Escrow Agent a number of Exchange Shares (each valued at the Redemption Price) equal in value to ten percent (10%) of the Exchange Consideration otherwise issuable to the Sellers at the Closing (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the foregoing (the “Other Escrow Property”, together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed in accordance with the terms of the Business Combination Agreement and the Escrow Agreement.

If and when earned, the Sellers shall be entitled to receive from Pubco, as additional consideration for the purchase of the Purchased Shares, the Earned Escrow Shares together with the Other Escrow Property. To the extent that the amount of the Earned Escrowed Shares is less than the number of Escrow Share Number (as such terms are defined below), then the amount of Escrow Shares equal to such difference will be forfeited by the Sellers and released to Pubco for cancellation along with any accrued but unpaid dividends payable in respect of such Escrow Shares.

For the purposes of the calculating the Earned Escrow Shares, the following definitions shall apply:

“Earned Escrow Shares” means the result of the following equation: Escrow Share Number * (Revenue/Earnout Target).

“Earnout Target” means an amount equal to One Hundred Forty Million U.S. Dollars ($140,000,000).

“Earnout Year” means the period commencing on the first day of the first fiscal quarter following Closing (but in any event no earlier than October 1, 2021) and ending on the twelve (12) month anniversary of such date.

“Escrow Share Number” means the number of Escrow Shares.

“Revenue” means the consolidated revenue of Pubco and its subsidiaries for the Earnout Year, as set forth in Pubco’s filings with the SEC; provided that in no event shall the Revenue exceed the Earnout Target.

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of the Company’s shareholders; (ii) expiration of any waiting period under applicable antitrust laws; (iii) no law or order preventing or prohibiting the Transactions; (iv) the Company having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any private placement financing;(v) the effectiveness of the Registration Statement; (vi) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (vii) receipt by JHD and the Company of evidence reasonably satisfactory to each such party that Pubco qualifies as a foreign private issuer; (viii) the election or appointment of members to Pubco’s post-closing board of directors designated by JHD and the Company; and (ix) the Pubco securities have been approved for listing on Nasdaq.

In addition, unless waived by JHD, the obligations of JHD, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of the Company being true and correct on and as of the Closing (subject to material adverse effect); (ii) the Company having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any material adverse effect with respect to the Company since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by JHD and Pubco of a Registration Rights Agreement, providing customary registration rights to the Seller with respect to the portion of the Exchange Shares delivered to the Seller at the Closing and any Earnout Escrow Shares that are released from escrow to the Sellers (the “Seller Registration Rights

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Agreement”); and (v) the Company having delivered to the Sellers and JHD, evidence that is reasonably satisfactory to the Seller Representative of the amount of cash and cash equivalents, including funds remaining in the trust account (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE investment.

Unless waived by the Company, the obligations of the Company to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of JHD, Pubco and the Sellers being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) JHD, Pubco, Merger Sub and Seller having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to JHD or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by the Company of the Founders Registration Rights Agreement Amendment, each executed by Pubco; (v) receipt by the Company of share certificates and other documents evidencing the transfer of the Purchased Shares to Pubco; and (vi) receipt by the Company of the evidence of the termination of any outstanding options, warrants or other convertible securities of JHD, without any consideration or liability therefor.

The Parties agree that after taking into consideration the Redemption, the trust account proceeds and the gross proceeds of any private placement, the amount of cash available to the Company should amount to One Hundred and Ten Million Dollars ($110,000,000) or more at Closing.

On September 13, 2021, the parties thereto the Business Combination Agreement entered into that certain Amended and Restated Business Combination Agreement (the “Amended Agreement”), which amended and restated the Business Combination Agreement in its entirety and provides, among other things, that (a) a revised Amended and Restated Memorandum and Articles of Association of Pubco that, among other things, set forth the proposed authorized share capital of Pubco following the consummation of the Business Combination, be appended to the Business Combination Agreement; (b) the principal amount of certain convertible notes of JHD which are convertible into shares of Pubco (the “2021 Convertible Notes”) and the aggregate cash proceeds of any future equity investments in JHD during the interim period that are convertible into shares of Pubco (the “Equity Investment”) will be counted towards the Company’s minimum cash condition under the Business Combination Agreement, consistent with the characterization of these instruments as a private equity investment to purchase ordinary shares of the Company or, after the Closing, ordinary shares of Pubco, and (c) the ordinary shares of Pubco received by the Sellers, the holders of the 2021 Convertible Notes (upon conversion of such promissory notes) and the holders of any future Equity Investment will be registered for resale, along with the ordinary shares of Pubco issued to the Company’s public shareholders. The Amended Agreement also provides that the ordinary shares of Pubco to be issued to the holders of the 2021 Convertible Notes and any future Equity Instrument are not part of the Exchange Consideration being distributed to the Sellers under the Business Combination Agreement.

On October 7, 2021, the parties to the Amended Agreement entered into that certain Second Amended and Restated Business Combination Agreement, pursuant to which the Amended Agreement was further amended and restated in its entirety to, among other things, (i) memorialize an agreement among the parties that the vested options in the Primary Seller previously issued to senior executives and directors of the Primary Seller would be exchanged for substitute options in Pubco exercisable into a pool of the ordinary shares, $0.0001 par value per share, of Pubco, thereby reducing the Exchange Consideration that would otherwise have been issued to the Sellers and (ii) delete the text noting that the 2021 convertible notes and any equity investment would be treated as PIPE investments.

On February 23, 2021, the Company issued an unsecured promissory note in the amount of up to $500,000 to Chunyi (Charlie) Hao, the Chairman of the Board of Directors and Chief Financial Officer of the Company as a working capital loan. The note bears no interest and is repayable in full upon the earlier of consummation of the Company’s initial business combination and its winding up. The note may also be converted into units at a price of $10.00 per unit at the option of the noteholder upon the consummation of the Company’s initial business combination. Such units would be

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

identical to the private placement units issued to Double Ventures Holdings Limited, I-Bankers Securities, Inc., Hua Mao and Cheng Zhao at the Company’s Initial Public Offering. As of December 31, 2021, the Company had drawn down an aggregate of $350,000 (see Note 5).

On May 21, 2021 and August 20, 2021, an aggregate of $1,380,000 and $1,380,000, respectively, was deposited by JHD into the trust account for the Company’s public shareholders, representing $0.10 per public share, which enables the Company to extend the period of time it has to consummate its initial Business Combination by twice of three months to November 24, 2021 (the “Extension”). The Extension was up to two three-month extensions permitted under Company’s Amended and Restated Memorandum and Articles of Association and provides the Company with additional time to complete its proposed Business Combination with JHD. In accordance with the Business Combination Agreement by and between the Company and JHD, JHD agreed to loan to the Company a sum of $2,760,000 on the Sponsor’s behalf in order to support the Extension. Such loan was non-interest bearing and would be payable upon the consummation of the proposed Business Combination.

On June 30, 2021, JHD and the Company signed a promissory note in which Yellow River Asset Management, an affiliate of JHD (“Yellow River”), agreed to loan to the Company a sum of $200,000. The note bears no interest and is repayable in full upon the earlier of consummation of the Company’s initial Business Combination and its winding up. As of December 31, 2021, the Company had fully drawn down the note of $200,000 (see Note 5).

On November 5, 2021, the Company filed with the SEC a definitive proxy statement on Schedule 14A for a special meeting of shareholders, which is scheduled to be held on November 24, 2021, which includes a proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which Company has to consummate a Business Combination from November 24, 2021 to February 24, 2022. On November 15, 2021, the Company filed an amendment to the definitive proxy statement to report the terms of the Backstop Arrangements described above.

On November 15, 2021, the Company filed an amendment to the definitive proxy statement to report the terms of the backstop arrangement.

On November 24, 2021, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company has to consummate an initial business combination from November 24, 2021 to February 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 10,534,895 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

Backstop Arrangements

On November 12, 2021, the Company entered into certain Forward Share Purchase Agreements (the “FPA”) with Sea Otter Securities (“Sea Otter”), Stichting Juridisch Eigendom Mint Tower Arbitrage Fund (“Mint Tower”), Glazer Special Opportunity Fund I, LP (“Glazer”) and Meteora Capital Partners, LP (“Meteora” and, together with Sea Otter, Mint Tower, and Glazer, the “Backstop Investors”), which provide that such investors will not redeem shares that they each hold in connection with the proposal to extend the date by which the Company has to consummate a Business Combination from November 24, 2021 to February 24, 2022 (the “February Extension”) and the proposed Merger with JHD, and instead would each either hold such shares for a period of time following the consummation of the Merger, at which time they will each have the right to sell them to East Stone at $10.41 per share, or will sell such shares on the open market during such time period at a market price of at least $10.26 per share.

In connection with the above-mentioned arrangements, the Sponsor entered into certain share transfer agreements (the “Founder Share Transfer Agreements”) with the Backstop Investors. Pursuant to the Founder Share Transfer Agreement with Meteora and Glazer on November 12, 2021, Meteora and Glazer agreed not to sell, transfer or seek redemption of an aggregate of 974,658 public shares of Company and to vote such shares in favor of the February Extension and the Merger.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In consideration of Meteora and Glazer’s agreement to abide by such restrictions on its public shares, the Sponsor agreed to transfer to the Glazer investors 44,444 Founder Shares for every 324,886 public shares not redeemed, for an aggregate of 133,332 Founder Shares. Of such amount, an aggregate of up to 45,000 Founder Shares will be transferred on or before the date of the special meeting of the shareholders of the Company to consider the Merger, and an aggregate of 88,332 Founder Shares will be transferred to the Glazer investors on or before the date of the Closing.

The Company has also entered into founder shares transfer agreements with identical terms to the Founder Share Transfer Agreement with Sea Otter (pursuant to which 133,332 founder shares will be transferred to Sea Otter) and with Mint Tower (pursuant to which 133,332 founder shares will be transferred to Mint Tower).

Letter Agreement Amendment

On November 12, 2021, the Business Combination Agreement (the “Business Combination Agreement Amendment”) was further amended to memorialize an agreement among the parties that any funds in the trust account that relate to ordinary shares of the Company held by the Backstop Investors shall not count toward the minimum cash condition contained in Section 9.2(d) of the Business Combination Agreement. In addition, Section 10.1(b) of the Business Combination Agreement was amended, contingent upon the effectiveness of the February Extension, to provide that the Business Combination Agreement may be terminated at any time prior to the Closing by either the Company or JHD, if the Closing does not occur by February 24, 2022.

On November 12, 2021, JHD, Pubco, Primary Seller, the Company, the Sponsor, Navy Sail, Chunyi (Charlie) Hao, and Xiaoma (Sherman) Lu (Messers Hao and Lu, collectively with Navy Sail and the Sponsor, the “Primary Initial Shareholders”) entered into an amendment (the “Letter Agreement Amendment”) to the Letter Agreement Regarding Forfeiture of Founder Shares, dated February 16, 2021 (the “Founder Share Letter”) by and among JHD, the Company, the Sponsor, Navy Sail, Chunyi (Charlie) Hao, and Xiaoma (Sherman) Lu.

The Founder Share Letter provided, inter alia, that up to 1,725,000 Ordinary Shares (the “Forfeiture Shares”) would be subject to forfeiture in the event that the Company did not have at least $100 million in cash at the Closing, with the number of such shares to be forfeit determined on a sliding scale depending upon the amount of the cash shortfall, if any, with the entire amount of the 1,725,000 shares subject to forfeiture if the Company’s cash at closing was $70 million or less. Under the terms of the Letter Agreement Amendment, the Company, the Primary Initial Shareholders, JHD Holdings Limited, Pubco and the Primary Seller have agreed that the 1,725,000 Forfeiture Shares would be exchanged for an equivalent number of Pubco ordinary shares (“Forfeiture Replacement Shares”) at the Closing and that such Forfeiture Replacement Shares would be distributed as follows: (A) 138,000 Forfeiture Replacement Shares to the Primary Seller, (B) to Glazer, Sea Otter and Mint Tower, up to 450,000 Forfeiture Replacement Shares in consideration for their having entered into the FPA and the Founder Share Transfer Agreements and (C) out of the remaining Forfeiture Replacement Shares, (i) to a shareholder of the Sponsor who is not a director or officer of the Purchaser) up to 500,000 Forfeiture Replacement Shares and (ii) to the extent of any remaining Forfeiture Replacement Shares (a) 50% to Charlie Hao and Xiaoma (Sherman) Lu and (b) 50% to the Primary Seller.

The Forfeiture Replacement Shares being delivered to the Backstop Investors and to the Primary Seller are not subject to the forfeiture calculations under the Founder Share letter (as amended by the Letter Agreement Amendment), however the calculation of any Forfeiture Replacement Shares to be distributed to the shareholder of the Sponsor or to Charlie Hao, Sherman Lu and the Primary Seller under (C) above will be subject to the forfeiture calculations. To the extent that the forfeiture calculation results in less than all of the remaining Founder Shares subject to the arrangement (1,725,000) being distributed pursuant to the terms of the preceding paragraph, the remainder of such shares shall remain with the Primary Initial Shareholders.

On January 31, 2022, certain of the Backstop Investors entered into the February 2022 Founder Share Transfer Agreements with the Sponsor to support a proposal for the February Extension. Pursuant to February 2022 Founder Share Transfer Agreements, such Backstop Investors agreed to not request redemption of an aggregate of up to 600,000 ordinary shares of East Stone in connection with the February Extension. In connection therewith, our sponsor agreed to transfer to such Backstop Investors an aggregate of (i) 180,000 founder shares on or prior to the February 24, 2022

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

special meeting of shareholders to approve the February Extension, and (ii) 60,000 founder shares for each month past May 24, 2022 that the Business Combination has not yet closed, for a total of up to 360,000 founder shares to be received by such Backstop Investors to support the February Extension. The FPA terminated by their terms on February 24, 2022.

On February 10, 2022, the Company filed with the SEC its definitive proxy statement on Schedule 14A for a special meeting of shareholders to be held on February 24, 2021, which includes a proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which Company has to consummate a Business Combination from February 24, 2022 to August 24, 2022. On February 24, 2021, the shareholders approved the Company extension to August 24, 2022 by approving the amendment of the Company’s Amended and Restated Memorandum and Articles of Association.

If the Company is unable to complete a Business Combination by August 24, 2022 and if the Company fails to receive an extension requested by the Company’s initial shareholders by or before August 24, 2021, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to its obligations to provide for claims of creditors and the requirements of applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the trust account, each holder will receive a full pro rata portion of the amount then in the trust account plus any pro rata interest earned on the funds held in the trust account (net of any taxes payable and less up to $50,000 of interest to pay liquidation expenses).

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and private shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the trust account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be only $10.00 per share initially held in the trust account. In order to protect the amounts held in the trust account, the Sponsor and its officers has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933 as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor and the officers of the Company will have to indemnify the trust account due to claims of creditors by endeavoring to vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Liquidity and Going Concern

The Company has principally financed its operations from inception on August 9, 2018 using proceeds from the sale of its equity securities to its initial shareholders prior to the IPO and from the sale of the Placement Units and the IPO that were placed in an account outside of the trust account for working capital purposes. As of December 31, 2021, the Company had $38,585 in its operating bank account, $33,504,825 in cash and marketable securities held in the trust account to be used for a Business Combination or to repurchase or redeem its ordinary share in connection therewith.

The Company intends to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less taxes payable and deferred underwriting commissions) to complete its initial Business Combination. To the extent necessary, the Company’s Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). As of December 31, 2021, Mr. Chunyi (Charlie) Hao, the Company’s Chairman of the Board and Chief Financial Officer, has loaned the Company $350,000 as Working Capital Loans.

On May 21, 2021 and August 20, 2021, an aggregate of $1,380,000 and $1,380,000, respectively, was deposited by JHD into the trust account for the Company’s public shareholders, representing $0.10 per public share, which enables the Company to extend the period of time it has to consummate its initial Business Combination by twice of three months to November 24, 2021.

On November 5, 2021, the Company filed with the SEC its definitive proxy statement on Schedule 14A for a special meeting of shareholders to be held on November 24, 2021, which includes a proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which Company has to consummate a Business Combination from November 24, 2021 to February 24, 2022. On November 24, 2021, the shareholders approved the Company extension to February 24, 2022 by approving the amendment of the Company’s Amended and Restated Memorandum and Articles of Association.

On February 10, 2022, the Company filed with the SEC its definitive proxy statement on Schedule 14A for a special meeting of shareholders to be held on February 24, 2021, which includes a proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which Company has to consummate a Business Combination from February 24, 2022 to August 24, 2022. On February 24, 2021, the shareholders approved the Company extension to August 24, 2022 by approving the amendment of the Company’s Amended and Restated Memorandum and Articles of Association.

If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit (the “Working Capital Units”) (see Note 5).

In order to finance transaction costs in connection with an initial Business Combination, the initial shareholders, the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. If the Company consummates its initial Business Combination, the Company would repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use the fund held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used to repay such loaned amounts. Up to $1,500,000 of such notes may be convertible into additional Working Capital Units at a price of $10.00 per unit (which, for example, would result in the holders being issued 150,000 ordinary shares if $1,500,000 of notes were so converted as well as 150,000 rights to receive 15,000 shares and 150,000 warrants to purchase 75,000 shares). We do not expect to seek loans from parties other than the initial shareholders, the Company’s officers and directors or their affiliates as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Until the consummation of a Business Combination, the Company will be using funds held outside of the trust account for identifying and evaluating target businesses, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses or their representatives, reviewing corporate documents and material agreements of prospective target businesses, structuring, negotiating and completing a Business Combination.

If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of its Public Shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

On February 24, 2022, the Company called a shareholders’ meeting to approve the extension from February 24, 2022 to August 24, 2022. As the result of the extension into August 24, 2022, the scheduled liquidation date of the Company, the Company will have close to three months to complete Business Combination. With such extension approved, it is not guaranteed the Company may consummate a Business Combination by August 24, 2022. The liquidity condition and date for mandatory liquidation raise substantial doubt about the Company’s ability to continue as a going concern through August 24, 2022, the scheduled liquidation date of the Company. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. On May 21, 2021 and August 20, 2021, the Company extended the date by which the Company has to consummate a Business Combination from May 24, 2021 to August 24, 2021, and from August 24, 2021 to November 24, 2021, respectively. On November 24, 2021 and February 24, 2022, the Company held a special meeting of shareholders and approved to amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate an initial business combination from November 24, 2021 to February 24, 2022, and from February 24, 2022 to August 24, 2022, respectively. In connection with the approval of the extension on November 24, 2021, shareholders elected to redeem an aggregate of 10,534,895 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by August 24, 2022, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 24, 2022.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated on consolidation.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. In these financial statements, management exercised a significant judgment in estimating the fair value of its warrant liabilities. The actual results could differ significantly from those estimates including the estimate of the fair value of its warrant liabilities.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2021 and 2020, 3,265,105 and 13,800,000 shares of ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ (deficit) equity section of the Company’s consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

On November 24, 2021, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company has to consummate an initial business combination from November 24, 2021 to February 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 10,534,895 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

On November 12, 2021, the Company entered into certain forward share purchase agreements (the “FPA”) with Sea Otter Securities (“Sea Otter”), Stichting Juridisch Eigendom Mint Tower Arbitrage Fund (“Mint Tower”), Glazer Special Opportunity Fund I, LP (“Glazer”) and Meteora Capital Partners, LP (“Meteora” and, together with Sea Otter, Mint Tower, and Glazer, the “Backstop Investors”), which provide that such investors will not redeem 2,923,974 shares that they each hold in connection with the proposal to extend the date by which the Company has to consummate a Business Combination from November 24, 2021 to February 24, 2022 (the “February Extension”) and the proposed Merger with JHD, and instead would each either hold such shares for a period of time following the consummation of the Merger, at which time they will each have the right to sell them to East Stone at $10.41 per share, or will sell such shares on the open market during such time period at a market price of at least $10.26 per share. The Company has classified FPA as a derivative (Note 7). On November 12, 2021, the Company allocated the fair value of FPA amounting to $3,723,000 to derivative liabilities.

At December 31, 2021 and 2020, the ordinary shares subject to possible redemption reflected in the consolidated balance sheets is reconciled in the following table:

Gross proceeds	$138,000,000
Less: proceeds allocated to public warrants	(690,000)
Less: ordinary share issuance costs	(4,699,784)
Add: accretion of carrying value of redemption value	5,389,784
Ordinary shares subject to possible redemption as of December 31, 2020	138,000,000
Add: accretion of carrying value of redemption value	3,588,000
Less: redemption of ordinary shares	(108,088,023)
Ordinary shares subject to possible redemption as of December 31, 2021	$33,499,977

Offering Costs

Total offering costs amounted to $4,154,255, including fair value placed on the Representative’s Shares and Representative’s Warrants, at $1,035,000 and $1,640,028, respectively. Of the total $4,118,255 transaction cost, the cash transaction costs amounted to $3,083,255, of which $2,415,000 was underwriting fees, including $402,500 deferred underwriting commission, payable at the consummation of the Business Combination (as described below), and $668,255 of other offering costs of legal, accounting and other expenses incurred through the IPO that are directly related to the IPO. All of the transaction costs were charged to the equity of the Company upon completion of IPO.

Forward Share Purchase Agreements

On November 12, 2021, the Company entered into certain forward share purchase agreements (the “FPA”) with Sea Otter Securities (“Sea Otter”), Stichting Juridisch Eigendom Mint Tower Arbitrage Fund (“Mint Tower”), Glazer Special Opportunity Fund I, LP (“Glazer”) and Meteora Capital Partners, LP (“Meteora” and, together with Sea Otter, Mint Tower, and Glazer, the “Backstop Investors”), which provide that such investors will not redeem shares that they each hold in connection with the proposal to extend the date by which the Company has to consummate a Business Combination from November 24, 2021 to February 24, 2022 (the “February Extension”) and the proposed Merger with JHD, and instead would each either hold such shares for a period of time following the consummation of the Merger, at which time they will each have the right to sell them to East Stone at $10.41 per share, or will sell such shares on the open market during such time period at a market price of at least $10.26 per share.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company accounts for the FPA as embedded contracts to the share purchase contracts with these Backstop Investors, and classifies the FPA as a liability in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.”, because the FPA embody an obligation to redeem the Company’s outstanding shares at fixed amount of cash.

The Company initially measures the financial liabilities at fair value, and changes in fair value of financial liabilities are subsequently charged to the consolidated statements of operations.

Income Taxes

ASC Topic 740 “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020, respectively. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the government of the British Virgin Islands. In accordance with British Virgin Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Loss per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the (i) initial public offering, (ii) the exercise of the over-allotment option and (iii) private placement units, since the exercise of the warrants are contingent upon the occurrence of future events. The warrants derived from the public units are exercisable to purchase 6,900,000 shares of ordinary shares and warrants derived from the private placement units are exercisable to purchase 175,000 shares of ordinary shares, together 7,075,000 in the aggregate.

The Company’s consolidated statement of operations includes a presentation of loss per share for ordinary shares subject to redemption in a manner similar to the two-class method of loss per share.

For the years ended December 31, 2021 and 2020, net loss per ordinary share, basic and diluted for redeemable ordinary shares, is calculated at dividing the allocated net loss for the years ended December 31, 2021 and 2020, by the weighted average number of 12,876,393 and 13,800,000 redeemable ordinary shares outstanding for the years, respectively, resulting in $(0.29) and $(0.03) net loss per ordinary share, basic and diluted.

For the years ended December 31, 2021 and 2020, net loss per ordinary, basic and diluted for non-redeemable ordinary shares, is calculated by dividing the allocated net loss by the weighted average numbers of 3,903,500 and 3,903,500, respectively, non-redeemable ordinary shares outstanding for the years, resulting in $(0.29) and $(0.03) net loss per ordinary share, basic and diluted.

Non-redeemable ordinary shares include the Founder Shares, Representative’s Shares and ordinary shares underlying the Private Placement Units, as these shares do not have any redemption features and do not participate in the income earned on the trust account.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and investment held in trust account. Cash is maintained in accounts with financial institutions, which at times may exceed the federal depository insurance corporation limit of $250,000. As of December 31, 2021, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The Company analyses all financial instruments with features of both liabilities and equity under ASC Topic 480 “Distinguishing Liabilities from Equity” and ASC Topic 815 “Derivatives and Hedging”. Pursuant to its IPO, the Company sold 13,800,000 Units (including underwriters’ full exercise over-allotment option 1,800,000 Unit) consisting with one ordinary share, one right (“Public Right”), and one warrant (“Public Warrant”) (see Note 3). Simultaneously with the closing of the IPO, the Company sold 350,000 Private Units (see Note 4), consisting with 350,000 ordinary shares, 350,000 warrants (“Private Warrant”) and 350,000 rights (“Private Right). As a compensation to IPO underwriters, the Company issued 690,000 Representative’s Warrants to the Company underwriters (see Note 6). The Company accounted for its Public Warrant, Public Right and Private Right as equity instruments. The Company accounted for Private Warrants and Representative Warrants as liability instruments.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheet, primarily due to their short-term nature, other than the warrant liabilities (see Note 10).

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Management evaluates all of its financial instruments, including issued warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities are recognized in the consolidated statement of operations as incurred.

The Company sold 350,000 Private Warrants and issued 690,000 Representative Warrants in connection to its IPO (together “Liability Warrant”) (see Note 4 and Note 6). All of the Company’s outstanding Liability Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the Warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our consolidated statement of operations.

Derivative Liability of Forward Share Purchase

On November 12, 2021, the Company entered into certain forward share purchase agreements (the “FPA”) with Sea Otter Securities (“Sea Otter”), Stichting Juridisch Eigendom Mint Tower Arbitrage Fund (“Mint Tower”), Glazer Special Opportunity Fund I, LP (“Glazer”) and Meteora Capital Partners, LP (“Meteora” and, together with Sea Otter, Mint Tower, and Glazer, the “Backstop Investors”), which provide that such investors will not redeem shares 2,923,974 public shares, collectively and respectively, that they each hold in connection with the proposal to extend the date by which the Company has to consummate a Business Combination from November 24, 2021 to February 24, 2022 (the “February Extension”) and the proposed Merger with JHD, and instead would each either hold

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

such shares for a period of time following the consummation of the Merger, at which time they will each have the right to sell them to the Company at $10.41 per share, or will sell such shares on the open market during such time period at a market price of at least $10.26 per share.

All of the Company’s outstanding forward share purchase is recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the forward share purchase as liabilities at fair value and adjust the instruments to fair value at each reporting period.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2022. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows. There are no other ASUs being adopted.

Other than the above, there are no other recently issued accounting standards which are applicable to the Company.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 13,800,000 Units at a purchase price of $10.00 per Unit, which includes the underwriters’ full exercise of the over-allotment option in the amount of 1,800,000 Units. Each Unit consists of one ordinary share, no par value, one right, and one redeemable warrant (each whole warrant, a “Public Warrant”). Each right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of the Business Combination. Each Public Warrant entitles the holder thereof to purchase one-half (1/2) of one ordinary share at an exercise price of $11.50 per full share (subject to certain adjustments) (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor, anchor investors and I-Bankers purchased an aggregate of 350,000 Private Units, of which 275,000 were purchased by the Company’s Sponsor, anchor investors and 75,000 by I-Bankers, for an aggregate purchase price of $3,500,000. Each Private Unit consists of one ordinary share (“Private Share”), one right (“Private Right”) and one warrant (“Private Warrant”). Each Private Right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of the Business Combination. Each warrant entitles the holder thereof to purchase one-half (1/2) of one ordinary share at an exercise price of $11.50 per full share. The net proceeds from the private placement was added to the proceeds from the IPO being held in the trust account. If the Company does not complete a Business Combination within the Combination Period, the net proceeds from the sale of the private placement will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and Private Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In October 2018, the Company issued 1,437,500 ordinary shares to its initial shareholders (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.017 per share. In January and February 2020, the Company effected 2 for 1 and 1.2 for 1 share dividends, respectively, for each ordinary share outstanding, resulting in the initial shareholders owning an aggregate of 3,450,000 Founder Shares. The share dividends are retroactively restated in the accompanying consolidated financial statements.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Of the 3,450,000 Founder Shares, 450,000 shares were subject to forfeiture by the initial shareholders to the extent that the underwriters’ over-allotment is not exercised in full or in part. As a result of the underwriters’ election to fully exercise their over-allotment option, 450,000 Founder Shares are no longer subject to forfeiture.

Additionally, subject to certain limited exceptions, the initial shareholders have agreed to escrow (and not transfer any ownership interest in) their Founder Shares, excluding any Units or shares comprising Units acquired by the initial shareholders in the offering or in the open market: (i) with respect to 50% of the Founder Shares for a period ending on the earlier of the six month anniversary of the Business Combination or the date on which the closing price of the ordinary shares exceeds $12.50 for any 20 trading days within a 30-trading day period following the closing of the Business Combination and (ii) with respect to the other 50% of the Founder Shares for a period ending on the six month anniversary of the closing of the Business Combination, unless approved by the Company’s public shareholders. However, if, after a Business Combination, there is a transaction whereby all the outstanding shares are exchanged or converted into cash (as they would be in a post-asset sale liquidation) or another issuer’s shares, then the Founder Shares (or any ordinary shares thereunder) shall be permitted to come out of escrow to participate. In addition, all initial shareholders have agreed to escrow (and not transfer any ownership interest in) their Private Units (or any securities comprising the Private Units), excluding any Units acquired by initial shareholders in the Proposed Offering or in the open market, until thirty (30) days following the closing of the Business Combination.

As of November 24, 2021, the initial shareholders had transferred 135,000 founders shares to Meteora, Glazer and Mint Tower in connection to Backstop arrangement (see Note 1).

Administrative Support Arrangement

The Company entered into an administrative support agreement with an affiliate of the Company’s officers (the “Service Party”), commencing on February 19, 2020 through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company agreed to pay the Service Party up to a maximum of $120,000 in the aggregate for office space, utilities and secretarial and administrative services. Such administrative fee has been fully paid by the Company to Service Party as of December 31, 2021.

Promissory Note — Related Party

In order to finance transaction costs in connection with a Business Combination, the Sponsor, officers and directors or their respective affiliates may, but are not obligated to, provide Working Capital Loans to the Company. If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Working Capital Units. The notes were non-interest bearing and were not secured.

On February 23, 2021, the Company issued a promissory note for up to $500,000 in Working Capital Loans to Mr. Chunyi (Charlie) Hao, Chairman to the Company’s Board and Chief Financial Officer (“Existing Note”). On December 1, 2021, the Company has amended and restated Existing Note in its entirety effective as of the date of the note (“Amended and Restated Note”) (together “Note”). The Company promises to pay Mr. Hao the principal sum of up to Five Hundred Thousand Dollars ($500,000.00) in lawful money of the United States of America on the terms and conditions described in Amended and Restated Note. All payments on this Note shall be made by check or wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this Note. As of December 31, 2021, Mr. Hao has loaned to Company $350,000.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Promissory Note — Advance from Related Party

On June 30, 2021, the Company issued a promissory note for up to $200,000 to Yellow River. The note was non-interest bearing and was not secured. As of December 31, 2021, the Company fully drew down the note at $200,000 to pay expense and booked as advance from related parties into the Company liabilities. As of December 31, 2021, the outstanding of the note payable was at $200,000.

Related Party Extension Loans

As discussed in Note 1, the Company has extended the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 21 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the initial shareholders and/or their affiliates or designees must deposit into the trust account up to an aggregate of $2,760,000 for a total of two extensions. Any such payments would be made in the form of a loan. Such loan was non-interest bearing and would be payable upon the earlier of (i) the date on which the Business Combination is consummated and (ii) the Company’s liquidation. If the Company completes a Business Combination, the Company would repay such loaned amounts out of the proceeds of the trust account released to the Company. If the Company does not complete a Business Combination, the Company will not repay such loans. On May 21, 2021 and August 20, 2021, an aggregate of $1,380,000 and $1,380,000, respectively, was deposited in the trust account to extend the date by which the Company has to consummate a Business Combination from May 24, 2021 to August 24, 2021, and from August 24, 2021 to November 24, 2021. On November 24, 2021, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company has to consummate an initial business combination from November 24, 2021 to February 24, 2022. On February 24, 2022, the Company held a special meeting of shareholders and approved to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company has to consummate an initial business combination from February 24, 2022 to August 24, 2022.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risk and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, proposed business combination, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and potential target companies may defer or end discussions for a potential merger with us if COVID-19 is going on, and materially adversely affects their business operations and, therefore, the valuation of their business. The extent to which COVID-19 impacts our closing on the proposed business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an unexpectedly long period of time, our ability to consummate a Business Combination may be materially adversely affected. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Registration Rights

Pursuant to a registration rights agreement entered into by and among the Company, the initial shareholders, anchor investors and I-Bankers on February 19, 2020, the holders of the Founder Shares, Private Units (and underlying securities), and Working Capital Units (and underlying securities) will be entitled to registration rights. The holders of a majority-in-interest of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination.

Business Combination Marketing Agreement

The Company has engaged I-Bankers as an advisor in connection with the Company’s Business Combination to assist the Company in holding meetings with the Company’s shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. Pursuant to the Company’s agreement with I-Bankers, (i) if the amount of cash held in the trust account immediately prior to the Business Combination, after redemptions, is at least 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 2.75% of the cash remaining in the trust account, (ii) if the amount of cash held in the trust account immediately prior to the Business Combination, after redemptions, is less than 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 1.375% of the gross proceeds of the IPO, and (iii) notwithstanding (i) and (ii) above, if the amount of cash held in the trust account immediately prior to the Business Combination, after redemptions, is less than $20,000,000, then the advisory fees payable to I-Bankers will be paid in a combination of cash and securities in the same proportion as the cash and securities consideration paid to the target and its shareholders in the Business Combination, provided that in no event shall the cash portion of such advisory fees be less than $1,000,000.

Deferred Underwriting Commission

The deferred underwriting commission of $402,500 is to be paid out of the trust account to I-Bankers and EarlyBird only on completion of the Company’s Business Combination. The deferred offering commission will be paid only upon consummation of a Business Combination. If the business combination is not consummated, such deferred offering commission will be forfeited. None of the underwriters will be entitled to any interest accrued on the deferred offering commission.

Representative’s Shares

On February 24, 2020, the Company issued an aggregate of 103,500 Representative’s Shares to I-Bankers and EarlyBird, in connection with their services as underwriters for the IPO. The underwriters have agreed not to transfer, assign or sell any of Representative’s Shares until the completion of the Company’s initial Business Combination. In addition, the underwriters agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the trust account with respect to the Representative’s Shares if the Company fails to complete its initial Business Combination within the Combination Period. Based on the IPO price of $10.00 per Unit, the fair value of the 103,500 ordinary shares was $1,035,000, which was an expense of the IPO resulting in a charge directly to shareholders’ equity upon the completion of the IPO.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Representative’s Warrants

On February 24, 2020, the Company issued an aggregate of 690,000 Representative’s Warrants, exercisable at $12.00 per full share, to I-Bankers and EarlyBird, in connection with their services as underwriters for the IPO. The Representative’s Warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the Effective Date and the closing of the Company’s initial Business Combination and terminating on the fifth anniversary of such effectiveness date. The underwriters have each agreed that neither it nor its designees will be permitted to exercise the warrants after the five year anniversary of the Effective Date. The Company accounted for the 690,000 Representative’s Warrants as an expense of the IPO resulting in a charge directly to shareholders’ equity. The fair value of Representative’s Warrants was estimated to be approximately $1,640,028 (or $2.38 per warrant) using the Black-Scholes option-pricing model.

The Representative’s Warrants grant to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the Effective Date with respect to the registration under the Securities Act of the ordinary shares issuable upon exercise of the Representative’s Warrants. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of ordinary shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a share dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price.

On February 24, 2020, the date when the Representative Warrants were issued, the Company estimated the fair value of Representative’s Warrants to be approximately $1,640,028 (or $2.38 per warrant) using the Black-Scholes option-pricing model at the issuing time.

NOTE 7. DERIVATIVE WARRANT LIABILITIES AND DERIVATIVE FORWARD SHARE PURCHASE LIABILITIES

The Company accounts for the Warrants and its Forward Purchase Agreement (“FPA”) as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and FPA and the applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and FPA are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and FPA are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPA and as of each subsequent quarterly period end date while the Warrants and FPA are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, such warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants are recognized as a non-cash gain or loss on the statements of operations.

The Company accounts for the Warrants and FPA in accordance with ASC 815-40 under which the Warrants and FPA do not meet the criteria for equity classification and must be recorded as derivatives. The fair value of the Public Warrants has been estimated using its quoted market price as of September 30, 2021. The fair value of the Private Placement Warrants has been estimated using the modified Black-Scholes-Merton model. The fair value of the FPA has been estimated using an adjusted net assets method. See Note 10 for further discussion of the fair value measurement.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. DERIVATIVE WARRANT LIABILITIES AND DERIVATIVE FORWARD SHARE PURCHASE LIABILITIES (cont.)

WARRANT LIABILITIES

As of December 31, 2021 and 2020, the Company had 350,000 Private Warrants outstanding and 690,000 Representative Warrants outstanding. The Private Warrants and Representative Warrants are recognized as warrant liabilities and subsequently measured at fair value.

The Private Warrants will be identical to the Public Warrants (see Note 10) underlying the Units being sold in the IPO, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Representative Warrants are different from Public and Private Warrants. The exercise price of Representative Warrants is $12 and is non-redeemable. Representative’s Warrants have been deemed compensation by FINRA and were subject to a lock-up period. The Company considered Representative Warrants as a liability because net cash settlement is assumed under ASC 815-40 as the Company is required to deliver registered shares to the purchasers of Representative Warrants.

FORWARD SHARE PURCHASE LIABILITIES

On November 12, 2021, the Company entered into certain forward share purchase agreements (the “FPA”) with Sea Otter Securities (“Sea Otter”), Stichting Juridisch Eigendom Mint Tower Arbitrage Fund (“Mint Tower”), Glazer Special Opportunity Fund I, LP (“Glazer”) and Meteora Capital Partners, LP (“Meteora” and, together with Sea Otter, Mint Tower, and Glazer, the “Backstop Investors”), which provide that such investors will not redeem 2,923,974 shares that they each hold in connection with the proposal to extend the date by which the Company has to consummate a Business Combination from November 24, 2021 to February 24, 2022 (the “February Extension”) and the proposed Merger with JHD, and instead would each either hold such shares for a period of time following the consummation of the Merger, at which time they will each have the right to sell them to East Stone at $10.41 per share, or will sell such shares on the open market during such time period at a market price of at least $10.26 per share.

The Company has classified FPA as a derivative. This financial instrument is subject to re-measurement at each balance sheet date. With each such re-measurement, the FPA asset or liability will be adjusted to fair value, with the change in fair value recognized in the Company’s consolidated statement of operations. As such, the Company recorded a $3,723,000 and $2,069,000 derivate liability related to the FPA as of November 24, 2021 and December 31, 2021, respectively, on the Company’s consolidated balance sheet.

Derivative liability – forward purchase agreement at November 24, 2021	$3,723,000
Change in fair value of derivate instrument related to forward share purchase	(1,654,000)
Derivative liability – forward share purchase at December 31, 2021	$2,069,000

NOTE 8. SHAREHOLDERS’ EQUITY

Preferred Shares — The Company is authorized to issue an unlimited number of preferred shares, no par value, divided into five classes, Class A through Class E, each with such designation, rights and preferences as may be determined by a resolution of the Company’s board of directors to amend the Amended and Restated Memorandum and Articles of Association to create such designations, rights and preferences. As of December 31, 2021 and 2020, there were no preferred shares designated, issued or outstanding.

Ordinary Shares — The Company is authorized to issue an unlimited number of ordinary shares, no par value. Holders of the Company’s ordinary shares are entitled to one vote for each share.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. SHAREHOLDERS’ EQUITY (cont.)

On November 24, 2021, the Company held a special meeting of shareholders and approved to amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate an initial business combination from November 24, 2021 to February 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 10,534,895 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $108.1 million (approximately $10.26 per share) to redeeming shareholders.

On February 24, 2022, the Company held a special meeting of shareholders and approved to amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate an initial business combination from February 24, 2022 to August 24, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 361 ordinary shares, of which the Company paid cash from the trust account in the aggregate amount of approximately $3,704 (approximately $10.26 per share) to redeeming shareholders.

As of December 31, 2021 and 2020, there were 3,265,105 and 13,800,000 ordinary shares, respectively, subject to redemption. As of December 31, 2021 and 2020, there were 3,903,500 and 3,903,500 ordinary shares, respectively, issued and outstanding.

Rights — Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of the Business Combination, even if the holder of such right redeemed all ordinary shares held by him, her or it in connection with the Business Combination or an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to the Company’s pre-Business Combination activities. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of a Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO. The shares issuable upon exchange of the public rights will be freely tradable (except to the extent held by affiliates of the Company).

NOTE 9. WARRANTS — PUBLIC AND PRIVATE

Warrant underlying units sold in the IPO (the “Public Warrants”) may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the consummation of a Business Combination or (b) twelve (12) months from the Effective Date. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Public Warrant exercise price is adjusted, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.50 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Price”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. WARRANTS — PUBLIC AND PRIVATE (cont.)

The Company may call the warrants for redemption (excluding the Private Warrants, any outstanding Representative’s Warrants, and any warrants underlying units issued to the Sponsor, initial shareholders, officers, directors or their affiliates in payment of Working Capital Loans made to the Company), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third trading business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the warrants for redemption as described above, management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the trust account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the trust account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 10. FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

As of December 31, 2021 and 2020, the carrying values of prepaid expenses, accrued expenses, and loans and advances payable to related parties approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the trust account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets.

As noted in Note 7, the Company has concluded that its Private Warrants and Representative’s Warrants should be presented as liabilities with subsequent fair value remeasurement. Accordingly the fair value of the Private Warrants and Representative’s Warrants were classified as a Level 3 measurement.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and 2020 and indicates the fair value of held to maturity securities as follows.

	Level	December 31, 2021
Description
Assets:
Trust Account – U.S. Treasury Securities Money Market Fund	1	$33,504,825

Liabilities:
Derivative Warrant Liability – Private Warrant	3	$627,000
Derivative Warrant Liability – Representative Warrant	3	$2,381,000
Derivative Liability – Forward Share Purchase	3	$2,069,000
	Level	December 31, 2020
Description
Assets:
Trust Account – U.S. Treasury Securities Money Market Fund	1	$138,833,973

Liabilities:
Derivative Warrant Liability – Private Warrant	3	$466,300
Derivative Warrant Liability – Representative Warrant	3	$1,765,800

The fair value of the Private Warrants and Representative Warrants were estimated using Black-Scholes model for the years ended December 31, 2020 and 2021, respectively. For the years ended December 31, 2021 and 2020 on the statements of operations, the Company recognized an increase in the fair value of warrant liabilities of $775,900 and $238,872, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying consolidated statement of operations.

The estimated fair value of the Private Warrants and Representative Warrants is determined using Level 3 inputs. Inherent in these valuations are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical and implied volatilities of select peer companies as well as its own that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The estimated fair value of the forward share purchase is determined using Black-Scholes model for the year ended December 31, 2021. For the year ended December 31, 2021, on the consolidated statement of operations, the Company recognized a decrease in the fair value of forward share purchase of $1,654,000 from November 24, 2021 to December 31, 2021, presented as change in fair value of derivative liabilities on the accompanying consolidated statement of operations.

The following table provides quantitative information regarding Level 3 fair value measurements inputs for the Company’s warrants at their measurement dates:

	As of December 31, 2021	As of December 31, 2020
Volatility	42.22%	39.83%
Stock price	11.82	10.06
Expected life of the warrants to convert	4.65	5.64
Risk free rate	1.25%	0.54%
Dividend yield	0.0%	0.0%

The following table provides quantitative information regarding Level 3 fair value measurements inputs for the Company’s forward share purchase liability at their measurement dates:

	As of December 31, 2021	As of November 24, 2021
Volatility	46.72%	40.89%
Stock price	11.82	10.23
Expected life of the warrants to convert	0.39	0.50
Risk free rate	0.16%	0.02%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities for the years ended December 31, 2020 and December 31, 2021 are summarized as follows:

Derivative warrant liabilities at February 9, 2018 (inception)	$—
Issuance of Private Warrants	353,200
Issuance of Representative Warrants	1,640,028
Change in fair value of derivative warrant liabilities	238,872
Derivative Warrant Liabilities at December 31, 2020	$2,232,100
Change in fair value of derivative warrant liabilities	775,900
Derivative Warrant Liabilities at December 31, 2021	$3,008,000

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued. Upon the review, the Company has identified the following subsequent events that would require proper disclosure in the financial statements.

On February 10, 2022, the Company filed with the SEC its definitive proxy statement on Schedule 14A for a special meeting of shareholders to be held on February 24, 2022, which includes a proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which Company has to consummate a Business Combination from February 24, 2022 to August 24, 2022. On February 24, 2022, the shareholders approved the Company extension to August 24, 2022 by approving the amendment of the Company’s Amended and Restated Memorandum and Articles of Association.

EAST STONE ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. SUBSEQUENT EVENTS (cont.)

On February 24, 2022, the Company did not close the business combination with JHD, therefore caused the termination of forward share purchase agreements with Backstop Investors.

On February 24, 2022, the shareholders approved the Company extension to August 24, 2022 by approving the amendment of the Company’s Amended and Restated Memorandum and Articles of Association.

On February 24, 2022, initial shareholders of the Company initiated a transfer of 180,000 founder shares each Meteora, Mint Tower and Sea Otter, each at 60,000 in connection to the extension from February 24, 2022 to August 24, 2022.

On January 11, 2022 and January 13, 2022, our Chief Financial Officer, Mr. Chunyi (Charlie) Hao loaned to the Company $70,000 and $30,000 respectively.

On January 17, February 14, March 21 and April 7, 2022, Mr. Chunyi (Charlie) Hao, our Chief Financial Officer, paid $1,765.65, $16,542.44, $46,299.74, and $61,528.65, respectively, to the Company’s vendors for services rendered.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

EAST STONE ACQUISITION CORPORATION,
as Purchaser,

NAVY SAIL INTERNATIONAL LIMITED,

in the capacity as the Purchaser Representative,

NWTN INC.,

as Pubco,

MUSE MERGER SUB I LIMITED,

as First Merger Sub,

MUSE MERGER SUB II LIMITED,

as Second Merger Sub,

and

ICONIQ HOLDING LIMITED,
as the Company

Dated as of April 15, 2022

Annex A Page No.
ARTICLE I MERGERS		A-2
1.1	The Mergers.	A-2
1.2	Effective Time.	A-2
1.3	Effect of the Merger.	A-3
1.4	Organizational Documents of Surviving Company.	A-3
1.5	Directors, Officers and Registered Agents.	A-3
ARTICLE II CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES		A-4
2.1	Conversion of Company Securities.	A-4
2.2	Conversion of Issued Securities of Purchaser.	A-4
2.3	No Liability	A-6
2.4	Taking of Necessary Action; Further Action.	A-6
2.5	Surrender of Company Securities and Disbursement of Company Share Consideration	A-6
2.6	Fractional Shares.	A-6
ARTICLE III CLOSING		A-6
3.1	Closing.	A-6
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		A-7
4.1	Organization and Standing.	A-7
4.2	Authorization; Binding Agreement.	A-7
4.3	Governmental Approvals.	A-7
4.4	Non-Contravention.	A-8
4.5	Capitalization.	A-8
4.6	SEC Filings; Purchaser Financials; Internal Controls.	A-9
4.7	Absence of Certain Changes.	A-10
4.8	Compliance with Laws.	A-10
4.9	Actions; Orders; Permits.	A-10
4.10	Taxes and Returns.	A-11
4.11	Employees and Employee Benefit Plans.	A-12
4.12	Properties.	A-12
4.13	Material Contracts.	A-12
4.14	Transactions with Affiliates.	A-13
4.15	Investment Company Act; JOBS Act.	A-13
4.16	Finders and Brokers.	A-13
4.17	Certain Business Practices.	A-13
4.18	Insurance.	A-14
4.19	Information Supplied.	A-14
4.20	Independent Investigation.	A-14
4.21	Trust Account.	A-14
4.22	Registration and Listing.	A-15
4.23	Termination of Prior Merger Agreements.	A-15

Annex A-i

Annex A Page No.
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PUBCO, FIRST MERGER SUB AND SECOND MERGER SUB		A-16
5.1	Organization and Standing.	A-16
5.2	Authorization; Binding Agreement.	A-16
5.3	Governmental Approvals.	A-16
5.4	Non-Contravention.	A-16
5.5	Capitalization.	A-17
5.6	Activities of Pubco, First Merger Sub and Second Merger Sub Activities.	A-17
5.7	Finders and Brokers.	A-17
5.8	Investment Company Act.	A-17
5.9	Information Supplied.	A-17
5.10	Independent Investigation.	A-17
5.11	Exclusivity of Representations and Warranties.	A-18
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-18
6.1	Organization and Standing.	A-18
6.2	Authorization; Binding Agreement.	A-18
6.3	Capitalization.	A-19
6.4	Subsidiaries.	A-19
6.5	Governmental Approvals.	A-20
6.6	Non-Contravention.	A-20
6.7	Financial Statements.	A-20
6.8	Absence of Certain Changes.	A-21
6.9	Compliance with Laws.	A-21
6.10	Company Permits.	A-22
6.11	Litigation.	A-22
6.12	Material Contracts.	A-22
6.13	Intellectual Property.	A-23
6.14	Taxes and Returns.	A-25
6.15	Real Property.	A-25
6.16	Personal Property.	A-26
6.17	Title to and Sufficiency of Assets.	A-26
6.18	Employee Matters.	A-26
6.19	Benefit Plans.	A-27
6.20	Environmental Matters.	A-28
6.21	Transactions with Related Persons.	A-28
6.22	Insurance.	A-29
6.23	Top Suppliers.	A-29
6.24	Certain Business Practices.	A-29
6.25	Investment Company Act.	A-30
6.26	Finders and Brokers.	A-30
6.27	Information Supplied.	A-30
6.28	Independent Investigation.	A-30
6.29	Exclusivity of Representations and Warranties. .	A-31

Annex A-ii

Annex A Page No.
ARTICLE VII CONVENANTS		A-31
7.1	Access and Information.	A-31
7.2	Conduct of Business of the Company, Pubco, First Merger Sub and Second Merger Sub.	A-31
7.3	Conduct of Business of Purchaser.	A-33
7.4	Annual and Interim Financial Statements.	A-35
7.5	Purchaser Public Filings.	A-35
7.6	No Solicitation.	A-35
7.7	No Trading.	A-37
7.8	Notification of Certain Matters.	A-37
7.9	Efforts.	A-37
7.10	Further Assurances.	A-38
7.11	The Registration Statement.	A-38
7.12	Public Announcements.	A-40
7.13	Confidential Information.	A-40
7.14	Post-Closing Board of Directors and Executive Officers.	A-41
7.15	Indemnification of Directors and Officers; Tail Insurance.	A-42
7.16	Trust Account Proceeds.	A-42
7.17	PIPE Investment.	A-42
7.18	Extension Loan.	A-43
7.19	Tax Matters.	A-43
7.20	Cash Incentives to Seller.	A-43
7.21	Additional Review after Signing.	A-43
ARTICLE VIII CLOSING CONDITIONS		A-43
8.1	Conditions to Each Party’s Obligations.	A-43
8.2	Conditions to Obligations of the Company, Pubco, First Merger Sub and Second Merger	A-44
8.3	Conditions to Obligations of Purchaser.	A-45
8.4	Frustration of Conditions.	A-46
ARTICLE IX INDEMNIFICATION		A-46
9.1	Survival.	A-46
9.2	Indemnification.	A-46
ARTICLE X TERMINATION AND EXPENSES		A-47
10.1	Termination.	A-47
10.2	Effect of Termination.	A-48
10.3	Fees and Expenses.	A-48
ARTICLE XI WAIVERS AND RELEASES		A-48
11.1	Waiver of Claims Against Trust.	A-48
ARTICLE XII MISCELLANEOUS		A-50
12.1	Notices.	A-50
12.2	Binding Effect; Assignment.	A-51
12.3	Third Parties.	A-51
12.4	Nonsurvival of Representations, Warranties and Covenants.	A-51
12.5	Governing Law; Jurisdiction.	A-51

Annex A-iii

Annex A Page No.
12.6	WAIVER OF JURY TRIAL.	A-52
12.7	Specific Performance.	A-52
12.8	Severability.	A-52
12.9	Amendment.	A-52
12.10	Waiver.	A-52
12.11	Entire Agreement.	A-53
12.12	Interpretation.	A-53
12.13	Counterparts.	A-54
12.14	No Recourse.	A-54
12.15	Purchaser Representative.	A-54
12.16	Legal Representation.	A-55
ARTICLE XIII DEFINITIONS		A-55
13.1	Certain Definitions.	A-55
13.2	Section References.	A-63

INDEX OF ANNEXES AND EXHIBITS

Exhibit Description

Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Support Agreement
Exhibit C	Form of Insider Letter Amendment

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of April 15, 2022 by and among: (i) East Stone Acquisition Corporation, a British Virgin Islands business company (the “Purchaser”), (ii) Navy Sail International Limited, a British Virgin Islands company, in the capacity as, from and after the Closing, the representative for the Purchaser and the shareholders of Purchaser immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Purchaser Representative” or “Navy Sail”), (iii) NWTN Inc., an exempted company incorporated with limited liability in the Cayman Islands, (“Pubco”), (iv) Muse Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“First Merger Sub”); (v) Muse Merger Sub II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (“Second Merger Sub”), and (vi) ICONIQ Holding Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”). Purchaser, Purchaser Representative, Pubco, First Merger Sub, Second Merger Sub, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, on the date hereof the Sellers collectively own 100% of the issued and outstanding shares of the Company;

WHEREAS, Pubco is a newly incorporated Cayman Islands exempted company that is owned entirely by the Company, and both First Merger Sub (a newly incorporated Cayman Islands exempted company) and Second Merger Sub (a newly incorporated British Virgin Islands company) are wholly-owned by Pubco;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of the Company being converted into the right to receive shares of Pubco (the Company, in its capacity as the surviving company of the First Merger, is sometimes referred to herein as the “Surviving Company”); (b) one (1) Business Day following, and as part of the same overall transaction as the First Merger, Second Merger Sub will merge with and into the Purchaser (the “Second Merger”, and together with the First Merger, the “Mergers”), with the Purchaser surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of the Purchaser being converted into the right to receive shares of Pubco (the Purchaser, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”) (the Mergers together with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable law;

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain Sellers have entered into (a) a Lock-Up Agreement with Pubco and the Purchaser Representative, the form of which is attached as Exhibit A hereto (each, a “Seller Lock-Up Agreement”), which will become effective as of the Closing; and (b) a Support Agreement with the Company and Purchaser, the form of which is attached as Exhibit B hereto (the “Support Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the Company, Purchaser, Pubco and the Insiders (as defined thereunder) entered into an amendment to that certain letter agreement, dated February 19, 2020, by and among, Purchaser, Navy Sail, the Sponsor, Sherman (Xiaoma) Lu and Charlie (Chunyi) Hao (collectively, the “Founders”) and the other directors and officers of Purchaser named therein, the form of which is attached as Exhibit C hereto (the “Insider Letter Amendment”) and each holder of Founder Shares has entered into a Lock-Up Agreement with Pubco and the Company, the form of which is attached as Exhibit A hereto (each, a “Founder Lock-up Agreement”);

WHEREAS, the Company has agreed to loan Purchaser up to an aggregate of One Million U.S. Dollars ($1,000,000) (the “Transaction Loan”), the proceeds of which are to be used solely for paying any fees and expenses of independent and reputable third party service providers incurred by Purchaser after the execution of that certain Term Sheet between Purchaser and the Company, dated March 15, 2022, solely and directly in relation to maintaining the Purchaser as a public company and the consummation of the Transactions hereunder, and such loan is evidenced by a promissory note in favor of the Company, dated as of March 16, 2022 (the “Promissory Note”);

Annex A-1

WHEREAS, the boards of directors or similar governing bodies of each of Purchaser, Pubco, First Merger Sub, Second Merger Sub and the Company have each (a) determined that the Transactions are fair, advisable and in the best commercial interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein and in accordance with, as applicable, the BVI Act and the Cayman Companies Act (each as defined herein); and

WHEREAS, certain capitalized terms used herein are defined in ARTICLE XIV hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
MERGERS

1.1    The Mergers.

(a)    Upon the terms and subject to the conditions set forth in ARTICLE VIII, and in accordance with the Cayman Companies Act, on the Business Day prior to the Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue its corporate existence as the surviving company (within the meaning of the Cayman Companies Act) in the First Merger pursuant to the provisions of the Cayman Companies Act.

(b)    Upon the terms and subject to the conditions set forth in ARTICLE VIII, and in accordance with the BVI Act, at the Effective Time and one Business Day following the First Merger, Second Merger Sub shall be merged with and into the Purchaser. As a result of the Second Merger, the separate corporate existence of the Second Merger Sub shall cease and the Purchaser shall continue as the surviving entity for the purpose of the BVI Act of the Second Merger.

1.2    Effective Time. As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing):

(a)    Pubco, First Merger Sub and the Company shall cause the First Merger to be consummated by executing a plan of merger (the “First Merger Plan of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the Cayman Companies Act and mutually agreed by the parties, and filing the Plan of Merger and all such other documents (including, without limitation, a director’s declaration by a director of each of the Company and First Merger Sub made in accordance with Section 233(9) of the Cayman Companies Act) required to effect the First Merger pursuant to the Cayman Companies Act with the Cayman Registrar as provided in Section 233 of the Cayman Companies Act (the “First Merger Documents”), and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the Cayman Companies Act to make the First Merger effective hereinafter (such effective time being the “First Merger Effective Time”); and,

(b)    on the Business Day following the First Merger Effective Time, Pubco, Second Merger Sub and the Purchaser shall cause the Second Merger to be consummated by executing a plan of merger and the articles of merger (the “Second Merger Plan of Merger” and the “Second Merger Articles of Merger” respectively and together (including, without limitation with all such other documents required to effect the Second Merger as required by the BVI Act with the Registrar of Corporate Affairs of the British Virgin Islands) the “Second Merger Documents”, and, with the First Merger Documents, the “Merger Documents”), in such form as is required by, and executed in accordance with, the relevant provisions of the BVI Act and mutually agreed by the parties, and filing the Second Merger Articles of Merger, and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the BVI Act to make the Second Merger effective hereinafter. The Second Merger shall become effective at the time of the Closing Date when the applicable Second Merger Documents are registered by the Registrar of Corporate Affairs of the British Virgin Islands (such time being the “Effective Time”).

Annex A-2

1.3    Effect of the Merger.

(a)    On the First Merger Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of the Company and First Merger Sub shall immediately vest in the Surviving Company, (ii) all Company Shares immediately prior to the First Merger Effective Time shall be cancelled and converted into the right to receive shares and convertible securities of Pubco, as provided in Section 1.1 and subject to Section 2.1(a), (iii) all First Merger Sub Share(s) immediately prior to the First Merger Effective Time shall be cancelled and converted into the right to receive the same class and number of shares of the Surviving Company, (iv) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Company and First Merger Sub shall become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Surviving Company, and (v) the separate corporate existence of First Merger Sub shall cease.

(b)    At the Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Articles of Merger, and the applicable provisions of the BVI Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of the Purchaser and Second Merger Sub shall immediately vest in the Surviving Entity, (ii) all outstanding shares of Purchaser Ordinary Shares shall be converted into the right to receive Pubco Ordinary Shares, as provided in Section 1.1, (iii) all outstanding Purchaser Warrants shall be converted into Pubco Warrants, as provided in Section 1.1; (iv) all outstanding Purchaser Rights shall be converted into such number of Pubco Ordinary Shares as provided in Section 1.1; (v) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Purchaser and Second Merger Sub shall become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Surviving Entity and (v) the separate corporate existence of Second Merger Sub shall cease.

1.4    Organizational Documents of Surviving Company.

(a)    At the First Merger Effective Time, the Surviving Company shall adopt the new memorandum and articles of association (the “Surviving Company Charter”), which are substantially in the form of the memorandum and articles of association of First Merger Sub, as in effect immediately prior to the First Merger Effective Time, as the memorandum and articles of association of the Surviving Company; provided, that at the First Merger Effective Time, references therein to the name of the Surviving Company shall be amended to be such name as reasonably determined by the Company.

(b)    At the Effective Time, (i) an amended and restated version of the memorandum and articles of association of the Surviving Entity (the “Surviving Entity Charter”), which will be substantially in the form of the memorandum and articles of association of Second Merger Sub, as in effect immediately prior to the Effective Time, shall be filed with the Registrar of Corporate Affairs of the British Virgin Islands and once filed, as so amended, will be the memorandum and articles of association of the Surviving Entity; provided, that at the Effective Time, references therein to the name of the Surviving Entity shall be amended to be such name as reasonably determined by the Purchaser, in addition, the Purchaser confirms that, at or prior to Closing, the shareholders of Purchaser will have approved the amendment and restatement of the memorandum and articles of association referenced in the immediately preceding sentient and agree that the Purchaser’s registered agent is instructed to file a copy of the relevant resolution, together with the Second Merger Articles of Merger with the Registrar of Corporate Affairs of the British Virgin Islands pursuant to the BVI Act; and (ii) the Pubco Charter, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to be in the form of the Amended Pubco Charter.

1.5    Directors, Officers and Registered Agents.

(a)    At the First Merger Effective Time, the board of directors and executive officers of the Surviving Company shall be such directors and officers as appointed by the Company, each to hold office in accordance with the provisions of the Cayman Companies Act and the Surviving Company Charter until their respective successors are duly elected or appointed and qualified.

Annex A-3

(b)    At the Effective Time, the board of directors and executive officers of the Surviving Entity shall be such directors and officers as appointed by the Company or Pubco, each to hold office in accordance with the provisions of the BVI Act and the Surviving Entity Charter until their respective successors are duly elected or appointed and qualified.

(c)    At the Effective Time, the client of record of the registered agent of the Surviving Entity shall be such named individual or individuals as nominated by the Company or Pubco and the Purchaser Representative shall have provided the registered agent of the Surviving Entity with written instructions to recognize the authority of the new client(s) of record of the Surviving Entity on and from the Effective Time.

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES

2.1    Conversion of Company Securities. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or the holders of any of the following securities:

(a)    Company Class A Ordinary Share. Each Company Class A Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time shall, as of the First Merger Effective Time, be canceled by virtue of the First Merger and converted into (i) the right to receive 90% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio, and (ii) the contingent right to receive 10% of such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio (the “Earnout Shares”) in accordance with Section 1.1 and Schedule 2.1(a). All of the Company Class A Ordinary Shares converted into the right to receive Pubco Class A Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company shall be updated promptly at the First Merger Effective Time to reflect such cancellation, and each holder of a share certificate of the Company previously representing any such shares of Company Class A Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Class A Ordinary Shares into which such Company Class A Ordinary Shares shall have been converted in the First Merger and as otherwise provided under the Cayman Companies Act.

(b)    Company Class B Ordinary Share. Each Company Class B Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time shall, as of the First Merger Effective Time, be canceled by virtue of the First Merger and converted into the right to receive the number of Pubco Class B Ordinary Shares equal to the Exchange Ratio (which consideration, collectively with the per share consideration described in Section 2.1(a), shall hereinafter be referred to as the “Company Share Consideration”). All of the Company Class B Ordinary Shares converted into the right to receive Pubco Class B Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company shall be updated promptly at the First Merger Effective Time to reflect such cancellation, and each holder of a share certificate of the Company previously representing any such shares of Company Class B Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Class B Ordinary Shares into which such Company Class B Ordinary Shares shall have been converted in the First Merger and as otherwise provided under the Cayman Companies Act.

(c)    First Merger Sub Ordinary Shares. Each share of First Merger Sub Ordinary Shares issued and outstanding immediately prior to the First Merger Effective Time shall, as of the First Merger Effective Time, be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, par value $0.0001 per share, of the Surviving Company.

2.2    Conversion of Issued Securities of Purchaser. At the Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any of the following securities:

(a)    Purchaser Units. At the Effective Time, (i) each issued and outstanding Purchaser Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Ordinary Share, one Purchaser Public Warrant and one Purchaser Right and (ii) each issued and outstanding Purchaser Private Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Ordinary Share, one Purchaser Private Warrant and one Purchaser Right, in each case in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 2.2 below.

Annex A-4

(b)    Purchaser Ordinary Share. At the Effective Time, every issued and outstanding Purchaser Ordinary Share (other than those described in Section 1.1(f) below) immediately prior to the Effective Time shall be canceled by virtue of the Second Merger and converted automatically into the right to receive one Pubco Class B Ordinary Share (such consideration, the “Purchaser Merger Consideration”). All Purchaser Ordinary Shares shall cease to be issued and outstanding and shall automatically be canceled and shall cease to exist, the register of members of the Purchaser shall be updated promptly at the Effective Time to reflect such cancellation, and each holder of a share certificate of the Purchaser previously representing any such shares of Purchaser Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Class B Ordinary Shares into which such Purchaser Ordinary Shares shall have been converted in the Second Merger and as otherwise provided under the BVI Act.

(c)    [RESERVED]

(d)    Purchaser Warrants. At the Effective Time, each outstanding Purchaser Public Warrant shall be converted into one Pubco Public Warrant, each outstanding Purchaser Private Warrant shall be converted into one Pubco Private Warrant and each outstanding Purchaser Underwriter Warrant shall be converted into one Pubco Underwriter Warrant. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, and each of the Pubco Underwriter Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Underwriter Warrants, except that in each case they shall represent the right to acquire Pubco Class B Ordinary Shares in lieu of Purchaser Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Class B Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(e)    Purchaser Rights. At the Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into the number of Pubco Class B Ordinary Shares that would have been received by the holder thereof if such Purchaser Right had been converted upon the consummation of a Business Combination in accordance with Purchaser’s Organizational Documents, the IPO Prospectus and the Rights Agreement into Purchaser Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Effective Time and the Purchaser Ordinary Shares issued upon conversion of the Purchaser Rights had then automatically been converted into Pubco Class B Ordinary Shares in accordance with Section 2.2(b) above. At the Effective Time, the Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by Law. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Class B Ordinary Shares as set forth herein.

(f)    Cancellation of Capital Shares Owned by Purchaser. At the Effective Time, if there are any shares of capital stock of Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(g)    Redeemed Shares. Each Purchaser Ordinary Share for which a holder has exercised its right of Redemption shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(h)    Second Merger Sub Ordinary Shares. Each share in Second Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share, par value $1.00 per share, of the Surviving Entity.

(i)    Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

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(j)    Surrender of Purchaser Certificates. All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

(k)    Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.2; provided, however, that the Surviving Entity may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Entity with respect to the certificates alleged to have been lost, stolen or destroyed.

2.3    No Liability . Notwithstanding anything to the contrary in this ARTICLE II, none of the Surviving Company, Surviving Entity, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.4    Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company or the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser, the Company, First Merger Sub and Second Merger Sub, the officers and directors of Purchaser, the Company, First Merger Sub and Second Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.5    Surrender of Company Securities and Disbursement of Company Share Consideration

(a)    At the Closing, Pubco shall cause the Company Share Consideration to be issued and delivered to the Sellers as converted from their Company Securities in accordance with Section 2.1.

(b)    At the Closing, the Sellers will deliver to Pubco their collective Company Securities, including any certificates representing Company Ordinary Shares (“Company Certificates”), along with applicable share power or transfer forms reasonably acceptable to Pubco. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the Sellers may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as Pubco may reasonably direct as indemnity against any claim that may be made against Pubco or the Company with respect to the Company Ordinary Shares represented by such Company Certificate alleged to have been lost, stolen or destroyed.

2.6    Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

ARTICLE III
CLOSING

3.1    Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, or by electronic exchange of documents and signatures, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at 10:00 a.m. local time, or at such other date, time or place as Purchaser, Pubco and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Annex A-6

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company and accepted by Pubco on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR no later than 5:30 p.m. on the day immediately before the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Purchaser represents and warrants to the Company and Pubco, as of the date hereof and as of the Closing, as follows:

4.1    Organization and Standing. Purchaser is a British Virgin Islands business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents.

4.2    Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. Purchaser’s board of directors, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Second Merger, are advisable, fair to and in the best interests of Purchaser and Purchaser’s shareholders in accordance with BVI Act, (ii) approved and adopted this Agreement, (iii) recommended that Purchaser’s shareholders vote in favor of the approval of this Agreement, the Second Merger, and the other Purchaser Shareholder Approval Matters in accordance with the BVI Act (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Purchaser Shareholder Approval Matters be submitted to the Purchaser shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3    Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would individually or in the aggregate, material to the Purchaser.

Annex A-7

4.4    Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5    Capitalization.

(a)    Purchaser is authorized to issue an unlimited number of Purchaser Ordinary Shares, no par value per share, and unlimited number of preferred shares in classes A, B, C, D and E, no par value per share. As of the date of this Agreement, the issued and outstanding Purchaser Securities are set forth hereto in Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding shares of Purchaser preferred shares. All outstanding shares of Purchaser Securities (i) are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of BVI, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party and (ii) except as set forth on Schedule 4.5(b), are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Purchaser Securities). None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b)    Except as set forth in Schedule 4.5(a) or Schedule 4.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 4.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c)    As of the date hereof, Purchaser does not have any Indebtedness except as set forth in Schedule 4.5(c). No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d)    Since the date of incorporation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

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4.6    SEC Filings; Purchaser Financials; Internal Controls.

(a)    Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, to the extent publicly available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021, and related guidance by the SEC or (B) the Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of the Purchaser’s auditors (clauses (A) and (B), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq, and (E) except as set forth in Schedule 4.6, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports.

(c)    Except for the SEC SPAC Accounting Changes, the financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d)    Except to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred and does not have any Liabilities or obligations (whether determined, contingent or otherwise) that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s incorporation in the ordinary course of business and not in excess of the Cap (defined below) in

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the aggregate. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(e)    Since the IPO, the Purchaser has not received from its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Purchaser, (ii) “material weakness” in the internal controls over financial reporting of the Purchaser or (iii) fraud, whether or not material, that involves management or other employees of the Purchaser who have a significant role in the internal controls over financial reporting of the Purchaser.

(f)    Except as not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) the Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the Purchaser’s financial statements for external purposes in accordance with GAAP and (ii) the Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and principal financial officer by others within the Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g)    There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser and Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)    As of the Closing Date, unless otherwise agreed by the Company in writing, the total Liabilities of Purchaser (including all Expenses incurred in connection with this Agreement and the transactions contemplated hereby) has not exceeded $10,000,000 (the “Cap”).

(i)    The total amount of debts, accounts payable and other Liabilities (including advisor and broker fees) of Purchaser as of April 15, 2022 has not exceeded $6,500,000.

4.7    Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7, Purchaser has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, (b) since December 31, 2019, not been subject to a Material Adverse Effect, and (c) not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.3.

4.8    Compliance with Laws. The Purchaser has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects. Since its incorporation date, (a) Purchaser has not been subjected to, or received written notice alleging any material violation of applicable Law respect by Purchaser or any investigation by a Governmental Authority for actual or alleged violation of any Applicable Law, and (b) Purchaser is not and has not been in conflict with, or in default, breach or violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any property or asset of Purchaser is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Material Adverse Effect on Purchaser.

4.9    Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser or any property or asset of Purchaser is subject which would or would reasonably be expected to have a Material Adverse Effect on Purchaser. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

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4.10    Taxes and Returns.

(a)    Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes that are shown as due on such filed Tax Returns and all other material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return. To the Knowledge of Purchaser, there are no claims, assessments. audits, examinations, investigations or other Actions pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. To the Knowledge of Purchaser, there are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. Purchaser (i) does not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open, and (ii) has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Purchaser, for any material Taxes of Purchaser as of the date of such financial statements that have not been paid.

(b)    Since the date of its incorporation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c)    Purchaser is not a party to, is not bound by and has no obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes (an “Ordinary Commercial Agreement”).

(d)    Purchaser will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(e)    Purchaser has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and, to Purchaser’s knowledge, has complied (including any applicable cure provisions) in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(f)    Purchaser has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(g)    Purchaser does not have any request for a material closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between Purchaser, on the one hand, and any Tax authority, on the other hand.

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(h)    Purchaser does not have any material liability for the Taxes of any person (other than Purchaser) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract or otherwise.

(i)    Purchaser does not have in any year for which the applicable statute of limitations remains open, distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)    Purchaser has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)    Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against Purchaser any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith.

(l)    There are no Tax liens upon any assets of Purchaser except for Permitted Liens.

(m)    Purchaser has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Purchaser has not received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)    Purchaser has not received written notice of any claim from a Tax authority in a jurisdiction in which Purchaser does not file Tax Returns stating that Purchaser is or may be subject to Tax in such jurisdiction.

(o)    For U.S. federal income tax purposes, Purchaser is, and has been since its incorporation, classified as a corporation.

(p)    Purchaser has no interest in (i) any land located in the British Virgin Islands or (ii) shares, debt obligations or other securities of any entity which has an interest in any land located in the British Virgin Islands.

4.11    Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Other than reimbursement of any out-of-pocket expenses incurred by Purchaser’s officers and directors in connection with activities on Purchaser’s behalf in an aggregate amount not in excess of the amount of cash held by Purchaser outside of the Trust Account, Purchase has no unsatisfied material liability with respect to any officer or director. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Purchaser; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefit.

4.12    Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.13    Material Contracts.

(a)    Except as set forth on Schedule 4.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser or any of its Affiliates, or restricts in any material respect the ability of Purchaser or any of its Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

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(b)    With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14    Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding share as of the date hereof, on the other hand.

4.15    Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16    Finders and Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser. Schedule 4.16 shall set forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Closing, be due.

4.17    Certain Business Practices.

(a)    Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b)    The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c)    None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe); or (iii) in the aggregate, fifty (50) percent or greater owned,

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directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

4.18    Insurance. Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Purchaser.

4.19    Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies or any of their respective Affiliates.

4.20    Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, Pubco, First Merger Sub and Second Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco, First Merger Sub and Second Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company, Pubco, First Merger Sub and Second Merger Sub for the Registration Statement; and (b) none of the Company and its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

4.21    Trust Account. As of the date of this Agreement, Purchaser had an amount of assets in the Trust Account of no less than Thirty-Four Million U.S. Dollars ($34,000,000). The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in

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any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. Purchaser has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Purchaser or the Trustee. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Schedule 4.21 or Taxes, (ii) the holders of Purchaser Securities prior to the Effective Time who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Purchaser in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser’s Public Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents, or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, Purchaser shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Purchaser as promptly as practicable, the funds held in the Trust Account in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Purchaser due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to holders of Purchaser Public Units who exercises such holder’s redemption rights in accordance with the Purchaser’s Organizational Documents with respect to its Purchaser Ordinary Shares in connection with the Transactions contemplated hereby, (b) to the Trustee for fees and costs incurred in accordance with the Trust Agreement and (c) with respect to filings, applications and/or other actions taken pursuant to this Agreement or required under Law.

4.22    Registration and Listing. The issued and outstanding Purchaser Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ESSCU.” The issued and outstanding shares of Purchaser Ordinary Shares that were included as part of the Purchaser Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ESSC.” The issued and outstanding Purchaser Public Warrants that were included as part of the Purchaser Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ESSCW.” The issued and outstanding rights that were included as part of the Purchaser Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ESSCR.” As of the date of this Agreement, Purchaser has not received notice from Nasdaq that it is not currently in compliance with applicable continued listing requirements related to the Purchaser Securities. None of Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Purchaser Units, the Purchaser Ordinary Shares or the Purchaser Public Warrants under the Exchange Act.

4.23    Termination of Prior Merger Agreements. As of the date of this Agreement, other than this Agreement, Purchase is not a party to or subject or otherwise bound by any Contract related to merger, consolidation, acquisition of equity interests or assets, or any other form of business combination (each such Contract, a “Prior Merger Agreement”), or any amendment of any such Prior Merger Agreement from time to time, or any ancillary documents entered into by the Purchaser in connection with the transactions contemplated under the foregoing (collectively, the “Prior Merger Documents”). Each Prior Merger Document has been terminated and except as set forth on Schedule 4.23, there are no further obligations or Liabilities of the Purchaser thereunder and each is of no further force or effect, none of the Purchaser and its Affiliates have breached any provision thereunder, and that there is no dispute arising out of or relating to the execution and performance of each Prior Merger Document.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PUBCO, FIRST MERGER SUB AND SECOND MERGER SUB

Pubco, First Merger Sub and Second Merger Sub represent and warrant to Purchaser, as of the date hereof and as of the Closing, as follows:

5.1    Organization and Standing. Each of Pubco and First Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Second Merger Sub is a British Virgin Islands business company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Pubco, First Merger Sub and Second Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco, First Merger Sub and Second Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco, First Merger Sub and Second Merger Sub have heretofore made available to Purchaser and the Company accurate and complete copies of the Organizational Documents of Pubco, First Merger Sub and Second Merger Sub, each as currently in effect. None of Pubco, First Merger Sub or Second Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2    Authorization; Binding Agreement. Subject to the filing of the Amended Pubco Charter, each of Pubco, First Merger Sub and Second Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which each of Pubco, First Merger Sub and Second Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate actions and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Amended Pubco Charter), on the part of Pubco, First Merger Sub or Second Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which each of Pubco, First Merger Sub and Second Merger Sub is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco, First Merger Sub or Second Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3    Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco, First Merger Sub or Second Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement, including the Amended Pubco Charter, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4    Non-Contravention. The execution and delivery by Pubco, First Merger Sub and Second Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.4 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide

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compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.5    Capitalization. As of the date hereof, (i) Pubco is authorized to issue 500,000,000 Pubco Ordinary Shares, of which one (1) Pubco Ordinary Share is issued and outstanding, and owned by the Company,(ii) First Merger Sub is authorized to issue 500,000,000 ordinary shares of First Merger Sub, of which one (1) share is issued and outstanding and owned by Pubco, and (iii) Second Merger Sub is authorized to issue a maximum of 50,000 shares of one class of Second Merger Sub, of which one (1) ordinary share is issued and outstanding and owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, other than First Merger Sub and Second Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

5.6    Activities of Pubco, First Merger Sub and Second Merger Sub Activities. Since their formation or incorporation (as applicable), Pubco, First Merger Sub and Second Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of First Merger Sub and Second Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than their respective Organizational Documents, this Agreement and the Ancillary Documents to which they are a party, Pubco, First Merger Sub and Second Merger Sub are not party to or bound by any Contract.

5.7    Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco, First Merger Sub or Second Merger Sub.

5.8    Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.9    Information Supplied. None of the information supplied or to be supplied by Pubco, First Merger Sub or Second Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco, First Merger Sub or Second Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Pubco, First Merger Sub or Second Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies or any of their respective Affiliates.

5.10    Independent Investigation. Each of Pubco, First Merger Sub and Second Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Purchaser for such purpose. Each of Pubco, First Merger Sub and Second Merger

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Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco, First Merger Sub or Second Merger Sub pursuant hereto, and the information provided by or on behalf of the Company or Purchaser for the Registration Statement; and (b) none of the Company, Purchaser or their respective Representatives have made any representation or warranty as to the Target Companies, Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to Pubco, First Merger Sub or Second Merger Sub pursuant hereto.

5.11    Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V, Pubco, First Merger Sub and Second Merger Sub hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Pubco, First Merger Sub and Second Merger Sub, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Purchaser, its Affiliates or any of their respective Representatives by, or on behalf of, Pubco, First Merger Sub or Second Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of PubCo, First Merger Sub or Second Merger Sub nor any other person on behalf of PubCo, First Merger Sub or Second Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Purchaser, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of PubCo, First Merger Sub or Second Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Purchaser, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to, and accepted by, Purchaser on the date hereof (the “Company Disclosure Schedules”), each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced, the Company hereby represents and warrants to Purchaser as of the date hereof and as of the Closing, as follows:

6.1    Organization and Standing. The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

6.2    Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and/or shareholders of the Company (if applicable) in accordance

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with the Company’s Organizational Documents, the Cayman Companies Act and any other applicable Law and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby (other than the filing and recordation of appropriate merger documents as required by the Cayman Companies Act). This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3    Capitalization.

(a)    The Company’s share capital is $50,000 divided into 100,000,000 Class A ordinary shares, par value $0.0001 (the “Company Class A Ordinary Shares”) and 400,000,000 Class B ordinary shares, par value $0.0001 (the “Company Class B Ordinary Shares”). The issued and outstanding capital shares of the Company consists of 50,000,000 Company Class A Ordinary Shares and 285,164,567 Company Class B Ordinary Shares. Except as set forth on Schedule 6.3(a), all outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable, including that all amounts provided for in any agreements for the purchase of shares of the Company have been fully paid and such shares have been issued prior to the date hereof. After giving effect to the First Merger, Pubco shall own all of the issued and outstanding equity interests of the Company free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b)    As of the date hereof, except as set forth on Schedule 6.3(b), no Target Companies has, and no Target Company has had since its formation, any stock option or other equity incentive plans. Except as set forth on Schedule 6.3(b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3(b), to the knowledge of the Company, there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)    Except as disclosed in the Company Financials or as set forth on Schedule 6.3(c), since January 1, 2022, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

6.4    Subsidiaries. Schedule 6.4 sets forth the corporate structure chart specifying all Subsidiaries of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, and (b) the record holders of its shares or equity interests thereof. Except as set forth in Schedule 6.4, all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. Except as set forth in Schedule 6.4, there are no outstanding

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or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, the Company does not own, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any loan or capital contribution to any other Person.

6.5    Governmental Approvals. Except as otherwise described on Schedule 6.5, to the knowledge of the Company, as the date hereof, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement or otherwise in accordance with the Cayman Companies Act or the BVI Act, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6    Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be have a Material Adverse Effect to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party.

6.7    Financial Statements.

(a)    As used herein, the term “Company Financials” means (i) the unaudited consolidated financial statements of the Target Companies (which do not contain notes) consisting of the consolidated balance sheets of the Target Companies as of December 31, 2020 (the “Balance Sheet Date”) and December 31, 2019 and the related consolidated income statements, changes in shareholder equity and statements of cash flows for the years then ended, (ii) the unaudited consolidated management accounts of the Company prepared by the Company for the period as of December 31, 2021 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the year then ended and (iii) once available and delivered by the Company, the audited financial statements prepared pursuant to Section 7.4(b). True and correct copies of the Company Financials have been provided to Purchaser. The Company Financials (i) were prepared based upon the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited

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statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated, except as otherwise noted therein and subject to recurring adjustments normally made at year-end, including accounting for the Company’s preferred stock, warrants, and share-based awards.

(b)    Each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are designed to provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, and (v) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. For the past two (2) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)    Except as and to the extent set forth in the Company Financials, the Target Companies do not have any Indebtedness of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business of the Target Companies and each Target Company, as applicable, since the Interim Balance Sheet Date, (ii) obligations for future performance under any contract to which any Target Company is a party or (iii) such other liabilities and obligations which would not, individually or in the aggregate, be material and adverse to the Target Companies taken as a whole. Except as disclosed on Schedule 6.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d)    Except as set forth in the Company Financials, no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e)    All financial projections with respect to the Target Companies are prepared in good faith, subject to assumptions specified therein.

6.8    Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, since December 31, 2021, each Target Company: (a) has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) has not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.2.

6.9    Compliance with Laws. Except as set forth on Schedule 6.9, no Target Company is or has been in material conflict or non-compliance with, or in material default or violation of, nor has any Target Company received, for the past four (4) years, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws in all material respects by which it is or any of its properties, assets, employee, businesses or operations are or were bound or affected, except, in each case, for any such conflicts, non-compliance, defaults, breaches or violations that would not have or would not reasonably be expected to have a Material Adverse Effect to the Target Company taken as a whole.

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6.10    Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Material Adverse Effect to the Target Companies taken as a whole. The Company has made available to Purchaser true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened in writing. No Target Company is in violation in any material respect of the terms of any Company Permit except for any such violations that would not have or would not reasonably be expected to have a Material Adverse Effect to the Target Companies, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any material Company Permit.

6.11    Litigation. Except as described on Schedule 6.11, there is no (a) Action of any nature involving an amount claimed against any Target Company that exceeds RMB1,000,000 which is currently pending or, to the Company’s Knowledge, threatened, to be made for the past four (4) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority for the past four (4) years, in either case of (a) or (b) by or against any Target Company, its business, equity securities or assets. For the past five (5) years, to the knowledge of the Company, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12    Material Contracts.

(a)    Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser true, correct and complete copies of each Contract (subject to redactions only to the extent necessary to avoid disclosure of any confidential and proprietary information of the Target Companies) currently in effect to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i)    contains covenants that limit in any material respect the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)    relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)    involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(iv)    evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000, other than those incurred in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v)    involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi)    relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

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(vii)    by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $3,000,000 per year or $5,000,000 in the aggregate;

(viii)    involves payment by the Target Companies in excess of $500,000 and is with any of the top five (5) suppliers of the Target Companies ranked by dollar volume of payment by the Target Companies;

(ix)    obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the Effective Time in excess of $100,000;

(x)    is between any (A) Target Company and (B) any directors, officers or employees of a Target Company (other than employment, consulting service, non-competition and non-solicitation, assignment of Intellectual Property or confidentiality arrangements with employees entered into in the ordinary course of business), including all severance and indemnification agreements, or any Related Person;

(xi)    obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii)    relates to a settlement of any Action for an amount greater than $500,000 entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations); or

(xiii)    provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney other than in the ordinary course of business.

(b)    Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in material breach or default in any material respect, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in material breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written notice of termination by any party to any such Company Material Contract to terminate such Company Material Contract or materially amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

6.13    Intellectual Property.

(a)    Schedule 6.13(a) sets forth: as the date hereof, (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and domain name registrations owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates (if applicable). Schedule 6.13(a) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions that are material to the Target Companies’ main businesses as currently conducted (“Company IP Licenses”) (other than (i) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public generally (collectively, “Off-the-Shelf Software”) and (ii) licenses, sublicenses and other agreements or permissions for any Target Company to use Intellectual Property owned by any third party specified in commercial agreements (including supply agreements) entered into in the ordinary course of business of the Target Companies., which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use

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or practice any material Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens) all Company Registered IP, and where applicable, all assignments have been duly recorded with any governmental agencies or other Intellectual Property offices reflecting the correct ownership of such Company Registered IP in the applicable Target Company name(s). Except as set forth on Schedule 6.13(a), all material Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP.

(b)    Except as set forth on Schedule 6.13(b), to the Knowledge of the Company, each Target Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions for material Intellectual Property necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, and such Target Company is not in material breach or material default thereunder in any material respect by any Target Company thereunder. Except as set forth on Schedule 6.13(b), to the Knowledge of the Company, all registrations for material Copyrights, Patents, Trademarks and domain names that are owned by any Target Company are valid and in force, with all applicable maintenance and renewal fees having been paid.

(c)    To the Company’s Knowledge, no Action is pending or threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any material Intellectual Property currently owned, licensed, used or held for use by the Target Companies for the Target Companies’ main businesses as currently conducted, except for (i) any Action relating to applications for Intellectual Property in the ordinary course of ex parte prosecution of such applications, and (ii) the adverse result or conclusion of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Target Companies. During the past two (2) years, no Target Company has received any written notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person in material respects is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party, or is otherwise materially affected thereby, that (i) restrict the rights of a Target Company to use, transfer, license or enforce any material Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the knowledge of the Company, no Target Company is currently infringing, or has, in the past two (2) years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect as a result of the ownership, use or license of any material Intellectual Property owned by a Target Company, or, to the Knowledge of the Company, in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, is misappropriating or is otherwise violating any Intellectual Property owned by any Target Company and material to the Target Companies’ businesses as currently conducted (“Company IP”) in any material respect.

(d)    All employees and independent contractors of a Target Company who develop or have developed material Intellectual Property for such Target Company have assigned to the Target Company such material Intellectual Property arising from the services performed for a Target Company by such Persons. To the knowledge of the Company. no current or former officers, employees or independent contractors of a Target Company have claimed in writing any ownership interest in any material Intellectual Property owned by a Target Company. The Company has made available to Purchaser true and complete copies of templates of written Contracts used by the Target Companies under which employees and independent contractors assigned the material Intellectual Property developed for a Target Company to a Target Company. Each Target Company has taken commercially reasonable security measures for the purpose of protecting the secrecy and confidentiality of the material Company IP, and no Target Company is aware of any material breach or violation of any such measures by any Persons.

(e)    To the Knowledge of the Company, during the past two (2) years, no Person has obtained unauthorized access in any material respect to third party personal information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data regarding individuals or their personal information that are protected by applicable data privacy Law. Each Target Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines.

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(f)    To the knowledge of the Company, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments by a Target Company under, or release of source code for software included in Company IP because of (i) any Contract providing for the license granted by a Target Company to a third party for material Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ material rights under such Contracts or Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

6.14    Taxes and Returns. Except as set forth on Schedule 6.14:

(a)    Except as set forth on Schedule 6.14(a), each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b)    To the Knowledge of the Company, there is no current pending or threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)    There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)    There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)    No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside the ordinary course of business.

(f)    No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) as a transferee or successor, or (ii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Target Company with respect to any period following the Closing Date.

(g)    No Target Company is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(h)    No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

6.15    Real Property. Schedule 6.15 contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and

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modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition, except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole. No Target Company owns any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.16    Personal Property. Each item of Personal Property which is currently owned by a Target Company with a book value or fair market value of greater than Fifty Thousand U.S. Dollars ($50,000) is in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

6.17    Title to and Sufficiency of Assets. Except as set forth on Schedule 6.17, each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, (except, in each case, as such enforcement may be limited by the Enforceability Exceptions) free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the Interim Balance Sheet and (d) Liens set forth on Schedule 6.17, except for where the failure to have such good title or valid leasehold interests would not be material to the Target Companies, taken as a whole. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

6.18    Employee Matters.

(a)    Except as set forth in Schedule 6.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 6.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has, to the knowledge of the Company, provided any Target Company written notice of his or her plan to terminate his or her employment with any Target Company. Additionally, none of the ten-highest paid employees or officers of a Target Company has, to the Knowledge of the Company, given oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)    Except as set forth in Schedule 6.18(b), each Target Company (i) is and has been in compliance in all material respects with all material applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on

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behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)    Schedule 6.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees which hold the position of director or above of the Target Companies showing for each as of such date the employee’s name, job title or description, and department. Except as set forth on Schedule 6.18(c), (A) no employee is a party to a written employment Contract with a Target Company, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth on Schedule 6.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of template of which has been made available to Purchaser by the Company.

(d)    Schedule 6.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company. Except as set forth on Schedule 6.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 6.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee. For the purpose of this section, “independent contracts” mean the individuals who are currently engaged by any Target Company to provide services and who are not full-time employees of any Target Company.

6.19    Benefit Plans.

(a)    Set forth on Schedule 6.19(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has within the past ten (10) years maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b)    With respect to each material Company Benefit Plan which covers any current or former officer, director, individual consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to Purchaser accurate and complete copies, if applicable, of: (i) the current plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any material Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications in the past five (5) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c)    Except as set forth on Schedule 6.19(c), with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to any Target Company is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan have been timely made, and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

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(d)    To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not materially exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e)    The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(f)    Except to the extent required by applicable Law, no Target Company provides health, life insurance or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

6.20    Environmental Matters. Except as set forth in Schedule 6.20:

(a)    Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.

(b)    No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would reasonably be expected to give rise to any material Liability. No Target Company has assumed, contractually or by operation of Law, any outstanding material Liabilities or obligations under any Environmental Laws.

(c)    No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)    No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws.

(e)    To the knowledge of the Company, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to result in a Target Company incurring material Environmental Liabilities.

6.21    Transactions with Related Persons. Except (i) as set forth on Schedule 6.21, (ii) any Company Benefit Plan or any stock option or other equity incentive plans as set forth on Schedule 6.3(b), (iii) the employment relationships and the payment of compensation, benefits and expense reimbursements and (iv) advances in the ordinary course of business, no Target Company nor any officer, director, manager, employee of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer or director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than three percent (3%) of the outstanding voting power

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or economic interest of a publicly traded company) in each case, other than any Ancillary Document. Except as set forth on Schedule 6.21, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other material obligation or material commitment to any Related Person.

6.22    Insurance.

(a)    Schedule 6.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the knowledge of the Company, except as would not be expected to result in a Material Adverse Effect on the Target Companies taken as a whole, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. For the past two (2) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)    Schedule 6.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company for the past two (2) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

6.23    Top Suppliers. Schedule 6.23 lists, by dollar volume paid for each of and the ten (10) largest suppliers of goods or services to the Target Companies (the “Top Vendors”), along with the amounts of such dollar volumes. To the knowledge of the Company, the relationships of each Target Company with Top Vendors are good commercial working relationships and (i) no Top Vendor within the last twelve (12) months has cancelled or otherwise terminated, or, has given the Company’s written notice to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Vendor has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened in writing to stop, decrease or limit materially, or modify materially its material relationships with a Target Company or stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Vendor intends to refuse to pay any material amount due to any Target Company or seek to exercise any remedy against any Target Company, and (iv) except as set forth in Schedule 6.23, no Target Company has within the past two (2) years been engaged in any material dispute with any Top Vendor.

6.24    Certain Business Practices.

(a)    Since its formation no Target Company, nor to the knowledge of the Company any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Since its formation no Target Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

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(b)    Since its formation the operations of each Target Company are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions that govern the operations of the Target Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)    No Target Company or, to the Knowledge of the Company, any of their respective directors, officers, or any other Representative acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, or any other country comprehensively sanctioned by OFAC (currently, the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

6.25    Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

6.26    Finders and Brokers. Except as set forth in Schedule 6.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.27    Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

6.28    Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser, Pubco, First Merger Sub and Second Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco, First Merger Sub and Second Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser, Pubco, First Merger Sub or Second Merger Sub for the Registration Statement; and (b) none of Purchaser,

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Pubco, First Merger Sub or Second Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, Pubco, First Merger Sub or Second Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

6.29    Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this ARTICLE VI, the Company has not made or does not make any representation or warranty, whether express or implied. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Company has not made and does not make any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Purchaser, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any other Target Companies (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Purchaser, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE VII
CONVENANTS

7.1    Access and Information.

(a)    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 7.13, each of the Company, Pubco, First Merger Sub and Second Merger Sub shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, Pubco, First Merger Sub and Second Merger Sub as Purchaser or its Representatives may reasonably request regarding the Target Companies, Pubco or Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Company, Pubco, First Merger Sub and Second Merger Sub to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Pubco First Merger Sub or Second Merger Sub.

(b)    During the Interim Period, subject to Section 7.13, Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco, First Merger Sub or Second Merger Sub and their respective Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser, as the Company, Pubco, First Merger Sub and Second Merger Sub or their respective Representatives may reasonably request regarding Purchaser and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company, Pubco, First Merger Sub, and Second Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser.

7.2    Conduct of Business of the Company, Pubco, First Merger Sub and Second Merger Sub. (a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 7.2 of the Company Disclosure Schedules, or as required by

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applicable Law, the Company, Pubco, First Merger Sub and Second Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies, Pubco, First Merger Sub and Second Merger Sub and their respective businesses, assets and employees, and (iii) use commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective current officers and key employees, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)    Without limiting the generality of Section 7.2(a) and except as contemplated, permitted or required by the terms of this Agreement or any Ancillary Document (including in connection with any PIPE Investment), as set forth on the Company Disclosure Schedules, or as required by applicable Law, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco, First Merger Sub or Second Merger Sub shall, and each shall cause its Subsidiaries to not:

(i)    Terminate, amend, or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)    authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, provided that the increase to share capital of any Target Company in the ordinary course of business shall not require the consent of the Purchaser;

(iii)    split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities provided that any intra-group transfer of equity interests or securities of the Target Companies shall not require the consent of the Purchaser;

(iv)    incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to any third party (other than advancement of expenses to employees or payments to suppliers in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $2,000,000 in the aggregate (provided that this Section 7.2(b)(iv) shall not prohibit or restrict the Company from entering into and consummating the Transaction Loan and the Extension Loan);

(v)    increase the wages, salaries or compensation of its executives other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any executives, or materially increase other benefits of executives generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current officer, manager, director, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)    make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS or GAAP or PRC GAAP;

(vii)    transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)    terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

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(ix)    fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)    establish any Subsidiary or enter into any new line of business;

(xi)    fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii)    revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS or GAAP or PRC GAAP and after consulting with such Party’s outside auditors;

(xiii)    waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Target Companies, Pubco, First Merger Sub or Second Merger Sub) not in excess of $1,000,000 (individually or $2,000,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials, as applicable;

(xiv)    close or materially reduce its activities, at any of its facilities;

(xv)    acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, in each case, except for transactions in the ordinary course of business;

(xvi)    make any capital expenditures in excess of $500,000 (individually for any project (or set of related projects) or $2,000,000 in the aggregate);

(xvii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)    sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xix)    take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents or any Governmental Authority (if required) to be obtained in connection with this Agreement; or

(xx)    authorize or agree to do any of the foregoing actions.

7.3    Conduct of Business of Purchaser.

(a)    Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, as set forth on Schedule 7.3, or as required by applicable Law, Purchaser shall, (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its businesses, assets and employees, and (iii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending one or more times, in accordance with the Purchaser Charter and IPO Prospectus, or by amendment to the Purchaser Charter, the deadline by which it must complete its initial Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

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(b)    Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by any PIPE Investment) or any Ancillary Document or as set forth on Schedule 7.3, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not:

(i)    amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)    authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)    split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)    incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness, Liability (directly, contingently or otherwise), fees or expenses in excess of $10,000 individually or $100,000 in the aggregate, other than the Transaction Loan or the Extension Loan, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person; or use the proceeds from the Transaction Loan or the Extension Loan to pay any amount other than those specified under and approved in accordance with the Promissory Note or specified hereunder;

(v)    make or rescind any material election relating to Taxes, settle any material Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)    amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii)    terminate, waive or assign any material right under any material agreement to which it is a party;

(viii)    fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)    establish any Subsidiary or enter into any new line of business;

(x)    fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi)    revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting Purchaser’s outside auditors;

(xii)    waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii)    acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

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(xiv)    make any capital expenditures for any project (or set of related projects) (excluding for the avoidance of doubt, incurring any Expenses in accordance with the terms of this Agreement);

(xv)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi)    voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) (excluding the incurrence of any Expenses) in excess of $10,000 individually or $100,000 in the aggregate, other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xvii)    sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)    enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix)    take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)    authorize or agree to do any of the foregoing actions.

7.4    Annual and Interim Financial Statements.

(a)    During the Interim Period, within forty-five (45) calendar days following the end of each quarter the Company shall deliver to Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for such quarter affixed with the seal of the Company.

(b)    As promptly as practicable after the date of this Agreement, but in no event later than June 7, 2022, the Company shall use its commercially reasonable efforts to deliver to the Purchaser, audited consolidated financial statements for the fiscal years ended December 31, 2021 and December 31, 2020, which financial statements shall have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

7.5    Purchaser Public Filings. During the Interim Period, Purchaser will (i) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its best efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares and the Pubco Warrants, and (ii) cooperate with the Company to cause the Pubco Ordinary Shares and the Pubco Warrants to be issued in connection with the Mergers to be approved for listing as of the Closing Date on Nasdaq and to do such things as are necessary, proper or advisable which may be requested by Nasdaq in connection with a listing pursued pursuant to this Section 7.5.

7.6    No Solicitation.

(a)    For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in potentially making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, First Merger Sub and Second Merger Sub and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) for the sale of (x) all or no less than 20% of the consolidated assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) 20% or more of the shares or other equity interests of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests in the Company or other Target Companies, assets, merger, consolidation, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Purchaser.

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(b)    Except as set forth in Sections 7.6(c) and 7.6(d), from and only from the initial confidential or public submission of the Registration Statement to the SEC until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “No Shop Period”), in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or its or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Proposal, other than confidentiality or similar agreements, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party; provided that, for the avoidance of doubt, this Section 7.6(b) shall be of no force or effect and shall not impose any obligation or restriction on any Party or its Representatives prior to the beginning of the No Shop Period.

(c)    Notwithstanding anything to the contrary in Sections 7.6(a) and 7.6(b), at any time during the No Shop Period, following the receipt of an Acquisition Proposal, the Company, its Affiliates and its and their respective Representatives may:

(i)    contact the person who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof;

(ii)    grant a waiver, amendment or release under any confidentiality or similar agreement or Takeover Statutes for the purpose of allowing any person or group of persons to make an Acquisition Proposal;

(iii)    provide information to the person who has made such Acquisition Proposal and its Representatives; and

(iv)    engage or participate in any discussions or negotiations with the person who has made such Acquisition Proposal and its Representatives.

For the avoidance of doubt, during the No Shop Period, the Company and its Representatives may continue to take any of the actions described in this Section 7.6(c) with respect to any Acquisition Proposal received prior to the No Shop Period.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and at any time prior to the expiration of the No Shop Period, if (i) the Company receives an Acquisition Proposal and the board of directors or similar governing body of the Company (the “Company Board”) determines, in its good faith judgment, that such Acquisition Proposal is more favorable to the Company’s shareholders (taking into consideration all factors the director(s) of the Company may deem appropriate, including without limitation the economic terms and certainty of such Acquisition Proposal and the potential synergies and benefits between the parties) (such Acquisition Proposal, a “Superior Proposal”), or (ii) by reason of any other event, occurrence, change or development affecting or with respect to the Target Companies or their respective business, assets or operations, and in the case of each of (i) and (ii), the Company Board determines that failure to taken any action described in this Section 7.6(d) would be inconsistent with its fiduciary duties under applicable Law, the Company Board may authorize the Company to and the Company may terminate this Agreement by written notice to the Purchaser, but in the case of Section 7.6(d)(i) above, only (i) after (A) providing at least five (5) Business Days’ (the “Superior Proposal Notice Period”) written notice to Purchaser (a “Notice of Superior Proposal”) advising Purchaser that the Company Board has received an Acquisition Proposal that constitutes a Superior Proposal, specifying the material terms and conditions of such Acquisition Proposal, (B) negotiating with Purchaser in good faith (to the extent Purchaser desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, that any material modifications to such Acquisition Proposal that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal

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to which the requirements of this Section 7.6(d) apply and the Company shall be required to deliver a new Notice of Superior Proposal to Purchaser; provided, further, that with respect to such new Notice of Superior Proposal to Parent, the Superior Proposal Notice Period shall be deemed to be a three (3) Business Day period rather than the five (5) Business Day period first described above; and (D) following the end of such five (5) Business Day period or three (3) Business Day period (as applicable), the Company Board shall have determined, in its good faith judgment, that taking into account any changes to this Agreement proposed by Purchaser in response to the Notice of Superior Proposal or otherwise, that such Acquisition Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.

7.7    No Trading. The Company, Pubco, First Merger Sub and Second Merger Sub each acknowledges and agrees that it is aware, and that each other Target Company has been made aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, First Merger Sub and Second Merger Sub each hereby agree that, while it is in possession of any material nonpublic information of Purchaser, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to any securities of Purchaser, in each case in violation of the U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company, or cause or encourage any third party to do any of the foregoing.

7.8    Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in ARTICLE X not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any material Action with respect to the consummation of the transactions contemplated by this Agreement against such Party, or any of its properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.9    Efforts.

(a)    Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)    As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, any Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any

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Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. No party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications unless it consults with the other Parties in advance, and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting, conference or other communications. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c)    With respect to Pubco, during the Interim Period, the Company, Pubco, First Merger Sub and Second Merger Sub shall use commercially reasonable efforts to cause Pubco to maintain its status as a “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and through the Closing.

7.10    Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.11    The Registration Statement.

(a)    As promptly as practicable after the date hereof, Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 or F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the shareholders, rightholders and warrantholders of the Company and the Purchaser, which Registration Statement will also contain a proxy statement of Purchaser (as amended, and supplemented from time to time, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Special Shareholder Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions (including, to the extent required, the issuance of the Company Share Consideration), by the holders of Purchaser Ordinary Shares in accordance with Purchaser’s Organizational Documents, the BVI Act and the rules and regulations of the SEC and Nasdaq, (B) the adoption and approval of a new equity incentive plan of Pubco (the “Equity Incentive Plan”), which will be in form and substance reasonably acceptable to the Company and Purchaser and which will provide that the total pool of awards under such Equity Incentive Plan will be a number of Pubco Ordinary Shares equal to ten percent (10%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing and shall include a customary evergreen provision, (C) the appointment of the members of the Post-Closing Pubco Board, in each case in accordance with Section 7.14 hereof, (D) to the extent required by

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the Federal Securities Laws, the BVI Act, the adoption of the Amended Pubco Charter, and (E) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (E), collectively, the “Purchaser Shareholder Approval Matters”), and (F) the adjournment of the Special Shareholder Meeting, if and as mutually agreed by the Company and Purchaser.

(b)    Pubco, the Purchaser and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, (iv) to keep the Registration Statement effective as long as is necessary to consummate the Mergers, and (v) to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption. No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by the Purchaser or Pubco without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Each of the Purchaser and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement, provided, however, that neither the Purchaser nor the Company shall use any such information for any purposes other than those contemplated by this Agreement. All documents that the Purchaser, Pubco and the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(c)    Each of the Purchaser and the Company represents to the other party that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement does not and shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Purchaser, (iii) the time of the Special Shareholder Meeting of the Purchaser, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Purchaser (with respect to the Purchaser), or relating to the Company, Pubco, First Merger Sub or Second Merger Sub (with respect to the Company), or their respective officers or directors, should be discovered by the Purchaser or the Company (as applicable) which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Purchaser or the Company (as applicable) shall promptly inform the other. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and, subject to Section 7.11(b), Purchaser and Pubco shall file with the SEC and disseminate to Purchaser’s shareholders the Registration Statement, as so amended or supplemented, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(d)    Purchaser, Pubco and the Company each will advise the other, promptly after they receive notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC with respect to the Proxy Statement. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Shareholder Meeting and the Redemption promptly after the receipt of such comments.

(e)    As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s shareholders and, Purchaser shall call the Special Shareholder Meeting in accordance with the Purchaser’s Organizational Documents and the BVI Act as promptly as practicable thereafter and for a date no later than thirty (30) days following the effectiveness of the Registration Statement. Purchaser, acting through its board of directors (or a committee thereof), shall (i) make the Purchaser Recommendation and include such Purchaser Recommendation in

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the Proxy Statement and (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Purchaser Shareholder Approval Matters, and (iii) take all other action necessary or advisable to secure the approval of the Purchaser Shareholder Approval Matters. If on the date for which the Special Shareholder Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Shareholder Meeting for up to 30 days in the aggregate upon the good faith determination by the board of directors of the Purchaser that such postponement or adjournment is necessary to solicit additional proxies and votes to obtain approval of the Purchaser Shareholder Approval Matters or otherwise take actions consistent with the Purchaser’s obligations pursuant to Section 7.9, or for such additional periods of time that may be mutually agreed upon between the Purchaser and the Company. The Purchaser shall use its best efforts to obtain the approval of the Purchaser Shareholder Approval Matters, including by soliciting from its shareholders proxies as promptly as possible in favor of the Purchaser Shareholder Approval Matters, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders.

7.12    Public Announcements.

(a)    The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, unless otherwise prohibited by applicable Law or the rules or regulations of Nasdaq, in which case the applicable Party shall use reasonable best efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)    As promptly as practicable after the execution of this Agreement (but in any event no later than March 31, 2022), the Parties shall mutually agree upon and issue a press release announcing the execution of this Agreement (the “Signing Press Release”) and the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have approved prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby. Furthermore, nothing contained in this Section 7.12 shall prevent the Purchaser or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.12.

7.13    Confidential Information.

(a)    The Company, Pubco, First Merger Sub and Second Merger Sub agree that during the Interim Period and, in the event this Agreement is terminated in accordance with ARTICLE XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written

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consent; and (ii) in the event that the Company, Pubco, First Merger Sub and Second Merger Sub or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or a Representative thereof may seek, at Purchaser’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 7.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, First Merger Sub and Second Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws.

(b)    Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13 (b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.13 (b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

(c)    The Company and the Purchaser agree that the Confidentiality Agreement entered into by the Company and the Purchaser as of March 5, 2022 shall be terminated on the date of this Agreement and be superseded by this Section 7.13 and the terms of this Agreement.

7.14    Post-Closing Board of Directors and Executive Officers.

(a)    The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective immediately after the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) individuals, which shall include (i) two (2) persons that are designated by Purchaser prior to the Closing (the “Purchaser Directors”) as independent directors, both of whom shall qualify as independent directors under Nasdaq rules and shall initially serve a one (1) year term unless removed or resign in accordance with the Amended Pubco Charter, such term effective from the Closing, and (ii) five (5) persons that are designated by the Company prior to the Closing (the “Company Directors”) and shall include such number of independent directors to the effect that the board composition of Pubco will be compliant with Nasdaq rules. At or prior to the Closing, Pubco will provide each Purchaser Director and Company director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director or Company Director.

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(b)    The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

7.15    Indemnification of Directors and Officers; Tail Insurance.

(a)    The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, Pubco, First Merger Sub, Second Merger Sub and Purchaser (the “D&O Indemnified Persons”) as provided in their Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the applicable Party or Target Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of each Target Company, Pubco, and Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 7.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)    For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage, except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of 200% of the aggregate annual premium currently payable by the Purchaser for such insurance policies. If obtained, Pubco and Purchaser shall, for a period of six years after the Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

7.16    Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in ARTICLE VIII and provision of notice thereof to the Trustee (which notice the Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Purchaser (i) shall cause any documents, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to pay as and when due all amounts payable to former shareholders of the Purchaser pursuant to the Redemptions. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or Purchaser from any PIPE Investment shall first be used to pay (i) Purchaser’s accrued Expenses, including Purchaser’s deferred Expenses of the IPO, (ii) any loans owed by Purchaser to Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser or Extension Expenses, and (iii) the Company’s unpaid Expenses that are directly related to the Transaction. Any remaining cash will be transferred to a Target Company or Pubco and used for working capital and general corporate purposes.

7.17    PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, upon written request of the Company, Purchaser shall enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser or Pubco to purchase shares of Purchaser or Pubco in connection with a private placement, and/or enter into backstop or other alternative financing arrangements with potential investors (a “PIPE Investment”). If either of Purchaser or the Company elects to seek a PIPE Investment, the other party shall, and shall cause their respective Representatives to, use their respective commercially reasonable efforts to cooperate with each other and their respective Representatives in connection with such PIPE Investment and cause such PIPE Investment to occur (including having their senior management participate in any investor meetings and roadshows as reasonably requested).

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7.18    Extension Loan. If either the Company or the Purchaser reasonably believes that the Closing may not occur by August 24, 2022, then the Purchaser may, and at the request of the Company, the Purchaser shall, seek the approval of the Purchaser’s stockholders for an Extension to a date no earlier than November 24, 2022 (or such earlier date as the Company and the Purchaser may otherwise agree, and which may be structured as multiple monthly or other periodic extensions at the election of the Purchaser without the requirement to seek additional Purchaser shareholder approval), and shall use its commercially reasonable efforts to obtain such approval. The Company hereby agrees that if such Extension is approved by the Purchaser’s stockholders and provided that there is no breach of Section 4.22, the Company shall lend to the Purchaser an aggregate amount of up to Three Hundred Fifty Thousand U.S. Dollars ($350,000) for the sole purpose of funding such Extension (and in the event that the Extension is structured as multiple monthly or other periodic extensions at the election of the Purchaser, the Company shall make multiple loans as required by the Purchaser to partially finance any such periodic extensions but subject to the foregoing cap on the aggregate amount) as a non-interest bearing loan (any such individual or collective loans, “Extension Loan”), repayable upon the earliest of the consummation of the Purchaser’s Business Combination (as such term is used in the IPO Prospectus), the termination of this Agreement in accordance with Section 10.3(b) or liquidation (subject to Section 11.1 hereof).

7.19    Tax Matters. The Parties hereby agree and acknowledge that for U.S. federal income Tax purposes, the Mergers are intended to qualify as an exchange described in Section 351 of the Code (the “Intended Tax Treatment”). Each of the Parties acknowledge and agree that each is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transactions do not qualify under Section 351 of the Code.

7.20    Cash Incentives to Seller. Upon the cumulative exercise of 50% of the Pubco Warrants corresponding to the outstanding Purchaser Public Warrants that were issued by the Purchaser prior to the Closing, Pubco shall pay the Sellers an aggregate amount in cash equal to 40% of the total cash proceeds received by Pubco from the exercise of all outstanding Purchaser Public warrants which were issued by the Purchaser or Pubco (as applicable) prior to or upon the Closing that were exercised within two (2) years after the Closing Date (such amount the “Incentive Payment”). Each Seller shall be entitled to receive its Pro Rata Share of the Incentive Payment. “Pro Rata Share” shall mean the percentage calculated by the number of Company Securities owned by a Seller being divided by total number of Company Securities owned by all Sellers.

7.21    Additional Review after Signing. The Company and the Purchaser agree that Purchaser shall have until 5:00 p.m. on the earlier of (i) May 31, 2022 or (ii) the initial confidential or public submission of the Registration Statement to the SEC (the “Additional Review Period”) to conduct review (the “Additional Review”) of the information regarding the Target Companies specified on Schedule 7.21, provided that the scope of review shall be limited to the information set forth on Schedule 7.21 (the “Additional Information”).

ARTICLE VIII
CLOSING CONDITIONS

8.1    Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a)    Required Shareholder Approval. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at the Shareholder Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b)    Requisite Regulatory Approvals. All material Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(c)    No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

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(d)    Net Tangible Assets. Upon the Closing, after giving effect to the Redemption and any PIPE Investment that has been funded prior to or at the Closing, Purchaser shall have net tangible assets of at least $5,000,001.

(e)    Amended Pubco Charter. At or prior to the Closing, the shareholder(s) of Pubco shall have adopted the Amended Pubco Charter which shall be in a form prepared by the Company and shall fulfill the requirements set forth on Schedule 8.1 (e).

(f)    Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(g)    Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing with effect from the Closing consistent with the requirements of Section 7.14.

(h)    Nasdaq Listing Requirements. The Pubco Class A Ordinary Shares and Pubco Warrants contemplated to be listed pursuant to this Agreement shall have been listed on Nasdaq and shall be eligible for listing on Nasdaq immediately following the Closing, subject only to official notice of issuance thereof and any applicable requirement to have a sufficient number of round lot holders.

8.2    Conditions to Obligations of the Company, Pubco, First Merger Sub and Second Merger Sub. In addition to the conditions specified in Section 8.1, the obligations of the Company, Pubco, First Merger Sub and Second Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)    Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto, other than the representations and warranties set forth in Section 4.5, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser, and (iii) the representations and warranties of Purchaser set forth in Section 4.5 shall be true and correct except for de minimis inaccuracies on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date.

(b)    Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)    No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d)    Closing Deliveries.

(i)    Director Certificate. Purchaser shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by a director of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2 (a), 8.2(b) and 8.2(c) with respect to Purchaser.

(ii)    Secretary Certificate. Purchaser shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii)    Good Standing. Purchaser shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s

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jurisdiction of incorporation and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)    Founder Registration Rights Agreement Amendment. The Company and Pubco shall have received a copy of an Amendment to the Founder Registration Rights Agreement to, among other matters, have Pubco assume the registration obligations of Purchaser under the Founder Registration Rights Agreement and have such rights apply to the Pubco Securities, in the form to be mutually agreed by Purchaser and the Company (the “Founder Registration Rights Agreement Amendment”), duly executed by Purchaser and the holders of a majority of the “Registrable Securities” thereunder.

(v)    Founder Lock-up Agreement. Each of the Founder Lock-up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vi)    Seller Registration Rights Agreement. The Sellers shall have received from Pubco a registration rights agreement covering the Exchange Shares received by the Sellers, in the form to be mutually agreed by Purchaser and the Company (the “Seller Registration Rights Agreement”), duly executed by Pubco.

(vii)    Prior Business Combination. The Purchaser shall have obtained a written waiver issued in writing by JHD Technologies Limited (“JHD”) concerning the general and full waiver of the liabilities of the Purchaser under the Business Combination Agreement dated as of February 16, 2021 by the Purchaser, JHD and certain other parties, its amendment made from time to time, and any ancillary documents to the foregoing agreements.

8.3    Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 8.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a)    Representations and Warranties. All of the representations and warranties of the Company, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Pubco, First Merger Sub or Second Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole.

(b)    Agreements and Covenants. The Company, Pubco, First Merger Sub and Second Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)    No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the date of this Agreement which is continuing and uncured.

(d)    Certain Ancillary Documents. The Non-Competition Agreement and each Seller Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof from the Closing.

(e)    Additional Review. Any one of the following (i), (ii) or (iii) is true: (i) No factual finding within the Addition Review Period from the Additional Review (and within the scope of the Additional Information) would result in a failure of the condition set forth in Section 8.3(a) to be satisfied, or (ii) the Purchaser has not delivered to the Company a written notice within the Additional Review Period setting forth in reasonable detail such finding and failure and together with reasonable basis thereof, or (iii) such failure (if any) is cured within twenty (20) days after such written notice from the Purchaser.

(f)    Closing Deliveries.

(i)    Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3 (a), 8.3 (b) and 8.3 (c). Pubco shall have delivered to

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Purchaser a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3 (a), 8.3 (b) and 8.3 (c) with respect to Pubco, First Merger Sub and Second Merger Sub, as applicable.

(ii)    Secretary Certificates. The Company and Pubco shall each have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii)    Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco, First Merger Sub and Second Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s, First Merger Sub’s and Second Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)    Founder Registration Rights Agreement Amendment. Purchaser shall have received a copy of the Founder Registration Rights Agreement Amendment, duly executed by Pubco.

8.4    Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, Pubco, First Merger Sub or Second Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX
INDEMNIFICATION

9.1    Survival. Notwithstanding Section 12.4, the representations and warranties of the Purchaser under Sections 4.6(d), 4.6(h) and 4.23 (the “Surviving Warranties”) shall survive the Closing through and until the first anniversary of the Closing Date (the “Expiration Date”). If written notice of a claim for breach of any such Surviving Warranties has been given before the Expiration Date, then the relevant Surviving Warranties shall survive as to such claim, until the claim has been finally resolved.

9.2    Indemnification.

(a)    From and after the Closing, the Purchaser and its respective successors and assignees (each, with respect to any claim made pursuant to this Agreement, an “Indemnitor”) will indemnify, defend and hold harmless the Sellers, their respective Affiliates and each of the respective officers, directors, managers, employees, successors and permitted assigns of the foregoing (each, with respect to any claim made pursuant to this Agreement, an “Indemnitee”) from and against any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, losses paid, suffered or incurred by, or imposed upon, any Indemnitee (collectively, the “Losses”) to the extent arising in whole or in part out of or in connection with or resulting directly or indirectly from (whether or not involving a claim of a third party including any Governmental Authority) the breach of any Surviving Warranties.

(b)    The Losses of the Indemnitees shall be indemnified by the Indemnitor through the issuance, within five (5) Business Days of the Indemnitee’s written request, to the Indemnitees, at no consideration, by the Pubco of a number of the Pubco Shares equal to (x) the total amount of the Losses incurred by the Indemnitees divided by (y) the Per Share Price.

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ARTICLE X
TERMINATION AND EXPENSES

10.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)    by mutual written consent of Purchaser and the Company;

(b)    by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VIII have not been satisfied or waived by August 24, 2022 (as may be extended pursuant to the next proviso, the “Outside Date”); provided, that if Purchaser seeks and receives an Extension, either Purchaser or the Company shall have the right by providing written notice thereof to the Company or the Purchaser (as applicable) to extend the Outside Date by an additional period equal to the shorter of (A) three additional months and (B) the period ending on the last day by which Purchaser must consummate its initial Business Combination pursuant to such Extension; provided, however, that the right to terminate this Agreement under this Section 10.1 (b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, Pubco, First Merger Sub or Second Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was a material and proximate cause of, or materially and proximately resulted in, the failure of the Closing to occur on or before the Outside Date.

(c)    by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1 (c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, any Seller, Pubco, First Merger Sub, or Second Merger Sub) to comply with any provision of this Agreement has been a material cause of, or materially resulted in, such action by such Governmental Authority;

(d)    by written notice by the Company to Purchaser, if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2 (a) or Section 8.2 (b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1 (d) if at such time the Company, Pubco, First Merger Sub or Second Merger Sub is in material uncured breach of this Agreement;

(e)    by written notice by Purchaser to the Company, if (i) there has been a breach by the Company, Pubco, First Merger Sub or Second Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3 (a) or Section 8.3 (b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1 (e) if at such time Purchaser is in material uncured breach of this Agreement;

(f)    by written notice by either Purchaser or the Company to the other if the Special Shareholders Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholders Approval was not obtained; provided that the right to terminate this Agreement under this Section 10.1 (f) shall not be available to a Party if the material breach or violation by such Party of any representation, warranty, covenant or obligation under this Agreement was a direct cause of the failure to obtain the Required Shareholders Approval;

(g)    by written notice by the Company to the Purchaser in accordance with Section 7.6(d); or

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(h)    by written notice by the Purchaser to the Company only within fifteen (15) days following the delivery of the Final EY Report (as defined in Schedule 7.21) to the Purchaser, if the Final EY Report satisfies the description set out on Schedule 10.1(h).

10.2    Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 7.13, this Section 10.2, Section 10.3, Section 11.1, ARTICLE XII, and any definitions to the foregoing under ARTICLE XIII shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1).

10.3    Fees and Expenses.

(a)    Except as otherwise provided in this Agreement and subject to Section 4.6 (d) and Section 4.6 (h) all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by (i) Pubco, provided that the Closing has occurred in accordance with this Agreement, or (ii) by the Party incurring such Expenses, if this Agreement has been terminated in accordance with Section 10.1. As used in this Agreement, “Expenses” shall include all reasonable and documented out-of-pocket expenses (including all reasonable and documented fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters directly related to the consummation of this Agreement, all of which shall be supported with formal bills or invoices setting out in reasonable details the scope of services that have been provided if such Expenses of the Purchaser shall be borne by Pubco. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses.

(b)    Upon termination of this Agreement in accordance with Section 10.1, the Transaction Loan and the Extension Loan (if any) shall forthwith become immediately due and payable, and in respect of the repayment of the Transaction Loan, the Purchaser shall repay in accordance with section 3(b) of the Promissory Note, provided that the Company may elect for the Transaction Loan to be repaid in whole or in part through the transfer within five (5) Business Days of such termination to the Company or the Sellers, at no consideration, by the Founders of a number of Founder Shares held by them equal to (x) the outstanding amount (including any principal, interest and any damages and penalties) under the Transaction Loan divided by (y) $7.5 per share.

(c)    Subject to Section 4.6 (d) and Section 4.6 (h) and Section 7.3 (b), the Company and Purchaser agree that during the Interim Period each Party’s discretionary Expenses, such as fees and expenses related to travel and communication, shall not without the prior written consent of the other Party, exceed One Hundred Thousand U.S. Dollars ($100,000) in aggregate.

ARTICLE XI
WAIVERS AND RELEASES

11.1    Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Pubco, First Merger Sub and Second Merger Sub hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of Purchaser Ordinary Shares (or Pubco Ordinary Shares
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upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organizational documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within 15 months after the closing of the IPO (provided such date may be extended by an additional six (6) months), subject to further extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, First Merger Sub and Second Merger Sub hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco, First Merger Sub, Second Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco, First Merger Sub and Second Merger, or any Seller or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco, First Merger Sub and Second Merger Sub on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any Public Shareholder Distributions) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates); provided, however, that, for the avoidance of doubt, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against the Purchaser or any other person (other than Public Shareholders with respect to funds released from the Trust Account pursuant to the Redemption), in each case for (i) legal relief against monies or other assets of the Purchaser held outside of the Trust Account (and any assets that have been purchased or acquired with any such funds other than distributions therefrom to its public shareholders); (ii) specific performance or other equitable relief in connection with the Transactions, provided that (x) such claim is permitted pursuant to Section 12.7 and (y) the Company shall not be entitled to seek specific performance to enforce the release or other distribution of funds from the Trust Account; such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, Pubco, First Merger Sub and Second Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, First Merger Sub and Second Merger Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Pubco, First Merger Sub and Second Merger Sub hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Pubco, First Merger Sub and Second Merger Sub any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, Pubco, First Merger Sub and Second Merger Sub or any of their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 11.1 shall survive termination of this Agreement for any reason.

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ARTICLE XII
MISCELLANEOUS

12.1    Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to:

East Stone Acquisition Corp.

25 Mall Road, Suite 330

Burlington, MA 01803

Attn: Sherman Xiaoma Lu, Chief Executive Officer
Telephone No.: 781 202 9128
Email: sherman@estonecapital.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to the Company at or prior to the Closing, to: ICONIQ Holding Limited No.76 Mu Nan Road, Heping District, Tianjin, China Attn: Baoji Su Telephone No.: +86 022-23303776 Email: ir@iconiqmotors.com with a copy (which will not constitute notice) to:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

Facsimile No.: +1 212 903 9100
Telephone No.: +1 212 903 9000

and a copy to:

Linklaters LLP

11th Floor, Alexandra House

Chater Road

Hong Kong SAR

Facsimile No.: +852 2810 8133
Telephone No.: +852 2842 4888

If to Pubco, First Merger Sub or Second Merger Sub at or prior to the Closing, to:

NWTN Inc.
No.76 Mu Nan Road, Heping District, Tianjin, China
Attn: Baoji Su
Telephone No.: +86 022-23303776
Email: ir@iconiqmotors.com

with a copy (which will not constitute notice) to:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

Facsimile No.: +1 212 903 9100
Telephone No.: +1 212 903 9000

and a copy to:

Linklaters LLP

11th Floor, Alexandra House

Chater Road

Hong Kong SAR

Facsimile No.: +852 2810 8133
Telephone No.: +852 2842 4888

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If to Pubco, Purchaser, or the Company after the Closing, to: NWTN Inc. No.76 Mu Nan Road, Heping District, Tianjin, China Attn: Baoji Su Telephone No.: +86 022-23303776 Email: ir@iconiqmotors.com with a copy (which will not constitute notice) to:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

Facsimile No.: +1 212 903 9100
Telephone No.: +1 212 903 9000

and a copy to:

Linklaters LLP

11th Floor, Alexandra House

Chater Road

Hong Kong SAR

Facsimile No.: 852 2810 8133
Telephone No.: +852 2842 4888

12.2    Binding Effect; Assignment. Subject to Section 12.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser (and after the Closing, Purchaser Representative), Pubco and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.3    Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.4    Nonsurvival of Representations, Warranties and Covenants. Without prejudice to Section 9.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and (b) in accordance with Section 10.2.

12.5    Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of Delaware. Notwithstanding the foregoing, (i) the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocable submit it to the non-exclusive jurisdiction of the courts of the Cayman Islands: (a) the First Merger and (b) following the First Merger, (x) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of First Merger Sub and the Company in the Surviving Company and (y) the cancellation of the shares, the rights provided in Section 238 of the Cayman Companies Act, the fiduciary or other duties of the board of directors of the Company and the board of directors of First Merger Sub and the internal corporate affairs of the Company, First Merger Sub and the Surviving Company; (ii) the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the British Virgin Islands in respect of which the Parties hereby irrevocable submit it to the non-exclusive jurisdiction of the courts of the British Virgin Islands: (a) the Second Merger and (b) following the Second Merger, (x) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Second Merger Sub and Purchaser in the Surviving Entity and (y) the cancellation of

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the shares, the rights provided in Section 179 of the BVI Act, the fiduciary or other duties of the board of directors of Purchaser and the board of directors of Second Merger Sub and the internal corporate affairs of Purchaser and Second Merger Sub. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court (collectively, the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.6    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6.

12.7    Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.8    Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.9    Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties hereto.

12.10    Waiver. Each of Purchaser, Pubco and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if

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set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Purchaser shall also require the prior written consent of the Purchaser Representative.

12.11    Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.12    Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified;(i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (l) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information, or such information or documentation was made available or otherwise provided to Purchaser, its Affiliates or any of their Representatives in-person or by email.

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12.13    Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.14    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement (including pursuant to a Joinder) or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.

12.15    Purchaser Representative.

(a)    Navy Sail International Limited confirms that by execution and delivery of this Agreement, they have been irrevocably appointed by the Purchaser and the shareholders of the Purchaser immediately prior to the Effective Time in the capacity as the Purchaser Representative, as their agent, and attorney-in-fact and representative, with full power of substitution to act in their name, place and stead, to act on behalf of Purchaser from and after the Closing in connection with: (i) taking all actions on their behalf relating to the issuance of the Earnout Shares, indemnification claims under this Agreement, and any disputes or discussions with respect thereto, (ii) terminating, amending or waiving on behalf of Purchaser any provision of this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (iii) signing on behalf of Purchaser any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (v) otherwise enforcing the rights and obligations of any Purchasers under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including giving and receiving all notices and communications hereunder or thereunder on behalf of Purchaser. All decisions and actions by the Purchaser Representative shall be binding upon the shareholders of the Purchaser immediately prior to the Effective Time, the Purchaser, their respective successors and assigns, and neither Purchaser, its shareholders immediately prior to the Effective Time, nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.15 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b)    The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser Representative shall be indemnified, defended and held harmless by the shareholders of the Purchaser immediately prior to the Effective Time from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser or its shareholders, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of

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the shareholders of the Purchaser immediately prior to the Effective Time, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 12.15 shall survive the Closing and continue indefinitely.

(c)    The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Pubco and Purchaser, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative, provided that such replacement Purchaser Representative has been duly and irrevocably appointed by the shareholders of the Purchaser immediately prior to the Effective Time. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

12.16    Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, First Merger Sub and Second Merger Sub, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, First Merger Sub and Second Merger Sub, Purchaser, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco, Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XIII
DEFINITIONS

13.1    Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and/or the Target Companies in the preparation of the latest audited Company Financials (if any).

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Aggregate Merger Consideration Amount” means Two Point Five Billion U.S. Dollars ($2,500,000,000).

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“Amended Pubco Charter” means an amended and restated the memorandum and articles of association of the Pubco in a customary form to be determined by the Company and agreed by the Purchaser (which agreement shall not be unreasonably withheld).

“Ancillary Documents” means each agreement, instrument or document including the Seller Lock-Up Agreements, the Non-Competition Agreements, the Support Agreement, the Insider Letter Amendment, the Escrow Agreement, the Amended Pubco Charter, the Incentive Plan, the Founder Registration Rights Agreement Amendment, the Seller Registration Rights Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, Cayman Islands, British Virgin Islands, United Arab Emirates, Hong Kong Special Administration Region or China are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in the foregoing locations are generally open for use by customers on such day.

“BVI Act” means the British Virgin Islands Business Companies Act (No 16 of 2004), as amended.

“Cayman Companies Act” means the Companies Act (2022 Revision) of the Cayman Islands, as amended.

“China” means PRC, the People’s Republic of China.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, First Merger Sub or Second Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Pubco, First Merger Sub, Second Merger Sub or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Merger Shares” means a number of Pubco Shares equal to the quotient determined by dividing (i) the Aggregate Merger Consideration Amount by (ii) Per Share Price.

“Company Ordinary Shares” means the Class A ordinary shares and Class B ordinary shares, US$0.0001 par value per share, of the Company.

“Company Securities” means, collectively, the Company Class A Ordinary Shares and the Company Class B Ordinary Shares.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

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“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means (i) the Company Merger Shares as of the First Merger Effective Time divided by (ii) the number of Company Securities.

“First Merger Sub Ordinary Shares” means the ordinary shares, of the First Merger Sub.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of February 19, 2020, by and among Purchaser, Sponsor and the other “Holders” named therein.

“Founder Shares” means an aggregate of 3,450,000 Purchaser Ordinary Shares which were issued to the initial shareholders of Purchaser in a private placement transaction.

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“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the letter agreement, dated as of February 19, 2020, by and among Purchaser, the IPO underwriters as representatives of the several underwriters, Double Ventures Holdings Limited, and certain other directors, officers or advisors of Purchaser party thereto.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, intellectual property rights in Software and other intellectual property.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of February 19, 2020, and filed with the SEC on February 21, 2020 (File No. 333-235949).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company and any Target Companies, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether

Annex A-58

matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for the purposes of clause (a) above, any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in any country or jurisdiction; (ii) changes, conditions or effects that generally affect any industry or geographic area in which such Person or any of its Subsidiaries principally operate; (iii) changes or proposed change in the interpretation of any Law (including the Exchange Act or the Securities Act or any rules promulgated thereunder) or in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate, or any regulatory guidance, policies or interpretations of the foregoing; (iv) conditions caused by acts of God, epidemic, pandemics or other outbreak of public health events (including COVID-19), cyberterrorism or terrorism, war (whether or not declared), military action, civil unrest, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfire, or other natural disaster and any other force majeure events (including any escalation or general worsening of any of the foregoing); (v) any actions taken or not taken by such Person or its Subsidiaries as required by this Agreement or any Ancillary Document; (vi) with respect to the Company, any failure in and of itself or its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) with respect to Purchaser, the consummation and effects of the Redemption in and of itself (provided that the underlying cause of any such Redemption may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (vii) the announcement or the execution of this Agreement or the Ancillary Documents, the pendency or consummation of the Transactions or the performance of this Agreement or the Ancillary Documents (or the obligations hereunder), including the impact thereof on relationships with Governmental Authority, partners, customers, suppliers or employees; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or the failure to obtain the Required Shareholder Approval (provided that the Purchaser has not violated its obligations hereunder in connection with obtaining the Required Shareholder Approval) shall not in and of itself be deemed to be a Material Adverse Effect on or with respect to Purchaser (provided that the underlying cause of any such Redemption may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein).

“Nasdaq” means the Nasdaq Capital Market.

“Non-Competition Agreement” means a non-competition and non-solicitation Agreement in favor of Pubco, Purchaser and the Company to be entered into by no more than five (5) senior executives of the Company and in such customary form as reasonably determined by the Company in light of its commercial needs

Annex A-59

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means the lower of (i) $10.26 (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing) or (ii) the Redemption Price.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PRC” means the People’s Republic of China.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Companies Act.

“Pubco Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Pubco,

“Pubco Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Pubco, which shares shall (i) be convertible, at the election of the holder, into Pubco Class A Ordinary Shares on a one-to-one basis and (ii) entitle the holder thereof to one (1) vote per share, as provided for and fully described in the Pubco Charter.

“Pubco Ordinary Shares” means the Pubco Class A Ordinary Shares and the Pubco Class B Ordinary Shares.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one-half (1/2) of one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one-half (1/2) of one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Underwriter Warrant” means a non-redeemable warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $12.00 per share.

Annex A-60

“Pubco Securities” means the Pubco Ordinary Shares, the Pubco Warrants and the Pubco Convertible securities, collectively.

“Pubco Warrants” means the Pubco Private Warrants, Pubco Public Warrants and Pubco Underwriter Warrants, collectively.

“Pubco Warrants” means the Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Charter” means the memorandum and articles of association of Purchaser, as amended and in effect under the BVI Act.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include Second Merger Sub or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to by the Company, Pubco, First Merger Sub, Second Merger Sub any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Ordinary Shares” means the ordinary shares, with no par value, of Purchaser.

“Purchaser Preferred Shares” means the Class A, Class B, Class C, Class D, and Class E, preferred shares, with no par value, of Purchaser.

“Purchaser Private Unit” means a unit issued in a private placement concurrently with the IPO consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Right and one (1) Purchaser Private Warrant.

“Purchaser Private Warrant” means one whole warrant that was included as part of each Purchaser Private Unit entitling the holder thereof to purchase one-half (1/2) of one (1) Purchaser Ordinary Share at a price of $11.50 per full Purchaser Ordinary Share.

“Purchaser Public Unit” means a unit issued in the IPO consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Right and one (1) Purchaser Public Warrant.

“Purchaser Public Warrant” means one whole warrant that was included as part of each Purchaser Public Unit entitling the holder thereof to purchase one-half (1/2) of one (1) Purchaser Ordinary Share at a price of $11.50 per full Purchaser Ordinary Share.

“Purchaser Underwriter Warrant” means a warrant issued to Purchaser’s underwriters at the IPO entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a purchase price of $12.00 per Purchaser Ordinary Share.

“Purchaser Rights” means one right that was included as part of each Purchaser Unit entitling the holder thereof to receive one-tenth (1/10th) of a Purchaser Ordinary Share upon the consummation by Purchaser of its Business Combination.

“Purchaser Securities” means Purchaser Units, Purchaser Ordinary Shares, Purchaser Preference Shares, the Purchaser Rights and the Purchaser Warrants, collectively.

“Purchaser Units” means the Purchaser Public Units and the Purchaser Private Units.

“Purchaser Warrants” means the Purchaser Private Warrants, Purchaser Public Warrants, and the Purchaser Underwriter Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each Purchaser Ordinary Share is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

Annex A-61

“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sellers” means each of the holders of the Company’s capital shares, and a “Seller” means any one of the Sellers.

“Second Merger Sub Ordinary Shares” means the ordinary shares, of the Second Merger Sub.

“Software” means any computer software programs, including all source code and object code.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Double Ventures Holdings Limited, a British Virgin Islands business company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” and “Target Companies” means each of the Company and its direct and indirect Subsidiaries (excluding Pubco and First Merger Sub and Second Merger Sub).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

Annex A-62

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 19, 2020, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

13.2    Section References.

The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
Acquisition Proposal	7.6(a)	Company Material Contract	6.12(a)
Additional Information	7.21	Company Permits	6.10
Additional Review	7.21	Company Real Property Leases	6.15
Additional Review Period	7.21	Company Registered IP	6.13(a)
Agreement	Preamble	Company Share Consideration	2.1(b)
Alternative Transaction	7.6(a)	D&O Indemnified Person	7.15(a)
Balance Sheet Date	6.7(a)	D&O Tail Insurance	7.15(b)
Business Combination	11.1	Effective Time	1.2(b)
Cap	4.6(h)	EGS	3.1
Closing	3.1	Equity Incentive Plan	7.11(a)
Closing Date	3.1	Enforceability Exceptions	4.2
Closing Filing	7.12(b)	Environmental Permits	6.20(a)
Closing Press Release	7.12(b)	Expenses	10.3(a)
Company	Preamble	Expiration Date	9.1
Company Benefit Plan	6.19(a)	Extension	7.3(a)
Company Board	7.6(d)	Extension Loan	7.18
Company Certificate	2.5(b)	Federal Securities Laws	7.7
Company Class A Ordinary Shares	6.3(a)	Final EY Report	Schedule 7.21
Company Class B Ordinary Shares	6.3(a)	First Merger	Recitals
Company Directors	7.14(a)	First Merger Documents	1.2(a)
Company Disclosure Schedules	ARTICLE VI	First Merger Effective Time	1.2(a)
Company Financials	6.7(a)	First Merger Plan of Merger	1.2(a)
Company IP	6.13(c)	First Merger Sub	Preamble
Company IP Licenses	6.13(a)	Founder Lock-up Agreement	Recitals
		Founders	Recitals
Founder Registration Rights Agreement Amendment	8.2(d)(iv)	Purchaser Recommendation	4.2
Incentive Payment	7.20	Purchaser Representative	Preamble

Annex A-63

Term	Section	Term	Section
Indemnitee	9.2(a)	Purchaser Shareholder Approval Matters	7.11(a)
Indemnitor	9.2(a)	Redemption	7.11(a)
Insider Letter Amendment	Recitals	Registration Statement	7.11(a)
Intended Tax Treatment	7.19	Related Person	6.21
Interim Balance Sheet Date	6.7(a)	Released Claims	11.1
Interim Period	7.1(a)	Required Shareholder Approval	8.1(a)
JHD	8.2(d)(iv)	SEC Reports	4.6(a)
Loss	9.2(a)	SEC SPAC Accounting Changes	4.6(a)
Lost Certificate Affidavit	2.5(b)	Second Merger	Recitals
Merger Documents	1.2(b)	Second Merger Articles of Merger	1.2(b)
Mergers	Recitals	Second Merger Documents	1.2(b)
Merger Sub	Preamble	Second Merger Plan of Merger	1.2(b)
Navy Sail	Preamble	Second Merger Sub	Preamble
No Shop Period	7.6(b)	Seller Lock-Up Agreement	Recitals
Non-Recourse Parties	12.14	Seller Registration Rights Agreement	8.2(d)(vi)
Notice of Superior Proposal	7.6(d)	Signing Filing	7.12(b)
OFAC	4.17(c)	Signing Press Release	7.12(b)
Off-the-Shelf Software	6.13(a)	Special Shareholder Meeting	7.11(a)
Ordinary Commercial Agreement	4.10(c)	Specified Courts	12.5
Outside Date	10.1(b)	Superior Proposal	7.6(d)
Party(ies)	Preamble	Superior Proposal Notice Period	7.6(d)
PIPE Investment	7.17	Support Agreement	Recitals
Post-Closing Pubco Board	7.14(a)	Surviving Company	Recitals
Prior Merger Agreement	4.23	Surviving Company Charter	1.4(a)
Prior Merger Documents	4.23	Surviving Entity	Recitals
Promissory Note	Recitals	Surviving Entity Charter	1.4(b)
Pro Rata Share	7.20	Surviving Warranties	9.1
Proxy Statement	7.11(a)	Top Vendors	6.23
Pubco	Preamble	Transaction Loan	Recitals
Public Certifications	4.6(a)	Transactions	Recitals
Public Shareholders	11.1
Purchaser	Preamble
Purchaser Directors	7.14(a)
Purchaser Disclosure Schedules	ARTICLE IV
Purchaser Financials	4.6(c)
Purchaser Material Contract	4.13(a)
Purchaser Merger Consideration	2.2(b)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

Annex A-64

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:
EAST STONE ACQUISITION CORPORATION
By:	/s/ Xiaoma (Sherman) Lu
Name:	Xiaoma (Sherman) Lu
Title:	Chief Executive Officer
Purchaser Representative:
NAVY SAIL INTERNATIONAL LIMITED
By:	/s/ Chunyi (Charlie) Hao
Name:	Chunyi (Charlie) Hao
Title:	Director

[Signature Page to Business Combination Agreement]

Annex A-65

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Pubco:
NWTN Inc.
By:	/s/ Nan Wu
Name:	Nan Wu
Title:	Director
First Merger Sub:
Muse Merger Sub I Limited
By:	/s/ Nan Wu
Name:	Nan Wu
Title:	Director
Second Merger Sub:
Muse Merger Sub II Limited
By:	/s/ Nan Wu
Name:	Nan Wu
Title:	Director
The Company:
ICONIQ Holding Limited
By:	/s/ Nan Wu
Name:	Nan Wu
Title:	Director

[Signature Page to Business Combination Agreement]

Annex A-66

Annex B

Form of Amended and Restated Memorandum and Articles of Association of Pubco

Annex B-1

Annex C

Form of Proxy for Special Meeting in Lieu of an Annual Meeting of Shareholders of East Stone
Acquisition Corporation

Annex C-1

Annex D

Plan of Merger

Annex D-1

Annex E

Form of Lock-Up Agreement

Annex E-1

Annex F

Fairness Opinion
Related to the Purchase
of ICONIQ Holding Limited by
East Stone Acquisition Corporation

Valuation Date: March 31, 2022
Report Date: DRAFT

Prepared for:

Board of Directors
East Stone Acquisition Corporation

DRAFT

Board of Directors

c/o Mr. Xiaoma (Sherman) Lu, CEO

East Stone Acquisition Corporation

25 Mall Road, Suite 330

Burlington, MA 01803

Dear Mr. Lu:

ValueScope, Inc. was engaged to advise the Board of Directors of East Stone Acquisition Corporation (“East Stone”) as to the fairness of a potential purchase (the “Subject Transaction”) of ICONIQ Holding Limited (“ICONIQ”). Our analysis is based on the available financial information as of March 31, 2022 (the “Valuation Date”).

Our opinion is based on a review of publicly available business and financial information relating to East Stone and ICONIQ. We have also reviewed internal financial and operating information related to East Stone and ICONIQ, including financial forecasts prepared by East Stone’s management (“Management”). In addition, we have interviewed members of Management.

This opinion is based on financial analyses prepared in accordance with generally accepted valuation standards. These procedures included substantive valuation tests that we considered necessary and appropriate under the circumstances.

Our analyses relied upon, but were not necessarily limited to, the following procedures:

•        A review of the Business Combination Agreement by and among East Stone, as Purchaser, Navy Sail International Limited, in the capacity as the Purchaser Representative, NWTN Inc., as Pubco, Muse Merger Sub I Limited, as First Merger Sub, Muse Merger Sub II Limited, as Second Merger Sub, and ICONIQ, dated April 15, 2022

•        A review of ICONIQ’s audited financial statements for the years ended December 31, 2020 and December 31, 2021.

•        A review of ICONIQ’s unaudited financial statements for the three months ended March 31, 2021 and March 31, 2022.

•        A review of ICONIQ’s targeted launch dates for its product lines.

•        A review of information relating to ICONIQ’s industry and similar companies.

•        A review of pricing data of comparable guideline companies and industry transactions existing as of the Valuation Date.

We have not independently verified any of the foregoing information and have relied upon its completeness and accuracy in all material aspects. We have not made an independent evaluation or appraisal of the assets of ICONIQ.

We are not acting as the financial advisor to East Stone or its shareholders in connection with this acquisition. It is understood that this letter is for the use of the Board of Directors and shareholders of East Stone. This letter is not to be used with any other document in connection with the Subject Transaction, without the express written consent of ValueScope, Inc.

950 E. State Highway 114 • Suite 120 • Southlake • Texas • 76092 • Tel: 817.481.4901 • Fax: 817.481.4905
www.valuescopeinc.com

Our estimate of the fair market value of ICONIQ, on a controlling interest basis indicated that the total consideration paid for ICONIQ Holding Limited is FAIR to the shareholders of East Stone from a financial point of view.

We are independent of and have no current or prospective economic interests in East Stone and ICONIQ. Our fee for the development of this fairness opinion was in no way influenced by our conclusion.

Respectfully submitted,

DRAFT

ValueScope, Inc.

DRAFT

Steven C. Hastings, Principal, CPA/ABV/CFF/CGMA, ASA, CVA

TABLE OF APPENDICES

Annex F Page No.
Appendix A: Background of Transaction	1
Appendix B: Economic and Industry Overview	2
Global Economic Outlook	2
Hybrid and Electric Vehicle Manufacturing Industry	5
Appendix C: Company Overview	9
East Stone Acquisition Corporation	9
ICONIQ Holding Limited	9
Appendix D: Valuation Methodology	12
Valuation Approaches	12
Appendix I: Assumptions and Limiting Conditions	14

Appendix A: Background of Transaction1

On April 15, 2022, East Stone, as purchaser, entered into a Business Combination Agreement (the “Agreement”) with Navy Sail International Limited (in the capacity as the representative of East Stone and the shareholders of East Stone), NWTN, Inc. (“Pubco”), Muse Merger Sub I Limited (an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of NWTN, Inc.) (the “First Merger Sub”), Muse Merger Sub II Limited (a British Virgin Islands business company and a wholly-owned subsidiary of NWTN, Inc.) (the “Second Merger Sub”), and ICONIQ.

Pursuant to the Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Agreement (the “Closing”), which Closing is subject to, among other things, regulatory and shareholder approval, (a) the First Merger Sub will merge with and into ICONIQ (the “First Merger”), with ICONIQ surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of ICONIQ being converted into the right to receive shares of Pubco; and (b) the Second Merger Sub will merge with and into the Company (the “Second Merger”, and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of the Company being converted into the right to receive substantially equivalent securities of Pubco (the Mergers together with the other transactions contemplated by the Agreement and other ancillary documents, the “Transactions”).

Under the Agreement, the Aggregate Merger Consideration Amount (as defined therein) to be paid to the shareholders of ICONIQ is $2,500,000,000 and will be paid entirely in shares, comprised of newly issued ordinary shares of Pubco, with each share valued at the Per Share Price (as defined therein).

As a result of the Mergers, (a) each of the Class A ordinary shares of ICONIQ that are issued and outstanding immediately prior to the time when the First Merger becomes effective under the Companies Act (2022 Revision) of the Cayman Islands, as amended (the “First Merger Effective Time”) will be cancelled and converted into (i) the right to receive 90% of such number of Class A ordinary shares of Pubco equal to the Exchange Ratio (as defined therein), and (ii) the contingent right to receive 10% of such number of Class A ordinary shares of Pubco equal to the Exchange Ratio in accordance with the Agreement. Each Class B ordinary share of ICONIQ that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive the number of Class B ordinary shares of Pubco equal to the Exchange Ratio; (b) each ordinary share of the Purchaser that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive one Pubco Class B ordinary share. Each of outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one Pubco Public Warrant and one Pubco Private Warrant, respectively. Each issued and outstanding Purchaser Right shall be automatically converted into one-tenth of one Pubco Class B ordinary share.

____________

1      Information in this section was obtained from the Business Combination Agreement by and among East Stone Acquisition Corporation, as Purchaser, Navy Sail International Limited, in the capacity as the Purchaser Representative, NWTN INC., as Pubco, Muse Merger Sub I Limited, as First Merger Sub, Muse Merger Sub II Limited, as Second Merger Sub, and ICONIQ Holding Limited, as the Company, dated April 15, 2022

Annex F-1

Appendix B: Economic and Industry Overview

Global Economic Outlook2

Executive Summary

The war in Ukraine has triggered a costly humanitarian crisis that demands a peaceful resolution. Economic damage from the conflict will contribute to a significant slowdown in global growth in 2022. A severe double-digit drop in GDP for Ukraine and a large contraction in Russia are more than likely, along with worldwide spillovers through commodity markets, trade, and financial channels. Even as the war reduces growth, it will add to inflation.

Fuel and food prices have increased rapidly, with vulnerable populations — particularly in low-income countries — most affected. Elevated inflation will complicate the trade-offs central banks face between containing price pressures and safeguarding growth. Interest rates are expected to rise as central banks tighten policy, exerting pressure on emerging market and developing economies. Moreover, many countries have limited fiscal policy space to cushion the impact of the war on their economies.

The invasion has contributed to economic fragmentation as a significant number of countries sever commercial ties with Russia and risks derailing the post-pandemic recovery. It also threatens the rules-based frameworks that have facilitated greater global economic integration and helped lift millions out of poverty. In addition, the conflict adds to the economic strains wrought by the pandemic. Although many parts of the world appear to be moving past the acute phase of the COVID-19 crisis, deaths remain high, especially among the unvaccinated. Moreover, recent lockdowns in key manufacturing and trade hubs in China will likely compound supply disruptions elsewhere.

Growth

Global growth is projected to slow from an estimated 6.1 percent in 2021 to 3.6 percent in 2022 and 2023. This is 0.8 and 0.2 percentage points lower for 2022 and 2023 than in the January World Economic Outlook Update. Beyond 2023, global growth is forecast to decline to about 3.3 percent over the medium term. Crucially, this forecast assumes that the conflict remains confined to Ukraine, further sanctions on Russia exempt the energy sector (although the impact of European countries’ decisions to wean themselves off Russian energy and embargoes announced through March 31, 2022, are factored into the baseline), and the pandemic’s health and economic impacts abate over the course of 2022. With a few exceptions, employment and output will typically remain below pre-pandemic trends through 2026.

Scarring effects are expected to be much larger in emerging market and developing economies than in advanced economies — reflecting more limited policy support and generally slower vaccination — with output expected to remain below the pre-pandemic trend throughout the forecast horizon. Unusually high uncertainty surrounds this forecast, and downside risks to the global outlook dominate — including from a possible worsening of the war, escalation of sanctions on Russia, a sharper-than-anticipated deceleration in China as a strict zero-COVID strategy is tested by Omicron, and a renewed flare-up of the pandemic should a new, more virulent virus strain emerge. Moreover, the war in Ukraine has increased the probability of wider social tensions because of higher food and energy prices, which would further weigh on the outlook.

Inflation

Inflation is expected to remain elevated for longer than in the previous forecast, driven by war-induced commodity price increases and broadening price pressures. For 2022, inflation is projected at 5.7 percent in advanced economies and 8.7 percent in emerging market and developing economies — 1.8 and 2.8 percentage points higher than projected in January. Although a gradual resolution of supply-demand imbalances and a modest pickup in labor supply are expected in the baseline, easing price inflation eventually, uncertainty again surrounds the forecast. Conditions could significantly deteriorate. Worsening supply-demand imbalances — including those stemming from the war — and further increases in commodity prices could lead to persistently high inflation, rising inflation expectations, and stronger wage growth. If signs emerge that inflation will be high over the medium term, central banks will be forced to react faster than currently anticipated — raising interest rates and exposing debt vulnerabilities, particularly in emerging markets.

____________

2        International Monetary Fund, World Economic Outlook, War Sets back the Global Recovery, April 2022.

Annex F-2

Geopolitics

The war in Ukraine has exacerbated two difficult policy trade-offs: between tackling inflation and safeguarding the recovery; and supporting the vulnerable and rebuilding fiscal buffers.

•        Tackling inflation: Although the drivers of inflation are in many cases beyond the control of central banks (the war, sanctions, the pandemic, supply chain disruptions), price pressures are increasingly broad-based. The transmission of the war shock will vary across countries, depending on trade and financial linkages, exposure to commodity price increases, and the strength of the preexisting inflation surge. The appropriate monetary policy response will therefore differ across economies. In some places, including the United States, inflationary pressure had strengthened considerably and become more broad-based even before the Russian invasion of Ukraine — buoyed by strong policy support. In other countries, the prominence of fuel- and war-affected commodities in local consumption baskets could lead to broader and more persistent price pressures. In both cases, tighter monetary policy will be appropriate to check the cycle of higher prices driving up wages and inflation expectations, and wages and inflation expectations driving up prices. In countries where the harmful effects from the war are larger, the trade-off between safeguarding growth and containing inflation will be more challenging. Central banks should remain vigilant to the impact of price pressures on inflation expectations and continue to communicate clearly on the outlook for inflation and monetary policy. A well-telegraphed, data dependent approach to adjusting forward guidance on the monetary stance — including the unwinding of record-high central bank balance sheets and the path for policy rates — is the key to maintaining the credibility of policy frameworks.

•        Fiscal policy amid rising interest rates and a cost-of living squeeze: Fiscal policies should depend on exposure to the war, the state of the pandemic, and the strength of the recovery. Following a huge and necessary fiscal expansion in many countries during the pandemic, debt levels are at all-time highs and governments are more exposed than ever to higher interest rates. The need for consolidation should not prevent governments from prioritizing spending with well-targeted support for the vulnerable — including refugees, those struggling because of commodity price spikes, and those affected by the pandemic. Where fiscal space permits and when monetary policy is constrained at the national level — for instance by the Effective Lower Bound or in a monetary union — broader fiscal support may be warranted, depending on the severity of the decline in aggregate demand. But this support should be deployed in ways that avoid exacerbating ongoing supply-demand imbalances and price pressures. Where fiscal space is more limited, governments will need to tread a difficult path between fiscal consolidation and prioritizing essential expenditures. Moreover, authorities should be vigilant regarding private sector vulnerabilities to rising interest rates.

•        Preparing for tomorrow’s economy: Beyond the immediate challenges of the war and the pandemic, policymakers should not lose sight of longer-term goals. Pandemic disruptions have highlighted the productivity of novel ways of working. Governments should look to harness positive structural change wherever possible, embracing the digital transformation and retooling and reskilling workers to meet its challenges. Carbon pricing and fossil fuel subsidy reform can also help with the transition to a cleaner mode of production, less exposed to fossil fuel prices — more important than ever in light of the fallout of the war on the global energy market. The green energy transition will also entail labor market reallocation across occupations and sectors.

Multilateral efforts to respond to the humanitarian crisis, prevent further economic fragmentation, maintain global liquidity, manage debt distress, tackle climate change, and end the pandemic remain essential. The adverse consequences from the current geopolitical conflict are a reminder of the importance of global cooperation. This extends from addressing the immediate needs of war refugees to the eventual great effort to rebuild Ukraine. As countries contend with higher volatility, spending pressures from humanitarian response needs, and tighter financial market conditions, the likelihood that some countries will become financially constrained increases. Multilateral institutions offer a critical safety net, providing emergency liquidity and preventing crises from spreading. Where liquidity support alone is insufficient, progress toward orderly debt restructuring is essential. On climate, advanced economies must make real progress toward their COP26 climate summit pledges. Emerging market and developing economies must extend their ambition to reduce emissions. And as the pandemic is not yet over, governments must use all tools at their disposal to combat the virus, both by meeting vaccination targets and by ensuring equitable access to tests and treatment.

Annex F-3

Global Electric Vehicle Outlook3

Few areas in the world of clean energy are as dynamic as the electric car market. Sales of electric vehicles (EVs) doubled in 2021 from the previous year to a new record of 6.6 million. Back in 2012, just 120,000 electric cars were sold worldwide. In 2021, more than that many are sold each week. Nearly 10% of global car sales were electric in 2021, four times the market share in 2019. This brought the total number of electric cars on the world’s roads to about 16.5 million, triple the amount in 2018. Global sales of electric cars have kept rising strongly in 2022, with 2 million sold in the first quarter, up 75% from the same period in 2021.

The success of EVs is being driven by multiple factors. Sustained policy support is the main pillar. Public spending on subsidies and incentives for EVs nearly doubled in 2021 to nearly $30 billion. A growing number of countries have pledged to phase out internal combustion engines or have ambitious vehicle electrification targets for the coming decades. Meanwhile, many carmakers have plans to electrify their fleets that go further than policy targets. Finally, five times more new EV models were available in 2021 than in 2015, increasing the attractiveness for consumers. The number of EV models available on the market is around 450.

The increase in EV sales in 2021 was primarily led by the People’s Republic of China (“China”), which accounted for half of the growth. More vehicles were sold in China in 2021 (3.3 million) than in the entire world in 2020. Sales in Europe showed continued robust growth (up 65% to 2.3 million) after the 2020 boom, and they increased in the United States as well (to 630,000) after two years of decline. The first quarter of 2022 showed similar trends, with sales in China more than doubling compared with the first quarter of 2021 (accounting for most of global growth), a 60% increase in the United States and a 25% increase in Europe.

In China, electric cars are typically smaller in size than in other markets. This, alongside lower development and manufacturing costs, has contributed to decreasing the price gap with conventional cars. In 2021, the sales-weighted median price of EVs in China was only 10% more than that of conventional offerings, compared with 45-50% on average in other major markets. China accounts for 95% of new registrations of electric two- and three-wheeler vehicles and 90% of new electric bus and truck registrations worldwide. Electric two- and three-wheel vehicles now account for half of China’s sales. The speed of charging infrastructure roll-out in China is faster than in most other regions.

By contrast, EV sales are still lagging in other emerging and developing economies, where the few models that are available remain unaffordable for mass-market consumers. In Brazil, India and Indonesia, fewer than 0.5% of car sales are electric. However, EV sales doubled in a number of regions in 2021, which could pave the way for quicker market uptake by 2030 if supporting investments and policies are in place.

The Covid-19 pandemic and Russia’s war in Ukraine have disrupted global supply chains, and the car industry has been heavily impacted. In the near future, EV delivery delays to customers may dampen sales growth in some markets. But in the longer term, government and corporate efforts to electrify transport are providing a solid basis for further growth in EV sales. The International Energy Agency (IEA) Announced Pledges Scenario (APS), which is based on existing climate-focused policy pledges and announcements, presumes that EVs represent more than 30% of vehicles sold globally in 2030 across all modes (excluding two- and three-wheelers). While impressive, this is still well short of the 60% share needed by 2030 to align with a trajectory that would reach net zero CO2 emissions by 2050. Under current policy plans reflected in the IEA Stated Policies Scenario (STEPS), EVs reach just over 20% of sales in 2030, increasing the stock 11-fold from today’s levels to 200 million vehicles. Projected global EV sales by region are presented in the following chart.

____________

3      International Energy Agency (IEA), Global EV Outlook 2022, May 2022

Annex F-4

Hybrid and Electric Vehicle Manufacturing Industry4

Industry Definition

This industry primarily manufactures hybrid and electric automobiles that use one or more electric motors for propulsion. A hybrid electric vehicle (HEV) is a type of a vehicle that combines a conventional internal combustion engine (ICE) propulsion system with an electric propulsion system. The most common form of HEV is the hybrid electric car, though hybrid electric trucks (pickups and tractors) and SUVs also exist.

Industry Performance

The Hybrid and Electric Vehicle Manufacturing industry produces primarily hybrid electric vehicles (HEV) and electric vehicles (EV), including plug-in electric vehicles (PEV) and plug-in hybrid electric vehicles (PHEV). Over the past five years, industry revenue has risen significantly, as new technology, environmental concerns and increasing price competitiveness continue to stimulate demand for industry vehicles. The rapid introduction of HEV’s amid high demand for fuel-saving cars drove demand higher prior to the period. Relatively high gas prices also pushed many consumers to HEVs, PHEV’s, PEV’s and EV’s to save money on fuel costs during the five-year period. As technology advanced and the price of electric batteries fell, electric vehicles quickly gained popularity.

In 2020, the industry experienced a hiccup amid the COVID-19 (coronavirus) pandemic. Due to the spread of the virus, large swaths of the global and domestic economies were forced to close temporarily. This led to an increased unemployment rate and a halt in international trade, causing severe issues for manufacturers’ supply chains. As manufacturing capacity utilization was limited, the manufacturing sector was hindered, including industry operators. As a result, revenue declined 19.4% in 2020, despite large backlogs, as fuel prices dropped significantly.

As the economy recovered in 2021 and social distancing guidelines were relaxed, demand for industry vehicles is expected to return to expansion. Resuming international trade and rising environmental concerns, alongside rising fuel prices, have prompted consumers to purchase electric and hybrid vehicles. Additionally, as deployment of the coronavirus vaccine increases, a return to normal working conditions will likely generate increased commuting and therefore higher demand. Additionally, with tax credits and consumer incentives expected to remain stable, in addition to increased policies that will likely support lower emission standards, industry demand will likely increase significantly in 2021 and 2022. Furthermore, additional funding from the Department of Energy and the Biden Administration is anticipated to bolster revenue. Accordingly, industry revenue has risen at an annualized rate of 19.1% to $26.6 billion over the past five years, including a 25.3% rise in 2022 alone.

____________

4        IBISWorld Industry Report OD5146, Hybrid and Electric Vehicle Manufacturing, June 2022.

Annex F-5

Key External Drivers

1.    Consumer Confidence Index

Consumer sentiment has played an important role in industry demand. When consumers are low on disposable income, they tend to postpone purchases, hurting automakers. Consumer confidence plummeted during the previous recession, which flowed upstream to industry players as fewer hybrid and electric vehicles were purchased. The Consumer Confidence Index is expected to increase in 2022.

2.    World Price of Crude Oil

The price of gas is important to industry players because it represents a significant part of a vehicle’s running costs. Over the past five years, the retail price of gasoline has grown, which has led consumers to consider their fuel consumption. Consequently, consumers demand smaller and more fuel-efficient vehicles, increasing industry revenue. The world price of crude oil is expected to increase in 2022, representing a potential opportunity for the industry.

3.    Tax Credits for Energy Efficiency

Consumers received tax credits, depending on the make of the car, by purchasing hybrid and electric vehicles over the past five years. An increase in the availability of these tax credits leads to higher industry revenue as consumers buy more hybrid and electric cars. Tax credits for energy efficiency is expected to increase in 2022.

4.    Demand from New Car Dealers

New car dealers demand industry vehicles when consumers increase demand for these cars. The financial crisis has taken a toll on dealers and a significant proportion of companies had trouble finding funds to stock their showrooms. Stocking woes and falling consumer demand have negatively affected demand for hybrid and electric vehicle manufacturing during the recession. Demand from new car dealers is expected to increase in 2022.

5.    Trade-Weighted Index

The trade-weighted index (TWI) measures the value of the US dollar against various foreign currencies. As the TWI decreases, so too does the cost of domestic products for foreign buyers. In 2022, the TWI is expected to increase, posing a potential threat to industry operators.

Key Success Factors

1.    Strong Supply Chain Links

Close relationships with suppliers and good distribution channels are important. Manufacturers need to be able to access parts on a timely basis to ensure the smooth flow of production. Operators need good distribution channels to minimize supply chain interruptions.

2.    Use of Most Efficient Work Practices

Good industrial relations through a motivated work force ensure the smooth running of a production plant. Work stoppages can be costly to industry players, and good industrial relations can hedge manufacturers against that type of risk.

3.    Access to the Latest Available and Most Efficient Technology and Techniques

The degree of investment in technological improvements and product development is important. In the current environment, the development of fuel-efficient, hybrid and alternative-fuel vehicles is crucial for competitive purposes.

4.    Ability to Expand and Curtail Operations Rapidly in Line with Market Demand Industry players that respond to market signals will likely be competitive. This factor is evidenced by the high acceptance of a few of the industry’s hybrid models.

Annex F-6

Industry Life Cycle

The Hybrid and Electric Vehicle Manufacturing industry is growing at a fast rate, evidenced by the rapid introduction of hybrid and electric cars in the US market and its revenue growth despite the recession. Industry value added (IVA), which measures an industry’s contribution to the overall economy, is forecast to increase at an annualized rate of 17.8% over the 10 years to 2027, while US GDP is expected to grow an annualized 2.0% during the same period.

Despite the COVID-19 (coronavirus) pandemic in 2020, sales of hybrid and electric vehicles have managed to continue expanding over the past five years. Oil prices have underpinned this trend since many consumers bought industry vehicles to save on fuel expenses. Growing environmental awareness among consumers has also played into this trend, as consumers demand products that they perceive to be environmentally friendly. US economic growth will likely support demand over the next five years as disposable income rises.

Some industry players have performed particularly well over the past five years, with fast growing sales of electric vehicles to US consumers. Tesla Inc., for example, introduced the Tesla Model 3 in 2017 and has experienced high sales since. Industry players are constantly developing new types of hybrids and electric vehicles to compete with vehicles that have already sold well over the past five years. This technological innovation will likely benefit hybrid and electric vehicle manufacturers, ensuring the industry’s growth.

Industry Outlook

The Hybrid and Electric Vehicle Manufacturing industry is expected to grow significantly over the next five years, albeit at a slower rate. While more consumers are expected to switch to hybrid and electric vehicles, expected declines in the world price of crude oil are anticipated to slightly slow down industry revenue. However, consumers are also expected to be increasingly interested in products that are perceived as environmentally friendly, further supporting industry demand. Companies will likely continue to introduce new vehicle models to capture consumer interest, while corporations will also increase campaigns to reduce carbon footprints. Additionally, the industry’s growth will likely be boosted by an increase in demand for electric vehicles that tout improved fuel economy while being sold at a competitive price. As a result of these trends, industry revenue is expected to rise, growing at an annualized rate of 17.0% to $58.3 billion over the next five years.

In 2020, oil prices declined significantly as a result of the COVID-19 (coronavirus) pandemic, reaching period lows. However, in 2021 and 2022, the world price of crude oil rebounded significantly as the economy recovered. Additionally, oil prices further increased in 2022 following Russia’s invasion of Ukraine, halting oil imports. Over the next five years, oil prices are expected to reverse and trend downward due to increased production from countries such as Norway, Brazil and Venezuela. Conversely, emerging economies are expected to recover and build out essential infrastructure, pushing demand for oil higher. China and to a lesser extent, India, will likely continue to lead demand during the outlook period. Overall, the world price of crude oil is forecast to decline at an annualized rate of 5.3% over the next five years.

Oil price declines are anticipated to slightly slow consumer demand as fuel expenses fall from current period highs. However, despite the decline, oil prices will still remain high, resulting in higher fuel efficiency from hybrid and electric vehicles. Additionally, as the US economy regains steam, consumers will likely experience higher disposable income, further enhancing consumers’ ability to purchase hybrid and electric vehicles.

Despite this, the introduction of fuel-efficient nonhybrid vehicles may hamper demand. External competitors that manufacture nonhybrid vehicles will likely compete with hybrid and electric vehicles by offering more fuel-efficient models. These players do not need to purchase equipment required to manufacture hybrid and electric cars or open up new manufacturing facilities to compete effectively. In turn, competitors will not likely have to invest much to have consumers visit their dealerships. This trend is projected to somewhat limit revenue growth over the next five years. However, industry players will likely gain a competitive edge by marketing their products as more environmentally friendly than the products of their external competitors. Still, as the price of batteries declines and new policies continue to push eco-friendly alternatives, industry operators will likely be able to be more competitive on the basis of price. As a result, while these concerns must be noted, the effects will likely be muted during the latter half of the period.

Annex F-7

Industry operators will continue to receive direct and indirect assistance from the state and federal government. The Biden Administration has repeatedly shown support for electric vehicles, setting a target of 50.0% of new car sales being electric by 2030. In 2021, the Biden Administration passed the Bipartisan Infrastructure Law, which will provide $7.5 billion in funding to build a network of 500,000 electric vehicle chargers across the US. Furthermore, the law provides over $7.0 billion in funding to improve the overall supply chain for electric vehicles. Most recently, the Biden Administration stated it will continue to discuss potential incentives and tax credits with Congress to further push consumers to purchase electric and hybrid models. Due to continued support from the government, industry operators will increase production of electric and hybrid vehicles. As a result, industry employment is expected to increase at an annualized rate of 16.5% to 30,728 employees over the next five years. Additionally, environmental awareness will likely continue to sway consumers and be an important factor in purchasing decisions. Industry players are likely to continue touting the perceived environmental benefits of buying a hybrid or electric vehicle to drive sales. Operations are expected to open up locations to meet demand; additionally, the number of industry establishments is anticipated to grow, increasing at an annualized rate of 12.4% to 462 locations over the next five years.

Industry profit is anticipated to increase slightly over the next five years. Hybrid and electric automakers will likely pressure battery makers into supplying lower-priced batteries as they ramp up production of electric cars. Furthermore, continued government funding is expected to help battery makers develop cost-efficient, longer-lasting batteries. This trend is likely to directly decrease the cost of manufacturing and increase profit. Additionally, the lower costs of industry vehicles may ultimately increase international trade as well. As the US dollar depreciates over the next five years, industry exports are expected to rise as a share of revenue. Accordingly, the value of industry exports is forecast to rise at an annualized rate of 17.6% to $9.0 billion over the next five years. Similarly, the value of industry imports is expected to rise as well, increasing at an annualized rate of 15.8% to $29.0 billion during the same period. Industry wages are anticipated to increase rapidly over the next five years, albeit at a slower pace than revenue, bolstering industry profit. Accordingly, industry profit, measured as earnings before interest and taxes, is expected to increase, accounting for 2.5% of industry revenue in 2027.

Annex F-8

Appendix C: Company Overview

East Stone Acquisition Corporation

Company Background5

East Stone Acquisition Corporation (“East Stone”) does not have significant operations. It intends to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more operating businesses or assets. East Stone focuses on businesses primarily operating in the financial services industry or businesses providing technological services to the financial industry in North America and the Asia-Pacific. East Stone Acquisition Corporation was incorporated in 2018 and is based in Burlington, Massachusetts.

ICONIQ Holding Limited6

Company Background

ICONIQ Holding Limited (“ICONIQ” or the “Company”) operates as a green mobility technology company which defines the smart passenger vehicle (“SPV”) as a vehicle concept emphasizing AI technologies, autonomous driving, IoT connectivity, and a personalized passenger experience. ICONIQ’s core technology advantages are characterized by modular pure electric platforms, digital on-board connectivity systems, continuously upgraded electric and electronic architectures, and autonomous driving technology. ICONIQ focuses on consumers and technology-savvy families and businesses. ICONIQ was founded in 2016 and is based in Dubai, United Arab Emirates with additional offices in Tianjin and Shanghai.

Products

Supersport

Supersport is a battery EV sports car jointly developed by W Motors and ICONIQ. The target markets for this vehicle are China, the Middle East, Europe, and North America. Supersport is ICONIQ’s first vehicle design and will share the same platform as certain W Motor’s Hypercar products (the Fenyr Supersport and the Lykan Hypersport) including the advanced carbon fiber monocoque and suspension. In designing Supersport, ICONIQ has utilized its advanced electronic architecture and many of the passenger-centric intelligent hardware features that will be included in the design of MUSE. They have also designed the interior to focus on passenger comfort and convenience.

It has been developed through a contract engineering arrangement with W Motors and ICONIQ will pay W Motors a contract engineering fee on a per-vehicle basis. ICONIQ is conducting limited edition production of Supersport and plans for launch and full production in late 2022.

____________

5        Business description obtained from S&P Capital IQ.

6        Ibid.

Annex F-9

MUSE

MUSE is a full-sized SPV which serves as a brand marquee model, with services to offer comprehensive passenger experience and Level 2.5 autonomous driving technology, which was developed based on an advanced EV platform. MUSE will have several advanced features, including (i) innovative appearance with 1.42-meter-high ingress and egress which provides better passenger experience; (ii) luxurious interior with front swivel seat, double large screens and independent operating system, AI-NAS; (iii) holistic experience with multiple riding modes of work, health, meeting, entertainment and relaxation; and (iv) smart navigation with adaptability for future autonomous driving technology.

ICONIQ is currently in the target agreement phase for the development of MUSE. MUSE will be ICONIQ’s first mass-production SPV in the market.

ADA

ADA is a mid-sized compact SPV which serves as a more affordable model and aims for the mainstream MPVs and city SUVs market. While sharing the same competitive core features as MUSE, ADA will be offered at a more affordable price range which allows a wider range of consumers to enjoy its futuristic design, smart and passenger-focused functions and seamless connectivity. ADA’s target markets are Europe, the United Kingdom and Southeast Asia.

Similar to MUSE, ADA features futuristic and compact exterior which enables easy city navigation. Its interior provides sufficient space for passengers and offers up-to-date connectivity experience. Moreover, ADA’s production shares the same platform as that of MUSE, which allows ICONIQ to manufacture ADA in a more efficient manner. ADA is expected to offer leading L4+ autonomous driving technology which will deliver the ultimate in-cabin passenger experience in parallel with the development of relevant regulations. As a compact and more affordable model, ADA does not have certain features offered by MUSE. ICONIQ is currently in the preliminary product specification phase for the development of ADA and plan for launch and full production in 2024. ICONIQ expects to enter into a contract engineering arrangement with Evergrande Auto.

Annex F-10

Value-Add Services

ICONIQ’s vehicles will have functions that synchronize with passenger’s smart devices such as smartphone, smart watch and other wearables to access their personal preference and information from other applications. Through these, ICONIQ aims to provide various expandable services such as health monitoring and in-vehicle entertainment for passengers. Moreover, passengers will be able access a selected list of third-party games, subscriptions and lifestyle services on their mobile phones which can be synchronized with AI-NAS. Other value-added services include a hotel VIP service, a healthcare specialist hotline, online shopping privileges, and airport and high-speed rail VIP service.

After-Sale Services and Warranty

In China, ICONIQ plans to provide offline servicing primarily through authorized third-party service centers, which will provide repair, maintenance and other services. Outside China, ICONIQ will initially offer after-sale services through their importer and distributor partners and manage such network based on market requirements and global representation standards.

Vehicle electrical systems will be monitored via a PLM (product lifecycle management) system and industry 4.0 methodology to allow 100% real-time tracking of aftersales repair and warranty issues. Given that all critical and valuable components are traceable on every vehicle in service, ICONIQ will monitor vehicle component quality issues and intervene remotely to prevent failure or initiate a service workshop visit to prevent a customer breakdown. Any major quality issues involving vehicle software will be remedied primarily through OTA updates, will also enable remote diagnosis of vehicles, data analysis, proactive repair of the relevant system to prevent failure and the addition of new features and functions.

ICONIQ will provide product warranty as required under the relevant law of the markets where they operate and also evaluate warranty terms based on different market requirements and competitive environment. The vehicle components procured from suppliers and vehicles manufactured through contract engineering arrangements with W Motors and Evergrande Auto will all carry standard warranty provisions which are in line with industry standards.

Historical Financial Review

We reviewed ICONIQ’s financial statements for the years ended December 31, 2020, December 31, 2021, and the three months ended March 31, 2021, and March 31, 2022 (collectively, the “Review Period”).

Historical Income Statements

ICONIQ has not generated revenue yet, with first vehicles expected to launch at the end of 2022. ICONIQ reported operating expenses of $10.9 million in 2020, $10.8 million in 2021, and $11.9 million for the trailing twelve months ended March 31, 2022 (“TTM 2022”). Reported net income was -$12.7 million in 2020, -$13.1 million in 2021, and -$14.4 million in TTM 2022.

Historical Balance Sheets

As of the Valuation Date, ICONIQ reported $14.5 million in total assets, $73.1 million in total liabilities, and -$58.7 million in total equity. ICONIQ’s current liabilities, excluding the current portion of long-term debt, exceeded its current assets by $32.8 million as of the Valuation Date.

Annex F-11

Appendix D: Valuation Methodology

There are three conceptually distinct methodologies that can be applied to determine the fair market value of a business or asset: (a) the income approach, (b) the market approach and (c) the cost approach. Each of these generally accepted valuation methodologies are considered in the appraisal process and are more or less relevant given the nature of the business and the observable data used to apply the method.

The income and market approaches were utilized to arrive at a conclusion of value for ICONIQ’s equity. The income approach directly measures the value of a company by estimating the expected cash flows derived from the business. The market approach provides an indication of value of a company’s shares by observing the market value of guideline companies based on various pricing measures or transactions. We utilized the guideline public company method under the market approach. We did not utilize the transaction approach since ICONIQ has yet to generate revenue. The cost approach was considered and rejected for the valuation of the companies because this approach tends to misstate the fundamental economic value of an ongoing business enterprise.

Valuation Approaches

Income Approach

The income approach quantifies the present value of anticipated future income generated by a business or an asset. Forecasts of future income require analyses of variables that influence income, such as revenues, expenses and taxes. One form of the income approach, the discounted cash flow (DCF) analysis, defines future economic income as net cash flow and takes into account not only the profit-generating abilities of a business but also the investment in capital equipment and working capital required to sustain the projected net cash flow. The forecasted net cash flow is then discounted to present value using an appropriate rate of return or discount rate. The income approach is unique in its ability to account for the specific contribution to the overall value of various factors of production.

We developed a DCF model to arrive at ICONIQ’s market value of invested capital (MVIC) as of the Valuation Date. The DCF method first projects the cash flow the business is expected to produce over a discrete period. Then, each discrete cash flow is discounted to present value at a rate that reflects the risk of receiving that amount at the time anticipated in the projection. To better reflect these projections, items such as revenue, operating costs, capital expenses, and working capital were forecasted. These projections were used to determine the net cash flow generated by the business, which was then discounted to the present value, using an appropriate discount rate. Total outstanding debt, if any, was then subtracted from the MVIC to arrive at the value of equity.

We developed an independent forecast utilizing market-based assumptions derived from guideline public company information under the premise that a market participant would utilize their own independent forecast in valuing ICONIQ. We primarily utilized industry data including historical and projected financial performance of the guideline public companies in developing its own projections. With the exception of the of ICONIQ’s targeted launch dates for its various product lines, we did not utilize or rely upon any information provided by ICONIQ in developing our projections because we assumed that a market participant would develop their own independent forecast in assessing the valuation of ICONIQ.

Based on the income approach the total consideration paid for ICONIQ Holding Limited is FAIR to the shareholders of East Stone from a financial point of view.

Market Approach

The market approach considers the implied pricing in third-party transactions of comparable businesses or assets. Transactions are analyzed in order to identify pricing patterns or trends that can be used to infer value on the subject business or asset. Adjustments are made to the transaction data to account for relative differences between the subject and the comparable transactions. The primary strength of the market approach is that it offers relatively objective pricing evidence from the market at large and, aside from certain adjustments to the transaction data, requires few assumptions to be made. The market approach is most applicable to highly homogeneous assets or businesses for which a ready market exists.

Annex F-12

The first step in performing the guideline public company analysis was the identification and selection of comparable companies. To be included in our guideline sample, companies had to be engaged in the same or similar line of business as ICONIQ as of the Valuation Date. The second criterion was that the comparable companies face similar industry and economic risks. Based on our examination of the industry, our discussions with Management, and our search from the S&P Capital IQ database, we identified the following companies:

1.    BAIC BluePark New Energy Technology Co., Ltd.

2.    Canoo Inc.

3.    Electrameccanica Vehicles Corp.

4.    Faraday Future Intelligent Electric Inc.

5.    Fisker Inc.

6.    Li Auto Inc.

7.    Lucid Group, Inc.

8.    NIO Inc.

9.    Rivian Automotive, Inc.

10.  Tesla, Inc.

11.  XPeng Inc.

Using the most recently filed financial statements and consensus forward-looking estimates of the selected guideline companies as of the Valuation Date, we calculated the following multiples:

•        Enterprise value to trailing twelve-month sales

•        Enterprise value to forward 2022 sales

•        Enterprise value to forward 2023 sales

•        Enterprise value to forward 2024 sales

We established a relative basis for comparison between the guideline public companies and ICONIQ. We determined the low and high end of the range and calculated the mean and median of the pricing multiples of the comparable companies. Utilizing the enterprise value to forward 2024 sales and accounting for cash and debt, we estimated a minority, marketable equity value for the Company. We then applied a control premium of 25.0%, which we determined based upon a study of control premiums in the MergerStat BVR Control Premium database.

Based on the market approach the total consideration paid for ICONIQ Holding Limited is FAIR to the shareholders of East Stone from a financial point of view.

Annex F-13

Appendix I: Assumptions and Limiting Conditions

This Fairness Opinion prepared by ValueScope, Inc. (“ValueScope”) is subject to and governed by the following Assumptions and Limiting Conditions and other terms, assumptions and conditions contained in the engagement letter.

Limitation on Distribution and Use

The Fairness Opinion, the conclusion of fairness, and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed and solely for the purposes stated, they should not be relied upon for any other purpose, and no party other than the Partnership may rely on them for any purpose whatsoever. Neither the Fairness Opinion, nor its contents, nor any reference to the appraiser or ValueScope, may be referred to or quoted in any registration statement, prospectus, offering memorandum, sales brochure, other appraisal, loan or other agreement or document given to third parties without our prior written consent. In addition, except as set forth in the Fairness Opinion, our analysis and Fairness Opinion are not intended for general circulation or publication, nor are they to be reproduced or distributed to third parties without our prior written consent; provided, however, that if ValueScope fails to inform the Company whether ValueScope will provide such consent within five (5) business days after receiving the Company’s request thereof, then ValueScope’s consent shall be deemed conclusively to have been provided without any further action by the Partnership or ValueScope.

No change of any item in this Fairness Opinion shall be made by anyone other than ValueScope, and we shall have no responsibility for any such unauthorized change. The Fairness Opinion may not be used in conjunction with any other appraisal or study. The conclusion(s) stated in this appraisal is based on the program of utilization described in the Fairness Opinion and may not be separated into parts. The Fairness Opinion was prepared solely for the purpose, function and party so identified in the Fairness Opinion. The Fairness Opinion may not be reproduced, in whole or in part, and the conclusions may not be utilized by a third party for any purpose, without the express written consent of ValueScope.

As required by new U.S. Treasury rules, we inform you that, unless expressly stated otherwise, any U.S. federal tax advice contained in this Fairness Opinion, including attachments, is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any penalties that may be imposed by the Internal Revenue Service.

Purpose of Fairness Opinion

This Fairness Opinion was prepared for the sole purpose of reviewing the Transaction. Our conclusion of fairness does not extend to any managerial decisions which occurred pre- or post-transaction.

Operational Assumptions

Unless stated otherwise, our analysis (i) assumes that, as of the valuation date, the Company and its assets will continue to operate as configured as a going concern, (ii) is based on the past, present and future projected financial condition of the Partnership and its assets as of the valuation date, and (iii) assumes that the Company has no undisclosed real or contingent assets or liabilities, other than in the ordinary course of business, that would have a material effect on our analysis.

We did not make an onsite visit to the Company’s facilities.

Competent Management Assumed

It should be specifically noted that the Fairness Opinion assumes the Company will be competently managed and maintained over the expected period of ownership. This Fairness Opinion does not entail an evaluation of management’s effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

No Obligation to Provide Services after Completion

Valuation assignments are accepted with the understanding that there is no obligation to furnish services after completion of this engagement. If the need for subsequent services related to a valuation assignment (e.g., including

Annex F-14

testimony, preparation for testimony, other activity compelled by legal process, updates, conferences, reprint or copy services, document production or interrogatory response preparation, whether by request of the Company or by subpoena or other legal process initiated by a party other than the Company) arises, special arrangements for such services acceptable to ValueScope must be made in advance. ValueScope reserves the right to make adjustments to the analysis, opinion and conclusion set forth in the Fairness Opinion as we deem reasonably necessary based upon consideration of additional or more reliable data that may become available.

In all matters that may be potentially challenged by a Court or other party, we do not take responsibility for the degree of reasonableness of contrary positions that others may choose to take, nor for the costs or fees that may be incurred in the defense of our recommendations against challenge(s). We will, however, retain our supporting work papers for your matter(s), and will be available to assist in defending our professional positions taken, at our then current rates, plus direct expenses at actual, and according to our then current Standard Professional Agreement.

No Opinion is Rendered as to Legal Fee or Property Title

No opinion is rendered as to legal fee or property title. No opinion is intended in matters that require legal, engineering or other professional advice that has been or will be obtained from professional sources.

Liens and Encumbrances

ValueScope will give no consideration to liens or encumbrances except as specifically stated. We will assume that all required licenses and permits are in full force and effect, and we make no independent on-site tests to identify the presence of any potential environmental risks. We assume no responsibility for the acceptability of the valuation approaches used in our Fairness Opinion as legal evidence in any particular court or jurisdiction.

Information Provided by Others

Information furnished by others is presumed to be reliable; no responsibility, whether legal or otherwise, is assumed for its accuracy and cannot be guaranteed as being certain. All financial data, operating histories and other data relating to income and expenses attributed to the business have been provided by management or its representatives and have been accepted without further verification except as specifically stated in the Fairness Opinion.

Prospective Financial Information

Fairness opinions may contain prospective financial information, estimates or opinions that represent reasonable expectations at a particular point in time, but such information, estimates or opinions are not offered as forecasts, prospective financial statements or opinions, predictions or as assurances that a particular level of income or profit will be achieved, that events will occur or that a particular price will be offered or accepted. Actual results achieved during the period covered by our prospective financial analysis will vary from those described in our Fairness Opinion, and the variations may be material.

Any use of Management’s projections or forecasts in our analysis will not constitute an examination, review or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (AICPA). We will not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines.

Regulatory and Environmental Considerations

The Fairness Opinion assumes all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state or national government, or private entity or organization have been or can be obtained or reviewed for any use on which the opinion contained in the Fairness Opinion are based.

ValueScope is not an environmental consultant or auditor, and it takes no responsibility for any actual or potential environmental liabilities. Any person entitled to rely on this Fairness Opinion, wishing to know whether such liabilities exist, or the scope and their effect on the value of the property, is encouraged to obtain a professional environmental assessment. ValueScope does not conduct or provide environmental assessments and has not performed one for the subject property.

Annex F-15

ValueScope has not determined independently whether the Partnership is subject to any present or future liability relating to environmental matters (including, but not limited to CERCLA/Superfund liability) or the scope of any such liabilities. ValueScope’s valuation takes no such liabilities into account, except as they have been reported to ValueScope by the Company or by an environmental consultant working for the Company, and then only to the extent that the liability was reported to us in an actual or estimated dollar amount. Such matters, if any, are noted in the Fairness Opinion. To the extent such information has been reported to us, ValueScope has relied on it without verification and offers no warranty or representation as to its accuracy or completeness.

Unless otherwise stated, no effort has been made to determine the possible effect, if any, on the subject business due to future federal, state, or local legislation, including any environmental or ecological matters or interpretations thereof.

ValueScope has not made a specific compliance survey or analysis of the subject property to determine whether it is subject to, or in compliance with, the American Disabilities Act of 1990, and this valuation does not consider the effect, if any, of noncompliance.

ValueScope expresses no opinion for matters that require legal or other specialized expertise, investigation, or knowledge beyond that customarily employed by business appraisers.

Indemnification by the Company

The following indemnifications apply only to the extent that any losses, claims, damages, judgments or liabilities are not caused by fraud, bad faith, gross negligence or willful malfeasance on the part of ValueScope.

The Company agrees to indemnify and hold harmless ValueScope, and its respective principals, affiliates, agents and employees (“Indemnified Party”) against any losses, claims, damages, judgments or liabilities arising out of or based upon any professional advisory services rendered pursuant to this agreement. Furthermore, the Company agrees to indemnify ValueScope and any Indemnified Party against any losses, claims, damages, judgments or liabilities incurred as a result of a third party initiating a lawsuit against any Indemnified Party based upon any consulting services rendered to the Partnership pursuant to this agreement. In consideration for this indemnification agreement, ValueScope will provide professional advisory services.

The Company agrees to reimburse ValueScope and any Indemnified Party for any necessary and reasonable expenses, attorneys’ fees or costs incurred in the enforcement of any part of the indemnity agreement 30 days after receiving written notice from ValueScope.

The obligations of ValueScope under this agreement are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person in ValueScope shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

Annex F-16

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud, willful neglect, willful default or the consequences of committing a crime. Pubco’s amended and restated memorandum and articles of association provides that, subject to certain limitations, Pubco will indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity shall not apply if the person acted dishonestly, in wilful default or fraudulently.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1*	Business Combination Agreement, dated as of April 15, 2022 (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).
3.1**	Memorandum and Articles of Association of Pubco.
3.2**	Form of Amended and Restated Memorandum and Articles of Association of Pubco (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).
3.3	Amended and Restated Memorandum and Articles of Association of East Stone (incorporated by reference to Exhibit 3.1 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).
4.1	Specimen Unit Certificate of East Stone (incorporated by reference to Exhibit 4.3 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).
4.2	Specimen Ordinary Share Certificate of East Stone Acquisition Corporation (incorporated by reference to Exhibit 4.4 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).
4.3	Specimen Warrant Certificate of East Stone (incorporated by reference to Exhibit 4.5 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).
4.4	Specimen Right Certificate of East Stone (incorporated by reference to Exhibit 4.6 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).
4.5**	Specimen Warrant Certificate of Pubco.
4.6

Warrant Agreement, dated as of February 19, 2020, by and between East Stone and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

4.7

Rights Agreement, dated as of February 19, 2020, by and between East Stone and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.2 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

5.1**	Opinion of Ogier.
8.1*	Form of Tax opinion of Ellenoff Grossman & Schole LLP.
10.1

Letter Agreement, dated February 19, 2020, by and among East Stone, its initial shareholders, anchor investors, directors and officer (incorporated by reference to Exhibit 10.1 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.2

Investment Management Trust Agreement, dated February 19, 2020, by and between East Stone and CST, as trustee (incorporated by reference to Exhibit 10.2 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.3

Administrative Support Agreement, dated February 19, 2020, by and between East Stone and East Stone Capital Limited (incorporated by reference to Exhibit 10.3 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

Exhibit No.	Description
10.4

Unit Subscription Agreement, dated as of February 24, 2020, by and between East Stone and the Sponsor (incorporated by reference to Exhibit 10.4 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.5

Unit Subscription Agreement, dated as of February 24, 2020, by and between East Stone and I-Bankers (incorporated by reference to Exhibit 10.5 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.6

Unit Subscription Agreement, dated as of February 24, 2020, by and between East Stone and Hua Mao (incorporated by reference to Exhibit 10.6 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.7

Unit Subscription Agreement, dated as of February 24, 2020, by and between East Stone and Cheng Zhao (incorporated by reference to Exhibit 10.7 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.8

Registration Rights Agreement, dated as of February 19, 2020, by and between East Stone and certain securityholders (incorporated by reference to Exhibit 10.8 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.9

Indemnity Agreement, dated as of February 19, 2020, by and between East Stone and Xiaoma (Sherman) Lu (incorporated by reference to Exhibit 10.9 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.10

Indemnity Agreement, dated as of February 19, 2020, by and between East Stone and Chunyi (Charlie) Hao (incorporated by reference to Exhibit 10.10 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.11

Indemnity Agreement, dated as of February 19, 2020, by and between East Stone and Michael S. Cashel (incorporated by reference to Exhibit 10.11 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.12

Indemnity Agreement, dated as of February 19, 2020, by and between East Stone and Sanjay Prasad (incorporated by reference to Exhibit 10.12 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.13

Indemnity Agreement, dated as of February 19, 2020, by and between East Stone and William Zielke (incorporated by reference to Exhibit 10.13 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.14

Share Escrow Agreement, dated as of March 4, 2020, by and among East Stone, the Initial Shareholders and Continental Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 10.1 of East Stone’s Form 8-K filed with the SEC on March 4, 2020).

10.15

Business Combination Marketing Agreement, dated February 19, 2020, by and between East Stone and I-Bankers (incorporated by reference to Exhibit 1.2 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.16	Securities Purchase Agreement between the Registrant and sponsor (incorporated by reference to Exhibit 10.4 of East Stone’s Form S-1 filed with the SEC on January 17, 2020).
14.1**	Form of Code of Ethics
21.1**	List of Subsidiaries of Pubco Post-Business Combination.
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Marcum Bernstein & Pinchuk LLP.
23.3**	Consent of Ogier (included in Exhibit 5.1).
23.4*	Consent of Ellenoff Grossman & Schole LLP (included as part of Exhibit 8.1).
99.1**	Form of Proxy for Special Meeting of Shareholders of East Stone Acquisition Corporation (included as Annex C to the proxy statement/prospectus).
99.2**	Consent of [ ] to be Named as a Director.
99.3**	Consent of [ ] to be Named as a Director.
99.4**	Consent of [ ] to be Named as a Director.
99.5**	Consent of [ ] to be Named as a Director.
99.6**	Consent of [ ] to be Named as a Director.
99.7**	Consent of [ ] to be Named as a Director.
99.8**	Consent of [ ] to be Named as a Director.
107*	Filing fee table

____________

*        Submitted herewith.

**      To be filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in 25th on July, 2022.

NWTN Inc.
By:	/s/ Alan Nan WU
Name:	Alan Nan WU
Title:	Chief Executive Officer, Executive Director and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the dates indicated.

Name	Title	Date
/s/ Alan Nan WU	Chief Executive Officer, Executive Director and Chairman	July 25, 2022
Alan Nan WU	(Principal Executive Officer)
/s/ Peter Jianfeng CHEN	Chief Financial Officer	July 25, 2022
Peter Jianfeng CHEN	(Principal Financial Officer)
/s/ Jinming DONG	Chief Accounting Officer	July 25, 2022
Jinming DONG	(Principal Accounting Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, the undersigned, the duly undersigned representative in the United States of NWTN Inc., has signed this registration statement in 25th on July, 2022.

Puglisi & Associates
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director